As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-201721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISION-SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	13-3430173 (I.R.S. Employer Identification Number)

40 Ramland Road South
Orangeburg, New York 10962
(845) 365-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aaron J. Polak
General Counsel and Corporate Secretary
Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
(646) 789-4272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neil A. Cooper Heather R. Badami Royer Cooper Cohen Braunfeld LLC 101 West Elm Street, Suite 220 Conshohocken, Pennsylvania 19428 (484) 362-2630	Robert Kill President and Chief Executive Offier Uroplasty, Inc. 5420 Feltl Road Minnetonka, Minnesota 55343 (952) 426-6140	William E. McDonald Brett R. Hanson Oppenheimer Wolff & Donnelly LLP Campbell Mithun Tower – Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of Uroplasty, Inc. with and into Visor Merger Sub LLC, a wholly-owned subsidiary of Vision-Sciences, Inc., as described in the agreement and plan of merger dated as of December 21, 2014, as attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION DATED FEBRUARY 17, 2015

              , 2015

Dear Shareholders:

The boards of directors of each of Uroplasty, Inc. (“Uroplasty”) and Vision-Sciences, Inc. (“Vision”) have unanimously approved a merger of Uroplasty with and into a newly created, wholly owned subsidiary of Vision, with the newly created subsidiary continuing as the surviving company. The merger will be effected by Uroplasty and Vision under an agreement and plan of merger between them dated as of December 21, 2014. Upon completion of the merger, the combined company will be named “Cogentix Medical, Inc.” and organized under the laws of Delaware. The combined company will have its headquarters in Minnetonka, Minnesota, the location of Uroplasty’s current headquarters.

In the merger, each Uroplasty share of common stock will be converted into the right to receive 3.6331 shares of Vision common stock. This exchange ratio is fixed and will not be adjusted to reflect share price changes prior to the closing of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Uroplasty shares or Vision shares prior to the completion of the merger, including the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.” Vision shareholders will continue to own their existing Vision shares of common stock. Upon completion of the merger, Uroplasty shareholders will own approximately 62.5% of the combined company and the Vision shareholders will own approximately 37.5%. Based on the number of Uroplasty and Vision shares outstanding as of                        , 2015, we expect that the total number of Vision shares to be issued in connection with the merger will be approximately 80.4 million.

Vision shares currently trade on NASDAQ under the symbol “VSCI” and Uroplasty shares currently trade on NASDAQ under the symbol “UPI.” In connection with the closing of the merger, Uroplasty shares will be delisted from NASDAQ and deregistered under the federal securities laws, and shares of common stock of the combined company will trade under the symbol “CGNT.”

We cannot complete the merger unless a sufficient number of Uroplasty shareholders and Vision shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the other related proposals being submitted to the Uroplasty shareholders and Vision shareholders. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Uroplasty or Vision special shareholder meetings in person, please vote your shares as promptly as possible so that your shares may be represented and voted at your meeting. Please note that a failure to vote your shares or return your proxy card may result in a failure to establish a quorum for the Uroplasty special meeting or the Vision special meeting.

After careful consideration, the boards of directors of each of Uroplasty and Vision have unanimously approved the merger agreement and the merger. The Uroplasty board of directors unanimously recommends that Uroplasty shareholders vote “FOR” each of the proposals being submitted to a vote of the Uroplasty shareholders at the Uroplasty special meeting. The Vision board of directors unanimously recommends that Vision shareholders vote “FOR” each of the proposals being submitted to a vote of the Vision shareholders at the Vision special meeting.

The obligations of Uroplasty and Vision to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Uroplasty, Vision and the merger is contained in the accompanying joint proxy statement/prospectus. You should read the entire joint proxy statement/prospectus carefully. In particular, we urge you to read the information under “Risk Factors” beginning on page 21.

We thank you for your consideration and continued support.

Sincerely,
Robert Kill President and Chief Executive Officer Uroplasty, Inc.	Howard I. Zauberman President and Chief Executive Officer Vision-Sciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined that the joint proxy statement/prospectus and is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated                , 2015, and is first being mailed to shareholders of Uroplasty and Vision on or about                , 2015.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Vision, constitutes a prospectus of Vision under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Vision shares of common stock to be issued to Uroplasty shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Uroplasty and Vision under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the special meeting of Uroplasty shareholders and a notice of meeting with respect to the special meeting of Vision shareholders.

You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                       , 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Uroplasty shareholders or Vision shareholders nor the issuance by Vision of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Uroplasty has been provided by Uroplasty and information contained in this joint proxy statement/prospectus regarding Vision has been provided by Vision.

Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                       , 2015

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Uroplasty, Inc.:

You are cordially invited to attend a special meeting of shareholders of Uroplasty, Inc., a Minnesota corporation, to be held at Uroplasty’s corporate headquarters, located at 5420 Feltl Road, Minnetonka, Minnesota 55343, on                       , 2015, at     [a.m./p.m.], Minneapolis time. The purpose of the meeting shall be to consider and vote upon the following matters:

1.	to approve the agreement and plan of merger, dated as of December 21, 2014, among Uroplasty, Inc., Vision-Sciences, Inc., and Visor Merger Sub LLC, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and approve the merger of Uroplasty, Inc. with and into Visor Merger Sub LLC, with Visor Merger Sub LLC as the surviving company and a direct, wholly-owned subsidiary of Vision-Sciences, Inc.; and
2.	to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Shareholders also will consider and act on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

THE UROPLASTY BOARD OF DIRECTORS RECOMMENDS THAT UROPLASTY
SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS.

The above matters, the merger agreement and the proposed merger are described in detail in the accompanying joint proxy statement/prospectus. Please read the joint proxy statement/prospectus carefully in deciding how to vote.

The record date for the Uroplasty special meeting is                       , 2015. Only holders of record of Uroplasty shares at the close of business on the record date are entitled to notice of, and to vote at, the Uroplasty special meeting, or any adjournment or postponement thereof.

Adoption of the merger agreement and approval of the proposed merger by Uroplasty shareholders is a condition to the merger and requires the affirmative vote, in person or by proxy, of holders of a majority of the Uroplasty shares outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement and approval of the proposed merger. Whether or not you plan to attend the special meeting, please promptly vote your Uroplasty shares by calling the toll-free number found on your proxy card, accessing the internet site found on your proxy card, or by marking, dating, signing and returning all proxy cards you receive. By providing your proxy, you do not restrict your right to vote in person at the Uroplasty special meeting. If your Uroplasty shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction form furnished by the record holder.

Do not send any Uroplasty share certificates at this time. If we complete the merger, we will notify you of the procedures for exchanging your share certificates for shares of common stock of the combined entity.

By Order of the Board of Directors,

Brett Reynolds
Senior Vice President, Chief Financial Officer and
Corporate Secretary

Minnetonka, Minnesota
                       , 2015

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On              , 2015

To the shareholders of Vision-Sciences, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Vision-Sciences, Inc. (“Vision”), which will be held at Vision’s corporate headquarters, 40 Ramland Road South, Orangeburg, New York 10962, on                    , 2015, at            , local time, to consider and act upon the following matters:

Proposal 1:	To approve (a) the agreement and plan of merger, dated as of December 21, 2014, among Vision, Uroplasty, Inc. (“Uroplasty”) and Visor Merger Sub LLC, a direct wholly-owned subsidiary of Vision (“Merger Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, which provides, among other things, for the merger of Uroplasty with and into Merger Sub and the conversion of each share of Uroplasty common stock outstanding immediately prior to the merger into the right to receive 3.6331 shares of common stock of Vision, and (b) the issuance of shares of Vision’s common stock in connection with the merger.
Proposal 2:	To approve, on an advisory basis, specified compensatory arrangements between Vision and its named executive officers relating to the merger, as disclosed in the accompanying joint proxy statement/prospectus pursuant to the rules of the Securities and Exchange Commission.
Proposal 3:	To approve an amendment to Vision’s Amended and Restated Certificate of Incorporation to change the name of the company from “Vision-Sciences, Inc.” to “Cogentix Medical, Inc.” effective as of the effective time of the merger.
Proposal 4:	To approve an amendment to Vision’s Amended and Restated Certificate of Incorporation to effect a reverse split of Vision’s common stock.
Proposal 5:	To approve an amendment to Vision’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 275,000,000 effective as of the effective time of the merger if the reverse stock split is not approved.
Proposal 6:	To approve the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan effective as of the effective time of the merger.
Proposal 7:	To approve amendments to all of the convertible promissory notes and warrants held by Lewis C. Pell, the Chairman of the Vision board of directors.
Proposal 8:	To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

VISION’S BOARD OF DIRECTORS RECOMMENDS VOTING
“FOR” EACH OF THE PROPOSALS.

The above matters, the merger agreement and the proposed merger are described in detail in the accompanying joint proxy statement/prospectus. Please read the joint proxy statement/prospectus carefully in deciding how to vote.

All Vision shareholders are cordially invited to attend the special meeting. Only those shareholders of record at the close of business on                    , 2015 are entitled to notice of and to vote at the special meeting and any postponements or adjournments thereof. A complete list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at the special meeting and during normal business hours at Vision’s corporate headquarters during the 10-day period immediately prior to the date of the special meeting.

Approval of each of Proposals 1, 3 and 7 (if required by NASDAQ) and either Proposal 4 or 5 by the shareholders of Vision are conditions to the completion of the merger. The affirmative vote, in person or by proxy, of a majority of the shares of Vision’s common stock voting on Proposals 1, 2, 6, 7 and 8 is required for approval of such Proposals. The affirmative vote, in person or by proxy, of a majority of Vision’s common stock outstanding and entitled to vote is required for Proposals 3, 4 and 5. Therefore, your vote is very important. Whether or not you plan to attend the special meeting, please promptly vote you shares in one of the manners by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

By Order of the Board of Directors,

Lewis C. Pell, Chairman
Orangeburg, New York
                       , 2015

Page
Recommendation of the Vision Board of Directors	206
VISION PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE VISION’S NAME	207
Recommendation of the Vision Board of Directors	207
VISION PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	208
Reason for the Amendment	208
Determination of Reverse Stock Split Ratio	209
Principal Effects of Reverse Stock Split	209
Implementation of a Reverse Stock Split	210
Risks and Potential Disadvantages Associated with the Reverse Stock Split	211
Potential Anti-Takeover Effect	212
Federal Income Tax Consequences of the Reverse Stock Split	212
Recommendation of the Vision Board of Directors	214
VISION PROPOSAL NO. 5 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IF THE REVERSE STOCK SPLIT IS NOT APPROVED	215
Reason for the Amendment	215
Principal Effects of Increase in Authorized Shares	215
Risks and Possible Disadvantages Associated with the Increase in Authorized Shares	216
Recommendation of the Vision Board of Directors	216
VISION PROPOSAL NO. 6 – COGENTIX MEDICAL, INC. 2015 OMNIBUS INCENTIVE PLAN	217
Introduction	217
Determination of Shares Available for Issuance Under 2015 Plan	218
Reasons Why Vision Shareholders Should Vote in Favor of Approval of the 2015 Plan	218
Summary of Sound Governance Features of the 2015 Plan	219
Equity Compensation Plan Information as of February, 2015	221
Summary of the 2015 Plan Features	221
Federal Income Tax Information	231
Securities Authorized for Issuance Under Equity Compensation Plans	233
Recommendation of the Vision Board of Directors	233
VISION PROPOSAL NO. 7 – APPROVAL OF AMENDMENTS TO PELL CONVERTIBLE NOTES AND WARRANTS	234
Recommendation of the Vision Board of Directors	235
VISION PROPOSAL NO. 8 – POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	236
Recommendation of the Vision Board of Directors	236
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF UROPLASTY	237
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF VISION	239
DESCRIPTION OF VISION SHARES	241
General	241
Common Stock	241
Preferred Stock	242
COMPARISON OF RIGHTS OF UROPLASTY SHAREHOLDERS AND VISION SHAREHOLDERS	243
Capitalization	243
Number, Election, Vacancy and Removal of Directors	243
Amendments to Charter Documents	244
Amendments to Bylaws	244
Action by Written Consent	245

x

References to “Uroplasty” and “Vision” in this joint proxy statement/prospectus refer to Uroplasty, Inc. and Vision-Sciences, Inc., respectively. References to the “combined company” refer to Vision and its consolidated subsidiaries, including Merger Sub and its subsidiaries, after the merger. Except as otherwise noted, references to “we,” “us” or “our” refer to both Uroplasty and Vision. References to “Merger Sub” refer to Visor Merger Sub LLC, a newly formed, direct, wholly-owned subsidiary of Vision.

References to the “merger agreement” refer to that certain agreement and plan of merger, dated as of December 21, 2014, among Uroplasty, Vision, and Merger Sub. References to the “merger” refer to the merger of Uroplasty with and into Merger Sub, with Merger Sub surviving as the surviving company and as a direct, wholly-owned subsidiary of Vision as contemplated under the merger agreement.

References to “Uroplasty common stock” or “Uroplasty shares” refer to common stock, par value $0.01 per share, of Uroplasty, and references to “Uroplasty shareholders” refer to holders of Uroplasty shares.

References to “Vision common stock” or “Vision shares” refer to shares of common stock, par value $0.01 per share, of Vision, and references to “Vision shareholders” refer to holders of Vision shares.

Uroplasty owns or has rights to various trademarks, trade names or service marks, including Urgent PC® Neuromodulation System and Urgent® for its neuromodulation product, Macroplastique® Implants for its urological tissue bulking products, VOX® for its otolaryngology tissue bulking products, PTQ® for its colorectal tissue bulking and Uroplasty® for its company name.

Vision owns or has rights to various trademarks, trade names or service marks, including Vision Sciences®, EndoSheath®, Slide-On®, EndoWipe® and The Vision System®.

All other trademarks or trade names referred to in this joint proxy statement/prospectus are the property of their respective owners.

Unless specifically noted otherwise, the discussion in this joint proxy statement/prospectus does not reflect adjustments necessary to fully reflect the effect of the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.” For example, all references in this joint proxy statement/prospectus to the exchange ratio of 3.6331 Vision shares for each Uroplasty share, including the aggregate number of Vision shares to be issued to Uroplasty shareholders in connection with the merger, and all references to the number of outstanding Vision shares or Vision shares available for issuance under Vision equity-based plans, are made before taking into account the effect of the proposed reverse stock split. Specifically, the 12,500,000 Vision shares proposed to be available for issuance under the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan subject to “Vision Proposal No. 6—Cogentix Medical, Inc. 2015 Omnibus Incentive Plan,” would be reduced to fully reflect the effect of the proposed reverse stock split if the reverse stock split is effected prior to the closing of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND MEETINGS

Set forth below are questions that you, as a Uroplasty shareholder or a Vision shareholder, may have regarding the merger and the other matters to be considered at the special meeting of shareholders of Uroplasty or the special meeting of shareholders of Vision and the answers to those questions. Uroplasty and Vision urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters to be considered at such meetings. Additional important information is also contained in the Annexes to this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:	Uroplasty is soliciting a proxy from holders of Uroplasty shares and Vision is soliciting a proxy from holders of Vision shares to approve a strategic business combination of Uroplasty and Vision and related matters. On December 21, 2014, Uroplasty, Vision, and Merger Sub entered into a merger agreement, pursuant to which Uroplasty will merge with and into Merger Sub, with Merger Sub as the surviving company and a direct, wholly-owned subsidiary of Vision. Upon completion of the merger, Uroplasty shareholders will receive Vision shares in exchange for their Uroplasty shares.
Q:	What are the proposals on which I am being asked to vote?
A:	Uroplasty: At the special meeting of Uroplasty shareholders, Uroplasty shareholders will vote upon proposals to:
•	approve the merger agreement and the transactions contemplated thereby, including the merger; and
•	adjourn the Uroplasty special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Uroplasty special meeting to approve the merger agreement and the transactions contemplated thereby.

The Uroplasty board of directors unanimously recommends that Uroplasty shareholders vote their Uroplasty shares “FOR” approval of each of the above proposals.

Vision: At the special meeting of Vision shareholders, Vision shareholders will vote upon proposals to approve the following:

•	the merger agreement and the transactions contemplated thereby and the issuance of Vision shares;
•	on an advisory and non-binding basis, specified compensatory arrangements between Vision and its named executive officers relating to the merger;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to change Vision’s name to Cogentix Medical, Inc. at the effective time of the merger;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to effect a reverse split of Vision common stock;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Vision common stock in connection with the merger if the reverse stock split is not approved;
•	the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan to be effective at the effective time of the merger;
•	amendments to all of the convertible promissory notes and warrants held by Lewis C. Pell, effective at the effective time of the merger; and
•	the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

The Vision board of directors unanimously recommends that Vision shareholders vote their Vision shares “FOR” approval of each of the above proposals.

Q:	What will I receive in the merger?
A:	At the effective time, each Uroplasty share will be cancelled and converted into the right to receive 3.6331 Vision shares, subject to adjustment to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Uroplasty shares or Vision shares prior to the completion of the merger, including the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.” In addition, as of immediately prior to the effective time, (1) each option to acquire Uroplasty shares that is then outstanding will be exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger, that number of Vision shares that is equal to the product of the number of Uroplasty shares subject to the option multiplied by 3.6331, rounded down to the nearest whole number of Vision shares, at an exercise price per Vision share of common stock equal to the quotient obtained by dividing the per share exercise price of the Uroplasty option by 3.6331, rounded up to the nearest whole cent, (2) each Uroplasty restricted share that is then outstanding will be exchanged and be converted, on the same terms and conditions as were applicable to such restricted share, prior to the merger into the right to receive that number of restricted Vision shares that is equal to the product of the total number of Uroplasty shares underlying such Uroplasty restricted share immediately prior to the effective time multiplied by 3.6331, and (3) each Uroplasty performance award that is then outstanding will be adjusted such that (i) the Uroplasty performance award becomes payable, on the same terms and conditions as were applicable to such performance award prior to the merger, in cash or, if sufficient cash is unavailable, in Vision shares and (ii) each stock price target under such performance award will be equal to the quotient obtained by dividing the stock price target of such performance award by 3.6331, rounded up to the nearest whole cent.

No fractional shares will be issued in connection with the merger. Any Uroplasty shareholder who would otherwise be entitled to receive a fraction of a Vision share of common stock pursuant to the merger will be paid an amount in cash determined in accordance with the amount of their fractional share interest, instead of such fractional share.

Vision shareholders will not receive any merger consideration and will continue to hold their Vision shares after giving effect to the merger.

Q:	What is the value of the merger consideration?
A:	Because Vision will issue a fixed number of Vision shares in exchange for each Uroplasty share, the market value of the merger consideration that Uroplasty shareholders will receive will depend on the price per Vision share at the effective time of the merger. That price will not be known at the time of the Uroplasty special meeting or the Vision special meeting and may be less or more than the current market price or the market price at the time of the shareholder meetings. Based on the closing price on the NASDAQ Capital Market on , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 3.6331 Vision shares to be received in respect of each Uroplasty common share was $ .
Q:	Why are Vision shareholders being asked to approve the reverse stock split?
A:	The primary objective in proposing the reverse stock split proposed by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split” is to raise the per share trading price of the Vision shares. The Vision board of directors believes that the reverse stock split would, among other things, help Vision to maintain the listing of its common stock on the NASDAQ Capital Market. The Vision board of directors believes it is necessary to retain discretion whether to implement, and if implemented, the exact ratio of the reverse split within the range of 1 for 4 to 1 for 6 as the Vision board of directors deems it to be in the best interests of Vision. However, the Vision board of directors intends to implement the reverse stock split prior to the effectiveness of the merger to provide a sufficient number of authorized Vision shares to effect the merger.

Unless specifically noted otherwise, the discussion in this joint proxy statement/prospectus does not reflect adjustments necessary to fully reflect the effect of the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.” For example, all references in this joint proxy statement/prospectus to the exchange ratio of 3.6331 Vision shares for each Uroplasty share, including the aggregate number of Vision shares to be issued to Uroplasty shareholders in connection with the merger, and all references to the number of outstanding Vision shares or Vision shares available for issuance under Vision equity-based plans, are made before taking into account the effect of the proposed reverse stock split. Specifically, the 12,500,000 Vision shares proposed to be available for issuance under the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan subject to “Vision Proposal No. 6—Cogentix Medical, Inc. 2015 Omnibus Incentive Plan,” would be reduced to fully reflect the effect of the proposed stock split if the reverse stock split is effected prior to the closing of the merger.

Q:	What percentage of the combined company will Uroplasty and Vision shareholders own following the merger?
A:	Immediately following the merger, the former shareholders of Uroplasty are expected to own approximately 62.5% of the combined company and the pre-merger shareholders of Vision are expected to own approximately 37.5%.
Q:	When and where will the shareholder meetings be held?
A:	Uroplasty: The Uroplasty special meeting will be held at Uroplasty’s corporate headquarters, located at 5420 Feltl Road, Minnetonka, Minnesota 55343, on , 2015, at [a.m./p.m.], local time.

Vision: The Vision special meeting will be held at Vision’s principal executive office located at 40 Ramland Road South, Orangeburg, New York 10962, on                        , 2015, at      [a.m./p.m.], local time.

Q:	Who is entitled to attend the Uroplasty and Vision meetings?
A:	Uroplasty: All holders of Uroplasty shares as of the record date for the Uroplasty special meeting, or their duly appointed proxies, are invited to attend the Uroplasty special meeting.

Vision: All holders of Vision shares as of the record date for the Vision special meeting, or their duly appointed proxies, are invited to attend the Vision special meeting.

Q:	Who is entitled to vote at the Uroplasty and Vision meetings?
A:	Uroplasty: Uroplasty has fixed , 2015 as the record date for the Uroplasty special meeting. If you were a Uroplasty shareholder as of the close of business on that date, you are entitled to vote on matters that come before the Uroplasty special meeting. All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than [a.m./p.m.], Minneapolis time, on , 2015 to be counted.

Vision: Vision has fixed                        , 2015 the record date for the Vision special meeting. If you were a Vision shareholder as of the close of business on such date, you may vote on matters that come before the Vision special meeting. All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than      [a.m./p.m.], New York City time, on                        , 2015 to be counted.

Q:	How many votes do I have?
A:	Uroplasty: You are entitled to one vote for each outstanding Uroplasty share that you owned as of the close of business on the Uroplasty record date. As of the close of business on the Uroplasty record date, there were approximately outstanding Uroplasty shares.

Vision: You are entitled to one vote for each Vision share of common stock that you owned as of the close of business on the Vision record date. As of the close of business on the Vision record date, there were approximately                 outstanding Vision shares.

Q:	How do I vote?
A:	Uroplasty: If you are a registered holder of Uroplasty shares as of the close of business on the record date for the Uroplasty special meeting, you may vote in person by attending the meeting or by proxy. You may vote in any of the following ways:
•	in person at the Uroplasty special meeting;
•	by internet—go to www.proxyvote.com and follow the instructions for internet voting as shown on your proxy card. You do not need to return your proxy card if you vote using the internet;
•	by telephone—call toll free at (800) 690-6903 and follow the instructions. You do not need to return your proxy card if you vote by telephone; or
•	by mail—complete, sign, date and mail the proxy card in the envelope and return it as soon as possible.

All votes made by proxy must be received (whether delivered by mail, telephone or the internet) no later than                 [a.m./p.m.], Minneapolis time, on                        , 2015 to be counted.

If you are a beneficial owner of Uroplasty shares held in “street name,” please follow the voting instructions provided by your broker, bank or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee to ensure that your shares are represented at the Uroplasty special meeting.

Vision: If you are a registered holder of Vision shares as of the close of business on the record date for the Vision special meeting, you can vote in person by attending such or by proxy. You may vote in any of the following ways:

•	in person at the Vision special meeting;
•	by internet—go to www.proxyvote.com and follow the instructions for internet voting shown on your proxy card. You do not need to return your proxy card if you vote using the internet;
•	by telephone—call toll free at (800) 690-6903. You do not need to return your proxy card if you vote by telephone; or
•	by mail—complete, sign, date and mail the proxy card in the envelope and return it as soon as possible.

All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than                 [a.m./p.m.], New York City time, on                        , 2015 to be counted.

If you are a beneficial owner of Vision shares held in “street name,” then you will have received this material from your broker or other nominee seeking your instructions as to how you wish your shares to be voted. In that case, follow the procedures specified on your broker’s or other nominee’s voting instruction form provided to you by your nominee to ensure that your shares are represented at the Vision special meeting.

Q:	My shares are held in “street name” by my broker, or I am a non-registered shareholder. Will my broker automatically vote my shares for me?
A:	No. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” You are not the “record holder” or “registered holder” of these shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Uroplasty or Vision or by voting in person at your meeting unless you first provide a proxy from your broker, bank or other nominee.

If you are a Uroplasty shareholder and you do not instruct your broker, bank or other nominee on how to vote your Uroplasty shares, your broker, bank or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement and the transactions contemplated thereby, and will have no effect on the proposal to adjourn the Uroplasty special meeting, if necessary or appropriate, to solicit additional proxies if necessary or appropriate.

If you are a Vision shareholder and you do not instruct your broker, bank or other nominee on how to vote your Vision shares, your broker, bank or other nominee will not vote your shares over which they do not have discretionary authority. This broker-non vote will have the same effect as a vote against the proposals to amend Vision’s Amended and Restated Certificate of Incorporation, and will have no effect on the other proposals submitted to Vision shareholders.

Q:	What vote is required to approve each proposal?
A:	Uroplasty: The proposal at the Uroplasty special meeting to approve the merger agreement and the transactions contemplated by it requires the affirmative vote of holders of a majority of the Uroplasty shares outstanding as of the close of business on the record date for the Uroplasty special meeting.

The proposal to approve any motion to adjourn the special meeting, or its adjournment, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby, requires the affirmative vote at least a majority of the Uroplasty shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present.

Vision: The affirmative vote of a majority of Vision shares voting at the Vision special meeting is required to approve Proposals 1 (merger agreement and related transactions), 2 (specified compensatory arrangements), 6 (new incentive plan), 7 (amendments to Pell Notes and Warrants) and 8 (adjournment, even if less than a quorum is present). The affirmative vote of a majority of Vision shares outstanding as of the close of business on the record date for the Vision special meeting is required to approve Proposals 3 (name change), 4 (reverse stock split) and 5 (increase in authorized common stock).

Q:	What will happen if I fail to vote or I abstain from voting?
A:	Uroplasty: If you are a Uroplasty shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to approve the merger agreement and the transactions contemplated thereby.

Vision: Failure to vote will have the effect of reducing the number of shares that can be counted towards achieving a quorum. A quorum is required to conduct any business at the special meeting. Abstentions will be treated as being present for purposes of determining the presence or absence of a quorum. Abstentions will have the effect of voting against Proposals 1 (merger agreement and related transactions), 2 (specified compensatory arrangements), 6 (new incentive plan), 7 (amendment to Pell Notes and Warrants) and 8 (adjournment, even if less than a quorum is present). Abstentions will have no effect on the vote with respect to Proposals 3 (name change), 4 (reverse stock split) and 5 (increase in authorized common stock).

Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you are a holder of record of Uroplasty shares or a holder of record of Vision shares and sign and return your proxy card without indicating how to vote on any particular proposal, the Uroplasty shares or Vision shares represented by your proxy will be voted in accordance with the recommendations of the Uroplasty board of directors or the Vision board of directors, as applicable.

Q:	What constitutes a quorum?
A:	Uroplasty: A majority of the outstanding Uroplasty shares entitled to vote at the Uroplasty special meeting must be represented in person or by proxy at the Uroplasty special meeting in order to constitute a quorum for the transaction of business at the Uroplasty special meeting. Abstentions and broker non-votes will be counted as present at the meeting for the purpose of determining whether there is a quorum.

Vision: A majority of the outstanding Vision shares entitled to vote at the Vision special meeting must be represented in person or by proxy at the Vision special meeting in order to constitute a quorum for the transaction of business at the Vision special meeting. Abstentions and broker non-votes will be counted as present at the meeting for the purpose of determining whether there is a quorum.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:	Yes.

If you are a record holder of Uroplasty shares as of the close of business on the record date for the Uroplasty special meeting, you may revoke your proxy and change your vote at any time before it is voted at the Uroplasty special meeting by:

•	voting again by internet, telephone or mail at a later time before the closing of these voting facilities at [a.m./p.m.], Minneapolis time, on , 2015;
•	submitting a duly executed proxy card bearing a later date;
•	giving a written notice of revocation of the proxy’s authority to Uroplasty’s Corporate Secretary; or
•	if you are a registered shareholder, attending the Uroplasty special meeting and voting in person.

If you are a record holder of Vision shares as of the close of business on the record date for the Vision special meeting, you may revoke your proxy at any time before it is voted at the Vision special meeting by taking any of the following actions:

•	delivering written notice of revocation to Vision’s Secretary, 40 Ramland Road South, Orangeburg, NY 10962;
•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	casting a subsequent vote via telephone or internet at a later time; or
•	attending the Vision special meeting and voting in person.
Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Uroplasty shares?
A:	The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the merger qualifies as a reorganization, a holder of Uroplasty common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Uroplasty common stock for shares of Vision common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Vision common stock. You are urged to consult your own tax advisor regarding the particular consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 120.
Q:	When do you expect the merger to be completed?
A:	We hope to complete the merger as soon as reasonably practicable and expect to complete the merger in the first half of 2015. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114 and “Risk Factors” beginning on page 21.

Q:	Are shareholders entitled to appraisal and dissenter’s rights?
A:	Uroplasty: Yes. Sections 471 and 473 of the Minnesota Business Corporation Act, or MBCA, entitle any holder of shares of Uroplasty common stock as of the record date for the special meeting of Uroplasty shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled to pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of Uroplasty shares held by the holder. Any shareholder contemplating the exercise of these dissenters’ rights should review carefully the provisions of Sections 471 and 473 of the MBCA (copies of which are attached as Annex J to this joint proxy statement/prospectus), particularly the special procedural steps required to perfect such rights. These rights may be lost if the procedural requirements of Section 473 of the MBCA are not fully and precisely satisfied. See “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101.

Vision: No. Vision shareholders are not entitled to appraisal or dissenter’s rights in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus. See “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101.

Q:	What do I need to do now?
A:	Carefully read and consider the information contained in this joint proxy statement/prospectus, including its Annexes, then please authorize a proxy to vote your Uroplasty shares or Vision shares as soon as possible so that your shares may be represented at the applicable shareholder meeting.
Q:	Do I need to do anything with my Uroplasty shares or Vision shares now?
A:	No.

Uroplasty: After the merger is completed, your Uroplasty shares will be converted automatically into the right to receive 3.6331 Vision shares. You do not need to take any action at the current time.

As soon as possible after the merger, the exchange agent will mail each holder of record of Uroplasty shares a letter of transmittal and instructions for use in surrendering the Uroplasty shares in exchange for Vision shares pursuant to the merger.

Vision: You do not need to do anything with your Vision shares in connection with the merger. If the reverse stock split is approved by Vision’s shareholders and effected at the discretion of the Vision board of directors, shareholders with Vision shares held in book-entry form or through a bank, broker or other nominee will not be required to take any action and will see the impact of the reverse stock split reflected in their accounts on the effective date of the reverse stock split. In that case, beneficial holders may contact their bank, broker or nominee for more information. Shareholders with Vision shares held in certificate form will be permitted to exchange their stock certificates for book-entry shares representing the Vision shares resulting from the reverse stock split. Shortly after the effective date of the reverse stock split, if any, those shareholders will receive a letter of transmittal and instructions for exchanging their certificates from Vision’s exchange agent.

Q:	Who is soliciting my proxy?
A:	Uroplasty and Vision have jointly retained The Proxy Advisory Group, LLC to assist in their solicitation of proxies and have agreed to pay it a fee of approximately $25,000, plus administrative disbursement allowance of up to $3,500, for these services. Uroplasty will pay $15,000, plus a disbursement allowance up to $2,500 while Vision will pay $10,000, plus a disbursement allowance of $1,000. The fees, excluding the disbursement allowance, may be at 50% of the amounts noted depending on the percentage of shareholders supporting the merger.

Uroplasty: The Uroplasty board of directors and members of management are soliciting your proxy for use at the Uroplasty special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation by Uroplasty will be borne by Uroplasty. In addition to the use of the mail, proxies may be solicited directly by directors, officers and other employees of Uroplasty, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Uroplasty also will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares held of record by such nominees. Uroplasty will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.

Vision: The Vision board of directors and members of management are soliciting proxies for use at the Vision special meeting and any adjournment or postponement thereof. In accordance with the merger agreement, Vision will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Vision’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Vision will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Vision shares. Vision may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Q:	What if I hold shares in both Uroplasty and Vision?
A:	If you are a shareholder of both Uroplasty and Vision, you will receive two separate packages of proxy materials. A vote as a Uroplasty shareholder will not count as a vote as a Vision shareholder, and a vote as a Vision shareholder will not count as a vote as a Uroplasty shareholder. Therefore, please separately vote your Uroplasty shares and Vision shares.
Q:	Who can help answer my questions?
A:	Uroplasty and Vision shareholders who have questions about the merger or the other matters to be voted on at the Uroplasty special meeting or the Vision special meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, New York 10017
Telephone: (888) 337-7699

Uroplasty shareholders may also contact:

Brett Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140
Email: brett.reynolds@uroplasty.com

Vision shareholders may also contact:

Gary Siegel
Vice President, Finance
Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Telephone: (845) 848-1085
Email: gary.siegel@visionsciences.com

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the Uroplasty special meeting and the Vision special meeting, you should read this entire joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information” beginning on page 256.

Information about the Companies

Uroplasty, Inc.
5420 Feltl Road,
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140

Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s primary focus is on two products: the Urgent PC® Neuromodulation System, or the Urgent PC System, which Uroplasty believes is the only commercially available Food and Drug Administration, or FDA, cleared, minimally-invasive, neuromodulation system that delivers percutaneous tibial nerve stimulation for office-based treatment of overactive bladder and the associated symptoms of urinary urgency, urinary frequency, and urge incontinence; and Macroplastique® Implants, or Macroplastique, an injectable, urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Uroplasty shares are listed on the NASDAQ Capital Market under the symbol “UPI.”

Uroplasty was incorporated in Minnesota in 1992. Its headquarters is located at 5420 Feltl Road, Minnetonka, Minnesota, 55343. Its telephone number is (952) 426-6140. It maintains a web site at http://www.uroplasty.com. The information contained on or connected to Uroplasty’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. Additional information about Uroplasty is included elsewhere in this joint proxy statement/prospectus. See the sections entitled “Information With Respect to Uroplasty’s Business,” “Uroplasty’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Uroplasty’s Financial Statements” beginning on pages 122, 134 and F-1, respectively.

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Telephone: (845) 848-1085

Vision designs, develops, manufactures and markets products for flexible endoscopy. Its unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. Vision shares are listed on the NASDAQ Capital Market under the symbol “VSCI.”

Vision was incorporated in Delaware, and is the successor to operations originally begun in 1987. In December 1990, Vision acquired Machida Incorporated, which became a wholly owned subsidiary. Vision’s headquarters are located at the address above. Vision maintains a website at www.visionsciences.com. The information contained on or connected to Vision’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. Additional information about Vision is included elsewhere in this joint proxy statement/prospectus. See sections entitled “Information with respect to Vision’s Business,” “Vision’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Vision’s Financial Statements” beginning on pages 147, 158 and F-39, respectively.

Visor Merger Sub LLC
c/o Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Telephone: (845) 848-1085

Merger Sub is a Delaware limited liability company and a newly formed, direct, wholly-owned subsidiary of Vision. Merger Sub was formed on December 11, 2014 for the sole purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws made in connection with the merger.

Summary of the Merger

If the merger is completed, Uroplasty will merge with and into Merger Sub and the separate corporate existence of Uroplasty will cease. Merger Sub will be the surviving company in the merger, will change its name to Uroplasty, LLC, and Vision will continue to be the sole member of the surviving company. After the merger, Vision and its consolidated subsidiaries, including the surviving company and its subsidiaries, will operate as a combined company under the name Cogentix Medical, Inc. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger. For a more complete discussion of the merger, see “The Merger” and “The Merger Agreement” beginning on pages 64 and 103, respectively.

Recommendation of the Uroplasty Board of Directors and Uroplasty’s Reasons for the Merger

After careful consideration, the Uroplasty board of directors unanimously recommends that Uroplasty shareholders vote “FOR” each of the proposals being submitted to a vote of the Uroplasty shareholders at the Uroplasty special meeting.

In reaching its decision, the Uroplasty board of directors considered a number of factors as generally supporting its decision to enter into the merger agreement, including, among others, the following:

•	the belief that the combination of Uroplasty’s and Vision’s businesses would create more value for the Uroplasty shareholders in the long-term than Uroplasty could create as an independent, stand-alone company;
•	the opportunity for the Uroplasty shareholders to participate in the potential future value of the combined company, including future potential value from Vision’s established products and products in development; and
•	the exchange ratio in the merger which is intended to result in Uroplasty shareholders holding approximately 62.5% of the outstanding shares of the combined company after the merger; and the governance arrangements contained in the merger agreement.

The Uroplasty board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among others, the following:

•	the risk that the merger might not be completed in a timely manner;
•	risks related to certain terms of the merger agreement (including restrictions on the conduct of Uroplasty’s business prior to completion of the merger and the requirement that Uroplasty pay Vision a termination fee and expense reimbursement in certain circumstances);
•	risks related to the diversion of management and resources from other strategic opportunities; challenges and difficulties relating to integrating the operations of Uroplasty and Vision; and
•	the fact that the combined company will need additional financing if the merger is completed.

For a more complete description of Uroplasty’s reasons for the merger and the recommendation of the Uroplasty board of directors, see “The Merger—Recommendation of the Uroplasty Board of Directors and Uroplasty’s Reasons for the Merger,” beginning on page 73.

Recommendation of the Vision Board of Directors and Vision’s Reasons for the Merger

After careful consideration, the Vision board of directors unanimously recommends that Vision shareholders vote “FOR” each of the proposals being submitted to a vote at the Vision special meeting.

In reaching its decision to approve, and recommend to Vision shareholders the approval of, the merger agreement and the transactions contemplated thereby, the Vision board of directors considered a number of factors, including the following:

•	that combining the companies would create a larger, more balanced company with a broader product line to sell to its customer base;
•	the complementary nature of the companies’ urology-oriented businesses;
•	lack of overlap in their respective geographic markets;
•	that Uroplasty has a large sales force with experience in selling directly to medical offices and doctor-practices;
•	Uroplasty has an experienced management team in place;
•	the expectation that the combined company would promote earnings per share accretion (in comparison to Vision on a stand-alone basis) including through the realization of synergies and Uroplasty’s higher operating margin;
•	the expectation that the combined company would have easier access to additional financing; and
•	the expectation that shareholders would experience opportunities for share price growth.

The Vision board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the merger, including the following:

•	the fact that Vision shareholders will own a significantly smaller percentage in the combined company;
•	the difficulty and costs inherent in the combination of two businesses and the risk that the cost savings, synergies and other benefits expected might not be fully or timely realized; and
•	the fact that the combined company will need additional financing to satisfy anticipated liquidity challenges and the possibility that additional financing might not be available, or available only on a dilutive basis.

For a more complete description of Vision’s reasons for the merger and the recommendation of the Vision board of directors, see “The Merger – Recommendation of the Vision Board of Directors and Vision’s Reasons for the Merger,” beginning on page 77.

Opinion of Piper Jaffray & Co.

On December 19, 2014, Piper Jaffray & Co., or Piper Jaffray, Uroplasty’s financial advisor, delivered its opinion to the Uroplasty board of directors. The opinion stated that, as of December 19, 2014, based upon and subject to the various qualifications, considerations and assumptions set forth in the Piper Jaffray opinion, the exchange ratio was fair, from a financial point of view, to the holders of the Uroplasty common stock.

The full text of that opinion, which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Piper Jaffray in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. Piper Jaffray provided its opinion for the information and assistance of the Uroplasty board of directors in connection with its consideration of the merger. The opinion of Piper Jaffray is not a recommendation as to how any shareholder should vote or act with respect to any aspect of the merger or any other matter. You should read the opinion carefully and in its entirety. For a more complete summary of Piper Jaffray’s opinion, see “The Merger—Opinion of Uroplasty’s Financial Advisor” beginning on page 80.

Opinion of Leerink Partners LLC

Vision engaged Leerink Partners LLC, or Leerink, to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid in connection with the merger. At a meeting of the Vision board of directors on December 19, 2014, Leerink rendered its oral opinion to the Vision board, confirmed by delivery of a written opinion dated December 19, 2014, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Vision.

The full text of the written opinion of Leerink, dated December 19, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Leerink in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus, and is incorporated herein by reference. Leerink provided its opinion for the benefit and use of the Vision board of directors in its consideration of the transaction, and its opinion is directed only to the fairness, from a financial point of view, of the merger exchange ratio to Vision. The Leerink opinion does not constitute an opinion as to the merits of the merger and is not a recommendation to any holder of Vision shares as to how such holder should vote with respect to the merger, or any other matter. For a more complete summary of Leerink’s opinion, see “The Merger—Opinion of Vision’s Financial Advisor” beginning on page 86.

Risk Factors

The merger, as well as the possibility that the merger may not be completed, poses a number of risks to Uroplasty and Vision and their respective shareholders, including, among others:

•	the exchange ratio is fixed and will not be adjusted upon any change in the price of either Uroplasty shares or Vision shares;
•	the merger is subject to certain conditions to closing that could result in the merger not being consummated or being delayed, either of which could negatively impact the share price and future business and operating results of Uroplasty and Vision;
•	the merger agreement contains provisions that restrict Uroplasty’s and Vision’s ability to pursue alternatives to the merger and, in specified circumstances, could require Uroplasty or Vision to pay the other party a termination fee and expense reimbursement; and
•	whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in the businesses of Uroplasty and Vision, which could have an adverse effect on the businesses and operating results of Uroplasty and Vision.

Uroplasty, Vision and the combined company are also subject to various risks associated with their respective businesses. These risks are discussed in greater detail under “Risk Factors” beginning on page 21. Uroplasty and Vision both encourage you to read and consider all of these risks carefully.

Closing and Timing of the Merger

The completion of the merger will occur at a date and time specified jointly by Vision and Uroplasty, which will be no later than three business days after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions).

Vision and Uroplasty currently expect the closing to occur in the first half of 2015. However, as the merger is subject to the satisfaction or waiver of the conditions described in the merger agreement, it is possible that factors outside the control of Vision and Uroplasty could result in the merger being completed at a later time, or not at all.

Merger Consideration to Uroplasty Shareholders

At the effective time of the merger, each outstanding Uroplasty share will be converted into the right to receive 3.6331 fully paid and nonassessable Vision shares, other than shares held by Vision, Merger Sub, or any wholly-owned subsidiary of Vision or Uroplasty, which will be canceled and retired and cease to exist, and dissenting shares as described under “The Merger—Appraisal and Dissenters’ Rights”.

Vision will not issue fractional Vision shares or certificates for fractional Vision shares in connection with the merger. Each Uroplasty shareholder that otherwise would have been entitled to receive a fraction of a Vision share will receive, in lieu thereof and upon surrender of such Uroplasty share certificate or uncertificated share, an amount in cash that is described in detail under “The Merger Agreement—No Fractional Shares” beginning on page 106.

For a more complete discussion of the merger consideration, see “The Merger Agreement—Merger Consideration to Uroplasty Shareholders” beginning on page 104.

Appraisal and Dissenters’ Rights

Any Uroplasty shares outstanding immediately prior to the merger, and held by Uroplasty shareholders who have not approved the merger and who have properly exercised dissenters’ rights in the time and manner provided in Sections 471 and 473 of the MBCA, and, as of the effective time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA, will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such consideration as shall be determined pursuant to Section 473 of the MBCA.

Appraisal or dissenters’ rights are not available to Vision shareholders in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus.

For a more complete description of the dissenters’ rights available to Uroplasty shareholders, see “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101.

Treatment of Uroplasty Options and Other Uroplasty Equity-Based Awards

Stock Options. Immediately prior to the effective time, each option to purchase Uroplasty shares that is then outstanding will be adjusted such that the option becomes an option to acquire Vision shares on the same terms and conditions as were applicable to the Uroplasty option prior to the merger, except that (A) the number of Vision shares subject to the new option will be equal to the product of (i) the number of Uroplasty shares subject to the existing option and (ii) 3.6331 (rounding fractional shares down to the nearest whole share) and (B) the exercise price per share under the new option will be equal to (i) the exercise price per share of the Uroplasty option divided by (ii) 3.6331 (rounded up to the nearest whole cent). To the extent that Section 409A or Section 421(a) of the Code, apply to any such Uroplasty option, this adjustment will be subject to such modifications, if any, as are required to cause the substitution of Vision options for Uroplasty options to be made in a manner consistent with Section 409A or 421(a) of the Code, as applicable.

Restricted Stock. Immediately prior to the effective time, each share of Uroplasty restricted stock that is then outstanding will be exchanged and converted into the right to receive 3.6331 restricted Vision shares on the same terms and conditions as were applicable to the Uroplasty restricted stock prior to the merger.

Performance Awards. Immediately prior to the effective time of the merger, each Uroplasty performance award that is then outstanding will be adjusted such that (A) it becomes payable, on the same terms and conditions as were applicable to such Uroplasty performance award prior to the merger, in cash or, if sufficient cash is unavailable, in Vision restricted stock units, and (B) the specified stock price target of each Uroplasty performance award will be equal to the quotient obtained by dividing (i) the current stock price target by (ii) 3.6331 (rounded up to the nearest whole cent).

For a more complete discussion of the treatment of Uroplasty stock options and other equity-based awards, see “The Merger—Treatment of Uroplasty Options and Other Uroplasty Equity-Based Awards” beginning on page 104.

Management of the Combined Company Following the Merger

Upon completion of the merger, the board of directors of the combined company will consist of eight directors, including all five current members of the Uroplasty board of directors and three current members of the Vision board of directors. Upon completion of the merger, Robert C. Kill, Uroplasty’s current Chairman of the Board, President and Chief Executive Officer, will serve as Chairman of the Board, President and Chief Executive Officer of the combined company, Brett A. Reynolds, Uroplasty’s current Senior Vice President, Chief Financial Officer and Corporate Secretary, will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Darin Hammers, Uroplasty’s current Senior Vice President, Global Sales and Marketing, will serve as Senior Vice President, Global Sales and Marketing of the combined company.

For a more complete discussion of the management of the combined company after the merger, see “The Merger—Board of Directors and Management After the Merger” beginning on page 96.

Interests of Uroplasty’s Directors and Officers in the Merger

In considering the unanimous recommendation of the Uroplasty board of directors to Uroplasty shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by the Uroplasty shareholders at the Uroplasty special meeting, Uroplasty shareholders should be aware that members of the Uroplasty board of directors and Uroplasty’s executive officers have interests in the merger that may be different from, or in addition to, or conflict with, the interests of Uroplasty shareholders.

Interests of the Uroplasty directors and officers relate to:

•	the board of directors of the combined company will include all five current members of the Uroplasty board of directors, and such directors, with the exception of Mr. Kill, are expected to receive cash and equity compensation for their board service;
•	Mr. Kill will be appointed President and Chief Executive Officer of the combined company and is expected to receive cash and equity compensation for his service;
•	Mr. Reynolds will be appointed Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company and is expected to receive cash and equity compensation for his service;
•	Mr. Hammers will be appointed Senior Vice President, Global Sales and Marketing of the combined company and is expected to receive cash and equity compensation for his service;
•	other current officers of Uroplasty may become officers of the combined company and will receive compensation for their service;
•	pursuant to the terms of the merger agreement, Uroplasty’s current and former directors and executive officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time; and
•	each of Uroplasty’s officers and directors entered into a voting agreement with Vision pursuant to which, among other things and subject to the terms and conditions therein, the officers and directors agreed to vote their Uroplasty shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

The Uroplasty board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Uroplasty shareholders approve the merger agreement and the transactions contemplated thereby, including the merger, and related matters. Other than full disclosure of these potential conflicts of interest, the Uroplasty board of directors did not take any other steps to alleviate such potential conflicts of interest since it did not consider such potential conflicts of interest to be material in connection with its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and related matters.

For a more complete discussion of the interests of the directors and executive officers of Uroplasty in the merger, see “The Merger—Interests of Uroplasty’s Directors and Officers in the Merger” beginning on page 96.

Interests of Vision’s Directors and Officers in the Merger

In considering the unanimous recommendations of the Vision board of directors to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by Vision shareholder at the Vision special meeting, Vision shareholders should be aware that some of Vision’s directors and executive officers have interests in the merger that are different from, and in addition to, the interest of Vision shareholders generally.

Interests of the Vision directors and executive officers relate to:

•	the board of directors of the combined company will include three of the current members of the Vision board of directors, and such directors are expected to receive cash and equity compensation for their service;
•	other current officers of Vision may become officers of the combined company and receive compensation for their service;
•	as of February 9, 2015, Vision’s directors and officers held an aggregate 1,586,457 options and 1,565,768 shares of restricted stock, all of which options that are then outstanding will become fully vested and exercisable at the effective time of the merger and remain exercisable for the remainder of their terms, and all of which shares of restricted stock that are then outstanding will become fully vested and free of any forfeiture restrictions at the effective time of the merger;

•	under the terms of his employment agreement, Howard I. Zauberman, Vision’s President and Chief Executive Officer, is entitled to an aggregate $125,000, payable in accordance with Vision’s ordinary payroll practices for six months following the merger, because he will not continue in his current position with the combined company;
•	each of Vision’s officers and directors entered into a voting agreement with Uroplasty pursuant to which, among other things and subject to the terms and conditions therein, the officers and directors agreed to vote their Vision shares in favor of the merger, the merger agreement and the transactions contemplated thereby; and
•	in connection with the merger agreement, Vision and Lewis C. Pell, Vision’s Chairman, entered into amendments to all of the outstanding convertible notes and warrants held by Mr. Pell, which amendments will become automatically effective at the time of the merger.

No Uroplasty “Golden Parachute” Compensation

There are not any agreements or understandings, whether written or unwritten, between any of Uroplasty’s named executive officers and either Uroplasty or Vision concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger. The merger will not constitute a change in control under the employment agreement of any of Uroplasty’s named executive officers or under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan. Uroplasty has not entered into any new agreement or arrangement to provide additional compensation in connection with the merger and no additional payments to Uroplasty’s named executive officers are expected to be made in connection with the merger. Therefore, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K is not required with respect to Uroplasty’s named executive officers.

Conditions to Completion of the Merger

The obligations of Vision and Uroplasty to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Vision and Uroplasty of certain conditions set forth in the merger agreement, including the following conditions:

•	obtaining the approval of the required percentage of Vision shares to (i) issue Vision shares in connection with the merger, (ii) increase the number of Vision shares available for issuance pursuant to equity-based awards under Vision equity incentive plans, pursuant to one or more plans to be newly created, by at least 12,300,000 Vision shares, (iii) adopt the proposal of the Vision board of directors to amend Vision’s certificate of incorporation, including the increase in the number of authorized shares of common stock and the name change to “Cogentix Medical, Inc.,” (iv) approve the merger agreement and the transactions contemplated thereby, and (v) if required by NASDAQ rules, approve the amendments to the convertible promissory notes and warrants issued by Vision to Mr. Pell, and (vi) adopt any other resolution necessary to effect the transaction contemplated by the merger agreement;
•	obtaining Uroplasty shareholder approval of the merger agreement and consummation of the transactions contemplated thereby, including the merger;
•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, under the Securities Act, and no stop order having been issued;
•	there being no action pending against Vision, Merger Sub or Uroplasty or any of their respective affiliates by any governmental body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the merger; (ii) seeking material damages in connection with the merger; or (iii) seeking to impose any criminal sanctions or liability on Vision, Merger Sub or Uroplasty in connection with the merger;
•	the representations and warranties of the other party, other than the representations relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and to each party’s capital structure, (i) to the extent qualified by material adverse effect, being true and correct, and (ii) to the extent not qualified by material adverse effect, being true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct, subject to such qualifications, only as of such specified date);

•	the representations and warranties of the other party relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and each party’s capital structure being true and correct in all respects (other than de minimis inaccuracies with respect to such party’s capital structure) as of the closing date;
•	the other party having performed, in all material respects, its covenants and agreements contained in the merger agreement required to be performed prior to the closing date;
•	since the date of the merger agreement, there having not been or occurred any material adverse effect to the other party; and
•	the voting agreements between such party and the directors and officers of the other party being in effect and not terminated, amended or repudiated.

In addition, the obligations of Uroplasty to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions as of the closing date:

•	Vision appointing the nominees for the combined company’s board of directors as set forth in the merger agreement; and
•	the amendments to the convertible promissory notes and warrants issued by Vision to Mr. Pell not having been terminated, amended, modified or repudiated and otherwise becoming effective at the effective time of the merger.

Uroplasty and Vision may waive conditions to completion of the merger only to the extent legally permissible. In the event that either Uroplasty or Vision determines to waive any condition to the merger and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, Uroplasty and Vision will recirculate this joint proxy statement/prospectus and resolicit proxies from Uroplasty and Vision shareholders.

For a more complete discussion of the conditions to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

No Solicitation; Board Recommendations

Subject to certain exceptions specified in the merger agreement, each of Vision and Uroplasty agreed not to (i) solicit proposals relating to, participate or engage in discussions or negotiations with respect to, or enter into any agreement with respect to an acquisition proposal with respect to itself or (ii) disclose any non-public information or data relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to any person that has made an acquisition proposal with respect to it.

If, however, prior to obtaining the approval of its shareholders, Vision or Uroplasty receives an unsolicited written acquisition proposal from a third party that constitutes, or that its respective board of directors determines in good faith is reasonably expected to lead to, a superior proposal, then Vision or Uroplasty, as applicable, may, subject to certain conditions included in the merger agreement, disclose any non-public information or data relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to and participate or engage in discussions or negotiations with that third party with respect to that proposal.

For a more complete description of the prohibition on solicitations of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation; Board Recommendations” beginning on page 110.

Change of Recommendation

The merger agreement generally restricts the ability of the board of directors of each of Vision and Uroplasty to withdraw its recommendation that its shareholders approve the transactions contemplated by the merger agreement or to propose publicly to recommend, adopt, or approve any acquisition proposal with respect to itself.

However, the board of directors of each of Vision and Uroplasty may change its recommendation, prior to obtaining the approval of the respective shareholders, in response to a superior offer or an intervening event if, among other things, such board of directors concludes that a failure to change its recommendation would be a breach of its fiduciary duties to its shareholders and, if requested by the other party, its representatives have negotiated in good faith with the other party for five business days regarding any amendment to the merger agreement that would allow the transaction contemplated thereby to be effected.

For a more complete description of the circumstances under which the Vision board of directors or Uroplasty board of directors may withdraw its recommendation that its shareholders approve the merger, see “The Merger Agreement—Change of Recommendation” beginning on page 112.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by mutual written consent of Vision and Uroplasty, as well as under certain other circumstances.

The merger agreement may be terminated:

•	by either Vision or Uroplasty if the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change or (ii) publicly proposes to make an adverse recommendation change;
•	by either Vision or Uroplasty if the other party materially breaches the provisions of the merger agreement described under “The Merger Agreement—No Solicitation; Board Recommendations”;
•	by either Vision or Uroplasty if at any time prior to obtaining the approval of its shareholders, in order to enter into a definitive agreement with respect to a superior proposal, in each case if it has complied with its obligations under the provisions described under “The Merger Agreement—No Solicitation; Board Recommendations” and, in connection with the termination of the merger agreement, it pays to the other party in immediately available funds $1.5 million;
•	by Uroplasty if the amendments contemplated by the merger agreement to the convertible promissory notes and warrants issued by Vision to Mr. Pell have been terminated, amended, modified or repudiated; or
•	by either Vision or Uroplasty if at any time prior to the effective time, if any of the other party’s covenants, representations or warranties contained in the merger agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of the conditions to the closing of the merger described under “The Merger Agreement—Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The merger agreement also may be terminated by either Vision or Uroplasty if, subject to certain conditions being met:

•	the required approval of either party’s shareholders contemplated under the merger agreement at the respective shareholders’ meeting is not obtained;
•	the transactions contemplated by the merger agreement violate any order, decree or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the merger agreement illegal or otherwise prohibited;
•	the merger has not been consummated by 5:00 p.m., New York time, on September 30, 2015; or
•	more than 10% of the issued and outstanding Uroplasty shares have properly exercised, and not withdrawn or otherwise lost, dissenters’ rights under the MBCA.

For a more complete discussion of the circumstances under which the merger agreement may be terminated, see “ The Merger Agreement—Termination of the Merger Agreement” beginning on page 116.

Expenses and Termination Fee

All costs and expenses incurred in connection with the negotiation of the merger agreement, the performance of the obligations thereunder, and the consummation of the transactions contemplated thereby will be paid by the party incurring these expenses. The merger agreement provides that each of Vision and Uroplasty will be obligated to pay a $1.5 million termination fee and expenses not to exceed $2.0 million to the other party following the termination of the merger agreement by the other party in certain circumstances.

For a more complete discussion of termination fees and expenses, see “The Merger Agreement—Expenses and Termination Fee” beginning on page 116.

Anticipated Accounting Treatment

The merger will be accounted for as a “reverse acquisition” pursuant to which Uroplasty will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, Uroplasty will allocate the total purchase consideration to Vision’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Uroplasty’s historical results of operations will replace Vision’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements. As required under applicable regulations under the Code, for certain consolidated tax return compliance and accounting purposes following the merger, Vision will calculate and file consolidated tax returns and certain financial statements as though Uroplasty was the surviving entity in the merger and as though Uroplasty were the parent to the new consolidated group. For all other purposes, Vision will be the surviving parent to the new consolidated group.

For a more complete discussion of the anticipated accounting treatment of the merger, see “The Merger—Anticipated Accounting Treatment” beginning on page 101.

Voting Agreements

Concurrently with the execution of the merger agreement, each of Uroplasty and Vision entered into voting agreements with the other’s officers and directors, respectively, representing shareholders holding approximately 39% of Vision’s outstanding shares of common stock and representing shareholders holding approximately 4% of Uroplasty’s outstanding shares of common stock at December 1, 2014, pursuant to which, among other things and subject to the terms and conditions therein, such shareholders agreed to vote their Vision and Uroplasty shares in favor of the merger, the merger agreement, the transactions contemplated by the merger agreement and against any acquisition proposal (other than the merger), including any “superior proposal.”

Amendments to Pell Notes and Warrants

Concurrently with the execution of the merger agreement, Vision and Mr. Pell have entered into amendments to all of the outstanding convertible notes and warrants held by Mr. Pell. The amendments, which extend the maturity date of the convertible notes and the exercise period of the warrants, will become automatically effective without further action by Vision or Mr. Pell at the effective time of the merger. The amended convertible promissory notes will be subordinated to loans incurred by the combined company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell. The warrants may be exercised effective immediately prior to the closing of an event constituting a change in control (other than the merger). Shareholder approval of these amendments may be required by the NASDAQ Capital Market. See “Vision Proposal No. 7 – Approval of Amendments to Pell Convertible Notes and Warrants” beginning on page 234.

Litigation Related to the Merger

On January 7, 2015, a putative class action complaint was filed in the District Court, Fourth Judicial District, County of Hennepin, State of Minnesota, by a purported shareholder of Uroplasty under the caption Joseph J. Frustaci vs. Uroplasty, Inc., et al., C.A. No. 27-cv-15-305. The complaint names as defendants

Uroplasty, Vision, Merger Sub and the members of the Uroplasty board of directors. The complaint asserts various causes of action, including, among other things, that the members of the Uroplasty board of directors breached their fiduciary duties owed to the Uroplasty shareholders in connection with entering into the merger agreement and approving the merger. The complaint further alleges Uroplasty, Vision and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Uroplasty board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs. Uroplasty and Vision believe that this lawsuit is without merit and intend to contest it vigorously.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, holders of Uroplasty common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s Uroplasty shares for Vision shares pursuant to the merger, except with respect to cash received in lieu of fractional shares of Vision common stock. You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 120.

Comparative Per Share Data

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Uroplasty shares and Vision shares. The following information should be read in conjunction with the audited financial statements of Uroplasty and Vision, which are provided in this joint proxy statement/prospectus beginning on pages F-1 and F-39, respectively, and the financial information contained in “Selected Historical Financial Information and Unaudited Pro Forma Condensed Combined Financial Information” of this joint proxy statement/prospectus, beginning on page 47. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma information also does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

Per share information for the nine months ended December 31, 2014:	Uroplasty Historical	Vision Historical	Pro Forma Combined	Pro Forma Uroplasty Equivalent
Basic and diluted net loss	$(0.25)	$(0.11)	$(0.09)	$(0.33)
Book value (deficit)	0.40	(0.39)	$0.20	$0.72
Cash dividends	—	—	—	—
Per share information for the year ended March 31, 2014:	Uroplasty Historical	Vision Historical	Pro Forma Combined	Pro Forma Uroplasty Equivalent
Basic and diluted net loss	$(0.25)	$(0.17)	$(0.13)	$(0.47)
Book value (deficit)	0.61	(0.31)	N/A(1)	N/A(1)
Cash dividends	—	—	—	—

(1)	Pro forma book value per share is not meaningful as purchase adjustments were calculated as of December 31, 2014.

Comparative Per Share Market Price Data

Uroplasty shares are listed for trading on the NASDAQ Capital Market under the symbol “UPI.” Vision shares are listed for trading on the NASDAQ Capital Market under the symbol “VSCI.” The following table lists the closing prices per Vision share and Uroplasty share, on an actual and equivalent per share basis, on NASDAQ on the following dates:

•	December 19, 2014, the last full trading day prior to the public announcement of the merger, and
•	, 2015, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.
	Uroplasty shares of common stock		Vision shares of common stock		Equivalent value of merger consideration per Uroplasty share(1)
December 19, 2014		$2.35		$1.01		$3.67
, 2015	$		$		$

(1)	The equivalent per share data for Uroplasty shares has been determined by multiplying the market price of one Vision share of common stock on each of the dates by the exchange ratio of 3.6331.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Uroplasty and Vision shareholders should consider carefully the following risk factors before deciding how to vote their Uroplasty shares at the Uroplasty special meeting and/or Vision shares at the Vision special meeting. If any of the risks described below actually occur, the respective businesses, operating results, financial condition or share prices of Uroplasty, Vision or the combined company could be materially adversely affected. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Uroplasty and Vision, which later may prove to be incorrect or incomplete.

Risks Related to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in the price of either Uroplasty shares or Vision shares.

Upon completion of the merger, each Uroplasty share will be converted into the right to receive 3.6331 Vision shares. This exchange ratio will not be adjusted for changes in the market price of either Uroplasty shares or Vision shares between the date of signing the merger agreement and completion of the merger. Changes in the price of Vision shares prior to the merger will affect the value of Vision shares that Uroplasty shareholders will receive on the closing date. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Uroplasty shares or Vision shares prior to the completion of the merger.

The prices of Uroplasty shares and Vision shares on the date of the completion of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each shareholder meeting. As a result, the value represented by the exchange ratio will also vary. These variations could result from changes in the business, operations or prospects of Uroplasty or Vision prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Uroplasty or Vision. At the time of the Uroplasty special meeting, Uroplasty shareholders will not know with certainty the value of the Vision shares that they will receive upon completion of the merger. Based on the closing price on the NASDAQ Capital Market on                       , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 3.6331 Vision shares to be received in respect of each Uroplasty share was $                    .

The merger is subject to certain conditions to closing that could result in the merger not being consummated or being delayed, any of which could negatively impact the share price and future business and operating results of Uroplasty and Vision.

Consummation of the merger is subject to a number of customary conditions, including, but not limited to, the approval of the merger agreement by the Uroplasty and Vision shareholders and the other conditions described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114. There is no assurance that Uroplasty and Vision will receive the necessary approvals or satisfy the other conditions necessary for the completion of the merger. If any conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated.

Failure to complete the merger would prevent Uroplasty and Vision from realizing the anticipated benefits of the merger. Uroplasty and Vision have already and expect to continue to incur significant costs associated with transaction fees, professional services, taxes and other costs related to the merger. In the event that the merger is not completed, Uroplasty and Vision, respectively, will remain liable for these costs and expenses. Further, if the merger is not completed and the merger agreement is terminated, under certain circumstances, either Uroplasty or Vision may be required to pay the other party a termination fee of $1.5 million and/or pay expenses of the other party up to $2 million.

In addition, the current market price of Uroplasty shares and Vision shares may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the market of Uroplasty and Vision generally and a resulting decline in the market price of Uroplasty shares and Vision shares. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact the share price and future business and operating results of Uroplasty and Vision. Uroplasty and Vision cannot assure you that the merger will be consummated, that there will be no delay in the consummation of the merger or that the merger will be consummated on the terms contemplated by the merger agreement.

Uroplasty and Vision may waive one or more conditions to the merger without resoliciting shareholder approval for the merger.

Certain conditions to Uroplasty’s and Vision’s obligations to complete the merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Uroplasty and Vision. In the event of a waiver of a condition, the boards of directors of Uroplasty and Vision will evaluate the materiality of any such waiver to determine whether a supplement to this joint proxy statement/prospectus, an amendment to the registration statement of which this joint proxy statement/prospectus is a part or a resolicitation of proxies is necessary. If the Uroplasty board of directors or the Vision board of directors determines any such waiver is not significant enough to require resolicitation of shareholders, it will have the discretion to complete the merger without seeking further shareholder approval. The conditions requiring the approval of each company’s shareholders, however, cannot be waived.

The merger agreement contains provisions that restrict Uroplasty’s and Vision’s ability to pursue alternatives to the merger and, in specified circumstances, could require Uroplasty or Vision to pay the other party a termination fee and expense reimbursement.

Under the merger agreement, Uroplasty and Vision each agreed not to (1) take certain actions to solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, including the receipt of a “superior proposal” (as defined in the merger agreement), enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions. In certain specified circumstances described under “The Merger Agreement—Expenses and Termination Fee,” upon termination of the merger agreement, the breaching party would be required to pay the other party a termination fee of $1.5 million and reimburse the other party for its merger-related expenses in an amount not to exceed $2 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Uroplasty or Vision from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that is more favorable to Uroplasty, Vision or their respective shareholders than the proposed merger.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in the businesses of Uroplasty and Vision, which could have an adverse effect on the businesses and operating results of Uroplasty and Vision.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact the businesses and operating results of Uroplasty and Vision, including among others:

•	Uroplasty and Vision employees may experience uncertainty about their future roles with the combined company, which might adversely affect Uroplasty’s and Vision’s ability to retain and hire key personnel and other employees;
•	the attention of Uroplasty’s and Vision’s management may be directed toward completion of the merger and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could have been beneficial to the businesses of Uroplasty and Vision; and
•	customers, distributors, independent sales agencies, vendors or suppliers may seek to modify or terminate their business relationships with Uroplasty or Vision, or delay or defer decisions concerning Uroplasty or Vision.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the businesses, operating results or prospects of Uroplasty and Vision if the merger is not completed or the business, operating results or prospects of the combined company if the merger is completed.

Current Uroplasty and Vision shareholders will have a reduced ownership and voting interest in the combined company after the merger.

Upon completion of the merger, Uroplasty shareholders will own approximately 62.5% of the combined company and Vision shareholders will own approximately 37.5% of the combined company, excluding shares of Vision issuable upon the conversion of convertible promissory notes, and exercise of warrants, held by Mr. Pell, which have been amended in connection with the merger agreement, as described under “Vision Proposal No. 7 – Approval of Amendments to Pell Convertible Notes and Warrants” beginning on page 234. Uroplasty and Vision shareholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the merger occurs, each Uroplasty shareholder who receives Vision shares in the merger will become a shareholder of the combined company with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Uroplasty. Correspondingly, each Vision shareholder will remain a shareholder of the combined company with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Vision prior to the merger. As a result of these reduced ownership percentages, current Uroplasty shareholders will have less voting power in the combined company than they now have with respect to Uroplasty, and current Vision shareholders will have less voting power in the combined company than they now have with respect to Vision.

The Vision shares to be received by Uroplasty shareholders as a result of the merger will have different rights from Uroplasty shares.

Following completion of the merger, Uroplasty shareholders will no longer be shareholders of Uroplasty, but will be shareholders of Vision, which will be renamed Cogentix Medical, Inc. Uroplasty shareholders’ rights are currently governed by the Uroplasty articles of incorporation and bylaws, and Minnesota law. After the merger, the combined company shareholders’ rights will be governed by the combined company certificate of incorporation and bylaws and Delaware law.

See “Comparison of the Rights of Uroplasty Shareholders and Vision Shareholders” beginning on page 243 for a discussion of the different rights associated with Uroplasty shares and Vision shares.

The opinions of Uroplasty’s and Vision’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and completion of the merger.

Uroplasty and Vision have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the merger. Changes in the operations and prospects of Uroplasty or Vision, general market and economic conditions and other factors that may be beyond the control of Uroplasty or Vision, and on which Uroplasty’s and Vision’s financial advisors’ opinions were based, may significantly alter the value of Uroplasty or Vision or the prices of Uroplasty shares or Vision shares by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Uroplasty’s and Vision’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Uroplasty board of directors’ recommendation that Uroplasty shareholders vote “FOR” the proposals being submitted to the Uroplasty shareholders and the Vision board of directors’ recommendation that Vision shareholders vote “FOR” the proposals being submitted to Vision shareholders, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Uroplasty and Vision received from their respective financial advisors, please refer to “The Merger—Opinion of Uroplasty’s Financial Advisor” and “The Merger—Opinion of Vision’s Financial Advisor” beginning on pages 80 and 86, respectively.

The directors and executive officers of Uroplasty and Vision have interests in the merger that may be different from, or in addition to, those of other Uroplasty and Vision shareholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the meetings, Uroplasty and Vision shareholders should recognize that the directors and executive officers of Uroplasty and Vision have interests in the merger that are in addition to their interests as shareholders of Uroplasty or Vision. These interests may include, among others, continued service as a director or an executive officer of the combined company, accelerated vesting of certain equity-based awards or certain severance benefits and payment of certain amounts in connection with the merger, as applicable. These interests, among others, may influence the directors and executive officers of Uroplasty to support or approve the proposals at the Uroplasty special meeting or the directors and executive officers of Vision to support or approve the proposals at the Vision special meeting. See “The Merger — Interests of Uroplasty’s Directors and Officers in the Merger” and “The Merger — Interests of Vision’s Directors and Officers in the Merger” beginning on pages 96 and 97, respectively.

If counterparties to certain agreements with Uroplasty or Vision do not consent to the merger, change of control rights under those agreements may be triggered as a result of the merger, which could cause the combined company to lose the benefit of such agreements and incur liabilities or replacement costs.

Uroplasty and Vision could be parties to agreements or possess permits that contain change of control provisions that will be triggered as a result of the merger. If the counterparties to these agreements or the authorities responsible for such permits do not consent to the merger, the counterparties or authorities may have the ability to exercise certain rights (including termination rights), resulting in Uroplasty or Vision incurring liabilities as a consequence of breaching such agreements or operating without such permits, or causing Uroplasty or Vision to lose the benefit of such agreements or permits or incur costs in seeking replacement agreements or permits.

A putative class action lawsuit has been filed and additional lawsuits may be filed against Uroplasty, Vision and/or Merger Sub relating to the merger. An adverse ruling in any such lawsuit may prevent the merger from being consummated.

On January 7, 2015, a putative class action complaint was filed in the District Court, Fourth Judicial District, County of Hennepin, State of Minnesota, by a purported shareholder of Uroplasty under the caption Joseph J. Frustaci vs. Uroplasty, Inc., et al., C.A. No. 27-cv-15-305. The complaint names as defendants Uroplasty, Vision, Merger Sub and the members of the Uroplasty board of directors. The complaint asserts various causes of action, including, among other things, that the members of the Uroplasty board of directors breached their fiduciary duties owed to the Uroplasty shareholders in connection with entering into the merger agreement and approving the merger. The complaint further alleges Uroplasty, Vision and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Uroplasty board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs. It is possible that this complaint will be amended to make additional claims and/or that additional lawsuits making similar or additional claims relating to the merger will be brought.

One of the conditions to completion of the merger is the absence of any order being in effect that prohibits the consummation of the merger. Accordingly, if this plaintiff or any future plaintiff is successful in obtaining an order enjoining consummation of the merger, then such order may prevent the merger from being completed, or from being completed within the expected time frame.

Risks Related to the Combined Company if the Merger is Completed

The combined company will need additional financing after the merger is completed, which may not be available on favorable terms at the time it is needed and which could reduce the combined company’s operational and strategic flexibility.

The combined company will require additional working capital to fund future operations. The combined company could seek to acquire that through additional equity or debt financing arrangements, which may or may not be available on favorable terms at such time. If the combined company raises additional funds by issuing equity securities, the combined company’s shareholders will experience dilution. Debt financing, if available, may involve covenants restricting the combined company’s operations or its ability to incur additional debt. Any debt financing or additional equity that the combined company raises may contain terms that are not favorable to the combined company or its shareholders. If the combined company does not have, or is not able to obtain, sufficient funds, it may have to delay development or commercialization of its products or license to third parties the rights to commercialize products or technologies that it would otherwise seek to commercialize. The combined company also may have to reduce marketing, customer support or other resources devoted to its products or cease operations.

The combined company may be unable to successfully integrate Uroplasty’s and Vision’s operations or realize the anticipated cost savings and other potential benefits of the merger in a timely manner or at all. As a result, the value of the combined company’s shares may be adversely affected.

Uroplasty and Vision entered into the merger agreement because each company believed that the merger will be beneficial to its respective shareholders, other stakeholders and businesses. Achieving the anticipated potential benefits of the merger will depend in part upon whether the combined company is able to integrate Uroplasty’s and Vision’s operations in an efficient and effective manner. The integration process may not be completed smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. Uroplasty and Vision operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, payroll, employee benefits and regulatory compliance. Uroplasty and Vision may also have inconsistencies in standards, controls, procedures or policies that could affect the combined company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the combined company’s day-to-day business. Employee uncertainty and lack of focus during the integration process may also disrupt the combined company’s business. Any inability of management to integrate successfully the operations of the two companies or to do so within a longer time frame than expected could have a material adverse effect on the combined company’s business and operating results. The combined company may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the merger. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the combined company’s business and operating results, which may affect the value of the combined company’s shares after completion of the merger.

The success of the combined company after the merger will depend in part upon the ability of Uroplasty and Vision to retain key employees of each company. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that key employees will be retained.

Uroplasty and Vision have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following completion of the merger.

Following completion of the merger, the size of the business of the combined company will increase significantly beyond the current size of either Uroplasty’s or Vision’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Uroplasty and Vision will incur direct and indirect costs as a result of the merger.

Uroplasty and Vision will incur substantial expenses in connection with completing the merger, and over a period of time following completion of the merger, the combined company further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Uroplasty and Vision. While Uroplasty and Vision have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond the combined company’s control that could affect the total amount or the timing of these transaction and coordination expenses. For example, as discussed under “The Merger – Appraisal and Dissenters’ Rights,” Sections 471 and 473 of the MBCA entitle any holder of Uroplasty common stock as of the record date for the special meeting of Uroplasty shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of Uroplasty common stock held by such holder. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Uroplasty and Vision.

Uroplasty’s and Vision’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what the combined company’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information was derived from the audited and unaudited historical financial statements of Uroplasty and Vision and certain adjustments and assumptions were made regarding the combined company after giving effect to the transaction. The assets and liabilities of Uroplasty and Vision were measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These purchase price estimates may be revised as additional information becomes available and as additional analyses are performed. Additionally, the value of the consideration deemed (for accounting purposes only) to be given by Uroplasty to complete the merger will be determined based on the trading price of Uroplasty’ common stock at the time of the completion of the merger rather than the closing share price on February 9, 2015 used to determine the purchase price for illustrative purposes in the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the share price of the combined company.

The expected officers and directors of the combined company will have the ability to exercise significant control over the combined company.

Following the effective time of the merger, the expected executive officers and directors of the combined company will own an aggregate of approximately 10.9% of the outstanding common stock of the combined company. Specifically, Mr. Pell, who is expected to serve as a director of the combined company, at his option, will have the right to convert the unpaid principal balance of the convertible promissory notes issued to Mr. Pell by Vision into 24,202,853 shares of common stock of the combined company. The notes, as amended, would not be convertible until three years following the merger, subject to certain exceptions described under “Vision Proposal No. 7 – Approval of Amendments to Pell Convertible Notes and Warrants” beginning on page 234. If Mr. Pell elects to convert the entire outstanding principal balance of the convertible promissory notes into shares of the common stock of the combined company and to exercise all of his common stock warrants, he would own approximately 27.2%, and the expected executive officers and directors of the combined company would own approximately 31.1%, of the outstanding common stock of the combined company based on the number of shares of common stock expected to be outstanding immediately following the effective time of the merger, without taking into account the effect of the proposed reverse stock split of Vision shares. As such, the directors and executive officers of the combined company may exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the combined company or forcing management to change its operating strategies, which may be to the benefit of management but not in the interest of the shareholders of the combined company.

The market price of the combined company’s shares after the merger may be affected by factors different from those currently affecting Uroplasty shares or Vision shares.

Upon completion of the merger, holders of Uroplasty shares will become holders of Vision shares. The business of Uroplasty differs from that of Vision in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares following the merger may be affected by factors different from those currently affecting the independent results of operations of Uroplasty and Vision. For a discussion of the businesses of Uroplasty and Vision and of certain factors to consider in connection with those businesses, see “Information With Respect to Uroplasty’s Business” and “Information With Respect to Vision’s Business” beginning on pages 122 and 147, respectively.

If goodwill or other intangible assets that the combined company records in connection with the merger become impaired, the combined company could be required to take significant charges against earnings.

In connection with the accounting for the merger, the combined company expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, the combined company must assess, at least annually and potentially more frequently, whether the value of its goodwill and other indefinite-lived intangible assets have been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect the combined company’s results of operations and shareholders’ equity in future periods.

If any of the events described in “Risks Related to Uroplasty” or “Risks Related to Vision” occur, those events could cause the potential benefits of the merger not to be realized.

Following completion of the merger, the combined company will be susceptible to many of the risks described under “Risks Related to Uroplasty” and “Risks Related to Vision.” To the extent any of the events in the risks described in those sections occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s shares to decline.

Risks Related to Uroplasty

Uroplasty continues to incur losses and may never reach profitability.

Uroplasty has incurred net losses in each of the last five fiscal years. As of December 31, 2014, Uroplasty had an accumulated deficit of approximately $49.5 million primarily because of costs relating to the development, including seeking regulatory approvals, and commercialization of its products. Uroplasty expects its operating expenses relating to sales and marketing activities, product development and clinical trials, including an FDA-mandated post-market clinical study for its Macroplastique product, will continue during the foreseeable future. To achieve profitability, Uroplasty must generate substantially more revenue than it has in prior years. Uroplasty’s ability to achieve significant revenue growth will depend, in large part, on its ability to achieve widespread market acceptance and third-party reimbursement for its products and successfully expand its business in the U.S. Uroplasty may never achieve substantial market acceptance, realize significant revenue from the sale of its products or be profitable.

The use and acceptance of Uroplasty’s products depends heavily upon the availability of third-party reimbursement for the procedures in which its products are used.

In the U.S., healthcare providers that purchase medical devices, including Uroplasty’s products, generally rely on third-party payers, including Medicare, Medicaid, private health insurance carriers and managed care organizations, to reimburse all or part of the cost and fees associated with the procedures performed using these devices. The commercial success of Uroplasty’s products will depend on the ability of healthcare providers to obtain adequate reimbursement from third-party payers for the procedures in which Uroplasty’s products are used. Third-party payers are increasingly challenging the coverage and pricing of medical products and procedures.

Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate to justify the use of Uroplasty’s products. In addition, third-party payers may deny reimbursement if they determine that the device used in the treatment was not cost-effective or was used for a non-approved indication, particularly if there is not a published Current Procedural Terminology, or CPT, code for reimbursement. For example, in 2009, the American Medical Association advised the medical community that the previously recommended Category 1 CPT code for percutaneous tibial nerve stimulation, or PTNS, treatments should be replaced with an unlisted code. As a result, many third-party insurers delayed or denied reimbursement for PTNS treatments, significantly impacting the sales of Uroplasty’s Urgent PC System, until a new code was effective in January 2011.

The availability of the Category 1 CPT code for PTNS treatments has encouraged broader use of Uroplasty’s Urgent PC System, but it has not resulted in universal coverage and there can be no assurance that additional payers will agree to create coverage policies or that the policies, if they are created, will provide adequate reimbursement, that existing coverage will not again be challenged (as it was in fiscal 2009), or that government actions will not decrease the level of reimbursement.

Reimbursement and healthcare payment systems in international markets vary significantly by country, with some countries offering government-sponsored healthcare or private insurance, or both. In many countries where there is government-sponsored healthcare reimbursement, decisions are made by individual hospitals with the government setting an upper limit of reimbursement. In most foreign countries, there are also insurance systems that may offer payments for alternative procedures. Uroplasty cannot be certain that it, or in countries in which it works with its distributors, those distributors, will successfully and cost-effectively manage all of these payment systems.

All third-party reimbursement programs, whether government-funded or insured commercially, inside the U.S. or outside, are developing increasingly sophisticated methods of controlling health care costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, second opinions, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. These types of programs can potentially limit the amount that healthcare providers may be willing to pay for medical devices and could have a material adverse effect on Uroplasty’s financial position and results of operations.

Uroplasty cannot predict how quickly or how broadly the market will accept its products.

In addition to the availability of third-party reimbursement, market acceptance of Uroplasty’s products will depend on its ability to demonstrate the safety, clinical efficacy, perceived benefits, and cost-effectiveness of its products compared to products or treatment options of its competitors. Uroplasty cannot assure you that it will be successful in educating the marketplace about the benefits of its products. Uroplasty’s Urgent PC System requires a new treatment protocol for the physicians and their staff to implement repeatedly. Even if customers accept Uroplasty’s products, this acceptance may not translate into repeat sales if its customers do not fully adopt the new treatment protocol in their practice.

Uroplasty is subject to changing federal and state regulations that could increase the cost of doing business or impose requirements with which it cannot comply.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices Uroplasty is able to charge for its products or the amounts of reimbursement available for its products and could limit the acceptance and availability of its products, adversely affecting its financial position and results of operations.

The 2010 Healthcare Reform Legislation imposes an excise tax on Uroplasty that it may be unable to recoup, and requires cost controls that may impact the rate of reimbursement for its products.

Significant U.S. healthcare reform legislation, the Patient Protection and Affordable Care Act, as reconciled by the Health Care and Education Reconciliation Act of 2010 (collectively, the “PPACA”), was enacted into law in March 2010. Commencing January 1, 2013, the PPACA imposed on manufacturers or producers making sales of medical devices in the U.S., other than sales at retail for individual use, an excise tax. Uroplasty’s U.S. net sales, all subject to the excise tax, represented approximately 73% of its worldwide consolidated net sales in fiscal 2014 and Uroplasty expects U.S. sales to continue to grow and become a greater proportion of its worldwide consolidated net sales. To the extent the clinics and physicians do not absorb increased costs represented by the tax because of reimbursement limitations, Uroplasty likely will not be able to offset the tax with increased revenue. Accordingly, the new tax will adversely affect its business, cash flows and results of operations. Although several bills have been proposed in U.S. Congress to eliminate the tax, including a bill passed by the U.S. Senate, most of these bills are tied to corresponding increases in taxes from other sources, and therefore face substantial opposition.

The PPACA also contains provisions aimed at improving the quality and decreasing the costs of healthcare. The Medicare provisions include value-based payment programs, increased funding of comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the PPACA includes a reduction in the annual rate of reimbursement growth for hospitals that began in 2011 and provides for the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending beginning in 2014. Many of these provisions will not be effective for a number of years and there are many programs and requirements for which the details have not yet been fully established. Accordingly, although it remains impossible to predict the extent of the regulation and the full impact of the PPACA, any changes that lower reimbursement for Uroplasty’s products or reduce medical procedure volumes could adversely affect its business and results of operations.

Changes in regulatory policy, particularly at the FDA, might adversely affect Uroplasty’s operations.

The FDA has increased significantly the scrutiny applied to 510(k) submissions, and it may also focus more scrutiny on other regulation within its purview. The FDA and the U.S. Congress are influenced by high profile events, injuries and cases that generate publicity and public attention, and new legislation is often generated as a result of those events. There can be no assurance that new products Uroplasty introduces will not be delayed by the current level of scrutiny applied to applications at the FDA or that new laws and regulations will not be adopted that impact the cost of production and marketing of Uroplasty’s existing products.

If Uroplasty is not able to attract, retain and motivate its sales force and expand its distribution channels, its sales and revenues will suffer.

In the U.S., Uroplasty has a sales organization consisting primarily of direct sales representatives, and a marketing organization to market its products directly and support its distributor organizations. Uroplasty expects to expand its sales and marketing organization, as needed, to support its growth. Uroplasty has and will continue to incur significant additional expenses to support this organization. Uroplasty cannot be certain that its sales organization will be able to generate sales of its Urgent PC System at levels that justify its expense, or even if it can, that Uroplasty will be able to recruit, train, motivate or retain qualified sales and marketing personnel. Except for Uroplasty’s direct sales organization in the U.S., United Kingdom, The Netherlands, Switzerland and the Nordic countries, for other countries it sells its products through a network of independent distributors. Uroplasty’s ability to increase product sales in foreign markets will largely depend on its ability to develop and maintain relationships with its distributors and on their ability to successfully market and sell its products. Uroplasty may not be able to retain distributors who are willing to commit the necessary resources to market and sell its products to the level of its expectations. Failure to maintain or expand Uroplasty’s distribution channels or to recruit, retain and motivate qualified personnel could have a material adverse effect on its product sales and revenues.

The size and resources of Uroplasty’s competitors may render it difficult for Uroplasty to successfully compete in the marketplace.

Uroplasty’s products compete against similar medical devices and other treatment methods, including drugs, for treating voiding dysfunctions. Many of Uroplasty’s competitors, which include some of the largest medical products and pharmaceutical companies in the world, have significantly greater financial, research and development, manufacturing and marketing resources than Uroplasty has. Uroplasty’s competitors could use these resources to develop or acquire products that are safer, more effective, less invasive, less expensive or more readily accepted than Uroplasty’s products. Their products could make Uroplasty’s technology and products obsolete or noncompetitive. Uroplasty’s competitors could also devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than Uroplasty can.

Uroplasty is primarily dependent on sales of two product lines and its business would suffer if sales of either of these product lines decline.

Currently, Uroplasty is dependent on sales of its Urgent PC System and Macroplastique products. Net sales of Urgent PC System and Macroplastique accounted for approximately 61% and 34%, respectively, of Uroplasty’s total net sales in fiscal 2014, and 65% and 31%, respectively, of Uroplasty’s total net sales for the nine-month period ended December 31, 2014. If demand for any or both of the product lines declines, Uroplasty’s revenues and business prospects may suffer.

Uroplasty may require additional financing and may find it difficult to obtain the financing on favorable terms, or at all.

Uroplasty’s future liquidity and capital requirements will depend on numerous factors, including: the timing and cost required to expand its sales, marketing and distribution capabilities in the U.S. markets; the cost and effectiveness of its marketing and sales efforts of its products in international markets; the effect of competing technologies and market, reimbursement and regulatory developments; the cost of research and development programs; and the cost involved in protecting its proprietary rights. Although Uroplasty currently has an adequate cash balance, it may need to raise additional financing to support its operations and planned growth activities in the future because it has yet to achieve profitability and generate positive cash flows. Any equity financing could substantially dilute the equity interests of shareholders in Uroplasty and any debt financing could impose significant financial and operational restrictions on Uroplasty. Uroplasty cannot assure you that it will obtain additional financing on acceptable terms, or at all.

Uroplasty could be subject to fines and penalties, or required to temporarily or permanently cease offering products, if it fails to comply with the extensive regulations applicable to the sale and manufacture of medical products.

The production and marketing of Uroplasty’s products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, and the manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. Uroplasty is required to obtain regulatory approval or clearance before it can market its products in the U.S. and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring Uroplasty’s products to market, and Uroplasty cannot assure you that the regulatory authority it currently possesses to market its products will remain available, or that it will be able to obtain authority to sell new or existing products in new markets. Further, the manufacture and manufacturing facilities of medical products are subject to periodic reviews and inspection by the FDA and foreign regulatory authorities. Uroplasty’s failure to comply with regulatory requirements could result in governmental agencies:

•	imposing fines and penalties on Uroplasty;
•	preventing Uroplasty from manufacturing or selling its products;
•	bringing civil or criminal charges against Uroplasty;
•	delaying the introduction of its new products into the market;
•	enforcing operating restrictions on Uroplasty;
•	recalling or seizing Uroplasty’s products; or
•	withdrawing or denying approvals or clearances for Uroplasty’s products.

Even if Uroplasty receives regulatory approval or clearance of a product, the approval or clearance could limit the uses for which it may label and promote the product, which may limit the market for its products.

Uroplasty’s distributors may not obtain regulatory approvals in a timely basis, or at all.

Uroplasty often relies on its distributors in countries outside the U.S. in seeking regulatory approval to market its products in particular countries. To the extent Uroplasty does so, it is dependent on persons outside of its direct control to make regulatory submissions and secure approvals, and it does or will not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If Uroplasty’s distributors fail to obtain the required approvals or do not do so in a timely manner, Uroplasty’s sales from its international operations and its results of operations may be adversely affected.

Uroplasty may not have the resources to successfully market its products, which would adversely affect its business and results of operations.

The marketing of Uroplasty’s products requires a significant amount of time and expense in order to identify the physicians who would use its products and to train a sales force that is large enough to interact with the targeted physicians. The ease and predictability of third-party reimbursement significantly impacts the success of Uroplasty’s marketing activities. Uroplasty may not have adequate resources to market its products successfully against larger competitors who have more resources than Uroplasty does. If Uroplasty cannot market its products successfully, its business and results of operations would be adversely affected.

If Uroplasty cannot attract and retain its key personnel and management team, it may not be able to manage and operate successfully, and it may not be able to meet its strategic objectives.

Uroplasty’s future success depends, in large part, upon its ability to attract and retain and motivate its management team and key managerial, scientific, sales and technical personnel. Key personnel may depart because of difficulties with change or a desire not to remain with Uroplasty. Uroplasty is highly dependent on its President and CEO and other senior management, and any unanticipated loss or interruption of their services could significantly reduce Uroplasty’s ability to meet its strategic objectives because, given the intense competition for senior management and other key personnel, it may not be possible for Uroplasty to find appropriate replacement personnel should the need arise. The loss of a member of Uroplasty’s senior management or its professional staff would require the remaining senior executive officers to divert immediate and substantial attention to seeking a replacement. There is no guarantee that Uroplasty will be successful in retaining its current personnel or in hiring or retaining qualified personnel in the future. Loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect on Uroplasty’s ability to operate successfully. Further, any inability on Uroplasty’s part to enforce non-compete arrangements related to key personnel who have left the company could have a material adverse effect on Uroplasty’s business.

If third parties claim that Uroplasty infringes upon their intellectual property rights, Uroplasty may incur liabilities and costs and may have to redesign or discontinue selling the affected product.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies operating in Uroplasty’s industry routinely seek patent protection for their product designs, and many of Uroplasty’s principal competitors have large patent portfolios. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Uroplasty faces the risk of claims that it has infringed on third parties’ intellectual property rights. Uroplasty’s efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	be expensive and time consuming for Uroplasty to defend;
•	result in Uroplasty being required to pay significant damages to third parties;
•	cause Uroplasty to cease making or selling products that incorporate the challenged intellectual property;
•	require Uroplasty to redesign, reengineer or rebrand its products, if feasible;
•	require Uroplasty to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to Uroplasty, or at all;
•	divert the attention of Uroplasty’s management; or
•	result in Uroplasty’s customers or potential customers deferring or limiting their purchases or use of the affected products until resolution of the litigation.

In addition, new patents obtained by Uroplasty’s competitors could threaten its products’ continued life in the market even after it has already been introduced.

If Uroplasty is unable to adequately protect its intellectual property rights, it may not be able to compete effectively.

Uroplasty’s success depends in part on its ability to protect the proprietary rights to the technologies used in its products. Uroplasty relies on patent protection, as well as a combination of trademark laws and confidentiality, noncompetition and other contractual arrangements to protect its proprietary technology. However, these legal means afford only limited protection and may not adequately protect Uroplasty’s rights or permit Uroplasty to gain or keep a competitive advantage. Uroplasty’s patents and patent applications, if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Uroplasty’s patents, if challenged or if it attempts to enforce them, may not necessarily be upheld by the courts. In addition, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to Uroplasty.

Uroplasty also relies on unpatented proprietary technology. Uroplasty cannot assure you that it can meaningfully protect all of its rights in its unpatented proprietary technology or that others will not independently develop substantially equivalent products or processes or otherwise gain access to Uroplasty’s unpatented proprietary technology. Uroplasty attempts to protect its trade secrets and other unpatented proprietary technology through the use of confidentiality and noncompetition agreements with its current key employees and with other parties to whom it has divulged trade secrets. However, these agreements may not be enforceable or may not provide meaningful protection for Uroplasty’s proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event competitors discover or independently develop similar proprietary information.

Efforts on Uroplasty’s part to enforce any of its proprietary rights could be time-consuming and expensive, which could adversely affect Uroplasty’s business and prospects and divert its management’s attention.

Product liability claims could adversely affect Uroplasty’s business and results of operations.

The manufacture and sale of medical devices exposes Uroplasty to significant risk of product liability claims, some of which may have a negative impact on its business. Any defects or risks that Uroplasty has not yet identified with its products may give rise to product liability claims. Uroplasty’s existing $10 million of worldwide product liability insurance coverage may be inadequate to protect it from liabilities it may incur or it may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against Uroplasty for uninsured liabilities or in excess of its insurance coverage and it is ultimately determined that it is liable, Uroplasty’s business could suffer. Additionally, Uroplasty could experience a material design or manufacturing failure in its products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of its products. A recall of any of Uroplasty’s products likely would be costly, would be uninsured and could also result in increased product liability claims. Further, while Uroplasty trains its physician customers in the proper use of its products, Uroplasty cannot be certain that they will implement its instructions accurately. If Uroplasty’s products are used incorrectly by its customers, injury may result and this could give rise to product liability claims against Uroplasty.

Security breaches and other disruptions could compromise Uroplasty’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of Uroplasty’s business, it uses its networks to collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers, suppliers and business partners, personally identifiable information of its customers and employees, and data relating to patients who use its products. The secure processing, maintenance and transmission of this information is critical to Uroplasty’s operations. Despite Uroplasty’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Uroplasty’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt Uroplasty’s operations and the services it provides to customers, damage its reputation, and cause a loss of confidence in its products and services, which could adversely affect its operating margins, revenues and competitive position.

The loss or interruption of materials from any of Uroplasty’s key suppliers could delay the manufacture of its products, which would limit its ability to generate sales and revenues.

Uroplasty currently purchases several key materials used in its products from single source suppliers, including the finished products for its Urgent PC System. If one of these suppliers delayed or curtailed shipments to Uroplasty, its ability to manufacture and deliver product would be impaired, its sales would decline or be curtailed for that product, and Uroplasty would be forced to quickly locate an alternative source of supply. Uroplasty cannot be sure that acceptable alternative arrangements could be made on a timely basis. Further, Uroplasty’s reliance on such suppliers and the cost and difficulty Uroplasty would encounter in qualifying an alternative subjects it to increased risk of price increase by single source suppliers. Additionally, the qualification of materials and processes as a result of a supplier change could be deemed as unacceptable to regulatory authorities and cause delays and increased costs due to additional test requirements. A significant interruption in the supply of materials, for any reason, could delay the manufacture and sale of Uroplasty’s products, which would limit its ability to generate revenues.

If Uroplasty is not able to maintain sufficient quality controls, regulatory approvals of its products by the European Union, Canada, the FDA or other relevant authorities could be delayed or denied and Uroplasty’s sales and revenues will suffer.

The FDA, European Union, Canada or other related authorities could stop or delay approval of production of products if Uroplasty’s manufacturing facilities do not comply with applicable manufacturing requirements. The FDA’s Quality System Regulations impose extensive testing, control, documentation and other quality assurance requirements. Canada and the European Union also impose requirements on quality systems of manufacturers, who are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Further, Uroplasty’s suppliers are also subject to these regulatory requirements. Failure by any of Uroplasty’s suppliers or Uroplasty to comply with these requirements could prevent Uroplasty from obtaining or retaining approval for and marketing of its products.

If Uroplasty is not able to acquire or license other products, its business and future growth prospects could suffer.

As part of Uroplasty’s growth strategy, it intends to acquire or license additional products and technologies for development and commercialization. The success of this strategy depends upon Uroplasty’s ability to identify, select and acquire the right products and technologies.

Products and technologies that Uroplasty licenses or acquires may require additional development prior to sale, including clinical testing and approval by the FDA and other regulatory bodies, and Uroplasty may encounter difficulty or delays in completing the development or receiving the necessary approvals. Uroplasty may find that the product or technology cannot be manufactured economically or commercialized successfully. Uroplasty may not be able to acquire or license the right to products on terms that it finds acceptable, or at all.

Even if Uroplasty completes future acquisitions, its business, financial condition and the results of operations could be negatively affected because:

•	it may be unable to integrate the acquired business or products successfully and realize anticipated economic, operational and other benefits in a timely manner; and
•	the acquisition may disrupt its ongoing business, distract its management team and divert its resources.

Uroplasty’s business strategy relies on assumptions about the market for its products, which, if incorrect, would adversely affect its business prospects and profitability.

Uroplasty is focused on the market for minimally invasive therapies used to treat voiding dysfunctions. Uroplasty believes that the aging of the general population will continue and that these trends will increase the need for its products. However, the projected demand for Uroplasty’s products could materially differ from actual demand if its assumptions regarding these trends and acceptance of its products by the medical community prove to be incorrect or do not materialize. Actual demand for Uroplasty’s products could also be affected if drug therapies gain more widespread acceptance as a viable alternative treatment, which in each case would adversely affect Uroplasty’s business prospects and profitability.

Uroplasty derives a significant portion of its sales from outside of the U.S. and is subject to the risks of international operations.

Uroplasty derived approximately 26% of its net sales in the nine-month period ended December 31, 2014 and approximately 27% of its net sales in its fiscal 2014 from customers and operations in international markets. The sale and shipping of Uroplasty’s products and services across international borders, as well as the purchase of components and products from international sources, subject Uroplasty to a number of risks, including:

•	the imposition of additional U.S. and foreign governmental controls or regulations;
•	the imposition of costly and lengthy export licensing requirements;
•	local political and economic instability;

•	fluctuations in the value of the U.S. dollar relative to foreign currencies;
•	difficulties in recruiting and maintaining distributors and staff in remote locations, including sales people;
•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;
•	the imposition of new trade restrictions;
•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;
•	foreign taxation compliance and penalties;
•	pricing pressure that Uroplasty may experience internationally;
•	laws and business practices favoring local companies;
•	longer payment cycles;
•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; and
•	difficulties in enforcing or defending intellectual property rights.

Uroplasty cannot assure you that one or more of these factors will not harm its business.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject Uroplasty to, among other things, penalties and legal expenses that could harm its reputation and have a material adverse effect on its business, financial condition and operating results.

Uroplasty is required to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. Uroplasty also is subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Uroplasty either operates or plans to operate in a number of jurisdictions that pose a high risk of potential violations of the FCPA and other anticorruption laws, and Uroplasty utilizes a number of distributors for whose actions Uroplasty could be held liable under the FCPA. Uroplasty informs its personnel, distributors and agents of the requirements of the FCPA and other anticorruption laws, including, but not limited to their reporting requirements. Uroplasty also has developed and will continue to develop and implement systems for formalizing contracting processes, performing due diligence on personnel, distributors and agents and improving its recordkeeping and auditing practices regarding these regulations. However, there is no guarantee that Uroplasty’s personnel, distributors or agents have not or will not engage in conduct undetected by its processes and for which it might be held responsible under the FCPA or other anticorruption laws.

If Uroplasty’s personnel, distributors or agents are found to have engaged in such practices, Uroplasty could suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures, including further changes or enhancements to its procedures, policies and controls, as well as potential personnel changes and disciplinary actions. During the past few years, the SEC has increased its enforcement of violations of the FCPA against companies, including several medical device companies. Although Uroplasty does not believe it is currently a target, any investigation of any potential violations of the FCPA or other anticorruption laws by U.S. or foreign authorities also could have an adverse impact on Uroplasty’s business, financial condition and operating results.

Certain foreign companies, including some of Uroplasty’s competitors, are not subject to prohibitions as strict as those under the FCPA or, even if subjected to strict prohibitions, such prohibitions may be laxly enforced in practice. If Uroplasty’s competitors engage in corruption, extortion, bribery, pay-offs, theft or other fraudulent practices, they may receive preferential treatment from personnel of some companies, giving Uroplasty’s competitors an advantage in securing business, or from government officials, who might give them priority in obtaining new licenses, which would put Uroplasty at a disadvantage.

Uroplasty’s stock is thinly traded and you may find it difficult to sell your investment in Uroplasty’s stock at quoted prices.

There is only a limited trading market for Uroplasty’s common stock, which is quoted on the NASDAQ Capital Market. Transactions in Uroplasty’s common stock may lack the volume and liquidity necessary to maintain an orderly trading market and this could result in both depressed and highly variable trading prices.

Uroplasty’s stock price may fluctuate and be volatile.

The market price of Uroplasty’s common stock may be subject to significant fluctuations due to the following factors, among others:

•	variations in Uroplasty’s quarterly financial results;
•	developments regarding regulatory clearances or approvals of Uroplasty’s products;
•	market acceptance of Uroplasty’s products;
•	the success of Uroplasty’s efforts to acquire or license additional products;
•	announcements of new products or technologies by Uroplasty or its competitors;
•	developments regarding Uroplasty’s patents and proprietary rights or those of its competitors;
•	developments in U.S. or international reimbursement systems;
•	changes in accounting standards, policies, guidance or interpretations;
•	sales of substantial amounts of Uroplasty’s stock by existing shareholders; and
•	general economic conditions.

The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad market fluctuations may cause the price of Uroplasty’s common stock to fall abruptly or remain significantly depressed.

Future sales of Uroplasty’s common stock in the public market could lower its share price.

The market price of Uroplasty’s common stock could decline due to sales by its existing shareholders of a large number of shares of its common stock or the perception that these sales could occur. These sales could also make it more difficult for Uroplasty to raise capital through the sale of common stock at a time and price it deems appropriate.

Uroplasty’s corporate documents and Minnesota law contain provisions that could discourage, delay or prevent a change in control of Uroplasty.

Provisions in Uroplasty’s articles of incorporation may discourage, delay or prevent a merger or acquisition, even if its shareholders consider the terms favorable. Uroplasty’s articles of incorporation provide for a staggered board of directors, requiring its directors to serve for three-year terms, with approximately one third of the directors standing for reelection each year. A staggered board could make it more difficult for a third party to obtain control of the Uroplasty board of directors through a proxy contest, which may be a necessary step in an acquisition of Uroplasty that is not favored by its board of directors.

Uroplasty is also subject to the anti-takeover provisions of Section 673 of the MBCA. Under these provisions, if anyone becomes an “interested shareholder” in a transaction not approved by a committee consisting of disinterested members of the Uroplasty board of directors, Uroplasty may not enter into a “business combination” with that person for four years, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 673, “interested shareholder” generally means someone owning 10% or more of Uroplasty’s outstanding voting stock or an affiliate of Uroplasty’s that owned 10% or more of its outstanding voting stock during the past four years, subject to certain exceptions.

Uroplasty does not intend to declare dividends on its stock in the foreseeable future.

Uroplasty has never declared or paid cash dividends on its common stock. Uroplasty currently intends to retain all future earnings, if any, for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends on its common stock in the foreseeable future. Any payment of cash dividends on Uroplasty’s common stock will be at the discretion of its board of directors and will depend upon its results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by the Uroplasty board of directors. Therefore, you should not expect to receive dividend income from shares of Uroplasty’s common stock.

Risks Related to Vision

Vision has a history of operating losses, it may not achieve or maintain profitability in the future, and it will require additional financing, which may not be available on acceptable terms or at all.

Vision has incurred substantial operating losses since its inception and there can be no assurance that it will ever achieve or sustain a profitable level of operations in the future. Vision anticipates that it will continue to incur negative cash flow from operations during fiscal 2015, driven by continued investment in a direct sales force for the U.S. market, spending for marketing, revitalizing a research and development pipeline, and general business operations. As of December 31, 2014, Vision had cash and cash equivalents totaling approximately $1.5 million. Vision expects that its cash at December 31, 2014, together with the (i) $1.0 million of capital remaining available under the convertible promissory note issued to Lewis C. Pell on June 16, 2014 (the “2014 Note”) and (ii) $2.5 million of capital to be made available to Vision under a letter agreement dated October 28, 2014 with Mr. Pell, should be sufficient to fund its operations through at least December 31, 2015. However, if Vision’s performance expectations fall short (including its failure to generate expected levels of sales) or its expenses exceed expectations, Vision will need to secure additional financing and/or reduce its expenses to continue its operations. Vision’s failure to do so would have a material adverse impact on its prospects and financial condition. There can be no assurance that any contemplated additional financing will be available on terms acceptable to it, if at all. If required, Vision believes it would be able to reduce expenses to a sufficient level to continue to operate as a going concern.

Vision’s failure to effectively expand its marketing efforts may materially and adversely affect its business, prospects, and brand.

Vision’s marketing efforts span five broad medical markets: urology, pulmonology, surgery, gastroenterology, and ear, nose and throat. Vision cannot assure you that it will be able to build its brand effectively to its end users in each of the markets that it serves. If Vision does not succeed, its sales could fail to grow or could even decline, and its ability to grow its business could be adversely affected. The expansion of its marketing efforts will require an investment of financial resources and management efforts, and the benefits, if any, which it gains from such expansion, may not be sufficient to generate an adequate return on its investment.

Vision may not succeed in sustaining a market for its videoscopes.

The long-term success of Vision’s videoscope system depends on several factors, including:

•	its ability to successfully promote product awareness of its videoscopes;
•	its ability to manufacture products in a timely and cost effective fashion on acceptable terms;
•	competitive pricing of its videoscopes and add-on components;
•	its ability to develop new applications to expand its family of videoscopes;
•	retaining and growing an effective direct sales force in the U.S.;
•	selecting and managing effective distributors internationally;
•	the ability of Stryker Corporation, or Stryker, to sell Vision’s video ureteroscopes to Stryker’s end customers;
•	obtaining additional regulatory approvals or clearances for new components or systems in a timely manner;

•	the relative costs and reimbursement profile, and benefits of procedures using Vision’s videoscope system as compared to other procedures; and
•	the financial or other benefits gained by doctors that use Vision’s videoscopes with its EndoSheath disposables.

Existing videoscope technology is a well-established method for obtaining clinical diagnoses. As a result, Vision’s videoscopes are competing in a market in which there are already several established industry players. Vision cannot assure you that it will be able to successfully market or sell its videoscopes in the future. Vision also cannot assure you that its videoscopes or any future enhancements to its videoscopes will generate adequate revenue to offset its investments and costs in acquiring, developing or marketing its videoscopes. If there is insufficient demand for Vision’s videoscopes, its business, financial condition and results of operations would be materially adversely affected. In addition, any announcement of new products, services or enhancements by Vision or its competitors may cause its customers to cancel or postpone purchasing decisions for its existing products in anticipation of these new products, services or enhancements.

Vision’s supply agreement with Stryker may not meet its expectations.

Under its agreement with Stryker, Vision supplies to Stryker its flexible video ureteroscopes for a term of three years after the launch of this product, which occurred in December 2012. Stryker has the worldwide exclusive rights to distribute this product. There can be no assurance of the quantity of products Stryker will purchase from Vision or whether Stryker will succeed in marketing and selling these products. If Styker does not purchase products from Vision or is unsuccessful in marketing or selling this product, Stryker will not be able to distribute this product to others and Vision could generate little or no revenue from the Stryker agreement. There also can be no assurance that Stryker will agree to distribute Vision’s ureteroscopes beyond the current expiration of the existing agreement in December 2015.

If Vision fails to effectively manage its sales force or its distribution network, its business, prospects, and brand may be materially and adversely affected.

Vision sells its products through a combination of a direct sales force and independent distributors. Vision cannot assure you that it will be able to build and grow an effective direct sales force or successfully develop its relationships with third-party, independent distributors. The expansion of its sales force and distribution network requires an investment of financial resources and management efforts, and the benefits, if any, which Vision gains from such expansion, may not be sufficient to generate an adequate return on its investment. If Vision fails to build and manage an effective direct sales force or successfully develop, maintain, and manage Vision’s relationships with distributors, its sales could fail to grow or could even decline and this would have a material adverse impact on its business and financial condition.

In addition, Vision has a limited ability to direct or influence the activities of its third-party, independent distributors. Its distributors could take one or more of the following actions, any of which could have a material adverse effect on its business, prospects and brand:

•	sell products that compete with Vision products in breach of their non-competition agreements with Vision;
•	fail to adequately promote Vision products; or
•	fail to provide proper service to Vision’s end users.

If Vision is unable to adequately manage its distribution network, or if its distributors fail to meet their obligations under their agreements with Vision, Vision’s corporate image among end users of its products could be damaged, resulting in a failure to meet its sales goals. In addition, foreign governments have increased their anti-bribery efforts in the healthcare sector to reduce improper payments received by hospital administrators and doctors in connection with the purchase of pharmaceutical products and medical devices. Vision is subject to the regulations of the Foreign Corrupt Practices Act and is required to monitor its activities associated with its foreign sales. To Vision’s knowledge, none of its distributors engages in corrupt practices. However, its distributors may violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of Vision’s products which would adversely affect its corporate image and business.

Vision expects gross margins to vary over time, and its level of product gross margins may not be sustainable.

The current levels of Vision’s product gross margins may not be sustainable and may continue to be adversely affected by numerous factors, including:

•	obsolescence of components or products due to sales trends and new product introductions;
•	its ability to reduce supply and production costs;
•	increases in material or labor costs;
•	changes in shipment volume;
•	loss of cost savings due to changes in component pricing, including the impact of foreign exchange rates for components purchased overseas;
•	changes in distribution channels;
•	increased warranty costs; and
•	the uncertainty of the timing and amounts for recognizing Vision’s specified margin of Stryker’s gross profit after Stryker sells the products to their end customers.

Vision’s costs could substantially increase if it experiences a significant number of warranty claims or recall events.

Vision provides 12-month product warranties against technical defects of its fiberscopes and videoscopes, and it offers a lifetime warranty for the LED light source on its videoscopes. Vision’s product warranty requires it to repair defects arising from product design and production processes, and if necessary, replace defective components. The costs associated with its warranty claims have historically been relatively low, averaging around 2.5% of its endoscope sales for its medical segment and 1.6% of its borescope sales for its industrial segment over the past three fiscal years. Thus, Vision generally does not accrue a significant liability contingency for potential warranty claims.

If Vision experiences an increase in warranty claims, or if its repair and replacement costs associated with warranty claims increase significantly, it will begin to incur liabilities for potential warranty claims after the sale of its products at levels that it has not previously incurred or anticipated. An increase in the frequency of warranty claims or amount of warranty costs may harm its reputation and could have a material adverse effect on its financial condition and results of operations as could product efficacy or safety concerns, whether or not based on scientific evidence, resulting in product withdrawals, recalls, regulatory action on the part of the FDA (or international counterparts) or declining sales.

Currency exchange rate fluctuations could adversely affect Vision’s operating results.

Because some of Vision’s business includes international business transactions, costs and prices of its products or components in overseas countries are affected by foreign exchange rate changes. As a result, foreign exchange rate fluctuations may adversely affect its business, operating results and financial condition.

Currently, Vision does not enter into foreign exchange forward contracts and it does not hedge anticipated foreign currency cash flows.

Vision operating results could be negatively impacted by economic, political or other developments in countries in which it does business.

Vision’s business requires it to move products and components across international borders. Any events that interfere with, or increase the costs of, the transfer of goods across international borders could have a material adverse effect on its business.

Vision transports some of its goods across international borders, primarily those of the U.S., Canada, Europe, Japan, and Israel. There continues to be more intense scrutiny of goods that are transported across international borders. As a result, it may face delays, and increase in costs due to such delays in delivering goods to its customers. These delays can also affect incoming components, which could impact timely manufacture of goods for sale. Any events that interfere with, or increase the costs of the transfer of goods across international borders could have a material adverse effect on its business.

Vision is exposed to credit risk of some of its customers.

Most of Vision’s sales are on an open credit basis, with typical payment terms of 30 days in the U.S. (except for 45-day terms with Stryker) and, because of local customs or conditions, longer in some markets outside the U.S. Vision monitors individual customer payment capability in granting such open credit arrangements, seeks to limit such open credit to amounts it believes the customers can pay, and maintains reserves it believes are adequate to cover exposure for doubtful accounts. Beyond its open credit arrangements, Vision has also experienced demands for customer financing and facilitation of leasing arrangements, which it refers to leasing companies unrelated to it.

Vision’s exposure to the credit risks may increase due to the current economic slowdown. Although Vision has programs in place that are designed to monitor and mitigate the associated risk, there can be no assurance that such programs will be effective in reducing Vision’s credit risks. Future credit losses, if incurred, could harm its business and have a material adverse effect on its operating results and financial condition. Vision maintains estimated allowances for its business terms. However, distributors tend to have more limited financial resources than other resellers and end-user customers and therefore represent potential sources of increased credit risk because they may be more likely to lack the reserve resources to meet payment obligations.

Failure to obtain sourcing of critical components on acceptable terms will have a material adverse effect on Vision’s results of operations and financial condition.

In Vision’s medical and industrial segments, certain components for its fiberscopes and videoscopes are generally only available from one source with which it does not have a short- or long-term agreement for purchases. Vision’s inability to obtain any of these parts could delay or prevent it from making and selling products, which would have a material and adverse effect on its financial condition and results of operations.

In addition, the success of its videoscope sales will depend in part on its ability to manufacture these videoscopes in sufficient quantities and with sufficient quality to meet customer demand. Vision does not have fixed long term supply agreements with its suppliers for components and subassemblies for its videoscopes. The failure or inability of one of these key suppliers to meet Vision’s production quantity and quality needs on terms that are acceptable to it, if at all, could have a material adverse effect on the sales of its videoscopes, their acceptance into the marketplace and its long-term prospects.

In its industrial segment, borescopes are assembled using components and subassemblies purchased from independent vendors. While most components and subassemblies are currently available from more than one supplier, certain critical components are currently purchased only from limited key suppliers with which Vision does not have long or short term contracts. Vision’s failure to obtain a sufficient quantity of such components on favorable terms could materially adversely affect sales in its industrial segment.

Vision’s stock price is volatile, and you may not be able to sell your shares for a profit.

The trading price of Vision common stock is highly volatile. Its common stock price could be subject to fluctuations in response to a number of factors, including:

•	actual or anticipated variations in operating results;
•	conditions or trends in the medical device market;
•	announcements by Vision or its competitors of significant customer wins or losses, gains or losses of distributors;
•	technological innovations, new products or services;
•	additions or departures of key personnel;
•	actual or expected sales of a large number of shares of its common stock;
•	availability of sources of capital;
•	adverse litigation;
•	unfavorable legislative or regulatory decisions;
•	variations in interest rates;

•	general market conditions;
•	availability of components on acceptable terms;
•	availability of distributor arrangements on favorable terms; and
•	any of the other factors described in this “Risks Related to Vision” section of the joint proxy statement/prospectus.

In addition, the stock market in general, the NASDAQ Capital Market, and the market for shares of novel technology and medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of life science companies have been unusually volatile in recent years, and such volatility may continue for the foreseeable future. These broad market and industry factors may materially harm the market price of Vision common stock, regardless of its operating performance. In addition, this volatility and the low level of market liquidity for Vision common stock could adversely affect an investor’s ability to sell shares of its common stock and the available price for such shares, at any given time.

In the past, companies that have experienced volatility in the market price of their stock have been the target of securities class action litigation. Vision may become the target of this type of litigation in the future. Securities litigation against it could result in substantial costs and divert management attention, which could seriously harm its business.

Vision common stock is thinly traded, so you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Vision common stock is thinly traded, meaning there has been a low volume of buyers and sellers of the shares. Although Vision continues to undertake efforts to develop its market recognition and support for its shares of common stock in the public market, the price and volume for its common stock cannot be assured. The number of persons interested in purchasing Vision common stock at or near “ask” prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that Vision is a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume. Even if it captures the attention of these persons, they may be risk-averse and would be reluctant to follow a company such as Vision or purchase or recommend the purchase of its shares until such time as its share price and volume becomes more viable. As a consequence, there may be periods of several days, weeks or months when trading activity in Vision shares is minimal or non-existent, as compared to a seasoned issuer with a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Vision cannot give any assurance that a broader or more active public trading market for its common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

Vision’s officers and directors have the ability to exercise significant control over the company.

As of February 9, 2015, Vision’s officers and directors owned an aggregate of approximately 39% of outstanding Vision shares. Under a convertible note dated September 19, 2012 (the “Replacement Note”), Mr. Pell, at his option, has the right to convert the unpaid principal balance, which was $20.0 million as of February 9, 2015, into 16,666,666 Vision shares. Under a convertible note dated September 25, 2013 (the “2013 Note”), Mr. Pell, at his option, has the right to convert the unpaid principal balance, which was $3.5 million as of February 9, 2015, into additional 3,932,584 Vision shares. Under the 2014 Note, Mr. Pell, at his option has the right to convert the unpaid principal balance, which was $4.0 million as of February 9, 2015, into additional 3,603,603 Vision shares. Mr. Pell also has warrants to purchase an aggregate of 1,880,620 Vision shares at a weighted average exercise price of $1.86 per share. The conversion of the Replacement Note, the 2013 Note and the 2014 Note and exercise of the warrants would increase the aggregate ownership of Vision’s officers and directors (assuming that the other directors and officers of Vision exercise their options) to approximately 61% of outstanding Vision shares. As such, Vision’s directors and officers exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Vision or forcing management to change its operating strategies, which may be to the benefit of management but not in the interest of the shareholders.

Vision’s medical products and manufacturing practices are subject to regulation by the FDA and by other state and foreign regulatory agencies.

Vision’s medical products are subject to extensive regulation in the U.S. and in the foreign countries where it does business. There can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make Vision’s regulatory compliance more difficult in the future. The failure to obtain required regulatory clearances or to comply with applicable regulations may result in fines, delays, suspensions of clearances, seizures, recalls of products, operating restrictions or criminal prosecutions, and could have a material adverse effect on Vision’s operations.

Reimbursement from third-party healthcare payors is uncertain because of factors beyond Vision’s control, and changes in third-party healthcare payors’ policies could adversely affect its sales growth.

In the U.S. and other foreign countries, government-funded or private insurance programs, or third-party payors, pay a significant portion of the cost of a patient’s medical expenses. There is no uniform policy of reimbursement among all these payers. Vision believes that reimbursement is an important factor to the success of its product sales.

All U.S. and foreign third-party reimbursement programs, whether government funded or commercially insured, are developing increasingly sophisticated methods of controlling healthcare costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, careful review of bills, and exploring more cost-effective methods of delivering healthcare. These types of programs can potentially limit the amount which healthcare providers may be willing to pay for its products.

There can be no assurance that third-party reimbursement will continue to be available for procedures performed with Vision’s products. In addition, reimbursement standards and rates may change. Vision believes that the failure of users of its products to obtain adequate reimbursement from third-party payors has had a materially adverse effect on its sales, as there is no separate reimbursement code for its EndoSheath disposable.

Vision may not be able to protect its intellectual property rights or technology effectively.

Vision’s success depends in part on its ability to maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that measures Vision has taken to protect its proprietary information will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop such information. In addition, if another party infringes Vision’s patent rights or other proprietary rights, the enforcement of such rights is at Vision’s option and can be a lengthy and costly process, with no guarantee of success. Moreover, there can be no assurance that claims alleging Vision’s infringement of another’s proprietary rights will not be brought against Vision in the future or that any such claims will not be successful. If Vision is unable to maintain the proprietary nature of its technologies, its ability to market or be competitive with respect to some or all of its products may be affected, which could reduce its sales and affect its ability to become profitable.

There can be no assurance that its pending patent applications will result in patents being issued or that its competitors will not circumvent, or challenge the validity of, any patents issued to Vision.

Some of the technology used in, and that may be important to, Vision’s products is not covered by any patent or patent application. Vision seeks to maintain the confidentiality of its proprietary technology by requiring its employees to sign confidentiality agreements, and by limiting access by outside parties to such confidential information. However, there can be no assurance that these measures will prevent the unauthorized disclosure or use of this information, or that others will not be able to independently develop such information. Moreover, as is the case with Vision’s patent rights, the enforcement of its trade secret rights can be lengthy and costly, with no guarantee of success.

Competition in Vision’s industry is intense, and many of its competitors have greater resources than Vision does.

The flexible endoscopes and related products Vision currently sells and develops face competition primarily from medical products companies, such as Olympus, Pentax, and Karl Storz. The principal competitors for Vision’s industrial products are Olympus, General Electric Inspection Technologies, and Karl Storz Industrial. In

addition, any company that is able to significantly redesign conventional flexible endoscopes to simplify the cleaning process, or significantly improve the current methods of cleaning flexible endoscopes, would provide competition for Vision’s products.

Many of its competitors and potential competitors have far greater financial resources, experience, research and development personnel, and manufacturing and marketing capabilities than Vision has. Vision’s competitors could utilize their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as to develop or acquire new technologies or products that could effectively compete with its product lines. In addition, it is possible that other large healthcare companies may enter the flexible endoscope market in the future.

Vision’s ability to compete effectively depends upon its ability to distinguish its brand and its products from its competitors and their products and to obtain adequate reimbursement for procedures performed using its products. Factors affecting Vision’s competitive position include:

•	ability to sell products tailored to meet the applications needs of its customers and patients;
•	sales, marketing, and distribution capabilities;
•	product performance and design;
•	quality of customer support;
•	product pricing;
•	product safety;
•	success and timing of new product development and introductions; and
•	intellectual property protection.

New product development in the medical device and supply industry is costly and labor intensive and has a very low rate of successful commercialization.

Vision’s success will depend in part on its ability to enhance its existing products and technologies and to develop and acquire new products. The development process for medical technology is complex, uncertain, time consuming, and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. Vision cannot assure you that (i) its product or technology development will be successfully completed; (ii) necessary regulatory clearances or approvals will be granted by the FDA or other regulatory bodies as required on a timely basis, or at all; or (iii) any product or technology Vision develops can be commercialized or will achieve market acceptance.

Vision may also be unable to locate suitable products or technologies to acquire or acquire such products or technologies on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products or technologies could have a material adverse effect on Vision’s financial condition and results of operations.

If Vision does not continue to develop and commercialize new products and identify new markets for its products and technologies it may not remain competitive, and its revenues and operating results could suffer.

Vision’s industry is subject to continuous technological development and product innovation. If Vision does not continue to innovate in developing new products and applications, its competitive position will likely deteriorate as other companies successfully design and commercialize new products and applications. Accordingly, Vision’s success depends in part on developing new and innovative applications of its technology and identifying new markets for and applications of existing products and technology. While Vision has reduced its research and development expenditures in an effort to focus its resources on marketing and selling its existing lines of products, if it is unable to continue to develop and commercialize new products and identify new markets for its products and technology, its products and technology could become obsolete and its revenues and operating results could be adversely affected.

Vision has spent a significant amount of time and resources on research and development projects, in an effort to develop and validate new and innovative products. While it believes that these projects will result in the manufacturing of new products and will create additional future sales, many factors including development delays, regulatory delays, safety concerns or patent disputes could prevent or delay the introduction or marketing of new products. Unanticipated issues may arise in connection with current and future clinical studies which could delay or terminate a product’s development prior to regulatory approval. Vision may also experience an unfavorable impact on its operating results if it is unable to capitalize on those efforts by attaining on a timely basis the proper FDA approval or other foreign regulatory approvals or to successfully market new products, including the new family of videoscope products or other flexible endoscope products.

Product quality problems could lead to reduced revenue, gross margins and net income.

Vision produces highly complex videoscope products that incorporate sophisticated technology, including hardware and software. Software typically contains bugs that can unexpectedly interfere with operations. Its quality assurance testing programs may not be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, increase warranty repairs, or reduce gross margins. In the past, Vision has had to replace certain components and provide remediation in response to the discovery of defects or bugs in products that it had shipped. There can be no assurance that such a remediation, depending on the product involved, would not have a material impact. An inability to cure a product defect could result in the failure of a product line, a product recall, temporary or permanent withdrawal of a product from a market, damage to its reputation, inventory costs or product reengineering expenses, any of which could have a material impact on its revenue, margins, and net income.

Product liability suits against Vision may result in expensive and time consuming litigation, payment of substantial damages, an increase in its insurance rates, and damage to its reputation, regardless of their merit.

The development, manufacture, and sale of Vision’s products involve a significant risk of product liability claims. Vision maintains product liability insurance and believes that its level of coverage is adequate, given its business, products, past sales levels, its anticipated sales levels for fiscal 2015 and its claims experience. Vision evaluates annually the adequacy of the coverage of all its insurance policies and adjusts its coverage accordingly. There can be no assurance that product liability insurance will continue to be available to Vision on acceptable terms, or that product liability claims in excess of its insurance coverage, if any, will not be successfully asserted against it in the future.

Vision’s inability to continue to hire and retain key employees could have a negative impact on its future operating results.

Vision’s success depends on the services of its senior management team and other key employees in its research and development, manufacturing, operations, accounting, and sales and marketing departments. If Vision is unable to recruit, hire, develop and retain a talented, competitive work-force, it may not be able to meet its strategic business objectives.

Rapid growth and a rapidly changing operating environment may strain its limited resources.

Vision’s growth strategy includes its efforts to increase its marketing and sales efforts to build its revenues and brand, develop new products, and increase market penetration of its videoscopes. This growth strategy requires significant capital resources, and Vision may not generate an adequate return on its investment. Vision’s growth may involve the acquisition of new technologies, businesses, products or services, or the creation of strategic alliances. This could require its management to develop expertise in new areas, manage new business relationships and attract new types of customers. Vision may also experience difficulties integrating any acquired businesses, products or services into its existing business and operations. The success of Vision’s growth strategy also depends in part on its ability to utilize its financial, operational and management resources and to attract, train, motivate and manage an increasing number of employees. The success of Vision’s growth strategy depends on a number of internal and external factors, such as:

•	the growth of its addressable market for medical devices and supplies;
•	availability of capital;
•	the availability and levels of reimbursement by third-party payors to physicians for each of its medical products;

•	ability to maintain patents and other proprietary rights;
•	the effectiveness of its direct sales force in the U.S.;
•	its ability to simultaneously develop and enhance a new line of fiber-based scopes and expand its videoscope family;
•	increased customer awareness and acceptance of its products;
•	continued enhancement of its research and development capabilities;
•	competition from other manufacturers of similar devices; and
•	competition from other companies that offer these products.

Vision may not be able to implement its growth strategy successfully or manage its expansion effectively. Further, as Vision ramps up its manufacturing operations to accommodate its planned growth, it may encounter difficulties associated with increasing production scale, including shortages of qualified personnel to operate its equipment, assemble its products or manage manufacturing operations, as well as shortages of key raw materials or components for its products. In addition, Vision may also experience difficulties in producing sufficient quantities of products or in achieving desired product quality. If Vision is unable to successfully operate and manage its manufacturing operations to meet its needs, it may not be able to provide its customers with the quantity or quality of products they require in a timely manner. Any loss of customers may result in reduced product sale revenues and could have a material adverse effect on its business.

Vision faces risks from selling its products in numerous international markets.

Vision’s operating results may suffer if it is unable to manage its international sales and marketing activities effectively. It sells some of its products in foreign countries, and is therefore is subject to risks associated with having international sales, such as:

•	foreign certification and regulatory requirements;
•	maintenance of agreements with competent distributors;
•	import and export controls;
•	currency exchange fluctuation; and
•	political and economic instability.

Net sales to customers outside of the U.S. were approximately $5.7 million and $4.3 million for fiscal year 2014 and the nine month period ended December 31, 2014, respectively, representing 33% and 34% of total net sales for the fiscal year 2014 and the nine month period ended December 31, 2014, respectively.

Conditions in Israel affect its operations and may limit its ability to produce and sell its products.

Currently, Vision uses subcontractors in Israel to develop and produce some of its components and parts, the most material of which is Applitec Ltd., for parts of its videoscopes and digital processing units. Political, economic, and military conditions in Israel may therefore have a direct influence on Vision. Vision’s operations could be adversely affected by current hostilities involving Israel and the Hamas, a U.S. State Department-designated foreign terrorist organization. The interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel, may adversely affect the flow of vital components from its Israeli subcontractors to Vision. Any hostilities related to Israel could have a material adverse effect on Vision’s business and on its share price.

In addition, because some of the components of its manufacturing and research and development subcontractors are located in Israel, Vision could experience disruption of its manufacturing, and research and development activities due to terrorist attacks or other hostilities. If its business activities would be disrupted, its revenues would be severely impacted. Vision business interruption insurance may not adequately compensate it for losses that may occur, and any losses or damages it sustained could have a material adverse effect on its business.

Vision’s industrial segment’s financial performance is substantially dependent on the conditions of the commercial aviation industry.

The results of its industrial segment, which generated approximately 17% and 20% of its net sales in fiscal 2014 and the nine month period ended December 31, 2014, respectively, are influenced by a number of external factors including general economic conditions in the U.S. and internationally, and are directly tied to the economic conditions in the commercial aviation and defense industries, which are cyclical in nature, and airlines’ financial performance can also be influenced by production and utilization of transport equipment.

The challenging operating environment currently faced by commercial airlines is expected to continue. As a result, capital spending by commercial airlines and aircraft manufacturers may be influenced by a wide variety of factors, including current and predicted traffic levels, load factors, aircraft fuel pricing, labor issues, worldwide airline profits, airline consolidation, airline insolvencies, competition, the retirement of older aircraft, regulatory changes, terrorism and related safety concerns, general economic conditions, corporate profitability, and backlog levels, all of which could reduce the demand for air travel and the aftermarket sales and margins of Vision’s industrial segment. Future terrorist actions or pandemic health issues could dramatically reduce both the demand for air travel and aftermarket sales and margins of Vision’s industrial segment. A reduction in capital spending in the commercial aviation or defense industries could have a significant effect on the demand for Vision’s products, which could have an adverse effect on its financial performance or results of operations.

Vision may attempt to acquire new products or technologies, and if it is unable to successfully complete these acquisitions or to integrate acquired businesses, products, technologies or employees, it may fail to realize expected benefits or harm its existing business.

Vision’s success will depend, in part, on its ability to expand its product offerings and grow its business in response to changing technologies, customer demands and competitive pressures. In some circumstances, it may seek to do so through the acquisition of complementary businesses, products or technologies rather than through internal development. The identification of suitable acquisition candidates and obtaining adequate financing can be difficult, time consuming and costly, and it may not be able to successfully complete identified acquisitions. Furthermore, even if Vision successfully completes an acquisition, it may not be able to successfully integrate newly acquired organizations, products or technologies into its operations, and the process of integration could be expensive, time consuming and may strain its resources. Consequently, Vision may not achieve anticipated benefits of the acquisitions, which could harm its existing business. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or expenses, or other charges such as in-process research and development, any of which could harm Vision’s business and affect its financial results or cause a reduction in the price of its common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. Statements contained in this joint proxy statement/prospectus that refer to Uroplasty’s or Vision’s estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Uroplasty’s or Vision’s, as applicable, current perspective of existing trends and information as of the date of this joint proxy statement/prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, Uroplasty’s or Vision’s plans, objectives, expectations and intentions and the expected timing of completion of the merger. It is important to note that Uroplasty’s and Vision’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Uroplasty’s and Vision’s current expectations depending upon a number of factors affecting Uroplasty’s business, Vision’s business and risks associated with the merger. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 21, as well as, among others, uncertainties as to the timing of the merger; uncertainties as to whether Uroplasty shareholders and Vision shareholders will approve the merger; the risk that competing offers will be made; the possibility that various closing conditions for the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger, or the terms of such approval; the possibility that Uroplasty shareholders may exercise dissenters’ rights under the MBCA in connection with the merger, which would require the combined company to pay such shareholders cash for the fair value of their Uroplasty shares; the effects of disruption from the merger making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Uroplasty’s or Vision’s control; the failure to realize synergies and cost-savings from the merger or delay in realization thereof; the businesses of Uroplasty and Vision may not be integrated successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the merger, including adverse effects on employee retention and on the combined company’s business relationships with third parties; whether Uroplasty is able to realize the benefits of the merger described in the section “The Merger—Recommendation of the Uroplasty Board of Directors; Uroplasty’s Reasons for the Merger” beginning on page 73; whether Vision is able to realize the benefits of the merger described in the section “The Merger—Recommendation of the Vision Board of Directors; Vision’s Reasons for the Merger” beginning on page 77; the projections of Uroplasty and Vision described in “The Merger—Certain Financial Forecasts of Uroplasty Used in Connection with the Merger” beginning on page 93 and “The Merger—Certain Financial Forecasts of Vision Used in Connection with the Merger” beginning on page 94; the inherent uncertainty associated with financial projections; risks relating to the value of the Vision shares to be issued in the merger; the anticipated size of the markets and continued demand for Uroplasty’s and Vision’s products; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. Uroplasty and Vision caution that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to Uroplasty and Vision, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read Uroplasty’s and Vision’s filings with the SEC, available at www.sec.gov for a discussion of these and other risks and uncertainties. Neither Uroplasty nor Vision undertakes any obligation to update or revise any forward-looking statement, except as may be required by law. Uroplasty and Vision qualify all forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

Selected Historical Financial Data of Uroplasty

The following selected historical consolidated financial data has been taken from (1) the unaudited consolidated financial statements of Uroplasty and related notes for the nine months ended December 31, 2014 and December 31, 2013, and (2) the audited consolidated financial statements of Uroplasty and related notes for the fiscal years ended March 31, 2014, 2013, 2012, 2011, and 2010, all of which have been prepared in accordance with U.S. GAAP.

The data set forth below is not necessarily indicative of Uroplasty’s results of future operations and should be read in conjunction with “Uroplasty’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 134.

($ in thousands)	Nine months ended December 31, (unaudited)		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
Statement of Operations Data:
Net sales	$19,506	$18,216	$24,577	$22,418	$20,562	$13,787	$11,863
Cost of sales	2,323	2,268	3,050	3,015	3,037	2,386	2,059
Gross profit	17,183	15,948	21,527	19,403	17,525	11,401	9,804
Operating expenses:
General and administrative	5,149	5,166	6,523	4,188	3,733	3,442	2,799
Selling and Marketing	15,107	13,497	18,122	15,238	15,296	10,092	7,577
Research and development	2,226	1,435	2,151	2,415	1,905	1,719	1,785
Amortization of intangible assets	24	22	30	863	857	844	846
Total operating expenses	22,506	20,120	26,826	22,704	21,971	16,097	13,007
Operating loss	(5,323)	(4,172)	(5,299)	(3,301)	(4,266)	(4,696)	(3,203)
Interest expenses, net	0	0	0	(0)	(0)	(5)	(14)
Other (income) expense, net	3	14	18	47	63	83	54
Loss before income taxes	(5,320)	(4,158)	(5,281)	(3,254)	(4,203)	(4,618)	(3,163)
Provision for income taxes	56	50	72	51	47	29	42
Net loss	(5,376)	(4,208)	(5,353)	(3,305)	(4,250)	(4,647)	(3,205)
Basic and diluted net loss per common share	$(0.25)	$(0.20)	$(0.25)	$(0.16)	$(0.21)	$(0.25)	$(0.21)
Weighted-average number of common shares outstanding — basic and diluted	21,684	21,036	21,118	20,777	20,690	18,874	14,944
($ in thousands)	December 31, (unaudited)		March 31,
	2014	2013	2014	2013	2012	2011	2010
Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,704	$8,164	$8,682	$3,534	$4,653	$6,064	$2,311
Short-term investments	0	4,452	3,451	7,937	7,201	8,021	3,500
Long-term investments	0	0	0	3,452	4,429	5,509	0
Working capital	8,342	13,308	12,623	12,621	13,081	14,650	6,057
Total assets	13,328	17,500	17,301	20,041	22,291	25,727	11,574
Long-term liabilities	721	667	678	666	516	553	714
Stockholders’ equity	8,790	13,966	13,214	16,686	19,235	22,629	9,215

($ in thousands)	Nine months ended December 31, (unaudited)		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
Other Data:
Cash flow used in operating activities	$(3,196)	$(2,265)	$(2,902)	$(1,225)	$(3,128)	$(3,376)	$(1,892)
Cash flow (used in) provided by investing activities	3,247	6,674	7,639	(7)	1,526	(10,322)	892
Cash flow provided by financing activities	68	172	360	150	209	17,459	0
Depreciation & Amortization	207	267	353	1,153	1,118	1,119	1,138
Stock-based compensation expense	1,210	1,210	1,436	812	685	434	415
Capital expenditures	(203)	(215)	(248)	(190)	(268)	(229)	(111)

Selected Historical Financial Data of Vision

The following selected historical consolidated financial data has been taken from (1) the unaudited consolidated financial statements of Vision and related notes for the nine months ended December 31, 2014 and December 31, 2013, and (2) the audited consolidated financial statements of Vision and related notes for the fiscal years ended March 31, 2014, 2013, 2012, 2011 and 2010, all of which have been prepared in accordance with U.S. GAAP.

The data set forth below is not necessarily indicative of Vision results of future operations and should be read in conjunction with Vision “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 158 of this joint proxy statement/prospectus.

($ in thousands)	Nine months ended December 31, (unaudited)		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
Statement of Operations Data:
Net sales	$12,782	$12,127	$17,108	$15,287	$16,686	$10,899	$10,810
Cost of sales	8,472	8,474	12,610	10,945	11,601	7,979	9,798
Gross profit	4,310	3,653	4,498	4,342	5,085	2,920	1,012
Selling, general and administrative expenses	7,609	7,404	9,841	10,999	10,999	10,771	10,490
Research and development expense	1,465	1,399	2,101	1,820	3,155	3,511	3,287
Operating loss	(4,764)	(5,150)	(7,444)	(8,477)	(10,115)	(11,362)	(12,765)
Interest income	—	—	1	4	9	8	4
Interest expense	(303)	(142)	(192)	(503)	(489)	(333)	(12)
Other, net	(15)	(16)	(24)	(53)	(48)	(6)	(2)
Debt cost expense	—	—	(43)	(272)	(372)	(141)	(31)
Loss on extinguishment of debt	—	—	—	(1,244)	—	—	—
Loss before provision for income taxes	(5,082)	(5,308)	(7,702)	(10,545)	(11,015)	(11,834)	(12,806)
Income tax provision	—	11	12	12	1	9	(382)
Net loss	(5,082)	(5,319)	$(7,714)	$(10,557)	$(11,016)	$(11,843)	$(12,424)
Net Loss per common share	$(0.11)	$(0.12)	$(0.17)	$(0.23)	$(0.25)	$(0.31)	$(0.34)
Weighted-average shares used in computing net loss per common share — Basic and diluted	46,317	46,139	46,155	45,945	44,246	38,318	36,853
($ in thousands)	Nine months ended December 31, (unaudited)		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,548	$1,122	$1,237	$788	$2,674	$9,180	$2,540
Working capital	6,566	7,392	6,863	6,957	6,022	9,033	6,182
Total assets	11,420	11,485	10,833	11,377	12,599	19,766	11,499
Convertible debt-related party	26,522	21,804	22,414	17,000	—	—	—
Line of credit — related party	—	—	—	—	10,000	5,000	2,500
Stockholders’ deficit/equity	(18,980)	(13,242)	(14,515)	(8,596)	(449)	6,524	5,925

($ in thousands)	Nine months ended December 31, unaudited		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
Other Data:
Cash flow used in operating activities	$(3,675)	$(4,542)	$(5,915)	$(9,646)	$(11,629)	$(6,621)	$(8,832)
Cash flow used in investing activities	(47)	(50)	(50)	(90)	(199)	178	6,898
Cash flow provided by financing activities	4,033	4,926	6,414	7,850	5,322	13,083	2,491
Depreciation & Amortization	466	532	695	795	832	747	653
Stock-based compensation expense	562	499	694	1,469	2,018	1,678	1,568
Purchases of property and equipment	(47)	(53)	(53)	(95)	(209)	(269)	(533)

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following table presents selected unaudited pro forma condensed combined financial information about Uroplasty’s consolidated balance sheet and statements of operations, after giving effect to the merger with Vision. The information under “Unaudited Pro Forma Combined Statement of Operations Data” in the table below gives effect to the merger as if it had been consummated on April 1, 2013, the beginning of the earliest period presented. The information under “Unaudited Pro Forma Combined Balance Sheet Data” in the table below assumes the merger had been consummated on December 31, 2014. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Uroplasty being considered the acquirer of Vision in a reverse acquisition for accounting purposes. See “Anticipated Accounting Treatment” beginning on page 18.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Uroplasty and Vision, including the related notes, filed by each of them with the SEC and included herein, and with the unaudited pro forma condensed combined financial statements of Uroplasty and Vision, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 256 and 171, respectively. The unaudited pro forma condensed combined financial information is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

Unaudited Pro Forma Combined Statement of Operations Data:
(in thousands)

	Nine months ended December 31, 2014	Year ended March 31, 2014
Net sales	$32,288	$41,685
Gross profit	21,058	25,445
Operating expenses	30,766	39,310
Operating loss	(9,708)	(13,865)
Loss before income taxes	(11,420)	(15,832)
Net loss	(11,476)	(15,916)
Basic and diluted loss per common share	(0.09)	(0.13)

Unaudited Pro Forma Combined Balance Sheet Data:
(in thousands)

December 31, 2014
Cash and cash equivalents	$10,252
Total current assets	22,737
Goodwill	17,685
Other intangible assets, net	11,096
Total assets	58,581
Total current liabilities	9,954
Convertible debt - related party, net	17,528
Total liabilities	28,210
Total shareholders’ equity	25,371

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents, for the periods indicated, certain historical per share data of Uroplasty and Vision, unaudited pro forma combined per share information giving effect to the merger of Uroplasty and Vision as if the merger had been effective for the periods presented, and unaudited pro forma Uroplasty equivalent per share data, which is calculated by multiplying the unaudited pro forma combined amounts by the exchange ratio of 3.6331.

The data has been derived from and should be read in conjunction with the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the accompanying notes, and the separate historical consolidated financial statements and the accompanying notes of Uroplasty and of Vision contained elsewhere in this proxy statement/prospectus. For additional information, please see the sections entitled “Where You Can Find More Information” beginning on page 256 of this joint proxy statement/prospectus.

The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the combined consolidated results of operations or financial condition that would have been reported had the merger been completed as of the date presented and should not be taken as representative of future results of operations or financial condition of Uroplasty and Vision and following the merger.

Per share information for the nine months ended December 31, 2014:	Uroplasty Historical	Vision Historical	Pro Forma Combined	Pro Forma Uroplasty Equivalent
Basic and diluted net loss	$(0.25)	$(0.11)	$(0.09)	$(0.33)
Book value (deficit)	0.40	(0.39)	$0.20	$0.72
Cash dividends	—	—	—	—
Per share information for the year ended March 31, 2014:	Uroplasty Historical	Vision Historical	Pro Forma Combined	Pro Forma Uroplasty Equivalent
Basic and diluted net loss	$(0.25)	$(0.17)	$(0.13)	$(0.47)
Book value (deficit)	0.61	(0.31)	N/A(1)	N/A(1)
Cash dividends	—	—	—	—

(1)	Pro forma book value per share is not meaningful as purchase adjustments were calculated as of December 31, 2014.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDENDS INFORMATION

Market Prices

Uroplasty shares are listed for trading on the NASDAQ Capital Market under the symbol “UPI.” Vision shares are listed for trading on the NASDAQ Capital Market under the symbol “VSCI.” The following table sets forth the closing prices per share of the Uroplasty shares and Vision shares, on an actual and equivalent per share basis, on NASDAQ on the following dates:

•	December 19, 2014, the last full trading day prior to the public announcement of the merger, and
•	, 2015, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.
	Uroplasty shares		Vision shares		Equivalent value of merger consideration per Uroplasty share(1)
December 19, 2014		$2.35		$1.01		$3.67
, 2015	$		$		$

(1)	The equivalent per share data for Uroplasty shares has been determined by multiplying the market price of one Vision share on each of the dates by the exchange ratio of 3.6331.

The following tables set forth, for the periods indicated, the high and low sales prices per Uroplasty share and Vision share, as reported on NASDAQ. For current price information, you should consult publicly available sources.

	Uroplasty
Fiscal year ended March 31, 2013	High	Low
First Quarter	$4.72	$2.73
Second Quarter	4.78	3.66
Third Quarter	3.93	3.05
Fourth Quarter	3.50	2.36
Fiscal year ended March 31, 2014	High	Low
First Quarter	$2.95	$1.90
Second Quarter	3.87	1.69
Third Quarter	3.60	2.43
Fourth Quarter	5.40	2.64
Fiscal year ended March 31, 2015	High	Low
First Quarter	$4.05	$2.57
Second Quarter	3.12	2.32
Third Quarter	2.98	1.74
Fourth Quarter (through February 9, 2015)	2.16	1.05
	Vision
Fiscal year ended March 31, 2013	High	Low
First Quarter	$1.75	$1.19
Second Quarter	1.70	1.17
Third Quarter	1.36	0.91
Fourth Quarter	1.20	0.94
Fiscal year ended March 31, 2014	High	Low
First Quarter	$1.15	$0.89
Second Quarter	1.10	0.83
Third Quarter	1.50	0.78
Fourth Quarter	1.75	0.98

Fiscal year ended March 31, 2015	High	Low
First Quarter	$1.29	$0.96
Second Quarter	1.24	0.85
Third Quarter	1.22	0.67
Fourth Quarter (through February 9, 2015)	0.72	0.45

Dividends

Neither Uroplasty nor Vision has ever declared or paid cash dividends on its shares. Uroplasty and Vision each currently intend to retain all future earnings for the operation and expansion of their businesses and do not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of cash dividends on Uroplasty or Vision shares will be at the discretion of the Uroplasty board of directors and Vision board of directors, respectively, and will depend upon its results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Uroplasty board of directors or Vision board of directors. Furthermore, the merger agreement restricts the ability of Uroplasty and Vision to declare or pay dividends during the interim period between the signing of the merger agreement and the completion of the merger.

THE SPECIAL MEETING OF UROPLASTY SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Uroplasty shareholders as part of a solicitation of proxies by the Uroplasty board of directors for use at the special meeting of Uroplasty shareholders and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Uroplasty shareholders on or about                    , 2015. This joint proxy statement/prospectus provides Uroplasty shareholders with information they need to be able to vote or instruct their votes to be cast at the Uroplasty special meeting.

Date, Time and Place of the Uroplasty Special Meeting

Uroplasty will hold a special meeting of shareholders on                    , 2015, at      [a.m./p.m.] Minneapolis time, at Uroplasty’s corporate headquarters, located at 5420 Feltl Road, Minnetonka, Minnesota 55343.

Attendance

Only Uroplasty shareholders on the Uroplasty record date or persons holding a written proxy for any shareholder or account of Uroplasty as of the record date may attend the Uroplasty special meeting. If you are a Uroplasty shareholder of record (that is, you hold your shares in your own name) and you wish to attend the Uroplasty special meeting, please bring your proxy and evidence of your share ownership, such as your most recent account statement, to the Uroplasty special meeting. You should also bring valid picture identification. If your shares are held in street name in a stock brokerage account or by another nominee and wish to attend the Uroplasty special meeting, you need to bring a copy of a brokerage or bank statement to the Uroplasty special meeting reflecting your share ownership as of the Uroplasty record date. You should also bring valid picture identification.

Proposals

At the Uroplasty special meeting, Uroplasty shareholders will vote upon:

•	Uroplasty Proposal No. 1— Approval of the Merger Agreement and the Transactions Contemplated Thereby. Approve the merger agreement and the transactions contemplated thereby, including the merger; and
•	Uroplasty Proposal No. 2— Approval of Possible Adjournment of the Uroplasty Special Meeting. Adjourn the Uroplasty special meeting, or any adjournments thereof, to another time or place to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Uroplasty shares as of the close of business on                    , 2015, the record date for the Uroplasty special meeting, will be entitled to notice of, and to vote at, the Uroplasty special meeting or any adjournments thereof. On the Uroplasty record date, there were             Uroplasty shares outstanding, held by             holders of record. Each outstanding Uroplasty share is entitled to one vote on each proposal and any other matter properly coming before the Uroplasty special meeting.

Quorum

The shareholders present, in person or by proxy, holding a majority of the outstanding Uroplasty shares entitled to vote as of the record date will constitute a quorum for the transaction of business at the Uroplasty special meeting. Abstentions and broker non-votes will not be counted as present at the meeting for the purpose of determining whether there is a quorum. See “—Shares Held in Street Name” below for an explanation of broker non-votes.

Vote Required; Recommendation of Uroplasty Board of Directors

Proposal 1— Approval of the Merger Agreement and the Transactions Contemplated Thereby

Uroplasty shareholders are considering and voting on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. Uroplasty shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger. In particular, Uroplasty shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the Uroplasty shares outstanding and entitled to vote on the merger agreement proposal. Because the vote required to approve this proposal is based upon the total number of Uroplasty shares outstanding and entitled to vote as of the Uroplasty record date, abstentions and failures to vote will have the same effect as a vote against the merger agreement proposal.

The Uroplasty board of directors recommends that Uroplasty shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger.

Proposal 2— Approval of Possible Adjournment of the Uroplasty Special Meeting

Uroplasty shareholders may be asked to vote on a proposal to adjourn the Uroplasty special meeting, or any adjournments thereof, to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby. Approval of the Uroplasty adjournment proposal requires the affirmative vote of holders of a majority of the Uroplasty shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present. Because the vote required to approve this proposal is based upon the total number of Uroplasty shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The Uroplasty board of directors recommends that Uroplasty shareholders vote “FOR” the Uroplasty adjournment proposal.

Share Ownership and Voting by Uroplasty Officers and Directors

It is anticipated that as of the Uroplasty record date, the Uroplasty directors and executive officers will have the right to vote approximately             Uroplasty shares, representing approximately    % of the Uroplasty shares then outstanding and entitled to vote at the meeting. Uroplasty directors and executive officers who are shareholders of Uroplasty evidenced their support “FOR” the proposal to approve the merger agreement and the merger and “FOR” the Uroplasty adjournment proposal by having entered into a voting agreement with Vision to vote in favor of the merger agreement and transactions contemplated thereby.

Voting Your Shares

Uroplasty shareholders may vote in person at the Uroplasty special meeting, or by executing and returning a proxy. Uroplasty recommends that you submit your proxy even if you plan to attend the Uroplasty special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Uroplasty special meeting.

If you own Uroplasty shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your Uroplasty shares are held by a brokerage firm, bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you are a Uroplasty shareholder of record you may use the enclosed proxy card to tell the persons named as proxy holders how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxy holders will vote all shares at the meeting for which proxy holders have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxy holders how to vote, your shares will be voted “FOR” the proposals to approve the merger agreement and the transactions contemplated thereby and to adjourn the Uroplasty special meeting in accordance with the recommendations of the Uroplasty board of directors.

Uroplasty shareholders may also vote over the internet at www.proxyvote.com or by telephone toll free at (800) 690-6903 by close of business on the day immediately preceding the Uroplasty special meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Shares Held in Street Name

If your Uroplasty shares are held in an account through a brokerage firm, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your brokerage firm, bank or other nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. None of the proposals at the Uroplasty special meeting are discretionary matters. As such, without your instructions, nominees do not have discretionary authority to vote on any of the proposals to be voted on at the Uroplasty special meeting.

A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Because brokers, banks and other nominees do not have discretionary voting with respect to any of the proposals, if a beneficial owner of Uroplasty shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will be broker non-votes in connection with the proposals.

If you are a Uroplasty shareholder of record, you may revoke your proxy and change your vote at any time before it is voted at the special meeting by:

•	voting again by telephone or on the internet, because only your latest telephone or internet vote will be counted;
•	by properly completing, signing, dating, and returning another proxy card with a later date;
•	if you are a registered shareholder, by voting in person at the meeting;
•	if you are a registered shareholder, by giving written notice of such revocation to Uroplasty’s Corporate Secretary prior to or at the meeting; or
•	if your shares are held in “street name” by a brokerage firm, bank or other nominee, you should follow the instructions of your brokerage firm, bank or other nominee regarding the revocation of proxies.

Your attendance at the Uroplasty special meeting itself will not revoke your proxy unless you give written notice of revocation to Uroplasty’s Corporate Secretary before the polls are closed.

Costs of Solicitation

Uroplasty will bear the cost of soliciting proxies from its shareholders as well as the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to Uroplasty shareholders.

Uroplasty will solicit proxies on behalf of its board of directors by mail, telephone, facsimile, or other electronic means or in person. Uroplasty will make arrangements with brokerage firms, banks, and other nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Uroplasty shares held of record by those persons and will reimburse them for their reasonable expenses incurred in forwarding such proxy solicitation materials.

Uroplasty and Vision have jointly retained The Proxy Advisory Group, LLC to assist in their solicitation of proxies and have agreed to pay it a fee of approximately $25,000, plus administrative disbursement allowance of up to $3,500, for these services. Uroplasty will pay $15,000, plus a disbursement allowance up to $2,500 while Vision will pay $10,000, plus a disbursement allowance of $1,000. The fees, excluding the disbursement allowance, may be at 50% of the amounts noted depending on the percentage of shareholders supporting the merger.

Uroplasty shareholders should not send in their common stock certificates with their proxy cards.

As described under “The Merger Agreement—Exchange Agent” beginning on page 104, Uroplasty shareholders of record will be sent materials for exchanging Uroplasty shares shortly after the effective time.

Other Business

The Uroplasty board of directors is not aware of any other business to be acted upon at the Uroplasty special meeting. If, however, other matters are properly brought before the Uroplasty special meeting, the proxy holders will vote your shares in accordance with their best judgment.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Uroplasty special meeting, please contact The Proxy Advisory Group, LLC, by mail at 18 East 41st Street, Suite 2000, New York, New York 10017 or call toll free: (888) 337-7699 and follow the instructions.

THE SPECIAL MEETING OF VISION SHAREHOLDERS

This joint proxy statement/prospectus is being provided to Vision shareholders as part of a solicitation of proxies by the Vision board of directors for use at the special meeting of shareholders of Vision and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Vision shareholders on or about                    , 2015. This joint proxy statement/prospectus provides Vision shareholders with information they need to be able to vote or instruct their votes to be cast at the special meeting.

Date, Time and Place

Vision will hold a special meeting of shareholders on                    , 2015, at            , local time, at Vision’s corporate headquarters, located at 40 Ramland Road South, Orangeburg, New York 10962.

Purpose

At the special meeting, Vision shareholders will be asked to consider and vote on proposals to approve the following:

•	the merger agreement and the transactions contemplated thereby, including the issuance of Vision common stock to Uroplasty shareholders in connection with the merger;
•	on an advisory and non-binding basis, specified compensatory arrangements between Vision and its named executive officers relating to the merger;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to change Vision’s name from Vision-Sciences, Inc. to Cogentix Medical, Inc. at the effective time of the merger;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to effect a reverse split of Vision common stock;
•	an amendment to Vision’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Vision common stock from 100,000,000 to 275,000,000 in connection with the merger if the reverse stock split is not approved;
•	the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan to be effective at the effective time of the merger;
•	the amendments of all of the convertible promissory notes and warrants held by Lewis C. Pell, effective at the effective time of the merger; and
•	the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Recommendation of the Vision Board of Directors

At a meeting held on December 19, 2014, the Vision board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Vision common stock to Uroplasty shareholders in connection with the merger, are in the best interests of Vision and its shareholders. At such meeting, the board of directors further unanimously approved (i) the merger agreement, the merger and the transactions contemplated thereby, (ii) the amendments to the Amended and Restated Certificate of Incorporation to change the name of Vision to Cogentix Medical, Inc. and to increase the number of authorized shares of common stock to 275,000,000, (iii) the amendments to the Convertible Notes and Warrants held by Lewis C. Pell, and (iv) the accelerated vesting of all Vision outstanding stock options and restricted stock. By written consent dated January 20, 2015, the Vision board of directors unanimously approved the adoption of the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan and an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of Vision shares, with the exact ratio to be set at a whole number within a shareholder-approved range as determined by the board of directors in its discretion. Accordingly, the Vision board of directors unanimously recommends that Vision shareholders vote “FOR” each of the proposals listed above and explained in detail in this joint proxy statement/prospectus.

Vision shareholders should carefully read this joint proxy statement/prospectus and the exhibits hereto in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Stockholders Entitled to Vote

The record date for the special meeting is                    , 2015. Only record holders of shares of Vision common stock at the close of business on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement. At the close of business on the record date, the only outstanding voting securities of Vision were its common stock, and             shares of Vision common stock were issued and outstanding.

Each share of Vision common stock outstanding on the record date of the special meeting is entitled to one vote on each proposal and any other matter coming before the special meeting.

Voting by Vision’s Directors and Executive Officers

In connection with the merger agreement, each of the directors and executive officers of Vision executed a voting agreement with Uroplasty pursuant to which, among other things and subject to its terms and conditions, the directors and executive officers of Vision agreed to vote their shares of Vision common stock in favor of the merger agreement and the transactions contemplated therein.

Quorum

No business may be transacted at the special meeting unless a quorum is present. Vision shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if less than a majority of shares are voted in favor of the proposals listed above, then the special meeting may be adjourned to allow additional time for obtaining additional proxies (so long as such adjournment is approved by a majority of the votes cast).

No notice of an adjourned meeting of less than 30 days need be given unless after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Vision common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

Proposals 1 (merger agreement and related transactions), 2 (specified compensatory arrangements), 6 (new incentive plan) and 7 (amendments to Pell notes and warrants) require for approval the affirmative vote of a majority of the shares of Vision common stock voting on such proposal. Proposals 3 (name change), 4 (reverse stock split) and 5 (increase in authorized common stock) require for approval the affirmative vote a majority of shares of Vision common stock outstanding as of the record date. Proposal 8 (Adjournment) requires for approval the affirmative vote at least a majority of the shares represented in person or by proxy at the special meeting, whether or not a quorum is present.

Voting of Proxies by Holders of Record

If you were a record holder of Vision common stock at the close of business on the record date, a proxy card is enclosed for your use. Vision requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are provided on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Vision common stock represented by it will be voted at the special meeting or any adjournment or postponement in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Vision common stock represented are to be voted with regard to a particular proposal, the Vision common stock represented by the proxy will be voted in accordance with the recommendation of the Vision board of directors and, therefore, “FOR” each of the proposals.

At the date hereof, the Vision board of directors has no knowledge of any business that will be presented for consideration at the Vision special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Vision Notice of Special Meeting of Shareholders.

Your vote is important. Accordingly, if you were a record holder of Vision common stock on the record date, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified internet website or by phone must be received by            , New York City time, on                    , 2015.

Shares Held in Street Name

If you hold shares of Vision common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Vision or by voting in person at the Vision special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Vision common stock on behalf of their customers may not give a proxy to Vision to vote those shares without specific instructions from their customers.

If you are a Vision shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the proposals listed above.

Attending the Meeting; Voting in Person

Only Vision shareholders, their duly appointed proxies, and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders. A Vision shareholder who holds shares directly registered in such shareholder’s name with Vision’s transfer agent who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to as a “beneficial owner”) who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Vision common stock who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Vision shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent shareholders from being admitted to the Vision special meeting.

Revocation of Proxies

A Vision shareholder may revoke a proxy at any time before it is voted at the special meeting by taking any of the following four actions:

•	delivering written notice of revocation to Vision’s Corporate Secretary, 40 Ramland Road South, Orangeburg, New York 10962;

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	casting a subsequent vote via telephone or the Internet, as described above; or
•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke a Vision shareholder’s proxy; a Vision shareholder must cast a subsequent vote at the meeting using forms provided for that purpose. A Vision shareholder’s last valid vote that Vision receives before or at Vision’s special meeting is the vote that will be counted.

Solicitation of Proxies

Vision is soliciting proxies for the special meeting from its shareholders. In accordance with the merger agreement, Vision will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Vision’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Vision will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Vision common stock. Vision may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Uroplasty and Vision have jointly retained The Proxy Advisory Group, LLC to assist in their solicitation of proxies and have agreed to pay it a fee of approximately $25,000, plus administrative disbursement allowance of up to $3,500, for these services. Uroplasty will pay $15,000, plus a disbursement allowance up to $2,500 while Vision will pay $10,000, plus a disbursement allowance of $1,000. The fees, excluding the disbursement allowance, may be at 50% of the amounts noted depending on the percentage of shareholders supporting the merger.

INFORMATION ABOUT THE COMPANIES

Uroplasty, Inc.

Uroplasty, Inc.
5420 Feltl Road,
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140

Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s primary focus is on two products: the Urgent PC System, which Uroplasty believes is the only commercially available Food and Drug Administration cleared, minimally-invasive, neuromodulation system that delivers percutaneous tibial nerve stimulation for office-based treatment of overactive bladder and the associated symptoms of urinary urgency, urinary frequency, and urge incontinence; and Macroplastique, an injectable, urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Uroplasty shares are listed on the NASDAQ Capital Market under the symbol “UPI.”

Vision-Sciences, Inc.

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Telephone: (845) 848-1085

Vision designs, develops, manufactures and markets products for flexible endoscopy. Its unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. Vision shares are listed on the NASDAQ Capital Market under the symbol “VSCI.”

Visor Merger Sub LLC

Visor Merger Sub LLC
c/o Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Telephone: (646) 789-4272

Merger Sub is a Delaware corporation and a newly formed, direct and wholly-owned subsidiary of Vision. Merger Sub was formed on December 11, 2014 for the sole purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws made in connection with the proposed merger.

THE MERGER

This section and the section entitled “The Merger Agreement” describe the material aspects of the merger, including the merger agreement. While Uroplasty and Vision believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the attached Annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information” beginning on page 256.

General

Upon the terms and subject to the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, or DGCL, and the Minnesota Business Corporation Act, or MBCA, at the effective time of the merger, Uroplasty will merge with and into Merger Sub, a direct, wholly-owned subsidiary of Vision and a party to the merger agreement, and the separate corporate existence of Uroplasty will cease. Merger Sub will survive the merger as a direct, wholly-owned subsidiary of Vision. The merger will become effective at such time as a certificate of merger has been duly filed with the Delaware Secretary of State and articles of merger have been filed with the Minnesota Secretary of State or at any later date or time mutually agreed to in writing by Vision and Uroplasty and specified in the certificate of merger in accordance with the DGCL and MBCA.

At the effective time of the merger, each outstanding Uroplasty share (other than shares held by Vision, Merger Sub, or any wholly-owned subsidiary of Vision or Uroplasty, which will be canceled and retired and cease to exist, and dissenting shares as described under “—Appraisal and Dissenters’ Rights” below) will be converted into the right to receive 3.6331 fully paid and nonassessable Vision shares. No fractional shares will be issued as a result of the merger.

Vision shareholders will not receive any merger consideration and will continue to hold their Vision shares after the merger.

Vision and Uroplasty currently expect the closing to occur in the first half of 2015. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Vision and Uroplasty could result in the merger being completed at an earlier time, a later time, or not at all.

Background of the Merger

In order to assist Vision’s management in exploring, reviewing and evaluating potential opportunities for strategic alternatives and in an effort to reduce Vision’s reliance on continued funding by its Chairman, Lewis C. Pell, as part of its ongoing evaluation of Vision’s business, the Vision board of directors regularly (1) reviewed and evaluated potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments and similar strategic transactions involving Vision; (2) assisted management in developing, implementing and adhering to a strategic plan and direction for activities with respect to Vision generally and strategic transactions in particular; and (3) reviewed and evaluated potential opportunities for restructuring Vision’s business in an effort to move towards a cash-flow positive business operation by realizing cost and expense savings or other business opportunities, including the consideration of potential opportunities to enhance shareholder value through licensing and manufacturing transactions, acquisitions, business combinations and other financial and strategic alternatives. Many of the potential transactions and other opportunities considered by the Vision board of directors were generated internally by Mr. Pell or other members of senior management.

As part of the ongoing evaluation of Uroplasty’s business, members of Uroplasty’s senior management and the Uroplasty board of directors have periodically reviewed and assessed Uroplasty’s financial performance and operations, financial condition and industry and regulatory developments in the context of Uroplasty’s long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives, including the sale of the company.

In April 2013, Leerink Partners LLC (“Leerink”) and Mr. Pell had a discussion regarding a range of potential strategic alternatives for Vision. Vision and Leerink discussed a potential engagement as an advisor to Vision with respect to those strategic alternatives.

In November 2013, Howard Zauberman was appointed as the President and Chief Executive Officer of Vision and a member of the Vision board of directors, after having served as Vision’s interim Chief Executive Officer from May 2013. As part of his responsibilities, the Vision board of directors directed Mr. Zauberman to actively explore potential fundraising and strategic transactions.

During the period from May 2013 through October 2014, Mr. Zauberman, Leerink and the Vision board of directors examined four possible business combination or transactional candidates, all of which were significantly larger than Vision, and none of which were Uroplasty. One of these candidates was one of Vision’s significant customers. In addition, Leerink contacted a number of potential transaction candidates on behalf of Vision. These discussions did not lead to an offer of investment, acquisition, sale of a product line to or from Vision or a potential strategic transaction. The last of these discussions ended in October 2014.

On December 3 and December 4, 2013, Robert C. Kill, then President and Chief Executive Officer of Uroplasty, and Brett A. Reynolds, Senior Vice President, Chief Financial Officer and Corporate Secretary of Uroplasty, met in New York City with four parties. At each of these meetings, Mr. Kill and Mr. Reynolds gave a presentation about Uroplasty that contained publically available information about Uroplasty’s performance, industry and products and answered questions on the presentation materials from the party. None of these parties were Vision.

On December 16, 2013, the Uroplasty board of directors held a special meeting. The Uroplasty board of directors met with Uroplasty management and representatives of Piper Jaffray and Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) to discuss whether to continue to pursue Uroplasty’s business and operational strategy or explore the viability of a transaction involving the sale of Uroplasty as a means of delivering value to the Uroplasty shareholders. The Uroplasty board of directors discussed potential strategic alternatives, the past performance of the company, prior strategic alternative discussions, and inquiries from investors about maximizing shareholder value. Mr. Kill emphasized that the board was not being asked to make a definitive determination to sell the company, but was considering whether to gather more information through an organized process to determine whether a transaction might be in the best interest of the shareholders. Representatives from Oppenheimer led a discussion with the board of directors on the fiduciary duties and responsibilities owed by directors when considering strategic alternatives. Representatives from Piper Jaffray led a discussion with the board of directors of a potential process to sell the company, potential parties that may have an interest in acquiring Uroplasty, an analysis of the trading position of Uroplasty’s common stock and a review of various valuation methodologies related to the sale of the company. Following a discussion of the alternatives and the proposed process for further exploration of a potential sale of Uroplasty and valuations that might be achieved for the benefit of the Uroplasty shareholders, the Uroplasty board of directors authorized management to begin a process to explore the viability of a transaction involving the sale of Uroplasty as a means of delivering value to the Uroplasty shareholders. The Uroplasty board of directors also directed Uroplasty’s management to negotiate engagement terms with Piper Jaffray to serve as Uroplasty’s financial advisor in connection with a possible transaction.

On December 17, 2013, Mr. Kill met with a potential strategic acquirer of the business and discussed publically available information about Uroplasty’s performance and products. After discussion, the potential party made the decision not to engage in further discussions.

On December 18, 2013, Uroplasty entered into an engagement letter with Piper Jaffray.

On January 9, 2014, Mr. Kill received a call from an interested party who had been referred to him by an investment banker. This call was unsolicited and not connected to the process that had been authorized by the Board. This party was one of the seven parties that met with Mr. Kill and Mr. Reynolds in San Francisco, California between January 13 and January 15, 2014.

On January 10, 2014, Mr. Kill provided non-public information to a potentially interested party who had executed a confidentiality agreement on December 23, 2013.

From January 13 to January 15, 2014, Mr. Kill and Mr. Reynolds met in-person with seven potentially interested parties in San Francisco, California. At each of these meetings, Mr. Kill and Mr. Reynolds gave a presentation about Uroplasty that contained publically available information about Uroplasty’s performance, industry and products and answered questions on the presentation materials from the potentially interested party.

The meeting with one of these parties that had previously executed a confidentiality agreement with Uroplasty involved a full presentation about Uroplasty by Mr. Kill and Mr. Reynolds involving non-public information and a discussion of the possibility of the party making an offer to acquire Uroplasty.

On January 17, 2014, Uroplasty sent a confidentiality agreement to seven potentially interested parties, including each potentially interested party that Mr. Kill and Mr. Reynolds met with in San Francisco, California that had not previously executed a confidentiality agreement.

On January 20, 2014, Piper Jaffray provided an outline of a bid process to five parties, which stated that bids were to be received by Uroplasty by no later than February 18, 2014. Piper Jaffray also provided a confidentiality agreement to another party potentially interested in an acquisition of Uroplasty on that date.

Between January 22 and January 27, 2014, Uroplasty entered into confidentiality agreements with three potentially interested parties.

On January 27, 2014, Mr. Kill and Mr. Reynolds, along with Darin Hammers, Senior Vice President of Global Sales and Marketing, met with a potentially interested party in Minneapolis, Minnesota that had previously executed a confidentiality agreement with Uroplasty. Non-public information was provided to this party regarding Uroplasty’s performance, industry and products. Mr. Kill, Mr. Reynolds and Mr. Hammers and the potentially interested party also discussed the possibility of the party making an offer to acquire Uroplasty.

On January 29, 2014, the Uroplasty board of directors held a regularly scheduled meeting. At this meeting, Mr. Kill provided the Uroplasty board of directors with an update of the process to explore the viability of a transaction involving the sale of Uroplasty as a means of delivering value to the Uroplasty shareholders. This update included a discussion of potential acquirors of Uroplasty, including which parties’ management had met with and expected to meet with, as well as those parties that either were not interested or had not yet determined their level of interest in potentially acquiring the company. Vision was not discussed, and was not a part of the process.

On January 31, 2014 and February 4, 2014, Mr. Kill and Mr. Reynolds had additional telephone discussions with representatives of a potentially interested party. These discussions centered on the intellectual property of Uroplasty and the international business of Uroplasty.

On February 5, 2014, Mr. Kill, Mr. Reynolds and Mr. Hammers met with representatives of a potentially interested party in Minneapolis, Minnesota that had previously executed a confidentiality agreement with Uroplasty. Mr. Kill, Mr. Reynolds and Mr. Hammers provided non-public information to such party regarding Uroplasty’s performance, industry and products and discussed the possibility of such party making an offer to acquire Uroplasty. In addition, Mr. Kill and Mr. Reynolds had a follow-up telephone call with an interested party that had met with the company on January 14, 2014 in San Francisco, California to discuss potential synergies in a business combination.

On February 19, 2014, the Uroplasty board of directors held a special meeting. The Uroplasty board of directors met with Uroplasty management and representatives of Oppenheimer and Piper Jaffray. At this meeting, Mr. Kill updated the board of directors on the process to explore the viability of a transaction involving the sale of Uroplasty as a means of delivering value to the Uroplasty shareholders. Mr. Kill noted that indications of interest were due on February 18, 2014 and that no indications of interest were received by the company. Representatives from Piper Jaffray summarized the process that had been conducted to date in detail. The representatives from Piper Jaffray noted that there had been a significant amount of activity and that a number of parties had expressed a strong level of interest in gaining a better understanding of Uroplasty. During the process, 17 parties had been contacted, introductory management presentations had been made to eight of these parties, five parties had executed confidentiality agreements, and management had made full presentations to three of these parties. Vision was not one of the parties in the process. The representatives from Piper Jaffray provided Piper Jaffray’s perceptions on the process and the discussions held with the three parties that expressed the greatest level of interest. The representatives from Piper Jaffray next presented Uroplasty’s financial metrics and valuation, and summarized Uroplasty’s stock trading prices and volumes, analyst estimates and stock ownership and estimated cost basis of significant investors. Piper Jaffray reviewed potential valuations of Uroplasty based upon its stock price, trading prices of selected public companies, selected acquisition transactions and discounted cash flows. Following such presentations and discussions, the Uroplasty board of directors directed Piper Jaffray to make additional follow up contacts with parties currently in the process.

From February 19 to March 18, 2014, representatives from Piper Jaffray made follow up contacts with five parties in the process.

On March 19, 2014, the Uroplasty board of directors held a regularly scheduled meeting. Members of Uroplasty’s management were in attendance at this meeting. At this meeting, Mr. Kill updated the board of directors that Piper Jaffray had made follow up contacts with the five remaining parties in its process. Mr. Kill noted that no indications of interest were received or were expected. Following discussion and given no indications of interest, the Uroplasty board of directors decided to end the process to explore a transaction to sell the company. Vision was not one of the parties that had been a part of the process.

From March 19 through November 18, 2014, members of Uroplasty’s senior management and the Uroplasty board of directors continued to review and assess Uroplasty’s financial performance and operations, financial condition and industry and regulatory developments in the context of Uroplasty’s long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives, including the sale of the company.

On May 22, 2014, Mr. Kill and Mr. Reynolds met in Minnetonka, Minnesota with a representative of Leerink. The representative of Leerink presented various business development opportunities to Uroplasty, including a potential collaboration or merger transaction with Vision.

On May 23, 2014, Uroplasty terminated the December 18, 2013 engagement letter with Piper Jaffray.

On June 9, 2014, Leerink formally made an introduction via email between Mr. Zauberman and Mr. Kill.

On June 12, 2014, Mr. Zauberman and Mr. Kill had an initial introductory conference call and agreed to meet in New York City on June 24.

On June 24, 2014, Mr. Zauberman and Mr. Kill met in New York City and had a high level discussion regarding each company’s respective businesses, needs and opportunities, and whether a potential transaction between the parties was an appropriate opportunity to explore.

On July 7, 2014, representatives of Leerink met with Mr. Zauberman and Mr. Pell to discuss Mr. Zauberman’s June 24 meeting with Mr. Kill and to consider whether a potential transaction with Uroplasty was an appropriate opportunity for Vision to explore.

On July 14, 2014, Mr. Kill and Mr. Reynolds had a telephone conference call with a private equity firm that invests in companies similar to Uroplasty. Mr. Kill and Mr. Reynolds provided publicly available background information on Uroplasty.

On July 16, 2014, Mr. Kill was contacted via email by one of the parties whom Uroplasty had met with in December 2013 but that had not signed a confidentiality agreement, expressing interest in exploring a potential acquisition. On July 17, 2014, Mr. Kill had a telephone call with this party and discussed exploring a potential acquisition. Such party is referred to as Company A.

On July 17, 2014, Mr. Kill and Mr. Reynolds had a telephone call with a representative of Leerink regarding a potential collaboration or merger of Vision and Uroplasty.

On July 23, 2014, Leerink held a conference call with Mr. Zauberman and Mr. Pell to review the background of Uroplasty’s business and an initial analysis of the potential synergies and attractiveness of a strategic combination with Uroplasty.

On July 31, 2014, Mr. Zauberman and Mr. Pell updated the Vision board of directors at a regularly scheduled board meeting with respect to various business development activities, including the recent discussions with both Leerink and Uroplasty.

On August 1, 2014, Mr. Kill received an executed confidentiality agreement from Company A. Mr. Kill subsequently shared specific non-public information that had been requested by Company A.

On August 4, 2014, as a follow up to the July 14, 2014 telephone conference call, Mr. Kill and Mr. Reynolds met with representatives of the private equity firm in Minnetonka, MN. Mr. Kill and Mr. Reynolds gave a presentation about Uroplasty that contained publically available information about Uroplasty’s performance, industry and products and answered questions on the presentation materials from the potentially interested party.

On August 19, 2014, the Uroplasty board of directors held a regularly scheduled meeting. At this meeting, Mr. Kill discussed his prior contacts with Vision, and Leerink provided the Uroplasty board of directors with an overview of Vision. Mr. Kill indicated that he would meet with Mr. Pell in early September.

On September 3, 2014, Mr. Kill, Mr. Pell and Mr. Zauberman met in New York City to understand each company’s strategic needs and interests, and to discuss how best to explore a potential transaction between the two companies, including entering into a mutual non-disclosure agreement to exchange non-public information.

On September 9, 2014, Uroplasty and Vision entered into a mutual non-disclosure agreement to facilitate the preliminary exchange of non-public information between the two companies and their advisors for purposes of exploring a potential transaction with a one year “standstill” provision and agreed to pursue additional discussion. The standstill provision prohibited either company from unwanted takeover attempts by the other party whether alone or acting in concert with a third party.

On September 12, 2014, Mr. Kill was informed by Company A that after conducting due diligence they were not interested in acquiring Uroplasty.

On September 17, 2014, there was a meeting at Vision’s headquarters in Orangeburg, New York between Mr. Pell, Mr. Zauberman, Christian Escobar, Director of Marketing of Vision, Gary Siegel, Vice President, Finance of Vision, and Gerald A. Zukowsky, Vice President of Operations and R & D of Vision, and Mr. Kill, Mr. Reynolds, Mr. Hammers and Mr. Dan Merz, Vice President of Healthcare Economics of Uroplasty were in attendance. At this meeting, each company made a mutual presentation of their respective businesses, key drivers and opportunities. Both parties exchanged additional information regarding their respective businesses, including products, markets and organizational structures. The parties discussed the various opportunities and challenges facing the medical device, endoscopic and urological products industry and their respective businesses, including Vision’s challenging shift towards an office-based sales organization and Uroplasty’s extensive sales force and limited product lines. The parties discussed the importance of scale to the future of both companies and their respective product portfolios and pipelines and possible benefits of a combination between the two companies to their respective businesses, shareholders, customers and employees. The parties explored whether there was a sound strategic and operational rationale for a combination of the two companies. No specific transaction terms were discussed at this meeting.

On October 1, 2014, Mr. Zauberman and Mr. Kill held a telephone conference to discuss a preliminary outline of the terms of a potential transaction, including valuation of the two companies, pro forma ownership expectations, board representation, roles of key management, and amending the convertible promissory notes and warrants held by Mr. Pell.

On October 6, 2014, Mr. Kill had a telephone call with a party that had been introduced to Uroplasty by Piper Jaffray. Such party is referred to as Company B. Mr. Kill shared publically available information about Uroplasty’ performance, industry and products with Company B. At the conclusion of the telephone call, Company B expressed an interest in exploring strategic options with Uroplasty, including an acquisition of Uroplasty.

On October 6, 2014, the Vision board of directors held a telephonic meeting and Mr. Zauberman updated the Vision board of directors with respect to the proposed transaction, including a background on Uroplasty’s business, status of discussions and the initial non-binding terms of an agreement. The Vision board of directors discussed the terms of an initial non-binding term sheet and directed Mr. Zauberman to instruct Leerink to provide such term sheet to Uroplasty and Piper Jaffray. Further, the Vision board of directors directed Vision’s management to continue discussions with Uroplasty in order to assess the feasibility and merits of a potential transaction with Uroplasty.

On October 7, 2014, Mr. Kill and a representative from Piper Jaffray received from a representative of Leerink a letter and a non-binding term sheet from Mr. Zauberman, in which Vision proposed a stock-for-stock merger of Vision and Uroplasty that would result in Uroplasty shareholders owning 57% of the pro-forma outstanding shares of the combined company assuming no conversions of the outstanding convertible promissory notes of Vision held by Mr. Pell. Further, the term sheet provided for board representation of the two companies based upon their respective ownership percentages of the combined company, and that Mr. Kill and Mr. Reynolds would be chief executive officer and chief financial officer, respectively, of the combined company. The term sheet also contemplated that the combined company would raise additional equity capital of approximately $10 to 15 million and requested that the parties agree to a 45-day period to exclusively negotiate a potential transaction.

On October 8, 2014, the Uroplasty board of directors held a special meeting to review and discuss the Vision non-binding term sheet received on October 7, 2014. Members of Uroplasty management and representatives from Oppenheimer and Piper Jaffray also participated in the meeting. A representative from Oppenheimer led a discussion with the Uroplasty board of directors regarding their fiduciary duties and responsibilities in connection with the Vision term sheet. A representative from Piper Jaffray summarized the terms of the term sheet, and the resulting pro forma ownership and capitalization of the combined company. The representative from Piper Jaffray further analyzed Uroplasty and Vision on a combined basis, the Vision convertible promissory notes and warrants held by Mr. Pell, and Uroplasty on a stand-alone basis. Following discussion, the Uroplasty board of directors instructed Piper Jaffray to contact Leerink and engage in a conversation to discuss the Vision term sheet in more detail.

On October 14, 2014, Uroplasty and Piper Jaffray agreed to renew their December 18, 2013 engagement letter until January 31, 2015.

On October 17, 2014, the Uroplasty board of directors held a special meeting regarding the Vision term sheet received on October 7, 2014. Members of management and representatives from Piper Jaffray also participated in the meeting. A representative from Piper Jaffray led a discussion with the Uroplasty board of directors on the non-binding term sheet and the additional conversations with Leerink since October 8. The Uroplasty board of directors discussed a counteroffer to the Vision non-binding term sheet that would include (i) an exchange ratio in a transaction would reflect that Uroplasty shareholders would own at least 60% of the pro-forma outstanding shares of the combined company assuming no conversions of the outstanding convertible promissory notes held by Mr. Pell, (ii) collar provisions in the definitive merger agreement to reflect a potential adjustment to the exchange ratio based upon a change in Vision’s stock price of 20% or more, (iii) the restructuring of the Vision convertible promissory notes held by Mr. Pell, (iv) a seven member board of directors that would include five members, including the chair, appointed by Uroplasty, (v) customary voting agreements pursuant to which the officers and directors of both companies would agree to vote in favor to the merger and the transactions contemplated thereby, and (vi) a 30-day exclusivity period to negotiate the proposed transaction. Following this discussion, the Uroplasty board of directors instructed that this counter proposal be presented to Vision during the week of October 20, 2014.

On October 22, 2014, Uroplasty instructed Piper Jaffray to present a revised term sheet to Leerink and Vision, and Mr. Kill, Mr. Pell and Mr. Zauberman met in New York City to discuss the Uroplasty counter proposal and explore ways to address the differences between the two proposals.

During Vision’s regularly scheduled meeting of the Vision board of directors on October 23, 2014, the Vision board of directors again reviewed the state of discussions with Uroplasty, continuing to operate as a stand-alone company and the limited availability of other potential opportunities, including the conclusion that all four of the companies previously approached by Vision with respect to a proposed strategic transaction were not interested in pursuing an acquisition of or transaction with Vision.

On October 29, 2014, Mr. Kill executed a confidentiality agreement with Company B.

On October 30, 2014, during a regularly scheduled meeting of the Uroplasty board of directors, the Uroplasty board of directors reviewed the state of discussions with Vision and the rationale of a strategic transaction with Vision. In addition, the Uroplasty board of directors approved the filing of a shelf registration statement on Form S-3 to register up to $50 million of common stock or warrants, and discussed Uroplasty remaining a stand-alone company, potential financing options as a stand-alone company and management’s review of and prior process and preliminary discussions with five parties exploring the potential for a transaction involving the sale of Uroplasty.

On October 30, 2014, Mr. Kill, Mr. Reynolds and Mr. Hammers met in person at Uroplasty headquarters with Company B. At this meeting, Uroplasty shared confidential non-public information to Company B regarding Uroplasty’ performance, industry and products.

On October 31, 2014, representatives of Piper Jaffray and Leerink discussed the proposed transaction, the terms in the non-binding term sheet that had not been resolved, and options to bridge gaps on key aspects of the proposed term sheet.

Between October 31, 2014 and November 6, 2014, Uroplasty management and board of directors discussed options for a potential revised term sheet, and authorized Piper Jaffray to send a revised term sheet to representatives of Vision.

On November 6, 2014, Mr. Kill provided specific confidential information to Company B to assist them in building financial models in preparation for a presentation to their board of directors in early December. From November 7 until December 12, 2014, there were no additional requests for information or discussions to explore a potential transaction between Uroplasty and Company B. On December 12, 2014, Uroplasty was informed by a representative from Piper Jaffray that Company B would not be making an offer to acquire Uroplasty.

On November 7, 2014, a representative from Piper Jaffray sent Leerink a revised term sheet.

On November 15, 2014, the Vision board of directors held a special telephonic board meeting to discuss the transaction. Representatives of Leerink were on the call and they reviewed in detail the potential transaction between Vision and Uroplasty. Mr. Zauberman and Mr. Aaron Polak, Vision’s general counsel, updated the Vision board of directors with respect to the progress of the negotiations, including significant open items with respect to the exchange ratio and the treatment of Vision’s debt to Mr. Pell. Mr. Polak advised the Vision board of directors that Mr. Pell would retain independent counsel with respect to the negotiation of the terms of the restructuring of Mr. Pell’s debt.

After some discussion, the Leerink representatives left the meeting and Mr. Pell and Mr. Zauberman discussed with the Vision board of directors the merits of the potential transaction and the limited other opportunities available to Vision, and clarified that the material and substantive terms of the transaction had not yet been determined. As presented to the Vision board of directors, the fundamental benefits to Vision included Vision’s belief that the combination of these two businesses would have the following synergies:

•	Vision had a ready-to-scale endoscopy solution in urology and other specialties, but limited distribution.
•	Uroplasty had an existing approximately $26 million revenue and 88% gross margin business in urology, with an under-utilized office based distribution capability that includes 44 U.S. direct sales representatives and 10 clinical specialists.
•	The combined company would have greater critical mass, more attractive revenue growth rates, a clearer path to profitability, and enhanced financing flexibility.

After further discussion, the Vision board of directors approved entering into a 30-day period where Vision and Uroplasty would exclusively negotiate with one another with a view towards finalizing the terms of transaction documentation, and instructed management to contact Vision’s outside professionals (EisnerAmper LLP, its independent registered public accounting firm (“EisnerAmper”) and Royer Cooper Cohen Braunfeld LLC, its outside counsel (“RCCB”)) and obtain estimates for assisting with further negotiations. The Vision board of directors also directed Mr. Pell and Mr. Zauberman to continue fee negotiations with Leerink.

From November 15 to November 18, 2014, representatives from Uroplasty, Piper Jaffray and Oppenheimer, and representatives of Vision, Leerink and RCCB, negotiated a non-binding term sheet and a 30-day period in which the parties would exclusively negotiate with each other.

On November 17, 2014, Vision provided Uroplasty with an exclusivity letter agreement and a revised non-binding term sheet. The exclusivity letter agreement provided, among other things, (i) that for 30 days Vision and Uroplasty would exclusively negotiate with one another with a view towards finalizing the terms of transaction documentation, and (ii) that if either party received an acquisition proposal during this 30-day period that the board of directors determined in good faith that, in order to comply with its fiduciary obligations to its shareholders, the board of directors would be permitted to take certain actions, including termination of the letter agreement, in order to fulfill its obligations to its shareholders. The non-binding term sheet provided for a stock-for-stock merger of Vision and Uroplasty pursuant to an exchange ratio in which Uroplasty shareholders would own 62.5% of the pro-forma outstanding shares of the combined company assuming no conversions of the outstanding Vision convertible promissory notes held by Mr. Pell, and that the exchange ratio would be adjusted based on any changes in the outstanding common stock of either party prior to the closing of the merger. Further, the term sheet provided that the Vision convertible promissory notes held by Mr. Pell would be restructured to provide that (i) Vision had the ability to repay the promissory notes in cash or by issuing shares of stock, or any combination thereof, subject to agreed-upon limitations, (ii) the promissory notes would not be convertible for three years after the closing of the merger, subject to agreed-upon exceptions, (iii) the promissory notes would mature five years after the closing of the merger, and (iv) the promissory notes would be subordinated in the capital structure of the combined company to allow for senior secured debt if required for agreed upon strategic initiatives. The term sheet also provided that officers and directors of both companies would enter into voting agreements with the other company to agree to vote in favor of the merger and the transactions contemplated thereby; that the combined company would have an eight member board of directors, of which five members, including the chairman, would be appointed by Uroplasty and three members would be appointed by Vision; and that Mr. Kill and Mr. Reynolds would be chief executive officer and chief financial officer, respectively, of the combined company.

On November 18, 2014, Mr. Kill provided the Uroplasty board of directors with drafts of the exclusivity letter agreement and the non-binding term sheet. Mr. Kill also requested that the board of directors confirm his authority to enter the exclusivity letter. The Uroplasty board of directors confirmed Mr. Kill’s authority to enter into the exclusivity letter.

On November 18, 2014, Uroplasty and Vision entered into an exclusivity agreement on the terms described above.

From November 18 through December 19, 2014, representatives from Uroplasty and Oppenheimer and representatives of Vision and RCCB drafted the merger agreement and voting agreements, negotiated the terms and conditions of the merger agreement including, in particular, the structure of the transaction, the conditions to the consummation of the merger, the circumstances in which Vision and Uroplasty could consider unsolicited acquisition proposals made by third parties as well as the terms upon which Vision and Uroplasty might be required to pay a fee upon termination of the merger agreement and the amount of any such termination fee, the remedies available to either party in the event of termination or breach of the merger agreement, the definition of material adverse effect and qualifications to representations and warranties. During this same time period, representatives from Uroplasty and Oppenheimer and representatives of Vision and RCCB exchanged drafts of and negotiated the disclosure schedules to the merger agreement. The terms of the voting agreements related to the merger also were negotiated by the parties thereto and their advisors during this time period.

From November 19 through December 1, 2014, Uroplasty and Vision established virtual data rooms, exchanged due diligence request lists, and commenced loading documents into the data rooms and they and their advisors began preliminary due diligence review.

From December 2 through December 4, 2014, the Uroplasty management team performed on-site due diligence at Vision’s Orangeburg, New York and Natick, Massachusetts locations.

On December 8 and 9, 2014, the Vision management team performed due diligence in Minnetonka, Minnesota.

From December 9 through December 19, 2014, representatives from Uroplasty and Oppenheimer, representatives of Vision and RCCB, and Mr. Pell and representatives from Proskauer Rose LLP, Mr. Pell’s legal counsel, negotiated the terms and conditions of the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell.

On December 10, 2014, the Vision board of directors met telephonically to discuss the Uroplasty transaction. Mr. Polak and representatives of Leerink were present on the call. On the call, Mr. Polak reviewed the results of Vision’s legal, intellectual property, manufacturing and related due diligence activities. The Vision board of directors also received and reviewed the structure of the merger, as well as draft pro forma financials and related materials prepared by Leerink. Management reported that, as expected of two public companies, the material findings of Vision’s due diligence review of Uroplasty were consistent with the information contained in Uroplasty’s public disclosures and filings with the SEC. Management also reported on the open items related to the negotiation of Vision’s debt to Mr. Pell as well as the timing and payment of fees to its advisors. The Vision board of directors received the merger agreement and a description of the voting agreement that was expected to be signed by the members of each company’s board and their respective officers.

On December 15, 2014, the Uroplasty board of directors held a special meeting. Members of management and representatives from Oppenheimer and Piper Jaffray also participated in the meeting. In advance of the meeting, the directors were provided with a draft of the merger agreement, the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell and the voting agreements to be entered into by Uroplasty and its directors and officers. Mr. Kill summarized the various activities that the Uroplasty board of directors has considered and taken in the past year, including the process that began in December 2013 to explore the viability of a transaction involving the sale of Uroplasty as a means of maximizing shareholder value, as well as further efforts over the past year to explore other potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives. A representative from Oppenheimer reviewed the fiduciary duties of the Uroplasty board of directors in the context of the transaction, and referred to prior fiduciary duty discussions had with the Uroplasty board of directors at prior meetings in 2013 and 2014. The Uroplasty board of directors discussed their fiduciary duties in the context of the proposed merger and considered that Mr. Kill would be chief executive officer and Mr. Reynolds would be chief financial officer of the combined company, and that all five members of the Uroplasty board of directors would be directors of the combined company. Mr. Kill also updated the Uroplasty board of directors on the status the negotiations with Vision, and reported that the parties now appeared to be in agreement on all significant deal points including a 62.5%/37.5% post-merger ownership split of the combined company in favor of the Uroplasty shareholders, deal structure, so-called “no-shop” provisions and other deal terms, board structure and closing conditions. Further, Mr. Kill reviewed the due diligence conducted on Vision. Mr. Reynolds reviewed the financial condition of Uroplasty and Vision and certain pro forma financial projection of the combined company prepared by Uroplasty’s management. A representative from Piper Jaffray provided the Uroplasty board of directors with information regarding the methodology, analyses, limitations and assumptions that Piper Jaffray employed in preparing a draft opinion relating to fairness of the exchange ratio, from a financial point of view, to the holders of Uroplasty’s common stock. A representative from Oppenheimer discussed with the Uroplasty board of directors the terms of most recent drafts of the merger agreement, voting agreements and the amendments to the convertible promissory notes and warrants held by Mr. Pell.

From December 15, 2014 through December 19, 2014, Uroplasty and its representatives and advisors and Vision and its representatives and advisors finalized the merger agreement and the voting agreements, and Uroplasty and its representatives and advisors and Mr. Pell and his advisors finalized the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell.

On December 17, 2014, Vision and Leerink finalized the terms of Leerink’s engagement as a financial advisor to Vision and entered into an engagement letter.

On December 18, 2014, the Vision board of directors held a special meeting. Present at the meeting were Mr. Polak and representatives from Leerink, RCCB and EisnerAmper. Mr. Polak updated the Vision board of directors with respect to the terms of the definitive merger agreement, the amendments to the convertible promissory notes and warrant held by Mr. Pell, and a final update with regard to its legal due diligence investigation of Uroplasty. Leerink reviewed with the Vision board of directors a draft of its fairness opinion, including a further analysis of the transaction. The Vision board of directors reviewed the materials, but adjourned without a formal vote.

On December 19, 2014, the Vision board of directors again met telephonically. Mr. Polak, Leerink and RCCB were present at this meeting. Leerink delivered its written opinion that as of December 19, 2014, and based on the assumptions, qualifications and limitations set forth in the written opinion, the merger was fair, from a financial point of view, to the shareholders of Vision, as more fully described under “—Opinion of Vision’s Financial Advisor.” The text of the Leerink opinion is attached as Annex E to this joint proxy statement/prospectus. Mr. Polak reviewed with the Vision board of directors the next steps that would be taken, including the preparation and filing of a registration statement on Form S-4, the call of a special shareholders meeting and related matters.

In the course of its deliberations, the Vision board of directors considered a number of factors, including those described more fully under “—Recommendation of the Vision Board of Directors; Vision’s Reasons for the

Merger.” The Vision board of directors also considered certain of the risks and other countervailing factors related to entering into the merger agreement that previously had been identified and discussed by Vision’s senior management and the Vision board of directors, which are also described more fully under “—Recommendation of the Vision Board of Directors; Vision’s Reasons for the Merger.” Following the presentations, the Vision board of directors approved and adopted, by a unanimous vote, the merger agreement and the merger and declared the merger agreement and the merger, including the transactions contemplated in the merger agreement and the amendments to the convertible promissory notes and warrant held by Mr. Pell, to be advisable, fair to, and in the best interests of Vision and its shareholders and recommended that the Vision shareholders vote in favor of the merger agreement, the merger and the related transactions. The Vision board of directors further authorized Mr. Zauberman and Mr. Polak to finalize and execute the merger agreement on behalf of Vision over the weekend of December 20 and 21.

On December 19, 2014, the Uroplasty board of directors held a special telephonic meeting. Members of Uroplasty management and representatives from Oppenheimer and Piper Jaffray also participated in the meeting. In advance of the meeting, the directors were provided with a draft of the merger agreement, the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell, and the voting agreements. At this meeting, the Uroplasty board of directors reviewed and discussed changes that had been made to the draft merger agreement and the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell since the December 15 board meeting. Mr. Reynolds reviewed the financial condition of Uroplasty and Vision and certain pro forma financial projection of the combined company prepared by Uroplasty’ management which had been updated from the December 15 board meeting. A representative from Piper Jaffray delivered Piper Jaffray’s oral opinion, subsequently confirmed in a written opinion of the same date, to the Uroplasty board of directors that, based on and subject to the limitations and assumptions stated in the opinion, as of the date of the opinion the exchange ratio was fair, from a financial point of view, to the holders of Uroplasty’s common stock, as described more fully under “—Opinion of Uroplasty’s Financial Advisor.” The text of the Piper Jaffray opinion is attached as Annex D to this joint proxy statement/prospectus. In the course of its deliberations, the Uroplasty board of directors considered a number of factors, including those described more fully under “—Recommendation of the Uroplasty Board of Directors; Uroplasty’s Reasons for the Merger.” The Uroplasty board of directors also considered certain of the risks and other countervailing factors related to entering into the merger agreement that previously had been identified and discussed by Uroplasty’s senior management and the Uroplasty board of directors, which are also described more fully under “—Recommendation of the Uroplasty Board of Directors; Uroplasty’s Reasons for the Merger.” Following additional discussion and deliberation, the Uroplasty board of directors unanimously (i) determined that the merger is fair to and in the best interests of Uroplasty and its shareholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized Mr. Kill and Mr. Reynolds to execute the merger agreement and any other transactional documents on behalf of Uroplasty and (iii) recommended that the Uroplasty shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

Shortly after the meetings of the board of directors of Uroplasty and Vision, representatives of Oppenheimer and RCCB advised each other of the actions taken by the boards of directors of Uroplasty and Vision, respectively.

On December 21, 2014, Uroplasty and Vision executed the merger agreement. In addition, on that date, the voting agreements were executed and delivered by the parties thereto, and the amendments to the Vision convertible promissory notes and warrants held by Mr. Pell were executed and delivered by Vision and Mr. Pell.

On December 22, 2014, before the open of trading on the U.S. stock market, Uroplasty and Vision issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Uroplasty Board of Directors; Uroplasty’s Reasons for the Merger

At its meeting on December 19, 2014, the Uroplasty board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Uroplasty board of directors unanimously recommends that Uroplasty shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the other proposals to be considered by Uroplasty shareholders at the special meeting of the Uroplasty shareholders.

The Uroplasty board of directors considered many factors in making its decision to recommend the approval of the merger agreement and the transactions contemplated thereby. In arriving at its decision, the Uroplasty board of directors consulted with Uroplasty’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed merger is likely to result in significant strategic and financial benefits to Uroplasty and its shareholders, including a number of positive factors (not in any relative order of importance):

•	the consideration of Uroplasty’s anticipated near- and long-term operations and performance on an independent, stand-alone basis;
•	the consideration of strategic alternatives to the proposed merger with Vision, including other merger transactions with other companies, continuing to operate Uroplasty on a stand-alone basis, in-licensing or acquiring additional technologies or product candidates, and the belief that the proposed merger with Vision would provide the Uroplasty shareholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Uroplasty and its shareholders;
•	the belief that the combination of Uroplasty’s and Vision’s businesses would create more value for the Uroplasty shareholders in the long-term than Uroplasty could create as an independent, stand-alone company, given the anticipated costs, timing and risks associated with continuing the development of Uroplasty products in development and/or in-licensing or acquiring additional technologies or product candidates, and the uncertain capital markets, which Uroplasty historically has relied upon to raise additional financing to fund its product development efforts;
•	historical and current information concerning Vision’s business, financial performance, financial condition, operations and management, and the results of a due diligence investigation of Vision conducted by Uroplasty’s management and advisors;
•	the opportunity for the Uroplasty shareholders to participate in the potential future value of the combined company, including future potential value from Vision’s established products and products in development;
•	historical and current information concerning Uroplasty’s business, financial performance, financial condition, operations and management, including financial projections of Uroplasty under various scenarios and its short- and long-term strategic objectives and the risks associated therewith;
•	historical and current financial market conditions and stock prices and historical stock prices and trading volumes of Uroplasty common stock;
•	the exchange ratio in the merger which is intended to result in Uroplasty shareholders holding approximately 62.5% of the outstanding shares of the combined company after the merger;
•	the all-stock nature of the merger and the intent that the merger be tax-free to the Uroplasty shareholders;
•	the terms and conditions of the merger agreement, including without limitation the following:
•	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current Uroplasty and Vision shareholders will own after the merger provided by the exchange ratio;
•	the provisions in the merger agreement that limit the ability of Uroplasty to solicit and respond to offers for alternative transactions, but which allow Uroplasty to respond to a bona fide acquisition proposal that the Uroplasty board of directors determines is or is reasonably likely to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement, which such provisions the Uroplasty board of directors believes are reasonable under the circumstances;
•	the ability of the Uroplasty board of directors, in accordance with its fiduciary duties, to withdraw, modify or amend its recommendation that the Uroplasty shareholders vote in favor the approval of the merger agreement and the transactions contemplated thereby, including the merger, which such provisions the Uroplasty board of directors believes are reasonable under the circumstances;

•	the conditions under which the merger agreement may be terminated by either party and the conclusion of the Uroplasty board of directors that the potential termination fee of $1.5 million or the reimbursement of certain transaction expenses incurred in connection with the merger of up to $2.0 million, and the circumstances when such fee or expense reimbursement may be payable or received by Uroplasty, are reasonable; and
•	the belief that the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;
•	the voting agreements entered into by the directors and named executives officers of Vision representing approximately 39% of the outstanding voting power of Vision as of December 1, 2014, pursuant to which such shareholders agreed, solely in their capacity as shareholders, to vote all of their shares of Vision capital stock in favor of approval of the merger agreement and against any alternative acquisition proposal;
•	the convertible promissory notes and warrants held by Mr. Pell are amended to provide, among other things, that (i) the combined company has the ability to either repay such notes or issue shares, or any combination thereof, subject to certain limitations, (ii) that Mr. Pell will not convert his notes or exercise his warrants for three year after the merger, (iii) that the notes will mature within five years after the merger, and (iv) that the notes will be subordinated in the capital structure of the combined company to allow for certain senior secured debt, and the amendments will be effective at the time of the merger;
•	Mr. Kill will serve as President and Chief Executive Officer of the combined company, Mr. Reynolds will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Mr. Hammers will serve as Senior Vice President, Global Sales and Marketing of the combined company; and
•	Piper Jaffray’s written opinion, and its financial presentation, dated December 19, 2014, to the Uroplasty board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Uroplasty’s common stock of the exchange ratio.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the Uroplasty board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

•	the fact that, while Uroplasty expects the merger to be completed, there can be no assurance that all conditions to the parties’ obligations, including Uroplasty obtaining shareholder approval of the merger and related merger proposals, to complete the merger will be satisfied within the time frames contemplated by the merger agreement, especially since some of the conditions are outside the control of Uroplasty, and, as a result, the merger may not be completed;
•	the amount of time required to complete the merger and the possibility that the merger may not be completed and the potential adverse consequences to Uroplasty if the merger is not completed, including the potential adverse effect on the reputation of Uroplasty, the potential to depress the values offered by others to Uroplasty in a business combination or other alternative transaction and the ability of Uroplasty to obtain financing in the future;
•	the possibility that the merger might be unduly delayed and the potential of such a delay to reduce or eliminate the expected benefits of the transaction;
•	the possible negative effect of the public announcement of the merger on Uroplasty’s stock price and the possible volatility in Uroplasty common stock that may occur during the pendency of the merger;
•	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;
•	the fact that the anticipated cash resources of the combined company expected to be available at the closing of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;

•	the fact that Uroplasty’s shareholders may dissent to the merger and demand cash compensation reflecting the fair value of their shares upon completion of the merger which may give either party the right to terminate the transaction or requiring the combined company to make cash payments to dissenting shareholders at a time when the combined company has insufficient capital;
•	the risk that sales of substantial amounts of common stock of the combined company immediately after the closing of the merger could adversely affect the market price of such common stock;
•	the substantial charges to be incurred in connection with the merger, including transaction expenses that would be incurred whether or not the merger is completed;
•	the risk of diverting the attention of Uroplasty’s management from other strategic priorities to implement the merger and make arrangements for the integration of each company’s operations and infrastructure following the merger;
•	the risk that the combined company’s financial forecasts are not attained at the level or within the timeframe expected;
•	the risks, challenges and costs associated with successfully integrating two companies, with separate operations and locations;
•	the ability of the Vision shareholders and management to significantly influence the combined company’s business following the completion of the merger;
•	the restrictions on the conduct of Uroplasty’s business prior to the completion of the merger, which require Uroplasty to carry on its business in the ordinary course and consistent with past practice, subject to specific additional restrictions, which may delay or prevent Uroplasty from pursuing business opportunities that otherwise would be in its best interests as a stand-alone company;
•	the risk of shareholder lawsuits that may be filed against Uroplasty and/or the Uroplasty board of directors in connection with the merger agreement;
•	the substantial transaction costs and expenses that have been incurred to date and are expected to be incurred in connection with the merger; and
•	the provisions of the merger agreement that require Uroplasty to reimburse Vision for certain transaction expenses incurred in connection with the merger in the amount of up to $2.0 million and pay a $1.5 million fee if the merger agreement is terminated by Uroplasty due to specified reasons.

In addition to considering the factors described above, the Uroplasty board of directors considered that some members of the Uroplasty board of directors and certain Uroplasty executive officers have interests in the proposed merger as individuals that are in addition to, and that may be different from, the interest of the Uroplasty shareholders generally, as described under “The Merger—Interests of Uroplasty’s Directors and Officers in the Merger” beginning on page 96.

After considering the foregoing potentially negative and potentially positive factors, the Uroplasty board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Uroplasty board of directors is not exhaustive but is intended to reflect the material factors considered by the Uroplasty board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Uroplasty board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Uroplasty board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Uroplasty board of directors may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the Uroplasty board of directors is forward-looking in nature. This information should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 46.

Recommendation of the Vision Board of Directors; Vision’s Reasons for the Merger

In approving the merger agreement and recommending that the Vision shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Vision common stock to Uroplasty’s shareholders in connection with the merger, the Vision board of directors consulted with the members of Vision’s management, as well as with Vision’s legal, financial, and business advisors, and also considered a number of factors that the Vision board of directors viewed as supporting its decisions. The principal factors that the Vision board of directors viewed as supporting its decisions are:

•	that combining Vision and Uroplasty would create a larger, more balanced company with a broader product line to sell to its customer base;
•	the expectation that the combined company would have a broader geographic sales and distribution footprint compared to Vision on a stand-alone basis;
•	the current and prospective competitive climate in the medical device industry, including recent significant consolidation within the industry and significant regulatory, financial, economic and other challenges facing industry participants, and the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet these challenges, including possible additional industry consolidation;
•	the complementary nature of Vision’s and Uroplasty’s urology-oriented businesses and geographic markets, and the additional revenue growth opportunities presented by the combined company’s expanded and comprehensive product offering and the opportunity created by the transaction to enhance the capabilities of both companies to operate more effectively and efficiently by employing best practices of each company;
•	the expectation that the combined company could achieve annual cost savings and synergies from, among other things, reductions in corporate overhead and administrative costs in comparison to both companies on a stand-alone basis by the third year of operations after closing, coming from, among other things, anticipated reductions in public company expenses, overlapping support function and systems costs, as well as process and vendor consolidation opportunities across the business;
•	the expectation that combining the two companies would promote earnings per share accretion (in comparison to Vision on a stand-alone basis) including one through the realization of synergies and Uroplasty’s higher operating margin;
•	the potential opportunities for greater operational efficiencies and synergies through conducting operations as part of a single enterprise;
•	the expectation that the combined company would have increased resources to invest in future acquisitions, access to the capital markets and other growth opportunities in comparison to Vision on a stand-alone basis;
•	the expectation that shareholders would experience opportunities for share price growth driven by:
•	a more liquid public company stock;
•	a more diversified business profile;
•	the potential for accelerating earnings growth through the realization of synergies and repayment of debt;
•	the fact that the exchange ratio is fixed, which provides certainty to the Vision shareholders as to their approximate aggregate pro forma percentage ownership of the combined company and will not fluctuate based upon changes in the market price of Vision’s or Uroplasty’s shares between the date of the merger agreement and the closing date; and
•	the positioning of the combined company as a consolidator with a strong platform from which to continue to pursue acquisitions; and

•	the opinion of Leerink Partners, dated December 19, 2014, addressed to the Vision board of directors as to the fairness to Vision, from a financial point of view and as of the date of such opinion, of the exchange ratio to the Vision shareholders, as more fully described below under the caption “Opinion of Vision’s Financial Advisor” beginning on page 86.

Other Considerations

In addition to considering the factors described above, the Vision board of directors also considered the following factors:

•	its knowledge of Vision’s business, operations, financial condition, earnings and prospects and its knowledge of Uroplasty’s business, operations, financial condition, earnings and prospects, taking into account Uroplasty’s publicly-filed information and the results of Vision’s due diligence review of Uroplasty;
•	its judgment that the proposed merger is likely to result in significant strategic and financial benefits to Vision and its shareholders;
•	the recommendation of Vision’s management in support of the transaction;
•	the Vision board of directors’ belief that the terms of the merger agreement were the product of arms-length negotiations between Vision and its advisors, on the one hand, and Uroplasty and its advisors, on the other hand;
•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Vision is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, subject to payment of $1.5 million plus up to $2.0 million in expense reimbursement, terminate the merger agreement in order to accept a superior proposal, which the Vision board of directors believed was important in ensuring that the merger would be substantively fair to the Vision shareholders and providing the Vision board of directors with adequate flexibility to respond to solicitations from third parties;
•	the Vision board of directors’ belief that the $1.5 million termination fee payable by Vision upon Vision’s termination of the merger agreement to accept a superior proposal, plus up to $2.0 million in expense reimbursement, (i) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) are within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a proposal;
•	the fact that the respective Uroplasty shareholders and Vision shareholders would vote on the approval of the transaction;
•	the fact that the holders of approximately 39% of the outstanding shares of Vision common stock on December 21, 2014, entered into a voting agreement with Uroplasty to vote in favor of the merger and the merger agreement and related matters, which reduces the risk that the merger will not be consummated; and
•	the opportunity for Vision’s employees to benefit from being part of a larger, dynamic organization that will offer opportunities for career development and growth.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the Vision board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

•	the fact that Vision shareholders will own a significantly smaller percentage in the combined company than such shareholders own in Vision currently;
•	the difficulty and costs inherent in the combination of two businesses of the size, geographic diversity of Vision and Uroplasty, and complexity and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;
•	the fact that Vision’s management anticipates some revenue dis-synergies as a result of the merger;

•	the fact that the combined company may face liquidity challenges during the next few years in light of significant contingent liabilities and financial obligations and commitments, including, among others, outstanding indebtedness, transaction-related expenses, and the combined company’s anticipated operating losses for the next few years;
•	the fact that the combined company likely will need additional financing to satisfy its anticipated liquidity challenges, which may not be available on favorable terms at the time it is needed and which could reduce the combined company’s operational and strategic flexibility;
•	the fact that the exchange ratio is fixed and will not adjust to compensate for changes in the price of Vision or Uroplasty shares prior to the consummation of the merger, although the merger agreement does permit the Vision board of directors to change its recommendation of the merger upon the occurrence of specified intervening events, as more fully described in the merger agreement (see “The Merger Agreement—Change of Recommendation” beginning on page 112);
•	the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative business combination transactions involving Vision, including restrictions on Vision’s ability to solicit proposals for alternative transactions and the requirement that Vision pay the termination fee and expenses of Uroplasty in certain circumstances following the termination of the merger agreement;
•	the restrictions on the conduct of Vision’s business during the pendency of the merger, which may delay or prevent Vision from undertaking potential business opportunities that may arise or may negatively affect Vision’s ability to attract, retain and motivate key personnel;
•	the adverse impact that business uncertainty prior to the effective time of the merger could have on Uroplasty’s and Vision’s ability to attract, retain and motivate key personnel until the effective time;
•	the fact that there can be no assurance that the conditions in the merger agreement will be satisfied and, as a result, the merger may not be consummated and the potential consequences of non-consummation, including the potential negative impacts on Vision, its business, the trading price of Vision shares and Vision’s ability to attract and retain key management personnel and employees;
•	the time, effort and substantial costs involved in connection with entering into the merger agreement and completing the merger and the related disruptions to the operation of Vision’s business, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, and the risk that the operations of Vision would be disrupted by employee concerns or departures or by changes to or termination of Vision’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;
•	the fact that the merger will result in the automatic, full acceleration of vesting of all outstanding equity-based awards held by Vision’s employees and officers, which diminishes the retentive value of those awards and may result in the combined company making additional equity-based awards to the employees or officers in order to incentivize them to remain with the combined company and ensure continued alignment of the executive officers’ interests with those of the combined company and its shareholders;
•	the fact that Vision has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;
•	the fact that Vision is paying a 56% premium to Uroplasty shareholders implied by the exchange ratio, based on a calculation of the share prices of Uroplasty and Vision on December 19, 2014, the last trading day prior to the parties entering into the merger agreement;
•	the risk that the Vision shareholders or Uroplasty shareholders may fail to approve the merger;
•	the fact that Mr. Pell’s amended convertible promissory notes give Mr. Pell the right to approve certain debt financing transactions; and
•	other business, industry and other risks of the combined company, some of which are described under “Risk Factors” beginning on page 21.

The foregoing discussion of the information and factors considered by the Vision board of directors is forward-looking in nature. This information should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 46.

Opinion of Uroplasty’s Financial Advisor

Uroplasty retained Piper Jaffray to render a fairness opinion to the Uroplasty board of directors in connection with the merger. On December 19, 2014, Piper Jaffray delivered its oral opinion, subsequently confirmed in a written opinion of the same date, to the Uroplasty board of directors that, based on and subject to the limitations and assumptions stated in the opinion, as of the date of the opinion the exchange ratio was fair, from a financial point of view, to the holders of Uroplasty’s common stock.

The full text of Piper Jaffray’s written opinion dated December 19, 2014, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Piper Jaffray’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety and this summary is qualified by reference to the written opinion. Piper Jaffray’s opinion addresses solely the fairness, from a financial point of view, to the holders of Uroplasty common stock of the exchange ratio as of the date of the opinion. Piper Jaffray’s opinion was directed solely to the Uroplasty board of directors in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any Uroplasty shareholder as to how such shareholder should vote or how any such shareholder should act with respect to the merger or any other matter, including, but not limited to, exercise of appraisal rights. Piper Jaffray’s opinion was approved for issuance by Piper Jaffray’s Opinion Committee.

In arriving at its opinion, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated December 19, 2014;
•	reviewed and analyzed certain financial and other data with respect to Uroplasty and Vision which was publicly available;
•	reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Uroplasty and Vision that were publicly available, as well as those that were furnished to Piper Jaffray by Uroplasty;
•	reviewed and analyzed certain forecasted pro forma financial information relating to the consolidated business, earnings, cash flow, assets and liabilities of Vision following completion of the merger that were furnished to Piper Jaffray by Uroplasty;
•	conducted discussions with members of senior management and representatives of Uroplasty concerning the matters described above, as well as Vision’s business and prospects before and after giving effect to the merger;
•	reviewed current and historical reported prices and trading activity of Uroplasty’s common stock, Vision common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Uroplasty;
•	compared the financial performance of Uroplasty with that of certain other publicly traded companies that Piper Jaffray deemed relevant;
•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and
•	performed a discounted cash flows analysis for Uroplasty on a stand-alone basis.

In addition, Piper Jaffray conducted such other inquiries, examinations and analyses, and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Uroplasty board of directors at a meeting held on December 19, 2014. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Uroplasty board of directors on December 19, 2014.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Piper Jaffray or the Uroplasty board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 18, 2014, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated (i) an implied price per share of Uroplasty’s common stock of approximately $3.63, based on the exchange ratio of one share of Uroplasty common stock being converted into the right to receive 3.6331 shares of Vision common stock and the $1.00 per share closing price of Vision common stock on December 18, 2014; (ii) pro forma ownership of the combined company by Uroplasty’s common shareholders of 62.5% based on the shares outstanding of each of Uroplasty and Vision as of December 1, 2014, calculated in each case using the treasury stock method and the exchange ratio, and assuming no conversions of the outstanding Vision convertible promissory notes held by Mr. Pell; and (iii) an enterprise value (“EV”) of Uroplasty implied by the exchange ratio (for the purposes of this analysis, EV equates to implied equity value, plus debt, less cash) of approximately $70.9 million, based on Uroplasty’s cash and cash equivalents as of September 30, 2014 and no outstanding debt as of that date.

Financial Analyses

Piper Jaffray performed the following financial analyses in connection with rendering its opinion to the Uroplasty board of directors:

•	contribution analysis;
•	selected public companies analysis;
•	selected mergers and acquisitions (“M&A”) transaction analysis; and
•	discounted cash flows analysis.

Each of these analyses is summarized below.

Contribution Analysis

Piper Jaffray performed a relative contribution analysis for Uroplasty and Vision. The analysis involved comparing (i) the exchange ratio to (ii) the exchange ratio that would be required for the pro forma ownership of the combined company by Vision’s and Uroplasty’s respective shareholders to match the relative forecasted contributions of each company to the combined company’s forecasted revenues and gross margins for calendar years 2015 and 2016. The combined company’s forecasted revenues and gross margins and the contributions of each of Uroplasty and Vision to those financial metrics for calendar years 2015 and 2016 were provided to Piper Jaffray by Uroplasty’s management and did not include any forecasted synergies that might arise from the merger. The tabular summary below presents the results of this comparison:

	CY 2015 Revenue	CY 2016 Revenue	CY 2015 Gross Margin	CY 2016 Gross Margin
Uroplasty Forecasted Contribution	59%	59%	79%	78%
Implied Exchange Ratio	3.14	3.14	8.19	7.71

The contribution analysis showed that, based on the forecasts and assumptions used in the analysis, the exchange ratio of 3.6331 shares of Vision common stock for each share of Uroplasty common stock was greater than the implied exchange ratio derived from the combined company’s forecasted revenues for calendar years 2015 and 2016, but less than the implied exchange ratio derived from the combined company’s forecasted gross margins for calendar years 2015 and 2016.

Selected Public Companies Analysis

Piper Jaffray reviewed selected historical financial data of Uroplasty and estimated stand-alone financial data of Uroplasty based on projections provided by Uroplasty’s management and compared them to corresponding financial data, where applicable, for U.S. listed public companies in the medical technology sector that Piper Jaffray deemed comparable to Uroplasty. Piper Jaffray selected the comparable companies based on information obtained by searching standard industrial classification (“SIC”) codes and its professional judgment. Piper Jaffray also applied the following criteria when selecting the comparable companies:

•	forecasted revenue growth between 0% and 15% for calendar years 2014 and 2015; and
•	revenue during the last twelve months (“LTM”), based on the latest publicly reported financial results, between $10 million and $100 million.

Based on these criteria, Piper Jaffray identified and analyzed the following selected public companies:

•	Cutera, Inc.;
•	IRIDEX Corporation;
•	LeMaitre Vascular, Inc.
•	STAAR Surgical Company; and
•	SurModics, Inc.

For the selected public companies analysis, Piper Jaffray compared five valuation multiples for Uroplasty to valuation multiples for the selected public companies. The Uroplasty valuation multiples were derived using Uroplasty’s implied EV, Uroplasty’s revenue for the LTM period, and Uroplasty’s management projections of revenue for the forward twelve-month (“FTM”) period immediately following the LTM period and for calendar years 2014 through 2016. Piper Jaffray then compared the Uroplasty multiples to valuation multiples for the selected public companies derived from their closing price per share on December 18, 2014 using their LTM revenue and consensus revenue projections for the FTM period and for calendar years 2014 through 2016. The tabular summary below presents the results of this comparison:

Selected Public Companies
Measurement	Uroplasty(1)	Minimum	Mean	Median	Maximum
EV/LTM Revenue	2.8x	0.9x	2.7x	1.9x	4.7x
EV/FTM Revenue	2.5x	0.7x	2.5x	1.8x	4.3x
EV/2014 Revenue	2.7x	0.8x	2.7x	1.9x	4.6x
EV/2015 Revenue	2.4x	0.7x	2.5x	1.7x	4.3x
EV/2016 Revenue	2.2x	0.7x	2.2x	1.5x	4.0x

(1)	Based on the implied price per share using the exchange ratio.

The selected public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Uroplasty based on the exchange ratio were within the range of minimum and maximum valuation multiples of the selected public companies when comparing the ratio of (i) EV to LTM revenue, (ii) EV to FTM revenue, (iii) EV to projected calendar year revenue for 2014, (iv) EV to projected calendar year revenue for 2015; and (v) EV to projected calendar year revenue for 2016.

Selected M&A Transaction Analysis

Men’s and Women’s Health

Piper Jaffray reviewed public and private M&A transactions involving target companies in the medical technology sector that it deemed comparable to Uroplasty in its professional judgment. Piper Jaffray selected these transactions based on the following criteria:

•	target company operational focus on men’s and/or women’s health;
•	pending or completed transactions announced since January 1, 2005;

•	target company LTM revenue of less than $200 million; and
•	transactions in which the acquiring company purchased a controlling interest of the target.

Based on these criteria, Piper Jaffray identified and analyzed the following transactions:

Target	Acquiror
Rochester Medical	C.R. Bard
Laprolan B.V.	Rochester Medical
Healthtronics	Endo Pharmaceutical Holdings
Laserscope	American Medical Systems
Compex Technologies	Encore Medical

Piper Jaffray calculated the ratio of implied EV to LTM revenue and implied EV to consensus projected FTM revenue for the target in the selected M&A transactions as of the transaction announcement date. Piper Jaffray then compared the results of these calculations to the Uroplasty multiples implied using the exchange ratio. The tabular summary below presents the results of this comparison:

Selected M&A Transactions – Men’s & Women’s Health
Measurement	Uroplasty(1)	Minimum	Mean	Median	Maximum
EV/LTM Revenue	2.8x	1.1x	2.6x	1.4x	5.2x
EV/FTM Revenue(2)	2.5x	1.2x	3.2x	3.4x	4.8x

(1)	Based on the implied price per share using the exchange ratio.
(2)	Information not available with respect to one transaction.

This selected M&A transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Uroplasty based on the exchange ratio were within the range of minimum and maximum valuation multiples of the selected M&A transactions involving men’s and women’s health target companies when comparing these ratios.

Financial Profile

Piper Jaffray also reviewed public and private M&A transactions involving target companies in the medical technology sector with a financial profile that Piper Jaffray determined to be similar to Uroplasty’s in Piper Jaffray’s professional judgment. Piper Jaffray selected these transactions based on the following criteria:

•	target company determined to be a medical technology company using SIC codes and Piper Jaffray’s professional judgment;
•	target company consensus projected FTM revenue growth of between 0% and 15%;
•	target company LTM revenue of between $10 million and $100 million;
•	pending or completed transactions announced since January 1, 2009; and
•	transactions in which the acquiring company purchased a controlling interest of the target.

Based on these criteria, Piper Jaffray identified and analyzed the following transactions:

Target	Acquiror
Palomar	Cynosure
Codman & Shurtleff – Surgical Business	Symmetry Medical
Orthovita	Stryker
Osteotech	Medtronic
Micrus Endovascular	Johnson & Johnson
Somanetics	Covidien
BioSphere Medical	Merit Medical
ATS Medical	Medtronic
Sierra Scientific Instruments	Given Imaging Ltd
BioForm	Merz
Aspect Medical	Covidien

Piper Jaffray calculated the ratio of implied EV to LTM revenue and implied EV to consensus projected FTM revenue for the target in the selected M&A transactions as of the transaction announcement date. Piper Jaffray then compared the results of these calculations to the Uroplasty multiples implied using the exchange ratio. The tabular summary below presents the results of this comparison:

Selected M&A Transactions – Financial Profile
Measurement	Uroplasty(1)	Minimum	Mean	Median	Maximum
EV/LTM Revenue	2.8x	1.3x	3.0x	2.8x	5.2x
EV/FTM Revenue	2.5x	1.2x	2.7x	2.6x	4.6x

(1)	Based on the implied price per share using the exchange ratio.

This selected M&A transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Uroplasty based on the exchange ratio were within the range of minimum and maximum valuation multiples of the selected M&A transactions involving medical technology target companies having the specified financial profile summarized above when comparing these ratios.

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for Uroplasty on a stand-alone basis using the projections provided by Uroplasty’s management and summarized in the section below, based on the net present value of (i) unlevered free cash flows from January 1, 2015 to March 31, 2019 and (ii) a terminal value at March 31, 2019. The unlevered free cash flows for each year were calculated from Uroplasty’s projections as net operating profit after taxes, plus depreciation and amortization, plus stock-based compensation, less capital expenditures, less change in net working capital. Using the projections provided by Uroplasty’s management, Piper Jaffray calculated the range of net present values based on terminal value multiples of Uroplasty’s projected revenue for its fiscal year ending March 31, 2019 ranging from 2.0x to 3.0x and using a discount rate ranging from 12.0% to 16.0%, which was derived from an analysis of Uroplasty’s weighted average cost of capital. This analysis resulted in implied exchange ratios for Uroplasty’s common stock ranging from a low of 2.24 shares of Vision common stock for each share of Uroplasty common stock to a high of 3.68 shares of Vision common stock for each share of Uroplasty common stock based on the $1.00 per share closing price of Vision common stock on December 18, 2014 and Uroplasty’s shares outstanding as of December 1, 2014 calculated using the treasury stock method. Piper Jaffray observed that the exchange ratio of 3.6331 shares of Vision common stock for each share of Uroplasty common stock was within the range of values derived from this analysis, based on the estimates and assumptions used in connection therewith.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of Uroplasty.

No company or transaction used in the above analyses as a comparison is directly comparable to Uroplasty or the merger and the other transactions contemplated by the merger agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Uroplasty and the merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses for purposes of providing its opinion to the Uroplasty board of directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by Uroplasty’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of Uroplasty’s management that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that Uroplasty’s management was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Jaffray’s opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Uroplasty’s management as to the expected future results of operations and financial condition of Uroplasty and Vision. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with Uroplasty’s consent, on advice of the outside counsel and the independent registered public accounting firm to Uroplasty, and on the assumptions of Uroplasty’s management, as to all accounting, legal, tax and financial reporting matters with respect to Uroplasty and the merger agreement, including the tax consequences of the merger summarized in this joint proxy statement/prospectus.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Uroplasty board of directors in making the determination to approve the merger agreement. While Piper Jaffray provided advice to the Uroplasty board of directors during Uroplasty’s negotiations with Vision, Piper Jaffray did not recommend any specific type or amount of consideration.

In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger would be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not adversely affect Uroplasty, Vision or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Uroplasty or Vision, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Uroplasty, Vision or the combined company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of Uroplasty or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Uroplasty, Vision or any of their respective affiliates was a party or may be subject, and at the direction of Uroplasty and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither Uroplasty nor Vision is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of Uroplasty common stock or Vision common stock may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to the holders of Uroplasty common stock of the exchange ratio, as set forth in the merger agreement, and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect and the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to Uroplasty or any other terms contemplated by the merger agreement. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by holders of Uroplasty’s common stock in the merger or with respect to the fairness of any such compensation.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as financial advisor in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Uroplasty board of directors selected Piper Jaffray to render its fairness opinion in connection with the transactions contemplated by the merger agreement on the basis of its experience and reputation in acting as financial advisor in connection with mergers and acquisitions.

Piper Jaffray acted as Uroplasty’s financial advisor in connection with the merger and will receive an estimated fee of approximately $1.0 million from Uroplasty, all of which, except for the opinion fee discussed below, is contingent upon the consummation of the merger. The opinion fee paid to Piper Jaffray will be credited against the fee for financial advisory services described in the preceding sentence. Piper Jaffray received a fee of $500,000 for providing its fairness opinion to the Uroplasty board of directors. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. Uroplasty has agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Uroplasty and Vision for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray has, in the past, provided investment banking services to companies in which one or more of the significant shareholders of Uroplasty have an affiliate relationship and Piper Jaffray may in the future provide investment banking services to Vision, the combined company or their affiliates, and may receive fees for the rendering of such services.

Opinion of Vision’s Financial Advisor

Vision engaged Leerink to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid in connection with the merger. At a meeting of the Vision board of directors on December 19, 2014, Leerink rendered its oral opinion to the Vision board of directors, confirmed by delivery of a written opinion dated December 19, 2014, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Vision.

The full text of the written opinion of Leerink, dated December 19, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Leerink in connection with the opinion, is attached as Annex E hereto, and is incorporated herein by reference. The summary of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Leerink provided its opinion for the benefit and use of the Vision board of directors in its consideration of the transaction, and its opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to Vision. The Leerink opinion does not constitute an opinion as to the merits of the merger and is not a recommendation to any holder of Vision shares as to how such holder should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Leerink reviewed and considered such financial and other information as it deemed relevant, including, among other things:

(i)	certain financial terms of a draft of the merger agreement, dated December 12, 2014;
(ii)	certain financial and other business information of Uroplasty and Vision furnished to Leerink by the managements of Uroplasty and Vision, respectively;
(iii)	published estimates of independent research analysts with respect to the future financial performance and price targets of Uroplasty;
(iv)	certain periodic reports and other publicly available information regarding Uroplasty and Vision;
(v)	comparisons of certain publicly available financial data of companies whose securities are traded in the public markets and that Leerink deemed relevant to similar data for Uroplasty and Vision;
(vi)	comparisons of the financial terms of the proposed merger with the financial terms, to the extent publicly available, of certain other transactions that Leerink deemed relevant; and
(vii)	such other information, financial studies, analyses and investigations and such other factors that Leerink deemed relevant for the purposes of its letter and opinion.

In addition, Leerink held discussions with members of senior management and representatives of Vision concerning the matters described in clause (ii) above, as well as the businesses and prospects of Uroplasty and Vision.

In conducting its review and analysis and in arriving at its opinion, Leerink, with Vision’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Leerink, or publicly available. Leerink did not undertake any responsibility for independently verifying, and did not independently verify the accuracy, completeness or reasonableness of any such information. With respect to financial forecasts for Uroplasty that were based upon Uroplasty management guidance, Leerink was advised, and assumed, with Vision’s consent, that such forecasts reflected the best currently available estimates and judgments of Uroplasty as to its future financial condition and performance. Leerink expressed no opinion with respect to such forecasts or estimates or the assumptions upon which they were based.

Leerink did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of Uroplasty or Vision, nor was Leerink furnished with such materials. Leerink did not make any independent investigation of any legal, accounting or tax matters relating to Uroplasty, and assumed the correctness of all legal, accounting and tax advice given to Uroplasty or Vision.

For purposes of rendering its opinion, Leerink has assumed in all respects material to the analysis, that the consideration to be received in the merger was determined through arm’s-length negotiations between the appropriate parties, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without material alteration or waiver thereof, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to the analysis and that all conditions to the consummation of the proposed merger will be satisfied without waiver thereof or material alteration to the terms of the proposed merger. Leerink also assumed, with Vision’s consent, that the final form of the merger agreement would be substantially the same as the last draft reviewed by Leerink. In addition, Leerink assumed, with Vision’s consent, the historical financial statements of Uroplasty and Vision reviewed by Leerink have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Leerink further assumed, with Vision’s consent, that as of the date of its opinion, there had been no material adverse change in Uroplasty’s or Vision’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to Leerink which change has not been disclosed to Leerink prior to the date of its opinion.

Leerink was not requested to opine as to, and its opinion does not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the proposed merger, (ii) any tax or other consequences that might result from the proposed merger, (iii) the fairness of the consideration to be received by the Uroplasty shareholders in the merger, or (iv) the fairness to Vision of any related party transactions occurring in connection with, or contemporaneous with, the merger. Furthermore, Leerink was not requested to opine as to, and its opinion expressed no opinion with respect to, the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the consideration to be paid by Vision or Merger Sub in the merger or with respect to the fairness of any such compensation.

Leerink’s opinion relates solely to the fairness of the consideration to be paid in the merger, by Vision, and its opinion does not address Vision’s underlying business decision to proceed with or effect the merger or any other term, aspect or implication of the proposed merger or any other agreement or arrangement entered into in connection with the proposed merger. Leerink was not requested to opine as to, and its letter and opinion do not in any manner address, the fairness of the merger or the consideration paid by the holders of any class of securities or creditors or any other constituency of Vision. Leerink is not expressing any opinion as to the impact of the merger on the solvency or viability of Vision or Uroplasty or the ability of Vision or Uroplasty to pay its obligations when they come due. In addition, Leerink’s letter and opinion do not address any legal or accounting matters, as to which Leerink understood that Vision had obtained such advice as it has deemed necessary from qualified professionals.

Leerink’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Leerink on the date of its opinion. It should be understood that although subsequent developments may affect Leerink’s opinion, Leerink does not have any obligation to update, revise or reaffirm Leerink’s opinion and Leerink expressly disclaims any responsibility to do so.

Leerink’s opinion was intended for the benefit and use of the Vision board of directors in its consideration of the proposed merger. Leerink’s letter and opinion do not constitute a recommendation of the merger to the Vision board of directors nor do they constitute a recommendation to any holder of Vision shares as to how such holder should vote with respect to the merger or otherwise. Leerink’s opinion was authorized by Leerink’s Fairness Opinion Review Committee.

The following is a summary of the material financial analyses utilized by Leerink and presented to the Vision board of directors by Leerink in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Leerink, nor does the order of analyses described represent relative importance or weight given to those analyses by Leerink. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Leerink’s financial analyses. Considering the following data without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Leerink’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 17, 2014 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.    Leerink reviewed the historical spot and average closing prices for the Vision shares for various periods during and including the fifty-two week period ended December 17, 2014 and analyzed the consideration to be paid by Vision in the merger agreement in relation to these spot and volume-weighted average trading prices. This analysis indicated that the implied price per share of $3.81 (based upon an exchange ratio of 3.6331x multiplied by Vision’s December 17, 2014 closing stock price of $1.05) to be paid by Vision in the merger represented:

•	a premium of 53% based on the closing market price on December 17, 2014 of $2.50 per share;
•	a premium of 57% based on the average closing market prices 1 week prior to December 17, 2014 of $2.43 per share;
•	a premium of 61% based on the average closing market prices 30 days prior to December 17, 2014 of $2.37 per share; and
•	a premium of 57% based on the average closing market prices 3 months prior to December 17, 2014 of $2.42 per share.

In addition, this analysis indicated that the preliminary exchange ratio of one share of Uroplasty common stock being converted into the right to receive 3.6331 shares of Vision’s common stock represented:

•	a premium of 52% based on implied exchange ratio on December 17, 2014 of 2.390x;
•	a premium of 74% based on the average implied exchange ratio of the 1 week prior to December 17, 2014 of 2.082x;
•	a premium of 72% based on the average implied exchange ratio of the 30 days prior to December 17, 2014 of 2.115x; and
•	a premium of 53% based on the average implied exchange ratio of the 3 months prior to December 17, 2014 of 2.379x.

Contribution Analysis.    Comparing (i) the exchange ratio to (ii) the exchange ratio that would be required for the pro forma ownership of the combined company by Vision’s and Uroplasty’s respective shareholders to match the relative forecasted contributions of each company to the combined company’s forecasted revenues and gross margins for the fiscal years 2015 through 2018. The combined company’s forecasted revenues and gross margins and the contributions of each of Uroplasty and Vision to those financial metrics for fiscal years 2015 through 2018 were provided to Leerink by Vision’s management and did not include any forecasted synergies that might arise from the merger. The tabular summary below presents the results of this comparison:

	FY 2015 Revenue	FY 2016 Revenue	FY 2017 Revenue	FY 2018 Revenue	FY 2015 Gross Profit	FY 2016 Gross Profit	FY 2017 Gross Profit	FY 2018 Gross Profit
Vision Forecasted Contribution	40%	41%	41%	42%	19%	21%	22%	24%
Implied Exchange Ratio	5.1175x	4.8380x	4.7789x	4.7561x	13.9564x	11.8999x	11.1839x	10.4275x

The contribution analysis showed that, based on the forecasts and assumptions used in the analysis, the exchange ratio of 3.6331 shares of Vision common stock for each share of Uroplasty common stock was less than the implied exchange ratio derived from the combined company’s forecasted revenue and gross profit for fiscal years 2015, 2016, 2017 and 2018.

Selected Publicly Traded Companies Analysis.    To provide contextual data and comparative market information, Leerink compared certain operating and financial information for Uroplasty to the corresponding operating and financial information of certain other companies in the medical device industry, whose securities are publicly traded. The corporations and multiples that Leerink reviewed were the following:

Company	Enterprise Value / Revenue
	CY2015E	CY2016E
Natus Medical	3.2x	3.2x
NxStage Medical	3.4	3.0
Merit Medical Systems	1.8	1.7
AngioDynamics	NA	NA
Orthofix International	1.2	NA
Vascular Solutions	3.2	2.8
Exactech	1.3	1.2
Cryolife	1.8	1.7
Lumenis	0.9	0.8
LeMaitre Vascular	1.4	1.3

Although none of the selected companies is directly comparable to Uroplasty, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Uroplasty.

Leerink calculated and compared various financial multiples and ratios for each of the selected companies and for Uroplasty based on closing stock prices as of December 17, 2014, and publicly available financial data from SEC filings and FactSet consensus estimates as of that date and, in the case of Uroplasty, financial data based on Uroplasty management forecasts. With respect to Uroplasty and each of the selected companies, Leerink calculated enterprise value, which is the diluted equity value using the treasury stock method based on outstanding options, warrants and restricted stock units, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities, in each case, as of Vision’s latest SEC filing prior to December 17, 2014, as a multiple of estimated calendar year 2015 and 2016 revenue.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:	Selected Publicly Traded Companies			Uroplasty Mgmt. Forecast
	Range	Median	Mean
2015E Revenue	0.9x-3.4x	1.8x	2.0x	1.6x
2016E Revenue	0.8x-3.2x	1.7x	2.0x	1.4x

Based on the results of this analysis and other factors which it considered appropriate, Leerink applied a multiple range of 2.75x-3.50x enterprise value to Uroplasty calendar year 2015 revenue and a multiple range of 2.50x-3.00x enterprise value to estimated Uroplasty calendar year 2016 revenue to derive an implied equity value per share. This calculation resulted in the following:

Multiple	Management Forecast Implied Equity Value per Share
Enterprise Value / CY2015E Revenue	$4.00 - $4.90
Enterprise Value / CY2016E Revenue	$4.10 - $4.70

Further, Leerink converted the implied per share valuations into implied exchange ratios assuming a range of per share values for Vision of $1.05 - $1.13 (which per share amounts represents the closing share price on December 17, 2014 and the average closing price 30 days prior).

Multiple	Implied Exchange Ratio
Enterprise Value / CY2014E Revenue	3.5000x - 4.7000x
Enterprise Value / CY2015E Revenue	3.6000x - 4.5000x

The analysis showed that the exchange ratio of 3.6331 shares of Vision common stock for each share of Uroplasty common stock was within the range of exchange ratios implied by the implied per share valuations.

Selected Transactions Analysis.    Leerink analyzed acquisition premiums relating to certain selected comparable transactions.

While none of the companies that participated in the selected transactions are directly comparable to Vision, the companies that participated in the selected transaction are companies with operations that, for the purposes of analysis, may be considered similar to certain of Uroplasty’s results and / or product profiles. The results of these analyses are summarized as follows:

Transaction Value as a Multiple of:	Selected MedTech Precedent Transactions
	Range	Median	Mean
LTM Revenue	0.7x-5.2x	2.6x	2.6x
NTM Revenue[1]	0.7x-5.0x	2.5x	2.4x

Based on the results of this analysis and other factors that Leerink considered appropriate, Leerink applied a multiple range of 3.00x-3.75x to Uroplasty calendar year 2014 revenue and a multiple range of 2.75x-3.25x to Uroplasty calendar year 2015 revenue. This calculation resulted in the following:

Multiple	Management Forecast Implied Equity Value per Share
Enterprise Value / CY2014E Revenue	$3.90 - $4.70
Enterprise Value / CY2015E Revenue	$4.00 - $4.60

1	Note: For companies without disclosed NTM sales, Leerink assumed 7% NTM sales growth to derive an adjusted NTM transaction multiple.

Further, Leerink converted the implied per share valuations into implied exchange ratios assuming a range of per share values for Vision of $1.05 - $1.13 (which per share amounts represents the closing share price on December 17, 2014 and the average closing price 30 days prior).

Multiple	Implied Exchange Ratio
Enterprise Value / CY2014E Revenue	3.5x - 4.5x
Enterprise Value / CY2015E Revenue	3.5x – 4.4x

The analysis showed that the exchange ratio of 3.6331 shares of Vision common stock for each share of Uroplasty common stock was within the range of exchange ratios implied by the implied per share valuations.

Illustrative Discounted Cash Flow Analysis.    Leerink performed a discounted cash flow analysis on Uroplasty using Uroplasty management’s forecast. Leerink calculated indications of net present value of free cash flows for Vision from December 15, 2014 through March 31, 2019, using discount rates ranging from 13.5% to 15.5% and utilization of the half-year convention. Leerink calculated free cash flows by tax-effecting operating income, adding depreciation and amortization, adding stock-based compensation, subtracting the change in net working capital, and subtracting capital expenditures. Leerink also calculated the value of the business beyond FY 2019 by applying a terminal value for Vision beyond fiscal year 2019 by applying a 6.5% to 8.5% terminal growth rate based upon FY2019 free cash flow and discounted to calculate implied indications of present values using discount rates ranging from 13.5% to 15.5%. The present value of usable net operating loss (NOL) carryforwards was included when calculating the per share equity value for this analysis assuming a 35% tax rate, 7.5% growth in pre-tax income and discounted by rates ranging from 13.5% to 15.5%. The following table presents the results of this analysis:

Discounted Free Cash Flow From December 15, 2015 Through March 31, 2019
Equity Value / Share (including NOLs)	$1.90 - $2.80

Further, Leerink converted the implied per share valuations into implied exchange ratios assuming a range of per share values for Vision of $1.05 - $1.13 (which per share amounts represents the closing share price on December 17, 2014 and the average closing price 30 days prior).

Discounted Free Cash Flow From December 15, 2015 Through March 31, 2019
Implied Exchange Ratio	1.7000x - 2.7000x

Because a significant portion of the discounted cash flow analysis value was derived from the terminal value, while considered, the discounted cash flow analysis methodology was not relied upon as heavily as other analyses in Leerink’s determination of fairness.

General.    The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Leerink. The preparation of a fairness opinion is a complex process involving various determinations and subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore such an opinion and the analyses used in arriving at such an opinion are not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Leerink’s opinion. In arriving at its fairness determination, Leerink considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Leerink made qualitative judgments as to the significance and relevance of each analysis and factor on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, notwithstanding the separate factors summarized above, Leerink believes, and has advised the Vision board of directors, that its analysis must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying Leerink’s opinion.

In performing its analyses, Leerink made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Vision. The analyses performed by Leerink based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be acquired. Accordingly, as such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Vision nor Leerink nor any other person assumes responsibility if future results are materially different from those forecast. No company or transaction used in the above analyses as a comparison is directly comparable to Uroplasty or Vision or the contemplated merger. None of Vision, Leerink or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Leerink and its opinion were among several factors taken into consideration by the Vision board of directors in making its decision to enter into the merger agreement and should not be considered determinative of such decision.

Leerink prepared these analyses for purposes of Leerink's providing its opinion to the Vision board of directors as to the fairness from a financial point of view of the exchange ratio to Vision. The exchange ratio was determined through arm’s-length negotiations between Vision and its representatives, on the one hand, and Uroplasty and its representatives, on the other hand. Leerink provided advice to Vision during these negotiations. Leerink did not, however, recommend any specific exchange ratio to Vision or the Vision board of directors or suggest that any exchange ratio constituted the only appropriate consideration for the merger.

The decision by the Vision board of directors to approve the merger and enter into the merger agreement was solely that of the Vision board of directors. As described in the foregoing, Leerink's opinion to the Vision board of directors was one of many factors taken into consideration by the Vision board of directors in making its determination to approve the merger agreement and the merger contemplated by the merger agreement.

Leerink is an investment banking firm focused exclusively on healthcare. Leerink is recognized as a leading investment bank for both emerging and established healthcare companies. Leerink, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. Leerink was selected by Vision due to its substantial experience in the healthcare industry and with transactions similar to this transaction.

Leerink is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Leerink or its affiliates have in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of Vision, Uroplasty or their respective affiliates.

Pursuant to the Leerink engagement letter, in connection with the merger, Leerink will be entitled to receive a transaction fee equal to approximately $1.25 million, which is contingent upon consummation of the merger. A fee of $250,000 (credited against the ultimate transaction fee payable upon closing) became payable upon Leerink’s delivery of its opinion. Additionally, Vision has agreed to reimburse Leerink for its out-of-pocket expenses, including attorney’s fees, and has agreed to indemnify Leerink against certain liabilities. The terms of the fee arrangement with Leerink, which are customary in transactions of this nature, were negotiated at arm’s length between Leerink and Vision, and the Vision board of directors was aware of the arrangement, including the fact that the transaction fee payable to Leerink is contingent upon the completion of the merger pursuant to the merger agreement.

The full text of the Leerink written opinion to the Vision board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus.

Leerink delivered its opinion to the Vision board of directors for the benefit and use of the Vision board of directors in connection with and for purposes of its evaluation of the exchange ratio proposed in the merger. It does not constitute a recommendation on how to vote or act in connection with the merger or otherwise.

Certain Financial Forecasts of Uroplasty Used in Connection with the Merger

Uroplasty publicly discloses limited long-term guidance as to annual net revenue and gross margins. Uroplasty does not publicly disclose long-term projections as to earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Uroplasty does not endorse the unaudited prospective financial information as a reliable indication of future results. Uroplasty is including the limited unaudited prospective financial information in this joint proxy statement/prospectus solely because it was among the financial information made available to the Uroplasty board of directors, Piper Jaffray, Vision and Leerink in connection with their evaluation of the merger. The unaudited prospective financial data presented below includes projections prepared by Uroplasty management for internal planning purposes in the third quarter of fiscal 2015. Moreover, Uroplasty’s internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the third quarter of fiscal 2015 and speak only as of that time. Uroplasty reviews and updates its internal projections regularly. Except to the extent required by applicable law, Uroplasty has no obligation to update prospective financial data included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Uroplasty, Piper Jaffray, Vision and Leerink or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Uroplasty and Vision shareholders are urged to consider carefully the risk factors with respect to the business of Uroplasty described under “Risk Factors”, in addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” beginning on pages 21 and 46, respectively. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Uroplasty has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Uroplasty does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Uroplasty contained in the Annual Report of Uroplasty on Form 10-K for the year ended March 31, 2014 relates to the historical financial information of Uroplasty. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the merger.

The following table presents selected unaudited prospective financial data.

	Calendar year ending December 31
	2014E	2015E	2016E	2017E	2018E
	(in millions)
Total revenue	$26.4	$29.2	$32.3	$35.9	$40.0
Gross profit	23.2	25.7	28.5	31.6	35.2
Operating income	(5.1)	(3.7)	(1.7)	0.6	3.4
EBITDA	(3.4)	(2.0)	0.0	2.4	5.1

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Uroplasty. At the time the unaudited prospective financial information was prepared, Uroplasty’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Uroplasty made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate, the amount of general and administrative costs and Uroplasty’s anticipated acquisition or disposition activities.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 21 and 46, respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Uroplasty and/or Vision and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

Uroplasty and Vision shareholders are urged to review Uroplasty’s results of operations and financial condition and capital resources described under “Uroplasty’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 134.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Uroplasty, Vision or any other person to any Uroplasty or Vision shareholder regarding the ultimate performance of Uroplasty compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

Uroplasty does not intend to update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate, except as may be required by law.

Certain Financial Forecasts of Vision Used in Connection with the Merger

Vision does not publicly disclose projections as to earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Vision does not endorse the unaudited prospective financial information as a reliable indication of future results. Vision is including the limited unaudited prospective financial information in this joint proxy statement/prospectus solely because it was among the financial information made available to the Vision board of directors, Leerink, Uroplasty and Piper in connection with their evaluation of the merger. The unaudited prospective financial data presented below includes projections prepared by Vision management for internal planning purposes in the third quarter of fiscal 2015. Moreover, Vision’s internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the third quarter of fiscal 2015 and speak only as of that time. Vision reviews and updates its internal projections regularly. Except to the extent required by applicable law, Vision has no obligation to update prospective financial data included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Vision, Leerink, Uroplasty and Piper or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Vision and Uroplasty shareholders are urged to consider carefully the risk factors with respect to the business of Vision described under “Risk Factors”, in addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” beginning on pages 21 and 46, respectively. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Vision has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Vision does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Vision contained in its Annual Report on Form 10-K for the year ended March 31, 2014 relates to the historical financial information of Vision. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the merger.

The following table presents selected unaudited prospective financial data.

	Fiscal year ending March 31,
	2015E	2016E	2017E	2018E
	(in millions)
Total revenue	$17.5	$20.9	$23.5	$26.2
Gross profit	7.0	7.1	8.4	10.0
Operating loss	(4.9)	(6.2)	(5.5)	(3.6)
Net Loss	(5.6)	(6.9)	(6.3)	(4.4)

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Vision. At the time the unaudited prospective financial information was prepared, Vision’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Vision made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt and the amount of selling, general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 21 and 46, respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Vision and/or Uroplasty and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

Vision and Uroplasty shareholders are urged to review Vision’s results of operations and financial condition and capital resources described under “Vision’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 158.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Vision, Uroplasty or any other person to any Vision or Uroplasty shareholder regarding the ultimate performance of Vision compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

Vision does not intend to update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate, except as may be required by law.

Board of Directors and Management After the Merger

Upon completion of the merger, the board of directors of the combined company will consist of eight directors, including all five current members of the Uroplasty board of directors and three current members of the Vision board of directors. Following the merger, the directors of the combined company will be as set forth in the table below, which also indicates whether the director currently serves on the Uroplasty or Vision board of directors:

Term Ending at 2015 Annual Meeting	Term Ending at 2016 Annual Meeting	Term Ending at 2017 Annual Meeting
Kevin H. Roche (Uroplasty)	Lewis C. Pell (Vision)	Robert C. Kill (Uroplasty)
Kenneth H. Paulus (Uroplasty)	James P. Stauner (Uroplasty)	Sven A. Wehrwein (Uroplasty)
	Howard I. Zauberman (Vision)	Dr. Cheryl Pegus (Vision)

Upon completion of the merger, Robert C. Kill, Uroplasty’s current Chairman of the Board, President and Chief Executive Officer, will serve as Chairman of the Board, President and Chief Executive Officer of the combined company, Brett A. Reynolds, Uroplasty’s current Senior Vice President, Chief Financial Officer and Corporate Secretary, will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Darin Hammers, Uroplasty’s current Senior Vice President, Global Sales and Marketing, will serve as Senior Vice President, Global Sales and Marketing of the combined company. Other officers of the combined company will be chosen from the existing management teams of Uroplasty and Vision. Although general terms of Mr. Kill’s, Mr. Reynolds’ and Mr. Hammers’ compensation arrangements with the combined company have been discussed, no agreements reflecting such terms with the company have been finalized as of the date of this joint proxy statement/prospectus. These matters are subject to further negotiations and discussions and there can be no assurance that the parties will reach agreement. Such individuals do, however, have existing employment agreements with Uroplasty.

Interests of Uroplasty’s Directors and Officers in the Merger

In considering the recommendation of the Uroplasty board of directors to Uroplasty shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by Uroplasty shareholders at the Uroplasty special meeting, Uroplasty shareholders should be aware that certain directors and executive officers of Uroplasty will have interests in the merger that may be different from, or in addition to, the interests of Uroplasty shareholders generally or which may conflict with the interests of Uroplasty shareholders. The Uroplasty board of directors was aware of these interests and considered them, among other matters, when it evaluated, supervised the negotiation of and approved the merger agreement and the transactions contemplated thereby, and in making its recommendations to the Uroplasty shareholders. These interests are described in more detail and quantified below.

Ownership Interests

As of                , 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of Uroplasty, together with their respective affiliates, beneficially owned and were entitled to vote            Uroplasty shares, or approximately        % of the Uroplasty shares outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Uroplasty, together with their respective affiliates, would beneficially own, in the aggregate,        % of the outstanding shares of common stock of the combined company.

For a more complete discussion of the ownership interests of the directors and executive officers of Uroplasty, see “Share Ownership of Certain Beneficial Owners, Management and Directors of Uroplasty” beginning on page 237.

Positions with the Combined Company

As described under “—Board of Directors and Management After the Merger,” as of the effective time of the merger:

•	The board of directors of the combined company will include all of the current members of the Uroplasty board of directors and such directors, with the exception of Mr. Kill, will receive cash and equity compensation for such service.
•	Mr. Kill will be appointed Chairman of the Board, President and Chief Executive Officer of the combined company, Mr. Reynolds will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Mr. Hammers will serve as Senior Vice President, Global Sales and Marketing of the combined company. Other officers of the combined company will be chosen from the existing management teams of Uroplasty and Vision and such officers are expected to receive compensation for such service.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Uroplasty’s current and former directors and executive officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time. See “The Merger Agreement—Indemnification of Officers and Directors” beginning on page 113.

Combined Company Arrangements

It is possible that, prior to the effective time, some or all of Uroplasty’s executive officers may discuss or enter into agreements, arrangements or understandings with Uroplasty and Vision or any of their respective affiliates regarding their continuing employment with the combined company or one or more of its affiliates. Other than with respect to Mr. Kill, Mr. Reynolds and Mr. Hammers, as of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into. No framework regarding compensation at the combined company has been agreed upon beyond what is provided for in the merger agreement (see “The Merger Agreement—Employee and Labor Matters” beginning on page 113 for a summary of Vision’s obligations to Uroplasty employees during the specified periods following the effective time).

Voting Agreements

In connection with the merger agreement, each of Uroplasty’s officers and directors entered into a voting agreement with Vision pursuant to which, among other things and subject to the terms and conditions therein, the officers and directors agreed to vote their shares of Uroplasty common stock in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, as described in more detail under “Voting Agreements.”

No Uroplasty “Golden Parachute” Compensation

There are not any agreements or understandings, whether written or unwritten, between any of Uroplasty’s named executive officer and either Uroplasty or Vision concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger. The merger will not constitute a change in control under the employment agreement of any of Uroplasty’s named executive officers or under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan. Uroplasty has not entered into any new agreement or arrangement to provide additional compensation in connection with the merger and no additional payments to Uroplasty’s named executive officers are expected to be made in connection with the merger. Therefore, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K is not required with respect to Uroplasty’s named executive officers.

Interests of Vision’s Directors and Officers in the Merger

In considering the unanimous recommendation of the Vision board of directors to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by Vision shareholders at the Vision special meeting, you should be aware that some of Vision’s directors and executive officers have interests in the merger that are different from, and in addition to, the interests of the Vision shareholders generally. The Vision board of directors was aware of and considered these potential interests, among other matters, in approving the merger agreement and the transactions contemplated thereby and in determining to recommend that the shareholders vote for approval of the merger agreement and the transactions contemplated thereby. The following discussion sets forth certain of these interests in the merger of each person who has served as a director or executive officer of Vision since the beginning of its last fiscal year.

Acceleration of Options and Restricted Stock

Vision has from time to time issued to its directors and executive officers options to purchase shares of Vision common stock pursuant to its 2000 Stock Incentive Plan, its 2003 Director Option Plan and its 2007 Stock Incentive Plan, and restricted stock pursuant to its 2000 Stock Incentive Plan and its 2007 Stock Incentive Plan. As of February 9, 2015, there were 1,586,457 options and 1,565,768 shares of restricted stock outstanding under these plans and held by directors and executive officers of Vision. On December 19, 2014, the Vision board of directors adopted a resolution providing that, pursuant to their terms, each option that is outstanding immediately prior to the effective time of the merger will become fully vested and exercisable at the effective time of the merger and will remain exercisable for the remainder of its term and each share of restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested and free of any forfeiture restrictions at the effective time of the merger. The following table sets forth for each of Vision’s directors and executive officers as of February 9, 2015, the aggregate number of Vision shares subject to unvested stock options, all of which will become immediately exercisable in full upon completion of the merger, and unvested stock awards, for which all restrictions and vesting requirements will be deemed satisfied upon completion of the merger.

	Unvested option awards			Unvested stock awards
Name	Number of securities underlying unvested options (#)	Option exercise prices ($)	Option expiration dates	Number of shares of stock that have not vested (#)	Market value of shares that have not vested(1) ($)
David W. Anderson	—	—	—	18,750	$14,625
Mark S. Landman	12,500	$2.29	11/07/2015	64,510	$50,318
	15,000	$1.10	50% 11/26/2015 50% 11/26/2016
Jitendra Patel	—	—	—	58,472	$45,608
Dr. Cheryl Pegus	—	—	—	18,750	$14,625
John J. Rydzewski	—	—	—	18,750	$14,625
Howard I. Zauberman	—	—	—	1,314,942	$1,025,654
Gary Siegel	100,000	$1.15	25% 6/26/2015 25% 6/26/2016 25% 6/26/2017 25% 6/26/2018	60,344	$47,068

(1)	The value of the shares of restricted stock that are not vested is based on a per share price of $0.78, which is equal to the average closing price of a Vision share on the NASDAQ Capital Market for the first five business days following the first public announcement of the merger on December 22, 2014.

Amendments to Convertible Debt and Warrants held by Vision’s Chairman of the Board

As described further under “Vision Proposal No. 7 – Approval of Amendments to Pell Convertible Debt and Warrants” and “Amendments to Pell Notes and Warrants,” Vision and Mr. Lewis C. Pell, Chairman of the Board of Vision, have entered into amendments to all of the outstanding convertible notes and warrants held by Mr. Pell. The amendments, which extend the maturity date of the convertible notes and the exercise period of the warrants, will become automatically effective without further action by Vision or Mr. Pell at the effective time of the merger.

Change in Control Arrangement with Chief Executive Officer

Under the terms of the employment agreement that Vision has entered into with Howard I. Zauberman, its President and Chief Executive Officer, if Mr. Zauberman does not continue in his current position following the merger (which constitutes a “change in control” under the employment agreement), Vision must provide Mr. Zauberman with six months’ notice, or payment in lieu of notice thereof, in accordance with Vision’s ordinary payroll practices. Because Mr. Zauberman will not continue as the President and Chief Executive Officer of the combined company, Vision will pay Mr. Zauberman the aggregate amount of $125,000, payable in accordance with Vision’s ordinary payroll practices for six months following the merger.

Ownership Interests

As of February 9, 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of Vision, together with their respective affiliates, beneficially owned and were entitled to vote approximately 39% of the Vision shares outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Vision, together with their respective affiliates, would beneficially own, in the aggregate, approximately 15% of the outstanding shares of common stock of the combined company.

For a more complete discussion of the ownership interests of the directors and executive officers of Vision, see “Share Ownership of Certain Beneficial Owners, Management and Directors of Vision.”

Positions with the Combined Company

As described under “—Board of Directors and Management After the Merger,” as of the effective time of the merger the board of directors of the combined company will include three of the current members of the Vision board of directors and such directors will receive cash and equity compensation for such service. Other officers of the combined company will be chosen from the existing management teams of Uroplasty and Vision and such officers are expected to receive compensation for such service. It is possible that, prior to the effective time, some or all of Vision’s executive officers may discuss or enter into agreements, arrangements or understandings with Vision regarding their continuing employment with the combined company or one or more of its affiliates. As of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into. No framework regarding compensation at the combined company has been agreed upon beyond what is provided for in the merger agreement (see “The Merger Agreement—Employee and Labor Matters” beginning on page 113 for a summary of Vision’s obligations to Uroplasty employees during the specified periods following the effective time).

Voting Agreements

In connection with the merger agreement, each of Vision’s officers and directors entered into a voting agreement with Uroplasty pursuant to which, among other things and subject to the terms and conditions therein, the officers and directors agreed to vote their shares of Vision common stock in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, as described in more detail under “Voting Agreements.”

Quantification of Payments to Vision’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about certain compensation that may be provided to Vision’s named executive officers that is based on or otherwise relates to the merger. The amounts included in the table are estimates based on assumptions that may or may not prove accurate on the date the merger is consummated, and the other assumptions described in the footnotes to the table below. The amounts included in the table below reflect the aggregate amounts that may be payable to each of Vision’s named executive officers under his employment agreement, equity incentive award agreements and the merger agreement. Vision has not entered into any new agreement or arrangement to provide additional compensation and no additional payments to Vision’s named executive officers are expected to be made in connection with the merger. These payments are the subject of a non-binding advisory vote of Vision shareholders, as described under “Vision Proposal No. 2 – Advisory Vote on Specified Compensatory Arrangements Relating to the Merger.”

Golden Parachute Compensation

Name	Cash($)		Equity($)(2)	Total($)
Howard I. Zauberman President and Chief Executive Officer	125,000	(1)	1,103,654	1,150,654
Gary Siegel Vice President of Finance	—		47,068	47,068
Mark S. Landman Vice President, Disposables Operations	—		50,317	50,318
Jitendra Patel Vice President, Industrial Division	—		45,608	45,608

(1)	Represents salary continuation for six months following the merger in accordance with Mr. Zauberman’s employment agreement. Such payment is “double trigger” and will be paid if Mr. Zauberman does not continue in his current position of President and Chief Executive Officer following the merger.
(2)	Represents the automatic acceleration of the vesting of stock awards. These amounts are based on (i) the number of unvested stock awards held by such officer as of February 9, 2015, multiplied by (ii) the price per share of a Vision share of $0.78, which was the average closing price of a Vision share on the NASDAQ Capital Market for the first five business days following the first public announcement of the merger on December 22, 2014. The equity acceleration values are “single trigger” benefits and would be recognized immediately following completion of the merger.

Regulatory Approvals Required

Uroplasty and Vision have determined that no regulatory approvals are required in connection with the merger. However, Uroplasty and Vision cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed.

NASDAQ Listing of Vision Shares

Vision shares are currently listed on the NASDAQ Capital Market under the symbol “VSCI.” Pursuant to the terms of the merger agreement, Vision will file a listing of additional shares notification form with NASDAQ to list the Vision shares issuable in connection with the merger and will file a company event notification form with NASDAQ to change Vision’s company name to “Cogentix Medical, Inc.” and its trading symbol to “CGNT” effective as of the completion of the merger.

Vision has received written notifications from the NASDAQ Listing Qualifications Department advising that Vision does not comply with NASDAQ’s minimum bid price and minimum market value of listed securities requirements. Assuming shareholder approval of the merger and reverse stock split, Vision believes that these deficiencies will be cured upon consummation of the merger. See “Vision Proposal No. 4 — Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split” beginning on page 208.

NASDAQ Delisting and Deregistration of Uroplasty Shares

Following the effective time of the merger, Uroplasty shares, which currently trade on the NASDAQ Capital Market under the trading symbol “UPI,” will be delisted from NASDAQ. In addition, following the effective time of the merger, Uroplasty common stock will be deregistered under the Exchange Act.

Resale of Vision Shares Received by Uroplasty Shareholders in the Merger

The Vision shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any Uroplasty shareholder who may be deemed to be an “affiliate” of the combined company at the time of the closing of the merger. Persons who may be deemed to be affiliates include Uroplasty directors or executive officers who become directors or executive officers of the combined company after the merger as well as the principal shareholders of the combined company. This joint proxy statement/prospectus does not cover resales of Vision shares received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Anticipated Accounting Treatment

Under U.S. GAAP, the merger will be accounted for as a “reverse acquisition” pursuant to which Uroplasty will be considered the acquiring entity for accounting purposes. As such, Uroplasty will allocate the total purchase consideration to Vision’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of the completion of the merger. Uroplasty’s historical results of operations will replace Vision’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements. As required under applicable regulations under the Code, for certain consolidated tax return compliance and accounting purposes following the merger, Vision will calculate and file consolidated tax returns and certain financial statements as though Uroplasty was the surviving entity in the merger and as though Uroplasty were the parent to the new consolidated group. For all other purposes, Vision will be the surviving parent to the new consolidated group.

The combined company will account for the merger using the acquisition method of accounting under U.S. GAAP. Accounting Standards Codification (“ASC”) 805 “Business Combinations” (“ASC 805”) provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined company, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the relative voting interests of Uroplasty and Vision in the combined company whereby the Uroplasty shareholders will have majority voting interest, the board of directors of the combined company will be composed of five former Uroplasty board members and three former Vision directors and the chief executive officer and chief financial officer of the combined company will be the former chief executive officer and former chief financial officer of Uroplasty, Uroplasty is considered to be the acquirer of Vision for accounting purposes. This means that the total purchase price will be allocated to Vision’s tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the merger. The total purchase price is based on the fair value of Uroplasty’s common stock deemed to be paid to Vision’s shareholders. Final valuations of property, plant and equipment, and intangible and other assets and certain liabilities have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Vision’s tangible and intangible assets and certain liabilities. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the merger, the results of operations of both companies will be included in the financial statements of the combined company. For further discussion of the accounting treatment, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 171.

Appraisal and Dissenters’ Rights

Vision:    Appraisal rights are statutory rights under Delaware law that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available to Vision shareholders in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus.

Uroplasty:    Sections 471 and 473 of the MBCA entitle any holder of Uroplasty common stock as of the record date for the special meeting of Uroplasty shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of Uroplasty common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 471 AND 473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX J TO THIS JOINT PROXY STATEMENT/PROSPECTUS), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS.

SUCH RIGHTS MAY BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights, which should be read in conjunction with the full text of Section 473 of the MBCA appearing in Annex J to this joint proxy statement/prospectus. The following description does not purport to be a complete statement of the provisions of Section 473 of the MBCA and is qualified in its entirety by reference thereto.

Under Section 473, Subd. 3 of the MBCA, a holder of Uroplasty common stock as of the record date of the special meeting of Uroplasty shareholders who wishes to exercise dissenters’ rights (sometimes referred to as a “dissenter”) must give to Uroplasty (at Uroplasty, Inc., Attn: Chief Financial Officer, 5420 Feltl Road, Minnetonka, Minnesota 55343), before the vote on the merger, a written notice that such holder objects to the merger proposal and that such holder intends to demand the “fair value” of such holders’ shares of Uroplasty common stock if the merger proposal is approved. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES OF UROPLASTY COMMON STOCK IN FAVOR OF APPROVING THE MERGER AGREEMENT. A VOTE AGAINST APPROVING THE MERGER AGREEMENT WILL NOT ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND A WAIVER OF STATUTORY DISSENTERS’ RIGHTS.

If the merger agreement is approved by Uroplasty’s shareholders, Uroplasty will send to all dissenters who filed the necessary notice of intent to demand the “fair value” of their shares of Uroplasty common stock, and who did not vote their shares of Uroplasty common stock in favor of approving the merger agreement, a notice containing certain information required by Section 473, Subd. 4 of the MBCA, including, without limitation, (i) the address to which a dissenter must send a demand for payment and certificates representing shares of Uroplasty common stock in order to obtain payment for such shares and the date by which they must be received and (ii) a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment. In order to receive the “fair value” of the shares of Uroplasty common stock under Section 473 of the MBCA, a dissenter must demand payment and deposit certificates representing shares of Uroplasty common stock within 30 days after such notice from Uroplasty is given. Under Minnesota law, notice by mail is given by us when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 473, SUBD. 4 OF THE MBCA WILL NOT BE A DISSENTER AND WILL LOSE THE RIGHT TO RECEIVE THE “FAIR VALUE” OF HIS OR HER SHARES OF UROPLASTY COMMON STOCK UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 473 SUBD. 3 OF THE MBCA, BUT WILL BE ENTITLED TO THE MERGER CONSIDERATION PAYABLE UNDER THE MERGER AGREEMENT, WHICH MAY BE MORE OR LESS THAN OR EQUAL TO THE “FAIR VALUE” OF THE SHARES DETERMINED UNDER 473 OF THE MBCA.

Litigation Relating to the Merger

On January 7, 2015, a putative class action complaint was filed in the District Court, Fourth Judicial District, County of Hennepin, State of Minnesota, by a purported shareholder of Uroplasty under the caption Joseph J. Frustaci vs. Uroplasty, Inc., et al., C.A. No. 27-cv-15-305. The complaint names as defendants Uroplasty, Vision, Merger Sub and the members of the Uroplasty board of directors. The complaint asserts various causes of action, including, among other things, that the members of the Uroplasty board of directors breached their fiduciary duties owed to the Uroplasty shareholders in connection with entering into the merger agreement and approving the merger. The complaint further alleges Uroplasty, Vision and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Uroplasty board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs. Uroplasty and Vision believe that this lawsuit is without merit and intend to contest it vigorously.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Vision and Uroplasty encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Vision or Uroplasty contained in this joint proxy statement/prospectus or Vision’s or Uroplasty’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about Vision or Uroplasty contained in the merger agreement and described in the summary. The representations, warranties, and covenants made in the merger agreement by Vision, Merger Sub and Uroplasty are qualified and subject to important limitations agreed to by Vision, Merger Sub, and Uroplasty in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties, and covenants, and any descriptions of those provisions, should not be read alone but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus regarding Vision, Uroplasty and their businesses.

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL and MBCA, at the effective time of the merger, Uroplasty will merge with and into Merger Sub, a direct, wholly-owned subsidiary of Vision and a party to the merger agreement, and the separate corporate existence of Uroplasty will cease. Merger Sub will survive the merger (the “surviving company”) and Vision will continue to be the sole member of the surviving company.

Closing and Effective Time of the Merger

The completion of the merger (the “closing”) will occur at a date and time to be specified jointly by Vision and Uroplasty, which shall be no later than three business days after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions). For further discussion of conditions to the closing, see “—Conditions to Completion of the Merger” below.

The merger will become effective at such time as a certificate of merger has been duly filed with the Delaware Secretary of State and articles of merger have been filed with the Minnesota Secretary of State or at any later date or time mutually agreed to in writing by Vision and Uroplasty and specified in the certificate of merger and articles of merger in accordance with the DGCL and MBCA, respectively. We refer to that time as the “effective time.”

Vision and Uroplasty currently expect the closing to occur in the first half of 2015. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Vision and Uroplasty could result in the merger being completed at an earlier time, a later time, or not at all.

Merger Consideration to Uroplasty Shareholders

At the effective time, each outstanding Uroplasty share (other than shares held by Vision, Merger Sub, or any wholly-owned subsidiary of Vision or Uroplasty, which will be canceled and retired and cease to exist, and dissenting shares as described under “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101 (the “excluded shares”)), will be converted into the right to receive 3.6331 fully paid and nonassessable Vision shares. We refer to the ratio of 3.6331 Vision shares for each Uroplasty share as the “exchange ratio.”

If either Vision or Uroplasty changes the number of its shares issued and outstanding prior to the effective time as a result of a reclassification, stock split, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the exchange ratio would be equitably adjusted to reflect such change.

Because Vision will issue a fixed number of Vision shares in exchange for each Uroplasty share, the market value of the merger consideration that Uroplasty shareholders will receive will depend on the price per share of Vision shares at the effective time of the merger. That price will not be known at the time of the Uroplasty special meeting or the Vision special meeting and may be less or more than the current market price or the market price at the time of the shareholder meetings. Based on the closing price on the NASDAQ Capital Market on            , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 3.6331 Vision shares to be received in respect of each Uroplasty share was $             .

Dissenting Uroplasty Shares

Any Uroplasty shares outstanding immediately prior to the merger, and held by Uroplasty shareholders who have not approved the merger and who have properly exercised dissenters’ rights in the time and manner provided in Sections 471 and 473 of the MBCA and, as of the effective time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA, will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such consideration as shall be determined pursuant to Section 473 of the MBCA. See “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101.

Treatment of Uroplasty Options and Other Uroplasty Equity-Based Awards

Immediately prior to the effective time, each option to purchase Uroplasty shares that is then outstanding will be adjusted such that the option becomes an option to acquire Vision shares on the same terms and conditions as were applicable to the Uroplasty option prior to the merger, except that (A) the number of Vision shares subject to the new option will be equal to the product of (i) the number of Uroplasty shares subject to the existing option and (ii) 3.6331 (rounding fractional shares down to the nearest whole share) and (B) the exercise price per share under the new option will be equal to (i) the exercise price per share of the Uroplasty option divided by (ii) 3.6331 (rounded up to the nearest whole cent). To the extent that Section 409A or 421(a) of the Code apply to any such Uroplasty option, this adjustment will be subject to such modifications, if any, as are required to cause the substitution of Vision options for Uroplasty options to be made in a manner consistent with Section 409A or 421(a) of the Code, as applicable.

Immediately prior to the effective time, each share of Uroplasty restricted stock that is then outstanding will be exchanged and converted into the right to receive 3.6331 restricted Vision shares on the same terms and conditions as were applicable to the Uroplasty restricted stock prior to the merger.

Immediately prior to the effective time of the merger, each Uroplasty performance award that is then outstanding will be adjusted such that (A) it becomes payable, on the same terms and conditions as were applicable to such Uroplasty performance award prior to the merger, in cash or, if sufficient cash is unavailable, in Vision shares, and (B) the specified stock price target of each Uroplasty performance award will be equal to the quotient obtained by dividing (i) the current stock price target by (ii) 3.6331 (rounded up to the nearest whole cent).

Exchange Agent

Prior to the effective time, Vision and Uroplasty will mutually appoint an exchange agent for the payment and delivery of the merger consideration. At the effective time, Vision will deposit with the exchange agent, for the benefit of the holders of Uroplasty shares, Vision shares representing the merger consideration and an amount of cash in lieu of fractional Vision shares to be paid to Uroplasty shareholders.

After the effective time, the combined company will cause the exchange agent to send a letter of transmittal to each record holder of Uroplasty share certificates as of the effective time specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Uroplasty shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering Uroplasty share certificates in exchange for Vision shares. Any uncertificated Uroplasty shares in book-entry form will be deemed surrendered to the exchange agent at the effective time.

After the effective time, Uroplasty shares will no longer be outstanding, will be automatically canceled, and will cease to exist, and each certificate, if any, that previously represented Uroplasty shares will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of the combined company, and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such combined company shares deliverable upon the surrender of Uroplasty share certificates, until holders of such Uroplasty share certificates have surrendered such share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such Vision shares with a record date after the effective time.

Any portion of the consideration deposited with the exchange agent that has not been distributed to former holders of Uroplasty shares as of the date one year after the closing date will be delivered to the combined company on demand, and any holders of Uroplasty share certificates who have not yet surrendered their certificates, as well as any holders of uncertificated Uroplasty shares who have not yet cashed any check payable to them, will thereafter look only to the combined company for satisfaction of their claims for combined company shares, cash in lieu of fractional combined company shares, and any dividends or distributions with respect to Vision shares, subject to applicable abandoned property law, escheat law, or similar law.

Neither the combined company nor the surviving company will be liable to any current or former Uroplasty shareholder or to any other person with respect to any combined company shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law, or similar law. If any Uroplasty share certificate has not been surrendered prior to five years after the closing date (or immediately prior to such earlier date on which any combined company shares or any dividends or other distributions payable to the holder of such Uroplasty share certificate would otherwise escheat to or become the property of any governmental body), any combined company shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Uroplasty share certificate will, to the extent permitted by applicable law, become the property of combined company, free and clear of all claims or interest of any person previously entitled thereto.

No interest will be paid or accrued on any amount payable upon surrender of certificates or uncertificated shares representing Uroplasty shares.

At the effective time, each certificate formerly representing any Uroplasty share (other than the excluded shares) and each uncertificated Uroplasty share formerly representing a Uroplasty share (other than the excluded shares) will cease to be outstanding and (other than the excluded shares) will represent only the right to receive combined company shares (and cash in lieu of any fractional combined company shares) and any dividends or other distributions to which the holders thereof are entitled, and all holders of Uroplasty share certificates or uncertificated shares will cease to have any rights as shareholders of Uroplasty. Uroplasty’s stock transfer books will be closed with respect to all outstanding Uroplasty shares, and no further transfer of any such Uroplasty shares will be made on such stock transfer books after the effective time.

Withholding

Each of Uroplasty, Vision, Merger Sub, and the surviving company will be entitled to deduct and withhold from the amounts payable under the merger agreement any amounts that it determines, in its sole discretion, are required to be deducted and withheld under the Code or any other applicable law, and the exchange agent will be entitled to deduct and withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Amounts so withheld will be timely paid over to the appropriate governmental body and treated as having been paid to the person in respect of whom such withholding was required.

No Fractional Shares

Vision will not issue fractional Vision shares or certificates for fractional Vision shares in connection with the merger, no dividends or distributions of Vision will relate to fractional share interests, and fractional share interests will not entitle the owner thereof to vote or to any rights as a Vision shareholder. Each Uroplasty shareholder that otherwise would have been entitled to receive a fraction of a Vision share will receive, in lieu thereof and upon surrender of such Uroplasty share certificate or uncertificated share, an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Vision shares on the NASDAQ on the date immediately preceding the closing date.

Governance of Combined Company after the Merger

The merger agreement contains certain provisions relating to the governance of the combined company following completion of the merger. At the effective time, the certificate of formation and limited liability company agreement of Merger Sub will be the certificate of formation and limited liability company agreement of the surviving company, except that the name of the surviving company will be “Uroplasty, LLC,” until thereafter changed or amended as provided therein or by applicable law. In connection with the merger, Vision’s company name will be changed to “Cogentix Medical, Inc.” Following the merger, shares of the combined company will continue to be listed on the NASDAQ Capital Market, but will trade under the trading symbol “CGNT.”

Upon completion of the merger:

•	the board of directors of the combined company will consist of eight directors, including all five current members of the Uroplasty board of directors and three current members of the Vision board of directors, as described under “The Merger—Board of Directors and Management After the Merger;” beginning on page 96 and
•	Robert C. Kill, Uroplasty’s current Chairman of the Board, President and Chief Executive Officer, will serve as Chairman of the Board, President and Chief Executive Officer of the combined company, Brett A. Reynolds, Uroplasty’s current Senior Vice President, Chief Financial Officer and Corporate Secretary, will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Darin Hammers, Uroplasty’s current Senior Vice President, Global Sales and Marketing, will serve as Senior Vice President, Global Sales and Marketing of the combined company.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions, and termination provisions contained in the merger agreement refer to the concept of a “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts, or development that has a materially adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of a party and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts, or development related to or resulting from:

•	general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants;
•	any natural disaster or national or international political or social conditions, including the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the U.S., to the extent such change or effect does not disproportionately affect such party relative to other industry participants;
•	financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants;
•	changes in GAAP;

•	changes in law, rules, regulations, order, or other binding directives issued by any governmental body;
•	the taking of an action explicitly contemplated by the merger agreement or the other agreements contemplated thereby;
•	the announcement of the merger agreement; and
•	any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the closing date and the date on which the merger agreement is terminated in accordance with its terms.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of Vision and Uroplasty made representations and warranties regarding, among other things:

•	the due organization, valid existence, good standing, qualification to do business, corporate power, and authority of the party and its subsidiaries;
•	authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement;
•	capital structure;
•	ownership of subsidiaries;
•	the absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;
•	required regulatory filings and consents and approvals of governmental authorities;
•	the proper filing or furnishing of required documents with the SEC since March 31, 2013; the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP and their fair presentation of the consolidated financial position and consolidated results of operations and cash flows of the party and its subsidiaries; and the party’s disclosure controls and procedures relating to financial reporting;
•	the absence of undisclosed liabilities;
•	the absence of a material adverse effect with respect to the party and certain changes or events related to the party’s business and operations, including changes in its assets, expenditures and indebtedness, since the last day of its 2014 fiscal year;
•	title to and condition of properties;
•	tax matters;
•	material contracts;
•	intellectual property;
•	the absence of certain litigation;
•	insurance matters;
•	employee benefit plan matters;
•	the possession of and compliance with required governmental authorizations necessary for the conduct of the party’s business, compliance with applicable laws and compliance with the Foreign Corrupt Practices Act of 1977;
•	compliance with environmental laws, the absence of various environmental claims and matters relating to materials of environmental concern;
•	employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils, and labor practices;
•	U.S. Food and Drug Administration and related regulatory compliance;

•	the absence of brokers’ fees and similar compensation payable in connection with the transactions contemplated by the merger agreement;
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the associated registration statement and the compliance of this joint proxy statement/prospectus with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder;
•	the unanimous approval and recommendation by the party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the absence of any other necessary corporate proceeding to authorize the execution, delivery or performance of the merger agreement;
•	the receipt of opinions from the party’s financial advisor; and
•	in the case of Vision, certain representations and warranties with respect to Merger Sub.

The representations, warranties and covenants made in the merger agreement by Vision, Merger Sub and Uroplasty are qualified and subject to important limitations agreed to by Vision, Merger Sub and Uroplasty in connection with negotiating the terms of the merger agreement. In your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to consider these limitations as well as the purpose of the representations and warranties, which are described in more detail in the introductory paragraphs to this section.

Covenants; Conduct of Business Prior to Merger

Each of Vision and Uroplasty agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the effective time or termination of the merger agreement. In general, without the written consent of the other party, or except as otherwise required by applicable law or expressly permitted by the merger agreement or disclosed to the other party pursuant to the terms of the merger agreement, each of Vision, Uroplasty and its respective subsidiaries agreed to conduct its business and operations, taken as a whole, in all material respects in the ordinary course of business consistent with past practice.

In addition, each of Vision and Uroplasty agreed to specific restrictions relating to the conduct of its and its subsidiaries’ business between the date of the merger agreement and the effective time (except, in each case, with the written consent of the other party or as otherwise required by applicable law or expressly permitted by the merger agreement or disclosed to the other party pursuant to the terms of the merger agreement). Each of Vision, Uroplasty and its respective subsidiaries agreed not to:

•	declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options, restricted shares or, in the case of Vision, warrants, except, in each case, (i) for the declaration and payment of dividends by its direct or indirect wholly owned subsidiary solely to the subsidiary’s parent, (ii) in connection with intercompany purchases of capital stock, or (iii) in connection with the payment of an individual’s taxes related to the exercise of options or vesting of a restricted share award;
•	issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any shares of beneficial interests, capital stock or other ownership interest in itself or any of its subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (iii) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (iv) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan, except, in each case, (a) for issuances of its shares in respect of any exercise of its options outstanding on the date of the merger agreement (b) for transactions solely between or among itself and its wholly-owned subsidiaries; or (c) as otherwise expressly provided by the terms of the merger agreement;
•	except as required by one of its employee benefit plans, or as otherwise required by applicable law or consistent with the merger agreement, (i) increase the compensation or other benefits payable or provided to any of its or any of its subsidiaries’ officers, directors, independent contractors, leased personnel, or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (ii) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other contract with any current or former employee, independent contractor, or leased personnel of itself or any of its subsidiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; (iii) establish, adopt, enter into, materially amend or terminate any employee benefit plan for the benefit of any current or former officers, employees, independent contractors, leased personnel, or any of their beneficiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; or (iv) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

•	amend, or propose to amend, or permit the adoption of any material amendment to its organizational documents;
•	effect a recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction, except, in the case of Vision, as necessary to maintain its continued listing on NASDAQ;
•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of itself or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;
•	make any capital expenditure except for (i) expenditures required by existing contracts, (ii) expenditures in the amount set forth in its capital expenditure plan previously disclosed in writing to the other party as provided in the merger agreement, or (iii) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);
•	acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for (i) the purchase of assets from suppliers or vendors in the ordinary course of business and (ii) transactions with a value less than $100,000 in any single instance or $500,000 in the aggregate;
•	except in the ordinary course of business, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (a) intercompany transactions or arrangements, (b) agreements or arrangements or borrowings incurred under its existing credit facilities, and (c) short-term indebtedness incurred in the ordinary course of business; (ii) make any loans or advances to any other person other than intercompany transactions or arrangements; or (iii) make any capital contributions to, or investments in, any other person except for intercompany transactions or arrangements;
•	enter into any contract that would materially restrict, after the effective time, the party and its subsidiaries (including the surviving company and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;
•	except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $100,000 in the aggregate;
•	commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $100,000 in any single instance or $500,000 in the aggregate;

•	change any of its financial or tax accounting methods or practices in any respect, except as required by GAAP or law;
•	(i) change or revoke any material tax election with respect to itself or any of its subsidiaries, (ii) file any material amended tax return or claim for refund of material taxes with respect to itself or any of its subsidiaries, (iii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) affecting any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to itself or any of its subsidiaries, or (v) settle or compromise any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries;
•	other than in the ordinary course of business, enter into any contract or waive, release or assign any rights or claims under, or renew, modify or terminate, any of its material contracts (other than intercompany transactions, agreements or arrangements), in any material respect in a manner that taken as a whole is adverse to itself or that could prevent or materially delay the consummation of the merger or the other transactions contemplated in the merger agreement past 5:00 p.m., New York time, on September 30, 2015 (or any extension of that date under the merger agreement);
•	cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of itself and its subsidiaries, to the extent available on commercially reasonable terms; or
•	agree or commit to take any of the actions described in the provisions described above.

No Solicitation; Board Recommendations

Except as described below, each of Vision and Uroplasty agreed that, from the date of the merger agreement until the closing or, if earlier, the termination of the merger agreement in accordance with the terms of the merger agreement, neither it nor any of its subsidiaries will, directly or indirectly:

•	initiate, seek or solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries with respect to, or the making or submission of, any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal with respect to itself;
•	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries, to any person that has made an acquisition proposal with respect to it; or
•	enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an acquisition proposal with respect to itself.

Except as described below under “—Change of Recommendation,” each of Vision and Uroplasty also agreed that, prior to the closing, neither its board of directors nor any committee thereof will, directly or indirectly:

•	withhold, withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by Uroplasty, to Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by Uroplasty, to Merger Sub), the approval, recommendation or declaration of advisability by its board of directors, or any of its committees, of the transactions contemplated by the merger agreement;
•	propose publicly to recommend, adopt or approve any acquisition proposal with respect to itself; or
•	fail to reaffirm or re-publish its recommendation within five business days of being requested by the other party to do so.

Any of the actions described in the immediately preceding paragraph are referred to in this joint proxy statement/prospectus as an “adverse recommendation change.” A change of a recommendation to “neutral” is deemed an adverse recommendation change under the merger agreement.

For purposes of the merger agreement, “acquisition proposal,” when used with respect to Vision or Uroplasty, means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of such party and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any person or persons beneficially owning 20% or more of any class of equity securities of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Nothing contained in the provisions described in this section will prohibit either party or its board of directors from taking and disclosing to its shareholders a position with respect to an acquisition proposal with respect to itself pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if its board of directors has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to its shareholders.

Prior to obtaining the approval of its shareholders, each of Vision and Uroplasty may participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries to, any person that has made an acquisition proposal with respect to it if (i) it receives a written acquisition proposal with respect to itself from such third party (and such acquisition proposal was not initiated, sought, solicited, knowingly encouraged, or facilitated in violation of the merger agreement) and (ii) such proposal constitutes, or its board of directors determines in good faith that such proposal is reasonably expected to lead to, a superior proposal with respect to it. Each of Vision and Uroplasty, as applicable, may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the party delivering the non-public information, with respect to confidentiality, than the terms of the confidentiality agreement between the parties to the merger agreement, dated September 9, 2014, as amended, and only if such party sends a copy of such agreement to the other party to the merger agreement promptly following its execution.

From and after the date of the merger agreement, each of Vision and Uroplasty will, as promptly as practicable after receipt thereof, advise the other party to the merger agreement in writing of any request for information or any acquisition proposal with respect to itself received from any person, or any inquiry, discussions, or negotiations with respect to any acquisition proposal with respect to itself, and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and it will promptly provide to the other party copies of any written materials received by it in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal, or inquiry or with whom any discussions or negotiations are taking place. Each of Vision and Uroplasty agreed that it will simultaneously provide to the other any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other. Each of Vision and Uroplasty will keep the other fully informed of the status of any acquisition proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Vision and Uroplasty agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, any such standstill or similar agreement to which it is a party.

For purposes of the merger agreement, “superior proposal” means, with respect to a party to the merger agreement, any bona fide written acquisition proposal with respect to such party made by a third party (provided that all references to 20% in the definition of an acquisition proposal are deemed to be references to 50% for purposes of definition of a superior proposal) on terms that a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by any other party in response to such superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by the merger agreement and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by any other party to the agreement.

Change of Recommendation

Each of the boards of directors of Vision and Uroplasty, at any time prior to obtaining the approval of the respective party’s shareholders, in response to a superior proposal with respect to that party, which has not been withdrawn and did not result from a breach of the provisions described under “—No Solicitation; Board Recommendations” or the provisions described under “—Shareholders’ Meetings” may make an adverse recommendation change. Unless, however, the party’s shareholders’ meeting is scheduled to occur within the next ten business days, the board of directors will not be entitled to make an adverse recommendation change in response to a superior proposal with respect to that party:

•	until five business days after such party provides written notice to the other party advising it that the party’s board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person or group making such superior proposal, and including copies of all documents pertaining to such superior proposal;
•	if, during such five business day period, the other party irrevocably proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the board of directors determines in good faith, after good faith negotiations between the parties (if such negotiations are requested by the party being notified of the superior proposal) during such five business day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the superior proposal) that such alternative transaction proposal is not at least as favorable to the party and its shareholders as the superior proposal; and
•	unless the party’s board of directors determines that the failure to make an adverse recommendation change would be a breach of its fiduciary obligations.

At any time prior to obtaining the approval of the shareholders of Vision or Uroplasty, respectively, in connection with any intervening event, as described in the following paragraph, each of the boards of directors of Vision and Uroplasty may make an adverse recommendation change, after the board of directors (i) determines in good faith that the failure to make such an adverse recommendation change would be a breach of its fiduciary duties to the shareholders of Vision or Uroplasty, respectively, (ii) determines in good faith that the reasons for making such adverse recommendation change are independent of and unrelated to any pending acquisition proposal with respect to its company, and (iii) provides written notice to the other party to the merger agreement, advising it that the board of directors is contemplating making an adverse recommendation change and specifying the material facts and information constituting the basis for such contemplated determination. However, unless the party’s shareholders’ meeting is scheduled to occur within the next five business days, (i) the board of directors may not make such an adverse recommendation change until the fifth business day after receipt by the other party of a notice of change from the board’s company, and (ii) during such five business day period, at the request of the other party, the board’s company will negotiate in good faith with respect to any changes or modifications to the merger agreement that would allow the board of directors not to make such adverse recommendation change, consistent with its fiduciary duties.

For purposes of the merger agreement “intervening event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of a party’s board of directors after the date of the merger agreement to the extent that such event, development or change in circumstances (i) was neither known by the party or any of its respective representatives nor reasonably foreseen by such party as of or prior to the date of the date of the merger agreement and (ii) does not relate to an acquisition proposal, except that in no event will the changes in the market price or trading volume of a party’s shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an intervening event (however, the underlying causes of such change or fact will not be excluded).

Shareholders’ Meetings

The merger agreement requires each of Vision and Uroplasty, as promptly as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, to duly give notice of, convene, and hold a meeting of its shareholders for the purpose of seeking shareholder approval of the merger agreement. If the party’s board of directors has not made an adverse recommendation change, the party will recommend that its shareholders approve the merger agreement and will use commercially reasonably efforts to solicit proxies in favor of the approval of the merger agreement.

Regulatory Approvals

The merger agreement provides that the parties will comply, as applicable, with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and any other merger notification or control laws in connection with the merger. However, Uroplasty and Vision have determined that no such regulatory approvals are required in connection with the merger.

Employee and Labor Matters

The parties agreed that after the effective time, with respect to individuals who are employees of Vision and Uroplasty and their subsidiaries after the effective time who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, the parties will, after the merger, seek to attract and retain superior quality executive, managerial, technical, and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective.

With respect to employee benefit plans of Vision and its subsidiaries providing benefits to any Vision or former Uroplasty employee after the effective time (the “new plans”), for all purposes (including purposes of vesting, benefits eligibility, and level of benefits), each employee of Vision and Uroplasty and their subsidiaries will be credited with his or her years of service with the applicable company before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any Vision or Uroplasty employee benefit plan, as applicable (except that no credit will be given to the extent that the application of such credit would result in the duplication of benefits or to the extent that Uroplasty and Vision employees are equally affected).

Vision and Uroplasty will take all actions necessary or desirable to cause (i) each Vision option that is outstanding immediately prior to the effective time to become fully vested and exercisable at the effective time and to remain exercisable for the remainder of its term and (ii) each share of Vision restricted stock that is outstanding immediately prior to the effective time to become fully vested and free of any forfeiture restrictions at the effective time.

Indemnification of Officers and Directors

The merger agreement provides that, from and after the effective time, Vision and the surviving company will, as applicable, indemnify, defend and hold harmless, and provide advancement of expenses to, in such scope and amount as was provided by Uroplasty immediately prior to the merger, Uroplasty’s present and former officers, employees, directors and fiduciaries under a Uroplasty employee benefit plan against all losses, fines, claims, damages, costs, expenses, liabilities or judgments that are paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that such person is or was a director, officer, employee or fiduciary of Uroplasty or a member of the board of directors, officer, employee or fiduciary of any of its subsidiaries or a fiduciary under any Uroplasty employee benefit plan, whether asserted or claimed prior to, at or after the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement), to the extent and in accordance with the procedures that Uroplasty would have under applicable law or Uroplasty’s organizational documents.

In addition, the surviving company will, in its sole discretion, either (i) continue to maintain in effect for a period of at least six years from and after the effective time, for the persons who were covered by Uroplasty’s directors’ and officers’ liability insurance and fiduciary liability insurance as of the date of the merger agreement, directors’ and officers’ liability insurance and fiduciary liability insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Uroplasty’s existing policies as of the date of the merger agreement, or, if such insurance is unavailable, the best available directors’ and officers’ liability insurance and fiduciary liability insurance from a recognized insurance company with such terms, conditions, retentions and levels of coverage, or (ii) obtain and fully pay for, for those persons, “tail” insurance policies with a claims period of at least six years from and after the effective time with recognized insurance companies with such terms, conditions, retentions and levels of coverage.

Other Covenants and Agreements

The merger agreement contains certain other covenants, including covenants relating to cooperation in the preparation of this joint proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information, and performing Vision’s and Uroplasty’s respective obligations regarding public announcements. Vision and Uroplasty have further agreed to the following additional covenants and agreements in the merger agreement, among others:

•	Vision will cause, as promptly as reasonably practical and in any event prior to the closing, the Vision shares to be issued in the merger to be approved for listing on NASDAQ;
•	if any takeover law becomes, or purports to be, applicable to the merger or the other transactions contemplated by the merger agreement, Vision, Uroplasty and their respective boards will grant such approvals and take such actions, in accordance with the terms of the merger agreement, as are necessary to complete the transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to 5:00 p.m., New York time, on September 30, 2015, on the terms and conditions contemplated by the merger agreement, and otherwise render such takeover law inapplicable; and
•	prior to the effective time, Vision will approve any issuances of Vision shares in connection with the merger to any Uroplasty employee who is or may become subject to reporting requirements under Section 16 of the Exchange Act, and Uroplasty will approve any dispositions of Uroplasty equity securities (including derivative securities) in connection with the merger to any Uroplasty directors and officers who are subject to those reporting requirements, to the extent necessary for such issuance to be exempt pursuant to Rule 16b-3.

Conditions to Completion of the Merger

The obligations of Vision and Uroplasty to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Vision and Uroplasty of the following conditions:

•	obtaining the approval of the required percentage of Vision shares to (i) issue Vision shares in connection with the merger, (ii) increase the number of Vision shares available for issuance pursuant to equity-based awards under Vision equity incentive plans, pursuant to one or more plans to be newly created, by at least 12,300,000 Vision shares, (iii) adopt the proposal of the Vision board of directors to amend Vision’s certificate of incorporation, including the increase in the number of authorized shares of common stock and the name change to “Cogentix Medical, Inc.,” (iv) approve the merger agreement and the transactions contemplated thereby, and (v) if required by NASDAQ rules, approve the amendments to the convertible promissory notes and warrants issued by Vision to Mr. Pell, and (vi) adopt any other resolution necessary to effect the transaction contemplated by the merger agreement;
•	obtaining the Uroplasty shareholder approval of the merger agreement and consummation of the transactions contemplated thereby, including the merger;
•	no provision of any applicable law and no decree, injunction or order (preliminary or otherwise) being in effect that prohibits the consummation of the merger or the other transactions contemplated under the merger agreement;
•	the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act, and no stop order having been issued;
•	there being no action pending against Vision, Merger Sub or Uroplasty or any of their respective affiliates by any governmental body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the merger; (ii) seeking material damages in connection with the merger; or (iii) seeking to impose any criminal sanctions or liability on Vision, Merger Sub or Uroplasty in connection with the merger;

•	the representations and warranties of the other party, other than the representations relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and to each party’s capital structure, (i) to the extent qualified by material adverse effect, being true and correct, and (ii) to the extent not qualified by material adverse effect, being true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct, subject to such qualifications, only as of such specified date);
•	the representations and warranties of the other party relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and each party’s capital structure being true and correct in all respects (other than de minimis inaccuracies with respect to such party’s capital structure) as of the closing date;
•	the other party having performed, in all material respects, its covenants and agreements contained in the merger agreement required to be performed prior to the closing date;
•	since the date of the merger agreement, there having not been or occurred any material adverse effect to the other party;
•	receipt of an officer’s certificate of the other party as to the satisfaction of the conditions described in the preceding four bullets;
•	receipt of certified copies of the resolutions duly adopted by the other party’s board of directors authorizing the execution, delivery and performance of the merger agreement, the merger, and the other agreements contemplated thereby, and the consummation of all transactions contemplated thereby;
•	receipt of a certified copy of the organizational documents of the other parties to the merger agreement;
•	receipt of certificates of good standing or equivalent certificates, dated within five business days of the closing date, of the other party and any of its subsidiaries that are parties to the merger; and
•	the voting agreements between such party and the directors and officers of the other party being in effect and not terminated, amended or repudiated.

In addition, the obligations of Uroplasty to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions as of the closing date:

•	all required action having been taken so that as of the effective time, the certificate of incorporation of Vision will be amended pursuant to the merger agreement;
•	Vision having filed with NASDAQ a listing of additional shares application with respect to the Vision shares issued or issuable pursuant to the merger agreement, and such Vision shares having been approved and authorized for listing on NASDAQ;
•	Vision appointing the nominees for the combined company’s board of directors as set forth in the merger agreement;
•	Vision having increased the number of Vision shares available for issuance pursuant to equity-based awards under the Vision employee benefit plans as contemplated in the merger agreement; and
•	the amendments to the convertible promissory notes and warrants issued by Vision to Mr. Pell not having been terminated, amended, modified or repudiated and otherwise becoming effective at the effective time of the merger.

Uroplasty and Vision may waive conditions to completion of the merger only to the extent legally permissible. In the event that either Uroplasty or Vision determines to waive any condition to the merger and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, Uroplasty and Vision will recirculate this joint proxy statement/prospectus and resolicit proxies from Uroplasty and Vision shareholders.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by mutual written consent of Vision and Uroplasty, as well as under certain other circumstances.

The merger agreement may be terminated:

•	by either Vision or Uroplasty if the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change or (ii) publicly proposes to make an adverse recommendation change;
•	by either Vision or Uroplasty if the other party materially breaches the provisions of the merger agreement described under “—No Solicitation; Board Recommendations” above;
•	by either Vision or Uroplasty if at any time prior to obtaining the approval of its shareholders, in order to enter into a definitive agreement with respect to a superior proposal, in each case if it has complied with its obligations under the provisions described under “—No Solicitation; Board Recommendations” and, in connection with the termination of the merger agreement, it pays to the other party in immediately available funds $1.5 million;
•	by Uroplasty if the amendments contemplated by the merger agreement to the convertible promissory notes and warrants issued by Vision to Mr. Pell have been terminated, amended, modified or repudiated; or
•	by either Vision or Uroplasty if at any time prior to the effective time, if any of the other party’s covenants, representations or warranties contained in the merger agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of the conditions to the closing of the merger described under “—Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The merger agreement also may be terminated by either Vision or Uroplasty if, subject to certain conditions being met:

•	the required approval of either party’s shareholders contemplated under the merger agreement at the respective shareholders’ meeting is not obtained;
•	the transactions contemplated by the merger agreement violate any order, decree or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the merger agreement illegal or otherwise prohibited;
•	the merger has not been consummated by 5:00 p.m., New York time, on September 30, 2015; or
•	more than 10% of the issued and outstanding Uroplasty shares have properly exercised, and not withdrawn or otherwise lost, dissenters’ rights under the MBCA.

Expenses and Termination Fee

All costs and expenses incurred in connection with the negotiation of the merger agreement, the performance of the obligations thereunder, and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

The merger agreement provides that (i) each of Vision and Uroplasty will be obligated to pay $1.5 million and expenses not to exceed $2.0 million to the other party following the termination of the merger agreement by the other party for the reasons described in the first three bullets under “—Termination of the Merger Agreement” and (ii) Vision will be obligated to pay $1.5 million and expenses not to exceed $2.0 million to Uroplasty following the termination of the merger agreement by Uroplasty for the reasons described in the fourth bullet under “—Termination of the Merger Agreement” above.

Each of Vision and Uroplasty will also be obligated to pay the other party’s expenses not to exceed $2.0 million if an acquisition proposal with respect to it is publicly proposed or publicly disclosed and the merger agreement is terminated as a result of its breach of its representations and warranties or covenants or failure to obtain shareholder approval.

In no event will either Vision or Uroplasty be required to pay the termination fee or the expenses on more than one occasion.

Specific Performance

Vision and Uroplasty agreed in the merger agreement that if, for any reason, any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would be caused. Accordingly, each of the parties to the merger agreement agreed that, in addition to any other remedies to which it may be entitled, each of the parties to the merger agreement is entitled, in any court having jurisdiction, to an injunction or injunctions to prevent breaches of the merger agreement by the other party and to enforce specifically the terms and conditions of the agreement, without the necessity of posting a bond or other form of security. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement.

Amendments and Waivers

Until the effective time, the merger agreement may be amended by a writing signed by Vision, Merger Sub and Uroplasty, at any time before or after the receipt of the requisite approval of Vision and Uroplasty shareholders, but after any such approval, no amendment may be made which by law or under NASDAQ rules requires further approval by the Vision and Uroplasty shareholders without such further approval.

No party will be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under it, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of that party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

No Third Party Beneficiaries

The merger agreement is not intended to, and does not, confer upon you or any person other than the parties to the agreement any rights or remedies, except that Uroplasty’s present and former officers, employees, directors and fiduciaries under a Uroplasty employee benefit plan will have the right to enforce Vision’s covenant to continue to provide indemnification, advancement of expenses, and liability insurance coverage following the completion of the merger as described in “— Indemnification of Officers and Directors” above.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, each of Uroplasty and Vision entered into voting agreements with the other’s officers and directors, respectively, representing shareholders holding approximately 39% of Vision’s outstanding shares of common stock as of December 1, 2014 and representing shareholders holding approximately 4% of Uroplasty’s outstanding shares of common stock, pursuant to which, among other things and subject to the terms and conditions therein, such shareholders agreed to vote their Vision and Uroplasty shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. The shareholders have also agreed to vote their Vision and Uroplasty shares against any acquisition proposal (other than the merger), including any “superior proposal.” The voting agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) in the case of the voting agreement with Vision, written notice by Vision to the shareholder parties to the voting agreement and, in the case of the voting agreement with Uroplasty, written notice by Uroplasty to the shareholder parties to the voting agreement.

Copies of the form of voting agreement between Vision and certain shareholders of Uroplasty and the form of voting agreement between Uroplasty and certain shareholders of Vision are attached as Annex B and Annex C to this joint proxy statement/prospectus, respectively. The foregoing description of the voting agreements is subject to, and qualified in its entirety by, the full text of the voting agreements.

AMENDMENTS TO PELL NOTES AND WARRANTS

Concurrently with the execution of the merger agreement, Vision and Lewis C. Pell, the Chairman of the Vision board of directors, entered into amendments to all of the convertible promissory notes and warrants held by Mr. Pell as follows: convertible promissory note dated September 19, 2012 in the aggregate principal amount of $20 million; convertible promissory note dated September 25, 2013 in the aggregate principal amount of $3.5 million; convertible promissory note dated June 16, 2014 in the aggregate principal amount of $5 million; warrants dated November 9, 2009 to purchase 272,727 Vision shares; warrants dated November 9, 2009 to purchase 378,788 Vision shares; and warrants dated September 30, 2011 to purchase 1,229,105 Vision shares. In addition, Vision and Mr. Pell agreed to terminate the existing letter agreement dated October 24, 2014, which requires Mr. Pell to provide additional liquidity to Vision in certain circumstances. The amendments to such convertible promissory notes and warrants held by Mr. Pell and the termination of the October 24, 2014 letter will become automatically effective without further action by Vision or Mr. Pell at the effective time of the merger.

The amendments to Mr. Pell’s convertible promissory notes extend the maturity date of each note from the fifth anniversary of their issuance dates to the fifth anniversary of the effective date of the merger or an earlier change of control (as defined in the amendments). Except as provided below, the amendments to Mr. Pell’s convertible promissory notes also prevent the notes from being converted until after three years following the effective date of the merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on the common stock in cash or other property other than common stock. The convertible promissory notes may be converted earlier prior to a change in control or in connection with Vision’s prepayment of the convertible promissory notes. The convertible promissory notes as amended may be prepaid, at the option of the combined company and upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Interest on the amended convertible promissory notes is payable on the maturity date or upon repayment or conversion of all or any portion of the principal under the note. The amended convertible promissory notes will be subordinated to loans incurred by the combined company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

The amendments to the warrants held by Mr. Pell extend the period during which the warrants may be exercised to the later of (i) the maturity date of the amended convertible promissory notes or (ii) the date that the amended convertible promissory notes are paid in full or converted into shares of Vision common stock in accordance with their terms. The warrants may be exercised effective immediately prior to the closing of an event constituting a change in control (other than the merger).

Copies of the amendments to the convertible promissory notes and warrants held by Mr. Pell are attached as Annex K to this joint proxy statement/prospectus. The foregoing description of the amendments to the convertible promissory notes and warrants held by Mr. Pell is subject to, and qualified in its entirety by, the full text of the amendments to the convertible promissory notes and warrants held by Mr. Pell.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to holders of Uroplasty common stock that exchange their shares of Uroplasty common stock for shares of Vision common stock in the merger.

This discussion addresses only holders of Uroplasty common stock who hold that stock as a “capital asset” and are “U.S. persons,” each as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Uroplasty common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Uroplasty common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Uroplasty common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of Uroplasty common stock). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Uroplasty common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Uroplasty common stock should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Uroplasty common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Tax Consequences of the Merger Generally

Uroplasty and Vision intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Uroplasty and Vision have not sought and will not seek any ruling from the Internal Revenue Service, or IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The U.S. federal income tax consequences of the transactions will be as follows:

Receipt of Vision Common Stock

Each holder of Uroplasty common stock who exchanges such holder’s Uroplasty common stock for Vision common stock generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Vision common stock (as discussed below). The aggregate tax basis of the Vision common stock each holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal the aggregate adjusted tax basis in the shares of Uroplasty common stock such holder surrenders in the merger. The holding period for the shares of Vision common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Uroplasty common stock surrendered in the merger. If a holder acquired different blocks of Uroplasty common stock at different times or at different prices, the Vision common stock such holder receives will be allocated pro rata to each block of Uroplasty common stock, and the basis and holding period of each block of Vision common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Uroplasty common stock exchanged for such block of Vision common stock.

Receipt of Cash for Fractional Shares

Each holder of Uroplasty common stock who receives cash in lieu of a fractional share of Vision common stock will be treated as having received such fractional share of Vision common stock pursuant to the merger and then having sold such fractional share of Vision common stock for cash. As a result, such holder of Uroplasty common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of Vision common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Uroplasty common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Payments of cash to a holder of Uroplasty common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A U.S. holder of Uroplasty common stock, as a result of having received Vision common stock in the merger, will be required to retain records pertaining to the merger pursuant to Treasury regulation Section 1.368-3(d). In addition, each U.S. holder of Uroplasty common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury regulation Section 1.368-3(b) setting forth such holder’s basis in, and the fair market value of, the Uroplasty common stock surrendered in the merger, the date of the merger and the name and employer identification number of Vision, Uroplasty and Merger Sub. A “significant holder” is a holder of Uroplasty common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Uroplasty or securities of Uroplasty with a basis for U.S. federal income tax purposes of at least $1 million.

Tax Consequences to Vision, Uroplasty and Merger Sub

None of Vision, Uroplasty or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

INFORMATION WITH RESPECT TO UROPLASTY’S BUSINESS

Overview

Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s primary focus is on two products: the Urgent PC® Neuromodulation System (“Urgent PC System”), which Uroplasty believes is the only commercially available Food and Drug Administration (“FDA”) cleared, minimally-invasive, neuromodulation system that delivers percutaneous tibial nerve stimulation (“PTNS”) for office-based treatment of overactive bladder (“OAB”) and the associated symptoms of urinary urgency, urinary frequency, and urge incontinence; and Macroplastique® Implants (“Macroplastique”), an injectable, urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency (“ISD”). Uroplasty’s Urgent PC System has CE Mark for the treatment of OAB as well as the treatment of fecal incontinence. Macroplastique also has CE Mark for the treatment of adult female stress urinary incontinence as well as male stress incontinence, fecal incontinence, vocal cord rehabilitation and vesicoureteral reflux. While Uroplasty’s focus is on commercializing Urgent PC System and Macroplastique in the United States and Europe, each of these products has market clearance in approximately 15 countries outside of this focus area.

Uroplasty’s primary focus is on growth in the U.S. market, which Uroplasty entered in 2005 with Uroplasty’s Urgent PC System. Prior to that time, essentially all of Uroplasty’s business involved the sale of Macroplastique and other products outside of the United States. Uroplasty believes the U.S. market presents a significant opportunity for growth in sales of Uroplasty’s products.

Urgent PC System uses a percutaneous stimulation method to deliver electrical pulses to the tibial nerve which has an effect on the sacral nerve plexus, a control center for bladder function. Uroplasty has received regulatory clearances for sale of Urgent PC System in the United States, Canada and Europe. Uroplasty has intellectual property rights relating to key aspects of Uroplasty’s neuromodulation therapy.

Uroplasty has sold Macroplastique for urological indications in over 40 countries outside the United States since 1991. In October 2006, Uroplasty received from the FDA pre-market approval for the use of Macroplastique to treat adult female stress urinary incontinence. Uroplasty began marketing Macroplastique in the United States in 2007.

Uroplasty believes physicians prefer Uroplasty’s products because they offer effective therapies for patients that can be administered in office or outpatient surgical-based settings and, to the extent reimbursement is available, provide the physicians a profitable revenue stream. Uroplasty believes patients prefer Uroplasty’s products because they are minimally invasive treatment alternatives that do not have the side effects associated with pharmaceutical treatment options nor the morbidity associated with surgery.

Uroplasty’s sales are and have been significantly influenced by the availability of third-party reimbursement for PTNS treatments. Effective January 2011, the American Medical Association (“AMA”) granted a Category 1 Current Procedural Terminology (“CPT”) code for PTNS treatments. As a result, Uroplasty has continued to expand its U.S. field sales and support organization and as of December 31, 2014, Uroplasty employed 44 sales representatives, nine field based clinical support specialists and six Regional Sales Directors.

Uroplasty has focused its efforts on expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of PTNS treatments using Urgent PC System. Effective August 10, 2014, National Government Services (NGS), which represents 10 states with approximately 10 million covered lives, issued a positive coverage decision for PTNS for the treatment of urinary urgency, urinary frequency and urge incontinence. With this positive coverage decision, access to PTNS treatments is now available to all 50 million Medicare beneficiaries across the country. In addition, Uroplasty estimates that private payers insuring approximately 133 million lives provide coverage for PTNS treatments.

During fiscal 2014, significant management changes occurred. In April, Uroplasty’s Chief Executive Officer resigned, and Uroplasty appointed Robert Kill as Uroplasty’s interim Chief Executive Officer (“CEO”). Mr. Kill became Uroplasty’s President and CEO in July 2013. Uroplasty also has new leaders in sales, marketing, finance, research and development, clinical affairs and healthcare affairs. This team has expertise in medical devices and in urology, as well as experience in growing businesses.

Uroplasty expects to continue to emphasize sales of Urgent PC System in the United States and internationally. In fiscal 2014 and continuing in fiscal 2015, Uroplasty implemented new sales strategies and refocused the sales organization. Uroplasty will continue to emphasize generating greater patient and physician awareness of its Urgent PC System, and on training physicians in the proper use and clinical benefits of its Urgent PC System for OAB. As part of this process, Uroplasty hired six additional clinical support specialists during fiscal 2015. Uroplasty has started to expand its call point beyond its historical focus on urologists. Specifically, Uroplasty is expanding its call point to include gynecologists and urogynecologists as well as exploring opportunities in the senior living market as Uroplasty looks to accelerate the growth of its Urgent PC System. Uroplasty does not expect to see significant growth in its Macroplastique business, because Uroplasty believes it is a small, mature market that is more competitively penetrated than the market for OAB treatment using PTNS.

Another key focus in fiscal 2015 will be investments in research and development to build Uroplasty’s product pipeline. Enrollment for Uroplasty’s pilot clinical trial for fecal incontinence in the United States using Urgent PC System is completed. Uroplasty has been advised by the FDA that a pivotal trial using Urgent PC for fecal incontinence will need an endpoint of at least six months. Accordingly, Uroplasty plans to evaluate six month outcomes data for all patients enrolled in its U.S. fecal incontinence pilot study and also evaluate the six month outcomes from a large randomized trial – the CONFIDeNT study of percutaneous tibial nerve stimulation for fecal incontinence in the United Kingdom that is currently in progress. Based on this development, Uroplasty will defer making a decision on whether or not it will invest in a U.S. pivotal study for fecal incontinence until it has had an opportunity to thoroughly review the six month data, which will be sometime in early calendar year 2015. Uroplasty is also researching other potential indication expansions in the pelvic health area, as well as exploring opportunities to expand its product portfolio through business development activities. Uroplasty’s focus will be on capitalizing upon its leverage at the call point created by its strong distribution channel.

Products and Markets

Both of Uroplasty’s products are targeted at the market for treatment of voiding dysfunctions and address overlapping submarkets. Voiding dysfunctions affect urinary or bowel control and can result in uncontrolled bladder or bowel sensations (overactive bladder or bowel urgency) or unwanted leakage (urinary or fecal incontinence).

Uroplasty believes that over the next several years a number of key demographic and technological factors will accelerate growth in the market for medical devices to treat OAB symptoms and other urinary and bowel voiding dysfunctions. These factors include the following:

•	Technology advances and patient awareness. Patients often weigh the clinical benefits, adverse side effects and the level of invasiveness of the procedures, along with other factors, in choosing a treatment alternative. In recent years, with the publicity associated with new technology and treatment alternatives, Uroplasty believes the number of patients visiting physicians to seek treatment for voiding dysfunctions has increased.
•	Emphasis on quality of life. Patients have placed an increased emphasis on quality of life issues and maintaining active lifestyles. Their desire to improve their quality of life is usually an important factor in selecting a treatment for their disorder. Uroplasty believes patients seeking treatment are increasingly considering alternatives designed to balance the therapeutic effect with any associated side effects. As a result, Uroplasty believes patients will increasingly choose minimally invasive surgical treatments or other effective treatments such as neuromodulation.
•	Aging population. The number of individuals developing voiding dysfunctions with a desire to have a productive and social aging process will increase as the population ages and as life expectancies rise. This group also has greater public awareness and access to healthcare information than past generations to assist in their decision making.

Overactive Bladder

Symptoms.    For individuals with overactive bladder symptoms, the nervous system control for bladder filling and urinary voiding is incompetent. For OAB patients, signals to indicate a full bladder are sent early and frequently, triggers to allow the bladder to relax for filling are ineffective, and nervous controls of the urethral sphincter to keep the bladder closed until an appropriate time are inadequate. An individual with OAB may exhibit one or all of the symptoms that characterize overactive bladder: urinary urgency, urinary frequency and urge incontinence. Urgency is the strong, compelling need to urinate and frequency is a repetitive need to void. For most individuals, normal urinary voiding is approximately eight times per day while individuals with OAB may seek to void over 20 times per day and more than two times during the night. Urge incontinence refers to the involuntary loss of urine associated with an abrupt, strong desire to urinate that typically results in an accident before the individual can reach a restroom.

Treatment of Symptoms.    When patients seek treatment for OAB, physicians normally start with conservative therapies such as biofeedback and behavioral modification. When, as is often the case, these therapies are not entirely successful, the next treatment of choice is drug therapy. If, as is the case with a majority of the patients, the drug therapy is ineffective or cannot be tolerated by the patient, the physicians suggest other treatments. For those patients, Uroplasty believes the minimally invasive Urgent PC treatments offer an alternative to the more invasive treatments such as surgery, implantation of a sacral nerve stimulation device, or injection of OnabotulinumtoxinA into the bladder.

Biofeedback and Behavioral Modification.    Bladder training, scheduled voiding techniques and pelvic floor training, often accompanied by the use of voiding diaries, are non-invasive approaches to managing OAB. These techniques are seldom completely effective because they rely on the diligence of and compliance by the individual. In addition, these techniques may not affect the underlying cause of the condition.

Drug Therapy.    The most common treatment for OAB is drug therapy using an anticholinergic agent. However, for many patients, drugs are ineffective or the side effects are so bothersome that they discontinue the medications. Common side effects include dry mouth, dry eyes, constipation, cognitive changes and blurred vision.

Neuromodulation.    Normal urinary control is dependent upon properly functioning neural pathways and coordination among the central and peripheral nervous systems, the nerve pathways, the bladder and the sphincter. Unwanted, uncoordinated or disrupted signals along these pathways can lead to OAB symptoms. Therapy using neuromodulation incorporates electrical stimulation to target specific neural tissue and modulate the generation of unwanted signals. To alter bladder function, neuromodulation must affect the sacral nerve plexus, which innervates the bladder and pelvic floor. This type of neuromodulation to treat OAB may be provided by a surgically implanted sacral nerve stimulation device by the non-surgical PTNS procedure delivered by Uroplasty’s Urgent PC System in a physician’s office.

•	Surgical. Direct sacral nerve stimulation devices consist of a surgically implanted lead near the spine and an implanted stimulator in the buttocks to deliver mild electrical pulses to the sacral nerve plexus. Uroplasty believes patients may be more inclined to elect a less invasive treatment option for urinary symptoms instead of an invasive surgery that could be associated with complications.
•	Minimally Invasive. PTNS delivers stimulation to the sacral nerve plexus by temporarily applying electrical pulses to the posterior tibial nerve, accessed through a non-surgical, percutaneous approach on the lower leg. Neuromodulation using PTNS has a therapeutic effect documented in published clinical studies. PTNS has a low risk of complications and is typically performed in a physician’s office because it is a non-surgical treatment.

OnabotulinumtoxinA.    OnabotulinumtoxinA, marketed under the name of BOTOX, is a prescription medicine that is injected into the bladder. One BOTOX treatment can last up to six months before the effects wear off, with the need then to repeat the procedure. However, BOTOX may cause serious side effects that can be life threatening. In addition, due to the risk of urinary retention (not being able to empty the bladder), only patients who are willing and able to initiate self-catheterization post-treatment, if required, are considered for treatment. Uroplasty believes many patients may be more inclined to elect a treatment for OAB with less significant potential adverse events.

The Uroplasty Solution: The Urgent PC System.    Uroplasty’s Urgent PC System is a minimally invasive nerve stimulation device designed for office-based treatment of OAB and the associated symptoms of urge incontinence, urinary urgency and urinary frequency. Using a small-gauge needle electrode inserted above the ankle, Urgent PC System delivers electrical impulses to the tibial nerve that affect the sacral nerve plexus, a control center for pelvic floor and bladder function.

Uroplasty believes that its Urgent PC System is the only commercially available FDA-cleared PTNS device in the United States market for treatment of OAB. Components of Uroplasty’s Urgent PC System include a hair-width needle electrode, a lead set and an external, handheld, battery-powered stimulator. For each 30-minute office-based therapy session, the physician or other qualified health care provider inserts the needle electrode above the ankle and connects the electrode to the stimulator. Typically, a patient undergoes a course of 12 consecutive weekly treatments, and, subsequently, a personal treatment plan of single treatments at lesser frequency to sustain the therapeutic effect.

Urinary Incontinence.

Symptoms and Prevalence.    Urinary incontinence is defined as the involuntary loss of urine, and is the result of either bladder or urethral dysfunction. In 2007, the U.S. Department of Health and Human Services, Public Health Service, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases reported that, depending on the definition of urinary incontinence used, 5% to 50% of the adult U.S. population suffers from some form of urinary incontinence. The prevalence of urinary incontinence increases with advancing age, and the prevalence of the U.S. population with urinary incontinence is expected to grow over the next decades as the U.S. population ages. Urinary incontinence often results in social isolation, depression, and poor self-rated health and quality of life, and is a significant medical condition with considerable public health impact.

Causes of Urinary Incontinence.    The mechanisms of urinary continence are complex and involve the interaction among several anatomical structures. Urinary continence is controlled by the urinary sphincteric mechanism, the pelvic floor support structures and the nervous system. The sphincter muscle surrounds the urethra and provides constrictive pressure to prevent urine from flowing out of the bladder, especially with increased intra-abdominal pressure. In healthy individuals, urination occurs when the nervous system signals the sphincter to relax as the bladder contracts, allowing urine to flow through the urethra. Incontinence may result when one or more parts of this complex mechanism fails to function as intended. Incontinence may be caused by tissue damage during childbirth, pelvic trauma, pelvic surgery, pelvic organ prolapse, spinal cord injuries, neurological diseases (e.g., multiple sclerosis and poliomyelitis), birth defects (e.g., spina bifida) and degenerative changes associated with aging.

Types of Urinary Incontinence.    Per the American Urological Association (“AUA”), there are three types of urinary incontinence:

•	Stress Urinary Incontinence – Stress urinary incontinence (“SUI”), refers to the involuntary loss of urine due to an increase in intra-abdominal pressure from ordinary physical activities, such as coughing, sneezing, laughing, straining or lifting. SUI, the most common form of urinary incontinence among women, is estimated to affect almost 30 million women over the age of 18 in the U.S. (Hampel et al., 1997 and 2000 U.S. census data). SUI is caused by urethral hypermobility and/or ISD. Urethral hypermobility – abnormal movement of the bladder neck and urethra – can occur when the anatomic supports for the bladder neck and urethra have weakened. This anatomical change can result from pregnancy, childbirth or age-related tissue deterioration. SUI can also be caused by ISD, or the inability of the urinary sphincteric mechanism to function properly. ISD can be due to congenital or age-related sphincter Uroplastyakness or can result from damage to the sphincteric mechanism following pelvic trauma, surgery, neurologic diseases or radiation therapy.
•	Urge Incontinence – Urge incontinence refers to the involuntary loss of urine associated with an abrupt, strong desire to urinate. Urge incontinence often occurs when neurologic problems cause the bladder to contract and empty with little or no warning, and is part of the overactive bladder syndrome.
•	Overflow Incontinence – Overflow incontinence is associated with an over-distention of the bladder. This can be the result of an under-active bladder or an obstruction in the bladder or urethra.

Per the AUA, stress and urge incontinence often coexist resulting in mixed incontinence.

Treatments.    There are two general approaches to dealing with urinary incontinence. One approach is to manage symptoms, such as through absorbent products, catheters, behavior modification and drug therapy. The other approach is to undergo curative treatments in an attempt to restore continence, such as injection of urethral bulking agents or surgery, or a combination of the two. Uroplasty believes that patients prefer less invasive treatments that provide the most benefit and have little or no side effects.

Injectable Bulking Agents.    Urethral bulking agents (“UBAs”) are injected into the area around the urethra, to augment the surrounding tissue for increased capacity to control the release of urine for patients with SUI. Hence, these materials are often called “bulking agents” or “injectables” and are an attractive alternative to surgery because they are considerably less invasive, offer a quick recovery, and do not require the use of an operating room for placement; UBAs can be implanted in an office or out-patient facility. Additionally, the use of a UBA does not preclude the subsequent use of more invasive treatments if required. Furthermore, UBAs may be used to resolve lingering symptoms for patients who have undergone certain more invasive treatments, such as mid-urethral slings, which failed to completely resolve the stress urinary incontinence conditions.

Surgery.    In women, SUI may be corrected through surgery with a mid-urethral sling which provides a hammock-type support for the urethra to prevent its downward movement and the associated leakage of urine.

The Uroplasty Solution: Macroplastique Implants.    Macroplastique is used to treat adult female stress urinary incontinence due to ISD. It is designed to restore the patient’s urinary continence immediately following treatment. Macroplastique is a soft-textured, permanent implant injected, under endoscopic visualization, around the urethra distal to the bladder neck. It is a proprietary composition of heat vulcanized, solid, soft, irregularly shaped polydimethylsiloxane (solid silicone elastomer) implants suspended in a biocompatible excretable carrier gel. Uroplasty believes its compound is better than other commercially available bulking agents because, with its unique composition, shape and size, it does not degrade, is not absorbed into surrounding tissues and does not migrate from the implant site.

Uroplasty has sold Macroplastique for several urological indications in over 40 countries outside the United States since 1991. In October 2006, Uroplasty received FDA pre-market approval for the use of Macroplastique to treat adult female SUI due to ISD. Uroplasty began marketing Macroplastique in the United States in early 2007.

Other Uroplasty Products and Applications

Macroplastique® for Vesicoureteral Reflux.     Outside the United States, Uroplasty markets its Macroplastique products for treatment of vesicoureteral reflux: the abnormal backflow of urine from the bladder into the ureters or kidneys that is most prevalent in infants and children where the ureters did not fully develop. In this application, a bolus of the elastomer implant is injected around the orifice or valve where the ureter enters the bladder.

PTQ® Implants.    Uroplasty also markets its silicone elastomer implants under the name PTQ® Implants outside the United States, as a minimally invasive product to address fecal incontinence (sometimes referred to as bowel incontinence). Uroplasty’s PTQ Implants offer minimally-invasive, soft-textured permanent implant for treatment of fecal incontinence. PTQ is implanted circumferentially into the submucosa of the anal canal, creating a “bulking” and supportive effect around the anal sphincter. PTQ is CE marked and currently sold outside the United States in various international markets.

Urgent PC for Fecal Incontinence.    Uroplasty’s Urgent PC System is CE marked and sold outside the United States for the treatment of fecal incontinence. Uroplasty also intends to explore the commercialization of its Urgent PC System for this application in the United States and started on a multiyear pilot clinical trial in fiscal 2013 as a prelude to a full clinical study for FDA clearance.

VOX® Implants.    In addition to urological applications, Uroplasty markets its silicone elastomer bulking material outside the United States to help improve speech and swallowing function in patients with unilateral vocal cord paralysis. The implants are sold for vocal cord rehabilitation applications under the trade name VOX® Implants.

Distributed Products.    In The Netherlands and United Kingdom only, Uroplasty distributes certain wound care products in accordance with a distributor agreement. Under the terms of the distributor agreement, Uroplasty is not obligated to purchase any minimum level of wound care products.

Uroplasty Strategy

Uroplasty’s goal is to become the leading provider of minimally invasive, office and outpatient surgical-based solutions to treat and improve the quality of life for patients suffering from the physical and emotional stress resulting from voiding dysfunction problems. Uroplasty believes that with its Urgent PC System and Macroplastique products Uroplasty can increasingly garner the attention of key physicians and distributors to grow Uroplasty’s revenue. The key elements of Uroplasty’s strategy are to:

•	Increase market coverage in the United States. Uroplasty believes the United States presents a significant opportunity for growth in sales of its products. In order to grow its business in the United States, Uroplasty anticipates further investment in its sales and marketing organization, as needed, to support its sales growth.
•	Elevate the clinical and competitive selling skills of Uroplasty’s sales team. Uroplasty believes that enhanced training of its sales force will improve the effectiveness and efficiency of both implementing and expanding its Urgent PC System within a physician office as well as improve sales force productivity. Uroplasty will continue to invest in training of its sales force.
•	Educate physicians and third-party insurance carriers about the benefits of Uroplasty’s Urgent PC System. Uroplasty believes education of physicians and third-party insurance carriers regarding the benefits of its Urgent PC System is critical to the successful adoption of Urgent PC System, and to reimbursement for treatments by third-party carriers. To this end, Uroplasty has conducted clinical studies which it believes will help its sales and marketing efforts.
•	Build patient awareness of office and outpatient surgical-based solutions. Patients often weigh the quality of life benefits of electing to undergo a surgical procedure against the invasiveness of the procedure. Uroplasty intends to continue to expand its marketing efforts to build patient awareness of the treatment alternatives and encourage patients to see physicians. Increasing patient awareness of Uroplasty’s treatment alternatives will help physicians build their practices and simultaneously increase sales of Uroplasty’s products.
•	Focus on office and outpatient surgical-based solutions for physicians. Uroplasty believes it is uniquely positioned to provide a broad product offering of office and outpatient surgical-based solutions for physicians. By expanding its U.S. presence, Uroplasty intends to develop long-standing relationships with leading physicians treating voiding dysfunctions. These relationships will provide Uroplasty with a source of new product ideas and a conduit through which to introduce new products. Building these relationships is an important part of Uroplasty’s growth strategy, particularly for the development and introduction of new products.
•	Obtain FDA clearance to expand use of Uroplasty’s Urgent PC System for other indications. Uroplasty’s Urgent PC System is CE marked and sold outside the United States for the treatment of fecal incontinence. Uroplasty intends to explore the commercialization in the United States of its Urgent PC System for the treatment of fecal incontinence. To commercialize the product in the United States for the treatment of fecal incontinence, Uroplasty will need to conduct clinical trials for FDA clearance and for seeking reimbursement coverage from third-party payers. Uroplasty started on a multiyear pilot clinical trial in fiscal 2013 and enrollment for its pilot clinical trial for fecal incontinence in the United States using Urgent PC System is completed. Uroplasty has been advised by the FDA that a pivotal trial using Urgent PC for fecal incontinence will need an endpoint of at least six months. Accordingly, Uroplasty plans to evaluate six month outcomes data for all patients enrolled in its U.S. fecal incontinence pilot study and also evaluate the six month outcomes from a large randomized trial – the CONFIDeNT study of percutaneous tibial nerve stimulation for fecal incontinence in the United Kingdom that is currently in progress. Based on this development, Uroplasty will defer making a decision on whether or not it will invest in a U.S. pivotal study for fecal incontinence until it has had an opportunity to thoroughly review the six month data, which will be sometime in early calendar year 2015.
•	Develop, license or acquire new products. Uroplasty believes that its office and outpatient surgical-based solutions are an important competitive advantage because they allow it to address the preferences of doctors and patients, as well as the quality of life issues presented by voiding dysfunctions. An important part of Uroplasty’s long term growth strategy is to broaden Uroplasty’s product lines further to meet customer needs by developing, licensing and acquiring new products to be sold by Uroplasty’s sales team.

Sales, Distribution and Marketing

Uroplasty is focusing its sales and marketing efforts primarily on urologists, urogynecologists and gynecologists with significant office-based and outpatient surgery-based patient volume.

To support its business in the United States, Uroplasty has a sales organization, consisting primarily of 44 sales representatives, nine field based clinical support specialists, six Regional Sales Directors, a marketing organization to market its products directly to Uroplasty’s customers and a reimbursement department. Uroplasty anticipates further increasing its sales and marketing organization in the United States, as needed, to support its sales growth.

Outside the United States, Uroplasty sells its products primarily through a direct sales organization in the United Kingdom, The Netherlands, Switzerland and the Nordic countries, and in all other markets primarily through distributors. Each of Uroplasty’s distributors has a territory-specific distribution agreement, including requirements indicating they may not sell products that compete directly with Uroplasty’s. Collectively, distributors accounted for approximately 13%, 14% and 17% of Uroplasty’s total net sales for fiscal 2014, 2013 and 2012, respectively.

Uroplasty uses clinical studies and worldwide scientific community awareness programs to demonstrate the safety and efficacy of its products. This data is important to obtain regulatory approval and to support Uroplasty’s sales staff and distributors in securing product reimbursement in their territories. Publications of clinical data in peer-reviewed journals and presentations at professional society meetings by clinical researchers add to the scientific community awareness of Uroplasty’s products, including patient indications, treatment technique and expected outcomes. Uroplasty provides a range of activities designed to support physicians in their clinical research.

Third-Party Reimbursement

In the United States as well as in foreign countries, sales of Uroplasty’s products depend in significant part on the availability of reimbursement from third-party payers. In the United States, third-party payers consist of government programs such as Medicare, private health insurance plans, managed care organizations and other similar programs. For any product, three factors are critical to reimbursement:

•	coding, which ensures uniform descriptions of procedures, diagnoses and medical products;
•	coverage, which is the payer’s policy describing the clinical circumstances under which it will pay for a given treatment; and
•	payment processes and amounts.

Uroplasty believes the availability of a Category 1 CPT code for PTNS treatments has encouraged, and will continue to encourage, broader coverage and subsequent use of its Urgent PC System in the United States. However, each governmental and private payer makes its own coverage decision.

Uroplasty has focused its efforts on expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of PTNS treatments using Uroplasty’s Urgent PC System. Effective August 10, 2014, National Government Services (NGS), which represents 10 states with approximately 10 million covered lives, issued a positive coverage decision for PTNS for the treatment of urinary urgency, urinary frequency and urge incontinence. With this positive coverage decision, access to PTNS treatments is now available to all 50 million Medicare beneficiaries across the country. In addition, Uroplasty estimates that private payers insuring approximately 133 million lives provide coverage for PTNS treatments.

In December 2013, the Blue Cross and Blue Shield (“BCBS”) Association Medical Advisory Panel concluded that use of PTNS for the treatment of voiding dysfunction meets their Technology Evaluation Center criteria. This panel is responsible for assessing medical technologies through a comprehensive review of clinical evidence. This positive assessment concluded that PTNS improves net health outcomes as much as, or more than, other established therapies and is strong validation of the acceptance of Urgent PC as an important treatment option for OAB. Currently, there are approximately 100 million lives covered by the 37 BCBS companies across the United States, with approximately 30 million lives as of May 1, 2014 having access to PTNS through positive coverage from their local plan. This decision can now be used by the remaining BCBS companies as an important tool in assessing positive coverage for PTNS for the treatment of overactive bladder.

Outside the United States, Uroplasty’s Urgent PC System treatments are reimbursed under an available reimbursement code in the Netherlands. In other countries in Europe there are no specific reimbursement codes for Urgent PC System treatments and generally reimbursement is from fund-holder trusts or global hospital budgets.

Uroplasty believes there are appropriate CPT codes available to describe the use of Macroplastique to treat adult female SUI due to ISD in the United States. Outside the United States, government managed health care systems and private insurance control reimbursement for devices and procedures. Reimbursement systems in international markets vary significantly by country. In the European Union, reimbursement decision-making is neither regulated nor integrated at the European Union level. Each country has its own system, often closely protected by its corresponding national government. Reimbursement for Macroplastique has been successful in multiple international markets where hospitals and physicians have budgets approved by fund-holder trusts or global hospital budgets.

Manufacturing and Suppliers

Uroplasty subcontracts the manufacturing of its Urgent PC System and its related components, and has a U.S. FDA-registered manufacturing facility in Minnetonka, Minnesota, where it manufactures all of Uroplasty’s tissue bulking products. Uroplasty’s facility uses dedicated heating, cooling, ventilation and high efficiency particulate air filtration systems to provide cleanroom and other controlled working environments. Uroplasty’s trained technicians perform all critical manufacturing processes in qualified environments according to validated written procedures. Uroplasty uses qualified vendors to sterilize its products using validated methods.

Uroplasty’s U.S. manufacturing facility and systems are periodically audited by regulatory agencies and other authorities to ensure compliance with ISO 13485 (medical device quality management systems), applicable European and Canadian medical device requirements, as well as FDA’s Quality Systems Regulations. Uroplasty also is subject to additional state, local, and federal government regulations applicable to the manufacture of its products. While Uroplasty believes it is compliant with all applicable regulations, Uroplasty cannot guarantee that it will pass each regulatory audit.

Uroplasty purchases several medical grade materials and other components for use in its finished products from single source suppliers meeting Uroplasty’s quality and other requirements. Although Uroplasty believes its sources of supply could be replaced if necessary without undue disruption, it is possible that the process of qualifying new suppliers could cause an interruption in its ability to manufacture its products, which could have a negative impact on sales.

Competition

The market for voiding dysfunction products is intensely competitive. Competitors offer management and curative treatments, pharmaceutical products such as anticholinergic drugs, injectable drugs, implantables including neuromodulation devices, urethral injectables and urethral sling products. Uroplasty believes the principal decision factors among treatment methods include severity of patient symptoms and procedure risk, physician and patient acceptance of the treatment method, cost, availability of third-party reimbursement, and marketing and sales coverage. In addition to adequately addressing the decision factors, Uroplasty’s ability to compete in this market will also depend on the consistency of Uroplasty’s product quality as well as delivery and product pricing. Other factors affecting Uroplasty’s success include Uroplasty’s product development and innovation capabilities, clinical study results, ability to obtain required regulatory approvals, ability to protect Uroplasty’s proprietary technology, manufacturing and marketing capabilities and ability to attract and retain skilled employees.

PTNS.    Uroplasty believes its Urgent PC System offers a minimally invasive, office-based treatment alternative in the continuum of care for OAB patients. Conservative therapies such as dietary restrictions, pelvic floor exercises, bladder retraining, biofeedback, and anticholinergic drugs usually precede Uroplasty’s Urgent PC System treatments. Anticholinergic medications that could be seen as competing with PTNS include Detrol® and Toviaz® (both by Pfizer Inc.); Ditropan® (Johnson & Johnson); Enablex® (Novartis AG); Sanctura® (Allergan, Inc.) and Vesicare® (GlaxoSmithKline plc). These medications treat symptoms of OAB, some by preventing unwanted bladder contractions and others by tightening the bladder or urethra muscles or by relaxing bladder muscles. Uroplasty believes its Urgent PC System normally is prescribed after these drugs are used but discontinued because they were ineffective or had unwanted side effects. In the case of anticholinergic medications, the side effects often include dry eyes, dry mouth, constipation, cognitive changes and blurred vision.

Allergan, Inc. recently began to commercialize Botulinum toxin A (Botox®) for OAB treatments, and this treatment is a direct competitor for Uroplasty’s Urgent PC System following unsuccessful drug therapy. In this procedure, Botox is injected in and around the urethra, often with approximately 20 individual injection sites, to numb and mask the symptoms of urgency and frequency. Although Uroplasty believes that marketing campaigns by Allergan, Inc. will increase awareness of OAB, Uroplasty also believes that the potential side effects of Botox injections for this application, which can include urinary retention and urinary tract infection, will lead many patients to choose Uroplasty’s less invasive solution.

The Medtronic InterStim neuromodulation device, which stimulates the sacral nerve, requires surgical implantation of a lead near the patient’s spine in addition to a battery powered stimulator in the buttocks. In contrast, Uroplasty’s Urgent PC System allows minimally invasive stimulation of the sacral nerve plexus in an office-based setting without any surgical intervention. Other companies may also enter the U.S. market with neuromodulation or other products for the treatment of OAB.

Bulking.    Injectable urethral bulking agents for SUI competing directly with Macroplastique in the United States include: Durasphere® manufactured by Carbon Medical Technologies, Inc. and distributed by Coloplast Corp; and Coaptite® manufactured by Merz Aesthetics, Inc. and distributed by Boston Scientific Corporation. Uroplasty believes Macroplastique competes favorably against these products because it will not degrade, resorb or migrate, has no special preparation or storage requirements, and is safe and effective for treating adult female stress urinary incontinence.

Outside the United States, Deflux® (manufactured by Q-Med AB, a wholly owned subsidiary of Galderma S.A., and distributed by Salix Pharmaceuticals, Ltd.) and Bulkamid® (manufactured by Contura, Inc., Denmark and distributed by Johnson & Johnson) compete with Macroplastique for vesicoureteral reflux and SUI, respectively.

Many of Uroplasty’s competitors and potential competitors have significantly greater financial, manufacturing, marketing and distribution resources than Uroplasty. In addition, many of Uroplasty’s competitors offer broader product lines within the urology market, which may give these competitors the ability to negotiate exclusive, long-term supply contracts and to offer comprehensive pricing for their products. It is possible other large health care and consumer products companies may enter this industry in the future. Furthermore, smaller companies, academic institutions, governmental agencies and other public and private research organizations will continue to conduct research, seek patent protection and establish arrangements for commercializing products. These products may compete directly with any products that Uroplasty may offer in the future.

Government Regulation

The testing, manufacturing, promotion, marketing and distribution of Uroplasty’s products in the United States, Europe and other parts of the world are subject to regulation by numerous governmental authorities, including the FDA, the European Union and other analogous agencies.

United States

Uroplasty’s products are regulated in the United States as medical devices by the FDA under the Food, Drug and Cosmetic Act (FDC Act). Noncompliance with applicable requirements can result in, among other things:

•	fines, injunctions, and civil penalties;
•	recall or seizure of products;
•	operating restrictions, or total or partial suspension of production;
•	denial of requests for 510(k) clearance or pre-market approval of new products;
•	withdrawal of existing approvals; and
•	criminal prosecution.

Depending on the degree of risk posed by the medical device and the extent of controls needed to ensure safety and effectiveness, there are two pathways for FDA marketing clearance of medical devices. For devices deemed by FDA to pose relatively less risk (Class I or Class II devices), manufacturers, in most instances, must submit a pre-market notification requesting permission for commercial distribution, known as 510(k) clearance. Devices deemed by FDA to pose the greatest risk (Class III devices), such as life-sustaining, life-supporting or implantable devices, or a device deemed not to be substantially equivalent to a previously cleared 510(k) device, require the submission of a pre-market approval (PMA) application. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

In October 2005, Uroplasty’s initial version of the Urgent PC System received 510(k) clearance for sale within the United States. In July 2006, Uroplasty’s second generation Urgent PC System received 510(k) clearance for sale within the United States.

In October 2006, Uroplasty received FDA pre-market approval for the use of Macroplastique to treat female stress urinary incontinence in the United States. As part of the FDA-approval process, Uroplasty is conducting a customary post-market study.

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	Quality System Regulations, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;
•	labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;
•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and
•	notices of correction or removal, and recall regulations.

The FDC Act requires that medical devices be manufactured in accordance with FDA’s current Quality System Regulations, which require, among other things, that Uroplasty:

•	regulate its design and manufacturing processes and control them by the use of written procedures;
•	investigate any deficiencies in Uroplasty’s manufacturing process or in the products Uroplasty produces;
•	keep detailed records and maintain a corrective and preventative action plan; and
•	allow the FDA to inspect Uroplasty’s manufacturing facilities on a periodic basis to monitor Uroplasty’s compliance with Quality System Regulations.

Uroplasty’s U.S. manufacturing facility and processes have been inspected and certified in compliance with ISO 13485, applicable European medical device directives and Canadian Medical Device Requirements.

European Union and Other Regions

The European Union has adopted rules that require that medical products receive the right to affix the CE mark, which stands for Conformité Européenne. The CE mark demonstrates adherence to quality standards and compliance with relevant European medical device directives. Products that bear the CE mark can be imported to, sold or distributed within the European Union.

Uroplasty’s initial version of the Urgent PC System received CE mark approval in November 2005. Uroplasty’s second generation Urgent PC System received CE mark approval and approval from the Canadian Therapeutic Products Directorate of Health in June 2006.

Uroplasty received the CE mark approval for Macroplastique in 1996 for the treatment of male and female stress urinary incontinence and vesicoureteral reflux; for VOX in 2000 for vocal cord rehabilitation and; for PTQ in 2002 for the treatment of fecal incontinence. Uroplasty’s manufacturing facilities and processes have been inspected and certified by AMTAC Certification Services, a recognized Notified Body, a testing and certification firm based in the United Kingdom.

Uroplasty currently sells its products in approximately 40 foreign countries, including those within the European Union. Requirements pertaining to medical devices vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. Uroplasty has obtained regulatory approvals in countries where Uroplasty sells its products. Uroplasty believes the extent and complexity of regulations for medical devices such as those produced by Uroplasty are increasing worldwide. Uroplasty anticipates that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase.

Patents, Trademarks and Licenses

Uroplasty seeks to establish and protect its proprietary technology using a combination of patents, trademarks, copyrights, trade secrets, and nondisclosure and non-competition agreements. Uroplasty files patent applications for patentable technologies it considers important to the development of its business based on an analysis of the cost of obtaining a patent, the likely scope of protection, and the relative benefits of patent protection compared to trade secret protection, among other considerations.

Uroplasty has obtained, by filing and by acquisition, various issued U.S. and foreign patents and pending patent applications related to electro-nerve stimulation. In addition, Uroplasty holds U.S. and foreign patents covering soft-tissue bulking materials, processes and applications. While Uroplasty believes that its patents adequately protect Uroplasty’s technologies, there can be no assurance that any of Uroplasty’s issued patents are of sufficient scope or strength to provide meaningful protection and that any of Uroplasty’s pending patent applications will result in patents being issued to Uroplasty. In addition, there can be no assurance that any of Uroplasty’s current or future patents will not be challenged, narrowed, invalidated or circumvented by others, or that Uroplasty’s patents will provide Uroplasty with any competitive advantage. Any legal proceedings to maintain, defend or enforce Uroplasty’s patent rights could be lengthy and costly, with no guarantee of success. Third parties could also hold patents that may require us to negotiate licenses to conduct Uroplasty’s business, and there can be no assurance that the required licenses would be available on reasonable terms, or at all.

Uroplasty also seeks to protect its trade secrets by requiring employees, consultants, and other parties to sign confidentiality agreements and noncompetition agreements, and by limiting access by outside parties to confidential information. There can be no assurance that these measures will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop this information.

In the United States and throughout the European Union, Uroplasty has registered “Uroplasty” as its company name, “Urgent” for its neuromodulation product, “Macroplastique” for its urological tissue bulking products, “VOX” for its otolaryngology tissue bulking products, and “PTQ” for its colorectal tissue bulking products.

Uroplasty has certain royalty agreements under which it pays royalties on sales of Macroplastique and the Macroplastique implantation needle-positioning device.

Research and Development

Uroplasty has research and development projects and activities to develop, enhance and evaluate potential new products for which Uroplasty incurs costs for regulatory submissions, regulatory compliance and clinical research. Uroplasty’s expenditures for clinical research include studies for new applications or indications for existing products, post-approval regulatory compliance and marketing and reimbursement approval by third-party payers. Uroplasty’s expenditures for research and development totaled approximately $2.2 million, $2.4 million and $1.9 million for fiscal 2014, 2013 and 2012, respectively.

Product Liability

The medical device industry is subject to substantial litigation. Uroplasty faces an inherent risk of liability for claims alleging adverse effects to the patient. Uroplasty currently carries $10 million of worldwide product liability insurance. However, Uroplasty cannot assure you that its existing insurance coverage limits are adequate to protect Uroplasty from liabilities it might incur. Product liability insurance is expensive and in the future may not be available to Uroplasty on acceptable terms, or at all. Furthermore, Uroplasty does not expect to be able to obtain insurance covering its costs and losses as a result of any product recall. A successful claim in excess of Uroplasty’s insurance coverage could materially deplete Uroplasty’s assets. Moreover, any claim against us could generate negative publicity, which could decrease the demand for Uroplasty’s products and Uroplasty’s ability to generate revenues.

Compliance with Environmental Laws

Compliance by Uroplasty with applicable environmental requirements during fiscal 2014, 2013 and 2012, respectively, has not had a material effect upon its capital expenditures, earnings or competitive position.

Dependence on Major Customers

During fiscal 2014, 2013 and 2012, none of Uroplasty’s customers individually accounted for 10% or more of Uroplasty’s net sales.

Backlog

Uroplasty did not have significant backlog at fiscal year-end 2014, 2013 or 2012. Uroplasty processes customer orders generally within one or two days of receipt of the order.

Employees

As of February 9, 2015, Uroplasty had 114 employees, of which 110 were full-time and 4 were part-time. No employee was subject to a collective bargaining agreement. Uroplasty believes it maintains good relations with its employees.

Incorporation and Current Subsidiaries

Uroplasty was incorporated in January 1992 as a Minnesota corporation and a wholly owned subsidiary of Uroplasty’s original parent. In February 1995, Uroplasty became a stand-alone, privately held company pursuant to a Plan of Reorganization confirmed by the U.S. Bankruptcy Court. Uroplasty became a reporting company pursuant to a registration statement filed with the Securities and Exchange Commission in July 1996.

Uroplasty’s wholly owned foreign subsidiaries and their respective principal functions are as follows:

Uroplasty BV
Incorporated in The Netherlands, distributes the Urgent PC Neuromodulation System, Macroplastique Implants, VOX Implants, PTQ Implants, all of their accessories, and wound care products. Products are sold primarily through Uroplasty’s direct sales force in the United Kingdom, the Netherlands, Switzerland and the Nordic countries, and through distributors in all other markets.

Uroplasty LTD
Incorporated in the United Kingdom and acts as the sole distributor of the Urgent PC Neuromodulation System, Macroplastique Implants, PTQ Implants, all of their accessories, and wound care products in the United Kingdom and Ireland. Products are sold primarily through a direct sales organization.

Available Information

Uroplasty’s principal executive offices are located at 5420 Feltl Road, Minnetonka, Minnesota 55343. Uroplasty’s telephone number at this address is (952) 426-6140. Uroplasty’s website is located at www.uroplasty.com. The information contained on Uroplasty’s website or connected to Uroplasty’s website is not incorporated by reference into and should not be considered part of this joint proxy statement/prospectus.

Uroplasty makes available, free of charge and through Uroplasty’s Internet website, Uroplasty’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to any such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after Uroplasty electronically files such material with, or furnish it to, the Securities and Exchange Commission.

UROPLASTY’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s primary focus is on two products: Urgent PC® System, which Uroplasty believes is the only FDA-cleared minimally invasive, office-based neuromodulation therapy for the treatment of OAB and associated symptoms of urinary urgency, urinary frequency, and urge incontinence; and Macroplastique® a urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to ISD. Outside the United States, Urgent PC System is also approved for treatment of fecal incontinence, and Macroplastique is also approved for treatment of male stress incontinence, vocal cord rehabilitation and vesicoureteral reflux.

Uroplasty’s sales have been significantly influenced by the availability of third-party reimbursement for PTNS treatments. Sales of Uroplasty’s Urgent PC System in the U.S. grew rapidly during fiscal 2007 and 2008 with rapid market acceptance of PTNS treatments that were reimbursed under a Category 1 CPT code. Sales declined from the first quarter of fiscal 2009 through the third quarter of fiscal 2011, because of lower or unavailable reimbursement when the AMA advised the providers that reimbursement for PTNS treatments should be requested under an unlisted CPT code.

Uroplasty responded by sponsoring several clinical studies over the following two years that were published in U.S. peer-review journals. With favorable results from these studies, Uroplasty applied for, and effective January 2011 the AMA granted, a new Category 1 CPT code for PTNS treatments. As a result, Uroplasty has continued to expand its U.S. field sales and support organization and as of December 31, 2014, Uroplasty employed 44 sales representatives, nine field based clinical support specialists and six Regional Sales Directors.

Uroplasty has focused its efforts on expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of PTNS treatments using Urgent PC System. Effective August 10, 2014, National Government Services (NGS), which represents 10 states with approximately 10 million covered lives, issued a positive coverage decision for PTNS for the treatment of urinary urgency, urinary frequency and urge incontinence. With this positive coverage decision, access to PTNS treatments is now available to all 50 million Medicare beneficiaries across the country. In addition, Uroplasty estimates that private payers insuring approximately 133 million lives provide coverage for PTNS treatments.

Uroplasty expects to continue to emphasize sales of Urgent PC System in the United States and internationally. In fiscal 2014 and continuing in fiscal 2015, Uroplasty implemented new sales strategies and refocused the sales organization. Uroplasty will continue to emphasize generating greater patient and physician awareness of its Urgent PC System, and on training physicians in the proper use and clinical benefits of our Urgent PC System for OAB. As part of this process, Uroplasty hired six additional clinical support specialists during fiscal 2015. Uroplasty has started to expand its call point beyond its historical focus on urologists. Specifically, Uroplasty is expanding its call point to include gynecologists and urogynecologists as well as exploring opportunities in the senior living market as Uroplasty looks to accelerate the growth of its Urgent PC System. Uroplasty does not expect to see significant growth in its Macroplastique business, because Uroplasty believes it is a small, mature market that is more competitively penetrated than the market for OAB treatment using PTNS.

Another key focus in fiscal 2015 has been the strategic deployment of investments in high value internal and external research and development and product realization initiatives. Enrollment for Uroplasty’s pilot clinical trial for fecal incontinence in the United States using Urgent PC System is completed. Uroplasty has been advised by the FDA that a pivotal trial using Urgent PC for fecal incontinence will need an endpoint of at least six months. Accordingly, Uroplasty plans to evaluate six month outcomes data for all patients enrolled in its U.S. fecal incontinence pilot study and also evaluate the six month outcomes from a large randomized trial – the CONFIDeNT study of percutaneous tibial nerve stimulation for fecal incontinence in the United Kingdom that is currently in progress. Based on this development, Uroplasty will defer making a decision on whether or not it will invest in a U.S. pivotal study for fecal incontinence until it has had an opportunity to thoroughly review the six month data, which will be sometime in early calendar year 2015. Uroplasty is also researching other potential indication expansions in the pelvic health area, as well as exploring opportunities to expand its product portfolio through business development activities. Uroplasty’s focus will be on capitalizing upon its leverage at the call point created by its strong distribution channel.

Critical Accounting Policies

Uroplasty prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles, which require Uroplasty to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing these consolidated financial statements, Uroplasty has made its best estimates and judgments of certain amounts, giving due consideration to materiality. Uroplasty believes that of its significant accounting policies, the following can be characterized as “critical accounting policies” and are particularly important to the portrayal of Uroplasty’s results of operations and financial position. These critical policies may require the application of a higher level of judgment by us, and as a result are subject to an inherent degree of uncertainty.

Reclassifications:    Certain amounts in the fiscal 2013 consolidated financial statements have been reclassified to conform with the fiscal 2014 presentation. These reclassifications had no effect on net income or stockholder’s equity as previously reported.

Revenue Recognition.    Uroplasty recognizes revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed, the sales price is fixed or determinable and collectability is reasonably assured. Generally, these criteria are met at the time the product is shipped to the customer. Uroplasty includes shipping and handling charges billed to customers in net sales, and includes such costs incurred by Uroplasty in cost of goods sold. Typically Uroplasty’s agreements contain no customer acceptance provisions or clauses. Uroplasty sells its products to end users and to distributors. Payment terms range from prepayment to 120 days. The distributor payment terms are not contingent on the distributor selling the product to end users. Customers do not have the right to return products except for warranty claims. Uroplasty offers customary product warranties. Uroplasty presents its sales in its statement of operations net of taxes, such as sales, use, value-added and certain excise taxes, collected from the customers and remitted to governmental authorities.

Accounts Receivable.    Uroplasty grants credit to its customers in the normal course of business and, generally, does not require collateral or any other security to support amounts due. If necessary, Uroplasty has an outside party assist it with performing credit and reference checks and establishing credit limits for the customer. Accounts outstanding longer than the contractual payment terms are considered past due. Uroplasty carries its accounts receivable at the original invoice amount less an estimated allowance for doubtful receivables based on a periodic review of all outstanding amounts, and less an estimated sales return allowance. Uroplasty determines the allowance for doubtful accounts based on the customer’s financial health, and both historical and expected credit loss experience. Uroplasty writes off its accounts receivable when it deems them uncollectible. Uroplasty records recoveries of accounts receivable previously written off when received. Uroplasty is not always able to timely anticipate changes in the financial condition of its customers and if circumstances related to these customers deteriorate, Uroplasty’s estimates of the recoverability of accounts receivable could be materially affected and Uroplasty may be required to record additional allowances. Alternatively, if more allowances are provided than are ultimately required, Uroplasty may reverse a portion of such provisions in future periods based on the actual collection experience. Uroplasty determines the sales return allowance based on historical experience. Historically, the accounts receivable balances Uroplasty has written off and the sales returns have generally been within Uroplasty’s expectations.

Inventories.    Uroplasty states inventories at the lower of cost or market using the first-in, first-out method. Uroplasty values at lower of cost or market the slow moving and obsolete inventories based upon current and expected future product sales and the expected impact of product transitions or modifications. Historically, the inventory write-offs have generally been within Uroplasty’s expectations.

Foreign Currency Translation/Transactions.    The financial statements of Uroplasty’s foreign subsidiaries are translated in accordance with the provisions of ASC 830, “Foreign Currency Matters.” Uroplasty translates all assets and liabilities using period-end exchange rates, and it translates statements of operations items using average exchange rates for the period. Uroplasty records the resulting translation adjustment within accumulated other comprehensive loss, a separate component of shareholders’ equity. Uroplasty recognizes foreign currency transaction gains and losses in the statement of operations, including unrealized gains and losses on short-term intercompany obligations using period-end exchange rates, resulting in an increase in the volatility of Uroplasty’s consolidated statements of operations.

Impairment of Long-Lived Assets.    Uroplasty’s long-lived assets consist of property, plant and equipment and intangible assets. Uroplasty reviews its long-lived assets for impairment whenever events or business circumstances indicate that the carrying amount of an asset may not be recoverable. Uroplasty measures the recoverability of assets to be held and used by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Uroplasty uses judgment to forecast future cash flows including forecasting revenues and margins, and working capital needs. If Uroplasty considers such assets impaired, it measures the impairment to be recognized by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Uroplasty did not record any impairment charge in fiscal years 2014, 2013 or 2012.

Share-Based Compensation.    Uroplasty accounts for share-based compensation costs under ASC 718, “Compensation – Stock Compensation.” ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Uroplasty recognizes the compensation cost relating to share-based payment transactions, including grants of employee stock options and restricted shares, in Uroplasty’s financial statements. Uroplasty measures that cost based on the fair value of the equity or liability instruments issued.

Defined Benefit Pension Plans.    Uroplasty has a liability attributed to defined benefit pension plans it offered to certain former and current employees of Uroplasty’s subsidiaries in the UK and the Netherlands. The liability is dependent upon numerous factors, assumptions and estimates, and the continued benefit costs Uroplasty incurs may be significantly affected by changes in key actuarial assumptions such as the discount rate, mortality, compensation rates, or retirement dates used to determine the projected benefit obligation. Additionally, changes made to the provisions of the plans may impact current and future benefit costs. In accordance with the provisions of ASC 715, “Compensation – Retirement Benefits,” changes in benefit obligations associated with these factors may not be immediately recognized as costs in the statement of operations, but are recognized in future years over the expected average future service of the active employees or the average remaining life expectancies of inactive employees.

Income Taxes.    Uroplasty recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases. Uroplasty measures deferred tax assets and liabilities using enacted tax rates it expects to apply to taxable income in the years in which it expects to recover or settle those temporary differences. As of March 31, 2014, Uroplasty has generated approximately $36 million in U.S. net operating loss (“NOL”) carry forwards that it cannot use to offset taxable income in foreign jurisdictions. Uroplasty recognizes a valuation allowance when Uroplasty determines it is more likely than not that Uroplasty will not realize a portion of the deferred tax asset. Uroplasty has established a valuation allowance for U.S. and certain foreign deferred tax assets due to the uncertainty that it will generate enough income in those taxing jurisdictions to utilize the assets.

In addition, future utilization of NOL carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. This section generally relates to a 50 percent change in ownership of a company over a three-year period. Uroplasty believes that the issuance of Uroplasty’s common stock in the December 2006 follow-on public offering resulted in an “ownership change” under Section 382. Accordingly, Uroplasty’s ability to use NOL tax attributes generated prior to December 2006 is limited to approximately $750,000 per year. Additionally, Uroplasty believes there was an ownership change in December 2012. Accordingly, Uroplasty’s ability to use NOL tax attributes generated after December 2006 and before December 2012 is limited to approximately $2,000,000 per year.

Results of Operations

Net Sales:     During the three months ended December 31, 2014, consolidated net sales of $6,667,000 represented a $268,000, or a 4% increase, over net sales of $6,399,000 for the three months ended December 31, 2013. The increase in consolidated net sales for the three months ended December 31, 2014 was due to global sales growth of 15% of Uroplasty’s Urgent PC System.

During the nine months ended December 31, 2014, consolidated net sales of $19,506,000 represented a $1,290,000, or a 7% increase, over net sales of $18,216,000 for the nine months ended December 31, 2013. The increase in consolidated net sales for the nine months ended December 31, 2014 was due to global sales growth of 17% of Urgent PC System.

Net sales in the U.S. of Urgent PC System increased 16% to $3,706,000 for the three months ended December 31, 2014, up from $3,184,000 for the same period last year. Net sales to customers in the U.S. of Urgent PC System were $10,364,000 during the nine months ended December 31, 2014, represented an increase of $1,355,000, or 15%, over net sales of $9,009,000 for the nine months ended December 31, 2013. Net sales increased as a result of improved sales execution within the U.S. resulting in new account conversions and a higher number of active customers.

Urgent PC System sales to customers outside of the U.S. were $714,000 for the three months ended December 31, 2014, an increase of 6% from $677,000 in the same period last year. Urgent PC System sales to customers outside of the U.S. were $2,370,000 for the nine months ended December 31, 2014, an increase of 27% from $1,870,000 in the same period last year. The increase in sales is attributed to the increase in adoption of the product by Uroplasty’s customers, primarily in markets where Uroplasty sells to hospitals directly.

Global sales of Uroplasty’s Macroplastique product declined 14%, or $318,000, to $1,976,000 for the three months ended December 31, 2014, and declined 8%, or $492,000, to $5,980,000 for the nine months ended December 31, 2014. Net sales decreased as a result of continued focus on Urgent PC System.

Net sales in the U.S. of Macroplastique product decreased 12%, or $190,000, to $1,348,000 for the three months ended December 31, 2014, compared to $1,539,000 for the three months ended December 31, 2013. Net sales in the U.S. of Macroplastique product decreased 7%, or $320,000, to $4,062,000 for the nine months ended December 31, 2014, compared to $4,382,000 for the nine months ended December 31, 2013. The sales decrease is attributed to the shift in sales focus from Macroplastique to Urgent PC.

Macroplastique sales to customers outside of the U.S. declined 17% to $628,000 in the third fiscal quarter over the corresponding year ago period, and declined 8% to $1,918,000 for the nine months ended December 31, 2014, over the corresponding year ago period. The sales decrease is attributed primarily to the shift in sales focus from Macroplastique to Urgent PC.

Sales for Uroplasty’s PTQ Implants, VOX Implants and distributed products, which are sold internationally, increased 20% to $226,000 for the three months ended December 31, 2014, compared to $189,000 for the three months ended December 31, 2013. The sales of these products declined 7% to $652,000 for the nine months ended December 31, 2014, compared to $705,000 for the nine months ended December 31, 2013.

Net sales to customers in the U.S. of $5,083,000 during the three months ended December 31, 2014, represented an increase of $330,000, or 7%, over net sales of $4,753,000 for the three months ended December 31, 2013. Net sales to customers in the U.S. of $14,512,000 during the nine months ended December 31, 2014, represented an increase of $996,000, or 7%, over net sales of $13,516,000 for the nine months ended December 31, 2013.

Net sales to customers outside the U.S. for the three months ended December 31, 2014 decreased 4% to $1,584,000, compared to $1,645,000 for the three months ended December 31, 2013. Net sales to customers outside the U.S. for the nine months ended December 31, 2014 increased 6% to $4,994,000, compared to $4,700,000 for the nine months ended December 31, 2013.

In fiscal 2014, consolidated net sales of $24.6 million represented a $2.2 million, or a 10% increase, over net sales of $22.4 million in fiscal 2013. In fiscal 2013, consolidated net sales of $22.4 million represented a $1.9 million, or a 9% increase, over net sales of $20.6 million in fiscal 2012. The increase in consolidated net sales is mainly attributed to the sales growth of Uroplasty’s Urgent PC System.

Uroplasty’s net sales to customers in the U.S. of $18.0 million in fiscal 2014, represented an increase of $1.6 million, or 10%, over net sales of $16.4 million in fiscal 2013. Net sales to customers in the U.S. of $16.4 million in fiscal 2013, represented an increase of $2.5 million, or 18%, over net sales of $13.9 million in fiscal 2012.

Uroplasty’s net sales in the U.S. of Urgent PC System increased 17% to $12.3 million in fiscal 2014, from $10.5 million in fiscal 2013. Net sales in the U.S. of Urgent PC System of $10.5 million in fiscal 2013 increased 35% from $7.8 million in fiscal 2012. Net sales increased as a result of improved sales execution of Urgent PC System within the U.S. in addition to new account conversions and improved customer retention rates.

Uroplasty’s net sales in the U.S. of Macroplastique product decreased 2%, or $121,000, to $5.6 million in fiscal 2014, compared to fiscal 2013. Net sales in the U.S. of Macroplastique product decreased 2%, or $138,000 to $5.7 million in fiscal 2013, compared to fiscal 2012.

Uroplasty’s net sales to customers outside the U.S. in fiscal 2014 increased 9% to $6.5 million, compared to $6.0 million in fiscal 2013. The increase in sales is attributed to the increase in adoption of Urgent PC System by Uroplasty’s customers, primarily in the United Kingdom. Net sales to customers outside the U.S. in fiscal 2013 decreased 10% to $6.0 million compared to $6.7 million in fiscal 2012.

Urgent PC System sales to customers outside the U.S. of $2.7 million in fiscal 2014 increased 29% from $2.1 million in fiscal 2013. The increase in sales is attributed to the increase in adoption of the product by Uroplasty’s customers, primarily in the United Kingdom. Urgent PC System sales to customers outside of the U.S. of $2.1 million in fiscal 2013 increased 5% from $2.0 million in fiscal 2012.

Macroplastique sales to customers outside the U.S. decreased 2% to $2.8 million in fiscal 2014 over fiscal 2013 and Macroplastique sales to customers outside the U.S. decreased 18% to $2.8 million in fiscal 2013 over fiscal 2012. The decrease in fiscal 2013 in Macroplastique sales was mainly due to budget cuts for hospitals in several European countries.

Gross Profit:     Gross profit was $5,888,000, or 88.3% of net sales during the three months ended December 31, 2014, and $5,620,000, or 87.8% of net sales for the three months ended December 31, 2013. Gross profit was $17,183,000, or 88.1% of net sales during the nine months ended December 31, 2014, and $15,948,000, or 87.5% of net sales for the nine months ended December 31, 2013. The increase in gross profit percentage for the three month period and the nine month period ended December 31, 2014 is attributed primarily to the favorable product mix.

Gross profit was $21.5 million, or 87.6% of net sales in fiscal 2014, $19.4 million, or 86.6% in fiscal 2013, and $17.5 million, or 85.2% in fiscal 2012.

The 1.0% increase in the gross profit percentage in fiscal 2014 is attributed primarily to a 0.2% impact of a favorable product mix, a 0.2% impact from an increase in capacity absorption, and a 0.3% impact from reduced royalty payments. Starting with fiscal 2014, Uroplasty no longer pays royalties on sales of its bulking agent products in markets outside the United States.

The 1.4% increase in gross profit percentage in fiscal 2013 was attributed primarily to a 1% impact of a favorable product mix, and a 0.2% impact from an increase in capacity absorption.

General and Administrative Expenses (G&A):     G&A expenses of $2,283,000 during the three months ended December 31, 2014, increased $1,088,000 from $1,195,000 during the same period in 2013. The three month period ended December 31, 2014 included $820,000 for expenses (primarily investment banking and legal fees) related to the proposed merger with Vision and $132,000 in expense for the long-term incentive plan.

G&A expenses of $5,149,000 during the nine months ended December 31, 2014, decreased $17,000 from $5,166,000 during the same period in 2013. In the nine month period ended December 31, 2013 there were one-time charges for legal and accounting fees pertaining to the review of certain internal control issues and executive management changes. For the nine-month period ended December 31, 2014, $820,000 in expenses pertaining to the proposed merger with Vision and $132,000 in expense for the long-term incentive plan were incurred.

Uroplasty’s G&A expenses of $6.5 million during fiscal 2014 increased $2.3 million from $4.2 million during fiscal 2013. Changes in executive management attributed to $1.0 million of this increase, of which $696,000 is non-cash, share based compensation expense. Further, Uroplasty incurred $1.1 million in legal and accounting fees pertaining to the review of certain internal control issues in the first and second quarter of fiscal 2014.

Uroplasty’s G&A expenses of $4.2 million during fiscal 2013 increased $455,000 from $3.7 million during fiscal 2012. Included in fiscal 2013 is a charge of $473,000 for non-cash, share-based compensation expense, compared with $412,000 in fiscal 2012. Excluding share-based compensation charges, G&A expenses increased by $394,000 in 2013, primarily due to an $182,000 increase in personnel costs primarily from an increase in headcount, and a $127,000 increase in professional fees for legal, audit, tax and consulting.

Research and Development Expenses (R&D):     R&D expenses of $666,000 during the three months ended December 31, 2014, increased $140,000 from $526,000 during the same period in 2013. The increase is attributed primarily to higher enrollments in human clinical studies and consulting expenses.

R&D expenses of $2,226,000 during the nine months ended December 31, 2014, increased $791,000 from $1,435,000 during the same period in 2013. The increase is attributed primarily to higher enrollments in human clinical studies, consulting and severance expense.

Uroplasty’s R&D expenses of $2.2 million during fiscal 2014, decreased $0.2 million from $2.4 million in fiscal 2013. The decrease is attributed primarily to a $389,000 expense in the prior fiscal year for product testing and validation of the planned replacement of components for one of Uroplasty’s products, offset by a $189,000 increase in costs attributed to clinical studies.

Uroplasty’s R&D expenses of $2.4 million during fiscal 2013 increased $0.5 million from $1.9 million in fiscal 2012. The increase is attributed primarily to a $389,000 charge for product testing and validation of the planned replacement of components for one of Uroplasty’s products, a $253,000 increase in new product development costs, a $35,000 increase in cost for the U.S. fecal incontinence study, and a $121,000 increase in compensation costs due to increased headcount, increased bonuses, and promotions, offset by a $170,000 decrease in human clinical study costs and a $112,000 charge in the prior fiscal year for costs incurred for utilizing a third-party for tooling development.

Selling and Marketing Expenses (S&M):     S&M expenses of $5,016,000 during the three months ended December 31, 2014, increased $470,000, from $4,546,000, during the same period in 2013. The increase is attributed primarily to an increase in sales personnel costs, with nine clinical specialists and 44 sales representatives employed as of December 31, 2014 versus five clinical specialists and 42 sales representatives employed as of December 31, 2013.

S&M expenses of $15,107,000 during the nine months ended December 31, 2014, increased $1,610,000, from $13,497,000, during the same period in 2013. The increase is attributed primarily to an increase in sales personnel costs, with nine clinical specialists and 44 sales representatives employed as of December 31, 2014 versus five clinical specialists and 42 sales representatives employed as of December 31, 2013.

Uroplasty’s S&M expenses of $18.1 million in fiscal 2014 increased $2.9 million from $15.2 million in fiscal 2013. The increase is attributed primarily to a $2.2 million increase in personnel and travel costs due to the expansion and reorganization of Uroplasty’s selling and marketing team, $234,000 for the Medical Device Tax, and a $189,000 increase in marketing costs related to product promotion and education, advertising, trade shows and conventions.

Uroplasty’s S&M expenses of $15.2 million in fiscal 2013 decreased $57,000 from $15.3 million in fiscal 2012. S&M expenses decreased primarily because of a $863,000 decrease in bonus and incentive costs, offset by a $54,000 increase in salary primarily due to increase in head count, a $308,000 increase in commission costs primarily due to an increase in sales, and a $310,000 increase in travel related expenses. Also, included in the fourth quarter of fiscal 2013 is a charge of $68,000 for the medical device excise tax on U.S. sales that went into effect on January 1, 2013.

Amortization of Intangibles:     Amortization of intangibles was $8,000 for the three and nine months ended December 31, 2014 and 2013, respectively. Amortization of intangibles was $24,000 and $22,000 for the nine months ended December 31, 2014 and 2013, respectively.

Amortization of intangibles was $30,000 in fiscal 2014, $863,000 in fiscal 2013, and $857,000 in fiscal 2012. In April 2007, Uroplasty acquired from CystoMedix, Inc., certain intellectual property assets related to the Urgent PC system for $4.7 million, which became fully amortized in fiscal 2013.

Other Income (Expense):     Other income (expense) includes interest income and foreign currency exchange gains and losses. Net other income (expense) was $(1,000) and $3,000 for the three months ended December 31, 2014 and 2013, respectively. Net other income was $3,000 and $14,000 for the nine months ended December 31, 2014 and 2013, respectively.

Net other income was $17,000, $47,000 and $64,000 for fiscal 2014, 2013, and 2012, respectively. Other income decreased primarily as the result of a decrease in interest income on lower cash and investment balances and interest rates.

Uroplasty recognizes exchange gains and losses primarily as a result of fluctuations in currency rates between the U.S. dollar (the functional reporting currency) and the Euro and British pound (currencies of Uroplasty’s subsidiaries), as well as their effect on the dollar denominated short-term intercompany obligations between Uroplasty and Uroplasty’s foreign subsidiaries. In fiscal 2014, fiscal 2013, and fiscal 2012, Uroplasty recorded foreign currency exchange (losses) gains of $(5,000), $2,000, and $4,000, respectively.

Income Tax Expense:     During the three months ended December 31, 2014 and 2013, Uroplasty recorded income tax expense of $21,000 and $19,000, respectively. During the nine months ended December 31, 2014 and 2013, Uroplasty recorded income tax expense of $56,000 and $50,000, respectively. Income tax expense is attributed to Uroplasty’s European subsidiaries and to the payment of minimum taxes in the U.S.

In fiscal 2014, fiscal 2013, and fiscal 2012, Uroplasty recorded income tax expense of $72,000, $51,000 and $48,000, respectively.

Income tax expense is attributed to Uroplasty’s foreign subsidiaries and to the payment of minimum State taxes in the U.S. Uroplasty cannot use its U.S. net operating loss carry forwards to offset taxable income in foreign jurisdictions. Uroplasty’s actual income tax expense differs from the statutory federal income tax benefit largely due to the recording of valuation allowances in all three periods presented.

Non-GAAP Financial Measures:     The following table reconciles Uroplasty’s operating loss calculated in accordance with GAAP in the U.S. to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization from gross profit, operating expenses and operating loss. The non-GAAP financial measures used by management and disclosed by Uroplasty are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate Uroplasty’s reconciliations to non-GAAP. Uroplasty may calculate its non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, Uroplasty’s non-GAAP financial measures may not be comparable to those used by other companies. Uroplasty have described the reconciliations of each of its non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

Uroplasty uses these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because Uroplasty believes such measures are one important indicator of the strength and the operating performance of its business. Analysts and investors frequently ask Uroplasty for this information. Uroplasty believes that they use these measures to evaluate the overall operating performance of companies in the industry in which Uroplasty is operating, including as a means of comparing period-to-period results and as a means of evaluating Uroplasty’s results with those of other companies.

Uroplasty’s non-GAAP operating loss during the three months ended December 31, 2014 and 2013 was approximately $1,469,000 and $277,000, respectively. The increase in non-GAAP operating loss for the three months ended December 31, 2014 over the corresponding period a year ago is attributed to the increase in operating spending and business development activities, partially offset by the increase in sales and gross profit. Expenses related to business development activity in the quarter were $820,000.Uroplasty’s non-GAAP operating loss during the nine months ended December 31, 2014 and 2013 was $3,906,000 and $2,695,000, respectively. The increase in the non-GAAP operating loss for the nine months ended December 31, 2014 is attributed to an increase in operating and business development expenses, partially offset by the increase in net sales and gross profit percent.

(dollar amounts in thousands)		Expense Adjustments
Three-Months Ended	GAAP	Share- based Expense	Long-term Incentive Plan	Depreciation	Amortization	Non-GAAP
December 31, 2014
Gross profit	$5,888	$11	$—	$4	$—	$5,903
% of net sales	88.3%					88.6%
Operating expenses
General and administrative	2,282	(313)	(132)	(36)	—	1,801
Research and development	666	(11)	—	—	—	655
Selling and marketing	5,016	(81)	—	(19)	—	4,916
Amortization	8	—	—	—	(8)	—
	7,972	(405)	(132)	(55)	(8)	7,372
Operating loss	$(2,084)	$416	$132	$59	$8	$(1,469)

December 31, 2013
Gross profit	$5,620	$6	$—	$8	$—	$5,634
% of net sales	87.8%					88.1%
Operating expenses
General and administrative	1,195	(197)	—	(50)	—	948
Research and development	526	(11)	—	(1)	—	514
Selling and marketing	4,546	(75)	—	(22)	—	4,449
Amortization	8	—	—	—	(8)	—
	6,275	(283)	—	(73)	(8)	5,911
Operating loss	$(655)	$289	—	$81	$8	$(277)
(dollar amounts in thousands)		Expense Adjustments
Nine-Months Ended	GAAP	Share- based Expense	Long-term Incentive Plan	Depreciation	Amortization of Intangibles	Non-GAAP
December 31, 2014
Gross profit	$17,183	$36	$—	$13	$—	$17,232
% of net sales	88.1%					88.3%
Operating expenses
General and administrative	5,149	(755)	(132)	(111)	—	4,151
Research and development	2,226	(41)	—	(2)	—	2,183
Selling and marketing	15,107	(246)	—	(57)	—	14,804
Amortization	24	—	—	—	(24)	—
	22,506	(1,042)	(132)	(170)	(24)	21,138
Operating loss	$(5,323)	$1,078	$132	$183	$24	$(3,906)

December 31, 2013
Gross profit	$15,948	$20	$—	$26	$—	$15,994
% of net sales	87.5%					87.8%
Operating expenses
General and administrative	5,166	(952)	—	(153)	—	4,061
Research and development	1,435	(36)	—	(3)	—	1,396
Selling and marketing	13,497	(202)	—	(63)	—	13,232
Amortization	22	—	—	—	(22)	—
	20,120	(1,190)	—	(219)	(22)	18,689
Operating loss	$(4,172)	$1,210	—	$245	$22	$(2,695)

Uroplasty’s non-GAAP operating loss for fiscal 2014, 2013 and 2012 was approximately $3.5 million, $1.3 million and $2.5 million, respectively. The fiscal 2014 increase in non-GAAP operating loss is attributed to the increase in operating spending (including $1.4 million of cash costs related to Uroplasty’s review of internal control over financial reporting and executive management changes), offset partially by the increase in net sales and gross profit percent. The fiscal 2013 decrease in non-GAAP operating loss compared to the same prior year period is attributed primarily to an increase in net sales which more than offset the increase in non-GAAP spending.

		Expense Adjustments
	GAAP	Share- based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
Year Ended March 31, 2014
Gross Profit	$21,527,000	$27,000	$33,000	$—	$21,587,000
% of Net sales	87.6%				87.8%
Operating Expenses
General & administrative	6,522,000	(1,117,000)	(200,000)	—	5,205,000
Research and development	2,151,000	(51,000)	(4,000)	—	2,096,000
Selling and marketing	18,123,000	(241,000)	(86,000)	—	17,796,000
Amortization	30,000	—	—	(30,000)	—
	26,826,000	(1,409,000)	(290,000)	(30,000)	25,097,000
Operating Loss	$(5,299,000)	$1,436,000	$323,000	$30,000	$(3,510,000)
Year Ended March 31, 2013
Gross Profit	$19,403,000	$31,000	$34,000	$—	$19,468,000
% of Net sales	86.6%				86.8%
Operating Expenses
General & administrative	4,188,000	(473,000)	(196,000)	—	3,519,000
Research and development	2,415,000	(54,000)	(3,000)	—	2,358,000
Selling and marketing	15,238,000	(254,000)	(57,000)	—	14,927,000
Amortization	863,000	—	—	(863,000)	—
	22,704,000	(781,000)	(256,000)	(863,000)	20,804,000
Operating Loss	$(3,301,000)	$812,000	$290,000	$863,000	$(1,336,000)

Year Ended March 31, 2012
Gross Profit	$17,525,000	$22,000	$34,000	$—	$17,581,000
% of Net sales	85.2%				85.5%
Operating Expenses
General & administrative	3,733,000	(412,000)	(163,000)	—	3,158,000
Research and development	1,905,000	(39,000)	(9,000)	—	1,857,000
Selling and marketing	15,296,000	(212,000)	(55,000)	—	15,029,000
Amortization	857,000	—	—	$(857,000)	—
	21,791,000	(663,000)	(227,000)	(857,000)	20,044,000
Operating Loss	$(4,266,000)	$685,000	$261,000	$857,000	$(2,463,000)

Liquidity and Capital Resources

Cash Flows.

At December 31, 2014, Uroplasty’s cash and cash equivalents and short-term investments balances totaled $8,704,000.

At December 31, 2014, Uroplasty had working capital of approximately $8,342,000.

For the nine months ended December 31, 2014, Uroplasty used $3,196,000 of cash in operating activities, compared to $2,265,000 of cash used during the nine months ended December 31, 2013. Uroplasty used this cash primarily to fund the operating loss, net of non-cash charges for depreciation, amortization of intangibles, long-term incentive plan and share-based compensation of $3,906,000 during the nine months ended December 31, 2014, and $2,695,000 during the nine months ended December 31, 2013.

During the nine months ended December 31, 2014, and 2013, Uroplasty generated $3,450,000 and $6,930,000, respectively, of net cash from the maturity of marketable securities.

For the nine months ended December 31, 2014, Uroplasty used $206,000 to purchase property, plant and equipment compared with approximately $222,000 for the same period a year ago. The decrease is related to the purchase of new computer equipment for Uroplasty’s sales force which occurred in the first quarter of fiscal 2014.

At March 31, 2014, Uroplasty’s cash and cash equivalents and short-term investments balances totaled $12.1 million. At March 31, 2014, Uroplasty had working capital of approximately $12.6 million.

Cash used in operating activities was $2.9 million in fiscal 2014, $1.2 million in fiscal 2013 and $3.1 million in fiscal 2012. Uroplasty used this cash primarily to fund the operating loss, net of non-cash charges for depreciation, amortization of intangibles and equity compensation, of $3.6 million, $1.3 million, and $2.4 million in the respective years. Uroplasty has continued to show an operating loss because Uroplasty has continued to invest, primarily in selling and marketing, to grow its U.S. business. The fiscal 2014 net loss includes nonrecurring cash expenses of $696,000 attributed to changes in executive management and $1.1 million for legal and audit fees pertaining to the review of certain internal control issues.

In fiscal 2014, Uroplasty generated $7.9 million of net cash from the sale of marketable securities compared with $195,000 of net cash generated in fiscal 2013, and $1.9 million of net cash generated in fiscal 2012.

In fiscal 2014, Uroplasty used $248,000 to purchase property, plant and equipment compared with approximately $190,000 in fiscal 2013, and approximately $268,000 in fiscal 2012. The increase in fiscal 2014 compared to fiscal 2013 is related to the purchase of new computer equipment for Uroplasty’s sales force.

In fiscal 2014, Uroplasty generated proceeds from financing activities of $360,000 from the exercise of stock options, $150,000 in fiscal 2013, and $209,000 in fiscal 2012.

Sources of Liquidity.

Uroplasty believes the $8,704,000 of cash and short-term investments Uroplasty maintained at December 31, 2014, is adequate to meet its needs for the next twelve months, and depending upon its cash from operations and profitability, substantially longer.

Although Uroplasty has historically not generated cash from operations because Uroplasty has yet to achieve profitability, Uroplasty anticipates that it will become profitable and generate excess cash from operations prior to the full use of the current available cash and investments. To achieve this however, Uroplasty must generate substantially more revenue than it has this year or in prior years.

Uroplasty’s ability to achieve significant revenue growth will depend, in large part, on Uroplasty’s ability to achieve widespread market acceptance for Uroplasty’s products and successfully expand Uroplasty’s business in the U.S. Uroplasty cannot guarantee that it will be entirely successful at this. If Uroplasty fails to meet its projections of profitability and cash flow, or determine to use cash for matters it has not currently projected, it may need to again seek financing to meet its cash needs. Uroplasty cannot assure you that such financing, if needed, will be available to us on acceptable terms, or at all.

Commitments and Contingencies.

Uroplasty expects to continue to incur costs for clinical studies to support its ongoing marketing efforts and to meet regulatory requirements. Uroplasty also expects to continue to incur significant expenses to support its U.S. sales and marketing organization, and for regulatory activities.

Future payments under Uroplasty’s contractual obligations as of March 31, 2014, consisting of royalties, purchase commitments, and operating leases, are summarized below:

	Payments Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Minimum royalty payments(a)	$117,000	$54,000	$63,000	$—	$—
Minimum purchase agreement(b)	283,000	283,000	—	—	—
Operating lease commitments(c)	1,004,000	252,000	584,000	168,000	—
Total contractual obligations	$1,404,000	$589,000	$647,000	$168,000	$—

(a)	Under a royalty agreement Uroplasty pays royalties of five percent of net sales of Macroplastique in countries where a patent is filed, subject to a monthly minimum of $4,500. The royalties payable under this agreement will continue until certain patents referenced in the agreement expire in 2015. Under a license agreement for the Macroplastique, Uroplasty pays a royalty of 10 Great Britain Pounds for each unit sold during the life of the patent. Uroplasty recognized an aggregate of $285,000, $353,000 and $383,000 of royalty expense, under these agreements in fiscal 2014, 2013 and 2012, respectively.
(b)	In its normal course of business, Uroplasty has commitments, generally for periods of less than twelve months, to purchase from various vendors finished goods and manufacturing components under issued purchase orders.
(c)	Operating lease commitments include a long-term lease with Liberty Property Limited Partnership for an 18,258 square foot facility for Uroplasty’s U.S. headquarters located at 5420 Feltl Road, Minnetonka, Minnesota. The lease, which had an original expiration date in April 2014, was amended in January 2014. The amended lease began on May 1, 2014, has a term of 62 months and requires average annual minimum rent payments of approximately $154,000.

Uroplasty has a defined benefit pension plan covering seven current and nineteen former employees in The Netherlands. Uroplasty pays premiums to an insurance company to fund annuities for the current employees. Uroplasty is responsible for funding additional annuities based on continued service and future salary increases. Uroplasty closed this defined benefit plan for new employees in April 2005. As of that date, The Netherlands subsidiary established a defined contribution plan that now covers new employees. Uroplasty also has a defined benefit pension plan for six former employees of Uroplasty’s U.K. subsidiary. Uroplasty closed this plan to further accrual for all employees effective December 31, 2004, and, effective March 2005, established a defined contribution plan that now covers new employees.

The following table presents the sensitivity of Uroplasty’s funded status as of March 31, 2014, and expected fiscal 2015 pension expense to the following changes in key assumptions:

	Increase/(Decrease) Funded Status at March 31, 2014	Increase/(Decrease) Fiscal 2015 Pension Expense
Assumption:
Increase in discount rate by 1 percentage point	$295,000	$(16,000)
Decrease in discount rate by 1 percentage point	(390,000)	25,000

Increase in estimated return on assets by 1 percentage point	n/a	(8,000)
Decrease of estimated return on assets by 1 percentage point	n/a	8,000

Increase in inflation rate by 1 percentage point	(460,000)	57,000
Decrease in inflation rate by 1 percentage point	396,000	(45,000)

Increase in compensation by 1 percentage point	(420,000)	51,000
Decrease in compensation by 1 percentage point	6,000	(1,000)

Regarding the Netherlands defined benefit plan, the market value of the assets is determined as the discounted stream of guaranteed benefit payments. Given the valuation method of the assets, the expected long-term rate of return on assets equals the discount rate. As such the Netherlands defined benefit plan is not included in the sensitivity analysis for the estimated return on assets, because the sensitivity on the estimated return on assets is implicitly already included in the sensitivity analysis for the discount rate.

New Accounting Pronouncements.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The guidance is effective for annual and interim periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on Uroplasty’s financial position, results of operations or liquidity.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists.” ASU No. 2013-11 provides financial statement presentation guidance on whether an unrecognized tax benefit must be presented as either a reduction to a deferred tax asset or separately as a liability. ASU No. 2013-11 will be effective for fiscal years and interim periods within those years, beginning after December 15, 2013. Uroplasty does not believe the adoption of this update will have a material impact on Uroplasty’s financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. It also addresses sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations.

The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The amendments in the ASU are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2014. Uroplasty does not believe the adoption of this update will have a material impact on Uroplasty’s financial statements.

In May 2014, the FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The guidance in this update supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition.” In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this Update. Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU No, 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Uroplasty does not believe the adoption of this update will have a material impact on Uroplasty’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Cash Investments:    The primary objective of Uroplasty’s investment activities is to preserve Uroplasty’s capital for the purpose of funding operations while at the same time maximizing the income Uroplasty receives from its investments without significantly increasing risk or availability. To achieve these objectives, Uroplasty’s investment policy allows it to maintain a portfolio of cash equivalents and investments in a variety of marketable securities, including money market funds, U.S. government securities, and certain bank obligations. Uroplasty’s cash and cash equivalents as of March 31, 2014 included liquid money market accounts. Due to the relative short-term nature of these investments, Uroplasty believes that there is no material exposure to interest rate risk.

Foreign Currency Exchange Risk:    Uroplasty is subject to exposures resulting from foreign currency exchange fluctuations in the normal course of business because of the global nature of its operations. Uroplasty’s primary exchange rate exposures are with the Euro and the British pound. The direct financial impact of foreign currency exchange includes the effect of translating profits from local currencies to U.S. dollars, the impact of currency fluctuations on the transfer of goods between Uroplasty’s operations in the United States and abroad and transaction gains and losses. A stronger dollar generally has a negative impact on results from operations outside the United States, while a weaker dollar generally has a positive effect because Uroplasty’s products are currently manufactured or sourced primarily from the United States.

In addition to the direct financial impact, foreign currency exchange has an indirect financial impact on Uroplasty’s results, including the effect on sales volumes within local economies and the impact of any pricing actions Uroplasty may take as a result of foreign exchange rate fluctuations. When the U.S. dollar weakens against foreign currencies, the dollar value of sales denominated in foreign currencies increases. When the U.S. dollar strengthens against foreign currencies, the dollar value of sales denominated in foreign currencies decreases. A hypothetical 10% change in the value of the U.S. dollar in relation to Uroplasty’s foreign currency exposures would have had an impact of approximately $653,000 on Uroplasty’s fiscal 2014 sales. This amount is not indicative of the hypothetical net earnings impact due to the partially offsetting impacts on the related cost of goods sold and operating expenses in the applicable foreign currencies.

INFORMATION WITH RESPECT TO VISION’S BUSINESS

Company Background

Vision designs, develops, manufactures, and markets products for endoscopy – the science of using an instrument, known as an endoscope – to provide minimally invasive access to areas not readily visible to the human eye. Vision has two reportable segments, medical and industrial. Each of these operating segments has unique characteristics and faces different opportunities and challenges. Vision was incorporated in Delaware, and is the successor to operations that were originally begun in 1987. In December 1990, Vision acquired Machida Incorporated (“Machida”), which became a wholly-owned subsidiary of Vision.

Medical Business Segment

Vision’s medical segment designs, manufactures, and sells Vision’s advanced line of endoscopy-based products, including flexible fiber and video endoscopes and EndoSheath® technology, for a variety of specialties and markets. Vision’s proprietary reusable, flexible endoscope is combined with a single-use, sterile protective EndoSheath disposable that is placed over the patient contact area of the scope. Vision’s “always sterile” EndoSheath technology reduces the risks of cross-contamination associated with the reuse (or “reprocessing”) of conventional endoscopes, which are difficult, costly, and time-consuming to clean and disinfect or sterilize.

Vision targets five market spaces for its endoscopes and EndoSheath technology:

•	Urology – Vision manufactures, markets, and sells its video and fiber cystoscopes, digital processing units, EndoSheath technology, peripherals and accessories to urologists. It also supplies its video ureteroscopes to the Endoscopy Division of Stryker.
•	Pulmonology (Critical Care) – Vision manufactures, markets, and sells its video and fiber bronchoscopes (an endoscope that allows detailed viewing of the lungs), digital processing units, EndoSheath technology, peripherals and accessories to intensivists, pulmonologists, thoracic surgeons, and other airway-related physicians.
•	Surgery – Vision manufactures, markets, and sells its TNE (trans-nasal esophagoscopy) video endoscopes, digital processing units, EndoSheath technology, peripherals and accessories to general surgeons, primarily bariatric and gastroesophageal reflux disease (“GERD”) surgeons.
•	Gastroenterology – Vision manufactures, markets, and sells its TNE video endoscopes, digital processing units, EndoSheath technology, peripherals and accessories to gastroenterology (“GI”) physicians, ear, nose, and throat (“ENT”) physicians and others with a GI focus as part of their practice.
•	ENT (ear, nose, and throat) – Vision manufactures, markets, and sells its ENT video and fiber endoscopes, digital processing units, peripherals and accessories to ENT physicians and speech pathologists.

All of Vision’s products, with the exception of its ureteroscopes, are sold directly by its sales force in the United States, and by international distributors in the rest of the world. Vision’s ureteroscopes are sold to Stryker, who then distributes them in the United States.

From April 2011 through May 2014, Stryker had exclusive rights to market and sell Vision’s cystoscopes, the CST-5000 Video Cystoscope and the CST-4000 Fiber Cystoscope, and the accompanying EndoSheath technology, peripherals and accessories. Vision decided to not extend this exclusive distributorship with Stryker and to directly sell the cystoscopes, the accompanying EndoSheath technology, peripherals and accessories in the U.S. to maximize its revenue and margins. Vision made this decision in large part because Stryker’s endoscopy direct sales force focuses on the operating room in hospitals, while most cystoscopy procedures are performed in physicians’ offices and ambulatory surgical centers. Vision believes that its U.S. sales force will be able to maximize Vision’s revenue potential by focusing on these call points (physicians’ offices and ambulatory surgical centers). Vision expects that it will benefit by realizing the full gross profit contribution, which was previously shared with Stryker.

Vision’s goal is to become a customer-centric organization with a focus on enhancing shareholder value. It is doing this by:

•	increasing the competencies and capabilities of its sales force in the U.S. by adding proven medical-surgical device sales professionals and expanding its international distribution network in promising territories;
•	targeting office-based clinics and ambulatory surgical centers, as well as acute care facilities that recognize patient safety and patient experience as a primary value position;
•	capitalizing on its extensive and relevant library of published clinical studies and peer reviewed papers on the efficacy and safety of its EndoSheath technology; and
•	enhancing its professional educational programs to allow healthcare professionals to teach other healthcare professionals about its EndoSheath technology.

Industrial Business Segment

Vision’s industrial segment, through its wholly-owned subsidiary Machida, designs, manufactures, and sells borescopes to a variety of users, primarily in the aircraft engine manufacturing and aircraft engine maintenance industries. A borescope is an instrument that uses optical fibers or a small camera for the visual inspection of narrow cavities. The borescopes are used to inspect aircraft engines, casting parts and ground turbines, among other items.

Machida’s quality line of borescopes includes a number of advanced standard features normally found only in custom designed instruments. Machida was the first to offer a flexible borescope with a grinding attachment, allowing users to “blend” or smooth small cracks in turbine blades of jet engines without disassembling the engine, saving Vision’s customers significant expense and delay.

Products

Vision has developed two visualization platforms for flexible endoscopy: fiber optic (4000 Series) and video (5000 Series and 7000 Series). The 4000 Series fiberscopes contain advanced fiber optic imaging systems with high quality functional aspects, such as small diameter endoscopes and portability options, through the use of a battery-powered light source. Vision’s lightweight, advanced, digital video-based endoscopes facilitate diagnostic and therapeutic procedures. Vision’s small diameter videoscopes contain a high resolution, tiny charge-coupled device (“CCD”) camera at the tip of the scope, offering a sharp, vibrant, full screen image. The 7000 Series and 5000 Series video endoscopes also feature pioneering functional aspects, including the elimination of an external light source, the inclusion of an integrated light emitting diode (“LED”), industry leading small diameter sizes and robust durability. Programmable buttons located on the control body (handle) of the endoscope allow for immediate operation of the various functions Vision’s video system is capable of performing.

The 7000 Series and 5000 Series videoscopes are powered by Vision’s multi-functional digital processing unit (“DPU”). Unlike conventional endoscopy towers, Vision has integrated key peripherals into this unit, which allows one-touch image archiving via an integrated digital memory (SD card) system. Users can easily move images captured during various endoscopic procedures to patient files for future viewing. Vision’s liquid crystal display (“LCD”) provides full screen presentation with no truncation (framing) of image, commonly seen in other videoscope manufacturers’ products. Vision’s DPU maintains a smaller footprint than its competitors’. Along with the EndoSheath technology, Vision’s DPU contributes significantly to the portability of its videoscopes by allowing bedside procedures where space is limited. Vision’s DPU is also easily transported from facility to facility allowing physicians to perform video endoscopy in even the most remote of locations.

The 7000 Series DPU includes a simplified user interface, programmable user preference controls, expanded on-screen notifications, and easy-to-maintain patient lists, all of which allow end-users to improve productivity and workflow by customizing the operation of the system to the day-to-day needs of the practice. Additionally, the system incorporates a “one-touch” integrated keyboard to ensure quick activation of functions, including full control of video playback options, such as frame-by-frame review or historical image comparison, both of which are ideal for patient progress review.

EndoSheath Technology

Vision has developed the EndoSheath technology for use with its proprietary endoscopes. EndoSheath technology is made with materials using Vision’s proprietary process that makes the sheath lubricious (smooth), allowing the healthcare practitioner to easily install the EndoSheath disposable onto the endoscope. In addition, Vision’s EndoSheath technology has an optically clear window that fits securely over the endoscope tip, providing a clear image. Once installed, the disposable sheath offers a complete barrier between the endoscope and the patient. After the procedure is completed, the sheath easily slides off and is removed from the endoscope and discarded.

The EndoSheath technology offers various size working channels, unlike conventional flexible endoscopes, which have the working channel inside the endoscope itself, allowing users to customize the scope to the procedure (e.g., diagnostic cystoscopy, which requires a small working channel, or therapeutic cystoscopy, which requires a larger working channel). This enables Vision to provide procedure-specific EndoSheath technology without requiring physicians to purchase a new endoscope for a different procedure.

The EndoSheath technology offers these key advantages:

“Always Sterile” Endoscope.    Vision’s “always sterile” EndoSheath technology is a durable, microbial barrier that prevents direct contact between the reusable endoscope and the patient. Furthermore, the working channel is part of the sheath and carries all the patient tissue material, such as biopsies and aspirated patient fluids. Vision believes this technology significantly reduces the risk of cross-contamination.

Increased Productivity.    As the use of flexible endoscopy becomes more prevalent, the ability to perform more procedures in a given day has become paramount. Because a flexible endoscope utilizing the EndoSheath technology does not have to undergo the same complex and time-consuming reprocessing routines as conventional endoscopes, the endoscope is ready for the next procedure in typically ten minutes or less, versus 45 minutes to up to 24 hours with conventional endoscopes. Vision’s EndoSheath technology allows a physician the opportunity to perform upwards of 25 procedures in an eight-hour day with a single endoscope. This allows for higher patient throughput and increased physician and facility revenue. Vision believes that the ability to have a flexible endoscope that is “always ready” provides a unique opportunity to any healthcare facility setting that may see additional patients sent to their practice throughout the day.

Less Capital Costs.    Because an endoscope using the EndoSheath technology is essentially ready at a moment’s notice, physicians do not have to invest in the extensive inventory of conventional endoscopes necessary to operate a practice. In very busy hospital endoscopy suites, clinics and physician practices, this capital savings may be significant. Furthermore, the EndoSheath technology allows a single scope to be configured for different applications (e.g., diagnostic or therapeutic) depending on which EndoSheath disposable model is placed over the endoscope. This ability to configure Vision’s endoscope with different EndoSheath models further allows healthcare facilities to limit their capital expense by avoiding the need for multiple specialty endoscopes.

Less Maintenance Costs.    Because an endoscope using the EndoSheath technology does not undergo the rigorous, caustic reprocessing routines that a conventional flexible endoscope must receive, the endoscopes may experience fewer repairs and have a longer useful life. Additionally, many scope repairs occur due to damage to the working channel, which requires extensive brushing and flushing during the manual cleaning phase. Because Vision’s endoscopes’ working channels are in the disposable sheath, there is never a need for channel-based repairs.

Facilitates Procedures in Outpatient and Office Settings.    Vision’s endoscopes using EndoSheath technology do not need to be reprocessed with conventional caustic and toxic chemicals, so physicians can easily perform procedures in their offices. Using Vision’s EndoSheath system, physicians can provide safe endoscopy without elaborate reprocessing equipment and additional staff. Furthermore, physician reimbursement is typically higher in an office or outpatient setting than in the hospital.

Enhanced Safety.    According to a survey by the Environmental Working Group in December 2007, “...health care workers are still inhaling and absorbing unknown amounts of glutaraldehyde, in common disinfection procedures, at facilities all over the country.” Vision’s endoscopes using EndoSheath technology do not require reprocessing with glutaraldehyde or similarly toxic chemicals between procedures, dramatically reducing the exposure to healthcare workers, specifically nurses.

Urology

Urology Endoscope Technology

Vision developed unique products for urology with its fiber and video cystoscopes, both utilizing Vision’s EndoSheath technology. Vision differentiates its cystoscopy system in a clinical setting by referring to the procedures using Vision’s system as the EndoSheath cystoscopy.

Vision’s cystoscopes consist of two components – a reusable flexible endoscope incorporating Vision’s proprietary design, and a proprietary, sterile EndoSheath disposable. The EndoSheath disposable installs easily onto the cystoscope; it includes a covering for the endoscope and a working channel, which may be used for irrigation, suction and therapeutic tool delivery, as well as a covering over the control body (handle), where the physician operates the cystoscope. The EndoSheath disposable is the only component that comes into contact with the patient, and is discarded after each procedure.

Vision’s visualization platform includes its line of advanced digital, video-based flexible cystoscopes, the CST-5000, which utilizes EndoSheath technology. The CST-5000 is a CCD-based video imaging endoscopy system, which includes an integrated built-in LED light source and operates with Vision’s all-in-one DPU. Vision also markets and distributes a fiber optic cystoscope, the CST-4000, which utilizes its EndoSheath technology as well.

Vision also developed a video-based flexible ureteroscope, the URT-7000, for Stryker. This endoscope gives surgeons unsurpassed high-definition visualization of the ureters and kidneys with up to 240o of articulation allowing access to the most difficult locations of the kidney. The URT-7000 features an integrated LED, which eliminates the need for a separate light source.

Urology EndoSheath Technology

Vision offers urologists two sheath models for each of Vision’s fiber and video cystoscopes: a diagnostic sheath with a 1.5mm working channel size that provides enhanced patient comfort, and a therapeutic sheath with a larger, 2.1mm working channel size that provides the same capabilities as conventional cystoscopes.

Pulmonology

Pulmonology Endoscope Technology

Vision markets and sells products for pulmonology and airway management using its fiber and video bronchoscopes. Vision’s bronchoscopes utilize the EndoSheath technology and are inserted through the mouth and into the lungs, providing visualization of the lungs and the ability to perform a variety of diagnostic and therapeutic procedures. Vision’s visualization platform includes its line of advanced digital, video-based flexible bronchoscopes, the BRS-5100, as well as a fiber optic bronchoscope, the BRS-4000, both of which incorporate the EndoSheath technology. The BRS-5100 is a CCD-based video imaging endoscopy system, which includes an integrated built-in LED light source and operates with Vision’s all-in-one DPU.

Pulmonology EndoSheath Technology

Vision markets and distributes four sheath models for video and fiber bronchoscopy: a 1.5mm working channel, a 2.1mm working channel, a 2.8mm working channel (outside of the U.S.), and one without a working channel. Vision is currently seeking approval to market the 2.8mm channel in the U.S. The multiple sizes are necessary due to various procedures that are performed by pulmonologists and airway management physicians. Depending on the type of procedure being performed, a pulmonologist or airway management physician may use a very small diameter EndoSheath disposable, with or without a working channel, or a larger diameter EndoSheath disposable with a working channel.

Gastroenterology and Surgery

GI and Surgery Endoscope Technology

Vision developed advanced digital, video-based flexible TNE endoscopes, the TNE-5000, which utilizes its EndoSheath technology. The TNE-5000 is a CCD-based video imaging endoscopy system, which includes an integrated built-in LED light source and operates with Vision’s all-in-one DPU. This streamlined video-based system eliminates the need for a separate camera head, light source and video monitor, as well as the need for the physician to perform the entire procedure looking through an eyepiece, a practice no longer acceptable in gastroenterology.

GI and Surgery EndoSheath Technology

Vision markets and distributes two sheath models for Vision’s video TNE endoscope: a diagnostic sheath with a 1.5mm working channel size, and a therapeutic sheath with a 2.1mm working channel size. This unique feature of Vision’s EndoSheath technology provides gastroenterologists, ENT physicians, bariatric surgeons and others with two choices: a diagnostic sheath with a smaller sheath diameter (due to a smaller working channel) for patient comfort, and a therapeutic sheath with a larger working channel, providing the same capabilities as conventional endoscopes.

ENT (Ear, Nose, and Throat)

ENT Endoscope Technology

Vision developed unique products for ENT with Vision’s fiber and video laryngoscopes, which Vision refers to as ENT scopes. Vision’s visualization platform includes its line of advanced digital, video-based flexible ENT scopes, the ENT-7000 and the ENT-5000. The ENT-7000 is a CCD-based video imaging endoscopy system, which includes an integrated built-in LED light source and operates with Vision’s all-in-one DPU.

Vision also developed two fiber optic ENT scopes, the ENT-4000 and the ENT-4500. The ENT-4500 is a small diameter fiber laryngoscope primarily used for small cavity and pediatric procedures.

Vision’s fiber and video ENT scopes can be used with or without the EndoSheath technology, as they do not feature any working channels and are diagnostic only.

Industrial

Borescopes

Vision’s borescopes are constructed in a variety of body types, including portable models, each specifically designed to cover multiple needs and applications:

•	Modular (MBS) – borescope with diameter range from 0.6mm to 2mm, Machida’s smallest body type.
•	Slim Lever – borescope with diameter range from 2mm to 6mm and providing angulations in two directions. This is Machida’s most widely used body type and includes high quality optics and illumination.
•	Knob – borescope with diameter range from 8mm to 11mm. This four-way, ambulating scope is particularly suited for longer (up to 20 feet) borescopes. It comes in different configurations, including direct view with different types of covers, side views, with a working channel and with a permanent side-view option.
•	Battery Operated Portable Flexible Borescope – borescope with small battery handle; it is ideal for field inspections. The borescope kit includes the scope, light guide and sleeve, a light source, battery and handle, and a carrying case.
•	Industrial Videoscope – 3mm video borescope product line, the smallest diameter videoscope offered in the industrial market. The video borescope uses a CCD-based video system, which includes an integrated built-in LED light source and operates with Vision’s streamlined, multi-functional processor.
•	Portable Video Processor – digital processing unit, which works with the industrial videoscope, allows for portability and accessibility in constrained areas, a common situation in the aviation field.

Markets and Distribution

The end users of Vision’s endoscopy systems, the EndoSheath technology and related products primarily consist of urologists, pulmonologists, and other airway management doctors, gastroenterologists, bariatric surgeons, and ENT doctors in medical clinics, physicians’ private offices, ambulatory surgical centers, and hospitals. Other physicians may also use Vision’s medical devices performing procedures in alternate settings.

Vision markets and distributes its medical segment products worldwide through a direct sales force in the U.S., a network of distributor organizations outside the U.S., and strategic partners. In the U.S., Vision has a direct sales force and strategic partners for its ureteroscope product line (Stryker). Internationally, Vision utilizes regional or national distributors, who market and distribute all of Vision’s products. Most of Vision’s distributors outside the U.S. also market and distribute products of other companies.

Vision’s borescopes are sold directly by its Machida subsidiary and through a global network of independent sales representatives.

Vision regularly evaluates the effectiveness of all of its sales channels, and may change them if it believes a different method would increase Vision’s revenues.

Sales to Major Customers

Medical Segment

Net sales to customers outside the U.S. in Vision’s medical segment were approximately $5.3 million (31% of total net sales) and $4.4 million (29% of total net sales) for fiscal years 2014 and 2013, respectively.

In fiscal 2014, net sales to Stryker were approximately $4.9 million, representing 29% of Vision’s total net sales and 35% of Vision’s total medical segment net sales. Fiscal 2013 net sales to Stryker were approximately $3.1 million, representing 20% of Vision’s total net sales and 26% of Vision’s total medical segment net sales.

Industrial Segment

Net sales to customers outside the U.S. in Vision’s industrial segment were approximately $0.4 million (2% of total net sales) and $0.6 million (4% of total net sales) for fiscal years 2014 and 2013, respectively.

In fiscal 2014, net sales to Pratt & Whitney, a division of United Technology Corporation, were approximately $0.5 million, representing 3% of Vision’s total net sales and 18% of Vision’s total industrial segment net sales. Fiscal 2013 net sales to Pratt & Whitney were approximately $0.9 million, representing 6% of Vision’s total net sales and 26% of Vision’s total industrial segment net sales.

Backlog

Vision’s had an order backlog of approximately $1.0 million and $1.7 million on March 31, 2014 and 2013, respectively.

Manufacturing

Disposables (EndoSheath Technology)

Vision currently manufactures its EndoSheath disposable sheaths at its Natick, Massachusetts (“Natick”) facility using raw materials, molded parts, and components purchased from independent vendors, some of which are manufactured to Vision’s specifications. Vision also designs and builds its own production machines and tools. Vision’s EndoSheath technology line includes products for all medical markets Vision currently serves.

Most components Vision purchases are available from multiple sources, with the exception of certain key components that are supplied to Vision by key suppliers, with whom Vision has long-term supply arrangements, but no long-term supply agreements. Vision purchases its required components and supplies on a purchase order basis and seeks to maintain adequate inventory levels of such components to prevent supply disruptions. Vision contracts with third parties for the sterilization of all of its EndoSheath disposables.

Fiberscopes, Videoscopes, Borescopes, and Peripherals

Vision manufactures its flexible endoscopes for the medical and industrial segments at its Orangeburg, New York (“Orangeburg”) facility, using purchased components and subassemblies, as well as certain proprietary components Vision or its subcontractors produce. Some purchased components and subassemblies are available from more than one supplier. For most of its purchases, Vision has no long-term agreement with its vendors or suppliers, and Vision purchases its required components and supplies on a purchase order basis. For certain critical components Vision has long-term supply arrangements with third parties, such as with Applitec LTD, which is based in Israel.

Research & Development (“R&D”)

Vision believes that its future success depends in part upon its ability to develop new products and enhance its existing products. Vision plans to continue investing resources in research and development to maintain a healthy and robust product pipeline. Vision’s R&D expenses in fiscal years 2014 and 2013 were approximately $2.1 million and $1.8 million, respectively, representing 12% of total net sales for both fiscal years.

With respect to its industrial segment, Vision’s ability to custom design for specific applications is common practice in Vision’s business. On-wing inspections with blending borescopes have become an indispensable tool for aircraft engine manufacturers and service providers. Vision is developing a tungsten braid videoscope with enhanced durability. Vision works closely with Pratt & Whitney, GE, and others to ensure production of the most efficient borescopes for their applications.

Third-Party Reimbursement

Physicians’ offices, medical clinics, and hospitals that purchase medical devices, such as Vision’s EndoSheath technology and flexible endoscopes, generally rely on third-party payors, such as Medicare, Medicaid and private health insurance plans, to pay for some or all of the costs of the screening, diagnostic and therapeutic procedures performed with these devices. Whether a particular procedure qualifies for third-party reimbursement depends upon factors such as the safety and effectiveness of the procedure, and reimbursement may be denied if the medical device used is experimental or was used for a non-approved indication. Vision believes, based upon its knowledge and experience of third-party reimbursement practices, and advice from consultants in this area, that third-party reimbursement is available for most procedures that utilize Vision’s products. However, most third-party payors do not reimburse health-care providers separately for the cost of Vision’s EndoSheath technology.

Third-party payors use a variety of mechanisms to determine reimbursement amounts for procedures such as endoscopies. In most cases, payment is based upon amounts determined by the Centers for Medicare & Medicaid Services (“CMS”), a governmental agency under the U.S. Department of Health and Human Services. As part of its responsibilities, CMS assigns relative value units (“RVUs”) to over 10,000 physician services. An RVU for a specific procedure is comprised of values for work, practice expense and malpractice insurance, and when multiplied by a conversion factor, represents a dollar value for a specific procedure.

CMS has multiple fee schedules to accommodate payment to the hospital, the ambulatory surgery center (“ASC”), and the physician. Physician services are reimbursed based on where the service is performed. If the physician performs the service in his or her office and the office bears the burden of overhead costs, the physician is reimbursed based on non-facility RVUs to accommodate the overhead costs. If the physician performs the service in a hospital or ASC, the payment is lower, reflecting the physician work and malpractice expenses, but without the overhead since the facility bears that financial burden.

Vision believes that the number of procedures performed in non-facility settings will increase, primarily as a result of the increased differential in payments that physicians will receive for performing these procedures outside of hospital, or ASC. However, as these procedures move to non-facility settings, physicians will have to contend with the cost and effort required to reprocess conventional endoscopes. Vision believes its EndoSheath technology will provide an economically beneficial alternative to the use of conventional endoscopes based upon the provider not having to purchase multiple endoscopes or expensive disinfecting equipment and supplies, and not having to spend valuable time cleaning endoscopes. Vision believes that with over 100 million people in the U.S. over the age of 50, the number of endoscopic procedures that physicians will perform will increase. Vision’s EndoSheath technology, combined with the resource-based system for setting values for physician services, represents a sound economic solution for physicians to perform diagnostic and therapeutic procedures in their offices.

Quality and Regulatory

FDA Clearance and Global Regulatory Approvals

The medical products that Vision currently markets and is developing are regulated as medical devices by the FDA under the federal Food, Drug and Cosmetic Act (the “FDC Act”) and require regulatory clearance prior to commercialization in the U.S. Under the FDC Act, the FDA regulates clinical testing, manufacturing, labeling, distribution and promotion of medical devices in the U.S. Various states and other countries in which Vision’s products are currently sold or may be sold in the future may impose additional regulatory requirements.

Flexible endoscopes and accessory products have been classified by the FDA as Class II devices and the EndoSheath technology products have been classified by the FDA as class II sterile devices, and a Section 510(k) Pre-market Notification must be submitted to and cleared by the FDA before such devices can be sold. Vision has received FDA clearance of Vision’s 510(k) Pre-market Notifications for all of its products that require clearance with the exception of the bronchoscope 2.8mm EndoSheath disposable, for which Vision is currently seeking FDA clearance. Vision expects that it will be required to file 510(k) Pre-market Notifications for each additional endoscope that it develops in the future.

Foreign government regulations vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ significantly.

Under the Canadian Medical Devices Regulations, all medical devices are classified into four classes, Class I being the lowest risk class and Class IV being the highest risk. Class I devices include among others, devices that make only non-invasive contact with the patient. Classes II, III and IV include devices of increasingly higher risk as determined by such factors as degree of invasiveness and the potential consequences to the patient if the device fails or malfunctions. Vision’s current products sold in Canada generally fall into Classes I and II. All Class II, III and IV medical devices must have a valid Medical Device License issued by the Therapeutic Products Directorate of Health Canada before they may be sold in Canada (Class I non-sterile devices require only an establishment license, which Vision has obtained and maintains on an annual basis). Vision has obtained applicable Medical Device Licenses in Canada for all of its currently marketed products.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Devices Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. Vision has received CE (Conformité Européene) certification from Underwriters Laboratories UK for conformity with the European Union Medical Devices Directive allowing Vision to CE mark its product lines currently sold in Europe. No additional pre-market approvals in individual European Union countries are required prior to marketing of a device bearing the CE mark.

Quality Standards

In August 2005, Vision’s Natick quality system certification was updated to establish conformance with ISO 13485: 2003 and continued conformance with Medical Devices Directive (“MDD”) 93/42/EEC and the Canadian Medical Device Regulations (“CMDR”).

In April 2007, Vision’s Orangeburg facility successfully completed an expansion audit and Vision was awarded International Organization for Standardization (“ISO”) 13485: 2003 certification for this location. This certification allowed Vision to start shipping scopes from its Orangeburg facility, in addition to shipments from its Natick facility. The Natick and Orangeburg facilities are registered with the FDA as medical device manufacturers. As a result, these facilities are subject to the FDA’s Quality System Regulations (“QSR”), which regulate their design, manufacturing, testing, quality control, and documentation procedures. Vision is also required to comply with the FDA’s labeling requirements as well as information reporting regulations.

The export of medical devices is also subject to regulation in certain instances. Vision’s compliance with these various regulatory requirements is monitored through periodic inspections by the FDA and audits by independent authorities to maintain Vision’s ISO 13485, CMDR and MDD status. Vision routinely updates its systems to comply with changes to applicable regulations such as the recent changes to the MDD, as amended by 2007/47/EC. In April 2013, the Orangeburg facility underwent a successful routine FDA audit with only two minor observations.

In addition to the three-year ISO certification audits, Vision undergoes annual surveillance audits to confirm that it is properly maintaining its quality system. This quality system has been developed in accordance with the International Organization for Standardization to ensure that companies are aware of the standards of quality to which their products will be held worldwide.

Unlike Vision’s medical segment, the manufacturing of Vision’s Machida industrial scopes is not subject to direct government regulation.

Business Development

Exclusive Urology Supply Agreement with Stryker

Since September 22, 2010, under a distribution agreement (as amended, the “Stryker Agreement”), Stryker had the exclusive rights to market and sell Vision’s cystoscopes, the CST-5000 Video Cystoscope and the

CST-4000 Fiber Cystoscope, and the accompanying EndoSheath technology, peripherals and accessories. Vision decided to not extend this exclusive distributorship and to directly sell the cystoscopes, the accompanying EndoSheath technology, peripherals and accessories in the U.S. to maximize its revenue and margins. Vision made this decision in large part because Stryker’s endoscopy direct sales force focuses on the operating room in hospitals, while most cystoscopy procedures are performed in physicians’ offices and ambulatory surgical centers. Vision believes that its U.S. sales force will be able to maximize revenue potential by focusing on these call points (physicians’ offices and ambulatory surgical centers). Vision expects that it will benefit by realizing the full gross profit contribution, which was previously shared with Stryker.

Stryker’s purchase price for Vision’s products is based on its cost to manufacture plus a margin specified in the Stryker Agreement. Vision recognizes revenue for products sold to Stryker in a two-step process. The first step is recognition of revenue for Vision’s cost to manufacture these products, which occurs when title passes to Stryker, generally upon shipment of Vision’s products F.O.B. shipping point. The second step is recognition of revenue for Vision’s specified portion of Stryker’s gross profit after Stryker sells the products to its end customers, based on monthly reports received from Stryker. There is no cost of sales associated with revenue under this second step. Stryker is not required to purchase any required minimum amount of products from us.

Competition

Vision believes that the primary competitive factors in the medical market for flexible endoscopes include safety and effectiveness, the optical quality of product offerings, product reliability, price, physician familiarity with the manufacturer and its products, ease of use and third-party reimbursement policies.

Vision’s ability to compete is directly affected by several factors, such as its sales and marketing capabilities, product development and innovation capabilities, ability to obtain required regulatory clearances, ability to protect the proprietary technology which its products are based upon, manufacturing skills and ability to attract and retain skilled employees.

Vision believes its proprietary EndoSheath technology platform currently allows it a significant differentiating factor from its competition. Currently, all of Vision’s competitors sell endoscopes that require elaborate and time-consuming reprocessing procedures.

Vision’s current and future product lines face global competition, primarily from companies such as Olympus, Pentax, and Karl Storz. Some of its competitors and some potential competitors may have greater financial resources, experience, sales and marketing personnel and capabilities, research and development, and manufacturing personnel and capabilities than Vision does. In addition, any company that is able to significantly redesign conventional flexible endoscopes to simplify or significantly improve their reprocessing, may result in competition with Vision’s products.

In its industrial markets, Vision believes that its over 35-year history of product effectiveness, ease of use, product reliability and competitive pricing are the principal competitive factors contributing to its success. Among Vision’s competitors are Olympus, Lenox, and Karl Storz Industrial.

Product Liability Insurance

The nature of Vision’s products exposes Vision to significant product liability risks. Vision believes that its level of coverage is appropriate, given its business, products, past sales levels and its anticipated sales levels for fiscal 2015. Vision evaluates the adequacy of its coverage periodically to determine if adjustments should be made.

Environmental Regulation

Vision’s operations are regulated under various federal, state, and local laws governing the environment, including laws governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the clean-up of contaminated sites. Vision has infrastructures in place to ensure that its operations are in compliance with all applicable environmental regulations. Vision does not believe that costs of compliance with these laws and regulations will have a material adverse effect on its capital expenditures, operating results, or competitive position.

Patents, Intellectual Property and Licensing

Vision seeks to establish and maintain its proprietary rights in its technology and products through the use of patents, copyrights, trademarks and trade secret laws. Vision routinely files applications for and obtains patent, copyright and trademark protection in the U.S. and in selected foreign countries, where Vision believes filing for such protection is appropriate. Vision also seeks to maintain its trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Vision’s success depends in part on its ability to maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Vision’s strategy includes a vigorous protection of its current proprietary rights, as well as actively developing new proprietary innovations that strengthens Vision’s place in the markets for the future with additional patents and intellectual property. If Vision loses its patent rights or they expire, it could have a material adverse effect on its business.

Patents

Vision holds 15 U.S. patents, and has 10 U.S. patent applications pending. In addition, Vision has 27 foreign patents issued and 4 foreign patent applications pending. These patents relate to disposable sheaths for endoscopes and reusable flexible endoscopes, as well as other various products. The issued patents will expire on various dates in the years 2019 through 2027.

Trademark Property

Vision owns the U.S.-registered trademarks Vision Sciences®, EndoSheath®, Slide-On®, EndoWipe® and The Vision System®.

Properties

Vision occupies 20,500 square feet in its facility in Orangeburg under a lease that expires in August 2017. Its Natick facility occupies 9,835 square feet under a lease that expires in August 2015.

Vision’s existing Natick and Orangeburg facilities are registered with the FDA as medical device manufacturing facilities and, therefore, are subject to the FDA’s QSR regarding manufacturing, testing, quality control, and documentation procedures. Vision believes that the physical characteristics and layouts of these facilities are adequate to manufacture its products in compliance with applicable FDA regulations. In addition, both facilities are registered as meeting the requirements of ISO 13485: 2003 and the European Union’s Medical Device Directive, allowing Vision to sell its medical products in Europe and Canada.

Employees

As of February 9, 2015, Vision had 99 full-time employees. None of Vision’s employees are represented by a labor union. Vision considers the relationships with its employees to be positive. Competition for technical personnel in the industry in which Vision competes is intense. Vision believes that its future success depends in part on its continued ability to hire, assimilate and retain qualified personnel.

Executive Officers of Vision

The following individuals were serving as executive officers of Vision as of February 9, 2015:

Howard I. Zauberman, age 61, has been Vision’s President and Chief Executive Officer (“CEO”) since November 2013 after serving as its Interim CEO from May 2013 until his permanent appointment. Mr. Zauberman has over 30 years of experience as a leader in the medical products industry. Prior to joining Vision, from 2005 through 2012, Mr. Zauberman was Vice President, Business Development at Henry Schein, Inc., a leading global healthcare distributor serving office based medical practitioners. Mr. Zauberman also served as a Special Venture Partner at Galen Partners, a healthcare growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Prior to this, Mr. Zauberman held senior management positions at ETHICON, Inc., a Johnson & Johnson company, and Pfizer, Inc. Mr. Zauberman has a Masters of Engineering Management from Northwestern University, a Bachelor of Science from Columbia University in mechanical engineering, and a Bachelor’s degree from Queens College.

Gary Siegel, age 56, has been Vision’s Vice President, Finance since June 26, 2014. Prior to joining the Company, Mr. Siegel was Vice President of Finance at Genta Incorporated. Previous positions during his ten years at Genta included Senior Director, Financial Services and Director, Financial Services. He also served as Genta’s Principal Financial Officer and Principal Accounting Officer and Corporate Secretary. Prior to joining Genta, Mr. Siegel worked for two years at Geller & Company, a private consulting firm, where he led the management reporting for a multi-billion dollar client. He also spent 18 years at Warner-Lambert Company and Pfizer Inc., where he held positions of progressively increasing levels of responsibility including Director, Corporate Finance and Director, Financial Planning & Reporting. Mr. Siegel holds a Master of Business Administration from Carnegie-Mellon University and a Bachelor of Science in accounting from the University of Connecticut.

Mark S. Landman, age 60, has been Vision’s Vice President, Disposables Operations since 2007 and Vice President of Vision’s Medical Division since July 1999. Mr. Landman joined Vision from Boston Scientific in January 1991 and served in a variety of roles in product development, project management, manufacturing engineering, and material control from that date to July 1999.

Jitendra Patel, age 60, has been Vision’s Vice President, Industrial Division since August 2000. From August 1995 to July 2000, he served as the Manager of Sales and Marketing for that division.

Officers are elected on an annual basis and serve at the discretion of the Vision board of directors.

VISION’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Executive Summary

Business Overview

Vision designs, develops, manufactures, and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily visible to the human eye. Vision operates in two segments: medical and industrial.

Medical Business Segment

Vision’s medical segment designs, manufactures, and sells its advanced line of endoscopy-based products, including its flexible fiber and video endoscopes and its EndoSheath technology, for a variety of specialties and markets. Vision’s proprietary reusable flexible endoscope is combined with a single-use, sterile protective EndoSheath disposable that is placed over the patient contact area of the scope. Vision’s “always sterile” EndoSheath technology reduces the risks of cross-contamination associated with the reuse (or “reprocessing”) of conventional endoscopes, which are difficult, costly, and time-consuming to clean and disinfect or sterilize.

Vision targets five market spaces for its endoscopes and its EndoSheath technology:

•	Urology – Vision manufactures, markets, and sells its video and fiber cystoscopes, digital processing units, EndoSheath technology, peripherals and accessories to urologists. Vision also supplies its video ureteroscopes to the Endoscopy Division of Stryker.
•	Pulmonology (Critical Care) – Vision manufactures, markets, and sells its video and fiber bronchoscopes (an endoscope that allows detailed viewing of the lungs), digital processing units, EndoSheath technology, peripherals and accessories to intensivists, pulmonologists, thoracic surgeons, and other airway-related physicians.
•	Surgery – Vision manufactures, markets, and sells its TNE (trans-nasal esophagoscopy) video endoscope, digital processing units, EndoSheath technology, peripherals and accessories to general surgeons, primarily bariatric and gastroesophageal reflux disease (“GERD”) surgeons.
•	Gastroenterology – Vision manufactures, markets, and sells its TNE video endoscope, digital processing units, EndoSheath technology, peripherals and accessories to gastroenterology (“GI”) physicians, ear, nose, and throat (“ENT”) physicians and others with a GI focus as part of their practice.
•	ENT (ear, nose, and throat) – Vision manufactures, markets, and sells its ENT video and fiber endoscopes, digital processing units, peripherals and accessories to ENT physicians and speech pathologists.

All of Vision’s products, with the exception of its ureteroscopes, are sold directly by Vision’s sales force in the United States, and by international distributors in the rest of the world. Vision’s ureteroscopes are sold to Stryker, who then distributes them in the United States.

From April 2011 through May 2014, Stryker had the rights to market and sell Vision’s cystoscopes, the CST-5000 Video Cystoscope and the CST-4000 Fiber Cystoscope, and the accompanying EndoSheath technology, peripherals and accessories. Vision decided to not renew this exclusivity and to directly sell the cystoscopes, their EndoSheaths, peripherals and accessories in the U.S. to maximize its revenue and margins. Vision made this decision in large part because Stryker’s endoscopy direct sales force focuses on the operating room in hospitals, while most cystoscopy procedures are performed in physicians’ offices and ambulatory surgical centers. Vision believes that its U.S. sales force will be able to maximize revenue potential by focusing on these call points (physicians’ offices and ambulatory surgical centers). Vision expects that it will benefit by realizing the full gross profit contribution, which was previously shared with Stryker.

Vision’s goal is to become a customer-centric organization with a focus on enhancing stockholder value. Vision is doing this by:

•	Increasing the competencies and capabilities of its sales force in the U.S. by adding proven medical-surgical device sales professionals and expanding its international distribution network in promising territories;

•	Targeting office-based clinics and ambulatory surgical centers, as well as acute care facilities, that recognize patient safety and the patient experience as a primary value position;
•	Capitalizing on its extensive and relevant library of published clinical studies and peer reviewed papers on the efficacy and safety of its EndoSheath technology; and
•	Enhancing its professional educational programs to allow healthcare professionals to teach other healthcare professionals about its EndoSheath technology.

Industrial Business Segment

Vision’s industrial segment, through its wholly-owned subsidiary Machida, designs, manufactures, and sells borescopes to a variety of users, primarily in the aircraft engine manufacturing and aircraft engine maintenance industries. A borescope is an instrument that uses optical fibers for the visual inspection of narrow cavities. Machida’s borescopes are used to inspect aircraft engines, casting parts and ground turbines, among other items.

Machida’s quality line of borescopes includes a number of advanced standard features normally found only in custom designed instruments. Machida was the first to offer a flexible borescope with a grinding attachment, allowing users to “blend” or smooth small cracks in turbine blades of jet engines without disassembling the engine, saving its customers significant expense and delay.

Debt Arrangements – Related Party

Convertible Promissory Notes

Pursuant to a May 29, 2014 letter agreement between Vision and Mr. Lewis C. Pell, its Chairman, or the Prior Letter Agreement, Mr. Pell agreed to provide financial assistance to Vision in the amount of up to $5.0 million, if necessary to support its operations, for a period ending on the earlier of (i) July 1, 2015 or (ii) Vision raising debt or equity capital in the amount of $5.0 million or more. The Prior Letter Agreement provided that this financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. The Prior Letter Agreement was terminated upon the issuance of the 2014 Note (as defined below).

On June 16, 2014, or the 2014 Effective Date, Vision entered into a convertible promissory note, or the 2014 Note, with Mr. Pell, in accordance with the Prior Letter Agreement. The 2014 Note accrues annual interest at the rate of 1.91%. The 2014 Note must be repaid in full on or before the fifth anniversary of the 2014 Effective Date, or the 2014 Maturity Date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2014 Note upon an event of default, as defined in the 2014 Note. The outstanding principal amount of the 2014 Note is convertible at any time prior to the 2014 Maturity Date, at Mr. Pell’s option, into shares of Vision common stock at a price of $1.11, the closing bid price of Vision common stock on the 2014 Effective Date. As of December 31, 2014, Vision had outstanding principal borrowings of $4.0 million under the 2014 Note, which is included in convertible debt – related party on Vision’s condensed consolidated balance sheet.

On September 25, 2013, or the 2013 Effective Date, Vision entered into a convertible promissory note, or the 2013 Note, with Mr. Pell that allowed Vision to borrow up to $3.5 million. The 2013 Note accrues annual interest, at the rate of 1.66%. The 2013 Note must be repaid in full on or before the fifth anniversary of the 2013 Effective Date, or the 2013 Maturity Date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2013 Note upon an event of default, as defined in the 2013 Note. The outstanding principal amount of the 2013 Note is convertible at any time prior to the 2013 Maturity Date, at Mr. Pell’s option, into shares of Vision common stock at a price of $0.89, the closing bid price of Vision common stock on the 2013 Effective Date. At December 31, 2014, Vision had outstanding principal borrowings of $3.5 million, gross of the amount recognized as a beneficial conversion feature, under the 2013 Note, which is included in convertible debt – related party on Vision’s condensed consolidated balance sheet.

At December 31, 2014, Vision had an aggregate amount of $447 thousand in accrued interest under the 2014 Note, the 2013 Note and the Replacement Note, which is included in accrued expenses on its condensed consolidated balance sheet.

During each draw upon the 2013 Note, a beneficial conversion feature was recorded as a result of the market price of Vision common stock increasing after the Effective Date. The beneficial conversion feature amounts were recorded as a convertible debt discount with a corresponding increase to additional paid-in capital. The amounts are being amortized over a five-year period from the borrowing date to the Maturity Date. At December 31, 2014, the unamortized convertible debt discount balance was $1.0 million and is expected to be recognized over a period of approximately 3.75 years.

The following table is a summary of Vision’s convertible debt – related party at December 31, 2014:

Convertible debt – related party	Gross Principal Amount Outstanding	Unamortized Debt Discount	Net Amount Outstanding
Replacement Note	$20,000	$—	$20,000
2013 Note	3,500	(978)	2,522
2014 Note	4,000	—	4,000
	$27,500	$(978)	$26,522

The scheduled maturities of principal amounts of Vision’s convertible debt – related party at December 31, 2014 were $20.0 million due September 19, 2017, $3.5 million due September 25, 2018 and $4.0 million due June 16, 2019.

Concurrently with the Merger Agreement, on December 21, 2014, Vision and Mr. Pell entered into amendments to the 2014 Note, the 2013 Note and the Replacement Note, or the Pell Notes. These amendments will be automatically effective at the effective time of the merger. The amendments to the Pell Notes extend the maturity date of each note from the fifth anniversary of the issuance date to the fifth anniversary of the effective date of the merger or an earlier change of control (as defined in the amendments). Except as provided below, the amendments also prevent the Pell Notes from being converted until after three years following the effective date of the merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on the common stock in cash or other property other than common stock. The notes may be converted earlier prior to a change in control or in connection with Vision’s prepayment of the Pell Notes. The Pell Notes as amended may be prepaid, at the option of the combined company and upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Interest on the amended Pell Notes is payable on the maturity date or upon repayment or conversion of all or any portion of the principal under the Pell Note. The amended Pell Notes are subordinated to loans incurred by the combined company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

Existing Letter Agreement

Pursuant to a letter agreement dated October 28, 2014 with Mr. Pell, or the Existing Letter Agreement, Mr. Pell has agreed to provide financial assistance to Vision in the amount of up to $2.5 million, if necessary to support Vision’s operations, for a period ending on the earlier of (i) January 1, 2016 or (ii) Vision raising debt or equity capital in the amount of $2.5 million or more. This financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. Vision have not utilized the Existing Letter Agreement. In connection with the Merger Agreement, Vision agreed with Mr. Pell that the Existing Letter Agreement will automatically terminate without further action by any party at the effective time of the merger with Uroplasty.

Critical Accounting Policies and Estimates

The preparation of Vision’s condensed consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and assumptions on an ongoing basis. Estimates are based on historical experience, when available, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes that, of its significant accounting policies, an understanding of the following critical accounting policies is important in obtaining an overall understanding of the condensed consolidated financial statements.

Revenue Recognition

Vision recognizes revenue in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 605 (Topic 605, Revenue Recognition). ASC 605 requires that five basic criteria must be met before revenue can be recognized:

1.	persuasive evidence that an arrangement exists;
2.	delivery has occurred or services were rendered;
3.	the fee is fixed and determinable;
4.	collectability is reasonably assured; and
5.	the fair value of undelivered elements, if any, exists.

Determination of criterion (4) above is based on management’s judgment regarding the collectability of invoices for products and services delivered to customers. Should changes in conditions cause management to determine this criterion is not met for certain future transactions, revenue recognized for any reporting period could be adversely affected. Vision recognizes revenue when title passes to the customer, generally upon shipment of its products F.O.B. shipping point. Revenue for service repairs of equipment is recognized after service has been completed, and service contract revenue is recognized ratably over the term of the contract.

For products sold to Stryker, Vision recognize revenue in a two-step process. The first step is recognition of revenue for its cost to manufacture these products when title passes to Stryker, generally upon shipment of its products F.O.B. shipping point. The second step is recognition of revenue for Vision’s specified margin of Stryker’s gross profit after Stryker sells the products to its end customers, based upon reports received from Stryker monthly. Stryker is not required to purchase any required minimum amount of products from Vision.

Stock Based Compensation

Vision accounts for stock-based awards issued to employees in accordance with the provisions of ASC 718 (Topic 718, Compensation – Stock Compensation). Vision recognizes stock-based compensation expense on a straight-line uniform basis over the service period of the award, which is generally four years for employees. Vision uses historical data to estimate expected employee behaviors related to option exercises and forfeitures and include these expected forfeitures as a part of the estimate of stock-based compensation expense as of the grant date. For stock-based awards with performance-based vesting conditions, Vision is also required to estimate the probability of the vesting conditions being met. Stock-based awards issued to consultants are accounted for in accordance with the provisions of ASC 718 and ASC 505-50 (Subtopic 50 “Equity-Based Payments to Non-Employees” of Topic 505, Equity). Options granted to consultants are periodically revalued as the options vest, and are recognized as an expense over the related period of service or the vesting period, whichever is longer. Under the provisions of ASC 718, members of the Board are considered employees for calculation of stock-based compensation expense.

Allowance for Doubtful Accounts

Vision maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is used to report trade receivables at estimated net realizable value. Vision relies on prior experience to estimate cash that ultimately will be collected from the gross receivables balance at period-end. Vision maintains a specific allowance for customer accounts that will likely not be collectible due to customer liquidity issues. Vision also maintains an allowance for estimated future collection losses on existing receivables, determined based on historical trends.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. If cost exceeds market, inventory is reported at its estimated fair market value based upon Vision’s historical experience with inventory becoming obsolete due to age, changes in technology, and other factors. Vision records a write-down for inventories of components that have become obsolete, slow moving, or are in excess of anticipated demand or net realizable value. Vision performs a detailed review of inventory each fiscal quarter that considers multiple factors, including demand forecasts, product life cycle status, product development plans, and current sales levels. Inventories consist of raw materials, work in process, and finished goods.

Beneficial Conversion Feature

Vision accounts for beneficial conversion features in accordance with the provisions of ASC 470-20 (Subtopic 20 “Debt with Conversions and Other Options” of Topic 470, Debt). A beneficial conversion feature exists if the fair value of the underlying common stock is above the conversion price of the instrument on the commitment date. The difference in the common stock and conversion prices results in a beneficial conversion feature, a nondetachable conversion feature that is in the money at the commitment date. This resulting benefit is recorded as a convertible debt discount, with a corresponding increase to additional paid-in capital, and amortized using the effective interest method over the period from the commitment date (borrowing date) to the maturity date of the convertible debt.

Warranty Obligations

Vision provides for the estimated cost of warranties at the time the related revenue is recognized based on the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. Vision periodically assesses the adequacy of its recorded warranty liabilities and adjust the amounts as necessary. Warranty expense is recorded in cost of sales in Vision’s condensed consolidated statement of operations.

Results of Operations (Dollars in thousands, except per share amounts)

Net Sales

In the medical segment, Vision tracks sales of its endoscopes and EndoSheath technology by market. Vision also tracks sales of peripherals and accessories that can be sold to more than one market. Net sales by operating segment and by market/category for the three and nine months ended December 31, 2014 and 2013, respectively, were as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
Market/Category	2014	2013	Change	2014	2013	Change
Urology	$1,995	$2,097	-5%	$5,696	$5,614	1%
ENT	510	386	32%	1,271	1,128	13%
TNE	68	361	-81%	325	944	-66%
Pulmonology	241	276	-13%	833	757	10%
Repairs, peripherals, and accessories	1,041	466	123%	2,057	1,570	31%
Total medical sales	3,855	3,586	8%	10,182	10,013	2%
Total industrial sales	1,065	921	16%	2,600	2,114	23%
Net sales	$4,920	$4,507	9%	$12,782	$12,127	5%

Net sales increased $0.4 million, or 9%, to $4.9 million for the three months ended December 31, 2014 compared with $4.5 million during the comparable prior-year period. Higher sales in Vision’s medical segment were led by sales to ENT markets and higher revenue from repairs, peripherals and accessories, partially offset by lower sales in Vision’s TNE, urology and pulmonology markets. Industrial segment sales increased 16%, or $0.1 million, to $1.1 million, primarily due to the sale of new products.

Net sales increased $0.7 million, or 5%, to $12.8 million for the nine months ended December 31, 2014 compared with $12.1 million during the prior-year period. During the nine months ended December 31, 2014, Vision’s medical segment’s net sales of $10.2 million increased by $0.2 million, or 2%, as higher revenue from repairs, peripherals and accessories and increased sales to the urology, pulmonology and ENT markets were mostly offset by decreases in sales to the TNE market. Vision’s industrial segment’s net sales of $2.6 million increased by $0.5 million, or 23%, primarily due to the addition of new customers.

The following table summarizes net sales by market/category and by product for Vision’s medical operating segment for the three and nine months ended December 31, 2014 and 2013, respectively:

	Three Months Ended December 31,			Nine Months Ended December 31,
Market/Category	2014	2013	Change	2014	2013	Change
Urology
Endoscopes	$728	$1,219	-40%	$1,991	$3,206	-38%
EndoSheath disposables	1,267	878	44%	3,705	2,408	54%
Total urology market	1,995	2,097	-5%	5,696	5,614	1%
ENT
Endoscopes	510	386	32%	1,271	1,128	13%
TNE
Endoscopes	27	309	-91%	188	788	-76%
EndoSheath disposables	41	52	-21%	137	156	-12%
Total TNE market	68	361	-81%	325	944	-66%
Pulmonology
Endoscopes	197	245	-20%	666	633	5%
EndoSheath disposables	44	31	42%	167	124	35%
Total pulmonology market	241	276	-13%	833	757	10%
Repairs, peripherals, and accessories	1,041	466	123%	2,057	1,570	31%
Total medical sales	$3,855	$3,586	8%	$10,182	$10,013	2%
Product
Endoscopes	$1,462	$2,159	-32%	$4,116	$5,755	-28%
EndoSheath disposables	1,352	961	41%	4,009	2,688	49%
Repairs, peripherals, and accessories	1,041	466	123%	2,057	1,570	31%
Total medical sales	$3,855	$3,586	8%	$10,182	$10,013	2%

Net sales to the urology market of $2.0 million for the three months ended December 31, 2014 decreased by $0.1 million, or 5%, compared with the prior-year period. For the nine months ended December 31, 2014 sales of $5.7 million increased by $0.1 million, or 1%, compared with their prior-year period. Prior to May 2014, Stryker had the rights to market and sell Vision’s cystoscopes, the CST- 5000 Video Cystoscope and the CST-4000 Fiber Cystoscope, and the accompanying EndoSheath technology, peripherals and accessories. During May 2014, Vision began to market and sell the cystoscopes, their EndoSheaths, peripherals and accessories direct in the U.S. Lower sales of endoscopes have resulted from this changeover. However, this decrease has been offset by increased sales of EndoSheath disposables.

Net sales to the ENT market of $0.5 million and $1.3 million for the three and nine months ended December 31, 2014, respectively, increased by $0.1 million, or 32%, and $0.1 million, or 13%, respectively, compared with their prior-year periods. The increase was primarily due to the launch in September 2014 of a new ENT-7000 model that features the smallest diameter insertion tube available at 2.4mm in size.

Net sales to the TNE market of $68 thousand and $0.3 million for the three and nine months ended December 31, 2014, respectively, decreased by $0.3 million, or 81%, and $0.6 million, or 66%, respectively, compared with their prior-year periods. Vision’s salesforce has been focused on the changes in the urology market discussed above, contributing to a decline in sales activity in this market.

Net sales to the pulmonology market of $0.2 million for the three months ended December 31, 2014 decreased by $35 thousand, or 13%, compared with the prior-year period. However, sales for the nine months ended December 31, 2014 of $0.8 million increased by $0.1 million, or 10%, from the same period one year ago. The increase was primarily due to the launch in May 2014 of a new video-based bronchoscope and digital processing unit, the BRS-5100.

Net sales of all repairs, peripherals, and accessories of $1.0 million and $2.1 million for the three and nine months ended December 31, 2014, respectively, increased by $0.6 million, or 123%, and $0.5 million, or 31%, respectively, compared with their prior-year periods, primarily due to increased repairs of ureteroscopes.

Gross Profit (Net Sales Less Cost of Sales)

Gross profit by operating segment for the three and nine months ended December 31, 2014 and 2013, respectively, was as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
Gross Profit	2014	2013	Change	2014	2013	Change
Medical	$1,448	$996	45%	$3,369	$2,770	22%
As percentage of net sales	37.6%	27.8%		33.1%	27.7%
Industrial	455	382	19%	941	883	7%
As percentage of net sales	42.7%	41.5%		36.2%	41.8%
Gross profit	$1,903	$1,378	38%	$4,310	$3,653	18%
Gross profit margin percentage	38.7%	30.6%		33.7%	30.1%

The gross profit margin percentage of 38.7% and 33.7% for the three and nine months ended December 31, 2014, respectively, increased from 30.6% and 30.1% for the prior-year periods, respectively. The increase was primarily due to an improved margin in the medical products segment, resulting from Vision’s direct selling of cystoscopes, their EndoSheaths, peripherals and accessories direct in the U.S., as well as Vision’s cost-improvement efforts.

Operating Expenses (Selling, General, and Administrative (“SG&A”) and Research and Development (“R&D”)

Operating expenses by operating segment for the three and nine months ended December 31, 2014 and 2013, respectively were as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
Operating Expenses	2014	2013	Change	2014	2013	Change
SG&A expenses
Medical	$2,428	$2,120	15%	$6,745	$6,779	-1%
Industrial	332	184	80%	864	625	38%
Total SG&A expenses	2,760	2,304	20%	7,609	7,404	3%
R&D expenses
Medical	588	552	7%	1,465	1,399	5%
Industrial	—	—	—	—	—	—
Total R&D expenses	588	552	7%	1,465	1,399	5%
Total operating expenses	$3,348	$2,856	17%	$9,074	$8,803	3%

Selling, General, & Administrative (“SG&A”) Expenses

Selling, general and administrative (“SG&A”) expenses were $2.8 million for the three months ended December 31, 2014, an increase of $0.5 million, or 20%, compared with the prior-year period. SG&A expenses for the three months ended December 31, 2014 includes approximately $0.5 million of transaction expenses incurred for the proposed merger with Uroplasty. Excluding these transaction expenses, SG&A expenses and total operating expenses were below the prior-year figure. Similarly, for the nine months ended December 31, 2014, SG&A expenses were $7.6 million, an increase of $0.2 million, or 3%, over the comparable prior-year period. Excluding the transaction expenses associated with the proposed merger with Uroplasty, SG&A expenses for the three and nine months ended December 31, 2014 were below the comparable prior-year figures.

Research & Development (“R&D”) Expenses

Research and development (“R&D”) expenses were $0.6 million for the three months ended December 31, 2014, an increase of 7% over the same period last year, primarily attributable to higher product development costs and the timing of expenses. For the nine months ended December 31, 2014, R&D expenses were $1.5 million, an increase of $0.1 million, or 5%, over the same period last year.

Other Expense

Other (expense) income for the three and nine months ended December 31, 2014 and 2013, respectively, were as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
Other Expense	2014	2013	Change	2014	2013	Change
Interest expense, net	(114)	(58)	97%	(303)	(142)	113%
Other, net	(3)	(18)	-83%	(15)	(16)	-6%
Other expense	$(117)	$(76)	54%	$(318)	$(158)	101%

Other expense for the three and nine months ended December 31, 2014 increased compared with their respective comparison periods due to interest expense resulting from a higher amount outstanding of convertible debt-related party and the amortization of debt discount.

Net Loss

Net loss of $(1.6) million for the three months ended December 31, 2014 was unchanged from the prior-year period, as higher gross margin was offset by higher SG&A expenses. SG&A expenses for the three months ended December 31, 2014 included approximately $0.5 million of transaction expenses incurred for the proposed merger with Uroplasty. Net loss of $(5.1) million for the nine months ended December 31, 2014 improved from $(5.3) million in the prior-year period as a result of higher gross margin partially offset by higher SG&A expenses resulting from the transaction expenses incurred for the proposed merger.

Net Loss per Common Share – Basic and Diluted

Net loss per basic and common share remained unchanged at $(0.03) per share for the three months ended December 31, 2014 and December 31, 2013, and was $(0.11) per share for the nine months ended December 31, 2014 and $(0.12) per share for the nine months ended December 31, 2013.

Liquidity, Capital Resources, and Outlook

The following table summarizes selected financial information as of December 31, 2014 and March 31, 2014:

	December 31, 2014	March 31, 2014
Cash and cash equivalents	$1,548	$1,237
Accounts receivable, net	$4,056	$3,818
Inventories, net	$4,314	$4,194
Working capital	$6,566	$6,863

Vision’s cash and cash equivalents, availability of $1.0 million on the 2014 Note and availability of $2.5 million on the Existing Letter Agreement are its principal sources of liquidity. Cash and cash equivalents at December 31, 2014 were $1.5 million compared with $1.2 million at March 31, 2014. Working capital was $6.6 million at December 31, 2014 compared with $6.9 million at March 31, 2014.

For the nine months ended December 31, 2014, Vision used $3.7 million of net cash in its operating activities, an improvement of $0.8 million compared with $4.5 million in the prior-year period. As a result, for the nine months ended December 31, 2014 Vision issued $4.0 million in convertible debt-related party compared with $5.0 million in the prior-year period.

Vision has incurred transaction expenses of approximately $0.5 million in relation to the proposed merger with Uroplasty. Additional significant expenses will be incurred through the close of the merger transaction.

Outlook

Vision has incurred substantial operating losses since its inception and there can be no assurance that it will ever achieve or sustain a profitable level of operations in the future. Vision anticipates that it will continue to incur negative cash flows from operations during fiscal 2015, driven by continued investment in a direct sales force for the U.S. market, spending for marketing, revitalizing a research and development pipeline, and general business operations. As of December 31, 2014, Vision had cash and cash equivalents totaling approximately $1.5 million. Vision expects that its cash at December 31, 2014, together with the $1.0 million of capital available to it under the 2014 Note as of December 31, 2014, plus the $2.5 million of capital to be made available to it under the Existing Letter Agreement, should be sufficient to fund its operations through at least December 31, 2015. However, if Vision’s performance expectations fall short (including its failure to generate expected levels of sales) or its expenses exceed expectations, or if the commitments under the 2014 Note or the Existing Letter Agreement become unavailable, Vision will need to secure additional financing and/or reduce its expenses to continue its operations. Vision’s failure to do so would have a material adverse impact on its prospects and financial condition. There can be no assurance that any contemplated additional financing will be available on terms acceptable to Vision, if at all. If required, Vision believes it would be able to reduce its expenses to a sufficient level to continue to operate as a going concern.

Off-Balance Sheet Arrangements

At December 31, 2014, Vision had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Results of Operations for the fiscal year ended March 31, 2014

(Dollars in thousands, except per share amounts)

Net Sales

In the medical segment, Vision tracks sales of its endoscopes and EndoSheath technology by market. Vision also tracks sales of peripherals and accessories that can be sold to more than one market. Net sales by operating segment and by market/category for fiscal years 2014 and 2013 were as follows:

	Fiscal Year Ended March 31,
Market/Category	2014	2013	Change
Urology	$7,988	$5,439	47%
ENT	1,737	1,896	-8%
TNE	1,189	1,019	17%
Pulmonology	1,107	789	40%
Spine	—	440	-100%
Repairs, peripherals, and accessories	2,112	2,047	3%
Total medical sales	$14,133	$11,630	22%
Borescopes	2,247	2,745	-18%
Repairs	728	912	-20%
Total industrial sales	$2,975	$3,657	-19%
Net sales	$17,108	$15,287	12%

Net sales increased $1.8 million, or 12%, in fiscal 2014 to $17.1 million compared to $15.3 million in fiscal 2013. During fiscal 2014, Vision’s medical segment’s net sales of $14.1 million increased by $2.5 million, or 22%, primarily attributable to solid growth in the urology market ($2.5 million). Vision’s industrial segment’s net sales of $3.0 million decreased by $0.7 million, or 19%, primarily attributable to lower demand for its 2.0 mm video-based borescopes and engine turning tools.

The following table summarizes net sales by market/category and by product for Vision’s medical operating segment for fiscal years 2014 and 2013:

	Fiscal Year Ended March 31, 2014			Fiscal Year Ended March 31, 2013
Market/Category	U.S.	International	Total	U.S.	International	Total
Urology
Endoscopes	$3,471	$971	$4,442	$1,883	$642	$2,525
EndoSheath disposables	997	2,549	3,546	973	1,941	2,914
Total urology market	4,468	3,520	7,988	2,856	2,583	5,439
ENT
Endoscopes	1,281	456	1,737	1,334	562	1,896
TNE
Endoscopes	850	124	974	804	67	871
EndoSheath disposables	204	11	215	145	3	148
Total TNE market	1,054	135	1,189	949	70	1,019
Pulmonology
Endoscopes	543	338	881	277	369	646
EndoSheath disposables	58	168	226	34	109	143
Total pulmonology market	601	506	1,107	311	478	789
Spine
Endoscopes	—	—	—	440	—	440
Repairs, peripherals, and accessories	1,452	660	2,112	1,377	670	2,047
Total medical sales	$8,856	$5,277	$14,133	$7,267	$4,363	$11,630
Product
Endoscopes	$6,145	$1,889	$8,034	$4,738	$1,640	$6,378
EndoSheath disposables	1,259	2,728	3,987	1,152	2,053	3,205
Repairs, peripherals, and accessories	1,452	660	2,112	1,377	670	2,047
Total medical sales	$8,856	$5,277	$14,133	$7,267	$4,363	$11,630

Net sales to the urology market in fiscal 2014 increased by $2.5 million, or 47%, as compared to fiscal 2013. The year-over-year growth was primarily attributable to higher sales of Vision’s endoscopes and EndoSheath technology products to Stryker ($1.7 million) and its international distributors ($0.9 million). The adoption of Vision’s EndoSheath technology in Vision’s international markets continues to be strong and a growth driver for Vision’s business as evidenced by the sales increase of $0.6 million, or 31%, in fiscal 2014 as compared to fiscal 2013.

Net sales to the ENT market in fiscal 2014 decreased by $0.2 million, or 8%, as compared to fiscal 2013. The decline was primarily attributable to a worldwide softening of demand for Vision’s ENT fiberscopes ($0.2 million). Vision did, however, realize 5% growth in sales of its videoscope platform driven by the introduction of its 7000 series digital processing unit in fiscal 2014 as compared to fiscal 2013.

Net sales to the TNE market in fiscal 2014 increased by $0.2 million, or 17%, as compared to fiscal 2013. An increase in demand for Vision’s EndoSheath technology contributed to the year-over-year growth ($0.1 million). Vision’s effort to drive awareness of the efficacy and safety of its EndoSheath technology and increase utilization resulted in the 41% unit volume growth in fiscal 2014.

Net sales to the pulmonology market in fiscal 2014 increased by $0.3 million, or 40%, as compared to fiscal 2013. The year-over-year growth was primarily attributable to strong demand for Vision’s video platform (video-based bronchoscope and digital processing unit) in the U.S. ($0.2 million). Vision also achieved 55% unit volume growth of its EndoSheath technology in fiscal 2014 as compared to fiscal 2013 as it continues to increase its installed base in the U.S. and drive further adoption of its sterile endoscopic solution.

Vision did not sell any surgical endoscope systems to SpineView during the fiscal year. In December 2012, SpineView received 510(k) clearance from the Food and Drug Administration (“FDA”) to use Vision’s system for spine applications. With this clearance and the units supplied in fiscal 2013, SpineView has been conducting clinical preference trials for minimally invasive spine surgeries and seeking reimbursement for the procedure. As a result, Vision did not anticipate any sales in fiscal 2014 nor does it expect any shipments in fiscal 2015.

Net sales of all repairs, peripherals, and accessories in fiscal 2014 increased by $0.1 million, or 3%, as compared to fiscal 2013. The year-over-year growth was primarily attributable to an increase in sales of Vision’s peripherals and accessories in the international markets ($0.1 million).

Gross Profit (Net Sales Less Cost of Sales)

Gross profit by operating segment for fiscal years 2014 and 2013 was as follows:

	Fiscal Year Ended March 31,
Gross Profit	2014	2013	Change
Medical	$3,469	$3,102	12%
As percentage of net sales	24.5%	26.7%	-2.2%
Industrial	1,029	1,240	-17%
As percentage of net sales	34.6%	33.9%	0.7%
Gross profit	$4,498	$4,342	4%
Gross margin percentage	26.3%	28.4%	-2.1%

The gross margin percentage was 26.3% in fiscal 2014 compared to 28.4% in fiscal 2013. The year-over-year decline was primarily attributable to an inventory charge of $0.6 million to write-off slow moving and obsolete materials (gross margin percentage point impact of 3.5% in fiscal 2014). In the fourth quarter of fiscal 2014, Vision rendered older products obsolete and reduced excess inventory in preparation for launching its latest generation products in fiscal 2015.

Operating Expenses (Selling, General, and Administrative (“SG&A”) and Research and Development (“R&D”))

Operating expenses by operating segment for fiscal years 2014 and 2013 were as follows:

	Fiscal Year Ended March 31,
Operating Expenses	2014	2013	Change
SG&A expenses
Medical	$8,803	$9,663	-9%
Industrial	1,038	1,336	-22%
Total SG&A expenses	9,841	10,999	-11%
R&D expenses
Medical	2,101	1,820	15%
Industrial	—	—	—
Total R&D expenses	2,101	1,820	15%
Total operating expenses	$11,942	$12,819	-7%

SG&A Expenses

SG&A expenses were $9.8 million in fiscal 2014, representing a decrease of $1.2 million, or 11%, as compared to fiscal 2013. The year-over-year decrease was primarily attributable to the following:

•	Lower stock-based compensation expense ($0.8 million). The fiscal 2014 period benefited from the reversal of $0.3 million of stock-based compensation expense for Vision’s former President and Chief Executive Officer, Cynthia F. Ansari; and
•	Lower corporate salaries and benefits expenses ($0.4 million). Vision recorded a one-time severance pay of $0.3 million for its former EVP, Corporate Development and Chief Financial Officer, Katherine L. Wolf, in the second quarter of fiscal 2013, which was not repeated in the current fiscal year.

R&D Expenses

R&D expenses were $2.1 million in fiscal 2014, representing an increase of $0.3 million, or 15%, as compared to fiscal 2013. The year-over-year increase was primarily attributable to the following:

•	Higher product development costs for Vision’s next generation bronchoscope ($0.1 million); and
•	Higher engineering costs ($0.2 million). Vision improved the stability and reliability of its next generation digital processing unit, the DPU-7000, which it launched in March 2013 and introduced at a trade show in April 2013.

Other (Expense) Income

Other (expense) income for fiscal years 2014 and 2013 was as follows:

	Fiscal Year Ended March 31,
Other (Expense) Income	2014	2013	Change
Interest income	$1	$4	-75%
Interest expense	(192)	(503)	-62%
Debt cost expense	(43)	(272)	-84%
Loss on extinguishment of debt	—	(1,244)	-100%
Other, net	(24)	(53)	-55%
Other expense	$(258)	$(2,068)	-88%

Other expense was $0.3 million in fiscal 2014, representing a decrease of $1.8 million, or 88%, as compared to fiscal 2013. In connection with the termination of the previous debt arrangements with its Chairman, Vision wrote-off the remaining deferred debt cost balance of $1.2 million at September 19, 2012 and classified the transaction as a loss on the extinguishment of debt in fiscal 2013.

Liquidity and Capital Resources

The following table summarizes selected financial information and statistics as of March 31, 2014 and 2013:

	March 31,
	2014	2013
Cash and cash equivalents	$1,237	$788
Accounts receivable, net	$3,818	$3,624
Inventories, net	$4,194	$5,158
Working capital	$6,863	$6,957

Vision’s cash and cash equivalents is its principal source of liquidity. Cash and cash equivalents at March 31, 2014 were $1.2 million compared to $0.8 million at March 31, 2013. Working capital was $6.9 million at the end of fiscal 2014 compared to $7.0 million at the end of fiscal 2013. The decrease in working capital was primarily attributable to lower inventories, partially offset by higher cash and accounts receivable balances. Given Vision’s limited capital resources, it continues to focus its efforts on reducing its days sales outstanding while maintaining an adequate level of inventory.

In fiscal 2014, Vision used $5.9 million of net cash in its operating activities compared to $9.6 million in fiscal 2013. The improvement in cash used in operations was primarily attributable to higher accounts receivable collections during fiscal 2014 (a favorable change of $1.3 million) and reduced spend on inventories (a favorable change of $2.1 million) compared to fiscal 2013. In addition, Vision achieved a 27% improvement in net loss ($2.8 million) in fiscal 2014, as compared to fiscal 2013, resulting from a higher gross profit ($0.2 million) and lower operating expenses ($0.9 million).

In fiscal 2014, Vision used $50 thousand of net cash from its investing activities compared to $90 thousand in fiscal 2013. The decrease was primarily attributable to lower capital expenditures during fiscal 2014.

In fiscal 2014, Vision provided $6.4 million of net cash from its financing activities compared to $7.9 million in fiscal 2013, of which $6.5 million and $7.0 million, respectively, was provided by related party debt notes. The decrease was primarily attributable to the net proceeds from the sale of common stock to LPC during fiscal 2013 ($0.9 million).

Contractual Obligations

The following table summarizes Vision’s significant contractual commitments as of March 31, 2014 and the effects such commitments are expected to have on its liquidity and cash flows in future periods.

	Payments Due by Period
Contractual Obligation	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Convertible debt—related party	$23,500	$—	$—	$23,500	$—
Office lease commitments	667	471	196	—	—
Capital lease obligations	22	22	—	—	—
Total contractual obligations	$24,189	$493	$196	$23,500	$—

Contractual commitments in the table above represent future cash obligations that are legally binding and enforceable under agreements with third parties. These amounts relate to future minimum payments under Vision’s convertible debt and operating and capital leases. Vision expect to be able to meet its obligations in the ordinary course.

Off-Balance Sheet Arrangements

At March 31, 2014, Vision had no off-balance sheet arrangements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2014 and the nine months ended December 31, 2014 combine the historical consolidated statements of operations of Uroplasty and Vision, giving effect to the merger as if it had been consummated on April 1, 2013, the beginning of the earliest period presented. The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Uroplasty and Vision, giving effect to the merger as if it had been consummated on December 31, 2014. Subject to shareholder and regulatory approvals, the merger is expected to close in the first half of calendar year 2015.

Uroplasty and Vision entered into the merger agreement, pursuant to which Uroplasty will merge with and into Merger Sub, a wholly-owned subsidiary of Vision. Merger Sub will be the surviving company in the merger, will change its name to Uroplasty, LLC, and Vision will continue to be the sole member of the surviving company. After the merger, Vision and its consolidated subsidiaries, including the surviving company and its subsidiaries, will operate as a combined company under the name Cogentix Medical, Inc.

At the effective time of the merger, each Uroplasty share will be cancelled and converted into the right to receive 3.6331 Vision shares, subject to adjustment to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Uroplasty shares or Vision shares prior to the completion of the merger. Immediately after the consummation of the merger, Uroplasty shareholders, in the aggregate, will own approximately 62.5% of the combined company’s common shares.

After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Uroplasty to be the “accounting acquirer” for purposes of the preparation of the pro forma combined financial information. Since Vision will issue its common shares to holders of Uroplasty common stock, Vision is the “legal acquirer”. Accordingly, the merger will be accounted for as a reverse acquisition and Uroplasty will allocate the consideration deemed given by Uroplasty to complete the merger with Vision to the fair value of Vision's tangible and intangible assets and liabilities at the merger date, with the excess purchase price being recorded as goodwill. In accordance with reverse acquisition accounting, the consolidated financial statements of Uroplasty will be the predecessor and reflect the merger with Vision beginning with the day of the merger.

The pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the merger had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations or financial position of the combined company.

As of the date of this joint proxy statement/prospectus, Uroplasty has not completed the detailed valuation studies necessary to determine the fair values of the Vision assets and liabilities, nor has it identified all adjustments necessary to conform Vision's accounting policies to Uroplasty's accounting policies. A final determination of the fair value of Vision's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Vision that exist as of the date of completion of the merger. Additionally, the value of the consideration deemed (for accounting purposes only) to be given by Uroplasty to complete the merger will be determined based on the trading price of Uroplasty’s common stock at the time of the completion of the merger rather than the closing share price on February 9, 2015 used to determine the purchase price for illustrative purposes in the Unaudited Pro Forma Condensed Combined Financial Statements presented below. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Uroplasty estimated the fair value of Vision's assets and liabilities based on discussions with Vision's management, preliminary valuation studies, due diligence and information presented in public filings. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of Uroplasty and of Vision for the quarterly period ended December 31, 2014, and (ii) the audited consolidated financial statements of Uroplasty and of Vision for the fiscal year ended March 31, 2014, beginning on pages F-1 and F-39.

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended March 31, 2014 (in thousands, except per share)

	UPI	VSCI	Pro forma Adjustments	Note Ref	Pro forma Financials

Net sales	$24,577	$17,108			$41,685
Cost of goods sold	3,050	12,610	580	4(a)	16,240

Gross profit	21,527	4,498	(580)		25,445

Operating expenses:
SG&A	24,674	9,841	543	4(a)	35,058
Research and development	2,151	2,101			4,252
	26,825	11,942	543		39,310

Operating loss	(5,298)	(7,444)	(1,123)		(13,865)

Other income (expense):
Interest income	22	1			23
Interest expense		(192)	(1,726)	4(c)	(1,918)
Other, net	(5)	(67)			(72)
	17	(258)	(1,726)		(1,967)

Loss before income taxes	(5,281)	(7,702)	(2,849)		(15,832)

Income tax expense	72	12		4(d)	84

Net loss	$(5,353)	$(7,714)	$(2,849)		$(15,916)

Basic and diluted loss per common share	$(0.25)	$(0.17)			$(0.13)

Weighted average common shares outstanding:
Basic and diluted	21,118	46,155	57,766	4(e)	125,039

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
Nine Months Ended December 31, 2014 (in thousands, except per share)

	UPI	VSCI	Pro forma Adjustments	Note Ref	Pro forma Financials

Net sales	$19,506	$12,782			$32,288
Cost of goods sold	2,323	8,472	435	4(a)	11,230

Gross profit	17,183	4,310	(435)		21,058

Operating expenses:
SG&A	20,280	7,609	407	4(a)	27,075
			(1,221)	4(b)
Research and development	2,226	1,465			3,691
	22,506	9,074	(814)		30,766

Operating loss	(5,323)	(4,764)	379		(9,708)

Other income (expense):
Interest income	6				6
Interest expense		(303)	(1,397)	4(c)	(1,700)
Other, net	(3)	(15)			(18)
	3	(318)	(1,397)		(1,712)

Loss before income taxes	(5,320)	(5,082)	(1,018)		(11,420)

Income tax expense	56			4(d)	56

Net loss	$(5,376)	(5,082)	$(1,018)		$(11,476)

Basic and diluted loss per common share	$(0.25)	$(0.11)			$(0.09)

Weighted average common shares outstanding:
Basic and diluted	21,684	46,317	59,094	4(e)	127,095

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2014 (in thousands)

	UPI	VSCI	Pro Forma Adjustments	Note Ref	Pro Forma Financials
Assets
Current assets:
Cash and cash equivalents	$8,704	$1,548			$10,252
Accounts receivable, net	2,567	4,056			6,623
Inventories	438	4,314	148	4(f)	4,900
Other	449	513			962
Total current assets	12,158	10,431	148		22,737

Property, plant, and equipment, net	947	922			1,869

Goodwill			17,685	4(g)	17,685

Other intangible assets, net	96		11,000	4(h)	11,096

Other, net		67			67

Deferred tax assets	127			4(j)	127

Total assets	$13,328	$11,420	$28,833		$53,581

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,193	$2,064			$3,257
Income tax payable	24				24
Accrued liabilities	2,599	1,483	2,409	4(i)	6,491
Deferred revenue		318	(136)	4(k)	182

Total current liabilities	3,816	3,865	2,273		9,954

Deferred tax liability				4(j)
Convertible debt - related party, net		26,522	(8,994)	4(l)	17,528
Deferred revenue, net of current portion		13	(6)	4(k)	7
Other	721				721

Total liabilities	4,537	30,400	(6,727)		28,210

Shareholders’ equity:
Common stock	221	484	(221)	4(m)	1,288
			804	4(m)
Additional paid-in capital	58,786	103,245	(103,245)	4(m)	75,459
			16,673	4(m)
Treasury stock at cost		(85)	85	4(m)
Accumulated deficit	(49,550)	(122,624)	122,624	4(m)	(50,710)
			(1,160)	4(m)
Accumulated other comprehensive loss	(666)				(666)

Total shareholders’ equity	8,791	(18,980)	35,560		25,371

Total liabilities and shareholders’ equity	$13,328	$11,420	$28,833		$53,581

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

Uroplasty, Vision and Merger Sub have entered into the Agreement and Plan of Merger, dated as of December 21, 2014, pursuant to which Uroplasty will merge with and into Merger Sub, a wholly-owned subsidiary of Vision. Merger Sub will be the surviving company in the merger, will change its name to Uroplasty, LLC, and Vision will continue to be the sole member of the surviving company. After the merger, Vision and its consolidated subsidiaries, including the surviving company and its subsidiaries, will operate as a combined company under the name Cogentix Medical, Inc.

At the effective time of the merger, each Uroplasty share will be cancelled and converted into the right to receive 3.6331 Vision shares, subject to adjustment to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Uroplasty shares or Vision shares prior to the completion of the merger. Immediately after the consummation of the merger, Uroplasty’s shareholders, in the aggregate, will own approximately 62.5% of the combined company’s common shares.

In addition, as of immediately prior to the effective time of the merger, each option to acquire Uroplasty shares that is then outstanding will be exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger, that number of Vision shares that is equal to the product of the number of Uroplasty shares subject to the option multiplied by 3.6331, rounded down to the nearest whole number of Vision shares, at an exercise price per Vision share of common stock equal to the quotient obtained by dividing the per share exercise price of the Uroplasty option by 3.6331, rounded up to the nearest whole cent. All outstanding Vision options and warrants granted prior to the date of the Merger Agreement will retain the same number of shares and exercise price. The Vision options will become fully exercisable as a result of the consummation of the merger.

Concurrently with the execution of the merger agreement, Vision and Lewis C. Pell, the Chairman of the Vision board of directors, entered into amendments to all of the convertible promissory notes and warrants held by Mr. Pell. The amendments to Mr. Pell’s convertible promissory notes extend the maturity date of each note from the fifth anniversary of their issuance dates to the fifth anniversary of the effective date of the merger or an earlier change of control (as defined in the amendments). Except as provided below, the amendments to Mr. Pell’s convertible promissory notes also prevent the notes from being converted until after three years following the effective date of the merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on the common stock in cash or other property other than common stock. The convertible promissory notes may be converted earlier prior to a change in control or in connection with Vision’s prepayment of the convertible promissory notes. The convertible promissory notes as amended may be prepaid, at the option of the combined company and upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Interest on the amended convertible promissory notes is payable on the maturity date or upon repayment or conversion of all or any portion of the principal under the note. The amended convertible promissory notes are subordinated to loans incurred by the combined company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

The amendments to the warrants held by Mr. Pell extend the period during which the warrants may be exercised to the later of (i) the maturity date of the amended convertible promissory notes or (ii) the date that the amended convertible promissory notes are paid in full or converted into shares of Vision common stock in accordance with their terms. The warrants may be exercised effective immediately prior to the closing of an event constituting a change in control (other than the merger).

Note 2. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2014 and the nine months ended December 31, 2014 give effect to the merger as if it had been completed on April 1, 2013. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2014 gives effect to the merger as if it had been completed on December 31, 2014.

The Unaudited Pro Forma Condensed Combined Financial Statements have been derived from the historical consolidated financial statements of Uroplasty and Vision that are included in this joint proxy statement/prospectus. Based on Uroplasty's preliminary review of Vision's summary of significant accounting policies and preliminary discussions with management teams of Uroplasty and Vision, the nature and amount of any adjustments to the historical financial statements of Vision to conform its accounting policies to those of Uroplasty are not expected to be material. Upon completion of the merger, further review of Vision's accounting policies and financial statements may result in revisions to Vision's policies and classifications to conform to those of Uroplasty.

Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements. Since the Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded as of the time the merger is completed may differ materially from the information presented.

The merger is reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as an acquisition of Vision by Uroplasty in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting with Uroplasty as the accounting acquirer. Since Vision is the “legal acquirer”, the merger will be accounted for as a reverse acquisition. Under these accounting standards, Uroplasty’s deemed total estimated purchase price for Vision is calculated as described in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements, and the assets acquired and the liabilities assumed of Vision are measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Uroplasty has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the merger is completed, and the final amounts recorded for the merger may differ materially from the information presented.

Estimated transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as an increase to accrued liabilities and an increase to accumulated deficit.

Uroplasty and Vision expect to incur significant costs associated with integrating the operations of Uroplasty and Vision after the merger is completed. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not include one-time costs directly attributable to the transaction, employee retention or severance costs, or professional fees incurred or to be incurred by Uroplasty or Vision pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

Note 3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the merger consideration to be transferred to effect the merger (in thousands):

Total
Deemed (for accounting purposes only) issuance of Uroplasty common stock to Vision shareholders	$17,288
Deemed (for accounting purposes only) replacement of Vision stock options	$323
Deemed (for accounting purposes only) replacement of Vision warrants	$129
Total consideration	$17,740

The consideration deemed transferred to Vision is calculated as the amount of shares Uroplasty would have had to issue to Vision Shareholders to provide for the same ownership ratio as results from the merger. Based on Uroplasty’s closing share price of $1.30 on February 9, 2015, the merger consideration under reverse acquisition accounting would be approximately $17.7 million, consisting of $17.3 million for the deemed (for accounting purposes only) issuance of 13.3 million shares of Uroplasty common stock (using the exchange ratio of 3.6331), and $0.4 million for the deemed (for accounting purposes only) replacement of Vision equity stock options and warrants. The outstanding Vision stock options and warrants will be deemed (for accounting purposes only) to be replaced by Uroplasty stock options and warrants solely for calculating the purchase price consideration. The replacement stock options and warrants represent the fair value of such options warrants attributable to service prior to the merger date using the current stock price as an input to the Black Scholes valuation model to determine the fair value of the options. All Vision stock options became 100% vested on the closing of the merger.

The estimated value of the merger consideration reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent the actual value of the merger consideration that will be deemed to be received by Vision’s shareholders when the merger is consummated. The fair value of equity securities issued as part of the merger consideration will be measured on the closing date of the merger at the then-current market price of Uroplasty’s common stock. This requirement will likely result in a per share equity component different from the $1.30 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and that difference may be material. For example, an increase or decrease by 10% in the Uroplasty common stock price on the closing date of the merger from the common stock price assumed in these Unaudited Pro Forma Condensed Combined Financial Statements would increase or decrease the value of the merger consideration by approximately $1.8 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease to goodwill, offset with a decrease or increase to shareholders’ equity.

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes unaudited pro forma adjustments to reflect the fair values of Vision's assets and liabilities. The allocation of the preliminary purchase price is as follows (in thousands):

Current assets	$10,579
Property and equipment	922
Goodwill	17,685
Other intangible assets	11,000
Other assets	67
Total assets	40,253
Current liabilities	4,978
Convertible notes payable	17,528
Other noncurrent	7
Total liabilities	22,513
Estimated purchase price	$17,740

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a) Amortization.    The adjustment to amortization expense recorded in cost of sales (COS) and in selling, general and administrative (SG&A) expense, is a result of the fair market value adjustments to assets acquired. The estimated fair value of amortizable intangible assets of $11.0 million is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 3 to 10 years, subject to the completion of the purchase price allocation. The weighted-average useful life of amortizable intangibles is approximately 9.9 years. The amortization expense adjustment is based on the useful lives of the acquired Vision amortizable intangible assets. The preliminary purchase price allocation to intangible assets and the impact on amortization is as follows (in thousands):

	December 31, 3014	Pro Forma	Pro Forma Adjustments to Amortization Expense
	Pro Forma Adjustments	Useful Lives (years)	Year Ended March 31, 2014	Nine Months Ended December 31, 3014
Goodwill	$17,685	N/A
Developed technology	5,800	10	$580	435
Trade name	100	3	33	25
Customer relationships	5,100	10	510	382
Total	$28,685		1,123	842

The amortization of developed technology is included in COS. The amortization of trade name and customer relationships is included in SG&A expense. The preliminary measurements of fair value reflected are subject to change. Such changes could be significant to the fair value and to the related amortization. For example, a 20% change in the purchase price allocation to developed technology, trade name or customer relationships would result in a $116,000, $7,000 or $102,000, respectively, change in annual amortization.

Fair market value adjustments and changes to estimated useful lives for Vision’s property, plant and equipment are not expected to be significant and accordingly, no adjustments have been made to Vision’s recorded amount of property, plant and equipment or depreciation. This preliminary assessment is subject to change. Such change could be significant to the fair value and to the related depreciation.

(b) Transaction costs.    Total Uroplasty transaction costs related to the merger have been estimated to be $1.9 million, of which $0.8 million were expensed within the consolidated statement of operations for the nine months ended December 31, 2014. Total Vision transaction costs related to the merger have been estimated to be $1.7 million, of which $0.4 million were expensed within the consolidated statement of operations for the nine months ended December 31, 2014. No transaction costs were incurred by either Uroplasty or Vision for the year ended March 31, 2014. These estimated transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations as they reflect charges directly related to the merger that do not have an ongoing impact. The impact of the estimated transaction costs is included in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet.

(c) Interest expense.    Represents amortization to interest expense of debt discount recorded to value the convertible notes payable at its preliminary estimated fair value. Interest and principle are not currently payable. See footnote 4(l) for additional information.

(d) Income tax expense.    Uroplasty and Vision each had net operating loss carryforwards (NOLs) as of December 31, 2014, with full valuation allowances established against the related deferred tax asset. Accordingly, no income tax benefit was reflected on the loss before incomes taxes resulting from the pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Operations.

(e) Shares outstanding.    The unaudited pro forma weighted average number of basic shares outstanding is calculated for each period presented by adding Uroplasty’s weighted average number of basic shares outstanding for that period, adjusted by applying the conversion ratio of 3.6331, to the number of Uroplasty shares, adjusted by applying the conversion ratio, that would have been deemed issued to Vision shareholders as a result of the merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Uroplasty's weighted average number of diluted shares outstanding for that period, adjusted by applying the conversion ratio of 3.6331, to the number of Uroplasty shares, adjusted by applying the conversion ratio, that would have been deemed issued to Vision shareholders as a result of the merger, as well as shares related to the deemed assumption by Uroplasty of Vision stock options and warrants. Due to the pro forma combined net loss for the year ended March 31, 2014 and the nine months ended December 31, 2014, diluted common shares were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(f) Inventories.    Represents the unaudited pro forma adjustment to reflect the increase in the preliminary fair value of Vision's inventories balance at December 31, 2014 at current market prices of approximately $4.5 million, a step-up of $148,000 from the carrying value. After the merger closing date, the step-up will increase cost of sales over approximately two months as the inventory is sold. The amortization is not included in the accompanying pro forma condensed consolidated statements of operations as it is considered a nonrecurring charge that will be included in the statement of operations within twelve months following the transaction. The preliminary measurements of fair value reflected are subject to the change. Such changes could be significant to the fair value and to the related amortization.

(g) Goodwill.    Reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Vision's identifiable assets acquired and liabilities assumed and is not amortized. The estimated purchase price of the transaction, based on the closing price of Uroplasty’s common stock on February 9, 2015, and the excess purchase price over the fair value of the identifiable net assets acquired is calculated as follows (in thousands):

Preliminary purchase price	$17,740
Less: fair value of net assets acquired	55
Pro forma goodwill adjustment	$17,685

(h) Other intangible assets.    Represents the unaudited pro forma adjustment to reflect the preliminary estimated fair value of Vision's other intangibles of approximately $11.0 million. The intangibles consist of developed technology of $5.8 million, trade name of $0.1 million and customer relationships of $5.1 million. The preliminary measurements of fair value reflected are subject to change. Such changes could be significant to the fair value and to the related amortization. See footnote 4(a) for further information on intangible assets.

(i) Accrued expenses.    The adjustment amount represents an increase to accrued liabilities of $2.4 million due to estimated transaction fees to be incurred.

(j) Deferred income taxes.    Vision’s deferred tax liabilities are primarily related to the estimated fair value adjustments for intangibles other than goodwill, established in connection with the merger. Vision’s deferred tax assets are primarily related to NOLs. Vision has very substantial NOLs that are limited by IRS Section 382 due to change in control. IRS Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. The company has performed a preliminary analysis of the NOLs that are available annually to be used against taxable income. The company scheduled by year the taxable income generated by reversal of the deferred tax liabilities and established a deferred tax asset for the NOLs that would be utilized by the taxable income generated. The company established a valuation allowance for the rest of the NOLs. Deferred tax assets and liabilities were established at an estimated combined federal and state rate of 40%. Uroplasty and Vision will perform a more detailed analysis of expected future tax rates, NOLs and related IRS Section 382 limitations, and scheduling of taxable income. After such detail analysis, the related deferred income taxes and goodwill amounts may differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. The resulting deferred tax liability of $4.5 million and deferred tax asset of $4.5 million were netted to zero on the balance sheet since the deferred tax liability and deferred tax asset are both long term and in the same tax jurisdiction.

(k) Deferred revenue.    Represents the unaudited pro forma adjustment to reflect the decrease in the preliminary fair value of Vision’s deferred revenue balance at December 31, 2014, based on the cost of fulfillment plus a normal profit margin, to approximately $189,000, a reduction of $142,000 from the carrying value. After the merger closing date, the adjustment will be amortized as a reduction in revenue over approximately eleven months as the services are performed. The impact is not included in the accompanying pro forma condensed consolidated statements of operations as it is considered a nonrecurring charge that will be included in the statement of operations substantially within twelve months following the transaction. The provisional measurements of fair value reflected are subject to change. Such changes could be significant to the fair value and to the related amortization.

(l) Convertible notes payable.    The terms of the notes include interest at 1.07% and are convertible into 25.2 million common shares of Vision at a price of $1.11 (compared to Vision equivalent share price of $0.36 on February 9, 2015). Other terms are described in footnote 1. The Company has performed a preliminary assessment of the fair value of the debt based on an estimated market rate of interest after considering the preliminary estimated value of the conversion feature. The resulting estimated fair value results in a discount of $9.0 million from the Vision carrying value at December 31, 2014.

(m) Shareholders' equity.    Under reverse acquisition accounting, the amount of common stock reflects the equity structure of the legal acquirer (the par value and the number of shares issued by Vision). The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the elimination of Uroplasty's historical common stock and the recognition of approximately 128.8 million shares of Vision common stock that will be issued and outstanding upon completion of the merger ($1,288,000 of common stock at $0.01).

Amounts in additional paid-in capital represent that of Uroplasty adjusted to reflect the additional fair value of Vision related to Uroplasty shares deemed (for accounting purposes) issued, less the par value of the shares of Vision outstanding after the combination and includes $452,000 to reflect the portion of the purchase price related to the total estimated fair value of Vision stock options and warrants outstanding as of December 31, 2014.

Vision treasury stock of $85,000 as of December 31, 2014 has been eliminated with an offset to additional paid-in capital.

Accumulated deficit represents that of Uroplasty as the accounting acquirer and was increased by $1.2 million for estimated Uroplasty transaction costs to be incurred after December 31, 2014.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the terms of the merger agreement, the board of directors of the combined company will consist of eight directors, including all five current members of the Uroplasty board of directors and three current members of the Vision board of directors. Accordingly, the following three of Vision’s current six directors will resign effective upon completion of the merger: David W. Anderson, Katsumi Oneda and John Rydzewski.

Upon completion of the merger, Robert C. Kill, Uroplasty’s current Chairman of the Board, President and Chief Executive Officer, will serve as Chairman of the Board, President and Chief Executive Officer of the combined company, Brett A. Reynolds, Uroplasty’s current Senior Vice President, Chief Financial Officer and Corporate Secretary, will serve as Senior Vice President, Chief Financial Officer and Corporate Secretary of the combined company, and Darin Hammers, Uroplasty’s current Senior Vice President, Global Sales and Marketing, will serve as Senior Vice President, Global Sales and Marketing of the combined company. Other officers of the combined company will be chosen from the existing management teams of Uroplasty and Vision. Further, James P. Stauner, will serve as Lead Independent Director of the combined company.

The following table lists the names and ages as of February 9, 2015 and positions of the individuals who are expected to serve as directors and executive officers of the combined company upon completion of the merger:

Name	Age	Title
Robert C. Kill	50	Chairman of the Board, President and Chief Executive Officer
Kenneth H. Paulus	55	Director
Dr. Cheryl Pegus	49	Director
Lewis C. Pell	71	Director
Kevin H. Roche	64	Director
James P. Stauner	60	Lead Independent Director
Sven A. Wehrwein	64	Director
Howard I. Zauberman	61	Director
Darin Hammers	50	Senior Vice President, Global Sales and Marketing
Brett A. Reynolds	46	Senior Vice President, Chief Financial Officer and Corporate Secretary

Robert C. Kill has been a director of Uroplasty since December 2010, Chairman of the Board of Directors since May 2014, and served as Uroplasty’s interim Chief Executive Officer from April 2013 until appointed as Uroplasty’s President and Chief Executive Officer in July 2013. Since 2012, Mr. Kill has been an Operating Partner with Altamont Capital Partners, a private equity firm. He served as President from 2007 to 2012, as Chairman and CEO from 2009 to 2010 while the company was public, and as CEO and a Board member from 2010 to 2012 after it became a private company, of Virtual Radiologic Corporation, a national radiology organization that uses technology to enhance radiologic practice. Prior to joining Virtual Radiologic, Mr. Kill was President of Physicians Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill brings to board of directors of the combined company substantial experience and insight in executive management of rapidly growing public companies, particularly companies focused on healthcare.

Kenneth H. Paulus has been a director of Uroplasty since October 2014. From June 2009 to December 31, 2014, he served as the President and Chief Executive Officer of Allina Health, a healthcare delivery system serving Minnesota and western Wisconsin. He joined Allina Health in 2005 as Chief Operating Officer after serving five years as the President and Chief Executive Officer of HealthOne Care (now Atrius Health System). Mr. Paulus’ extensive knowledge of the healthcare industry and his leadership experience make him well-suited to serve as a member of the board of directors of the combined company.

Dr. Cheryl Pegus, M.D., M.P.H. has been a director of Vision since 2013 and serves as its lead independent director. She is currently the Director, Division of General Internal Medicine and Clinical Innovation, Associate Chair, Clinical Innovation at NYU Langone Medical Center, and Clinical Professor of

Medicine and Population Health at NYU School of Medicine. Dr. Pegus is the President of Caluent, LLC, a healthcare advisory company, a Director of Glytec, a glycemic clinical software organization, and President of the American Heart Association Founder's Affiliate. Previously she was the Chief Medical Officer for Walgreens from and served as the General Manager of Chief Medical Officer for SymCare Personalized Health Solutions, Inc., a J&J start-up company. Dr. Pegus has more than 20 years of clinical practice and industry experience that make her well-suited to serve as a member of the board of directors of the combined company.

Lewis C. Pell is a co-founder of Vision and has been Chairman of the Vision board of directors since 2005. Mr. Pell also briefly served as Vision’s Principal Executive Officer from June 2013 to August 2013. Prior to 2005, Mr. Pell served as Vice-Chairman of the Vision board of directors since 1992. Mr. Pell is a founder or co-founder and chairman and director of several privately held medical device companies and is the chairman of Photomedex, Inc., a publicly-traded dermatology company. We believe Mr. Pell’s extensive experience with Vision and other companies in the medical device industry, particularly his experience serving as a founder and a member of the board of directors of numerous medical device companies, makes him well-suited to serve as a member of the board of directors of the combined company.

Kevin H. Roche has been a director of Uroplasty since May 2014. He currently leads Roche Consulting, LLC, a general health care consulting and investing firm providing strategic, operational, legal and other business advice to industry clients. He previously served as the General Counsel of UnitedHealth Group, later becoming CEO of their Ingenix division. Mr. Roche also served as managing partner at Vita Advisors LLC, a healthcare mergers and acquisition advisory firm. Mr. Roche also served on the board of directors of Virtual Radiologic Corporation from 2008 until 2010. Mr. Roche brings extensive healthcare, operations and legal experience to the board of directors of the combined company.

James P. Stauner has been a director of Uroplasty since August 2006, Chairman of the Board from November 2011 until May 2014, and he was appointed Lead Independent Director in May 2014. Mr. Stauner has over 30 years of experience in the healthcare industry. Since July 2005, he has been an Operating Partner with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held Senior Executive level positions at Cardinal Health, Inc., Allegiance Healthcare and Baxter. Mr. Stauner’s extensive knowledge of the healthcare industry and of the characteristics sought by a private equity firm for investment in the healthcare industry, and experience in operating and managing a medical products business and in finance make him well-suited to serve as a member of the board of directors of the combined company.

Sven A. Wehrwein has been a director of Uroplasty since August 2006. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive). He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts, and SPS Commerce, a supply chain management software company, both of which are publicly traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012. Mr. Wehrwein brings to the board of directors of the combined company substantial financial experience and public and private company board experience.

Howard I. Zauberman is President and Chief Executive Officer and a directors of Vision. Mr. Zauberman has over 30 years of experience as a leader in the medical products industry. Prior to joining Vision, from 2005 to 2012, he was Vice President of Business Development at Henry Schein, Inc., a leading global healthcare distributor serving office based medical practitioners. Mr. Zauberman also served as a Special Venture Partner at Galen Partners, a healthcare growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Prior to this, Mr. Zauberman held senior management positions at ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Mr. Zauberman’s knowledge of Vision and executive leadership in the healthcare industry make him well-suited to serve as a member of the board of directors of the combined company.

Darin Hammers has served as Uroplasty’s Senior Vice President of Global Sales and Marketing since September 2013. From February 2013 until September 2013, he served as Uroplasty’s Vice President of Global Sales. Prior to joining Uroplasty, Mr. Hammers was Vice President of Sales – Bard Medical Division at CR Bard from 2009 to 2013. He held roles of increasing responsibility in sales and sales management with Boston Scientific Corporation from 1996 to 2009.

Brett A. Reynolds has served as Uroplasty’s Senior Vice President, Chief Financial Officer and Corporate Secretary since August 2013. He was the Chief Financial Officer of Synovis Life Technologies, a publicly traded medical device manufacturer, from 2005 to 2012. Following the sale of Synovis Life Technologies to Baxter International in February 2012, Mr. Reynolds served as Site Leader of the former Synovis operations from the date of acquisition through August 2013. Prior to Synovis, Mr. Reynolds served in executive financial positions at Chiquita Processed Foods, LLC, Imation Corp. and Deloitte & Touche LLP.

Director Independence

Prior to completion of the merger, the Vision board of directors will affirmatively determine which of the eight individuals that will serve as directors of the combined company is an “independent director” as defined under the Listing Rules of The NASDAQ Stock Market. The Listing Rules of The NASDAQ Stock Market provide a list of disqualifying criteria for the independence determination. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or interim chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. Based on information provided by the directors and by Uroplasty and Vision with regard to each of the eight individuals expected to serve as a member of the board of directors of the combined company and such individual’s business and personal activities as they may relate to Uroplasty, Vision, the combined company and their respective management, it is anticipated that all of the individuals that will serve as directors of the combined company will be “independent” other than Mr. Kill, Mr. Pell and Mr. Zauberman.

Board Leadership Structure of the Combined Company

Upon completion of the merger, Mr. Kill will serve as both the Chairman of the combined company board of directors and the President and Chief Executive Officer of the combined company, and Mr. Stauner will serve as Lead Independent Director of the combined company board of directors. The benefits of having Mr. Kill serve as both Chairman and Chief Executive Officer of the combined company include: (1) the enhancement of the alignment between the board and management in strategic planning and execution as well as operational matters, (2) the avoidance of confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlining board process in order to conserve time for the consideration of the important matters the board needs to address.

The role of “Lead Independent Director” can assist the non-management members of the combined company board of directors in the fulfilling their oversight and guidance of the combined company. The role of Lead Independent Director should enhance the responsible functioning of each director in carrying out his or her fiduciary obligations to the combined company and its shareholders. The role of Lead Independent Director will not replace the open and direct channels of communication among directors and between directors and the management of the combined company. Nor shall the Lead Independent Director assume the duties and responsibilities allocated to the standing committees of the combined company board of directors and the chairs of such committees under their respective charters or otherwise.

Board Committees of the Combined Company

The board of directors of the combined company will have the same committee structure as Vision prior to the merger and therefore will have an audit committee, a compensation committee and a governance and nominating committee. Each of these committees will operate under a charter that has been previously approved by the Vision board of directors and will have the composition and responsibilities described below. The board of directors of the combined company from time to time may establish other committees to facilitate the management of the company and may change the composition and the responsibilities of the existing committees.

The table below summarizes the anticipated membership of each of the three standing board committees of the combined company after the merger.

Director	Audit	Compensation	Governance and Nominating
Kenneth H. Paulus	—	Chair	Member
Dr. Cheryl Pegus	—	Member	Member
Kevin H. Roche	Member	—	Chair
James P. Stauner	Member	—	—
Sven A. Wehrwein	Chair	Member	—

Audit Committee

The purpose of the audit committee of the combined company is to review the combined company’s audited financial statements with management, review the combined company’s independent registered public accountants’ performance in the annual audit, review audit fees, review fees for the preparation of the combined company’s tax returns, discuss the combined company’s internal accounting control policies and procedures and consider and appoint the combined company’s independent registered public accountants. The audit committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on Vision’s website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

It is anticipated that the audit committee of the combined company will consist of Mr. Wehrwein, Mr. Roche and Mr. Stauner. It is expected that the board of directors of the combined company will determine that each anticipated member of the audit committee will qualify as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market. In addition, it is expected that the board of directors of the combined company will determine that Mr. Wehrwein qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market as a result of his 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive).

Compensation Committee

The purpose of the compensation committee of the combined company is to assist the board of directors of the combined company in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the combined company’s compensation strategy, policies and plans. The compensation committee of the combined company will administer equity plans of the combined company, Vision and Uroplasty. The compensation committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The compensation committee charter is available on Vision’s website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

It is anticipated that the compensation committee of the combined company will consist of Mr. Paulus, Dr. Pegus and Mr. Wehrwein.

Governance and Nominating Committee

The purpose of the governance and nominating committee of the combined company is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the combined company and directors and officers. The governance and nominating committee also assists the board of directors by identifying individuals qualified to become board members, recommends for selection by the board of directors the director nominees to stand for election at the next annual meeting of the company’s shareholders and recommends to the board director nominees for each committee of the board (other than this committee).

When reviewing related party transactions, the governance and nominating committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;
•	the benefit and perceived benefits, or lack thereof, to the company;
•	opportunity costs of alternate transactions; and
•	the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

The governance and nominating committee only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the combined company and shareholders. No related party transactions will be consummated without the approval or ratification of the governance and nominating committee and the disinterested members of the combined company board of directors. Any directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The governance and nominating committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The governance and nominating committee charter is available on Vision’s website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

It is anticipated that the nominating and corporate governance committee of the combined company will consist of Mr. Roche, Mr. Paulus and Dr. Pegus.

Risk Management

The combined company board of directors as a whole will monitor and consider policies to manage risk as part of its regular activities. The combined company committees of the board focus on and manage specific forms of risk and report their activities to the combined company board of directors. The audit committee is primarily responsible for the identification and review of financial risk. The compensation committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. The governance and nominating committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Certain Relationships and Related Person Transactions

It is anticipated that the policies and procedures of the combined company with respect to the review, approval or ratification of related-person transactions will be substantially similar to Vision’s current policies and procedures on such matters.

Vision Related Person Transactions

Vision’s Governance and Nominating Committee reviews related party transactions and only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of Vision and its stockholders. Vision’s policy with respect to transactions in which any of its directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to Vision than could be obtained from unaffiliated third parties and (ii) be approved by the Governance and Nominating Committee and a majority of the uninterested, outside members of the Vision board. It is Vision’s policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest. All related party transactions in fiscal years 2012, 2013 and 2014 and up to the latest practicable date before the printing of this joint proxy statement/prospectus were approved in accordance with Vision’s policy.

Pell Convertible Debt

On September 25, 2013, Vision entered into a $3.5 million revolving convertible promissory note with Mr. Pell. The 2013 note accrues annual interest, payable annually, at the rate of 1.66%. The 2013 note must be repaid in full on or before the fifth anniversary of the issuance date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2013 note upon an event of default, as defined in the 2013 note. The outstanding principal amount of the 2013 note is convertible at any time prior to maturity, at Mr. Pell’s option, into Vision shares at a price of $0.89, the closing bid price of Vision shares on the date of issuance. As of February 9, 2015, Vision had outstanding principal borrowings of $3.5 million under the 2013 note.

On September 19, 2012, Vision entered into a $20.0 million revolving convertible promissory note with Mr. Pell. This “replacement note” (i) consolidated and restructured $15.0 million in aggregate borrowings collectively outstanding under an Amended and Restated Loan Agreement, dated September 30, 2011, between Vision and Mr. Pell and a separate promissory note, dated July 25, 2012, between Vision and Mr. Pell, and (ii) provided for up to $5.0 million in additional borrowings.

The replacement note accrues annual interest, payable annually, at the rate of 0.84%. The replacement note must be repaid in full on or before the fifth anniversary of its issuance, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the replacement note upon an event of default, as defined in the replacement note.

The outstanding principal amount of the replacement note is convertible at any time prior to maturity, at Mr. Pell’s option, into Vision shares at a conversion price of $1.20 per share, which was the closing bid price of Vision shares on the issuance date. As of February 9, 2015, Vision had $20.0 million in outstanding principal borrowings under the replacement note.

On June 16, 2014, Vision entered into a $5.0 million revolving convertible promissory note with Mr. Pell. This 2014 note accrues annual interest, payable annually, at the rate of 1.93%. The 2014 note must be repaid in full on or before the fifth anniversary of its issuance, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2014 note upon an event of default, as defined in the 2014 note. The outstanding principal amount of the 2014 note is convertible at any time prior to maturity, at Mr. Pell’s option, into Vision shares at a price of $1.11, the closing bid price of Vision shares on the date of issuance. As of February 9, 2015, Vision had outstanding principal borrowings of $4.0 million under the 2014 note.

In connection with the Amended and Restated Loan Agreement dated September 30, 2011, Mr. Pell received warrants to purchase an aggregate of 1,880,620 Vision shares at a weighted average exercise price of $1.86 per share. All of the warrants are vested and expire on the later of September 30, 2016 or one year after the termination of the loan agreement and repayment of all amounts due and payable under the loan agreement.

On December 19, 2014, in connection with the merger agreement, Vision and Mr. Pell entered into amendments to all of the convertible notes and warrants, effective as of the effective time of the merger. See “Amendments to Pell Notes and Warrants” on page [•].

In each case, Vision’s Governance and Nominating Committee reviewed the terms of the notes and related agreements and recommended approval to the full Board. The remaining (uninterested) members of the Board determined that these notes and agreements were fair, properly negotiated, and would be at least as favorable to Vision as could have been obtained from unaffiliated third parties, and accordingly, after discussion, they were unanimously approved.

SpineView Development and Supply Agreement

On June 19, 2008, Vision entered into a Development and Supply Agreement with SpineView, Inc., pursuant to which Vision was to develop and supply a charge-coupled device (CCD)-based video endoscope to SpineView for use with SpineView’s products. In September 2010, Vision received a prepayment of $1.4 million from SpineView for the initial firm stocking order of 50 SpineView surgical endoscope systems. Vision recognized $440,000 in revenue for delivery of SpineView surgical endoscope systems in fiscal 2013. Vision did not have any sales to SpineView in fiscal 2014. After exhausting the remaining prepaid balance in fiscal 2013, SpineView began to pay Vision for products supplied.

Mr. Pell, Vision’s Chairman, is the Chairman of the SpineView board of directors and an investor in SpineView. Messrs. Katsumi Oneda and John J. Rydzewski, members of the Vision board of directors, also are investors in SpineView. All transactions with SpineView have been approved in accordance with Vision’s conflict of interest policy.

Uroplasty Related Person Transactions

Uroplasty does not have a formal policy on related party transactions, but it conducts a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to directors and executive officers must be approved by the independent and disinterested members of the Uroplasty board of directors. There were no related party transactions for Uroplasty during fiscal 2012, 2013, 2014 and as of the latest practicable date before the printing of this joint proxy statement/prospectus, there were no related party transactions for Uroplasty during fiscal 2015.

Director Compensation

It is anticipated that at least initially the compensation to be paid to the combined company’s directors after the merger will be substantially similar to the compensation currently paid to members of the Uroplasty board of directors. It is anticipated, however, that the cash and equity non-employee director compensation policies described below will be reviewed by the governance and nominating committee of the board of directors of the combined company following completion of the merger and may be subject to change.

Uroplasty Director Compensation

The fees for each member of the Uroplasty board of directors who is not also an employee of Uroplasty for Uroplasty’s fiscal year ended March 31, 2014, payable quarterly, consist of:

•	an annual $24,000 retainer for each member of the Uroplasty board of directors;
•	annual fees of $4,000 for each member of the compensation committee, $5,000 to each member of the audit committee and $2,000 for each member of the nominating and corporate governance Committee; and
•	annual fees (in addition to the board retainer and committee fees) of $8,000 for the non-executive chairman of the board, $5,000 to the audit committee chair, $4,000 for the compensation committee chair and $2,000 for the nominating and corporate governance committee chair.

Further, at Uroplasty’s 2013 annual meeting of shareholders, each director received (1) a non-qualified stock option to purchase, at an exercise price equal to the closing price on the NASDAQ on such date, a number of shares of Uroplasty’s common stock, rounded up to the nearest 25 shares, such that the option has a grant date value, based upon a Black-Scholes model, equal to $20,000, and (2) the number of shares of restricted stock, rounded up to the nearest 25 shares, as are equal to $15,000 divided by such closing price. The options vest with respect to 100% of the shares on the first anniversary of the date of grant and expire seven years from the date of grant and the restricted stock vests six months from the date of grant.

Uroplasty does not provide any other form of incentive compensation or other form of stock-based or cash based compensation to its directors, and does not provide perquisites or other forms of compensation, although Uroplasty does reimburse directors for out-of-town travel to and from board meetings.

For Uroplasty’s fiscal year ended March 31, 2015, the fees for each member of the Uroplasty board of directors who is not also an employee, payable quarterly, consist of:

•	an annual $24,000 retainer for each member of the Uroplasty board of directors;
•	annual fees of $4,000 for each member of the compensation committee, $5,000 to each member of the audit committee and $2,000 for each member of the nominating and corporate governance committee; and
•	annual fees (in addition to the board retainer and committee fees) of $12,000 for the non-executive chair of the Uroplasty board of directors or lead independent director of the Uroplasty board of directors, $8,000 to the audit committee chair, $5,000 for the compensation committee chair and $3,500 for the nominating and corporate governance committee chair.

Further, at Uroplasty’s 2014 annual meeting of shareholders, each director received a restricted stock grant with the number of shares of restricted stock determined by dividing $35,000 by the closing stock price on the day of the annual meeting, rounded up to the nearest 25 shares. The restricted stock vests six months from the date of grant. It is anticipated that directors will not receive non-qualified stock options in fiscal 2015.

Director Compensation Table – Combined Company Directors from Uroplasty

The following table shows, for each of Uroplasty’s non-employee directors who will be a director of the combined company, information concerning annual compensation earned for services in all capacities during Uroplasty’s fiscal year ended March 31, 2014. Mr. Kill has not received compensation as a director or chairman of the Uroplasty board of directors since April 5, 2013, when he was appointed interim chief executive officer. Mr. Paulus and Mr. Roche became members of the Uroplasty board of directors after April 1, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Options(2)	Total
James P. Stauner	37,000	15,051	20,020	72,071
Sven A. Wehrwein	38,000	15,051	20,020	73,071
Total	$75,000	$30,102	$40,040	$145,142

(1)	Represents the grant date fair value of restricted stock that generates compensation expense of $15,000 (rounded up to the nearest 25 shares).
(2)	Represents the grant date fair value of options to purchase shares of common stock, as computed using the Black-Scholes formula, that generates compensation of approximately $20,000 (rounded up to the nearest 25 shares). For a description of the assumptions in such calculation, see Note 7, Share-based Compensation, to Uroplasty’s audited financial statements included in this joint proxy statement/prospectus.

Vision Director Compensation

Vision currently compensates its non-employee directors through a mix of cash compensation and stock option grants. The elements of non-employee directors’ compensation for Vision’s fiscal year ended March 31, 2014 were as follows:

Annual Cash Compensation:

•	Non-employee Director fee (paid in advance quarterly installments)	$20,000*

•	Committee Chair fee (Audit, Compensation, Governance and Medical Advisory Board) paid in advance quarterly installments)	$4,000/each

•	Lead Independent Director fee (paid in advance quarterly installments)	$4,000/each

Equity Compensation:

•	Initial Stock Option Grant (upon first election or appointment to Board)	options to purchase 10,000 shares

•	Grant of Restricted Stock (granted upon the date of the Annual Meeting; shares vest quarterly over the year of the grant)	25,000 restricted shares

*	The Non-employee Director fee is paid to all outside directors other than Mr. Oneda.

The above fees and equity compensation grants are provided in lieu of all other per-meeting fees. In addition, each Vision board member is reimbursed for his or her expenses, consistent with current practices.

The 2003 Director Stock Option Plan (the “2003 Director Plan”) provides for the grant of non-statutory stock options to non-employee directors. No discretionary options or other awards can be granted under the 2003 Director Plan; rather, options to purchase 10,000 Vision shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) are granted automatically (i) to each person who becomes a non-employee director after the date the 2003 Director Plan was approved by Vision stockholders and (ii) to each non-employee director on each date on which Vision’s annual meeting of the stockholders is held, provided that such non-employee director does not then hold any options under the 1993 Director Option Plan that have not vested as of that date. The exercise price per share of any of these stock options is the fair market value of one Vision share on the date of grant. While Vision shares are is listed on a national securities exchange or other nationally recognized trading system such as the NASDAQ Stock Market, this will be the closing price per Vision share on the trading day of Vision’s annual stockholders’ meeting. Each non-employee director stock option is fully vested and exercisable in full on the date of grant. These options are exercisable until the tenth anniversary of the date of grant. For fiscal 2014, the restricted stock grants made to the non-employee directors were made in lieu of the 10,000 share annual meeting options grant provided for under the 2003 Director Plan.

In June 2013, Vision’s Compensation Committee recommended, and the Vision board approved an increase in the number of shares of restricted stock granted to each non-employee director annually to 25,000 shares for each non-employee director identified below, to take effect at the 2013 annual meeting of stockholders. At the same time, Vision’s Compensation Committee recommended, and the Vision board approved the future designation of a “lead independent director” on the Vision board who, if appointed, would receive annually an additional 15,000 shares of restricted stock in recognition of the additional responsibilities associated with this position.

Director Compensation Table – Combined Company Directors from Vision

The following table shows, for the Vision non-employee director who will be a director of the combined company, information concerning annual compensation earned for services in all capacities during Vision’s fiscal year ended March 31, 2014. Mr. Pell and Mr. Zauberman, who will continue as directors of the combined company, are Vision employees and do not receive separate compensation in their capacities as Vision board members. Mr. Pell received $28,267 in compensation for his services as an employee during fiscal 2014. Mr. Zauberman received $210,923 in salary during fiscal 2014.

Name	Fees Earned or Paid in Cash	Stock Awards		Stock Options	Total
Cheryl Pegus(1)	24,000	38,000	(2)	—	62,000

(1)	Dr. Pegus received the Non-employee Director fee described above. The amounts in the table do not include reimbursements for certain company-related travel and entertainment expenses.
(2)	Based on the grant date fair value of the restricted stock award granted in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718 (Topic 718, Compensation – Stock Compensation ), excluding the impact of forfeitures. The assumptions Vision used for calculating the grant date fair values are set forth in Note 9. Stock-Based Awards to Vision’s consolidated financial statements for the year ended March 31, 2014 included elsewhere in this joint proxy statement/prospectus. At March 31, 2014, the aggregate number of stock option awards outstanding for Dr. Pegus was 10,000 shares.

Executive Compensation

It is anticipated that at least initially the compensation to be paid to the combined company’s executive officers after the merger will be substantially similar to the compensation currently paid to such individuals by Uroplasty. It is anticipated, however, that the compensation to be paid to the executive officers of the combined company after the merger will be reviewed by the compensation committee of the board of directors of the combined company following completion of the merger and may be subject to change.

Uroplasty Compensation Discussion and Analysis

The compensation discussion and analysis of Uroplasty provided below is provided for Messrs. Kill, Hammers and Reynolds. These individuals will serve the combined company in the same capacities following completion of the merger.

Compensation Philosophy

The compensation Uroplasty provides to its executive officers is designed both to attract and retain high quality executives to advance its business, and to provide both short-term and long-term incentives to those executives to enhance its performance. To that end, Uroplasty’s executive compensation consists of the following primary elements: salary, long-term equity interest, an annual cash bonus opportunity based on annual individual and corporate performance, and long-term performance awards. Although the Uroplasty board of directors sets the level of compensation for its executives by reference to competitive compensation in a peer group of smaller, public medical device companies, Uroplasty also adjust its executive compensation to attract and retain managers capable of accommodating rapid growth. With the transition of executives since the beginning of fiscal 2014, the compensation decisions have emphasized recruitment and retention of the new executive team.

Role of the Compensation Committee

The compensation committee of the Uroplasty board of directors, a committee composed of independent directors, formulates the executive compensation plan and recommends that plan to the full Uroplasty board of directors for approval. The compensation committee normally meets to first discuss the executive compensation plan for the coming fiscal year in the fourth fiscal quarter of each fiscal year, retains the assistance of a compensation consultant to the extent it believes advisable, and then formally establishes the executive compensation plan and recommends its adoption by the Uroplasty board of directors prior to the first regular meeting of the Uroplasty board of directors during the fiscal year to which the plan applies. The compensation committee receives input on the proposed plan from the chief executive officer of Uroplasty with respect to the proposed operating plan for the following fiscal year. The chief executive officer participates in compensation committee discussions regarding the compensation of executives, except his own compensation. All compensation decisions are reviewed and approved by the full Uroplasty board of directors, normally at the first regularly scheduled board meeting during the fiscal year to which the plan applies, except that the chief executive officer does not participate in the approval of his own compensation.

Objectives of Executive Compensation Programs

The Uroplasty compensation programs for its executive officers are designed to achieve the following objectives:

•	Focus executive behavior on achievement of annual and long-term objectives and strategy of Uroplasty;
•	Provide a competitive compensation package that enables Uroplasty to attract and retain, on a long-term basis, talented executives;
•	Provide a total compensation structure that the compensation committee believes is at least comparable with similarly-sized companies in the life sciences industry for which Uroplasty would compete for talent and which consists of a mix of base salary, equity and cash incentives; and
•	Align the interests of management and shareholders by providing management with long-term incentives through equity ownership.

Elements of Executive Compensation

The Uroplasty executive compensation program consists of the following primary elements: salary, long-term equity interest, an annual cash bonus opportunity based on both corporate and individual performance, and long-term performance awards. All of Uroplasty’s executive officers are also eligible for certain benefits offered to employees generally including: life, health, disability and dental insurance, as well as participation in Uroplasty’s 401(k) plan.

Analysis of Executive Compensation

It has been the practice of the compensation committee to recalibrate the executive compensation plan to market by obtaining a review of the plan from an independent compensation advisor approximately every other year. In fiscal 2013, the compensation committee engaged Financial Concepts, Inc., as the independent compensation consultant to assist in reformulating executive compensation. Financial Concepts, Inc. did not provide Uroplasty, or any of its officers or directors, any services other than the compensation advisory services for which they were engaged by the compensation committee and therefore Uroplasty believes that they are independent advisors.

Since the compensation committee did not engage a compensation consultant for the executive compensation plan that was established for fiscal 2014, the committee considered the analysis and guidance provided by Financial Concepts, Inc. that was used to determine the compensation plan for fiscal 2013, including the comparisons with the fiscal 2013 peer group, which included the following companies:

Angeion Corporation	EnteroMedics, Inc.	Rockwell Medical
Atricure, Inc.	Hanson Medical, Inc.	Surmodics Inc.
Cardiovascular Systems, Inc.	LeMaitre Vascular	Urologix, Inc.
Cutura Inc.	MEDTOX Scientific, Inc.	Vascular Solutions, Inc.
Cynosure Inc.	Rochester Medical Corporation	Vision-Sciences, Inc.

The compensation committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:

•	Each executive’s position within the company and their level of responsibility;
•	The skills and experiences required by each executive’s position;
•	The competitive environment for comparable executive talent;
•	Uroplasty’s performance compared to specific objectives;
•	Individual performance measures; and
•	The executive’s individual experience and qualifications.

Each of the elements and amounts of fiscal 2014 executive compensation (base salary, short-term cash incentive compensation and long-term equity-based incentive compensation) for each of Messrs. Kill, Hammers and Reynolds was determined by the compensation committee based upon the following process and after considering the following factors:

•	Mr. Kill provided the compensation committee with feedback on each of Messrs. Hammers and Reynolds with regard to their skills, responsibilities and overall job performance during the year;
•	Mr. Kill provided the compensation committee with recommendations regarding base salary, short-term cash incentive compensation and long-term equity-based incentive compensation for each of Messrs. Hammers and Reynolds; and
•	As described above, the compensation committee reviewed executive officer compensation for the fiscal 2013 peer group of regional public medical device companies of similar size and complexity.

In making the final decisions regarding the type and amount of compensation to be paid to each of Messrs. Kill, Hammers and Reynolds, the compensation committee considered the relevant comparative data, the CEO recommendations on the officers that report to him and the committee’s assessment of the CEO, but also considers other factors, such as its own assessment as to the type and amount of compensation to be paid.

Base Salary

Base salary is an important element of Uroplasty’s executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. The compensation committee’s determination of the base salary of each of Messrs. Kill, Hammers and Reynolds are based on a number of factors, including the executive officer’s experience and past performance, the level of skill and responsibility required by the executive’s position and his or her qualifications for the position. As described above, the compensation committee also considers competitive salary information gathered through comparative surveys pertaining to data specific to a peer group of public companies of comparable size and in the medical device industry.

In general, the compensation committee reviews executive officer base salary on an annual basis, and seeks to set executive officer base salary at competitive levels in relation to the companies with which Uroplasty believes it competes for executives.

During fiscal 2014, base salary levels established for each of Messrs. Kill, Hammers and Reynolds were set as follows:

Name	Salary ($)	% increase from prior year
Rob Kill	$400,000	N/A
Brett Reynolds	240,000	N/A
Darin Hammers	240,000	9.1%

Mr. Kill and Mr. Reynolds each joined the company as an executive in fiscal 2014. In determining their starting salaries, the compensation committee reviewed the factors noted above in addition to factoring in the skills, qualifications and experiences desired to attain the future strategic objectives and growth the company wants to achieve. Mr. Hammers’ increase was based on his promotion to Senior Vice President of Sales and Marketing.

In 2015, the compensation committee engaged Frederic W. Cook and Co. as the independent compensation consultant to assist in reformulating executive compensation. Frederic W. Cook and Co. did not provide Uroplasty, or any of its officers or directors, any services other than the compensation advisory services for which they were engaged by the compensation committee, and Uroplasty therefore believe that they are independent advisors. Frederic W. Cook presented data for Uroplasty’s executive compensation plans, comparing the compensation of Uroplasty’s executives to a peer group, to the compensation committee. The peer group for fiscal 2015 included fifteen companies:

Atricure, Inc.	Icad Inc.	RTI Surgical Inc.
Biolase Inc.	Insite Vision Inc.	Surmodics Inc.
Biotelemetry Inc.	Inspire-MD Inc.	Synergetics USA
Cutura Inc.	LeMaitre Vascular	Vascular Solutions, Inc.
Exactech Inc.	MGC Diagnostics	Vision-Sciences, Inc.

These companies were chosen because they represent smaller public companies in the medical device industry, they draw employees from the same labor pool, and/or they have similar growth characteristics.

Based on the compensation committee’s assessment of the performance of the executives, Uroplasty’s compensation philosophy focused on retention of the new executive team as well as its review of the base salaries for comparable positions within its peer group, effective April 1, 2014, Mr. Kill’s salary became $500,000; Mr. Reynolds’ and Mr. Hammers’ salaries each became $260,000.

Short-Term Incentive Compensation

In fiscal 2014, Uroplasty provided its executive officers with the opportunity to earn short-term cash incentive compensation through its Management Incentive Plan (“MIP”). The MIP is designed to provide a direct financial incentive to Uroplasty’s key management, including Messrs. Kill, Hammers and Reynolds, for the achievement or surpassing of specific company performance goals. The compensation committee believes the MIP is a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation on top of base salary as a reward for promoting equity appreciation through revenue growth.

For fiscal 2014, the MIP based the incentive compensation of executive officers on achievement of individual performance objectives with funding of the MIP based upon financial performance. The financial objectives for the fiscal 2014 management incentive plan were based upon achieving growth in revenue from sale of Uroplasty’s Urgent® PC product in the United States. The plan minimum threshold was to grow US Urgent® PC sales from fiscal 2013 by at least 19% and with the maximum threshold of twice targeted incentive if Urgent PC sales increased by 47%. Individual executive officers were assigned between two and four individual performance objectives. Actual bonus earned is calculated based upon the percentage by which the executive officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the officer. For fiscal 2014, the target bonus percentage and dollar amount for each of Messrs. Kill, Hammers and Reynolds was as follows (dollar amounts for Mr. Kill and Mr. Reynolds are prorated from their employment start dates):

Name	Bonus at target (%)	Bonus at target ($)
Rob Kill	75%	$207,692
Brett Reynolds	40%	60,923
Darin Hammers	40%	92,667

In fiscal 2014, Uroplasty grew its U.S. Urgent® PC sales by 16.6% from fiscal 2013. As a result, the financial performance goal was not obtained and no executive officers, including Messrs. Kill, Hammers and Reynolds, received an incentive bonus under the fiscal 2014 MIP.

The Uroplasty board of directors, however, decided to award discretionary cash bonuses to Messrs. Kill, Hammers and Reynolds in recognition of their individual performance, contributions, and service to the company during the 2014 fiscal year, and in consideration of certain other factors. Such other factors include changes in executive management during the 2014 fiscal year, the modifications to Uroplasty’s sales execution strategy to focus on long-term sustainable growth, and four consecutive quarters of sequential growth for U.S. Urgent® PC after several quarters of sequential decline. Discretionary cash bonuses for fiscal 2014 were awarded to Mr. Kill in the amount of $210,000, with Mr. Kill entitled to a minimum bonus of $150,000 for the 2014 fiscal year pursuant to the terms of his employment agreement, to Mr. Reynolds in the amount of $65,000 and to Mr. Hammers in the amount of $100,000.

The fiscal 2015 MIP is based on both company and individual performance goals. The 2015 plan is funded based upon achieving consolidated company revenue growth. The 2015 plan is funded at 100% of an individual executive officer’s target bonus if fiscal 2015 revenue exceeds fiscal 2014 revenue by 10%. The 2015 plan begins to fund at 10% of an individual’s target bonus at 1% total revenue growth in fiscal 2015 and maximum plan funding is at 200% of target bonus at 21% total revenue growth. The fiscal 2015 MIP funding amounts are interpolated between these revenue targets. Each officer has been assigned individual performance goals. If Uroplasty achieves its consolidated company revenue financial performance goal and the plan is funded, an individual executive officer will be paid incentive compensation based upon the percentage by which the executive officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the executive officer. For fiscal 2015, Mr. Kill’s bonus at target is 80% of base salary or $400,000. For each of Mr. Reynolds and Mr. Hammers their fiscal 2015 bonus at target is 40% of base salary or $104,000.

Uroplasty believes this plan encourages its executives to focus on sales growth, and conditions their incentive pay on both corporate level performance and individual performance.

In fiscal 2015, the individual performance objectives are focused principally on:

•	Achieving product line revenue targets for fiscal 2015;
•	Attainment of various goals and tactics in support of Uroplasty’s operating plan;
•	Department specific goals or development objectives for functional areas the executive is responsible for; and
•	Individual opportunities for professional development.

Equity Based Compensation

Uroplasty has historically granted stock options and restricted stock annually to its executive officers as a longer-term incentive, typically at the first regularly scheduled board meeting during the first fiscal quarter. The stock options granted carry exercise prices equal to the fair market value of Uroplasty’s common stock on the date of grant. Most of these options vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date and expire seven years from the grant date. The restricted stock grants typically vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date.

In part because of management changes and a desire to reset incentive compensation to officers, Uroplasty did not grant equity incentive awards to continuing officers at the beginning of fiscal 2014. Mr. Kill was granted

300,000 shares of common stock when he joined the company as President and CEO on July 23, 2013. At that time, Mr. Kill was also granted 700,000 stock options with such options having an exercise price of $2.34 per option and with one third of the options vesting each on July 23, 2014, 2015 and 2016. Mr. Reynolds was granted 100,000 stock options when he joined the company as Senior Vice President and CFO on August 12, 2013, with such options having an exercise price of $2.97 per share and with one third of the options vesting each on August 12, 2014, 2015 and 2016. Mr. Reynolds also received a restricted stock award of 50,000 shares upon his employment with the company, with one third of the shares vesting each on August 12, 2014, 2015 and 2016. In recognition of his promotion from Vice President of Sales to Senior Vice President of Global Sales and Marketing, Mr. Hammers received a restricted stock award of 50,000 shares, with one third of the shares vesting each on August 12, 2014, 2015 and 2016.

The compensation committee reviewed equity compensation to each of Messrs. Kill, Hammers and Reynolds in early fiscal 2015. Because of volatility in Uroplasty’s share price and the increased expense it must recognize when granting options relative to the benefit Uroplasty believes those options provide to employees, for fiscal 2015, Uroplasty granted solely restricted stock to Messrs. Kill, Hammers and Reynolds and other employees under Uroplasty’s 2006 Amended Stock and Incentive Plan.

The amount of restricted stock grants to each of Messrs. Kill, Hammers and Reynolds was determined by the compensation committee based upon a review of total compensation and equity compensation for the fiscal 2015 peer group of regional public medical device companies previously mentioned. On April 21, 2014, 140,000 shares of restricted stock were granted to Mr. Kill. Mr. Reynolds and Mr. Hammers each received a restricted stock grant of 75,000 shares. The restricted stock will vest over a three year period, with one-third vesting on each of April 21, 2015, 2016 and 2017.

Long Term Performance Awards.

On October 1, 2014, the Compensation Committee of the Uroplasty board of directors and the Uroplasty board of directors approved and adopted a form of performance award agreement under the Uroplasty, Inc. 2006 Stock and Incentive Plan. In connection with the adoption of the form performance award agreement, the Uroplasty compensation committee and the Uroplasty board of directors approved grants of performance awards (the “Awards”) to members of Uroplasty’s senior management team pursuant to the performance award agreement and the plan, including to Mr. Kill, Mr. Hammers and Mr. Reynolds. The Uroplasty compensation committee and the Uroplasty board of directors carefully evaluated various long-term incentive award structures for its senior leadership team, and the Uroplasty compensation committee and the Uroplasty board of directors believe that granting these Awards is a key element in the Uroplasty’s efforts to create value for shareholders and retain talented senior managers on a long term basis.

Under the performance award agreement, the Uroplasty compensation committee established performance goals for the Awards based on the achievement of specified stock price targets during the period beginning on the date of grant and ending on the fourth anniversary of the date of grant or, if earlier, the closing date of a change of control of Uroplasty (the “Performance Period”). The stock price targets under the Awards are: $5.50 price per share of Uroplasty common stock, $7.50 price per share of Uroplasty common stock and $10.00 price per share of Uroplasty common stock.

A stock price target is considered achieved on the date (a) the average closing price of the Uroplasty common stock equals or exceeds a stock price target for at least 45 consecutive trading days or (b) of the consummation of a change of control of Uroplasty, provided the closing price of the Uroplasty common stock on the last trading day immediately preceding the closing date of the change of control equals or exceeds a stock price target not previously achieved under (a) during the Performance Period. The date of achievement of the stock price is considered is the “Determination Date,” and a participant must be employed on the Determination Date to be eligible to receive his or her performance bonus.

Upon a Determination Date, a specified amount will be allocated to a bonus pool (the “Bonus Pool”). The amount allocated to the Bonus Pool is $3,500,000 at the first stock price target of $5.50, $6,500,000 at the second stock price target of $7.50 and $10,000,000 at the third stock price target of $10.00. Each participant will be eligible to receive a performance bonus (the “Performance Bonus”), the amount of which will be determined by multiplying the participant’s bonus pool percentage by the amount of the Bonus Pool. If a stock price target is earned in connection with a change of control, the amount of the Bonus Pool will be determined using straight line interpolation between the Bonus Pool amounts allocated to the specified stock price targets in the

Performance Award Agreement, less any Performance Bonuses previously earned and paid during the Performance Period. Mr. Kill’s bonus pool percentage is equal to 25% of the Bonus Pool and both Mr. Hammers’ and Mr. Reynolds’ bonus pool percentage is equal to 17.5% of the Bonus Pool.

Once earned, a Performance Bonus is paid in cash within 30 days following the Determination Date; provided, however, that in the event full cash payment to all eligible participants would result in Uroplasty’s cash balance falling below the forecasted usage over the following 12-month period (as determined by the Uroplasty compensation committee), then the Performance Bonus will be paid in a combination of cash and fully vested shares of Uroplasty common stock. In the event that the Performance Bonus payments cannot be fully satisfied through a combination of cash and shares as a result of an insufficient number of shares being available for issuance under the Uroplasty 2006 Stock and Incentive Plan, then the remainder of the Performance Bonus payments that are owed to eligible participants shall be paid in the form of a grant of unvested restricted stock units under the plan which shall become fully vested only on the date Uroplasty’s shareholders approve an increase of at least the number of shares under the plan that correspond to the number of restricted stock units granted to the participants and only if such date occurs within the 12-month period following the Determination Date. If the restricted stock units are vested during this time period, shares will be issued to participants on the first business day immediately following the 12-month anniversary of the Determination Date. If such shareholder approval is not achieved within 12 months of the Determination Date, the unvested restricted stock units are forfeited in their entirety with no further consideration due to the participants.

In the event a participant terminates employment prior to a Determination Date, the Performance Award automatically terminates (provided any previously earned but unpaid Performance Bonus owed to the participants will still be paid at the same time and in the same manner as would otherwise have been paid had the participant remained employed). In the event a participant is terminated by Uroplasty without “cause” (as defined in the plan) or for Good Reason (as defined in the Performance Award), the participant shall continue to be eligible to receive a Performance Bonus for a six-month “tail period” following his or her effective date of termination of employment. After the expiration of such six-month tail period, the Performance Award will terminate.

If a participant knowingly engages in an act or acts of dishonesty, fraud, embezzlement or other deliberate act that is materially injurious to Uroplasty (or any of its affiliates) during the participant’s period of employment with Uroplasty, Uroplasty has the right to recover all or a portion of the amounts paid or granted to the participant during the Performance Period and the Award (to the extent still in effect) and any earned but unpaid amounts will be forfeited.

In consideration of the grant of the Award, all participants are required to execute the Employee Confidentiality, Non-Compete and Non-Solicitation Agreements with Uroplasty.

Perquisites.

Uroplasty does not maintain any defined benefit pension plans or non-qualified deferred compensation plans for executive officers and does not provide significant perquisites to its executive officers. Uroplasty does provide to all of its employees’ health, disability and life insurance benefits, as well as the ability to participate in a defined contribution (401k) plan. Mr. Kill received an annual stipend of $18,000 in fiscal 2014 for the purchase of life and disability insurance. This stipend was increased to $36,000 for fiscal 2015 to address the additional costs of this insurance.

Amendment to Mr. Kill’s Employment Agreement.

On May 29, 2014, Uroplasty amended the employment agreement with Mr. Kill primarily to (i) increase his target bonus opportunity from 75% to 80% of base salary, (ii) increase the annual stipend to cover his personal life and disability insurance policies from $18,000 to $36,000, and (iii) provide that if he were terminated without cause that he would receive the full amount of his targeted annual cash incentive compensation rather than a pro rata amount based upon the date of his termination.

Amendment to Mr. Hammers’ Employment Agreement.

Effective as of October 1, 2014, Uroplasty amended the employment agreement with Mr. Hammers to provide that in the event of a change in control his employment agreement is substantially equivalent to that of Uroplasty’s other Senior Vice Presidents. The amendment to Mr. Hammers’ employment agreement provides for the following, among other things: (1) if Mr. Hammers’ employment is terminated without “cause” at any time other than during the two years following a change of control, Uroplasty will pay Mr. Hammers an amount equal to 12 times his monthly base salary; (2) if Mr. Hammers’ employment is terminated by Uroplasty or its successors or assigns without cause, or by Mr. Hammers for “good reason,” within the two years following a change of control, Uroplasty will pay Mr. Hammers an amount equal to 12 times his monthly base salary plus his targeted bonus; and (3) as a condition to receiving the above mentioned severance benefits, Uroplasty may require Mr. Hammers to execute a waiver and release of claims against Uroplasty.

Uroplasty Summary Compensation Table

The table below provides summary information concerning all compensation awarded to, earned by or paid to Messrs. Kill (principal executive officer), Hammers and Reynolds (principal financial officer) during the fiscal years ended March 31, 2014, 2013 and 2012. These individuals will serve the combined company in the same capacities following completion of the merger.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Robert C. Kill(6) President, Chief Executive Officer and Chairman of the Board	2014	379,153	210,000	702,000	1,094,030	—	21,536	2,406,719

Brett Reynolds(7) Senior Vice President, Chief Financial Officer and Corporate Secretary	2014	147,692	65,000	148,500	198,510	—	1,293	560,995

Darin Hammers(8) Senior Vice President Of Global Sales and Marketing	2014	232,308	100,000	148,500	—	—	5,275	486,083
	2013	25,385	—	—	195,840	—	—	221,225

(1)	Represents discretionary bonuses granted with respect to fiscal 2014 performance for Mr. Kill, Mr. Reynolds and Mr. Hammers.
(2)	Represents the grant date value of restricted stock, except for the market value of the shares of common stock received by Mr. Kill upon hiring.
(3)	Represents the full grant date fair value of the options as computed by Black-Scholes in the year of grant. Details of the assumptions used in valuing these awards are set forth in Note 7, Share-based Compensation, to Uroplasty’s audited financial statements included in this joint proxy statement/prospectus. The amounts reflected do not necessarily represent the annual amount Uroplasty recognizes as compensation expense for accounting purposes because of such grants.
(4)	Represents cash bonuses earned under Uroplasty’s management incentive plan during the fiscal year.
(5)	Represents employer discretionary 401(k) contributions, except for the following; Mr. Kill for fiscal 2014 which includes reimbursement of $18,000 for premium for personal life and disability insurance. All other perquisites and benefits for each executive officer were less than $10,000 in the fiscal year reported.
(6)	Mr. Kill became interim CEO on April 5, 2013, acting Chief Financial Officer on June 14, 2013 and President and Chief Executive Officer on July 23, 2014. He has been a director since December 2010. In fiscal 2012 and 2013, Mr. Kill earned directors fees, stock awards and stock options. The amount of the directors fees for fiscal 2012 and 2013 were $29,000 and $30,000, respectively. The amount of the stock awards for 2012 and 2013 were $15,094 and $15,040, respectively. The value of the stock options for 2012 and 2013 were $20,018 for each year. Mr. Kill did not receive any compensation for services as a director in fiscal 2014.
(7)	Mr. Reynolds joined the company in August of 2013.
(8)	Mr. Hammers joined the company in February of 2013.

Uroplasty Grants of Plan-Based Awards and Non-Equity Incentive Plan Award

The following table provides detailed information regarding grants of individual incentives provided to Messrs. Kill, Reynolds and Hammers during fiscal 2014. The Non-Equity Incentive Plan Awards shown in the table do not represent compensation in fiscal 2014, but instead represent Uroplasty’s cash incentive or “bonus” plan for each of such executive officers for 2014 performance. Further, all of Uroplasty’s equity awards, consisting only of restricted stock and stock options, are made under the Uroplasty 2006 Amended Stock and Incentive Plan and vest based on continuation of employment, or upon a change in control.

Traditionally, the compensation committee and the Uroplasty board of directors make decisions regarding incentive compensation in connection with its budgeting approval process in the first quarter of each fiscal year. Based upon Uroplasty financial performance in fiscal 2014, no cash incentive payments were made to Messrs. Kill, Reynolds and Hammers under the fiscal 2014 management incentive plan. Further, no equity awards were made to continuing executives at the beginning of fiscal 2014. As mentioned above, the equity awards to Messrs. Kill and Reynolds were made in connection with their employment with the company, and the restricted stock award granted to Mr. Hammers recognized his contributions as an integral member of the executive management team.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2014

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Kill	N/A	20,769	207,692	415,385	—	—	—	—
	7/23/13	—	—	—	—	700,000	$2.34	1,094,030

Mr. Reynolds	N/A	6,092	60,923	121,846	—	—	—	—
	8/12/13	—	—	—	50,000	—	—	148,500
	8/12/13	—	—	—	—	100,000	$2.97	198,510

Mr. Hammers	N/A	9,267	92,667	185,333	—	—	—	—
	8/12/13	—	—	—	50,000	—	—	148,500

(1)	Represents Uroplasty’s management cash incentive plan for fiscal 2014, which provided for payout based upon achievement of U.S. Urgent PC revenue. The threshold represents achievement of revenue at the minimum level. The target represents achievement of revenue at the target level and the maximum represents the achievement of revenue at the maximum level.
(2)	Represents restricted stock awards granted under the Uroplasty 2006 Amended Stock and Incentive Plan that vest with respect to one-third of the shares on each of the three anniversaries of the grant date.
(3)	Represents stock options granted under the Uroplasty 2006 Amended Stock and Incentive Plan that vest with respect to one-third of the shares on each of the three anniversaries of the grant date.
(4)	Represents the full value that will be recognized as expense over the vesting periods of restricted stock and stock options granted in fiscal 2014.

Uroplasty Outstanding Equity Awards at Fiscal Year-End

The following table provides information about equity-based awards outstanding to Messrs. Kill, Reynolds and Hammers at March 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2014

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares that have not vested (#)		Market value of shares that have not vested(1) ($)
Mr. Kill	4,900	(2)	—		5.26	12/5/2017	—		—
	5,475	(2)	—		4.83	9/13/2018	—		—
	7,025	(2)	—		3.76	9/12/2019	—		—
	—		700,000	(3)	2.34	7/22/2020	—		—

Mr. Reynolds	—		100,000	(5)	2.97	8/11/2020	50,000	(4)	181,500

Mr. Hammers	33,334		66,666	(6)	2.63	2/10/2020	50,000	(4)	181,500

(1)	Represents unvested shares multiplied by closing market price of $3.63 on March 31, 2014.
(2)	Stock options received while serving as a director.
(3)	Vests with respect to 233,334 of such shares on July 23, 2014 and 233,333 of such shares on July 23, 2015 and 2016.
(4)	Vests with respect to 16,667 shares on August 12, 2014 and 2015 and 16,666 shares on August 12, 2016.
(5)	Vests with respect to 33,334 of such shares on August 12, 2014 and 33,333 of such shares on August 12, 2015 and 2016.
(6)	Vests with respect to one-half of such shares on February 11, 2015 and 2016.

Uroplasty Option Exercises and Stock Vested

No stock grants were exercised or restricted stock vested during fiscal 2014 that were held by Messrs. Kill, Reynolds and Hammers.

Uroplasty Employment Agreements and Payments Upon Termination or Change in Control Provisions Employment Agreements and Other Arrangements.

Uroplasty Employment Agreements with Messrs. Kill, Reynolds and Hammers

Uroplasty has employment agreements with each of Messrs. Kill, Reynolds and Hammers. Among other things, such employment agreements require Uroplasty to provide compensation to Messrs. Kill, Reynolds and Hammers upon their termination without cause, upon a change in control of the company and upon termination without cause or for good reason following a change in control of the company.

Contemporaneously with the execution of the employment agreement, each executive officer executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the named executive officer agreed not to disclose confidential information, to assign to Uroplasty without charge all intellectual property relating to its business which is created or conceived during the term of employment, to not encourage employees to leave Uroplasty’s employment for any reason and to not compete with us during the term of employment and for a period of 18 months thereafter.

Change in Control Provisions – Uroplasty 2006 Amended Stock and Incentive Plan

The equity awards granted to Messrs. Kill, Reynolds and Hammers have been made under the Uroplasty 2006 Amended Stock and Incentive Plan. The 2006 Amended Stock and Incentive Plan provides that upon a change in control of the company the restricted stock and stock options that are unvested will vest.

Potential Payments to Messrs. Kill, Reynolds and Hammers

The following table illustrates the potential payments payable upon termination of each of Messrs. Kill, Reynolds and Hammers under various scenarios triggering benefits under the employment agreements and the 2006 Amended Stock and Incentive Plan. For calculation purposes, an effective date of April 1, 2014 is assumed.

Name	Executive Benefits and Payments	Without Cause Termination(1) ($)	Upon a Change in Control(2) ($)	Without Cause or Good Reason Termination Following a Change in Control ($)(2)
Mr. Kill	Lump Sum Payment Based on Salary	500,000	—	1,000,000
	Annual Bonus Payment(4)	400,000	—	800,000
	Acceleration of Unvested Equity Awards(3)	—	903,000	903,000
	Health and Welfare Benefits(5)	8,703	—	8,703
	280G Tax Gross-up Payment(6)	—	—	385,108
	Total	908,703	903,000	3,096,811

Mr. Reynolds	Lump Sum Payment Based on Salary	260,000	—	260,000
	Annual Bonus Payment(4)	—	—	140,000
	Acceleration of Unvested Equity Awards(3)	—	247,500	247,500
	Total	260,000	247,500	647,500

Mr. Hammers	Lump Sum Payment Based on Salary	260,000	—	260,000
	Acceleration of Unvested Equity Awards(3)	—	248,166	248,166
	Total	260,000	248,166	508,166

(1)	“Cause” as defined in the employment agreements and the Uroplasty 2006 Amended Stock and Incentive Plan.
(2)	Represents amounts that would be paid pursuant to a change in control of the company. “Change of Control” is defined in the employment agreements and the Uroplasty 2006 Amended Stock Incentive Plan.
(3)	Unvested equity awards accelerate upon a change of control of the company, as described above under the heading “Change of Control Provisions – Uroplasty 2006 Amended Stock and Incentive Plan.” For unvested stock options the value is based on number of unvested option shares multiplied by the difference between: (a) $3.63, the closing price of a share of Uroplasty’s common stock underlying the unvested stock options as reported by NASDAQ on March 31, 2014; and (b) the exercise price of the options. For unvested restricted stock awards the value is based on the number of unvested restricted shares multiplied by $3.63, the closing price of a share of Uroplasty’s common stock as reported by NASDAQ on March 31, 2014.
(4)	Represents annual bonus payment at 100% of the executive officer’s target amount.
(5)	Medical and dental. If the executive elects COBRA coverage under Uroplasty’s group health and dental plans, Uroplasty will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under Uroplasty’s group health and dental plans for up to 12 months. Life insurance. Coverage for 12 months at a cost no more than the executive paid as an active employee.
(6)	Reflects that Uroplasty would be obligated to make 280G gross-up payments to Mr. Kill assuming the change in control was effective April 1, 2014. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to change in control. For an officer employed with the company for less than five years, the officer’s first year of compensation is annualized and the 280G safe harbor amount is three times the average of the executive’s taxable compensation for the years employed. Pursuant to the terms of Mr. Kill’s amended employment agreement, the gross-up obligation for Mr. Kill expired on December 31, 2014.

As a result of the October 1, 2014 amendment to Mr. Hammers’ employment agreement, Mr. Hammers would also be eligible to receive at 100% of his target amount in the event that his employment with Uroplasty is terminated without cause or for good reason following a change in control.

Payments Made Upon Termination Due to Death or Disability. Generally, in the event an executive officer’s employment is terminated due to death or disability, such officer is entitled to (a) salary and any earned, but unpaid, annual cash bonus, through the date of termination, and (b) exercise all vested options as of the termination date for a period of one year after such termination.

Vision Executive Compensation for Combined Company Director

The following summarizes compensation received by Howard I. Zauberman, Vision’s President and Chief Executive Officer and a director. Mr. Zauberman will continue as a director of the combined company, but will no longer serve as a Vision executive offer following the merger.

Employment Agreement with Mr. Zauberman

On November 26, 2013, the Vision board of directors appointed Mr. Zauberman as Vision’s President and Chief Executive Officer. In connection with his appointment, Vision entered into an employment agreement with him, which provides for an annual base salary of $250,000 and certain other benefits. Mr. Zauberman is granted options to purchase 100,000 Vision shares in accordance with Vision’s 2007 Stock Incentive Plan for each 90 days of service under the employment agreement. The options to purchase Vision shares will be fully vested as of their respective grant date and exercisable during the term of the employment agreement and for a period of 36 months following the termination of the agreement unless Mr. Zauberman is terminated for “cause” (as defined in the agreement); provided, however, that in no event shall an exercise period for an option exceed ten (10) years.

On November 26, 2013, Mr. Zauberman was also issued 1,200,000 restricted Vision shares, which restricted shares are subject to the removal of restrictions over four years (subject to further vesting as described below) commencing on the date of issuance. The removal of restrictions on these restricted shares is to occur as follows: up to 300,000 restricted shares each year upon Mr. Zauberman’s achievement of predetermined Company milestones and individual performance objectives.

Pursuant to Mr. Zauberman’s employment agreement, if Vision terminates him without Cause or upon a Change of Control (as those terms are defined in Vision’s 2007 Stock Incentive Plan) in which he does not continue in his current position, Vision will provide Mr. Zauberman with six months’ notice, or payment in lieu of notice thereof, in accordance with Vision’s ordinary payroll practices. Because Mr. Zauberman will not continue as the President and Chief Executive Officer of the combined company, Vision will pay Mr. Zauberman the aggregate amount of $125,000, payable in accordance with Vision’s ordinary payroll practices for six months following the merger.

Summary Compensation Table

The following table summarizes the compensation earned or paid to Mr. Zauberman for the fiscal year ending March 31, 2014. Mr. Zauberman served as Vision’s interim CEO from May 13, 2013 until his appointment as Vision’s President and Chief Executive Officer on November 26, 2013.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Howard I. Zauberman President and Chief Executive Officer	2014	$210,923	$—	$—	$358,045	$—	$21,918(2)	$590,886

(1)	Amount shown in this column represents the aggregate grant date fair value of the stock awards and option awards computed in accordance with FASB ASC 718, excluding the impact of forfeitures. The assumptions used for calculating the grant date fair values are set forth in Note 9. Stock-Based Awards to Vision’s consolidated financial statements for the year ended March 31, 2014 included elsewhere in this joint proxy statement/prospectus.
(2)	Consists of consulting pay for strategic advisory services provided to Vision’s former President and CEO, Cynthia F. Ansari.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised stock options and unvested stock awards that have been granted to Mr. Zauberman and that were outstanding as of March 31, 2014:

	Stock Options				Stock Awards
Name	Number of Securities Underlying Vested Options Exercisable	Number of Securities Underlying Unvested Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested(1)
Howard I. Zauberman	250,000	—	1.08	5/13/2023
	100,000	—	0.94	8/9/2023
	100,000	—	0.90	11/8/2023
	100,000	—	1.24	2/7/2024
					1,200,000(2)	1,440,000

(1)	Calculated as the number of unvested shares multiplied by the closing stock price of Vision shares on March 31, 2014 of $1.20.
(2)	The restrictions lapse over a four-year graded vesting schedule (subject to further vesting as described) commencing on November 26, 2013 as follows: up to 300,000 shares become unrestricted each year, upon Mr. Zauberman’s achievement of predetermined milestones and individual performance objectives.

Compensation Committee Interlocks and Insider Participation

It is anticipated that the compensation committee of the combined company will consist of Mr. Paulus, Mr. Wehrwein and Dr. Cheryl Pegus. Each member of the compensation committee is an “outside” director as that term is defined in Section 162(m) of the Code and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who will serve on the combined company’s board of directors or compensation committee following the merger.

UROPLASTY PROPOSAL NO. 1 – ADOPTION OF MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY

Adoption of Merger Agreement

Uroplasty is asking its shareholders to consider and vote on a proposal to approval the merger agreement and the transactions contemplated thereby, including the merger. Uroplasty shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, Uroplasty shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Recommendation of the Uroplasty Board of Directors

The Uroplasty board of directors recommends that the Uroplasty shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. See “The Merger—Recommendation of the Uroplasty Board of Directors; Uroplasty’s Reasons for the Merger” beginning on page 73.

UROPLASTY PROPOSAL NO. 2 – POSSIBLE ADJOURNMENT OF THE
UROPLASTY SPECIAL MEETING

Possible Adjournment of the Uroplasty Special Meeting

This proposal would allow Uroplasty, if a proposal is made by the chairman of the Uroplasty board of directors to adjourn the Uroplasty special meeting to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby.

Recommendation of the Uroplasty Board of Directors

The Uroplasty board of directors unanimously recommends that Uroplasty shareholders vote “FOR” the proposal to adjourn the Uroplasty special meeting, if proposed by the chairman of the Uroplasty board of directors during the special meeting.

VISION PROPOSAL NO. 1 – APPROVAL OF MERGER AGREEMENT AND THE
TRANSACTIONS CONTEMPLATED THEREBY

Vision is asking its shareholders to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger of Uroplasty with and into Merger Sub with Merger Sub as the surviving entity and a direct, wholly-owned subsidiary of Vision, and the issuance of shares of Vision common stock to Uroplasty shareholders as contemplated by the merger agreement. Vision shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby, including the issuance of shares of Vision common stock to Uroplasty shareholders. In particular, Vision shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that the Vision shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of Vision common stock to Uroplasty shareholders. See “The Merger—Recommendation of the Vision Board of Directors; Vision’s Reasons for the Merger” beginning on page 77.

VISION PROPOSAL NO. 2 – ADVISORY VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS IN CONNECTION WITH THE MERGER

In accordance with Section 14A(b) of the Exchange Act, Vision is providing its shareholders with the opportunity to cast a non-binding, advisory vote at the special meeting to approve the compensation that may be paid or become payable to Vision’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable in connection with the merger, as disclosed under “The Merger—Interests of Vision’s Directors and Officers in the Merger— Quantification of Payments to Vision’s Named Executive Officers.” This non-binding advisory proposal relates only to the already existing contractual obligations of Vision that may result in a payment to Vision’s named executive officers in connection with the consummation of the merger (regardless of the timing of the payment) and does not relate to any new compensation or other arrangements in connection with or following the merger.

As required by those rules, Vision is asking its shareholders to vote on the adoption of the following resolution on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Vision’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of Vision’s Directors and Officers in the Merger—Quantification of Payments to Vision’s Named Executive Officers” including the associated narrative discussion, and the agreements and arrangements pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve the compensation that may be paid or become payable to Vision’s named executive officers in connection with the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on Vision. Accordingly, if the merger is consummated, Vision will be contractually obligated to pay the compensation, subject only to the conditions applicable thereto, regardless of the outcome of this advisory vote.

The merger is not conditioned on approval of this proposal.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that Vision shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the specified compensatory arrangements between Vision and its named executive officers relating to the merger.

VISION PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO CHANGE VISION’S NAME

The Vision board of directors has unanimously approved an amendment to Vision’s Amended and Restated Certificate of Incorporation, as amended (the “Current Vision Certificate”), to change the name of the company from Vision-Sciences, Inc. to Cogentix Medical, Inc. at the effective time of the merger. This change to Vision’s name is intended to reflect the changes in the business of Vision as a result of the merger and is a condition to the closing of the transactions contemplated by the merger agreement, including the merger.

The proposed amendment would amend Article FIRST of the Current Vision Certificate so that it would state in its entirety as follows: “The name of the Corporation is: Cogentix Medical, Inc.”

The amendment will be effected by the filing of an amendment to the Current Vision Certificate in the form set forth as Annex F to this joint proxy statement/prospectus, with the Delaware Secretary of State at the effective time of the merger. If this proposed amendment to the Current Vision Certificate is not approved by the Vision shareholders, then Article FIRST of the Current Vision Certificate will remain unchanged and the company name will remain Vision-Sciences, Inc.

The merger is conditioned on approval of this proposal.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that the Vision shareholders vote “FOR” the proposal to amend the Current Vision Certificate to change the name of the company to Cogentix Medical, Inc.

VISION PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Vision board has unanimously approved an amendment to the Current Vision Certificate to effect a reverse stock split by a ratio of not less than 1 for 4 and not more than 1 for 6 on or before December 31, 2015, with the exact ratio to be set at a whole number within the above range as determined by the Vision board in its discretion.

The merger is not specifically conditioned on approval of this proposal. However, if the Vision shareholders do not approve the reverse stock split, and if they also do not approve “Vision Proposal No. 5 – Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock if the Reverse Stock Split is Not Approved,” Vision will not have a sufficient number of authorized shares of common stock to effect the merger.

Reason for the Amendment

The primary objective in proposing the reverse stock split is to raise the per share trading price of the Vision shares. The Vision board of directors believes that the reverse stock split would, among other things, help Vision to maintain the listing of its common stock on NASDAQ. The reverse stock split would have no impact on the total number of Vision shares authorized under the Current Vision Certificate. Accordingly, the reverse stock split would also have the effect of increasing the number of Vision shares available for future issuance. Without such an increase in available shares, Vision would not have a sufficient number of shares to effect the merger. The Vision board believes it is necessary to retain discretion whether to implement, and if implemented, the exact ratio of the reverse split within the shareholder-approved range as the board of directors deems it to be in Vision’s best interests. However, the Vision board of directors intends to implement the reverse stock split prior to the effectiveness of the merger to provide a sufficient number of authorized Vision shares to effect the merger.

Vision is subject to the marketplace rules of the NASDAQ Stock Market. On February 5, 2015, Vision received written notification from the Listing Qualifications Department of NASDAQ advising it that, for the previous 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 bid price requirement for continued listing on NASDAQ. In that letter, Vision was advised that it had a 180-day period (until August 4, 2015) to regain compliance with the minimum bid price requirement. On August 4, 2015, if Vision meets NASDAQ’s initial listing criteria set forth in NASDAQ Marketplace Rule 5505, except for the minimum bid price requirement, Vision may be provided with an additional 180 calendar day compliance period to demonstrate compliance. If Vision is not eligible for an additional compliance period at that time, NASDAQ will provide Vision with written notification that its common stock will be delisted. Upon such notice, Vision may appeal the NASDAQ Staff's determination to a NASDAQ Listing Qualifications Panel pursuant to the procedures set forth in the applicable NASDAQ Marketplace Rules.

On February 13, 2015, Vision received a notification letter from the Listing Qualifications Department of NASDAQ indicating that, for the last 30 consecutive business days, Vision failed to comply with the NASDAQ rule that requires a minimum market value of listed securities of $35 million for continued listing on NASDAQ and the alternative requirements under the NASDAQ rules. Vision has 180 calendar days (until August 12, 2015) to regain compliance with this requirement by having the market value of its listed securities close at $35 million or more for a minimum of 10 consecutive business days. If Vision does not regain compliance prior to August 12, 2015, NASDAQ will provide Vision with written notification that its common stock will be delisted. Upon receipt of this notice, Vision may appeal the NASDAQ Staff's determination pursuant to the procedures provided in the applicable NASDAQ Marketplace Rules.

Following any delisting, Vision shares may be traded over-the-counter on the bulletin board, or OTC, or in the “pink sheets.” These alternative markets, however, are generally considered to be less efficient than, and not as broad as, NASDAQ. Many OTC stocks trade less frequently and in smaller volumes than securities traded on the NASDAQ markets, which could have a material adverse effect on the liquidity of the Vision shares.

The closing sale price of the Vision common stock on                    , 2015 was $      per share. The Vision board has considered the potential harm to the company of a delisting from NASDAQ and believes that a reverse stock split could help it regain compliance with NASDAQ’s minimum bid price listing standard and, following the issuance of Vision shares in connection with the merger, NASDAQ’s minimum market value of listed securities requirement.

The purpose of seeking shareholder approval of a range of exchange ratios (rather than a fixed exchange ratio) is to provide Vision with the flexibility to achieve the desired results of the reverse stock split. If the Vision shareholders approve this proposal, the Vision board would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of Vision and its shareholders at that time. If the Vision board were to effect a reverse stock split, it would set the timing for such a split and select the specific ratio within the range of 1 for 4 to 1 for 6. No further action on the part of shareholders would be required to either implement or abandon the reverse stock split. If the Vision shareholders approve the proposal, and the Vision board determines to effect the reverse stock split, Vision would communicate to the public, prior to effectuating the reverse stock split, additional details regarding the reverse stock split, including the specific ratio selected by the Vision board. If the Vision board does not implement the reverse stock split by December 31, 2015, the authority granted in this proposal to implement the reverse stock split will terminate. The Vision board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Vision and its shareholders.

Determination of Reverse Stock Split Ratio

The Vision board believes that shareholder approval of an amendment that would allow the Vision board to determine the exact reverse stock split ratio within a specified range of 1 for 4 to 1 for 6 (rather than shareholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the reverse stock split.

In determining the range of reverse stock split ratios to be submitted for shareholder approval, the Vision board considered numerous factors, including:

•	the potential devaluation of Vision’s market capitalization as a result of a reverse stock split;
•	the projected impact of the reverse stock split ratio on the trading liquidity in Vision shares and Vision’s ability to maintain listing of its shares on NASDAQ;
•	the effect of the reverse stock split on outstanding Vision stock options, warrants and convertible promissory notes;
•	the historical and projected performance of Vision shares and volume level before and after the reverse stock split;
•	prevailing market conditions;
•	the number of authorized shares needed under Vision’s Amended and Restated Certificate of Incorporation to effect the merger;
•	Vision’s capitalization (including the number of Vision shares issued and outstanding) and the expected capitalization of the combined company; and
•	the prevailing trading prices for the Vision shares and Vision’s trading volume.

The Vision board will consider the conditions, information and circumstances existing at the time when it determines whether to implement a reverse stock split and, if it decides to implement a reverse stock split, the precise reverse stock split ratio.

Principal Effects of Reverse Stock Split

Effects on Outstanding Shares

A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of the outstanding shares of its common stock into a proportionately smaller number of shares of common stock. For example, if the reverse stock split is approved by the Vision shareholders and the board of directors elects a 1 for 4 reverse stock split, a shareholder holding 10,000 shares of common stock before the reverse stock split would hold 2,500 shares of common stock immediately after the reverse stock split. Each shareholder’s proportionate ownership of Vision’s outstanding shares of common stock would remain the same, except that some shareholders who would otherwise receive a fractional share as a result of the reverse stock split will receive cash in lieu of such fractional shares.

The proposed reverse stock split will not alter the relative rights and preferences of existing shareholders, except as fractional shares are paid in cash, or the number of shares of common stock authorized for issuance. All issued and outstanding shares of common stock will remain fully paid and non-assessable after the reverse stock split. The number of shareholders of record would not be affected by the reverse stock split. The reverse stock split will increase the number of authorized but unissued shares of common stock available for future issuance in proportion to the number of issued and outstanding shares.

Effect on Outstanding Options, Warrants and Convertible Debt

The reverse stock split, if and when implemented, will affect outstanding options to purchase Vision shares. Vision’s equity incentive plans include provisions for appropriate adjustments to the number of shares of common stock covered by the plans and by stock options and other grants of stock-based awards under the plans, as well as the per share exercise prices. If a reverse stock split is approved and subsequently effectuated, an outstanding option to purchase one share of Vision common stock would thereafter evidence the right to purchase a fraction of a share of common stock consistent with the reverse stock split ratio designated by the Vision board (rounding any fractional shares down to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent). For example, if Vision were to effect a 1 for 4 reverse stock split, a pre-split option for 10,000 shares of common stock with an exercise price of $1.00 per share would be converted post-split into an option to purchase 2,500 shares of common stock with an exercise price of $4.00 per share.

Vision has outstanding warrants to purchase shares of common stock and debt convertible into common stock. Under the terms of the outstanding warrants and convertible debt, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the warrant and upon conversion of the convertible debt in proportion to the exchange ratio of the reverse stock split (rounding any fractional shares down to the nearest whole share) and will effect a proportionate increase in the exercise price of the outstanding warrants and the conversion price of the outstanding convertible debt.

Implementation of a Reverse Stock Split

If this Vision Proposal No. 4 is approved at the special meeting and the Vision board elects, in its sole discretion, at any time prior to December 31, 2015 to implement the reverse stock split, the reverse stock split will become effective upon the filing of an amendment to the Current Vision Certificate in the form set forth as Annex G to this joint proxy statement/prospectus, with the Delaware Secretary of State. Except as explained below with respect to fractional shares, as of the effective time of the reverse stock split, not less than 4 and not more than 6 shares, as applicable, of Vision common stock issued and outstanding immediately prior to that effective time will be, automatically and without any action on the part of the shareholders, reclassified as, and combined and changed into, one share of Vision common stock in accordance with the ratio of the reverse stock split determined by the board of directors within the limits set forth in this Vision Proposal No. 4. Any such determination will be made and publicly disclosed by the Vision board prior to the effective time of the reverse stock split.

Cash in Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of Vision shares who, as a result of the reverse stock split would otherwise receive a fractional share, will be entitled to receive an amount in cash equal to the product obtained by multiplying (i) the average of the closing prices of Vision’s common stock on the NASDAQ Capital Market for the five trading days immediately preceding the date the reverse stock is effected by (ii) the number of shares of common stock held by the shareholder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check.

Holders of fewer than the number of Vision shares selected by the Vision board to be combined into one share in the reverse stock split would no longer be stockholders as a result of the payment of cash in lieu of any fractional share interest in connection with the reverse stock split; however, the elimination of Vision shareholders is not a purpose of the reverse stock split. The exact number of shareholders that would be eliminated as a result of the payment of cash in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of shareholders that hold a number of shares less than the reverse stock split ratio.

No transaction costs will be assessed to shareholders for the cash payment in lieu of fractional shares. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares. Shareholders should be aware that under the abandoned property or escheat laws of the applicable jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Exchange of Stock Certificates

If the reverse stock split is effected, shareholders holding certificated shares will be required to exchange their stock certificates for new uncertificated book entry shares (“New Book-Entry Shares”) representing the whole number of shares of common stock resulting from the reverse stock split. Shareholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by Vision’s transfer agent. Shareholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each shareholder advising the holder of the procedure for surrendering certificates representing the number of shares of common stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book-Entry Shares representing the number of shares of common stock resulting from the reverse stock split. As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will provide the person(s) in whose name such Old Stock Certificate had been issued an account confirmation statement reflecting the New Book-Entry Shares registered in the name of such person(s). Shareholders should not submit any certificates until requested to do so. Shares of common stock held in brokerage accounts will be exchanged by your broker.

Until surrendered for exchange as contemplated herein, each Old Stock Certificate will be deemed at and after the effective time of the reverse stock split to represent the number of whole shares of common stock resulting from the reverse stock split.

Any shareholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book-Entry Shares only after complying with the requirements that Vision and its transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Vision shareholders who hold uncertificated book entry shares prior to the reverse stock split, either as record or beneficial owners, will have their holdings electronically adjusted by Vision’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. No additional action on the Vision part or on the part of any shareholder will be required in order to effect the reverse stock split for uncertificated book-entry shares existing prior to the reverse stock split.

Each share of common stock issued in connection with the reverse stock split will continue to be subject to any restricted transfer or other legends applicable to the shares prior to the reverse stock split.

Risks and Potential Disadvantages Associated with the Reverse Stock Split

The primary purpose of the proposed reverse stock split of Vision common stock is to combine the issued and outstanding shares of common stock into a smaller number of shares so that the shares of common stock will trade at a higher price per share than recent trading prices in order to help maintain the listing of the Vision shares on NASDAQ. Although Vision expects that the reverse stock split will result in an increase in the market price of its common stock, the reverse stock split may not increase the market price of its common stock in proportion to the reduction in the number of issued shares of common stock or result in a permanent increase in the market price, which is dependent upon many factors, including Vision’s performance, prospects and other factors detailed from time to time in its reports filed with the SEC. If the reverse stock split is accomplished and the market price of Vision common stock declines, the percentage decline as an absolute number and as a percentage of Vision’s overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Vision cannot assure that it will be able to maintain the NASDAQ listing for its common stock after the reverse stock split is effected or that the market price per share of common stock after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. Vision also cannot assure that its common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of common stock remains in excess of $1.00. If the merger with Uroplasty is not consummated, Vision may not meet the minimum market value of public float requirement for continued listing on NASDAQ.

Even though the Vision board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

•	the reduced number of outstanding Vision shares resulting from a reverse stock split could adversely affect the liquidity of the common stock;
•	a reverse stock split could result in a significant devaluation of Vision’s market capitalization and the trading price of its common stock, on an actual or an as-adjusted basis;
•	a reverse stock split may leave certain shareholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of common stock, may be more difficult to sell than shares of common stock in even multiples of 100;
•	there can be no assurance that the market price per share of Vision common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split; and
•	the total market capitalization of Vision common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Vision board of directors or contemplating a tender offer or similar transaction). However, this proposal is not being proposed in response to any effort of which Vision is aware to accumulate shares of its common stock or obtain control of the company.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain of the material anticipated federal income tax consequences under current law relating to the reverse stock split. The following discussion does not purport to deal with all aspects of federal income taxation that may be applicable to specific shareholders.

This discussion addresses only holders of Vision common stock who hold their shares as a “capital asset” and are “U.S. persons,” each as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the reverse stock split. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Vision shares in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Uroplasty shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Vision shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of outstanding Vision shares).

The following description of federal income tax consequences is based on the Code, and applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this joint proxy statement/prospectus. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This discussion should not be considered tax or investment advice, and the tax consequences may not be the same for all shareholders.

Each Vision shareholder is urged to consult his, her or its own tax advisors to determine particular federal tax consequences to such shareholder of the proposed reverse stock split, as well as the applicability and effect of state, local, foreign and other laws.

The following discussion is limited to certain tax consequences resulting to shareholders of Vision as part of the reverse stock split. Accordingly, holders of options and warrants to purchase Vision common stock or debt convertible into Vision common stock should consult their own tax advisors with respect to the tax consequences associated with the proposed reverse stock split.

Vision believes that the proposed reverse stock split will constitute a tax-free recapitalization under section 368(a)(1)(E) of the Code. Accordingly, Vision believes that its shareholders and Vision will not recognize gain or loss on the proposed reverse stock split (other than the cash payments for fractional shares discussed below). Each shareholder’s tax basis in his or her shares of Vision common stock received in a reverse stock split will be equal to such shareholder’s tax basis in the shares of Vision common stock held immediately prior to the effectiveness of such reverse stock split (excluding any portion of such basis that is allocated to any fractional share for which cash is received), and that shareholder’s holding period of such shares of Vision common stock for federal income tax purposes will include the holding period of such shares that were surrendered in connection with such reverse stock split, provided such shares were held as a capital asset at the time of the effectiveness of such reverse stock split.

Vision shareholders that receive cash in lieu of fractional shares will recognize dividend income, or capital gain or loss, depending on the particular facts and circumstances of the shareholder. To the extent the cash received in lieu of fractional shares is treated as giving rise to dividend income, U.S. holders who are individuals may be taxed at the reduced rates generally applicable to long-term capital gains, subject to certain limitations. To the extent the cash received in lieu of fractional shares is treated as an exchange, a shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder and the adjusted tax basis deemed to be allocated to the fractional shares. Any capital gain or loss realized will be treated as long-term capital gain or loss if the holder’s holding period for the Vision shares surrendered is greater than one year. Long-term capital gains of shareholders who are individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Shareholders should consult their own advisors as to the proper treatment of any cash received in lieu of fractional shares.

In general, the aggregate tax basis in the Vision shares received pursuant to the reverse stock split should equal the aggregate tax basis of the Vision shares surrendered (excluding any portion of such basis that is allocated to any fractional Vision share for which cash is received). The shareholder’s holding period in the Vision shares received should include the holding period in the Vision shares surrendered pursuant to the reverse stock split. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the Vision shares surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of Vision shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of those shares.

Shareholders may be subject to information reporting with respect to the receipt of cash in lieu of fractional shares unless those holders can establish an exemption. In addition, shareholders may be subject to a backup withholding tax on the cash paid in lieu of fractional shares if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Although Vision is of the belief that the U.S. federal income tax consequences to the proposed reverse stock split will be as described above, the IRS is not precluded from taking a contrary position that could have an adverse tax consequence on holders of the Vision common stock. There can be no assurance that the U.S. federal income tax consequences described above will not be challenged by the IRS or, if challenged, will be decided favorably to the Vision shareholders.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that the Vision shareholders vote “FOR” the proposal to amend the Amended and Restated Certificate of Incorporation of Vision to effect a reverse stock split by a ratio of not less than 1 for 4 and not more than 1 for 6 on or before December 31, 2015, with the exact ratio to be set at a whole number within the above range as determined by the Vision board of directors in its discretion.

VISION PROPOSAL NO. 5 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK IF THE REVERSE STOCK SPLIT IS NOT APPROVED

The Vision board of directors has unanimously approved an amendment to the Current Vision Certificate to increase the number of authorized shares of common stock from 100,000,000 to 275,000,000, if the proposed reverse stock split is not approved by the Vision shareholders. The amendment will be effected, if at all, by the filing of an amendment to the Current Vision Certificate in the form set forth as Annex H to this joint proxy statement/prospectus, with the Delaware Secretary of State.

The merger is conditioned on approval of either this proposal or “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.”

Reason for the Amendment

As contemplated by the merger agreement, and subject to the terms and conditions therein, upon consummation of the merger and as a result thereof, each Uroplasty share outstanding immediately prior to the merger will be converted into the right to receive 3.6331 Vision shares. Additionally, all outstanding options to purchase Uroplasty shares and other equity awards based on Uroplasty shares which are outstanding immediately prior to the consummation of the merger will become options to purchase Vision shares and awards based on Vision, respectively. Vision does not currently have a sufficient number of shares authorized under the Current Vision Certificate to cover these issuances.

As of February 9, 2015, there were 48,315,387 Vision shares outstanding. Pursuant to the merger agreement, Vision needs approximately 88.3 million shares available for issuance to Uroplasty shareholders and to reserve for Uroplasty holders of options and other equity awards. If the Vision shareholders do not approve the reverse stock split described under “Vision Proposal No. 4 - Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split”, Vision will not have a sufficient number of authorized Vision shares to effect the merger.

The Vision board also deems it advisable and in Vision’s best interest to increase the authorized number of Vision shares, if the reverse stock split is not approved, to provide the combined company with flexibility to issue more Vision shares without further shareholder approval:

•	in the event the Vision board deems it desirable to issue common stock (or securities exchangeable or convertible into common stock) in connection with one or more public or private offerings, acquisitions, financing transactions, strategic relationships or arrangements or other proper corporate purposes; and
•	to have sufficient number of shares available for issuance to directors, officers, employees and others under Vision’s equity incentive plans and those of the combined company, including the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan described under “Vision Proposal No. 6 – Congentix Medical, Inc. 2015 Omnibus Incentive Plan” beginning on page 217.

The newly authorized Vision shares would be issuable for any proper corporate purpose, including, without limitation, those outlined above. Vision does not presently have specific plans, intentions, agreements, understandings or arrangements regarding the issuance of any Vision shares other than in connection with the merger as described in this joint prospectus/proxy statement.

Vision shareholder approval of this amendment would, in certain circumstances, permit issuances of equity to be taken without the delay and expense associated with further shareholder approval, except to the extent a particular issuance would require shareholder approval under Delaware law or NASDAQ listing requirements for the particular transaction. Unless required by Delaware law or NASDAQ listing requirements, Vision would not be required to seek further shareholder approval prior to the issuance of additional authorized Vision shares and any issuances would be determined by the Vision board of directors, in its sole discretion.

Principal Effects of Increase in Authorized Shares

The increase in the authorized Vision shares will become effective immediately upon filing an amendment to the Current Vision Certificate in the form of Annex H to this joint proxy statement/prospectus with the Secretary of State in the State of Delaware. Vision will make this filing only if the Vision shareholders do not approve the reverse stock split described under “Vision Proposal No. 4 - Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.”

There will be no changes to the Current Vision Certificate by virtue of the filing of this amendment, other than to increase the authorized number of shares of common stock from 100,000,000 shares to 275,000,000 shares. This amendment will not have any immediate effect on the rights of existing shareholders. However, to the extent that additional authorized Vision shares are issued in the future, the issuances would have consequences on existing Vision shareholders, including diluting existing shareholder net tangible book value and voting power. Existing Vision shareholders do not have any preemptive rights to purchase or subscribe for any part of any new or additional issuance of securities.

Risks and Possible Disadvantages Associated with the Increase in Authorized Shares

If this amendment is approved, any subsequent issuance of additional Vision shares – including the issuance contemplated by the merger agreement - would increase the number of outstanding Vision shares and would dilute the percentage ownership of existing shareholders (not participating in any such issuance). The increase in authorized but unissued number of shares could also have possible anti-takeover effects. These authorized but unissued Vision shares could (within the limits imposed by applicable law and NASDAQ requirements): (1) be issued in a transaction that the shareholders believe not desirable; or (2) be issued in one or more transactions that could make a change of control of Vision (other than the merger with Uroplasty) more difficult or costly, and therefore more unlikely. The additional authorized Vision shares could be used to discourage persons from attempting to gain control of Vision by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Vision board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board although perceived to be desirable by some shareholders. The board is not aware of any effort by a third party to accumulate or securities or obtain control of Vision by means of a merger, tender offer, solicitation in opposition to management or otherwise nor does the Vision board have any intention of using additional authorized Vision shares to deter a change of control, all except as it relates to the merger with Uroplasty as described in this joint proxy statement/prospectus.

Recommendation of the Vision Board of Directors

The Vision board recommends that the Vision shareholders vote “FOR” the proposal to amend the Current Vision Certificate to increase the number of authorized shares of common stock from 100,000,000 to 275,000,000, if the proposed reverse stock split is not approved by the Vision shareholders.

VISION PROPOSAL NO. 6 – COGENTIX MEDICAL, INC. 2015 OMNIBUS INCENTIVE PLAN

Introduction

As described under “The Merger Agreement—Conditions to Completion of the Merger,” the obligations of Vision and Uroplasty to complete the merger are subject to the satisfaction of certain conditions as of the closing date, including the condition that Vision will have increased the number of shares of its common stock available for issuance pursuant to equity-based awards under Vision equity incentive plans, pursuant to one or more plans to be newly created, by at least 12,300,000 Vision shares.

On January 20, 2015, in connection with the merger and upon recommendation of the Vision compensation committee, the Vision board of directors approved and adopted the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan, or the 2015 plan, subject to approval by the Vision shareholders. If approved by Vision shareholders, the 2015 plan will become effective subject to and effective as of the effective time of the merger. If Vision shareholders approve the 2015 plan, it will replace the Vision-Sciences, Inc. 2007 Stock Incentive Plan, or the 2007 plan, and the Vision-Sciences, Inc. 2003 Director Option Plan, or the 2003 plan. If Vision shareholders approve the 2015 plan, no new awards will be granted under the 2007 plan or the 2003 plan and any shares of Vision common stock available for issuance under the 2007 plan or the 2003 plan that are not subject to outstanding awards will no longer be available for issuance under the 2007 plan or the 2003 plan. The terms of the 2007 plan and the 2003 plan will continue to govern the outstanding awards under those plans, until exercised, expired, paid or otherwise terminated or canceled. If Vision shareholders do not approve the 2015 plan, the 2007 plan and the 2003 plan will continue as if the 2015 plan did not apply and was not adopted by the Vision board of directors. In addition, the Vision-Sciences, Inc. 2000 Stock Incentive Plan, under which no new awards are granted and which we refer to collectively with the 2007 plan and the 2003 plan as the “prior Vision plans,” will continue to govern any outstanding awards under that plan, until exercised, expired, paid or otherwise terminated or canceled.

All outstanding Uroplasty stock options, restricted stock awards and performance awards will, immediately prior to the effective time of the merger, be converted into awards based on Vision shares on the terms and conditions described under “The Merger Agreement—Treatment of Uroplasty Options and Other Uroplasty Equity-Based Awards,” but, except for certain performance awards that may be settled by the issuance of shares available under the 2015 plan, those awards will otherwise continue to be governed by the terms of the Uroplasty, Inc. 2006 Amended Stock Incentive Plan (the “Uroplasty 2006 Plan”) or the Uroplasty, Inc. 2002 Employee Stock Option Plan (which we refer to as the “prior Uroplasty plans” and together with the prior Vision plans, as the “prior plans”), as applicable, until exercised, expired, paid or otherwise terminated or canceled. However, no new awards will be granted under the prior Uroplasty plans after the merger.

The purpose of the 2015 plan is to advance the interests of the combined company and its shareholders by enabling the combined company and its subsidiaries to (i) attract and retain qualified individuals to perform services, (ii) provide incentive compensation for such individuals that is linked to the growth and profitability of the combined company and enhancement of shareholder value, and (iii) provide opportunities for equity participation that align the interests of key employees and board members with those of the combined company’s shareholders.

The 2015 plan permits the compensation committee of the combined company, or a subcommittee thereof (which we refer to as the “committee”), to grant to eligible employees, directors and consultants of the company non-statutory and incentive stock options, stock appreciation rights (also known as SARs), restricted stock awards, restricted stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock based awards. Subject to adjustment, the maximum number of shares of common stock authorized for issuance under the 2015 plan is 12,500,000 shares, which include the number of shares that may become issuable in connection with the settlement of performance awards granted in October 2014 to executive officers of Uroplasty under the Uroplasty 2006 Plan, which awards will be assumed by the combined company in connection with the merger, plus (ii) the number of shares subject to awards outstanding under the prior plans as of the date of shareholder approval of the 2015 plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.

The 12,500,000 Vision shares proposed to be available for issuance under the 2015 plan would be reduced to fully reflect the effect of the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.”

The Vision board of directors is asking Vision shareholders to approve the 2015 plan in order to (i) satisfy the conditions to closing under the merger agreement, (ii) qualify certain awards under the 2015 plan as performance-based compensation for purposes of Section 162(m) of the Code and (iii) qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Code. In addition, since Vision common stock is listed on the NASDAQ Capital Market, the NASDAQ listing rules require shareholder approval of the 2015 plan. If Vision shareholders do not approve the 2015 plan, the prior Vision plans will remain in effect until they terminate in accordance with their respective terms.

Determination of Shares Available for Issuance Under 2015 Plan

When determining the number of shares of common stock to be available for issuance under the 2015 plan, the Vision board of directors considered the following:

•	As of February 9, 2014, there were a total of 10,855 shares of Vision common stock remaining available for issuance under the prior Vision plans and, if the Vision shareholders approve the 2015 plan and the merger is completed, no additional awards will be granted under the prior Vision plans;
•	Based on the average annual net share deductions from the shares reserved under the prior Vision plans and the prior Uroplasty plans in recent years, it is expected that the 12,500,000 shares available under the 2015 plan would last approximately five to seven years, at which time the combined company shareholders would be asked to approve an additional share authorization;
•	The 12,500,000 authorized shares available under the 2015 plan represent approximately 9.7% of the expected number of shares of common stock of the combined company to be outstanding immediately following the merger; and
•	The total number of shares represented by awards outstanding under existing grants under the prior plans (commonly referred to as the “overhang”) and how the value of those shares compares to the expected market value of the combined company.

Except for the potential issuance of shares in connection with the settlement of performance awards granted in October 2014 to executive officers of Uroplasty under the Uroplasty 2006 Plan, which awards will be assumed by the combined company in connection with the merger, there are no specific plans for the issuance of the authorized shares under the 2015 plan, if approved by Vision shareholders. It is expected that the combined company would continue to grant awards consistent with past practice at the discretion of the committee.

Reasons Why Vision Shareholders Should Vote in Favor of Approval of the 2015 Plan

The Vision board of directors recommends a vote for approval of the 2015 plan as the board believes the proposed plan is in the best interests of Vision and its shareholders for the following reasons:

Satisfies one of the conditions to complete the merger.    As mentioned above, one of the conditions to the obligation of Vision and Uroplasty to complete the merger is that Vision will have increased the number of shares of its common stock available for issuance pursuant to equity-based awards under Vision equity incentive plans, pursuant to one or more plans to be newly created, by at least 12,300,000 Vision shares. Accordingly, one of the reasons that the Vision board of directors recommends a vote for the approval of the 2015 plan and believes that it is in the best interests of Vision and Vision shareholders to approve the 2015 plan is that it will facilitate the proposed merger with Uroplasty and satisfy the related condition to the parties’ obligations to complete the merger.

The proposed plan will advance company and shareholder interests by allowing the combined company to attract and retain key talent.    Talented, motivated and effective employees, non-employee directors and consultants will be essential to executing the combined company’s business strategies. Stock-based compensation and annual cash incentive compensation have been an important components of total compensation for the combined company’s key employees for many years because such types of compensation enable the combined company to effectively recruit and retain qualified individuals while encouraging them to think and act like company owners. If Vision shareholders approve the 2015 plan, the Vision board of directors believes the combined company will maintain its ability to offer competitive compensation packages to both attract new talent and retain its best performers.

The proposed plan is consistent with Vision’s pay-for-performance compensation philosophy to increase shareholder value.    Vision believes that stock-based compensation, by its very nature, is performance-based compensation. Over time, the most significant component of total compensation for company executives is incentive compensation in the form of both stock-based and cash-based incentives that are tied to the achievement of business results. The combined company will continue to use incentive compensation both to reinforce desired business results for key employees and to motivate them to achieve those results.

The proposed plan will better enable the combined company to align the interests of its directors and key employees with those of its shareholders.    The Vision board of directors believes that stock-based compensation programs, as well as annual cash incentive programs for employees, help align the interests of the combined company’s non-employee directors and employees with those of its shareholders. The Vision board of directors believes that Vision’s long-term stock-based incentives help promote long-term retention of the combined company employees and encourage significant ownership of the combined company common stock. The Vision board of directors believes annual cash incentives reinforce achievement of Vision’s business performance goals by linking a significant portion of participants’ compensation to the achievement of these performance goals. If the 2015 plan is approved, the combined company will be able to maintain these important means of aligning the interests of non-employee directors and employees with those of shareholders.

The proposed plan protects shareholder interests and embraces sound stock-based compensation practices.    As described in more detail below under the heading “Summary of Sound Governance Features of the 2015 Plan,” the 2015 plan includes a number of features that are consistent with protecting the interests of shareholders and sound corporate governance practices.

Summary of Sound Governance Features of the 2015 Plan

The Vision board of directors believes that the 2015 plan contains several features that are consistent with protecting the interests of the combined company’s shareholders and sound corporate governance practices, including the following:

No “evergreen” provision.    The number of shares of common stock available for issuance under the 2015 plan is fixed and will not adjust based upon the number of outstanding shares of common stock. If the proposed plan is approved by Vision shareholders, it is currently expected that the number of shares authorized for issuance under the 2015 plan will last approximately five to seven years, at which time it is expected that combined company shareholders will be asked to approve an additional share authorization.

Will not be excessively dilutive to shareholders.    Subject to adjustment, the maximum number of shares of common stock authorized for issuance under the 2015 plan will be (i) 12,500,000 shares, which include the number of shares that may become issuable in connection with the settlement of performance awards granted in October 2014 to executive officers of Uroplasty under the Uroplasty 2006 Plan, which awards will be assumed by the combined company in connection with the merger, plus (ii) the number of shares subject to awards outstanding under the prior plans as of the date of shareholder approval of the 2015 plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.

Accounting for full value awards.    The total number of shares of common stock available for issuance under the 2015 plan will be reduced by 1.25 shares for each share issued pursuant to a “full value” award or potentially issuable pursuant to a “full value” award, which are awards other than stock options or SARs that are settled by the issuance of shares of common stock.

No “recycling” of shares from exercised stock options or SARs.    Shares withheld to satisfy tax-withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered because of a “net exercise” of a stock option or settlement of a SAR in shares of common stock will not become available for issuance as future award grants under the 2015 plan.

No reload stock options or SARs.    The 2015 plan does not authorize reload stock options or SARs.

Stock option exercise prices and SAR grant prices will not be lower than the fair market value on the grant date.    The 2015 plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of common stock on the grant date. The 2015 plan does allow for the subsequent adjustment of the exercise prices of outstanding awards in connection with certain corporate transactions, such as a recapitalization or stock split, as may be necessary in order to prevent dilution or enlargement of the rights of participants.

No re-pricing or exchange of “underwater” options or SARs without shareholder approval.    The 2015 plan prohibits the re-pricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions, such as a recapitalization or stock split, as may be necessary in order to prevent dilution or enlargement of the rights of participants. The 2015 plan defines “re-pricing” broadly to include amendments or modifications to the terms of outstanding stock options or SARs to lower the exercise or grant price, canceling “underwater” stock options or SARs in exchange for cash, replacement awards having a lower exercise price or other awards, or repurchasing “underwater” stock options or SARs and granting new awards.

Stock options, SARs and unvested performance awards are not entitled to dividend equivalent rights.    Stock option, SAR and unvested performance award holders have no rights as shareholders with respect to the shares underlying their awards until such awards are exercised or vested and shares are issued. As a result, stock options, SARs and unvested performance awards under the 2015 plan have no dividend equivalent rights associated with them.

Shareholder approval is required for material revisions to the plan.    Consistent with NASDAQ listing rules, the 2015 plan requires shareholder approval of material revisions to the plan. The 2015 plan also requires shareholder approval of certain additional revisions to the plan that would not otherwise require shareholder approval under the NASDAQ listing rules.

Members of the committee administering the plan are non-employee, independent and outside directors.    The 2015 plan will be administered by the combined company’s compensation committee, or by a subcommittee thereof, or any other committee designated by the board of the combined company in accordance with the 2015 plan. All members of any committee administering the 2015 plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent” under the NASDAQ listing rules, the rules and regulations of the SEC and other applicable laws, and “outside directors” within the meaning of Section 162(m) of the Code.

“Clawback” provisions.    The 2015 plan contains “clawback” provisions. If the committee determines that a participant has taken any action that would constitute “cause” or an “adverse action,” as the 2015 plan defines such terms, while providing services to the company, or after termination of such services, all rights of the participant under the 2015 plan and any agreements evidencing an incentive award the participant then holds will terminate and be forfeited. In addition, the committee may require the participant to return to the company any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, the 2015 plan incorporates the Sarbanes-Oxley Act of 2002 automatic forfeiture standard for certain participants in connection with material noncompliance, as a result of misconduct, resulting in an accounting restatement. In addition, all awards under the 2015 plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the committee and set forth in the applicable award agreement.

“Double-Trigger” vesting following change in control.    If the surviving or acquiring company in a change in control assumes the combined company’s outstanding incentive awards or provides for their equivalent substitutes, the 2015 plan provides for accelerated vesting of incentive awards following a change in control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change in control. By using a so-called “double trigger” change in control, and thereby tying accelerated vesting to a change in control and a subsequent event, rather than the mere consummation of a change in control transaction, Vision believes the combined company will be better able to balance the employee’s need for certainty with the interests of the combined company’s shareholders.

Minimum vesting and performance period requirements.    No shares of common stock may be granted under the 2015 plan subject to (a) SARs, restricted stock awards or restricted stock units granted to employees that vest solely based on continued service of the employees and that become exercisable more rapidly than ratably over a three year period after the date of grant, except in connection with the death, disability or retirement of an employee or a change in control; or (b) performance awards granted to employees with a performance period of less than one year, except in connection with the death or disability of an employee or a change in control.

No discretionary vesting authority.    The committee does not have the authority to waive, lapse or accelerate the exercisability or vesting of any award held by an employee, except (a) in connection with the death, disability or retirement of the participant or a change in control, (b) upon the achievement of performance goals as provided in the 2015 plan or (c) to the extent that the aggregate number of shares of common stock covered by all such waived, lapsed or accelerated awards do not exceed 5% of the total number of shares authorized for awards under the 2015 plan.

Equity Compensation Plan Information as of February 9, 2015

Under the heading “Securities Authorized for Issuance Under Equity Compensation Plans,” as required by SEC rules, information is provided about shares of Vision common stock that may be issued under Vision’s equity compensation plans as of March 31, 2014, Vision’s most recent fiscal year-end date. To facilitate the approval of the 2015 plan, set forth below is certain additional information.

•	As of February 9, 2015, there were 48,315,387 shares of Vision common stock outstanding.
•	Immediately following the effective time of the merger, we expect there to be approximately 128.7 million shares of common stock of the combined company outstanding.
•	The market value of one share of Vision common stock on February 9, 2015, as determined by reference to the closing price of Vision common stock, as reported by NASDAQ, was $0.49.
•	The number of shares of Vision common stock issuable upon exercise of outstanding stock options as of February 9, 2015, under each prior Vision plans, was 4,781,904.
•	The weighted average exercise price of all outstanding stock options as of February 9, 2015, was $1.41.
•	The weighted average remaining term for all outstanding stock options as of February 9, 2015, was 6.9 years.
•	The total number of unvested full value awards outstanding as of February 9, 2015, was 1,488,957.

Summary of the 2015 Plan Features

Below is a summary of the major features of the 2015 plan. The summary is qualified in its entirety by reference to the full text of the 2015 plan, a copy of which is attached as Annex I to this joint proxy statement/prospectus.

Purpose.    The purpose of the 2015 plan is to advance the interests of the combined company and its shareholders by enabling the combined company and its subsidiaries to attract and retain qualified individuals to perform services, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of the combined company and increases in shareholder value, and provide opportunities for equity participation that align the interests of recipients with those of company shareholders.

Plan Administration.    The committee will administer the 2015 plan. All members of the committee will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent” under the NASDAQ listing rules, the rules and regulations of the SEC and other applicable laws, and “outside directors” within the meaning of Section 162(m) of the Code.

Under the terms of the 2015 plan, subject to certain limitations, the committee will have the authority to, among other things:

•	Select eligible participants to whom awards are granted;
•	Determine the types and amounts of awards to be granted and when;
•	Determine the provisions of such awards, including the applicable performance measures, if any, and the duration, restrictions and conditions of such incentive awards;

•	Subject to shareholder approval requirements for some amendments, determine whether and under what circumstances and terms to amend the 2015 plan or any outstanding incentive award agreement;
•	Interpret the 2015 plan and any instrument evidencing an incentive award under the 2015 plan and establish rules and regulations pertaining to its administration;
•	Determine fair market value in accordance with the 2015 plan;
•	Adopt subplans or special provisions applicable to incentive awards regulated by the laws of jurisdictions other than the United States;
•	Authorize any person to execute on behalf of the company an incentive award agreement or other instrument required to effect a grant;
•	Determine whether incentive awards will be settled in shares of common stock, cash or in any combination thereof;
•	Determine whether an incentive award will be adjusted for dividend equivalents;
•	Impose restrictions, conditions or limitations on resales and subsequent transfers; and
•	Make any other determination and take any other action that the committee deems necessary or desirable for administration of the 2015 plan.

Delegation.    The committee may delegate to one or more of its members or to one or more officers of the combined company such administrative duties or powers, as it may deem advisable. The committee may authorize one or more directors or officers of the combined company to designate employees, other than officers, directors, or 10% shareholders of the company, to receive awards under the 2015 plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing or Exchange.    The committee may not, except as described below under the heading “Adjustments,” without prior approval of the combined company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price; or (C) other incentive awards; or (iii) repurchasing the underwater options or SARs and granting new incentive awards under the 2015 plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the common stock is less than the exercise price of the option or SAR.

Shares Authorized.    Subject to adjustment (as described below), the maximum number of shares of common stock authorized for issuance under the 2015 plan will be (i) 12,500,000 shares, which include the number of shares that may become issuable in connection with the settlement of performance awards granted in October 2014 to executive officers of Uroplasty under the Uroplasty 2006 Plan, which awards will be assumed by the combined company in connection with the merger, plus (ii) the number of shares subject to awards outstanding under the prior plans as of the date of shareholder approval of the 2015 plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares (in each case, subject to reduction to fully reflect the effect of the reverse stock split contemplated by “Vision Proposal No. 4—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split”). No more than 12,500,000 shares may be granted as incentive stock options and the total number of shares of common stock available for issuance under the 2015 plan will be reduced by 1.25 shares for each share issued pursuant to a “full value” award or potentially issuable pursuant to a “full value” award.

Shares of common stock that are issued under the 2015 plan or that are subject to outstanding incentive awards will be applied to reduce the maximum number of shares of common stock remaining available for issuance under the 2015 plan only to the extent they are actually used. However, the full number of shares of common stock subject to SARs granted under the 2015 plan that are settled by the issuance of shares of common stock will be counted against the shares authorized for issuance under the 2015 plan, regardless of the number of shares actually issued upon settlement of such SARs. Furthermore, any shares of common stock withheld to satisfy tax withholding obligations on incentive awards issued under the 2015 plan, any shares of common stock withheld to pay the exercise price of incentive awards under the 2015 plan and any shares of common stock not issued or delivered as a result of the “net exercise” of an outstanding option will be counted against the shares of common stock authorized for issuance under the 2015 plan. Any shares of common stock repurchased by the combined company on the open market using the proceeds from the exercise of an incentive award will not increase the number of shares available for future grant of incentive awards. Any shares of common stock related to incentive awards under the 2015 plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, or are settled in cash in lieu of shares, or are exchanged with the committee’s permission, prior to the issuance of shares, for incentive awards not involving shares, will be available again for grant under the 2015 plan (with such increase in connection with full value awards based on the ratio of 1.25 shares for each terminated share).

Annual Award Limits.    The annual limits listed below apply to grants that are intended to qualify as of awards of performance-based compensation under Section 162(m) of the Code. These limits are per “participant,” per “year,” as the 2015 plan defines such terms.

•	1,000,000 shares subject to stock options and SARs;
•	1,000,000 shares subject to restricted stock awards and restricted stock units;
•	$5,000,000 or 1,000,000 shares of common stock in performance awards;
•	$5,000,000 in annual performance cash awards;
•	$5,000,000 in other cash-based awards; and
•	1,000,000 shares granted under other stock-based awards

Minimum Vesting and Performance Period Requirements.    No shares of common stock may be granted under the 2015 plan subject to (a) SARs, restricted stock awards or restricted stock units granted to employees that vest solely based on continued service of the employees and that become exercisable more rapidly than ratably over a three year period after the date of grant, except in connection with the death, disability or retirement of an employee or a change in control; or (b) performance awards granted to employees with a performance period of less than one year, except in connection with the death or disability of an employee or a change in control.

Adjustments.    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of the company, the committee will make the appropriate adjustment. These adjustments may be to the number and kind of securities and property that may be available for issuance under the 2015 plan. In order to prevent dilution or enlargement of the rights of participants, the committee may also adjust the number, kind, and exercise price of securities or other property subject to outstanding awards.

Participation.    Incentive awards may be granted to employees, non-employee directors and consultants of the combined company or any of its subsidiaries. A “consultant” is one who renders services that are not in connection with the offer and sale of the combined company’s securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for company securities. As of February 9, 2015, approximately 99 employees and five non-employee directors were eligible to participate in the 2015 plan.

Types of Awards.    The 2015 plan will permit the combined company to grant non-statutory and incentive stock options, stock appreciation rights (also known as SARs), restricted stock awards, restricted stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Non-Statutory and Incentive Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2015 plan permits the grant of both non-statutory and incentive stock options. Each stock option granted under the 2015 plan must be evidenced by an incentive award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. Other than the non-employee director options described below, each stock option will vest and become exercisable at such time or times as determined by the committee. The exercise price of each stock option granted under the 2015 plan must be at least 100% of the fair market value of a share of common stock as of the date the award is granted to a participant. Fair market value is the closing price of common stock, as reported by NASDAQ. The closing price of Vision common stock, as reported by NASDAQ, on February 9, 2015, was $0.49 per share. The committee will fix the terms and conditions of each stock option, subject to certain restrictions. The committee will fix the term of each stock option, but stock options granted under the 2015 plan will not be exercisable more than 10 years after the date the stock option is granted. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in cash or its equivalent. In the discretion of the committee, payment may also be made by the delivery of common stock already owned by the participant prior to such delivery or to be issued upon the exercise of the option being exercised, by broker-assisted cashless exercise, by “net exercise,” or by a combination of such methods; or such other method as may be permitted by the committee. In the case of a “net exercise” of a stock option, the combined company will not require payment of the exercise price or any required tax withholding obligations related to the exercise, but will reduce the number of shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares underlying the stock option and any required tax withholding obligations.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is a right granted to receive payment of cash, stock or a combination of both, equal to the difference between the fair market value of shares of common stock and the grant price of such shares. Each SAR granted must be evidenced by an incentive award agreement that specifies the grant price, the term, and such other provisions as the committee may determine. The exercise price of a SAR must be at least 100% of the fair market value of the combined company’s common stock on the date of grant. The committee will fix the term of each SAR, but SARs granted under the 2015 plan will not be exercisable more than 10 years after the date the SAR is granted. Each SAR granted under the 2015 plan will vest and become exercisable at such time or times as determined by the committee.

Restricted Stock Awards and Restricted Stock Units.    Restricted stock awards and/or restricted stock units may be granted under the 2015 plan. A restricted stock award is an award of common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. Restricted stock units are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. The committee shall determine, and set forth in an incentive award agreement, the period of restriction, the number of shares of restricted stock awards or the number of restricted stock units granted, and other such conditions or restrictions. Participants holding shares of restricted stock awards may be granted voting rights with respect to their shares, but participants holding restricted stock units will not have voting rights with respect to their restricted stock units. After all conditions and restrictions applicable to restricted stock awards and/or restricted stock units have been satisfied or have lapsed (including the satisfaction of any applicable tax withholding obligations), shares of restricted stock awards will become freely transferable (except as otherwise provided in the 2015 plan) and restricted stock units will be paid in cash, shares of common stock, or some combination of cash and shares of common stock as determined by the committee. The committee may provide that restricted stock award is conditioned upon the participant making or refraining from making an election with respect to the award under Section 83(b) of the Code.

Performance Awards.    Performance awards, in the form of cash, shares of common stock or a combination of both, may be granted under the 2015 plan in such amounts and upon such terms as the committee may determine. The committee shall determine, and set forth in an incentive award agreement, the amount of cash and/or number of shares, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares earned by the participant.

Annual Performance Cash Awards.    Annual performance cash awards may be granted under the 2015 plan in such amounts and upon such terms as the committee may determine, based on the achievement of specified performance goals for annual periods or other time periods as determined by the committee. The committee will determine the target amount that may be paid with respect to an annual performance award, which will be based on a percentage of a participant’s actual annual base compensation at the time of grant, up to 150% for any participant. The committee may establish a maximum potential payout amount with respect to an annual performance award of up to 300% of the target payout in the event performance goals are exceeded by an amount established by the committee at the time performance goals are established. The committee may establish measurements for prorating the amount of payouts for achievement of performance goals at less than or greater than the target payout but less than the maximum payout.

Non-Employee Director Awards.    The committee at any time and from time to time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options, SARs or full value awards. The committee may also at any time and from time to time grant on a discretionary basis to non-employee directors non-statutory stock options, SARs or full value awards. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the committee may establish in its sole discretion consistent with the provisions of the 2015 plan.

The 2015 plan permits non-employee directors to elect to receive shares of common stock in lieu of their director fees otherwise payable in cash. The election to receive common stock in lieu of cash must be made in the calendar quarter preceding the date any such fees are payable. The number of shares to be issued is determined by dividing the dollar amount of reserved fees by the fair market value of the common stock on the date such fees would otherwise have been payable.

Any awards granted to non-employee directors under the 2015 plan must be made by a committee consisting solely of directors who are “independent directors” within the meaning of the NASDAQ listing rules.

Other Cash-Based Awards and Other Stock-Based Awards.    Cash-based awards that are not annual performance cash awards may be granted to participants in such amounts and upon such terms as the committee may determine. These other cash-based awards will be paid in cash only. Other stock-based awards (including the grant or offer for sale of unrestricted shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of common stock) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the committee. These other stock-based awards shall be expressed in terms of shares of common stock or units based on shares of common stock, as determined by the committee. Other stock-based awards will be paid in cash or shares of common stock, as determined by the committee.

Performance Measures.    If the committee intends to qualify an incentive award under the 2015 plan as “performance-based compensation” under Section 162(m) of the Code, the performance goals selected by the committee must be based on the achievement of specified levels of one, or any combination, of the following performance measure elements:

•	Sales and revenue measure elements, including gross revenue or sales, sales allowances, net revenue or net sales, invoiced revenue or sales, collected revenue or sales, revenues from new products, and bad debts;
•	Expense measurement elements, including direct material costs, direct labor costs, indirect labor costs, direct manufacturing costs, indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, and total expenses;
•	Profitability and productivity measure elements, including gross margin, net operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), net operating income after taxes (NOPAT), net income, net cash flow, and net cash flow from operations;
•	Asset utilization and effectiveness measure elements, including cash, excess cash, accounts receivable, inventory (WIP and/or finished goods), current assets, working capital, fixed assets, total assets, standard hours, plant utilization, purchase price variance, and manufacturing overhead variance;
•	Debt and equity measure elements, including accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, and total equity;
•	Shareholder and return measure elements, including earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to shareholders, debt coverage ratios, return on assets, return on equity, return on invested capital, and economic profit (for example, economic value added);
•	Customer and market measure elements, including dealer/channel size/scope, dealer/channel performance/effectiveness, order fill rate, customer satisfaction, customer service/care, brand awareness and perception, market share, warranty rates, product quality, and channel inventory; and

•	Organizational and employee measure elements, including headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, and employee diversity.

Any of the above performance measure elements can be used in an algebraic formula (e.g., averaged over a period), combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations based on the performance measure elements to create a performance measure. Any of the performance measures specified in the 2015 plan may be used to measure the performance of the combined company or any subsidiary, as a whole, or any division or business unit, product or product group, region or territory, or any combination thereof, as the committee deems appropriate. Performance measures may be compared to the performance of a group of comparator companies or a published or special index that the committee deems appropriate or, with respect to share price, various stock market indices. The committee also may provide for accelerated vesting of any incentive award based on the achievement of performance goals.

Any incentive award that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be granted, and performance goals for such an incentive award will be established, by the committee in writing not later than 90 days after the commencement of the performance period to which the performance goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the committee establishes the performance goal; and provided further that in no event will a performance goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the performance goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the committee must certify in writing that the performance goals established with respect to such award have been achieved.

The committee may provide in any such incentive award that includes performance goals that any evaluation of performance may include or exclude any of the following events that occur during a performance period: items related to a change in accounting principles; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; foreign exchange gains and losses; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The committee may amend or modify the vesting criteria (including any performance goals, performance measures or performance periods) of any outstanding awards based in whole or in part on the financial performance of the company (or any subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events affecting the combined company or its financial statements or of changes in applicable laws, regulations or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 plan.

The committee may adjust the amount payable pursuant to an incentive award under the 2015 plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code downwards but not upwards. In the event that applicable tax or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the committee will have sole discretion to make such changes without obtaining shareholder approval.

Dividend Equivalents.    With the exception of stock options, SARs and unvested performance awards, awards under the 2015 plan may, in the committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of the combined company’s common stock covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional shares of the combined company’s common stock by such formula and at such time and subject to such limitations as determined by the committee.

Termination of Service.    Except as otherwise provided in the 2015 plan or an incentive award agreement, in the event a participant’s employment or other service with the company or any of its subsidiaries is terminated by reason of death or disability, then:

•	All outstanding stock options (including non-employee director options) and SARs held by the participant will become immediately exercisable and will remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expires;
•	All outstanding shares of restricted stock held by the participant will become fully vested;
•	All outstanding, but unpaid, restricted stock units, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any incentive awards that vest based on the achievement of performance goals, if a participant’s employment or other service with the combined company or any subsidiary is terminated by death or disability prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years; and
•	If the effective date of such termination is before the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will terminate and be forfeited, but if the effective date of such termination is on or after the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will be paid to the participant in accordance with the payment terms of such award.

Except as otherwise provided in the 2015 plan or an incentive award agreement, in the event a participant’s employment or other service with the combined company or any of its subsidiaries is terminated by reason of retirement (except with respect to non-employee directors), then:

•	All outstanding stock options (other than non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for one year after the date of such retirement, but will not be exercisable later than the date the stock options or SARs expires;
•	All stock options, SARs and all outstanding shares of restricted stock held by the participant that then have not vested will terminate and be forfeited;
•	All outstanding, but unpaid, restricted stock units, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any incentive awards the vesting of which is based on the achievement of performance goals, if a participant’s employment or other service with the combined company or any subsidiary, as the case may be, is terminated by reason of retirement prior to the end of the performance period of such incentive award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years; and
•	If the effective date of such retirement is before the end of the performance period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will terminate and be forfeited, but if the effective date of such retirement is on or after the end of the performance period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will be paid to the participant in accordance with the payment terms of such award.

Except as otherwise provided in the 2015 plan or an incentive award agreement, if a plan participant’s employment or other service with the combined company or any of its subsidiaries is terminated for any reason other than death, disability or retirement, then:

•	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of termination, but those that are not exercisable will terminate and be forfeited;
•	All stock options, SARs and outstanding shares of restricted stock held by the participant that then have not vested will terminate and be forfeited;
•	All outstanding, but unpaid, restricted stock units, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited; and
•	All outstanding annual performance cash awards held by a participant will terminate and be forfeited.

It is important to note that the foregoing terms are the standards that will be applicable to awards to the extent that the award agreement does not provide for different terms. The committee may, in its sole discretion, and consistent with other terms of the 2015 plan, provide for different termination, forfeiture, vesting and exercisability provisions, whether more or less restrictive than the foregoing standard terms, in any agreement evidencing an incentive award granted under the 2015 plan.

Modification of Rights upon Termination.    Upon a participant’s termination of employment or other service with the combined company or any subsidiary, the committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, restricted stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; (b) the committee may not adjust the amount payable pursuant to an incentive award under the 2015 plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code upwards but may adjust the amount payable under such an awards downwards (unless the applicable tax or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval, in which case the committee will have sole discretion to make such changes without obtaining shareholder approval); (c) the committee taking any such action relating to non-employee director awards will consist solely of “independent directors” as defined by NASDAQ (or other applicable exchange or market on which the common stock may be traded or quoted); and (d) any such action by the committee adversely affecting any outstanding incentive award will not be effective without the consent of the affected participant, except to the extent the committee is authorized by the 2015 plan to take such action.

Determination of Termination.    The change in a participant’s status from an employee to a consultant will be deemed a termination unless the committee determines otherwise, in its sole discretion. The change in a participant’s status from a consultant to an employee will not be deemed a termination of the participant’s service as a consultant. Unless the committee determines otherwise, a participant’s termination date will be deemed to be the date recorded on personnel or other records of the combined company or any subsidiary. If the payment of an incentive award that is subject to Section 409A of the Code is triggered by termination of a participant’s employment or other service, the termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of employment or service, as the case may be.

Forfeiture and Recoupment.    If a participant is determined by the committee to have taken any action while providing services to the combined company or after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2015 plan, all rights of the participant under the 2015 plan and any agreements evidencing an incentive award then held by the participant will terminate and be forfeited. The committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any incentive awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to the combined company, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. The combined company may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the committee to determine whether “cause” or “adverse action” exists. The combined company is entitled to withhold and deduct future wages to collect any amount due. In addition, if the combined company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the combined company for the amount of any award received by such individual under the 2015 plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, all awards under the 2015 plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the combined company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the committee and set forth in the applicable award agreement.

Change in Control and Acceleration of Vesting.    Generally, a change in control will mean:

•	The sale, lease, exchange or other transfer of all or substantially all of the assets of the combined company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the combined company,
•	The approval by combined company’s shareholders of any plan or proposal for the liquidation or dissolution of the combined company, or
•	A change in control of a nature that would currently be required to be reported in response to Item 5.01 of SEC Form 8-K, whether or not the company is then subject to such reporting requirement.

Such a change in control will be deemed to have occurred at such time as (x) any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more of the combined voting power of the combined company’s outstanding securities ordinarily having the right to vote at elections of directors or (y) individuals who constitute the board of directors of the combined company on the effective date of the 2015 plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 2015 plan whose election, or nomination for election by the combined company’s shareholders, was approved by a vote of at least a majority of the directors comprising the board of directors on the effective date of the 2015 plan (either by a specific vote or by approval of the proxy statement of the combined company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such person were a member of the board of directors on the effective date of the 2015 plan.

Without limiting the authority of the committee to adjust incentive awards as discussed under the headings “Plan Administration” and “Adjustments,” if a change in control of the combined company occurs, then, unless otherwise provided in the incentive award agreement, if the combined company is not the surviving corporation and the acquiring corporation does not assume the outstanding incentive awards or substitute equivalent awards, then:

•	All outstanding stock options and SARs will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock options or SARs have been granted remains in employment or service with the combined company or any subsidiary;
•	All restrictions and vesting requirements applicable to any incentive award based solely on the continued service of the participant will terminate; and

•	All incentive awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved at target and will become immediately payable.

However, no incentive award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the occurrence of a change in control unless the event or circumstances constituting the change in control also constitute a “change in the ownership” of the combined company, a “change in the effective control” of the company or a “change in the ownership of a substantial portion of the assets” of the combined company, in each case as determined under Section 409A of the Code. The treatment of any other incentive awards in the event of a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable incentive award agreement. The committee is given the power under the 2015 plan to alternatively provide that upon a change in control any or all outstanding stock-based awards will be canceled and terminated and the holders will receive a payment of cash or stock equal to the difference, if any, between the consideration received by shareholders in respect of a share of common stock in connection with the change in control and the purchase price per share, if any, under the award, multiplied by the number of shares subject to such award, provided that if such product is zero or less, or the award is not exercisable, the award may be canceled and terminated without payment for such award.

If the combined company is the surviving corporation following a change in control, or the acquiror assumes the outstanding incentive awards or substitutes equivalent equity awards relating to the securities of such acquiror or its affiliates for such incentive awards, then all incentive awards under the 2015 plan or the substitute awards will remain outstanding and be governed by their respective terms and the provisions of the 2015 plan or its successor.

If a participant’s employment or other service with the combined company is terminated without “cause” or “adverse action” or by the participant for “good reason” (as such terms are defined in the 2015 plan), in either case within two years following a change in control, then:

•	All outstanding options and SARs will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options or SARs have been granted remains in employment or service with the combined company;
•	All restrictions and vesting requirements applicable to any incentive award based solely on the continued service of the participant will terminate; and
•	All incentive awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved at target and will become immediately payable.

However, no incentive award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the termination of the participant’s employment or service following a change in control unless such termination also constitutes a “separation from service” and unless the event or circumstances constituting the change in control also constitute a “change in the ownership” of the combined company, a “change in the effective control” of the combined company or a “change in the ownership of a substantial portion of the assets” of the combined company, in each case as determined under Section 409A of the Code. The treatment of any other incentive awards in the event of a participant’s termination of employment or service following a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable award agreement.

Term, Termination and Amendment.    Unless sooner terminated by the board of directors of the combined company, the 2015 plan will terminate at midnight on [•], 2025. No incentive award will be granted after termination of the 2015 plan, but incentive awards outstanding upon termination of the 2015 plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2015 plan.

Subject to certain exceptions, the board of directors of the combined company has the authority to terminate and the committee has the authority to amend the 2015 plan or any outstanding award agreement at any time and from time to time provided that any amendment to the 2015 plan will not become effective without shareholder approval (i) to increase the maximum number of shares of the combined company’s common stock which may be issued pursuant to the 2015 plan, (ii) to increase any limitation set forth in the 2015 plan on the number of shares of common stock which may be issued, or the aggregate value of award which may be made, in respect of any type of award to any single participant during any specified period, (iii) to change the class of individuals eligible to participate in the 2015 plan, (iv) to reduce the minimum exercise price of any option or grant price of any SAR, or (v) if such approval is otherwise required to comply with applicable laws, rules or regulations. No termination or amendment of the 2015 plan or an incentive award agreement shall adversely affect in any material way any award previously granted under the 2015 plan without the written consent of the participant holding such award.

No amendments to the 2015 plan will be effective without shareholder approval if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which the common stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where incentive awards are, or will be, granted under the 2015 plan; or (b) such amendment would: (i) modify the restrictions on re-pricing; (ii) materially increase benefits accruing to participants; (iii) increase the aggregate number of shares of common stock issued or issuable under the 2015 plan; (iv) increase any limitation set forth in the 2015 plan on the number of shares of common stock which may be issued or the aggregate value of incentive awards which may be made, in respect of any type of incentive award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the 2015 plan; or (vi) reduce the minimum exercise price as set forth in the 2015 plan.

No Waiver, Lapse or Acceleration of Exercisability or Vesting.    The committee does not have the authority to waive, lapse or accelerate the exercisability or vesting of any award held by an employee, except (a) in connection with the death, disability or retirement of the participant or a change in control, (b) upon the achievement of performance goals as specified in the 2015 plan or (c) to the extent that the aggregate number of shares of common stock covered by all such waived, lapsed or accelerated awards do not exceed 5% of the total number of shares authorized for awards under the 2015 plan.

Plan Benefits.    It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the 2015 plan or would have been received by or allocated to participants for the last completed fiscal year if the 2015 plan had then been in effect because awards under the 2015 plan will be made at the discretion of the committee. No options or other awards have been previously granted under the 2015 plan.

Federal Income Tax Information

The following is a general summary, as of the date of this joint proxy statement/prospectus, of the federal income tax consequences to participants and the combined company of transactions under the 2015 plan. This summary is intended for the information of shareholders considering how to vote at the Vision special meeting and not as tax guidance to participants in the 2015 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2015 plan.

Incentive Stock Options.    With respect to incentive stock options, generally, the stock option holder is not taxed, and the combined company is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares of common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of common stock are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the combined company’s common stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, the combined company will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Non-Statutory Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of the combined company’s common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and the combined company will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of an SAR will not cause the participant to recognize ordinary income or entitle the combined company to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and the combined company will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, restricted stock units, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the award granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the award on such date over the participant’s cost for such award (if any), and the same amount is deductible by the combined company, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and the combined company’s deduction will be measured and timed as of the grant date of the award. If the award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the award at the time of grant over the participant’s cost, if any, and the same amount is deductible by the combined company, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock or stock unit award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by the combined company.

Annual Performance Cash Awards and Other Cash-Based Awards.    Annual performance cash awards and other cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and the combined company will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations.    The combined company is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the recipient to pay to us, an amount necessary for the combined company to satisfy the recipient’s federal, state or local tax withholding obligations with respect to incentive awards granted under the 2015 plan. Withholding for taxes will be limited to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the combined company. The committee may permit a participant to satisfy a tax obligation by withholding shares of common stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A.    A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m).    Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual, who on the last day of the taxable year was the Chief Executive Officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The 2015 plan has been designed to permit the committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m) of the Code.

Excise Tax on Parachute Payments.    Unless otherwise provided in a separate agreement between a participant and the combined company, if, with respect to a participant, the acceleration of the vesting of an incentive award or the payment of cash in exchange for all or part of an incentive award, together with any other payments that such participant has the right to receive from the combined company, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, the combined company will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under Vision’s equity compensation plans as of February 9, 2015:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(B) Weighted average exercise price of outstanding options, warrants, and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding column (A))
Equity compensation plans approved by security holders	4,781,904	(i)	$1.43	10,855	(ii)
Equity compensation plans not approved by security holders	—		—	—
Total	4,781,904		$1.43	10,855

(i)	Does not include 1,880,620 shares of Vision common stock underlying warrants held by Lewis C. Pell that were issued in connection with convertible promissory notes. Shares issuable under the 2007 Stock Incentive Plan may also be issued in the form of restricted shares, stock appreciation rights, performance shares, or other equity-based awards.
(ii)	Includes any shares of common stock or stock option that would be issuable pursuant to the 2000 Stock Incentive Plan or the 2003 Director Option Plan and restricted shares, stock appreciation rights, performance shares, or other equity-based awards that are issuable under the 2007 Stock Incentive Plan.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that the Vision shareholders vote “FOR” the approval of the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan.

VISION PROPOSAL NO. 7 – APPROVAL OF AMENDMENTS TO
PELL CONVERTIBLE NOTES AND WARRANTS

Vision common stock is currently listed on NASDAQ, and Vision is subject to the marketplace rules of The NASDAQ Stock Market. NASDAQ Listing Rule 5635(d) (“Rule 5635(d)”) requires Vision to obtain shareholder approval prior to the issuance of Vision common stock in connection with certain offerings involving the sale, issuance or potential issuance of common stock (and/or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance. NASDAQ Listing Rule 5635(c) (“Rule 5635(c)” and, together with Rule 5635(d), the “NASDAQ Rules”) requires shareholder approval when a plan or other equity compensation arrangement is established or materially amended. NASDAQ considers the issuance of common stock or securities convertible into or exercisable for common stock by a company to its officers, directors, employees, or consultants, in a private placement at a price less than the market value of the stock to be a form of “equity compensation” requiring shareholder approval.

In various private placement transactions over a period of years, Vision issued to Lewis C. Pell, Chairman of the Vision board of directors, convertible promissory notes and warrants as follows: convertible promissory note dated September 19, 2012 in the aggregate principal amount of $20 million, convertible at a price of $1.20 per share; convertible promissory note dated September 25, 2013 in the aggregate principal amount of $3.5 million, convertible at a price of $0.89 per share; convertible promissory note dated June 16, 2014 in the aggregate principal amount of $5 million, convertible at a price of $1.11 per share (collectively, the “Notes”); warrants dated November 9, 2009 to purchase 272,727 shares of Vision common stock at an exercise price of $1.375 per share; warrants dated November 9, 2009 to purchase 378,788 shares of Vision common stock at an exercise price of $1.65 per share; and warrants dated September 30, 2011 to purchase 1,229,105 shares of Vision common stock at an exercise price of $2.034 per share (collectively, the “Warrants”). The common stock issuable upon conversion of the Notes and exercise of the Warrants currently represents approximately 54% of outstanding Vision common stock. The common stock issuable upon conversion of the Notes and exercise of the Warrants would currently represent approximately 20% of outstanding Vision common stock if the merger, including the issuance of Vision shares to Uroplasty shareholders, were to have already taken effect.

Concurrently with the execution of the merger agreement, Vision and Mr. Pell entered into amendments to each of the Notes (the “Note Amendments”) and to the Warrants (the “Warrant Amendments” and, together with the Note Amendments, the “Debt Amendments”). The Debt Amendments will become automatically effective without further action by Vision or Mr. Pell at the effective time of the merger. As a condition to Uroplasty’s obligations to consummate the merger, the Debt Amendments may not have been terminated, amended, modified or repudiated.

The Note Amendments extend the maturity date of each Note from the fifth anniversary of its issuance date to the fifth anniversary of the effective date of the merger or an earlier change of control of Vision. Change of control is defined in the Note Amendments as (i) any person (as used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of more than 50% of Vision’s voting power; (ii) the direct or indirect sale or exchange by Vision’s shareholders of 50% or more of Vision’s stock to such a person; (iii) approval by Vision’s shareholders of a merger or consolidation, except where it results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of Vision’s outstanding voting securities immediately prior to the transaction; (iv) the sale or other disposition of all or substantially all of the assets comprising Vision’s business; or (v) certain designated individuals cease to constitute a majority of the Vision board of directors or any successor company following any transaction listed in (iii) above.

Except as provided below, the Note Amendments also prevent the Notes from being converted until after three years following the effective date of the merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on the common stock in cash or other property other than common stock. The Notes may be converted earlier prior to a change in control or in connection with Vision’s prepayment of the Notes. The Notes as amended may be prepaid, at the option of Vision and upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Interest on each amended Note is payable on its maturity date or upon repayment or conversion of all or any portion of the principal under such Note. The amended Notes will be subordinated to loans incurred by Vision to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

The Warrant Amendments extend the period during which each of the Warrants may be exercised to the later of (i) the amended maturity date of the Notes or (ii) the date that the Notes are paid in full or converted into shares of Vision common stock in accordance with their terms. The Warrants may be exercised effective immediately prior to the closing of an event constituting a change in control of Vision (other than the merger with Uroplasty contemplated by the merger agreement).

Vision is seeking shareholder approval of the Debt Amendments because such approval may be required under the NASDAQ Rules. Although the Notes and Warrants were originally issued in separate private placement transactions that did not at any time represent 20% of Vision’s outstanding common stock, the Debt Amendments may be considered under the NASDAQ Rules as a single new private placement in which the common stock issuable upon conversion of the Notes and exercise of the Warrants would, in the aggregate, exceed 20% of outstanding Vision common stock and, therefore, require shareholder approval under Rule 5635(d). In addition, because the Debt Amendments will not become effective until the effective time of the merger, and because the market price of Vision common stock at that time cannot currently be known, the NASDAQ Rules could require shareholder approval of one or more of the Debt Amendments under Rule 5635(c).

The merger is conditioned on approval of this proposal if required by NASDAQ. If the Vision shareholders approve the merger agreement and related transactions under “Vision Proposal No. 1—Approval of the Merger Agreement and the Transactions Contemplated Thereby,” but do not approve the Debt Amendments under this Vision Proposal No. 7, and if it is conclusively determined that approval of the Debt Amendments is required under the NASDAQ Rules, then the conditions to the obligations of the parties to complete the merger will not be satisfied.

Recommendation of the Vision Board of Directors

The Vision board of directors recommends that Vision shareholders vote “FOR” the approval of the Amendments to Pell Convertible Notes and Warrants.

VISION PROPOSAL NO. 8 – POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

This proposal would allow Vision, if a proposal is made by the chairman of the Vision board of directors to adjourn the special meeting, to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby.

Recommendation of the Vision Board of Directors

The Vision board of directors unanimously recommends that Vision shareholders vote “FOR” the proposal to adjourn the special meeting, if proposed by the chairman of the Vision board of directors during the special meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF UROPLASTY

The following table presents the beneficial ownership of shares of Uroplasty common stock on February 9, 2015, by each person Uroplasty knows to own more than five percent of Uroplasty common stock, by each director and named executive officer of Uroplasty, and by all directors and executive officers as a group. Unless indicated by footnotes, each shareholder has sole voting and investment power over its shares. The calculations in the table below assume that there are 22,139,069 shares of Uroplasty shares outstanding. As of February 9, 2015, there were approximately 315 record holders of Uroplasty shares.

Name and Address of Beneficial Owner	Current Number of Shares Beneficially Owned(11)	Current Percent of Common Stock		Number of Shares Beneficially Owned Post-Merger(12)	Percent of Common Stock Post-Merger(12)
Beneficial Owners of More Than 5%
Amici Capital, LLC(1) 825 N. Jefferson St., Suite 400 Milwaukee, WI 53202	1,500,000	6.8%		5,449,650	4.2%
Cortina Asset Management LLC(2) 825 N. Jefferson St., Suite 400 ilwaukee, WI 53202	1,770,158	8.0%		6,431,161	5.0%
OrbiMed Advisors LLC(3) 601 Lexington Avenue New York, NY 10022	1,363,500	6.2%		4,953,732	3.8%
Perkins Capital Management, Inc.(4) 730 East Lake Street Wayzata, MN 55391	1,284,788	5.8%		4,667,763	3.6%
Named Executive Officers and Directors
Kenneth H. Paulus	14,475	*	*	52,589	*	*
Kevin H. Roche(5)	82,125	*	*	298,368	*	*
James P. Stauner	94,225	*	*	342,329	*	*
Sven A. Wehrwein	70,925	*	*	257,678	*	*
Robert C. Kill(6)	793,134	3.5%		2,881,535	2.2%
Brett Reynolds	204,667	*	*	743,576	*	*
Darin Hammers	198,467	*	*	721,050	*	*
Susan Hartjes Holman(7)	274,680	1.2%		997,940	*	*
David B. Kaysen(8)	460,872	2.1%		1,674,394	1.3%
Mahedi A. Jiwani(9)	202,542	*	*	735,855	*	*
Nancy A. Kolb	47,557	*	*	172,779	*	*
All directors and executive officers as a group(10)
(7 persons)	1,458,018	6.5%		5,297,125	4.1%

*	Less than 1%.
(1)	Based on Schedule 13G filed on January 23, 2015. It has sole voting and disposition power over the 1,500,000 shares.
(2)	Based on Schedule 13F filed on November 13, 2014. Includes 1,176,360 shares over which it has sole voting power and 1,770,158 shares over which it has sole disposition power.
(3)	Based on Schedule 13F filed on November 14, 2014. Includes 600,600 shares over which it has sole voting power and 1,363,500 shares over which it has sole disposition power.
(4)	Based on Schedule 13G filed on January 28, 2015. Includes 744,477 shares over which it has sole voting power and 1,284,788 shares over which it has sole disposition power.
(5)	Includes 25,000 shares held through Mr. Roche’s IRA.
(6)	Includes 410,000 shares held by Mr. Kill’s revocable trust and over which he has sole voting and disposition power.

(7)	Ms. Holman was terminated by Uroplasty on June 21, 2014. As of that date, Ms. Holman beneficially owned 274,680 shares of Uroplasty common stock. As of February 9, 2015, Uroplasty is unaware of Ms. Holman continuing to beneficially own Uroplasty common stock, and if so, in what amount.
(8)	Mr. Kaysen resigned from the company on April 5, 2013. As of that date, Mr. Kaysen beneficially owned 460,872 shares of our common stock. As of February 9, 2015, Uroplasty is unaware if Mr. Kaysen continues to beneficially own Uroplasty’s stock, and if so, in what amount.
(9)	Mr. Jiwani’s employment terminated on July 19, 2013. As of that date, Mr. Jiwani beneficially owned 202,542 shares of our common stock. As of February, 2015, Uroplasty is unaware if Mr. Jiwani continues to beneficially own Uroplasty’s stock, and if so, in what amount.
(10)	Includes directors serving and executive officers employed as of the date of this joint proxy statement/prospectus.
(11)	Includes shares of Uroplasty common stock subject to stock options held by the following individuals in the following amounts that are currently exercisable or become exercisable within 60 days of February 9, 2015: James Stauner – 27,300; Sven Wehrwein – 27,300; Robert Kill – 268,134; Brett Reynolds – 66,667; and Darin Hammers – 66,667.
(12)	Based on the exchange of Uroplasty common stock and stock options for Vision common stock and stock options based upon the exchange ratio of 3.6331 Vision shares for each Uroplasty share, without taking into account the effect of the proposed reverse stock split of Vision shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS OF VISION

Share Ownership

The table below sets forth certain information concerning the beneficial ownership of Vision common stock as of February 9, 2015 by:

•	each of Vision’s directors and named executive officers;
•	all of Vision’s current directors and executive officers as a group; and
•	each person known to Vision to beneficially own more than 5% of Vision common stock.

The calculations in the table below assume that there are 48,315,387 shares of Vision common stock outstanding. As of February 9, 2015, there were approximately 146 record holders of Vision shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the table below includes shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, or the conversion of any other security. The shares of Vision common stock that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class	Number of Shares Beneficially Owned Post-Merger(12)	Percent of Common Stock Post-Merger(12)
David W. Anderson(2)	112,000	*	112,000	*
Mark S. Landman(3)	299,635	*	299,635	*
Katsumi Oneda(4)	8,311,597	17.2%	8,311,597	6.5%
Jitendra Patel(5)	272,742	*	272,742	*
Lewis C. Pell(6)	35,040,713	47.1%	35,040,713	22.6%
Dr. Cheryl Pegus(7)	90,000	*	90,000	*
John J. Rydzewski(8)	122,500	*	122,500	*
Howard I. Zauberman(9)	2,264,942	4.6%	2,264,942	1.7%
Gary Siegel(10)	60,344	*	60,344	*
All directors and executive officers as a group (9 persons)	46,574,473	61.4%	46,574,473	29.8%
Uroplasty, Inc.(11)	46,574,473	61.4%	46,574,473	29.8%

*	Less than 1% of the shares of Vision common stock outstanding.
(1)	Unless otherwise indicated below, each shareholder listed above has sole voting and sole investment power with respect to all shares, subject to community property laws, if applicable. Unless otherwise indicated below, the address for each such shareholder is c/o Vision-Sciences, 40 Ramland Road South, Orangeburg, New York 10962. The restricted stock awards listed below are subject to forfeiture for failure to achieve certain performance goals or to provide certain services.
(2)	Consists of options to purchase 42,000 shares of common stock, 18,750 shares of restricted stock and 51,250 shares of common stock directly held by Mr. Anderson.
(3)	Consists of options to purchase 208,884 shares of common stock, 64,510 shares of restricted stock and 26,241 shares of common stock directly held by Mr. Landman.
(4)	Consists of (a) 8,192,597 shares of common stock directly held by Mr. Oneda, (b) options to purchase 34,000 shares of common stock, (c) 37,500 shares held by Mr. Oneda’s son and (d) 47,500 shares held by Mr. Oneda’s daughter. Mr. Oneda disclaims beneficial ownership in the shares listed in clauses (c) and (d) of the preceding sentence.
(5)	Consists of options to purchase 194,073 shares of common stock, 58,472 shares of restricted stock and 20,197 shares directly held by Mr. Patel.
(6)	Consists of (a) 8,863,740 shares of common stock directly held by Mr. Pell, (b) 1,880,620 shares of common stock issuable upon exercise of common stock warrants, (c) 16,666,666 shares of common stock issuable upon conversion of a $20.0 million convertible note (conversion price of $1.20 per share), (d) 3,932,584 shares of common stock issuable upon conversion of a $3.5 million convertible note (conversion price of $0.89 per share), (e) 3,603,603 shares of common stock issuable upon conversion of the $4.0 million currently outstanding as of the date of this Certificate of a $5.0 million convertible note (conversion price of $1.11 per share), (f) 50,000 shares held by Mr. Pell’s spouse and (g) 43,500 shares held in a trust. Mr. Pell disclaims a beneficial ownership in the shares listed in clauses (f) and (g) of the preceding sentence.

(7)	Consists of options to purchase 10,000 shares of common stock, 30,000 shares of restricted stock and 50,000 shares of common stock directly held by Dr. Pegus.
(8)	Consists of options to purchase 20,000 shares of common stock, 18,750 shares of restricted stock and 83,750 shares directly held by Mr. Rydzewski.
(9)	Consists of options to purchase 950,000 shares of common stock and 1,314,942 shares of restricted stock.
(10)	Consists of 60,344 shares of restricted stock.
(11)	As reported on the Schedule 13D filed by Uroplasty on December 31, 2014. Such beneficial ownership is based solely on the Voting Agreement dated December 21, 2014 between Uroplasty and each of the directors and executive officers listed in the table above. Uroplasty disclaims beneficial ownership of all shares. Uroplasty’s business address is 5420 Feltl Road, Minnetonka, Minnesota 55343.
(12)	Without taking into account the effect of the proposed reverse stock split of Vision shares.

DESCRIPTION OF VISION SHARES

Set forth below is a summary of the material terms of the Vision capital stock. This summary is subject to and is qualified by reference to all of the provisions of Vision’s Amended and Restated Certificate of Incorporation, as amended, and Vision’s Amended and Restated By-laws, which you are urged to read carefully.

General

Vision’s authorized capital stock consists of (i) 100,000,000 shares of common stock, $0.01, par value per share, of which 48,315,387 shares were outstanding as of February 9, 2015, and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were outstanding as of February 9, 2015.

Common Stock

Holders of Vision common stock are entitled to one vote for each share held on all matters submitted to a vote of Vision shareholders. Cumulative voting is not permitted. Generally, all matters to be voted on by Vision shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present. Certain amendments to Vision’s Amended and Restated Certificate of Incorporation require a supermajority approval of 75% or 66 2/3% of the votes of shares of Vision common stock. The Vision board of directors is divided into three classes, with members of each class holding office for staggered three-year terms.

Holders of outstanding shares of Vision common stock are entitled to those dividends declared by the Vision board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of Vision’s affairs, Vision shareholders are entitled to receive ratably the net assets available to the shareholders. Vision shareholders have no preemptive, conversion or redemption rights. Other than restrictions imposed by applicable law, there is no restriction on alienability of Vision common stock.

The issuance of authorized but unissued shares of common stock and preferred stock could (subject to applicable law and stock market listing requirements) have an anti-takeover effect, to discourage persons from gaining control of Vision by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Vision board of directors. Vision’s Amended and Restated Certificate of Incorporation contains other provisions which could have an anti-takeover effect, including provisions requiring a classified board of directors, removal of board members only for cause and supermajority approval by shareholders to amend certain provisions of Vision’s Amended and Restated Certificate of Incorporation related to the board of directors and certain other matters. The issuance by Vision of authorized preferred stock could also result in the rights, powers and privileges of the preferred stock being more favorable than those available to holders of Vision common stock or otherwise adversely affecting the rights, powers and privileges of holders of Vision common stock.

All of the issued and outstanding shares of Vision common stock are, and all unissued shares of Vision common stock when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of Vision common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Vision common stock is traded on The NASDAQ Capital Market under the symbol “VSCI”. On                    , 2015, the closing price of Vision common stock as reported on The NASDAQ Capital Market was $     per share.

Vision’s registrar and transfer agent for its common stock is American Stock Transfer & Trust Company.

Preferred Stock

Vision has 5,000,000 shares of preferred stock authorized, none of which were outstanding as of February 9, 2015. Vision board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;
•	the designation, powers, preferences and rights of the shares (including rights to dividends, voting, conversion, redemption, anti-dilution or otherwise); and
•	the qualifications, limitations or restrictions, except as otherwise stated in Vision’s certificate of incorporation.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power or other rights of holders of Vision common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of Vision common stock.

COMPARISON OF RIGHTS OF UROPLASTY SHAREHOLDERS AND VISION SHAREHOLDERS

Uroplasty is a Minnesota corporation and Uroplasty shareholders’ rights are currently governed by the Uroplasty articles of incorporation and bylaws, and Minnesota law. Vision is a Delaware corporation and Vision shareholders’ rights are currently governed by the Vision certificate of incorporation and bylaws, and Delaware law. If the merger is completed, Uroplasty shareholders will become shareholders of Vision and the combined company shareholders’ rights will be governed by the Vision certificate of incorporation and bylaws, and Delaware law.

The following description summarizes material differences that may affect the rights of Vision shareholders and Uroplasty shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The Uroplasty articles of incorporation and bylaws and the Vision certificate of incorporation and bylaws are subject to amendment in accordance with their terms. Copies of such governing corporate documents are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 256. In addition, the characterization of some of the differences in the rights of Uroplasty shareholders and Vision shareholders as material is not intended to indicate that other differences do not exist or are not important. You should read carefully the relevant provisions of Delaware law, Minnesota law, the Vision certificate of incorporation and bylaws, and the Uroplasty articles of incorporation and bylaws. We urge you to read carefully this entire joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a Uroplasty shareholder and the rights of a Vision shareholder.

Capitalization

Vision

Vision’s authorized capital stock is described above under “Description of Vision Shares” beginning on page 241.

Uroplasty

The total number of authorized shares of capital stock of Uroplasty is 40,000,000 shares of common stock. At the close of business on February 9, 2015, there were 22,139,069 shares of Uroplasty common stock issued and outstanding.

Number, Election, Vacancy and Removal of Directors

Vision

The Vision certificate of incorporation and bylaws provide that the total number of Vision directors, which will be not less than three, will be from time to time fixed by resolutions adopted by the Vision board of directors. Vision currently has six directors. The board of directors of Vision is divided into three classes with staggered terms, with approximately one-third of the board of directors elected each year for a three-year term. Under Delaware law, directors are elected by a plurality of the votes of the shares present at the meeting.

Vision shareholders do not have cumulative voting rights in the election of directors. The Vision certificate of incorporation and bylaws provide that vacancies on the Vision board of directors may be filled by a majority vote of the directors then in office, even if the remaining directors constitute less than a quorum, or by a sole remaining director. The Vision certificate of incorporation and bylaws provide that directors may be removed at any time by Vision shareholders, but only for cause.

Uroplasty

The Uroplasty bylaws provide that the total number of Uroplasty directors will not be less than one. Uroplasty currently has five directors. Minnesota law permits classification of the board of directors if the corporation’s articles of incorporation or bylaws so provide. The Uroplasty articles of incorporation provide that the directors shall be divided into three classes. Directors of each class serve for a three-year term, and the terms of the classes are staggered.

Under Minnesota law, unless otherwise provided in a corporation’s articles of incorporation, directors are elected by a plurality of the voting power of the shares present and entitled to vote at a meeting at which a quorum is present and shareholders are entitled to vote for the election of directors. The Uroplasty articles of incorporation provide that there shall be no cumulative voting of shares. At each regular meeting or at any designated special meeting of Uroplasty shareholders, successors to the class of directors whose terms expire at that regular meeting are elected by shareholders.

The Uroplasty bylaws provide that vacancies on the Uroplasty board of directors may be filled by a majority vote of the directors then in office, even if the remaining directors do not constitute a quorum.

Amendments to Charter Documents

Vision

Under Delaware law, a proposed amendment to a corporation’s certificate of incorporation requires (i) approval by its board of directors and (ii) adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to any class voting rights required by the corporation’s certificate of incorporation, the terms of any preferred stock, or Delaware law). The Vision certificate of incorporation provides that it may be amended in any manner prescribed by Delaware law, provided that the amendment of provisions dealing with the board of directors and shareholder action by written consent would require the affirmative vote of not less than 75% of the outstanding capital stock of the company, and the amendment of provisions dealing with director indemnification and liability would require the affirmative vote of not less than 66 2∕3% of the outstanding capital stock of the company.

Uroplasty

Minnesota law permits a corporation’s board of directors to adopt amendments to the articles of incorporation relating to the registered office and the name of the corporation without the consent of the shareholders. In all other cases, Minnesota law requires that a proposal to amend a corporation’s articles of incorporation must be presented to the shareholders by a resolution (i) approved by the affirmative vote of a majority of the directors present at a duly held meeting, or (ii) proposed by a shareholder or shareholders holding at least 3% of the voting power of the shares entitled to vote. Under Minnesota law, unless the articles require a greater or larger proportion, a proposed amendment to a corporation’s articles of incorporation requires the affirmative vote of holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote at a duly held meeting, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting. In addition, Minnesota law provides that, if the articles prescribe a proportion or number of votes larger than the majorities described in the preceding sentence for the transaction of a specified type of business, then such larger proportion or number is necessary to amend the articles to decrease the proportion or number necessary to transact the specified type of business.

The Uroplasty articles of incorporation require the affirmative vote of holders of at least a majority of the outstanding shares entitled to vote in order to effect any amendment to the articles of incorporation. Article 7 of the Uroplasty articles of incorporation requires the vote of at least a majority of the outstanding shares entitled to vote in connection with any merger, share exchange, voluntary dissolution, or sale of substantially all of the corporation’s assets.

Amendments to Bylaws

Vision

The Vision certificate of incorporation and bylaws provide that the Vision bylaws may be amended, altered or repealed, in whole or in part, by the vote of a majority of the whole board of directors or by the affirmative vote of a majority of the corporation’s outstanding shares.

Uroplasty

The Uroplasty bylaws and Minnesota law provide that the bylaws may be adopted, amended or repealed by a majority of the directors, subject to the power of the shareholders, pursuant to a resolution proposed by a shareholder or shareholders holding at least 3% of the voting power of the shares entitled to vote, to adopt, repeal, or amend any bylaw adopted, repealed, or amended by the board. Under Minnesota law, such shareholder action requires the affirmative vote of holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote at a duly held meeting, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting. However, under Minnesota law and the Uroplasty bylaws, the Uroplasty board of directors is prohibited from adopting, amending, or repealing any bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office, but the Board may amend the bylaws to increase the number of directors.

Action by Written Consent

Vision

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Vision certificate of incorporation does not modify or eliminate the right of Vision shareholders to take action by written consent as permitted by Delaware law.

Uroplasty

Under Minnesota law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by a written action signed or consented to by all of the shareholders entitled to vote on that action. The articles of incorporation and bylaws of Uroplasty do not restrict or modify the right of the shareholders to take action by written consent.

Shareholder Meetings

Vision

Delaware law and the Vision bylaws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. The Vision bylaws further provide that the only matters that may be considered and acted upon at a special meeting of shareholders are those matters relating to the purposes stated in the notice of meeting.

Under the Vision bylaws, a special meeting of the shareholders may be called at any time by the President or the Board of Directors of Vision.

Uroplasty

Minnesota law and the Uroplasty bylaws provide that written notice of any annual or special meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. Under Minnesota law and the Uroplasty bylaws, written notice of a meeting at which a plan of merger or exchange is to be considered must be provided to all shareholders, whether or not entitled to vote thereon, at least 14 days prior to the meeting. Written notice of a shareholder meeting must contain the date, time, and place of the meeting and, with respect to a special meeting of the shareholders, the purpose for which the special meeting has been called. Pursuant to Minnesota law and the Uroplasty bylaws, any business appropriate for action by the shareholders may be transacted at a regular meeting, but the business transacted at a special meeting of the shareholders is limited to the purposes stated in the notice of the meeting.

Under Minnesota law and the Uroplasty bylaws, a special meeting of the shareholders may be called by the Chairman of the board, the Chief Executive Officer, the Chief Financial Officer, two or more members of the board, or by one or more shareholders holding at least 10% of the voting power of the shares entitled to vote, provided that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board for that purpose, must be called by one or more shareholders holding at least 25% of the voting power of the shares entitled to vote.

Advance Notice of Director Nominations and Other Shareholder Proposals

Vision

Shareholder proposals for inclusion in the Vision proxy materials are governed by the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be received by Vision at least 120 days prior to the first anniversary of the date of the proxy statement relating to the prior year’s annual meeting of shareholders. In order to be eligible to submit a proposal, a shareholder must have continuously held at least $2,000 in market value, or 1%, of Vision securities entitled to vote on the proposal for at least one year prior to proposal submission.

Additionally, Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify Vision at least 45 days prior to the mailing date of the prior year’s proxy statement (or any date specified in an advance notice provision), then Vision’s management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement.

Uroplasty

Generally, the Uroplasty bylaws and Rule 14a-8 under the Exchange Act require a shareholder who intends to bring matters, including election of directors, before an annual meeting to provide advance notice of such intended action at least 120 days prior to the first anniversary of the date of the proxy statement relating to the prior year’s annual meeting of shareholders. The notice must contain, among other things, the name and address of the shareholder or third party on whose behalf the proposal will be made, a description of the ownership interest of the shareholder, a brief description of the business desired to be brought before the meeting, and the reasons for conducting such business, and must identify any material interest of the shareholder in such proposed business. The chairman of the meeting may refuse to acknowledge any proposed business not made in compliance with these procedures.

The Uroplasty bylaws provide that in addition to complying with the above requirements, advance notice of shareholder director nomination proposals must also include: (i) the nominee’s name, age, principal occupation and business and residence addresses; (ii) a description of the nominee’s ownership interest in the company; (iii) any direct or indirect positions or agreements which provide the nominee or his or her associates the opportunity to share in any profits derived from any change in value of Uroplasty’s shares; and (iv) a description of all arrangements or material relationships between the shareholder making the nomination proposal and each nominee.

Shareholder Inspection Rights

Vision

Under Delaware law, a record or beneficial shareholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its shareholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a shareholder.

Uroplasty

Under Minnesota law, a shareholder, beneficial owner of shares, or holder of a voting trust certificate of a publicly held corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, at any reasonable time to examine and copy the corporation’s share register and other corporate records reasonably related to the person’s stated purpose. A proper purpose is a purpose reasonably related to the person’s interest as a shareholder, beneficial owner, or holder of a voting trust certificate of the corporation.

Limitation of Personal Liability and Indemnification of Directors and Officers

Vision

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Vision certificate of incorporation provides that, to the fullest extent permitted by Delaware law and except as otherwise provided in the Vision bylaws, none of Vision’s directors will be liable to Vision or its shareholders for monetary damages for a breach of fiduciary duty. In addition, the Vision certificate of incorporation requires indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of Vision, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at Vision’s request to the fullest extent authorized under Delaware law against all expenses, liabilities and losses reasonably incurred by such person. Further, the Vision bylaws provide that Vision may purchase and maintain insurance on Vision’s own behalf and on behalf of any other person who is or was a director, officer or agent of Vision or was serving at Vision’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Uroplasty

Unless modified by the articles of incorporation, bylaws, or a shareholder control agreement, Minnesota law requires that a corporation must indemnify a present or former director, officer, or employee who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the director, officer, or employee, against judgments, penalties, fines, and reasonable expenses, provided that such person: (i) has not been indemnified by another party for the same judgments, penalties, fines, and expenses, (ii) acted in good faith, (iii) did not receive an improper personal benefit and certain statutory provisions relating to conflicts of interest have been followed, if applicable, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests, or, in certain circumstances, not opposed to the best interests, of the corporation. Minnesota law requires that expenses be advanced to present and former directors, officers, and employees in advance of final disposition of proceedings against them if they affirm in writing that the statutory criteria for indemnification are satisfied and undertake to repay the amounts advanced if it is ultimately determined that the statutory criteria for indemnification are not satisfied, provided that the expenses can be advanced only if the board of directors (if a majority of directors are disinterested), a disinterested committee of the board of directors, special legal counsel, or the shareholders determine that the facts then known would not preclude indemnification under Minnesota law.

Minnesota law permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or distribution or an unlawful stock purchase or redemption, (iv) for certain violations of the Minnesota securities laws, (v) for any transaction from which the director derived an improper personal benefit, and (vi) for any act or omission occurring before the date when the provision in the articles of incorporation eliminating or limiting liability became effective.

The Uroplasty articles of incorporation provide that, to the fullest extent permitted by Minnesota law, directors of Uroplasty will not be liable to Uroplasty or its shareholders for monetary damages for a breach of fiduciary duty. The Uroplasty bylaws provide that Uroplasty shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota law, as amended from time to time, or as required or permitted by other provisions of law.

Dividends

Vision

Under Delaware law, subject to certain limitations, the board of directors of a corporation may declare and pay dividends to the corporation’s shareholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Vision certificate of incorporation provides that the board of directors of Vision may declare dividends on Vision’s outstanding shares out of funds of Vision available for such purpose under Delaware law.

Uroplasty

Under Minnesota law, a corporation may make a distribution (which includes the payment of a dividend or the repurchase of its shares) only if, after making the distribution, the corporation will be able to pay its debts in the ordinary course of business. In addition, a distribution to a particular class or series of shares may only be made if the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of a liquidation to holders of shares having preferential rights.

The Uroplasty bylaws provide that the board of directors has the authority to authorize distributions to the extent permitted by law.

Voting Rights; Required Vote for Authorization of Certain Actions

Vision

Voting Rights.    Each holder of Vision capital stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets—General.    Under Delaware law, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s certificate of incorporation is not amended;
•	the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and
•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under Delaware law, a sale of all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Business Combinations with Interested Shareholder.    Vision is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder, unless:

•	prior to the time that such shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon the closing of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to the time that such shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock that is not owned by the interested shareholder.

Subject to certain exceptions, an “interested shareholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous 3 years. In general, Section 203 of the DGCL defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or
•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of Section 203 of the DGCL with an express provision in its original certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares. Vision has not “opted out” of this provision.

Uroplasty

Voting Rights.    Each holder of Uroplasty capital stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets—General.    Under Minnesota law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the shares of the corporation entitled to vote thereon at an annual or special meeting held for the purpose of acting on the agreement. However, no such approval and vote by the shareholders are required if the corporation will be the surviving corporation and:

•	the articles of the corporation will not be amended in the transaction;
•	each holder of shares of the corporation that were outstanding immediately prior to the transaction will hold the same number of shares with identical rights immediately after the transaction;

•	the voting power of the outstanding shares of the corporation entitled to vote immediately after the transaction (including shares issuable upon the conversion of securities issued in the transaction and shares issuable upon the exercise of rights to purchase issued in the transaction) will not exceed the voting power of the outstanding shares of the corporation entitled to vote immediately prior to the transaction by more than 20%; and
•	the number of shares of the corporation entitled to participate without limitation in distributions by the corporation (“participating shares”) immediately after the transaction (including shares issuable upon the conversion of securities issued in the transaction and shares issuable upon the exercise of rights to purchase issued in the transaction) will not exceed the number of participating shares of the corporation immediately prior to the transaction by more than 20%.

Under Minnesota law, a sale of all or substantially all of a corporation’s assets not in the ordinary course of business requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the shares entitled to vote at a regular or special meeting of the shareholders held for the purpose of considering the sale of substantially all of the corporation’s assets. Shareholder approval is not required, however, if the corporation will retain a substantial business activity after the sale, defined under Minnesota law to mean business activity representing at least 25% of the corporation’s total assets and income from operations for the prior fiscal year, on a consolidated basis.

The Uroplasty articles of incorporation require the affirmative vote of at least a majority of the outstanding shares entitled to vote in connection with the adoption of any plan of merger or exchange of shares, for approval of the dissolution of the corporation, or for the sale, lease, exchange, or other disposition of all or substantially all of the properties and assets of Uroplasty.

Business Combinations with Interested Shareholders—Minnesota Law.    Section 673 of the MBCA provides that neither an issuing public corporation nor any of its subsidiaries may engage in a business combination with any interested shareholder (or any affiliate of any interested shareholder) for a period of four years following the date the interested shareholder became an interested shareholder (“share acquisition date”), unless (i) the business combination is approved by a majority of a committee of disinterested directors, or (ii) the acquisition of shares by the interested shareholder on the share acquisition date was approved prior to such acquisition by a majority of a committee of disinterested directors. Subject to certain exceptions, an “interested shareholder” for purposes of Section 673 of the MBCA is a person who, directly or indirectly, owns 10% or more of the corporation’s outstanding shares entitled to vote, or is an affiliate or associate of the corporation and was the owner of 10% or more of the corporation’s outstanding shares entitled to vote at any time within the previous four years. In general, a “business combination” for purposes of Section 673 of the MBCA includes:

•	subject to certain exceptions, any merger or exchange of shares of an issuing public corporation or any of its subsidiaries with an interested shareholder or an affiliate or associate of an interested shareholder;
•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets of an issuing public corporation not in the ordinary course of business to any interested shareholder or any affiliate or associate of any interested shareholder if such assets (i) have an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or all outstanding shares of the corporation, or (ii) represent 10% or more of the earning power or net income of the issuing public corporation;
•	any issuance or transfer to an interested shareholder or an affiliate or associate of an interested shareholder by an issuing public corporation or any of its subsidiaries of shares or other ownership interests in the issuing public corporation or any of its subsidiaries having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the issuing public corporation;
•	any dissolution, liquidation, or reincorporation pursuant to a plan proposed by, on behalf of, or pursuant to an agreement or arrangement with an interested shareholder or any affiliate or associate of an interested shareholder;

•	any transaction involving an issuing public corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation entitled to vote that is beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder; or
•	the receipt by an interested shareholder or any affiliate or associate of an interested shareholder of the benefit (except proportionately as a shareholder of the issuing public corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Minnesota corporation may “opt out” of Section 673 of the MBCA with an express provision in its articles of incorporation or bylaws approved by the shareholders of an issuing public corporation. Uroplasty has not “opted out” of Section 673 of the MBCA.

Other Statutes Affecting Corporate Control

Vision

Delaware law generally does not include any anti-takeover laws other than Section 203 of the DGCL, discussed above.

Uroplasty

Control Share Acquisitions.    Unless otherwise provided in a corporation’s articles or in bylaws approved by the shareholders of an issuing public corporation, Section 671 of the MBCA imposes restrictions and conditions on acquisitions of securities that constitute “control share acquisitions,” which are generally defined (subject to a number of exceptions) as acquisitions of shares by an person that will cause the acquiring person’s ownership of shares entitled to vote on the election of directors to meet or exceed 20%, 33 1∕3%, or 50%. Minnesota law requires the acquiring person in a control share acquisition to provide the corporation with an information statement containing information regarding the identity and background of the acquiring person, the shares of the corporation’s capital stock currently owned by the acquiring person, the terms of the control share acquisition, future plans or proposals regarding material changes in the business, corporate structure, management, or personnel of the corporation, and related information. Section 671 of the MBCA strips shares acquired in a control share acquisition of their voting rights until such time as the shares are transferred by the acquiring person in the control share acquisition to an unaffiliated third party, unless voting rights are specifically granted to such shares at a meeting of the shareholders by the affirmative vote of a majority of all shares entitled to vote and a majority of all shares excluding interested shares. If the acquiring person fails to deliver an information statement, or if the acquiring person delivers an information statement but the shareholders of the corporation do not vote to grant the shares acquired in the control share acquisition voting rights, then, unless otherwise expressly provided in the corporation’s articles or in bylaws approved by the shareholders of an issuing public corporation, the corporation has the right to redeem all of the shares acquired in the control share acquisition at a redemption price equal to the fair market value of the shares at the time the corporation calls for redemption. The corporation must exercise its right to call the shares for redemption within 30 days of the failure of the acquiring person to deliver an information statement or the failure of the corporation’s shareholders to grant voting rights to the shares acquired in the control share acquisition.

Fair Price.    Under Section 675 of the MBCA, an offeror may not acquire shares of a publicly held corporation by any means within two years following the last purchase of shares pursuant to a takeover offer with respect to that class of shares, unless (i) the selling shareholders are afforded a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as were provided in the earlier takeover offer, or (ii) the acquisition by the offeror is approved by a committee of disinterested directors. Subject to certain exceptions, Minnesota law defines a “takeover offer” for purposes of Section 675 as an offer to acquire shares of an issuing public corporation from a shareholder pursuant to a tender offer or request or invitation for tenders if, after the acquisition of all shares acquired pursuant to the offer, the offeror’s direct or indirect ownership of any class or series of shares would be increased (i) to more than 10%, in the event the offeror owned less than 10% of such series or class prior to the offer, or (ii) by more than 10%, in the event the offeror owned 10% or more of such series or class prior to the offer.

Limitation on Redemption of Shares.    Section 553 of the MBCA provides that a public corporation may not directly or indirectly agree to purchase or redeem shares entitled to vote from a person or group of persons who beneficially own more than 5% of the shares entitled to vote if such shares have been owned by such person or group of persons for less than two years unless (i) the purchase or agreement to purchase is approved at a meeting of the shareholders by shareholders holding a majority of all shares entitled to vote, or (ii) the corporation makes an offer of at least equal value per share to all holders of the class or series and all holders of securities convertible into such class or series. Section 553 of the MBCA does not apply to redemptions by the corporation in connection with a control share acquisition with respect to which the shareholders did not grant voting rights to the control shares or the acquiring person failed to provide an information statement.

Director Fiduciary Duties.    Minnesota law provides that a director may, in considering the best interests of the corporation (including in the context of a takeover offer or business combination), consider the interests of other constituencies apart from the shareholders, such as the corporation’s employees, customers, suppliers, and creditors, the interests of the state and national economies, community and societal considerations, and the long-term and short-term interests of shareholders, and may also consider the possibility that the foregoing interests may be best served by the continued independence of the corporation.

Appraisal Rights and Dissenters’ Rights

Vision

Under Delaware law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of Delaware law. However, unless the certificate of incorporation otherwise provides, Delaware law states that shareholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares:

•	listed on a national securities exchange or held of record by more than 2,000 holders; and
•	for which, pursuant to the plan of merger or consolidation, shareholders will receive only (i) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (ii) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s shareholders. The Vision certificate of incorporation does not contain any provisions with respect to appraisal rights.

Uroplasty

Under Minnesota law, shareholders have the right to dissent from certain corporate actions and to demand payment for the fair value of their shares pursuant to and in compliance with procedures set forth in the “appraisal rights” provisions of Minnesota law. Generally, the categories of corporate actions that give rise to dissenters’ rights include (i) amendments of the articles of incorporation that materially and adversely affect the rights and preferences of the shares of dissenting shareholders in certain respects, (ii) a sale or transfer of all or substantially all of the assets of the corporation, (iii) a plan of merger to which the corporation is a party, (iv) a plan of exchange of shares to which the corporation is a party, (v) a plan of conversion adopted by the corporation, (vi) an amendment to the articles of incorporation to combine shares that has the effect of reducing the number of shares of a class or series owned by a shareholder to less than a full share, followed by the corporation’s exercise of its right to redeem fractional shares without a shareholder vote, and (vii) any other corporate action with respect to which the corporation’s articles of incorporation or bylaws grant dissenting shareholders the right to obtain payment for their shares. However, Minnesota law provides that, unless otherwise set forth in a corporation’s articles or bylaws, dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger with respect to shares that are not entitled to vote on the merger and will not be cancelled or exchanged in the merger, or to a shareholder of the acquired corporation in a plan of exchange with respect to shares that are not entitled to vote on the exchange and are not exchanged in the transaction. Accordingly, shareholders of Uroplasty have the right to dissent from the merger and obtain payment in cash for the fair value of their shares, if certain procedural requirements are met. See “The Merger—Appraisal and Dissenters’ Rights” beginning on page 101.

Interested Directors

Vision

Delaware law and the Vision bylaws provide that no contract or transaction between Vision and one or more of its directors or officers, or between Vision and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to Vision as of the time it is authorized, approved or ratified by the board of directors, committee or shareholders.

Uroplasty

Under Minnesota law, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties to the contract or transaction or because the director or directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved, or ratified, if: (i) the contract or transaction was fair and reasonable as to the corporation at the time it was authorized, approved, or ratified; (ii) the material facts as to the contract or transaction and as to the conflicting interest are fully disclosed or known to the holders of all outstanding shares, whether or not entitled to vote, and the contract or transaction is approved in good faith by (a) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested director or directors, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; (iii) the material facts as to the contract or transaction and as to the conflicting interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the directors or committee members currently holding office (excluding the interested directors for purposes of voting and for purposes of determining the presence of a quorum); or (iv) the contract or transaction is a distribution properly approved by the board of directors, or a merger or exchange.

LEGAL MATTERS

The valid issuance of the Vision shares in connection with the merger has been passed upon for Vision by Aaron J. Polak, Vision’s General Counsel. Oppenheimer Wolff & Donnelly LLP, counsel to Uroplasty, has provided an opinion to Uroplasty regarding material U.S. federal income tax matters set forth in this joint proxy statement/prospectus. Royer Cooper Cohen Braunfeld LLC has provided an opinion to Vision regarding material U.S. federal income tax matters set forth in this joint proxy statement/prospectus.

EXPERTS

The consolidated balance sheets of Vision and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended March 31, 2014, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

The audited consolidated financial statements and schedules of Uroplasty, and Uroplasty management’s assessment of the effectiveness of internal control over financial reporting included in this registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Uroplasty

Uroplasty will hold an annual meeting of shareholders in the year 2015 only if the merger has not already been completed. If the annual meeting is held, any proposal that a Uroplasty shareholder intends to present at the Uroplasty 2015 annual meeting of shareholders must be received by Uroplasty’s Corporate Secretary no later than March 10, 2015 in order to be included in the proxy statement and form of proxy relating to that meeting.

If you wish to nominate an individual for election as a director, or have any other proposal considered at the annual meeting that is not included in Uroplasty’s proxy statement, Uroplasty’s bylaws require that you submit your proposal only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Uroplasty Shareholders and Vision Shareholders—Advance Notice of Director Nominations and Other Shareholder Proposals” beginning on page 246. Shareholder proposals must be sent to Corporate Secretary, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Uroplasty will not be required to include in its proxy statement any shareholder proposal that does not meet all the requirements for such inclusion.

Vision

Vision shareholders interested in submitting a proposal for inclusion in the proxy materials for Vision’s annual meeting of shareholders in 2015 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Corporate Secretary of Vision at the principal office in Orangeburg, New York not later than March 19, 2015.

Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify Vision at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then Vision’s management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to annual meeting of shareholders in 2015, if Vision is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in our proxy statement, by March 31, 2015, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.

WHERE YOU CAN FIND MORE INFORMATION

Each of Uroplasty and Vision is a public company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Uroplasty or Vision files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Uroplasty and Vision. The SEC’s website can be found at http://www.sec.gov.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Vision in addition to being a proxy statement for the Uroplasty special meeting and the Vision special meeting.

Vision has filed a registration statement on Form S-4 with the SEC for its common stock offered under this joint proxy statement/prospectus. This joint proxy statement/prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint proxy statement/prospectus. Whenever Vision makes reference in this joint proxy statement/prospectus to any of its contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may:

•	inspect a copy of the Form S-4 registration statement, including the exhibits and schedules, without charge at the public reference room;
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or
•	obtain a copy from the SEC website.

If you are a Vision shareholder, you can obtain a copy of the Vision certificate of incorporation and bylaws free of charge by requesting them in writing or by telephone as follows:

Vision-Sciences, Inc.
Attention: Vice President, Finance
40 Ramland Road South
Orangeburg, New York 10962
(845) 848-1085
gary.siegel@visionsciences.com

If you are a Uroplasty shareholder, you can obtain a copy of the Uroplasty articles of incorporation and bylaws free of charge by requesting them in writing or by telephone as follows:

Uroplasty, Inc.
Attention: Investor Relations
5420 Feltl Road
Minnetonka, Minnesota 55343
(952) 426-6140
Brett.Reynolds@uroplasty.com

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Uroplasty or Vision has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Uroplasty or Vision nor the issuance of Vision shares in the merger shall create any implication to the contrary.

UROPLASTY’S FINANCIAL STATEMENTS

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	March 31, 2014

Assets

Current assets:
Cash and cash equivalents	$8,703,789	$8,681,609
Short-term investments	—	3,451,086
Accounts receivable, net	2,567,403	2,875,275
Inventories	437,471	517,217
Other	449,046	507,299
Total current assets	12,157,709	16,032,486

Property, plant, and equipment, net	946,726	997,609

Intangible assets, net	95,845	119,980

Prepaid pension assets	—	855

Deferred tax assets	127,625	150,116

Total assets	$13,327,905	$17,301,046

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	March 31, 2014

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,193,692	$904,879
Current portion – deferred rent	—	2,917
Current portion – capital lease obligation	4,434	—
Income taxes payable	23,729	21,922
Accrued liabilities:
Compensation	2,199,586	1,999,966
Other	394,732	479,373
Total current liabilities	3,816,173	3,409,057

Deferred rent – less current portion	26,644	171
Capital lease obligation – less current portion	18,411	—
Long-term incentive plan	131,907	—
Accrued pension liability	543,934	678,118

Total liabilities	4,537,069	4,087,346

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock $.01 par value; 40,000,000 shares authorized, 22,145,993 and 21,653,835 shares issued and outstanding at December 31, 2014 and March 31, 2014, respectively	221,460	216,538
Additional paid-in capital	58,785,632	57,655,628
Accumulated deficit	(49,549,988)	(44,174,071)
Accumulated other comprehensive loss	(666,268)	(484,395)

Total shareholders’ equity	8,790,836	13,213,700

Total liabilities and shareholders’ equity	$13,327,905	$17,301,046

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
	2014	2013	2014	2013
Net sales	$6,666,905	$6,398,675	$19,506,164	$18,216,391
Cost of goods sold	778,406	778,267	2,322,942	2,268,156

Gross profit	5,888,499	5,620,408	17,183,222	15,948,235

Operating expenses
General and administrative	2,283,333	1,194,882	5,148,998	5,166,255
Research and development	665,539	526,224	2,226,018	1,434,647
Selling and marketing	5,015,916	4,546,100	15,107,241	13,496,593
Amortization	7,584	7,873	24,136	22,347
	7,972,372	6,275,079	22,506,393	20,119,842

Operating loss	(2,083,873)	(654,671)	(5,323,171)	(4,171,607)

Other income (expense)
Interest income	1,761	3,836	6,606	18,576
Interest expense	(250)	—	(250)	—
Foreign currency exchange gain (loss)	(2,038)	(506)	(3,317)	(4,540)
	(527)	3,330	3,039	14,036

Loss before income taxes	(2,084,400)	(651,341)	(5,320,132)	(4,157,571)

Income tax expense	20,938	19,491	55,785	50,033

Net loss	$(2,105,338)	$(670,832)	$(5,375,917)	$(4,207,604)

Basic and diluted net loss per common share	$(0.10)	$(0.03)	$(0.25)	$(0.20)

Weighted average common shares outstanding:
Basic and diluted	21,663,924	21,258,736	21,683,892	21,035,874

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
	2014	2013	2014	2013
Net loss	$(2,105,338)	$(670,832)	$(5,375,917)	$(4,207,604)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(85,212)	35,979	(221,689)	129,398
Unrealized gain (loss) on available-for-sale investments	—	(1,337)	(775)	1,480
Pension adjustments	15,605	(6,951)	40,591	(26,506)
Total other comprehensive income (loss), net of tax	(69,607)	27,691	(181,873)	104,372
Comprehensive loss	$(2,174,945)	$(643,141)	$(5,557,790)	$(4,103,232)

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Nine Months Ended December 31, 2014
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance at March 31, 2014	21,653,835	$216,538	$57,655,628	$(44,174,071)	$(484,395)	$13,213,700

Share-based compensation	410,888	4,109	1,073,819	—	—	1,077,928

Proceeds from exercise of stock options, net of shares exchanged	81,270	813	56,185	—	—	56,998

Comprehensive loss	—	—	—	(5,375,917)	(181,873)	(5,557,790)

Balance at December 31, 2014	22,145,993	$221,460	$58,785,632	$(49,549,988)	$(666,268)	$8,790,836

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended December 31
	2014	2013
Cash flows from operating activities:
Net loss	$(5,375,917)	$(4,207,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	207,011	267,369
Loss (gain) loss on disposal of equipment	161	(5,000)
Amortization of premium on marketable securities	311	7,562
Share-based compensation expense	1,077,928	1,210,201
Long term incentive plan	131,907	—
Deferred income tax expense	5,129	3,245
Deferred rent	23,556	(27,790)
Changes in operating assets and liabilities:
Accounts receivable, net	220,002	79,428
Inventories	73,626	255,207
Other current assets	48,142	16,868
Accounts payable	295,113	21,724
Accrued compensation	212,259	274,139
Accrued liabilities	(59,459)	(120,881)
Accrued pension liability	(56,226)	(39,011)
Net cash used in operating activities	(3,196,457)	(2,264,543)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale investments	3,450,000	2,750,000
Proceeds from maturity of held-to-maturity investments	—	4,180,000
Purchases of property, plant and equipment	(206,498)	(221,769)
Proceeds from sale of property, plant and equipment	3,104	6,773
Payments for intangible assets	—	(41,300)
Net cash provided by investing activities	3,246,606	6,673,704

Cash flows from financing activities:
Proceeds from exercise of stock options	67,850	172,485
Net cash provided by financing activities	67,850	172,485

Effect of exchange rate changes on cash and cash equivalents	(95,819)	48,741

Net increase in cash and cash equivalents	22,180	4,630,387

Cash and cash equivalents at beginning of period	8,681,609	3,533,864

Cash and cash equivalents at end of period	$8,703,789	$8,164,251

Cash paid during the period for income taxes	$56,144	$34,640

See accompanying notes to the Condensed Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1 . Basis of Presentation

Uroplasty has prepared its Condensed Consolidated Financial Statements included in this Quarterly Report on Form 10-Q, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, have been condensed or omitted, pursuant to such rules and regulations, although Uroplasty believes that its disclosures are adequate to make the information not misleading. The consolidated results of operations for any interim period are not necessarily indicative of results for a full year. These Condensed Consolidated Financial Statements, presented herein, should be read in conjunction with the audited consolidated financial statements and related notes included in Uroplasty’s annual report on Form 10-K for the year ended March 31, 2014.

The Condensed Consolidated Financial Statements presented herein as of December 31, 2014 and March 31, 2014 and for the three and nine month periods ended December 31, 2014 and 2013 reflect, in the opinion of management, all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods.

Uroplasty has identified certain accounting policies that it considers particularly important for the portrayal of its results of operations and financial position and which may require the application of a higher level of judgment by its management, and as a result are subject to an inherent level of uncertainty. These are characterized as “critical accounting policies” and address revenue recognition, accounts receivable, inventories, foreign currency translation and transactions, impairment of long-lived assets, share-based compensation, defined benefit pension plans and income taxes, each of which is described in its annual report on Form 10-K for the year ended March 31, 2014. Based upon our review, Uroplasty has determined that these policies remain its most critical accounting policies for the nine months ended December 31, 2014 and Uroplasty has made no changes to these policies during fiscal 2015.

2. Newly Adopted Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU No. 2013-11 provides financial statement presentation guidance on whether an unrecognized tax benefit must be presented as either a reduction to a deferred tax asset or separately as a liability. Uroplasty adopted ASU No. 2013-11 on April 1, 2014 and the adoption of this update did not have a material impact on its financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in this ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. It also addresses sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations.

The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The amendments in ASU No. 2014-08 are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2014. Uroplasty does not believe the adoption of this update will have a material impact on its financial statements.

In May 2014, the FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The guidance in this update supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition.” In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update. Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU No. 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Uroplasty does not believe the adoption of this update will have a material impact on its financial statements.

3. Fair Value Measurements

Estimates of fair value for financial assets and liabilities are based on the framework established in the accounting guidance for fair value measurements. The framework defines fair value, provides guidance for measuring fair value and requires certain disclosures. The framework prioritizes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following three broad levels of inputs may be used to measure fair value under the fair value hierarchy:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•	Level 3: Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

If the inputs used to measure the financial assets and liabilities fall within more than one of the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following table provides the assets carried at fair value measured on a recurring basis.

Asset Class	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Short-term investments:
U.S. Government and Agency debt securities	$—	$—	$—	$—

March 31, 2014
Short-term investments:
U.S. Government and Agency debt securities	3,451,000	—	3,451,000	—

U.S. Government and U.S. Government Agency debt securities. Uroplasty’s debt securities consist of bonds, notes and treasury bills with risk ratings of AAA/Aaa and maturity dates within two years from date of purchase. The estimated fair value of these securities is based on valuations provided by external investment managers.

The carrying amounts reported in the Condensed Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities approximate fair market value.

4. Accounts Receivable

The allowance for doubtful accounts and sales returns was $33,000 at December 31, 2014 and $44,000 at March 31, 2014.

5. Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value). Inventories consist of the following:

	December 31, 2014	March 31, 2014
Raw materials	$126,000	$136,000
Work-in-process	28,000	25,000
Finished goods	283,000	356,000
	$437,000	$517,000

6. Net Loss per Common Share

The following potentially dilutive options to purchase shares of common stock and unvested restricted common stock at December 31 were excluded from diluted net loss per common share because of their anti-dilutive effect, and therefore, basic net loss per common share equals diluted net loss per common share for all periods presented in our Condensed Consolidated Statements of Operations:

	Number of options and unvested restricted stock	Range of stock option exercise prices
December 31, 2014	483,089	$2.06 to $2.06
December 31, 2013	1,518,068	$0.77 to $2.65

7. Share-based Compensation

As of December 31, 2014, Uroplasty had one active plan for share-based compensation grants. Under the Uroplasty 2006 Amended Stock and Incentive Plan, as amended, if Uroplasty has a change in control, all outstanding grants, including those subject to vesting or other performance targets, fully vest immediately. Under this plan, Uroplasty reserved 3,450,000 shares of its common stock for share-based grants. As of December 31, 2014, Uroplasty had 352,889 shares remaining that were available for grant.

Uroplasty recognizes share-based compensation expense in its Condensed Consolidated Statement of Operations based on the fair value at the time of grant of the share-based payment over the requisite service period. Uroplasty incurred approximately $1,078,000 and $1,210,000 in share-based compensation expense for the nine months ended December 31, 2014 and 2013, respectively.

As of December 31, 2014, Uroplasty had approximately $998,000 of unrecognized share-based compensation expense, net of estimated forfeitures, related to stock options that we expect to recognize over a weighted-average period of 1.7 years. Uroplasty also had $1,138,000 of unrecognized share-based compensation expense, net of estimated forfeitures, related to restricted shares that it expects to recognize over a weighted-average period of 2.1 years.

Options. Uroplasty grants option awards with an exercise price equal to the closing market price of its stock at the date of the grant. Options granted under this plan generally expire over a period ranging from five to seven years from date of grant and vest at varying rates ranging up to three years.

Uroplasty determined the fair value of its option awards using the Black-Scholes option pricing model. Uroplasty used the following weighted-average assumptions to value the options granted during the nine months ended December 31:

	2014	2013
Expected life in years	2.28	4.51
Risk-free interest rate	.74%	1.35%
Expected volatility	63.35%	89.32%
Expected dividend yield	0%	0%
Weighted-average grant date fair value	$0.91	$1.67

The expected life selected for options granted during the nine-months represents the period of time that Uroplasty expects its options to be outstanding based on management’s expectation of option holder exercise and termination behavior for similar grants. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury rate over the expected life at the time of grant. Expected volatilities are based upon historical volatility of Uroplasty’s stock. Uroplasty estimates the forfeiture rate for stock awards to be approximately zero percent for executive employees and directors and approximately 18% for non-executive employees based on its historical experience.

The following table summarizes the activity related to Uroplasty’s stock options during the nine months ended December 31, 2014:

	Number of shares	Weighted average exercise price	Weighted average remaining life in years	Aggregate intrinsic value
Outstanding at March 31, 2014	2,328,043	$3.39	3.85	$1,781,415
Options granted	185,900	3.43
Options exercised	(85,000)	0.80
Options surrendered	(624,451)	5.03

Outstanding at December 31, 2014	1,804,492	$2.94	4.12	$0

Exercisable at December 31, 2014	1,020,168	$3.19	2.94	$0

The total fair value of stock options that vested during the nine months ended December 31, 2014 and 2013 was $626,000 and $379,000, respectively.

Restricted Stock. Uroplasty’s 2006 Amended Stock and Incentive Plan, as amended, also permits the compensation committee of Uroplasty board of directors to grant other stock-based benefits, including restricted shares. Restricted shares are subject to risk of forfeiture for termination of employment or services. The forfeiture risk for grants to board members generally lapses over a six month period. The forfeiture risk to employees generally lapses over a period of three to four years.

The following table summarizes the activity related to Uroplasty’s restricted shares during the nine months ended December 31, 2014:

	Number of Shares	Weighted average grant date fair value	Weighted average remaining life in years	Aggregate intrinsic value
Balance at March 31, 2014	146,262	$3.38	2.23	$540,000
Shares granted	420,100	3.22
Shares vested	(76,561)	3.35
Shares forfeited	(9,212)	3.94

Balance at December 31, 2014	480,589	$3.23	2.07	$990,013

The aggregate intrinsic value shown above for the restricted shares represents the total pre-tax value based on the closing price of our common stock on the grant date.

Long-Term Incentive Plan and Awards. On October 1, 2014, the compensation committee of Uroplasty board of directors and Uroplasty board of directors approved and adopted a Performance Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, as amended, and on October 2, 2014, grants of Performance Awards (the “Awards”) were made to members of our senior management team.

Performance goals for the Awards are based on the achievement of specified stock price targets during the period beginning on the date of grant and ending on the fourth anniversary of the date of grant or, if earlier, the closing date of a change of control (as defined in the Plan) of Uroplasty (the “Performance Period”). The stock price targets under the Awards are: $5.50 price per share of common stock, $7.50 price per share of common stock and $10.00 price per share of common stock.

A stock price target is considered achieved on the date (a) the average closing price of the Uroplasty common stock equals or exceeds a stock price target for at least 45 consecutive trading days or (b) of the consummation of a change of control of Uroplasty, provided the closing price of Uroplasty common stock on the last trading day immediately preceding the closing date of the change of control equals or exceeds a stock price target not previously achieved during the Performance Period.

The Awards are accounted for as liability awards under the share based compensation accounting guidance, as the awards are based on the performance of our common stock and are expected to be settled in cash. The fair value of the Awards is calculated on a quarterly basis using a Monte Carlo valuation model and is recognized over the derived service period of approximately 2.4 years. Vesting of the Awards is based on the probability of meeting the market criteria which is considered in determining the estimated fair value. Uroplasty recorded a liability of $132,000 at December 31, 2014 and related expense was $132,000 for the quarter ending December 31, 2014 for the Awards.

8. Savings and Retirement Plans

Uroplasty sponsors various retirement plans for eligible employees in the United States, the United Kingdom, and The Netherlands. Uroplasty’s retirement savings plan in the United States conforms to Section 401(k) of the Internal Revenue Code and participation is available to substantially all employees. Uroplasty may also make discretionary contributions ratably to all eligible employees. Uroplasty made discretionary contributions to the U.S. plan of $181,000 and $155,000 for the nine months ended December 31, 2014, and 2013, respectively.

Uroplasty’s international subsidiaries have defined benefit retirement plans for eligible employees. These plans provide benefits based on the employee’s years of service and compensation during the years immediately preceding retirement, termination, disability, or death, as defined in the plans.

The cost for Uroplasty’s defined benefit retirement plans in The Netherlands and the United Kingdom includes the following components for the three- and nine-month periods ended December 31:

	Three Months Ended December 31		Nine Months Ended December 31
	2014	2013	2014	2013
Gross service cost	$33,000	$32,000	$104,000	$95,000
Interest cost	34,000	36,000	107,000	104,000
Expected return on assets	(25,000)	(21,000)	(79,000)	(61,000)
Amortization	1,000	2,000	3,000	5,000
Net periodic retirement cost	$43,000	$49,000	$135,000	$143,000

9. Business Segment Information

Uroplasty aggregates its operating segments into one reportable segment in accordance with the objectives and principles of the applicable guidance.

Net sales to customers outside the United States for the three months ended December 31, 2014 and 2013 represented 24% and 26%, respectively, of Uroplasty’s consolidated net sales. Net sales to customers outside the United States for the nine months ended December 31, 2014 and 2013 represented 26% and 26%, respectively, of Uroplasty’s consolidated net sales.

Information regarding net sales to customers by geographic area for the three and nine months ended December 31 is as follows:

	United States	United Kingdom	All Other Foreign Countries(1)	Consolidated
Three months ended December 31, 2014	$5,083,000	$636,000	$948,000	$6,667,000

Three months ended December 31, 2013	$4,753,000	$591,000	$1,055,000	$6,399,000

Nine months ended December 31, 2014	$14,512,000	$1,923,000	$3,071,000	$19,506,000

Nine months ended December 31, 2013	$13,516,000	$1,713,000	$2,987,000	$18,216,000

(1)	No other country accounts for 10% or more of the consolidated net sales.

Information regarding geographic area in which Uroplasty maintains long-lived assets is as follows:

	United States	All Other Foreign Countries(1)	Consolidated
December 31, 2014	$409,000	$538,000	$947,000

March 31, 2014	$379,000	$619,000	$998,000

(1)	Substantially all maintained in The Netherlands

Accounting policies of the operations in the various geographic areas are the same as those described in Note 1. Net sales attributed to each geographic area are net of intercompany sales. No single customer represents 10% or more of our consolidated net sales. Long-lived assets consist of property, plant and equipment.

10. Pending Merger

On December 21, 2014, Uroplasty entered into the merger agreement with Vision, and Merger Sub, pursuant to which Uroplasty will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and for which the sole member is Vision following the transaction.

At the effective time and as a result of the merger, each share of Uroplasty common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 3.6331 shares of Vision common stock. As a result of the merger, all outstanding options to purchase Uroplasty shares and other equity awards based on Uroplasty shares, which are outstanding immediately prior to the effective time of the merger, will become, respectively, options to purchase Vision shares and, with respect to all other equity awards, awards based on Vision shares, in each case, on terms substantially identical to those in effect prior to the effective time of the merger, except for the adjustments to the underlying number of shares and the exercise price based on the exchange ratio used in the merger and other adjustments as provided in the merger agreement.

The transaction is subject to approval of Uroplasty’s and Vision’s shareholders, the effectiveness of the Form S-4 registration statement filed by Vision with the Securities and Exchange Commission on January 27, 2014, the continued effectiveness of voting agreements with the executive officers and directors of the companies, the continued effectiveness without amendment or modification of the amendments to the convertible notes and warrants held by Mr. Lewis C. Pell, Chairman of the board of directors of Vision, and other customary closing conditions. The transaction is expected to be completed in the first half of calendar 2015.

Uroplasty incurred approximately $820,000 of transaction fees related to this transaction in the quarter ended December 31, 2014.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Uroplasty, Inc.

We have audited the accompanying consolidated balance sheets of Uroplasty, Inc. (a Minnesota corporation) and subsidiaries (together the “Company”) as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2014. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uroplasty, Inc. and subsidiaries as of March 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 31, 2014, based on criteria established in 1992 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 9, 2014, expressed an unqualified opinion thereon.

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 9, 2014

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Uroplasty, Inc.

We have audited the internal control over financial reporting of Uroplasty, Inc. (a Minnesota corporation) and subsidiaries (the “Company”) as of March 31, 2014, based on criteria established in 1992 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2014, based on criteria established in 1992 Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended March 31, 2014, and our report dated June 9, 2014 expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 9, 2014

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31,

	2014	2013
Assets

Current assets:
Cash and cash equivalents	$8,681,609	$3,533,864
Short-term investments	3,451,086	7,936,605
Accounts receivable, net	2,875,275	2,553,447
Inventories	517,217	718,933
Other	507,299	566,536
Total current assets	16,032,486	15,309,385

Property, plant, and equipment, net	997,609	1,033,085

Intangible assets, net	119,980	100,502

Long-term investments	—	3,451,711

Prepaid pension assets	855	—

Deferred tax assets	150,116	146,052

Total assets	$17,301,046	$20,040,735

See accompanying Notes to Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
March 31,

	2014	2013
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$904,879	$618,916
Current portion – deferred rent	2,917	35,000
Income tax payable	21,922	7,729
Accrued liabilities:
Compensation	1,999,966	1,550,846
Other	479,373	476,287

Total current liabilities	3,409,057	2,688,778

Deferred rent – less current portion	171	5,141
Accrued pension liability	678,118	660,580

Total liabilities	4,087,346	3,354,499

Commitments and contingencies

Shareholders’ equity:
Common stock $.01 par value; 40,000,000 shares authorized, 21,653,835 and 21,005,582 shares issued and outstanding at March 31, 2014 and 2013, respectively.	216,538	210,056
Additional paid-in capital	57,655,628	55,866,338
Accumulated deficit	(44,174,071)	(38,820,981)
Accumulated other comprehensive loss	(484,395)	(569,177)

Total shareholders’ equity	13,213,700	16,686,236

Total liabilities and shareholders’ equity	$17,301,046	$20,040,735

See accompanying Notes to Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31,

	2014	2013	2012
Net sales	$24,577,126	$22,417,980	$20,561,714
Cost of goods sold	3,049,811	3,014,886	3,036,967

Gross profit	21,527,315	19,403,094	17,524,747

Operating expenses
General and administrative	6,522,388	4,187,819	3,732,623
Research and development	2,151,257	2,415,123	1,905,366
Selling and marketing	18,121,732	15,238,600	15,296,217
Amortization	30,462	862,833	856,995
	26,825,839	22,704,375	21,791,201

Operating loss	(5,298,524)	(3,301,281)	(4,266,454)

Other income (expense)
Interest income	22,095	46,039	60,072
Interest expense	—	(707)	(57)
Foreign currency exchange gain	(4,762)	1,573	3,780
	$17,333	46,905	63,795

Loss before income taxes	(5,281,191)	(3,254,376)	(4,202,659)

Income tax expense	71,899	50,770	47,712

Net loss	$(5,353,090)	$(3,305,146)	$(4,250,371)

Basic and diluted net loss per share	$(0.25)	$(0.16)	$(0.21)

Weighted average common shares outstanding:
Basic and diluted	21,118,258	20,777,238	20,689,819

See accompanying Notes to Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Years ended March 31,

	2014	2013	2012
Net loss	$(5,353,090)	$(3,305,146)	$(4,250,371)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	133,810	(85,264)	(79,555)
Unrealized gain on available-for-sale investments	1,111	800	8,022
Pension adjustments	(50,139)	(120,548)	34,266
Total other comprehensive income (loss), net of tax	84,782	(205,012)	(37,267)
Comprehensive loss	$(5,268,308)	$(3,510,158)	$(4,287,638)

See accompanying Notes to Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended March 31, 2014, 2013 and 2012

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
Balance at March 31, 2011	20,664,332	$206,643	$54,014,368	$(31,265,464)	$(326,898)	$22,628,649

Share-based consulting and compensation expense	50,200	502	684,417	—	—	684,919

Proceeds from exercise of stock options	94,000	940	207,885	—	—	208,825

Comprehensive loss	—	—	—	(4,250,371)	(37,267)	(4,287,638)

Balance at March 31, 2012	20,808,532	208,085	54,906,670	(35,515,835)	(364,165)	19,234,755

Share-based consulting and compensation expense	157,050	1,571	810,068	—	—	811,639

Proceeds from exercise of stock options	40,000	400	149,600	—	—	150,000

Comprehensive loss	—	—	—	(3,305,146)	(205,012)	(3,510,158)

Balance at March 31, 2013	21,005,582	210,056	55,866,338	(38,820,981)	(569,177)	16,686,236

Share-based compensation expense	319,620	3,196	1,433,074	—	—	1,436,270

Proceeds from exercise of stock options	328,633	3,286	356,216	—	—	359,502

Comprehensive loss	—	—	—	(5,353,090)	84,782	(5,268,308)

Balance at March 31, 2014	21,653,835	$216,538	$57,655,628	$(44,174,071)	$(484,395)	$13,213,700

See accompanying Notes to Consolidated Financial Statements.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31,

	2014	2013	2012
Cash flows from operating activities:
Net loss	$(5,353,090)	$(3,305,146)	$(4,250,371)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	353,238	1,152,929	1,118,243
Gain (loss) on disposal of equipment	(2,872)	7,617	8,447
Amortization of premium on marketable securities	8,341	47,559	35,277
Share-based consulting expense	—	1,623	5,448
Share-based compensation expense	1,436,270	810,016	679,471
Deferred income tax expense	6,498	(29,053)	(40,116)
Deferred rent	(37,053)	(36,902)	(35,228)
Changes in operating assets and liabilities:
Accounts receivable, net	(257,794)	108,495	(653,110)
Inventories	207,050	(25,370)	(29,719)
Other current assets	63,899	(205,778)	(17,510)
Accounts payable	281,104	30,925	(59,025)
Accrued compensation	436,765	(25,301)	(21,510)
Accrued liabilities. other	6,472	164,176	85,491
Accrued pension liability, net	(51,000)	79,598	45,843
Net cash used in operating activities	(2,902,172)	(1,224,612)	(3,128,369)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale marketable investments	7,930,000	4,200,000	10,018,252
Proceeds from maturity of held-to-maturity marketable investments	—	6,920,000	3,740,000
Purchases of available-for-sale marketable investments	—	(8,425,034)	(3,046,270)
Purchases of held-to-maturity marketable investments	—	(2,500,000)	(8,840,000)
Purchases of property, plant and equipment	(248,105)	(189,929)	(267,944)
Proceeds from sale of property, plant and equipment	6,773	5,591	—
Payments for intangible assets	(49,940)	(17,455)	(77,738)
Net cash provided by (used in) investing activities	7,638,728	(6,827)	1,526,300

Cash flows from financing activities:
Proceeds from exercise of stock options	359,502	150,000	208,825
Net cash provided by financing activities	359,502	150,000	208,825

Effect of exchange rates on cash and cash equivalents	51,687	(37,923)	(17,103)

Net increase (decrease) in cash and cash equivalents	5,147,745	(1,119,362)	(1,410,347)

Cash and cash equivalents at beginning of year	3,533,864	4,653,226	6,063,573

Cash and cash equivalents at end of year	$8,681,609	$3,533,864	$4,653,226

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	$707	$57
Cash paid during the year for income tax	$71,899	$57,288	$39,005

See accompanying Notes to Consolidated Financial Statements.

Notes to Financial Statements of Uroplasty

UROPLASTY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014 and 2013

1. Summary of Significant Accounting Policies

Nature of Business. Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s primary focus is on two products: its Urgent PC® Neuromodulation System (“Urgent PC System”), which Uroplasty believes is the only FDA-cleared minimally invasive, office-based neuromodulation therapy for the treatment of overactive bladder (“OAB”) and associated symptoms of urinary urgency, urinary frequency, and urge incontinence; and Macroplastique® Implants, a urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency (“ISD”). Outside of the U.S., its Urgent PC System is also approved for treatment of fecal incontinence, and Macroplastique is also approved for treatment of male stress incontinence and vesicoureteral reflux.

Uroplasty’s primary focus is on growth in the U.S. market, which it entered in 2005. Prior to that, essentially all of its business was outside of the U.S. Uroplasty believe the U.S. market presents a significant opportunity for growth in sales of its products.

Uroplasty’s Urgent PC System uses percutaneous tibial nerve stimulation (“PTNS”) to deliver to the tibial nerve an electrical pulse that travels to the sacral nerve plexus, a control center for pelvic floor and bladder function. Uroplasty has received regulatory clearances for sale of its Urgent PC System in the United States, Canada and Europe. Uroplasty launched sales of its second generation Urgent PC System in late 2006. Uroplasty have intellectual property rights relating to key aspects of its neurostimulation therapy, and Uroplasty believes its intellectual property portfolio provides us a competitive advantage.

Uroplasty has sold Macroplastique for urological indications in over 40 countries outside the United States since 1991. In October 2006, Uroplasty received from the FDA pre-market approval for the use of Macroplastique to treat adult female stress urinary incontinence. Uroplasty began marketing Macroplastique in the United States in 2007.

Principles of Consolidation. The consolidated financial statements include the accounts of Uroplasty, Inc. and its wholly owned foreign subsidiaries. Uroplasty has eliminated all significant intercompany accounts and transactions in consolidation.

Revenue Recognition. Uroplasty recognizes revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed, the sales price is fixed or determinable and collectability is reasonably assured. Generally, these criteria are met at the time the product is shipped to the customer. Uroplasty includes shipping and handling charges billed to customers in net sales, and include such costs incurred by us in cost of goods sold. Typically its agreements contain no customer acceptance provisions or clauses. Uroplasty sells its products to end users and to distributors. Payment terms range from prepayment to 120 days. The distributor payment terms are not contingent on the distributor selling the product to end users. Customers do not have the right to return products except for warranty claims. Uroplasty offers customary product warranties. During fiscal 2014, 2013 and 2012, none of its customers individually accounted for 10% or more of its consolidated net sales. Uroplasty presents its sales in its statement of operations net of taxes, such as sales, use, value-added and certain excise taxes, collected from the customers and remitted to governmental authorities.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Uroplasty’s significant accounting policies and estimates include revenue recognition, accounts receivable, valuation of inventory, foreign currency translation/transactions, the determination of recoverability of long-lived and intangible assets, share-based compensation, defined benefit pension plans, and income taxes.

Share-Based Compensation. Uroplasty accounts for share-based compensation costs under ASC 718, “Compensation – Stock Compensation”. ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Uroplasty recognizes the compensation cost relating to share-based payment transactions, including grants of employee stock options and restricted shares, in its financial statements. Uroplasty measures that cost based on the fair value of the equity or liability instruments issued.

Defined Benefit Pension Plans. Uroplasty has a liability attributed to defined benefit pension plans Uroplasty offered to certain former and current employees of its subsidiaries in the UK and the Netherlands. The liability is dependent upon numerous factors, assumptions and estimates, and the continued benefit costs Uroplasty incurs may be significantly affected by changes in key actuarial assumptions such as the discount rate, mortality, compensation rates, or retirement dates used to determine the projected benefit obligation. Additionally, changes made to the provisions of the plans may impact current and future benefit costs. In accordance with the provisions of ASC 715, “Compensation – Retirement Benefits”, changes in benefit obligations associated with these factors may not be immediately recognized as costs in the statement of operations, but are recognized in future years over the expected average future service of the active employees or the average remaining life expectancies of inactive employees.

Disclosures About Fair Value of Financial Instruments. Estimates of fair value for financial assets and liabilities are based on the framework established in the accounting guidance for fair value measurements. The framework defines fair value, provides guidance for measuring fair value and requires certain disclosures. The framework prioritizes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following three broad levels of inputs may be used to measure fair value under the fair value hierarchy:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•	Level 3: Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

If the inputs used to measure the financial assets and liabilities fall within more than one of the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following table provides the assets carried at fair value measured on a recurring basis at March 31:

Asset Class	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2014
Short-term investments:
U.S. Government and Agency debt securities	$3,451,000	$—	$3,451,000	$—

2013
Short-term investments:
U.S. Government and Agency debt securities	$3,757,000	$—	$3,757,000	$—
Long-term investments:
U.S. Government and Agency debt securities	3,452,000	—	3,452,000	—

U.S. Government and U.S. Government Agency debt securities. Uroplasty’s debt securities consist of bonds, notes and treasury bills with risk ratings of AAA/Aaa and maturity dates within two years from date of purchase. The estimated fair value of these securities is based on valuations provided by external investment managers.

Remeasurements to fair value on a nonrecurring basis relate primarily to its property, plant and equipment and intangible assets and occur when the derived fair value is below their carrying value on its Consolidated Balance Sheet. As of March 31, 2014, 2013 and 2012 Uroplasty had no remeasurements of such assets to fair value.

The carrying amounts reported in the Consolidated Balance Sheets for Long-term investments include certificates of deposit of $4,180,000 at March 31, 2013, for which, due to the negligible risk of changes in value resulting from changes in interest rates of these investments, cost approximates fair market value.

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities approximate fair market value.

Cash, Cash Equivalents and Marketable Securities. Uroplasty considers all cash on-hand and highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Uroplasty classifies marketable securities having original maturities of more than three months when purchased and remaining maturities of one year or less as short-term investments and marketable securities with remaining maturities of more than one year as long-term investments. Uroplasty further classifies marketable securities as either held-to-maturity or available-for-sale. Uroplasty classifies marketable securities as held-to-maturity when Uroplasty believes it has the ability and intent to hold such securities to their scheduled maturity dates. All other marketable securities are classified as available-for-sale. Uroplasty has not designated any of its marketable securities as trading securities.

Uroplasty carries held-to-maturity marketable securities at their amortized cost and available-for-sale marketable securities at their fair value and report any unrealized appreciation or depreciation in the fair value of available-for-sale marketable securities in accumulated other comprehensive income (loss). Uroplasty monitors its investment portfolio for any decline in fair value that is other-than-temporary and record any such impairment as an impairment loss. Uroplasty recorded no impairment losses for other-than-temporary declines in the fair value of marketable securities in fiscal 2014, 2013, and 2012.

Cash and cash equivalents include highly liquid money market funds and debt securities with original maturities of three months or less of $6.7 million and $2.2 million at March 31, 2014 and 2013, respectively. Money market funds present negligible risk of changes in value due to changes in interest rates, and their cost approximates their fair market value. Uroplasty maintains cash in bank accounts, which, at times, may exceed federally insured limits. Uroplasty has not experienced any losses in such accounts. Cash and cash equivalents held in foreign bank accounts totaled $991,000 and $639,000 at March 31, 2014 and 2013, respectively.

The amortized cost and fair value of its marketable securities classified as available-for-sale at March 31 are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2014
Short-term investments:
U.S. Government and Agency debt securities	$3,450,000	$1,000	$—	$3,451,000

Total	$3,450,000	$1,000	$—	$3,451,000

2013
Short-term investments:
U.S. Government and Agency debt securities	$3,756,000	$1,000	$—	$3,757,000
Long-term investments:
U.S. Government and Agency debt securities	3,453,000	—	(1,000)	3,452,000

Total	$7,209,000	$1,000	$(1,000)	$7,209,000

All its available-for-sale marketable securities mature within two years from the date of purchase.

Short-term investments include held-to-maturity certificates of deposit of $0.0 million and $4.2 million at March 31, 2014 and 2013, respectively. Long-term investments at March 31, 2013 include $0.0 million of held-to-maturity certificates of deposit that mature within two years from the date of purchase. There were no long-term, held-to-maturity investments at March 31, 2014. Due to the negligible risk of changes in value due to changes in interest rates of these investments, their cost approximates their fair market value.

Accounts Receivable. Uroplasty grants credit to its customers in the normal course of business and, generally, do not require collateral or any other security to support amounts due. If necessary, Uroplasty has an outside party assist us with performing credit and reference checks and establishing credit limits for the customer. Accounts outstanding longer than the contractual payment terms, are considered past due. Uroplasty carries its accounts receivable at the original invoice amount less an estimated allowance for doubtful receivables based on a periodic review of all outstanding amounts, and less an estimated sales return allowance. Uroplasty determines the allowance for doubtful accounts based on the customer’s financial health, and both historical and expected credit loss experience. Uroplasty writes off its accounts receivable when Uroplasty deems them uncollectible. Uroplasty records recoveries of accounts receivable previously written off when received. Uroplasty is not always able to timely anticipate changes in the financial condition of its customers and if circumstances related to these customers deteriorate, its estimates of the recoverability of accounts receivable could be materially affected and Uroplasty may be required to record additional allowances. Alternatively, if more allowances are provided than are ultimately required, Uroplasty may reverse a portion of such provisions in future periods based on the actual collection experience. Uroplasty determines the sales return allowance based on historical experience. Historically, the accounts receivable balances Uroplasty has written off and the sales returns have generally been within its expectations. The allowance for doubtful accounts and sales returns was $45,000 and $74,000 at March 31, 2014 and 2013, respectively.

Inventories. Uroplasty states inventories at the lower of cost or market using the first-in, first-out method. Uroplasty values at lower of cost or market the slow moving and obsolete inventories based upon current and expected future product sales and the expected impact of product transitions or modifications. Historically, the inventory write-offs have generally been within its expectations. Inventories consist of the following at March 31:

	2014	2013
Raw materials	$136,000	$219,000
Work-in-process	25,000	21,000
Finished goods	356,000	479,000

	$517,000	$719,000

Property, Plant, and Equipment. Uroplasty carries property, plant, and equipment, including leasehold improvements, at cost, less accumulated depreciation which consist of the following at March 31:

	2014	2013
Land	$169,000	$157,000
Building	768,000	716,000
Leasehold improvements	383,000	383,000
Internal use software	568,000	543,000
Equipment	1,573,000	1,374,000
	3,461,000	3,173,000

Less accumulated depreciation and amortization	(2,463,000)	(2,140,000)

	$998,000	$1,033,000

Uroplasty provides for depreciation using the straight-line method over useful lives of three to seven years for equipment and 40 years for the building. Uroplasty charges maintenance and repairs to expense as incurred. Uroplasty capitalizes improvements and amortize them over the shorter of their estimated useful service lives or the remaining lease term. Uroplasty recognized depreciation expense of approximately $323,000, $290,000 and $261,000 in fiscal 2014, 2013 and 2012, respectively.

Uroplasty capitalized internal use software and web site development costs of $25,000, $75,000, and $109,000 in fiscal 2014, 2013, and 2012, respectively. These costs are amortized over a three-year period. The net book value of its capitalized software for internal use was $67,000 and $123,000 at March 31, 2014 and 2013, respectively.

Intangible Assets. Uroplasty’s intangible assets are comprised of patents which Uroplasty amortizes on a straight-line basis over their estimated useful lives of six years.

	Gross Carrying Amount	Accumulated Amortization	Net value
March 31, 2014	$5,653,000	$5,533,000	$120,000
March 31, 2013	5,603,000	5,502,000	101,000

At March 31, 2014, Uroplasty estimated the following annual amortization for these assets in subsequent fiscal years:

2015	$42,000
2016	39,000
2017	29,000
2018	5,000
2019 and beyond	5,000
$120,000

Impairment of Long-Lived Assets. Long-lived assets at March 31, 2014 consisted of property, plant and equipment and intangible assets. Uroplasty reviews its long-lived assets for impairment whenever events or business circumstances indicate that Uroplasty may not recover the carrying amount of an asset. Uroplasty measures recoverability of assets held and used by a comparison of the carrying amount of an asset to future undiscounted net cash flows it expects to generate by the asset. If Uroplasty considers such assets impaired, it measures the impairment recognized by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Uroplasty completed its impairment analysis and concluded there were no impairments in fiscal 2014, 2013, and 2012.

Product Warranty. Uroplasty warrants its products to be free from defects in material and workmanship under normal use and service for a period of twelve months after the date of sale. Under the terms of these warranties, Uroplasty repairs or replaces products Uroplasty deems defective due to material or workmanship. Uroplasty recognized warranty expense of $3,000, $11,000 and $37,000 for the years ended March 31, 2014, 2013 and 2012, respectively.

Foreign Currency Translation. Uroplasty translates all assets and liabilities using period-end exchange rates. Uroplasty translates statements of operations items using average exchange rates for the period. Uroplasty records the resulting translation adjustment within accumulated other comprehensive loss, a separate component of shareholders’ equity. Uroplasty recognizes foreign currency transaction gains and losses in its consolidated statements of operations, including unrealized gains and losses on short-term intercompany obligations using period-end exchange rates.

Uroplasty recognizes exchange gains and losses primarily as a result of fluctuations in currency rates between the U.S. dollar (the functional reporting currency) and the Euro and British pound (currencies of its subsidiaries), as well as their effect on the dollar denominated intercompany obligations between us and its foreign subsidiaries. All intercompany balances are revolving in nature and Uroplasty does not deem any portion of them to be long-term. Uroplasty recognized foreign currency exchange gains and losses of approximately $(5,000), $2,000 and $4,000 for the years ended March 31, 2014, 2013 and 2012, respectively.

Income Taxes. Uroplasty accounts for income taxes using the asset and liability method. The asset and liability method provides that deferred tax assets and liabilities be recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Uroplasty reduces deferred tax assets by a valuation allowance, when Uroplasty believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740, “Accounting for Income Taxes”, prescribes a recognition threshold and a measurement attribute for financial statement recognition of tax positions Uroplasty takes or expects to take in a tax return. It is management’s responsibility to determine whether it is “more-likely-than-not” that a taxing authority will sustain a tax position upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

Under its accounting policies, Uroplasty recognizes interest and penalties accrued on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense.

As of March 31, 2014, Uroplasty has generated approximately $36 million in U.S. net operating loss carry forwards that it cannot use to offset taxable income in foreign jurisdictions. Uroplasty recognizes a valuation allowance when it determines it is more likely than not that it will not realize a portion of the deferred tax asset. Uroplasty has established a valuation allowance for all U.S. deferred tax assets due to the uncertainty that Uroplasty will generate enough income in those taxing jurisdictions to utilize the assets.

In addition, future utilization of net operating loss (“NOL”) carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. This section generally relates to a 50 percent change in ownership of a company over a three-year period. Uroplasty believes that the issuance of its common stock in the December 2006 follow-on public offering resulted in an “ownership change” under Section 382. Accordingly, its ability to use NOL attributes generated prior to December 2006 is limited to approximately $750,000 per year. Additionally, Uroplasty believes there was an ownership change in December 2012. Accordingly, its ability to use NOL tax attributes generated after December 2006 and before December 2012 is limited to approximately $2,000,000 per year.

Basic and Diluted Net Loss per Share. Uroplasty calculates basic per common share amounts by dividing net loss by the weighted-average common shares outstanding, excluding outstanding shares contingently subject to forfeiture. For calculating diluted per common share amounts, Uroplasty adds additional shares to the weighted-average common shares outstanding for the assumed exercise of stock options and vesting of restricted shares, if dilutive. Because Uroplasty had a net loss in fiscal 2014, 2013 and 2012, the following options outstanding and unvested restricted stock to purchase shares of its common stock were excluded from diluted net loss per common share because of their anti-dilutive effect, and therefore, basic net loss per common share equals dilutive net loss per common share:

	Number of options and unvested restricted stock	Range of exercise prices
Years ended:
March 31, 2014	741,000	$0.77 - $2.75
March 31, 2013	545,000	$0.77 - $2.06
March 31, 2012	909,000	$0.77 - $3.00

Advertising Expenses. Advertising costs are expensed as incurred. Uroplasty expensed $595,000, $519,000 and $571,000 in fiscal 2014, 2013 and 2012, respectively.

New Accounting Pronouncements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The guidance is effective for annual and interim periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on its financial position, results of operations or liquidity.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists.” ASU No. 2013-11 provides financial statement presentation guidance on whether an unrecognized tax benefit must be presented as either a reduction to a deferred tax asset or separately as a liability. ASU No. 2013-11 will be effective for fiscal years and interim periods within those years, beginning after December 15, 2013. Uroplasty does not believe the adoption of this update will have a material impact on its financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. It also addresses sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations.

The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The amendments in the ASU are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2014. Uroplasty does not believe the adoption of this update will have a material impact on its financial statements.

In May 2014, the FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The guidance in this update supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition.” In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this Update. Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU No, 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Uroplasty does not believe the adoption of this update will have a material impact on its financial statements.

2. Shareholders’ Equity

Share-based Compensation. At March 31, 2014, Uroplasty had one active plan for share-based compensation grants (“2006 Plan”). Under the 2006 plan, if Uroplasty has a change in control, all outstanding grants, including those subject to vesting or other performance targets, fully vest immediately. Under the 2006 Plan, Uroplasty reserved 3,450,000 shares of its common stock for share-based grants, which includes an additional 750,000 shares as approved by the shareholders at its annual meeting on September 12, 2013, and 821,496 shares remain available for grant at March 31, 2014.

On July 23, 2013, and in connection with the commencement of his employment, Robert Kill received a stock grant of 300,000 shares under the 2006 Plan that did not carry vesting restrictions.

Uroplasty grants option awards with an exercise price equal to the closing market price of its stock at the date of the grant. Uroplasty has options outstanding to purchase 1,428,043 shares of common stock granted under the 2006 Plan. Options granted under the 2006 Plan generally expire over a period ranging from five to seven years from date of grant and vest at varying rates ranging up to three years.

Uroplasty has fully vested options outstanding to purchase 900,000 shares of common stock, not granted under a plan, which expire up to ten years from date of grant.

Uroplasty grants options at the discretion of its directors. The options granted under the 2006 Plan generally provide for the exercise of options during a limited period following termination of employment, death or disability.

Uroplasty recognizes share-based compensation expense in the statement of operations based on the fair value at the time of grant of the share-based payment over the requisite service period. Uroplasty incurred a total of approximately $1,436,000, $812,000 and $685,000 in share-based compensation expense (inclusive of $0, $2,000 and $5,000, respectively, for grants to consultants) in fiscal 2014, 2013 and 2012, respectively.

Uroplasty determines the fair value of the option awards using the Black-Scholes option pricing model. Uroplasty used the following weighted-average assumptions to value the options granted during the years ended March 31:

	2014	2013	2012
Expected life, in years	4.51	6.00	5.32
Risk-free interest rate	1.36%	1.15%	1.57%
Expected volatility	89.1%	89.03%	90.08%
Expected dividend yield	0%	0%	0%

The expected life selected for options granted represents the period of time Uroplasty expects options to be outstanding based on historical data of option holder exercise and termination behavior for similar grants. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury rate over the expected life at the time of grant. Expected volatility is based upon historical volatility of its stock. Uroplasty estimates the forfeiture rate for stock awards to be approximately 1.6% for executive employees and directors and approximately 18% for non-executive employees for fiscal 2014 based on its historical experience.

The following table summarizes the activity related to its stock options in fiscal 2012, 2013 and 2014:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value	Aggregate intrinsic value	Weighted average remaining life in years
Balance at March 31, 2011	2,066,000	$3.39
Options granted	140,000	6.66	$4.70
Options exercised	(94,000)	2.22		$430,000
Options surrendered	(29,000)	5.36

Balance at March 31, 2012	2,083,000	$3.64		$968,000	2.96
Options granted	188,000	3.09	$2.26
Options exercised	(40,000)	3.75		18,000
Options surrendered	(215,000)	4.36

Balance at March 31, 2013	2,016,000	$3.51		$598,000	2.64
Options granted	939,000	2.57	$1.71
Options exercised	(346,000)	1.21		792,000
Options surrendered	(280,000)	4.22

Balance at March 31, 2014	2,329,000	3.39		$1,781,000	3.85

Options exercisable at March 31, 2014	1,279,340	$3.98		$684,236	1.87

The total fair value of stock options vested during fiscal 2014, 2013 and 2012 was $435,000, $490,000 and $398,000, respectively.

Uroplasty received net proceeds of $360,000 in fiscal 2014, $150,000 in fiscal 2013 and $209,000 in fiscal 2012 from the exercise of stock options.

Uroplasty grants restricted shares at the discretion of its directors with vesting terms ranging from six months to fits years. The following table summarizes the activity related to its restricted stock in fiscal 2012, 2013 and 2014:

	Number of Shares	Weighted average grant date fair value	Weighted average remaining life in years	Aggregate intrinsic value
Balance at March 31, 2011	55,000	$4.96
Shares granted	50,000	6.80
Shares vested	(35,000)	$4.91		$170,000

Balance at March 31, 2012	70,000	$6.30	0.95	443,000
Shares granted	167,000	3.61
Shares vested	(47,000)	4.76		225,000
Shares surrendered	(10,000)	$3.21

Balance at March 31, 2013	180,000	$4.39	1.50	$790,000
Shares granted	122,000	3.06
Shares vested	(53,000)	4.13		221,000
Shares surrendered	(102,000)	4.38
Balance at March 31, 2014	147,000	$3.38	2.23	$540,000

The aggregate intrinsic value shown above for the restricted shares represents the total pre-tax value based on the closing price of its common stock on the grant date.

At March 31, 2014, Uroplasty had approximately $1,750,460 of unrecognized share-based compensation cost, net of estimated forfeitures, related to stock options and restricted shares that it expects to recognize over a weighted-average requisite service period of approximately two years.

3. Commitments and Contingencies

Royalties. Uroplasty received an absolute assignment of a patent relating to the Macroplastique Implantation System, in return for a royalty of 10 British Pounds for each unit sold during the life of the patent. Under the terms of an agreement with some former officers and directors of its company, Uroplasty pays royalties equal to five percent of the net sales of certain Macroplastique products, subject to a specified monthly minimum of $4,500. The royalties payable under this agreement will continue until certain patents referenced in the agreement expire in 2015. Uroplasty recognized an aggregate of $353,000, $353,000 and $383,000 of royalty expense under these agreements in fiscal 2014, 2013 and 2012, respectively.

Purchase Requirements. In its normal course of business Uroplasty has commitments, generally for periods of less than one year, to purchase from various vendors finished goods and manufacturing components under issued purchase orders. As of March 31, 2014 payments of its contractual obligations for purchase commitments within the next twelve months are $283,000.

Operating Lease Commitments. Uroplasty leases office, warehouse, and production space under operating lease agreements, which include escalating lease payments, and lease various automobiles for its European employees. These leases expire at various times through June 2019. At March 31, 2014, the approximate future minimum lease payments in subsequent fiscal years under noncancelable operating leases with an initial term in excess of one year are as follows:

2015	$252,000
2016	225,000
2017	184,000
2018	175,000
2019	168,000
Thereafter	42,000
$1,046,000

Total operating lease expenses were $294,000, $252,000 and $271,000 in fiscal 2014, 2013 and 2012, respectively.

Employment Agreements. Uroplasty has entered into employment agreements with certain officers, the terms of which, among other things, specify a base salary subject to annual adjustments by mutual agreement of the parties, and a severance payment to the employee upon employment termination without cause. Uroplasty provides for various severance amounts payable under the agreements after employment termination. Contemporaneously with the execution of their employment agreement, all of the officers executed an “Employee Confidentiality, Inventions, Non-Solicitation, and Non-Compete Agreement.” This agreement prohibits the employee from disclosing confidential information, requires the employee to assign to us without charge all intellectual property relating to its business which is created or conceived during the term of employment, prohibits the employee from encouraging employees to leave its employment for any reason and prohibits competition with us during the term of employment and for a specified term thereafter.

Product Liability. The manufacture and sale of medical devices exposes us to significant risk of product liability claims, some of which may have a negative impact on its business. Any defects or risks that Uroplasty has not yet identified with its products may give rise to product liability claims. Uroplasty’s existing $10 million of worldwide product liability insurance coverage may be inadequate to protect us from liabilities Uroplasty may incur or it may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of its insurance coverage and it is ultimately determined that Uroplasty is liable, its business could suffer.

4. Savings and Retirement Plans

Uroplasty sponsors various plans for eligible employees in the United States, the United Kingdom (“U.K.”), and The Netherlands. Uroplasty’s retirement savings plan in the United States conforms to Section 401(k) of the Internal Revenue Code and participation is available to substantially all employees. Uroplasty may also make discretionary contributions ratably to all eligible employees. Uroplasty made discretionary contributions to the U.S. plan of $224,000, $228,000 and $218,000 for fiscal 2014, 2013 and 2012, respectively.

Uroplasty’s international subsidiaries in the U.K. and The Netherlands have defined benefit retirement plans for eligible employees. These plans provide benefits based on the employee’s years of service and compensation during the years immediately preceding retirement, termination, disability, or death, as defined in the plans. Uroplasty froze the U.K. subsidiary’s defined benefit plan on December 31, 2004. On March 10, 2005, Uroplasty established a defined contribution plan for the U.K. subsidiary. As of April 1, 2005, Uroplasty closed The Netherlands subsidiary’s defined benefit retirement plan for new employees and established a defined contribution plan for them. The total contribution expense associated with the defined contribution plans in The Netherlands and the U.K. was $22,000, $16,000 and $12,000 for fiscal 2014, 2013 and 2012, respectively.

The amortization of actuarial gains or losses is included as a component of the annual expense for a year if, as of the beginning of the year, the cumulative net gain or loss exceeds 10% of the greater of the projected benefit obligation or plan assets. If amortization is required, the amortization is that excess divided by the expected average future service of the active employees participating in the plans or the average remaining life expectancies of inactive employees.

The Netherlands defined benefit plan

The Netherlands defined benefit pension plan is funded through a guaranteed insurance contract with Swiss Life, an insurance company. Uroplasty’s contract with Swiss Life requires us to make annual premium payments which are sufficient to satisfy the Vested Benefit Obligation (“VBO”). Swiss Life does not hold separate investment assets for its contract, but rather is obligated to provide the stream of future benefits for the annual premium payments Uroplasty makes. Uroplasty calculates the market value of the pension plan assets, held in Swiss Life insured assets, as the stream, based on mortality, of the earned guaranteed benefit payments discounted at market interest rate. The benefit obligation is calculated based on the same assumptions as well. Accordingly, the impact on pension plan assets of a change in assumption for discount rate and mortality would equally offset the change in VBO.

At March 31, 2014, Uroplasty projected the following benefit payments in subsequent fiscal years:

2015	$4,000
2016	23,000
2017	23,000
2018	24,000
2019	24,000
2020 to 2024	172,000
$270,000

Uroplasty contributed $216,000 in fiscal 2014, $122,000 in fiscal 2013, $154,000 in fiscal 2012, and expect to contribute approximately $150,000 in fiscal 2015.

The following table summarizes the change in benefit obligations and the change in plan assets for the years ended March 31:

	2014	2013
Changes in benefit obligations:
Projected benefit obligation, beginning of year	$2,624,000	$1,572,000
Service cost	126,000	74,000
Interest cost	108,000	88,000
Benefits paid	(1,000)	—
Value transfers	(57,000)	—
Plan Amendment	(46,000)	—
Actuarial result	384,000	956,000
Foreign currency translation	205,000	(66,000)
Projected benefit obligation, end of year	$3,343,000	$2,624,000
Changes in plan assets:
Plan assets, beginning of year	$1,993,000	$1,217,000
Contributions to plan	216,000	122,000
Management cost	(15,000)	(11,000)
Actual return on assets	370,000	716,000
Benefits paid	(1,000)	—
Value transfers	(57,000)	—
Foreign currency translation	159,000	(51,000)

Plan assets, end of year	$2,665,000	$1,993,000

The amount recognized in other comprehensive loss at March 31 consists of:

	2014	2013
Unrecognized net prior service benefit	$(348,000)	$(313,000)
Unrecognized net losses	711,000	612,000

Additional other comprehensive loss (gross of deferred taxes)	$363,000	$299,000

The projected benefit obligation, accumulated benefit obligations and the fair value plan assets at March 31 were as follows:

	2014	2013
Projected benefit obligation	$3,343,000	$2,624,000
Accumulated benefit obligation	2,704,000	2,083,000
Fair value of plan assets	2,665,000	1,993,000

Uroplasty has recorded the excess of the projected benefit obligation over the fair value of the plan assets on March 31, 2014 and 2013, of $678,000 and $631,000, respectively, as accrued pension liability.

The cost of its defined benefit retirement plan includes the following components for the years ended March 31:

	2014	2013	2012
Gross service cost, net of employee contribution	$113,000	$60,000	$58,000
Interest cost	108,000	88,000	86,000
Management cost	11,000	11,000	14,000
Expected return on assets	(72,000)	2,000	9,000
Amortization	—	(11,000)	(6,000)

Net periodic retirement cost	$160,000	$150,000	$161,000

Major assumptions used in the above calculations include:

	2014	2013
Discount rate	3.40%	3.90%
Expected return on assets	3.40%	3.90%
Expected rate of increase in future compensation:
General	2.5%	2.5%
Individual	0-3%	0-3%

The discount rate used is based upon the yields available on high quality corporate bonds with a term that matches the liabilities. The impact of the decrease in discount rate used for March 31, 2014 over 2013 was an increase in the projected benefit obligation and actual return on assets. The market value of the assets is determined as the discounted stream of guaranteed benefit payments. Given the valuation method of the assets, the expected long-term rate of return on assets equals the discount rate.

The U.K. defined benefit plan

As of March 31, 2014 and 2013, Uroplasty held all the assets of the U.K. defined benefit pension plan in a Deposit Administration Contract with Phoenix Life Limited.

At March 31, 2014 Uroplasty projected the following benefit payments in subsequent fiscal years:

2015	$—
2016	—
2017	119,000
2018	—
2019	184,000
2020 to 2024	816,000
$1,119,000

Uroplasty contributed $43,000 in fiscal 2014, $34,000 in fiscal 2013, $35,000 in fiscal 2012, and expect to contribute approximately $47,000 in fiscal 2015.

The following table summarizes the change in benefit obligations and the change in plan assets for the years ended March 31:

	2014	2013
Changes in benefit obligations:
Projected benefit obligation, beginning of year	$665,000	$733,000
Service cost	5,000	5,000
Interest cost	33,000	35,000
Other	(5,000)	(5,000)
Actuarial result	(7,000)	(69,000)
Foreign currency translation	64,000	(34,000)

Projected benefit obligation, end of year	$755,000	$665,000

Changes in plan assets:
Plan assets, beginning of year	$636,000	$614,000
Contributions to plan	43,000	34,000
Management cost	(5,000)	(5,000)
Actual return on assets	19,000	24,000
Foreign currency translation	63,000	(31,000)

Plan assets, end of year	$756,000	$636,000

The amount recognized in other comprehensive loss as of March 31 consists of:

	2014	2013
Unrecognized net losses (gross of deferred taxes)	$130,000	$130,000

The projected benefit obligation, accumulated benefit obligation and the fair value plan assets at March 31 were as follows:

	2014	2013
Projected benefit obligation	$755,000	$665,000
Accumulated benefit obligation	755,000	665,000
Fair value of plan assets	756,000	636,000

Uroplasty has recorded the excess of the fair value of the plan assets over the projected benefit obligation of $1,000, as of March 31, 2014, as prepaid pension asset. Uroplasty has recorded the excess of the projected benefit obligation over the fair value of the plan assets of $29,000, as of March 31, 2013, as accrued pension liability.

The cost of its defined benefit retirement plan includes the following components for the years ended March 31:

	2014	2013	2012
Gross service cost, net of employee contribution	$5,000	$5,000	$5,000
Interest cost	33,000	35,000	36,000
Expected return on assets	(21,000)	(21,000)	(29,000)
Amortization	7,000	15,000	12,000

Net periodic retirement cost	$24,000	$34,000	$24,000

Major assumptions used in the above calculations include:

	2014	2013
Discount rate	4.60%	4.80%
Expected return on assets	3.70%	3.10%

The discount rate used is based upon the yields available on high quality corporate bonds with a term that matches the liabilities. The expected return on assets assumption on the investment portfolio for the defined benefit plan is based on the long-term expected returns for the assets currently in the portfolio. Management uses historic return trends of the asset portfolio combined with recent market conditions to estimate the future rate of return.

Plan Assets

The primary objective of the Netherlands pension plan is to meet retirement income commitments to plan participants at a reasonable cost. In The Netherlands, consistent with typical practice, the pension plan is funded through a guaranteed insurance contract with Swiss Life, an insurance company. Swiss Life is responsible for the investment strategy of the insurance premiums Uroplasty makes. Uroplasty has characterized the assets of the pension plan as an “other contract.”

The primary objective of the U.K. pension plan is to meet retirement income commitments to plan participants at a reasonable cost. The objective is achieved through growth of capital and safety of funds invested. The pension plan assets are invested in a Deposit Administration Contract with Phoenix Life Limited, an insurance company, with underlying investments primarily in fixed interest U.K. government bonds.

The allocation of pension plan assets as of March 31 was as follows:

	2014		2013
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Other Contract (Netherlands Plan)	100%	100%	100%	100%
Deposit Administration Contract (U.K. Plan)	100%	100%	100%	100%

Uroplasty calculates the market value of the pension plan assets, held in Swiss Life insured assets, as the stream, based on mortality (an unobservable input) of the earned guaranteed benefit payments discounted at market interest rate. Accordingly, Uroplasty has classified the Netherlands pension plan assets as Level 3 assets. The market value of the U.K. pension plan reflects the value of its contributions to the plan and the credited accrued interest at the rate specified in the Deposit Administration Contract. Accordingly, Uroplasty has classified the U.K. plan assets as Level 2 assets.

The fair value of the pension plan assets at March 31 by asset class is as follows:

Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2014
Other Contract (Netherlands Plan)	$2,665,000	$—	$—	$2,665,000
Deposit Administration Contract (U.K. Plan)	756,000	—	756,000	—

2013
Other Contract (Netherlands Plan)	$1,993,000	$(3,000)	$—	$1,996,000
Deposit Administration Contract (U.K. Plan)	636,000	—	636,000	—

The reconciliation of beginning and ending balances for its Level 3 assets is as follows:

Other Contract (Netherlands Pension Plan Assets)
Beginning balance as at April 1, 2013	$1,996,000
Loss recognized in earnings	57,000
Unrealized actuarial gain recognized in other comprehensive loss	296,000
Purchases	215,000
Sales	(1,000)
Transfers	(57,000)
Unrealized foreign currency translation loss recognized in other comprehensive loss	159,000

Ending balance as at March 31, 2014	$2,665,000

The unrealized actuarial gain of $296,000, recognized in other comprehensive loss, is equally offset by an unrealized actuarial loss, recognized in other comprehensive income, in the Vested Benefit Obligation.

5. Income Taxes

The components of income tax expense for the years ended March 31 consist of the following:

	2014	2013	2012
Income tax provision:
Current:
U.S. and State	$13,000	$15,000	$16,000
Foreign	45,000	31,000	35,000
Deferred:
Foreign	14,000	5,000	(3,000)

Total income tax expense	$72,000	$51,000	$48,000

Actual income tax expense differs from statutory federal income tax benefit for the years ended March 31 as follows:

	2014	2013	2012
Statutory federal income tax benefit	$(1,799,000)	$(1,111,000)	$(1,429,000)
State tax benefit, net of federal taxes	(125,000)	(82,000)	(91,000)
Foreign tax	(39,000)	(27,000)	(35,000)
Nondeductible expenses	122,000	111,000	75,000
Stock compensation tax shortfall	267,000	(155,000)	—
Subpart F income	35,000	33,000	35,000
Undistributed foreign earnings	—	—	9,000
NOL expiration	307,000	—	—
Valuation allowance increase	1,007,000	1,035,000	1,210,000
Other	297,000	247,000	274,000

Total income tax expense	$72,000	$51,000	$48,000

Deferred taxes at March 31 consist of the following:

	2014	2013
Deferred tax assets (liabilities):
Depreciation	$126,000	$88,000
Amortization	21,000	121,000
Pension liability	150,000	140,000
Stock based compensation	691,000	981,000
Other reserves and accruals	141,000	169,000
Undistributed foreign earnings	(345,000)	(288,000)
Foreign tax credits	68,000	68,000
Net operating losses	12,487,000	11,050,000

	$13,339,000	$12,329,000

Less valuation allowance	(13,189,000)	(12,183,000)

	$150,000	$146,000

At March 31, 2014, Uroplasty had U.S. NOL carry forwards of approximately $36 million for U.S. income tax purposes, which expire in 2018 through 2033. U.S. net operating loss carry forwards cannot be used to offset taxable income in foreign jurisdictions. In addition, future utilization of NOL carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. This section generally relates to a 50 percent change in ownership of a company over a three-year period. Uroplasty believes that the issuance of its common stock in the December of 2006 follow-on public offering resulted in an “ownership change” under Section 382. Accordingly, its ability to use NOL tax attributes generated prior to December 2006 is limited to approximately $750,000 per year. Additionally, Uroplasty believes there was an ownership change in December of 2012. Uroplasty’s ability to use NOL tax attributes generated after December 2006 and before December 2012 is limited to approximately $2,000,000 per year.

Certain stock option exercises resulted in tax deductions in excess of previously recorded tax benefits. Uroplasty’s NOL carry forwards of $36 million referenced above include approximately $1.8 million of income tax deductions in excess of previously recorded tax benefits. Although these additional tax deductions are reflected in NOL carry forwards referenced above, the related tax benefit will not be recognized until the deductions reduce taxes payable. Accordingly, since the tax benefit does not reduce its current taxes payable in 2014, these tax benefits are not reflected in its deferred tax assets presented above. The tax benefit of these excess deductions will be reflected as a credit to additional paid-in-capital when and if recognized.

Uroplasty provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. Uroplasty has established a valuation allowance for U.S. and certain foreign deferred tax assets due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, Uroplasty has not reflected any benefit of such deferred tax assets in the accompanying financial statements. The deferred tax asset increased by $1,010,227 and $1,058,315, respectively, in fiscal 2014 and 2013. The related valuation allowance increased by $1,006,586 and $1,035,135, respectively, in fiscal 2014 and 2013.

Uroplasty reviewed all income tax positions taken or that Uroplasty expects to be taken for all open years and determined that its income tax positions are appropriately stated and supported for all open years.

Under its accounting policies, Uroplasty recognizes interest and penalties on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense. As of March 31, 2014 and 2013, Uroplasty recorded no accrued interest or penalties related to uncertain tax positions.

Uroplasty has provided for U.S. deferred income taxes as of March 31, 2014 and 2013 for the undistributed earnings from its non-U.S. subsidiaries.

The fiscal tax years 2010 through 2014 remain open to examination by the Internal Revenue Service and various state taxing jurisdictions to which Uroplasty is subject. In addition, Uroplasty is subject to examination by certain foreign taxing authorities for which the fiscal years 2011 through 2014 remain open for examination.

6. Business Segment Information

ASC 280, “Segment Reporting,” establishes disclosure standards for segments of a company based on management’s approach to defining operating segments. Reportable segments are defined primarily by the nature of products and services, the nature of the production processes, and the type of customers for its products and services. In accordance with the objective and basic principles of the standard, Uroplasty aggregates its operating segments into one reportable segment: voiding dysfunctions.

Information regarding geographic area net sales to customers for the years ended March 31 is as follows:

	United States	United Kingdom	All Other Foreign Countries(1)	Consolidated
2014	$18,042,000	$2,485,000	$4,050,000	$24,577,000

2013	16,401,000	2,189,000	3,828,000	22,418,000

2012	13,854,000	1,929,000	4,779,000	20,562,000

(1)	No other foreign country accounts for 10% or more of the consolidated net sales

Information regarding geographic area long-lived assets at March 31 is as follows:

	United States	United Kingdom	The Netherlands	Consolidated
2014	$379,000	$4,000	$615,000	$998,000

2013	434,000	5,000	594,000	1,033,000

Accounting policies of the operations in the various geographic areas are the same as those described in Note 1. Sales attributed to each geographic area are net of intercompany sales and are attributed to countries based on location of customers. No single customer represents 10% or more of its consolidated net sales. Long-lived assets consist of property, plant and equipment.

Selected Consolidated Quarterly Data (Unaudited)

The following table presents selected unaudited consolidated financial data for each of the eight quarters in the two-year period ended March 31, 2014. In Uroplasty’s opinion, this unaudited information is prepared on the same basis as the audited information and includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the financial information for the period presented. The summation of quarterly data may not equate to the calculation for the full fiscal year as quarterly calculations are performed on a discrete basis.

	2014
	Q1	Q2	Q3	Q4	Annual
Net Sales	$5,840,841	$5,976,875	$6,398,675	$6,360,735	$24,577,126
Gross Profit	5,092,794	5,235,033	5,620,408	5,579,080	21,527,315
Net Loss	(1,609,292)	(1,927,480)	(670,832)	(1,145,486)	(5,353,090)
Basic and Diluted Net Loss per Share	$(0.08)	$(0.09)	$(0.03)	$(0.05)	$(0.25)
	2013
	Q1	Q2	Q3	Q4	Annual
Net Sales	$5,577,000	$5,710,000	$5,590,000	$5,541,000	$22,418,000
Gross Profit	4,822,000	4,935,000	4,856,000	4,790,000	19,403,000
Net Loss	(1,019,000)	(640,000)	(677,000)	(969,000)	(3,305,000)
Basic and Diluted Net Loss per Share	$(0.05)	$(0.03)	$(0.03)	$(0.05)	$(0.16)

VISION’S FINANCIAL STATEMENTS

Vision’s Financial Statements for the Period Ended December 31, 2014

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Net sales	$4,920	$4,507	$12,782	$12,127
Cost of sales	3,017	3,129	8,472	8,474
Gross profit	1,903	1,378	4,310	3,653

Selling, general, and administrative expenses	2,760	2,304	7,609	7,404
Research and development expenses	588	552	1,465	1,399
Operating loss	(1,445)	(1,478)	(4,764)	(5,150)

Interest expense, net	(114)	(58)	(303)	(142)
Other, net	(3)	(18)	(15)	(16)
Loss before provision for income taxes	(1,562)	(1,554)	(5,082)	(5,308)
Income tax provision	—	8	—	11
Net loss	$(1,562)	$(1,562)	$(5,082)	$(5,319)

Net loss per common share – basic and diluted	$(0.03)	$(0.03)	$(0.11)	$(0.12)

Weighted average shares used in computing net loss per common share – basic and diluted	46,364	46,163	46,317	46,139

See accompanying notes to condensed consolidated financial statements

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	March 31, 2014
	(unaudited )
ASSETS
Current assets:
Cash and cash equivalents	$1,548	$1,237
Accounts receivable, less allowances of $107 and $117, respectively	4,056	3,818
Inventories, net	4,314	4,194
Prepaid expenses and other current assets	513	455
Total current assets	10,431	9,704

Machinery and equipment	3,474	3,456
Demo equipment	1,499	1,311
Furniture and fixtures	249	225
Leasehold improvements	372	372
Property and equipment, at cost	5,594	5,364
Less—accumulated depreciation and amortization	4,672	4,302
Total property and equipment, net	922	1,062
Other assets, net	67	67
Total assets	$11,420	$10,833

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,064	$1,217
Accrued expenses	1,134	918
Accrued compensation	349	474
Deferred revenue	318	210
Capital lease obligations	—	22
Total current liabilities	3,865	2,841

Convertible debt—related party, net of discount	26,522	22,414
Deferred revenue, net of current portion	13	93
Total liabilities	30,400	25,348

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding – none	—	—
Common stock, $0.01 par value Authorized—100,000 shares; issued —48,380 shares and 47,614 shares, respectively	484	476
Additional paid-in capital	103,245	102,629
Treasury stock at cost, 65 shares and 59 shares of common stock, respectively	(85)	(78)
Accumulated deficit	(122,624)	(117,542)
Total stockholders’ deficit	(18,980)	(14,515)
Total liabilities and stockholders’ deficit	$11,420	$10,833

See accompanying notes to condensed consolidated financial statements

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,082)	$(5,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	466	532
Stock-based compensation expense	562	499
Provision for bad debt expenses	20	16
Amortization of debt discount	108	5
Loss on disposal of fixed assets	9	6
Changes in assets and liabilities:
Accounts receivable	(258)	198
Inventories	(408)	(465)
Prepaid expenses and other current assets	(58)	(37)
Other assets	—	10
Accounts payable	847	(215)
Accrued expenses	216	169
Accrued compensation	(125)	(8)
Deferred revenue	28	67
Net cash used in operating activities	(3,675)	(4,542)
Cash flows from investing activities:
Purchases of property and equipment	(47)	(53)
Proceeds from disposal of fixed assets	—	3
Net cash used in investing activities	(47)	(50)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	4,000	5,000
Proceeds from exercise of stock options	62	—
Common stock repurchased	(7)	(28)
Payments of capital leases	(22)	(46)
Net cash provided by financing activities	4,033	4,926
Net increase in cash and cash equivalents	311	334
Cash and cash equivalents at beginning of period	$1,237	$788
Cash and cash equivalents at end of period	$1,548	$1,122

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1	$11
Income taxes	$—	$11

Non-cash financing activities:
Net transfers of inventory to fixed assets for use as demonstration equipment	$288	$229

See accompanying notes to condensed consolidated financial statements

Vision-Sciences, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited, in thousands except number of shares and per share amounts)
December 31, 2014

Note 1. Summary of Significant Accounting Policies

Vision designs, develops, manufactures, and markets products for endoscopy − the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily visible to the human eye. Vision’s products are sold throughout the world through direct sales representatives in the United States (“U.S.”) and independent distributors for the rest of the world. Vision is the exclusive supplier of ureteroscopes to the Endoscopy Division of Stryker Corporation (“Stryker”). Vision’s largest geographic markets are the U.S. and Europe.

Vision is incorporated in Delaware, and is the successor to operations begun in 1987. In December 1990, Machida Incorporated (“Machida”) became Vision’s wholly-owned subsidiary. On December 11, 2014, Vision formed a second wholly-owned subsidiary, Visor Merger Sub LLC (“Merger Sub”). Vision owns the registered trademarks Vision Sciences®, EndoSheath®, EndoWipe®, Slide-On® and The Vision System®. Not all products referenced in this report are approved or cleared for sale, distribution, or use.

Basis of Presentation and Preparation

Vision has prepared the condensed consolidated financial statements included herein according to generally accepted accounting principles in the United States of America (“U.S. GAAP”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and include, in the opinion of management, all adjustments (normal and recurring) that Vision considers necessary for a fair presentation of such information. Vision has condensed or omitted certain information and footnote disclosures normally included in financial statements pursuant to those rules and regulations. Vision believes, however, that its disclosures are adequate to make the information presented not misleading.

The results for the interim periods presented are not necessarily indicative of results to be expected for the full fiscal year. Please read these condensed consolidated financial statements in conjunction with Vision’s consolidated financial statements and the related notes for the fiscal year ended March 31, 2014 below.

Liquidity and Capital Resources operations.

Vision has incurred substantial operating losses since its inception and there can be no assurance that Vision will ever achieve or sustain a profitable level of operations in the future. Vision anticipates that it will continue to incur negative cash flows from operations during the remainder of fiscal 2015, driven by continued investment in a direct sales force for the U.S. market, spending for marketing, revitalizing a research and development pipeline, and general business operations. As of December 31, 2014, Vision had cash and cash equivalents totaling approximately $1.5 million. On June 16, 2014, Vision issued a convertible promissory note to Lewis C. Pell, its Chairman (the “2014 Note”), that allows Vision to borrow up to $5.0 million through June 15, 2019. The 2014 Note was issued in accordance with a letter agreement dated May 29, 2014 with Mr. Pell, (“the Prior Letter Agreement”), that provided for up to $5.0 million of capital to be made available to Vision from Mr. Pell, subject to certain conditions and an expiration date of July 1, 2015. The Prior Letter Agreement was then terminated in connection with the 2014 Note. As of December 31, 2014, Vision had $4.0 million in principal outstanding under the 2014 Note. Pursuant to a letter agreement dated October 28, 2014 with Mr. Pell, or the Existing Letter Agreement, Mr. Pell has agreed to provide financial assistance to Vision in the amount of up to $2.5 million, if necessary to support Vision’s operations, for a period ending on the earlier of (i) January 1, 2016 or (ii) Vision raising debt or equity capital in the amount of $2.5 million or more. This financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. Vision has not utilized the Existing Letter Agreement. Vision expects that its cash at December 31, 2014, together with $1.0 million remaining available to be drawn under the 2014 Note at December 31, 2014, plus the $2.5 million of capital to be made available to it under the Existing Letter Agreement, subject to certain conditions and an expiration date of January 1, 2016, should be sufficient to fund its operations through at least December 31, 2015. However, if Vision’s performance expectations fall short (including its failure to generate expected levels of sales) or its expenses exceed expectations, or if the commitment under the 2014 Note or the Existing Letter Agreement become unavailable, Vision will need to secure additional financing and/or reduce its expenses to continue its operations. Vision’s failure to do so would have a material adverse impact on its prospects and financial condition. There can be no assurance that any contemplated additional financing will be available on terms acceptable to Vision, if at all. If required, Vision believes it would be able to reduce its expenses to a sufficient level to continue to operate as a going concern.

In connection with the Merger Agreement, Vision entered into an amendment to the 2014 Note, and agreed with Mr. Pell that the Existing Letter Agreement will automatically terminate without further action by any party at the effective time of the merger with Uroplasty. See “Note 5 – Convertible Debt – Related Party.”

Summary of Significant Accounting Policies

Vision’s condensed consolidated financial statements are prepared in accordance with the rules and regulations of the SEC for interim reporting and U.S. GAAP. These accounting principles require Vision to make certain estimates, judgments and assumptions. Vision believes that the estimates, judgments and assumptions upon which it relies are reasonable, based upon information available to it at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are any differences (other than nominal differences) between these estimates, judgments or assumptions and actual results, Vision’s financial statements will be affected.

In the opinion of Vision’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly, in all material respects, Vision’s financial position as of December 31, 2014 and the results of operations and cash flows for the three months and nine months then ended. The results of operations and cash flows for the period ended December 31, 2014 are not necessarily indicative of the results of operations or cash flows to be expected for any subsequent quarter or the full fiscal year ending March 31, 2015. As of December 31, 2014, there have been no material changes to any of the significant accounting policies described in Vision’s Report on Form 10-K for the year ended March 31, 2014.

The accompanying condensed consolidated financial statements reflect the accounts of Vision. All significant inter-company accounts and transactions have been eliminated in consolidation.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued new accounting guidance, namely (“ASU”) No. 2014-09, Revenue from Contracts with Customers, on revenue recognition. The new standard provides for a five-step model to be applied to all revenue contracts with customers as well as requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. There is no option for early adoption. For public entities, this ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2016. Vision is currently evaluating the impact of the new guidance on its condensed consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date on which the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. This ASU applies to all entities and is effective for annual periods ending after December 15, 2016 and interim periods thereafter, with early adoption permitted. Vision is currently evaluating the impact of the new guidance on its condensed consolidated financial statements.

Fair Value Measurements

The carrying amounts reflected in Vision’s condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, accrued compensation, and capital lease obligations approximate fair value due to their short-term nature.

In determining the fair value of the convertible debt – related party, Vision analyzed its attributes (coupon rate, conversion price, and the percentage of market cap the face value of the debt instrument was prior to the announcement of the debt) as compared with public company convertible debt issuances in the healthcare industry. Vision determined the convertible debt was not issued at a discount as its fair value was equal to its face (carrying) value.

Concentration of Credit Risk

Concentration of credit risk with respect to accounts receivable relates to certain domestic and international customers to whom Vision makes substantial sales. To reduce risk, Vision routinely assess the financial strength of its customers and, when appropriate, Vision obtains advance payments for its international sales. As a consequence, Vision believes that its accounts receivable credit risk exposure is limited. Vision maintains an allowance for potential credit losses, but historically it has not experienced any significant credit losses related to any individual customer or group of customers in any particular industry or geographic area.

The following table summarizes net sales to Vision’s significant customer, which accounted for more than 10% of total medical segment net sales, total net sales and accounts receivable, net:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Medical segment
Stryker	$688	$1,202	$1,529	$3,548
Percentage of total medical segment net sales	18%	34%	15%	35%
Percentage of total net sales	14%	27%	12%	29%
	As of December 31, 2014	As of March 31, 2014
Percentage of total accounts receivable, net	13%	27%

Note 2. Basic and Diluted Net Loss per Common Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding. For all periods presented, the diluted net loss per common share is the same as basic net loss per common share, as the inclusion of other shares of stock issuable pursuant to stock options, warrants, and convertible debt would be anti-dilutive.

The following table summarizes equity securities that were excluded from the calculation of fully diluted loss per share as of December 31, 2014 and 2013, respectively:

	December 31,
	2014	2013
Convertible debt	24,202,853	18,913,857
Stock options	4,680,675	4,341,174
Warrants	1,880,620	1,880,620
Restricted stock	1,914,295	1,366,652
Total anti-dilutive securities	32,678,443	26,502,303

Note 3. Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method and consist of the following:

	December 31, 2014	March 31, 2014
Raw materials	$3,271	$3,456
Work in process	457	329
Finished goods	586	409
Inventories, net	$4,314	$4,194

Raw materials include components purchased from independent suppliers. Most purchased components are available from multiple sources, with the exception of certain key components which are supplied to Vision by key suppliers, with whom Vision has long-term business relationships, but no long-term supply agreements.

Note 4. Supply Agreements

Under a three-year agreement with Stryker, that expires in December 2015, Vision is the exclusive supplier of the URT-7000 Video Ureteroscope, peripherals and accessories to Stryker in the United States.

From April 2011 through May 2014, Stryker had the exclusive rights to market and sell Vision’s cystoscopes, the CST-5000 Video Cystoscope and the CST-4000 Fiber Cystoscope, and the accompanying EndoSheath disposables, peripherals and accessories, (the “Cystoscope Products”). Vision elected to not renew this exclusivity and to directly sell the cystoscope products in the U.S. Vision made this decision in large part because Stryker’s endoscopy sales force focuses on the operating room in hospitals, while most cystoscopy procedures are performed in physicians’ offices and ambulatory surgical centers.

Note 5. Convertible Debt – Related Party

Convertible Promissory Notes

The following table is a summary of Vision’s convertible debt – related party at December 31, 2014:

	Gross Principal Amount Outstanding	Unamortized Debt Discount	Net Amount Outstanding
Convertible debt – related party
Replacement Note	$20,000	$—	$20,000
2013 Note	3,500	(978)	2,522
2014 Note	4,000	—	4,000
	$27,500	$(978)	$26,522

Pursuant to the Prior Letter Agreement, Mr. Pell agreed to provide financial assistance to Vision in the amount of up to $5.0 million, if necessary to support its operations, for a period ending on the earlier of (i) July 1, 2015 or (ii) Vision raising debt or equity capital in the amount of $5.0 million or more. The Prior Letter Agreement provided that this financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. The Prior Letter Agreement was terminated upon the issuance of the 2014 Note.

Pursuant to the Prior Letter Agreement, on June 16, 2014, or the 2014 Effective Date, Vision issued the 2014 Note with Mr. Pell that allowed Vision to borrow up to $5.0 million up to June 15, 2019. The 2014 Note accrues annual interest at the rate of 1.91%. The 2014 Note must be repaid in full on or before the fifth anniversary of the 2014 Effective Date, or the 2014 Maturity Date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2014 Note upon an event of default, as defined in the 2014 Note. The outstanding principal amount of the 2014 Note is convertible at any time prior to the 2014 Maturity Date, at Mr. Pell’s option, into shares of Vision common stock at a price of $1.11, the closing bid price of Vision common stock on the 2014 Effective Date. At December 31, 2014, Vision had outstanding principal borrowings of $4.0 million under the 2014 Note, which is included in Convertible debt – related party on Vision’s condensed consolidated balance sheet. Each time Vision draws on any available credit under the 2014 Note, Vision determines if a beneficial conversion feature of the convertible debt exists. A beneficial conversion feature will arise if the $1.11 conversion price of the 2014 Note is below the per share fair value of Vision common stock on the date of a drawdown.

On September 25, 2013, or the 2013 Effective Date, Vision entered into a convertible promissory note, or the 2013 Note, with Mr. Pell that allowed Vision to borrow up to $3.5 million. The 2013 Note accrues annual interest, at the rate of 1.66%. The 2013 Note must be repaid in full on or before the fifth anniversary of the 2013 Effective Date, or the 2013 Maturity Date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2013 Note upon an event of default, as defined in the 2013 Note. The outstanding principal amount of the 2013 Note is convertible at any time prior to the 2013 Maturity Date, at Mr. Pell’s option, into shares of Vision common stock at a price of $0.89, the closing bid price of Vision common stock on the 2013 Effective Date. At December 31, 2014, Vision had outstanding principal borrowings of $3.5 million, gross of the amount recognized as a beneficial conversion feature, under the 2013 Note, which is included in Convertible debt – related party on Vision’s condensed consolidated balance sheet.

During each draw upon the 2013 Note, a beneficial conversion feature was recorded as a result of the market price of Vision common stock increasing after the 2013 Effective Date. The following table summarizes the unamortized beneficial conversion feature amounts recorded as of December 31, 2014:

Date	Borrowing Amount	Convertible Shares	Share Price on Borrowing Date	Unamortized Beneficial Conversion Feature
October 7, 2013	$1,000	1,123,595	$0.95	$55
November 26, 2013	1,000	1,123,595	1.01	113
January 21, 2014	1,000	1,123,595	1.39	508
March 13, 2014	500	561,799	1.54	333
	$3,500	3,932,584		$978

The beneficial conversion feature amounts were recorded as a convertible debt discount with a corresponding increase to additional paid-in capital. The amounts are being amortized using the effective interest rate method from the borrowing date to the Maturity Date. At December 31, 2014, Vision expects to recognize the unamortized convertible debt discount balance of $1.0 million over a period of approximately 3.75 years.

Amortization of the convertible debt discount and interest expense related to the accrued interest on outstanding borrowings are recorded as interest expense in Vision’s condensed consolidated statement of operations. Interest expense for the three months and nine months ended December 31, 2014 and 2013, respectively, was comprised of:

	Three Months Ended December 31,		Nine months December 31,
	2014	2013	2014	2013
Amortization of convertible debt discount	$(42)	$—	$(95)	$—
Interest expense	(72)	(58)	(208)	(142)
	$(114)	$(58)	$(303)	$(142)

At December 31, 2014, Vision had an aggregate amount of $447 thousand in accrued interest under the 2014 Note, the 2013 Note and the Replacement Note, which is included in accrued expenses on Vision’s condensed consolidated balance sheet.

Concurrently with the Merger Agreement, Vision and Mr. Pell entered into amendments to the 2014 Note, the 2013 Note and the Replacement Note (collectively, the “Pell Notes”) and related warrants held by Mr. Pell (the “Pell Warrants”). These amendments will be automatically effective at the effective time of the merger. The amendments to the Pell Notes extend the maturity date of each note from the fifth anniversary of the issuance date to the fifth anniversary of the effective date of the merger or an earlier change of control (as defined in the amendments). Except as provided below, the amendments also prevent the Pell Notes from being converted until after three years following the effective date of the merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on the common stock in cash or other property other than common stock. The notes may be converted earlier prior to a change in control or in connection with Vision’s prepayment of the Pell Notes. The Pell Notes as amended may be prepaid, at the option of the combined company and upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Interest on the amended Pell Notes is payable on the maturity date or upon repayment or conversion of all or any portion of the principal under the Pell Note. The amended Pell Notes are subordinated to loans incurred by the combined company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

The amendments to the Pell Warrants extend the period during which the Pell Warrants may be exercised to the later of (i) the maturity date of the Pell Notes or (ii) the date that the Pell Notes are paid in full or converted into shares of Vision common stock in accordance with their terms. The Pell Warrants may be exercised effective immediately prior to the closing of an event constituting a change in control (other than the merger).

Existing Letter Agreement

Pursuant to the Existing Letter Agreement, Mr. Pell has agreed to provide financial assistance to Vision in the amount of up to $2.5 million, if necessary to support Vision’s operations, for a period ending on the earlier of (i) January 1, 2016 or (ii) Vision raising debt or equity capital in the amount of $2.5 million or more. This financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. Vision has not utilized the Existing Letter Agreement. In connection with the Merger Agreement, Vision agreed with Mr. Pell that the Existing Letter Agreement will automatically terminate without further action by any party at the effective time of the merger.

Note 6. Stock-Based Awards

Vision maintains the following stockholder-approved equity incentive plans:

•	The 2000 Stock Incentive Plan (the “2000 Plan”) authorized the issuance of up to 4,500,000 shares of common stock covering several different types of awards, including stock options, restricted shares, stock appreciation rights, and performance shares.
•	The 2007 Stock Incentive Plan (the “2007 Plan”) authorized the issuance of up to 5,000,000 shares of common stock covering several different types of awards, including stock options, restricted shares, stock appreciation rights, and other stock-based awards. On July 26, 2012, Vision’s stockholders approved an amendment to the 2007 Plan further increasing the number of authorized shares issuable under the plan to 7,000,000 shares of common stock.
•	The 2003 Director Option Plan (the “2003 Plan”) authorized the issuance of up to 450,000 shares of common stock covering the annual automatic grant, unless waived, of 10,000 stock options per outside director per year. The 2003 Plan also provides for granting newly elected or appointed outside directors a one-time grant of 10,000 stock options.

The stock option plans provide that options may be granted at an exercise price of 100% of fair market value of Vision common stock on the date of grant, may be exercised in full or in installments, at the discretion of Vision’s board of directors (the “Board”) or its compensation committee (the “Compensation Committee”), and must be exercised within ten years from date of grant. Vision recognizes stock-based compensation expense on a straight-line basis over the requisite service period based on fair values, generally four years. Vision uses historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of stock-based compensation expense as of the grant date.

Stock Options

The following table summarizes stock options activity for the nine months ended December 31, 2014:

	Number of Shares	Exercise Price Range	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at April 1, 2014	4,377,874	$0.85 – $4.88	$1.78	6.0
Granted	1,456,952	0.87 – 1.25	0.99
Exercised	(62,500)	0.95 – 1.08	0.98
Canceled	(1,091,651)	0.87 – 4.88	2.27
Outstanding at December 31, 2014	4,680,675	$0.85 – $4.88	$1.43	6.9
Vested and expected to vest at December 31, 2014	4,641,562	$0.85 – $4.88	$1.44	6.9
Exercisable at December 31, 2014	3,190,447	$0.85 – $4.88	$1.61	5.8

The weighted average fair value of options granted during the nine months ended December 31, 2014 and 2013 was $0.69 and $0.56 per share, respectively.

Vision’s stock price at December 31, 2014 of $0.71 per share was lower than the exercise prices on the stock options granted and outstanding so there was no intrinsic value (the excess of the market price over the exercise price) for stock options outstanding, stock options exercisable, and stock options vested and expected to vest as of December 31, 2014. The total intrinsic value for stock options exercised during the nine months ended December 31, 2014 was approximately $13 thousand. There were no stock options exercised during the nine months ended December 31, 2013.

Vision does not expect to realize any tax benefits from future disqualifying dispositions, if any.

Restricted Stock

Vision determines stock-based compensation expense for performance based restricted stock based upon the fair value of Vision common stock at the date of grant and recognize expense based upon the most probable outcome as to whether the performance targets will be achieved and the stock-based compensation being earned.

The following table summarizes restricted stock activity for the nine months ended December 31, 2014:

	Number of Shares	Weighted Average Grant Price
Nonvested at April 1, 2014	1,325,402	$1.06
Granted	1,023,299	0.97
Vested	(114,601)	1.30
Forfeited	(319,805)	1.05
Nonvested at December 31, 2014	1,914,295	$1.00

Vision grants restricted stock awards to certain executive officers, certain management employees and certain members of its Board.

Stock-Based Compensation Expense

Vision estimated the fair value of the stock options granted on the date of grant using a Black-Scholes valuation model thatused the weighted average assumptions noted in the following table. The risk-free interest rate assumption Vision uses is basedupon United States Treasury interest rates appropriate for the expected life of the awards. The expected life (estimated periodof time that Vision expects employees, consultants and directors to hold their stock options) was estimated based on historicalrates for two group classifications, (i) employees and consultants and (ii) outside directors. Expected volatility was based onhistorical volatility of Vision’s stock price for a period equal to the stock option’s expected life and calculated on a daily basis.The expected dividend rate is zero since Vision does not currently pay cash dividends on its common stock and does notanticipate doing so in the foreseeable future.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Risk-free interest rate	1.8%	1.4%	1.9%	1.2%
Expected life (in years)	6.3	5.1	6.5	5.4
Expected volatility	78%	73%	78%	78%
Expected dividend yield	—	—	—	—

The following table summarizes stock-based compensation recorded in Vision’s condensed consolidated statements of operations for the three and nine months ended December 31, 2014 and 2013, respectively:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Cost of sales	$23	$15	$61	$57
Selling, general and administrative expenses	177	150	467	415
Research and development expenses	13	6	34	27
Total stock-based compensation expense	$213	$(171)	$562	$499

At December 31, 2014, unrecognized stock-based compensation expense related to stock options was approximately $0.9 million and is expected to be recognized over a weighted average period of approximately 3.3 years, while unrecognized stock-based compensation expense related to nonvested (restricted stock) awards was approximately $0.4 million, which is expected to be recognized over a weighted average period of approximately 2.9 years.

Note 7. Treasury Stock

The following table summarizes treasury stock activity for the nine months ended December 31, 2014 and 2013:

Nine Months Ended	Number of Shares Repurchased	Cost	Weighted Average Purchase Price
December 31, 2014	6	$7	$1.20
December 31, 2013	26	$28	$1.11

The shares were purchased from certain management employees to cover income tax withholdings upon the lapse of restrictions on their restricted stock awards.

Note 8. Segment Information

Vision has two reportable segments, medical and industrial. Each of these operating segments has unique characteristics. Management evaluates the revenue and profitability performance of each of Vision’s product lines to make operating and strategic decisions. Vision has no intersegment revenue.

Vision’s medical segment designs, develops, manufactures, and markets its advanced line of endoscopy-based products, including its state-of-the-art flexible endoscopes, and its EndoSheath technology (referred to as a sheath or EndoSheath disposable) for a variety of specialties and markets.

Vision’s industrial segment, through its wholly-owned subsidiary Machida, designs, manufactures, and sells borescopes to a variety of users, primarily in the aircraft engine manufacturing and aircraft engine maintenance industries. A borescope is an instrument that uses optical fibers for the visual inspection of narrow cavities. Machida’s borescopes are used to inspect aircraft engines, casting parts and ground turbines, among other items.

The following table presents key financial highlights, by reportable segments:

Three Months Ended December 31, 2014	Medical	Industrial	Adjustments*	Consolidated
Net sales	$3,855	$1,065	$—	$4,920
Gross profit	1,448	455	—	1,903
Operating (loss)/income	(1,567)	122	—	(1,445)
Interest expense, net	(114)	—	—	(114)
Depreciation and amortization	147	1	—	148
Stock-based compensation expense	206	7	—	213
Expenditures for fixed assets	30	—	—	30

As of December 31, 2014
Total assets	11,661	2,291	(2,532)	11,420

Three Months Ended December 31, 2013
Net sales	$3,586	$921	$—	$4,507
Gross profit	996	382	—	1,378
Operating (loss)/income	(1,676)	198	—	(1,478)
Interest expense, net	(58)	—	—	(58)
Depreciation and amortization	168	2	—	170
Stock-based compensation expense	160	11	—	171
Expenditures for fixed assets	7	—	—	7

As of December 31, 2013
Total assets	11,736	1,591	(1,842)	11,485
Nine Months Ended December 31, 2014	Medical	Industrial	Adjustments*	Consolidated
Net sales	$10,182	$2,600	$—	$12,782
Gross profit	3,369	941	—	4,310
Operating (loss)/income	(4,841)	77	—	(4,764)
Interest expense, net	(303)	—	—	(303)
Depreciation and amortization	461	5	—	466
Stock-based compensation expense	534	28	—	562
Expenditures for fixed assets	47	—	—	47

Nine Months Ended December 31, 2013
Net sales	$10,013	$2,114	$—	$12,127
Gross profit	2,770	883	—	3,653
Operating loss	(5,408)	258	—	(5,150)
Interest expense, net	(142)	—	—	(142)
Depreciation and amortization	523	7	—	532
Stock-based compensation expense	469	30	—	499
Expenditures for fixed assets	53	—	—	53

*	Adjustments
	As of December 31,
	2014	2013
Intercompany eliminations	$(1,846)	$(1,156)
Investment in subsidiaries	(686)	(686)
Total adjustments	$(2,532)	$(1,842)

Vision’s Financial Statements for the Period Ended March 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Vision-Sciences, Inc.

We have audited the accompanying consolidated balance sheets of Vision-Sciences, Inc. and subsidiaries (the “Company”) as of March 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended March 31, 2014. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision-Sciences, Inc. and subsidiaries as of March 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP
Iselin, New Jersey
May 30, 2014

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended March 31,
	2014	2013
Net sales	$17,108	$15,287
Cost of sales	12,610	10,945
Gross profit	4,498	4,342

Selling, general, and administrative expenses	9,841	10,999
Research and development expenses	2,101	1,820
Operating loss	(7,444)	(8,477)

Interest income	1	4
Interest expense	(192)	(503)
Other, net	(24)	(53)
Debt cost expense	(43)	(272)
Loss on extinguishment of debt	—	(1,244)
Loss before provision for income taxes	(7,702)	(10,545)

Income tax provision	12	12
Net loss	$(7,714)	$(10,557)

Net loss per common share − basic and diluted	$(0.17)	$(0.23)

Weighted average shares used in computing net loss per common share − basic and diluted	46,155	45,945

See notes to consolidated financial statements

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,237	$788
Accounts receivable, less allowances of $117 and $113, respectively	3,818	3,624
Inventories, net	4,194	5,158
Prepaid expenses and other current assets	455	276
Total current assets	9,704	9,846

Machinery and equipment	3,456	3,489
Demo equipment	1,311	1,101
Furniture and fixtures	225	225
Leasehold improvements	372	372
Property and equipment, at cost	5,364	5,187
Less—accumulated depreciation and amortization	4,302	3,733
Total property and equipment, net	1,062	1,454
Other assets, net	67	77
Total assets	$10,833	$11,377

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,217	$1,300
Accrued expenses	918	728
Accrued compensation	474	656
Deferred revenue	210	130
Capital lease obligations	22	75
Total current liabilities	2,841	2,889

Convertible debt−related party, net	22,414	17,000
Deferred revenue, net of current portion	93	62
Capital lease obligations, net of current portion	—	22
Total liabilities	25,348	19,973

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized−5,000 shares; issued and outstanding−none	—	—
Common stock, $0.01 par value Authorized−75,000 shares; issued−47,614 shares and 46,249 shares, respectively	476	463
Additional paid-in capital	102,629	100,819
Treasury stock at cost, 59 shares and 34 shares of common stock, respectively	(78)	(50)
Accumulated deficit	(117,542)	(109,828)
Total stockholders’ deficit	(14,515)	(8,596)
Total liabilities and stockholders’ deficit	$10,833	$11,377

See notes to consolidated financial statements

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands, except per share amounts)

	Common Stock			Treasury Stock
	Number of Shares	$0.01 Par Value	Additional Paid-in Capital	Number of Shares	Cost	Accumulated Deficit	Total Stockholders’ Deficit
Balance at March 31, 2012	45,396	$454	$98,382	7	$(14)	$(99,271)	$(449)
Exercise of stock options	88	1	98	—	—	—	99
Issuance of restricted stock awards	40	—	—	—	—	—	—
Cancellation of restricted stock awards	(50)	—	—	—	—	—	—
Sale of common stock, net of fees of $122	600	6	872	—	—	—	878
Issuance of commitment shares	175	2	(2)	—	—	—	—
Common stock repurchased	—	—	—	27	(36)	—	(36)
Stock-based compensation expense	—	—	1,469	—	—	—	1,469
Net loss	—	—	—	—	—	(10,557)	(10,557)
Balance at March 31, 2013	46,249	463	100,819	34	(50)	(109,828)	(8,596)
Issuance of restricted stock awards	1,365	13	(13)	—	—	—	—
Common stock repurchased	—	—	—	25	(28)	—	(28)
Beneficial conversion feature	—	—	1,129	—	—	—	1,129
Stock-based compensation expense	—	—	694	—	—	—	694
Net loss	—	—	—	—	—	(7,714)	(7,714)
Balance at March 31, 2014	47,614	$476	$102,629	59	$(78)	$(117,542)	$(14,515)

See notes to consolidated financial statements

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(7,714)	$(10,557)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	695	795
Stock-based compensation expense	694	1,469
Debt cost expense	43	272
Provision for bad debt expenses	21	5
Loss on disposal of fixed assets	2	58
Loss on extinguishment of debt	—	1,244
Changes in assets and liabilities:
Accounts receivable	(215)	(1,497)
Inventories	692	(1,372)
Prepaid expenses and other current assets	(179)	(79)
Other assets	10	—
Accounts payable	(83)	713
Accrued expenses	190	(216)
Accrued compensation	(182)	(1)
Deferred revenue	111	(86)
Advances from customers	—	(394)
Net cash used in operating activities	(5,915)	(9,646)
Cash flows from investing activities:
Purchases of property and equipment	(53)	(95)
Proceeds from disposal of fixed assets	3	5
Net cash used in investing activities	(50)	(90)
Cash flows from financing activities:
Proceeds from issuance of convertible debt−related party	6,500	2,000
Proceeds from promissory note−related party	—	5,000
Net proceeds from sale of common stock	—	878
Proceeds from exercise of stock options	—	99
Common stock repurchased	(28)	(36)
Payments of capital leases	(58)	(91)
Net cash provided by financing activities	6,414	7,850
Net increase (decrease) in cash and cash equivalents	449	(1,886)
Cash and cash equivalents at beginning of period	$788	$2,674
Cash and cash equivalents at end of period	$1,237	$788

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$11	$17
Interest	$8	$592

Non-cash financing activities:
Beneficial conversion feature	$1,129	$—
Net transfers of inventory to fixed assets for use as demonstration equipment	$272	$184
Capital lease write-off	$17	$—
Debt consolidation	$—	$15,000

See notes to consolidated financial statements

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
March 31, 2014 and 2013

Note 1. The Company and Summary of Significant Accounting Policies

Company Overview

Vision designs, develops, manufactures, and markets products for endoscopy – the science of using an instrument, known as an endoscope to provide minimally invasive access to areas not readily visible to the human eye. Vision’s products are sold throughout the world through direct sales representatives in the U.S. and independent distributors for the rest of the world. With respect to its ureteroscope, Vision is the exclusive supplier to the Endoscopy Division of Stryker Corporation (“Stryker”). Vision’s largest geographic markets are the U.S. and Europe.

Vision was incorporated in Delaware, and is the successor to operations originally begun in 1987. In December 1990, Machida Incorporated (“Machida”) became its wholly-owned subsidiary. Vision owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®. Not all products referenced in this report are approved or cleared for sale, distribution, or use.

Vision has two reportable segments: medical and industrial. Each of these operating segments has unique characteristics and faces different opportunities and challenges.

Vision’s medical segment designs, manufactures and sells its advanced line of endoscopy-based products, including its flexible endoscopes, and its EndoSheath technology referred to as a sheath or EndoSheath disposable, for a variety of specialties and markets.

Vision’s industrial segment, through its wholly-owned subsidiary Machida, designs, manufactures, and sells borescopes to a variety of users, primarily in the aircraft engine manufacturing and aircraft engine maintenance industries. A borescope is an instrument that uses optical fibers or a small camera for the visual inspection of narrow cavities. Machida’s borescopes are used to inspect aircraft engines, cast parts and ground turbines, among other items.

Liquidity and Capital Resources

Vision has incurred substantial operating losses since its inception and there can be no assurance that it will ever achieve or sustain a profitable level of operations in the future. Vision anticipates that it will continue to incur negative cash flows from operations during fiscal 2015, driven by continued investment in a direct sales force for the U.S. market, spending for marketing, revitalizing a research and development pipeline, and general business operations. As of March 31, 2014, Vision had cash and cash equivalents totaling approximately $1.2 million. Vision expects that its cash at March 31, 2014, together with the $5.0 million of capital to be made available to Vision, subject to certain conditions and an expiration date of July 1, 2015, under a letter agreement dated May 29, 2014 from Lewis C. Pell, its Chairman, should be sufficient to fund its operations through at least March 31, 2015. However, if Vision’s performance expectations fall short (including its failure to generate expected levels of sales) or its expenses exceed expectations, or if the commitment under the Letter Agreement becomes unavailable or expires, Vision will need to secure additional financing and/or reduce its expenses to continue its operations. Vision’s failure to do so would have a material adverse impact on its prospects and financial condition. There can be no assurance that any contemplated additional financing will be available on terms acceptable to Vision, if at all. If required, Vision believes it would be able to reduce its expenses to a sufficient level to continue to operate as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Vision-Sciences, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant of which relate to the allowance for doubtful accounts, market value for inventories, warranties, and fair value of equity based instruments. Actual results could differ from those estimates.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Revenue Recognition

Vision recognizes revenue in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 605 (Topic 605, Revenue Recognition). ASC 605 requires that five basic criteria must be met before revenue can be recognized:

1.	persuasive evidence that an arrangement exists;
2.	delivery has occurred or services were rendered;
3.	the fee is fixed and determinable;
4.	collectability is reasonably assured; and
5.	the fair value of undelivered elements, if any, exists.

Determination of criterion (4) above is based on management’s judgment regarding the collectability of invoices for products and services delivered to customers. Should changes in conditions cause management to determine this criterion is not met for certain future transactions, revenue recognized for any reporting period could be adversely affected. Vision recognizes revenue when title passes to the customer, generally upon shipment of its products F.O.B. shipping point. Revenue for service repairs of equipment is recognized after service has been completed, and service contract revenue is recognized ratably over the term of the contract.

For products sold to Stryker, Vision recognizes revenue in a two-step process. The first step is recognition of revenue for Vision’s cost to manufacture these products when title passes to Stryker, generally upon shipment of its products F.O.B. shipping point. The second step is recognition of revenue for Vision’s specified margin of Stryker’s gross profit after Stryker sells the products to its end customers, based upon reports received from Stryker monthly. There is no minimum amount of product that Stryker is required to purchase from Vision.

Research and Development Expenses

Costs of research, new product development, and product redesign are charged to expense as incurred.

Stock-Based Compensation

Vision accounts for stock-based awards issued to employees in accordance with the provisions of ASC 718 (Topic 718, Compensation – Stock Compensation). Vision recognizes stock-based compensation expense on a straight-line uniform basis over the requisite service period of the award, which is generally four years for employees. Vision uses historical data to estimate expected employee behaviors related to option exercises and forfeitures and include these expected forfeitures as a part of the estimate of stock-based compensation expense as of the grant date. For stock-based awards with performance-based vesting conditions, Vision is also required to estimate the probability of the vesting conditions being met. Stock-based awards issued to consultants are accounted for in accordance with the provisions of ASC 718 and ASC 505-50 (Subtopic 50 “Equity-Based Payments to Non-Employees” of Topic 505, Equity). Options granted to consultants are periodically revalued as the options vest, and are recognized as an expense over the related period of service or the vesting period, whichever is longer. Under the provisions of ASC 718, members of Vision’s board of directors are considered employees for calculation of stock-based compensation expense.

Foreign Currency Transactions

Vision charges foreign currency transaction gains or losses in connection with its purchases of products from foreign vendors to operations. For each of the fiscal years presented these amounts were immaterial.

Income Taxes

Vision accounts for income taxes in accordance with the provisions of ASC 740 (Topic 740, Income Taxes). ASC 740 prescribes that the use of the liability method be used for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

Additionally, ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. Vision has elected to treat interest and penalties, to the extent they arise, as a component of selling, general, and administrative expenses.

Basic and Diluted Net Loss per Common Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding. For all periods presented, the diluted net loss per common share is the same as basic net loss per common share, as the inclusion of other shares of stock issuable pursuant to stock options, warrants, and convertible debt would be anti-dilutive. The following table summarizes equity securities that were excluded from the calculation of fully diluted loss per share as of March 31, 2014 and 2013:

	March 31,
	2014	2013
Convertible debt	20,599,250	14,166,667
Stock options	4,377,874	5,780,608
Warrants	1,880,620	1,880,620
Restricted stock	1,325,402	122,044
Total anti-dilutive securities	28,183,146	21,949,939

Cash and Cash Equivalents

Vision classifies investments with original maturities of 90 days or less, consisting of certificates of deposits and a money market account at a bank, as cash equivalents. Cash and cash equivalents consisted of cash and money market accounts at March 31, 2014 and 2013.

Fair Value Measurements

The carrying amounts reflected in Vision’s consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, accrued compensation, and capital lease obligations approximate fair value due to their short-term nature. The carrying value of Vision’s convertible debt – related party approximates fair value due to its attributes which include, amongst others, interest and its conversion feature into Vision common stock.

In determining the fair value of the convertible debt – related party, Vision analyzed its attributes (coupon rate, conversion price, and the percentage of market cap the face value of the debt instrument was prior to the announcement of the debt) as compared to public company convertible debt issuances for an eleven (11) to sixteen (16) month period in the healthcare industry. Vision determined the convertible debt was not issued at a discount as its fair value was equal to its face (carrying) value.

Allowance for Doubtful Accounts

Vision maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is used to report trade receivables at estimated net realizable value. Vision relies on prior experience to estimate cash that ultimately will be collected from the gross receivables balance at period-end. Vision maintains a specific allowance for customer accounts that will likely not be collectible due to customer liquidity issues. Vision also maintains an allowance for estimated future collection losses on existing receivables, determined based on historical trends.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Concentration of Credit Risk

Concentration of credit risk with respect to accounts receivable relates to certain domestic and international customers to whom Vision makes substantial sales. To reduce risk, Vision routinely assesses the financial strength of its customers and, when appropriate, Vision obtains advance payments for its international sales. As a consequence, Vision believes that its accounts receivable credit risk exposure is limited. Vision maintains an allowance for potential credit losses, but historically Vision has not experienced any significant credit losses related to any individual customer or group of customers in any particular industry or geographic area.

The following table summarizes net sales to Vision’s significant customers, which accounted for more than 10% of total segment net sales:

	Fiscal Year Ended March 31,
	2014	2013
Medical segment
Stryker	$4,911	$3,052
Percentage of total segment net sales	35%	26%
Percentage of total net sales	29%	20%
Percentage of total accounts receivable, net	27%	41%

Industrial segment
Pratt & Whitney, a division of United Technology Corporation	$527	$944
Percentage of total segment net sales	18%	26%
Percentage of total net sales	3%	6%
Percentage of accounts receivable, net	9%	2%

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. If cost exceeds market, inventory is reported at its estimated fair market value based upon Vision’s historical experience with inventory becoming obsolete due to age, changes in technology, and other factors. Vision records a write-down for inventories of components that have become obsolete, slow moving, or are in excess of anticipated demand or net realizable value. Vision performs a detailed review of inventory each fiscal quarter that considers multiple factors, including demand forecasts, product life cycle status, product development plans, and current sales levels. Inventories consist of the following:

	March 31,
	2014	2013
Raw materials	$3,456	$4,352
Work in process	329	427
Finished goods	409	379
Inventories, net	$4,194	$5,158

Raw materials include components purchased from independent suppliers. Most purchased components are available from multiple sources, with the exception of certain key components that are supplied to Vision by key suppliers, with whom Vision has long-term supply arrangements, but no long-term supply agreements.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in the statement of operations. Certain products used as sales demonstration and service loaner equipment are transferred from inventory to machinery and equipment and depreciated over 3 years.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the various assets, or for leasehold improvements, over the term of the lease, if shorter. The estimated useful lives for each major asset classification are as follows:

Asset Classification	Estimated Useful Life
Machinery and equipment	7 - 15 years
Demo equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	lesser of lease period or 10 years
Intangible assets	6 - 15 years

Depreciation and amortization expense was $695 thousand and $795 thousand in fiscal years 2014 and 2013, respectively.

Other Assets

Other assets consist primarily of deposits and patents. Patents are amortized on a straight-line basis over a period of up to 15 years. Vision’s patents became fully amortized during the fiscal year ended March 31, 2012.

Long-Lived Assets

Vision reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Vision believes that the carrying value of these assets is fully realizable at March 31, 2014 and 2013.

Deferred Debt Cost

Vision defers costs, including the fair value of commitment warrants, associated with securing a line of credit or revolving loan agreement over the applicable term to maturity of the agreement. These costs are amortized as debt cost expense in Vision’s consolidated statement of operations. The costs are amortized over the term of the line of credit or revolving loan agreement on a straight-line basis or using the effective interest method.

The following table summarizes the components of gross and net deferred debt cost balances as of March 31, 2013, which was fully amortized upon the extinguishment of the debt in fiscal 2013:

	March 31,
Deferred debt cost	2014	2013
Gross carrying amount	$—	$2,060
Accumulated amortization	—	(816)
Extinguishment of debt	—	(1,244)
Net carrying amount	$—	$—

Beneficial Conversion Feature

Vision accounts for potentially beneficial conversion features in accordance with the provisions of ASC 470-20 (Subtopic 20 “Debt with Conversions and Other Options” of Topic 470, Debt). A beneficial conversion feature exists if the fair value of the underlying common stock increases above the conversion price of the instrument on the commitment date. The difference in the common stock and conversion prices potentially results in a benefit conversion feature, a nondetachable conversion feature that is in the money at the commitment date. This resulting benefit is recorded as a convertible debt discount, with a corresponding increase to additional paid-in capital, and amortized using the effective interest method over the period from the commitment date (borrowing date) to the maturity date of the convertible debt.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Warranty Obligations

Vision provides warranty on all of its products. Vision estimates the costs that may be incurred under warranties and record a liability in the amount of such costs at the time the product is sold. Factors that affect Vision’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. Vision periodically assesses the adequacy of its recorded warranty liabilities and adjust the amounts as necessary. Warranty expense is recorded in cost of sales in Vision’s statement of operations.

The following table summarizes changes in Vision’s warranty reserve for fiscal years 2014 and 2013:

	March 31,
	2014	2013
Warranty reserve at April 1	$280	$303
Warranties accrued during the fiscal year	60	230
Warranties settled during the fiscal year	(110)	(253)
Warranty reserve at March 31	$230	$280

The warranty reserve at March 31, 2014 and 2013 is included in accrued expenses in Vision’s consolidated balance sheets.

Note 2. Segment Information

Vision designs, develops, manufactures, and markets products for endoscopy in two reportable segments: medical and industrial.

Management evaluates the revenue and profitability performance of each of its segments to make operating and strategic decisions. Vision has no intersegment revenue.

Fiscal Year Ended March 31,	Medical	Industrial	Adjustments*	Consolidated
2014
Net sales	$14,133	$2,975	$—	$17,108
Gross profit	3,469	1,029	—	4,498
Operating loss	(7,435)	(9)	—	(7,444)
Depreciation and amortization	684	11	—	695
Assets	11,243	1,775	(2,185)	10,833
Expenditures for fixed assets	53	—	—	53

2013
Net sales	$11,630	$3,657	$—	$15,287
Gross profit	3,102	1,240	—	4,342
Operating loss	(8,381)	(96)	—	(8,477)
Depreciation and amortization	772	23	—	795
Assets	11,833	1,466	(1,922)	11,377
Expenditures for fixed assets	95	—	—	95

*	Adjustments
	March 31,
	2014	2013
Intercompany eliminations	$(1,499)	$(1,236)
Investment in subsidiaries	(686)	(686)
Total adjustments	$(2,185)	$(1,922)

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

The following table presents the reconciliation of loss before provision for income taxes:

	Fiscal Year Ended March 31,
	2014	2013
Operating loss	$(7,444)	$(8,477)
Interest expense, net	(191)	(499)
Debt cost expense	(43)	(272)
Loss on extinguishment of debt	—	(1,244)
Other, net	(24)	(53)
Loss before provision for income taxes	$(7,702)	$(10,545)

The following table presents net sales based on the geographic location of the external customer. The United Kingdom accounted for 14% of Vision’s worldwide net sales in fiscal 2014. No individual foreign country accounted for more than 10% of its worldwide net sales in fiscal 2013.

	Fiscal Year Ended March 31,
	2014		2013
United States	$11,435	67%	$10,296	67%
Europe	4,642	27%	3,527	23%
Asia and Australia	349	2%	345	2%
Canada	274	2%	471	3%
Middle East and Africa	254	1%	468	3%
Central and South America	154	1%	180	2%
Net sales	$17,108	100%	$15,287	100%

Note 3. Income Taxes

Vision accounts for income taxes in accordance with ASC 740 (Topic 740, Income Taxes). ASC 740 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences or events that have been recognized in Vision’s financial statements or tax returns. ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded in Vision’s consolidated financial statements for fiscal years 2014 and 2013.

Additionally, ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for fiscal years 2014 and 2013. Vision has elected to treat interest and penalties, to the extent they arise, as a component of selling, general, and administrative expenses in Vision’s consolidated statement of operations.

In fiscal years 2014 and 2013, Vision recorded an income tax provision of approximately $12 thousand for minimum state taxes.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Fiscal Year Ended March 31,
	2014	2013
Federal statutory rate	-34%	-34%
State taxes, net of federal tax benefit	-6%	—%
Permanent differences:
Incentive stock options	2%	2%
Effect of permanent differences	2%	2%
Increase in valuation allowance	38%	32%
Effective tax rate	—%	—%

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

As of March 31, 2014, Vision had approximately $72.7 million of federal net operating loss carryforwards in the U.S. These net operating loss carryforwards expire at various dates through Vision’s fiscal 2034, commencing in fiscal 2015. As of March 31, 2014, Vision had approximately $45.7 million of state net operating loss carryforwards in the U.S. These net operating loss carryforwards expire at various dates through Vision’s fiscal 2029, commencing in fiscal 2015. Vision had $1.7 million state net operating loss carryforwards expire in fiscal 2014.

The IRC limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Vision has not performed a detailed analysis to determine whether an ownership change has occurred. Such a change of ownership could limit Vision’s utilization of the net operating losses, and could be triggered by subsequent sales of securities by Vision or its stockholders.

The tax effects of the major items recorded as deferred tax assets are as follows:

	March 31,
	2014	2013
Net operating loss carryforwards	$26,884	$24,310
Stock-based compensation	3,136	2,898
Nondeductible reserves	224	248
Depreciation and amortization	208	143
Capital loss carryforwards	7	7
Other	366	352
Gross deferred tax asset	30,825	27,958
Valuation allowance	(30,825)	(27,958)
Net deferred tax asset	$—	$—

The ending balances of the deferred tax asset have been fully reserved, reflecting the uncertainties as to realizability evidenced by Vision’s historical results and restrictions on the usage of the net operating loss carryforwards. Vision increased the valuation allowance by $2.9 million in fiscal 2014 to account for the change in the gross deferred tax asset.

Vision files tax returns in the U.S. federal jurisdiction and various states. Vision is no longer subject to U.S. federal tax examinations for years before its fiscal 2010 with exception of the net operating losses, for which the statute of limitations will expire the earlier of three years after the utilization or when expired. State jurisdictions that remain subject to examination range from Vision’s fiscal year 2011 to 2013.

Note 4. Accrued Expenses

The following table shows Vision’s consolidated financial statement details as of March 31, 2014 and 2013:

	March 31,
	2014	2013
Interest payable—related party	$253	$70
Warranty reserve	230	280
Accrued accounts payable	108	63
Accrued other	96	75
Accrued accounting fees	90	100
Accrued legal fees	77	41
Sales tax payable	33	27
Accrued travel expenses	31	72
Accrued expenses	$918	$728

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Note 5. Advances from Customers

Supply Agreements

Vision is the exclusive supplier of the following Stryker-branded flexible endoscopes and co-branded EndoSheath technology:

Market	Product	Term
Urology	URT-7000 Video Ureteroscope	3-year agreement (December 2012 - December 2015)
	CST-5000 Video Cystoscope	3-year agreement (April 2011 - May 2014)
	CST-4000 Fiber Cystoscope	3-year agreement (April 2011 - May 2014)
	EndoSheath technology (cystoscopy only)	3-year agreement (April 2011 - May 2014)
	Peripherals and accessories (ureteroscopy)	3-year agreement (December 2012 - December 2015)
	Peripherals and accessories (cystoscopy)	3-year agreement (April 2011 - May 2014)

Stryker has the exclusive rights to distribute Vision’s ureteroscope worldwide.

Stryker wanted to extend its rights to market and sell Vision’s cystoscope and EndoSheath technology product lines beyond May 2014; however, Vision decided to sell direct in the U.S. in order to maximize revenue and margins. Vision made this decision in large part because Stryker’s endoscopy direct sales force is focused on the operating room in hospitals, while most cystoscopy procedures are performed in physicians’ offices and ambulatory surgical centers. Vision believes its U.S. sales force will be able to maximize revenue potential by focusing on these call points (physicians’ offices and ambulatory surgical centers).

Vision received advances from its strategic partners for future orders and for an initial stocking order. All of the advances were fully utilized as of March 31, 2013.

Note 6. Convertible Debt – Related Party

Convertible Promissory Notes

The following table is a summary of Vision’s convertible debt – related party at March 31, 2014:

Convertible Debt—Related Party	Gross Principal Amount Outstanding	Unamortized Debt Discount	Net Amount Outstanding
Replacement Note	$20,000	$—	$20,000
2013 Note	3,500	(1,086)	2,414
	$23,500	$(1,086)	$22,414

On September 25, 2013, Vision entered into a $3.5 million revolving convertible promissory note (the “2013 Note”) with Mr. Pell. The 2013 Note accrues annual interest, payable annually, at the rate of 1.66%. The 2013 Note must be repaid in full on or before the fifth anniversary of the effective date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the 2013 Note upon an event of default, as defined in the 2013 Note. The outstanding principal amount of the 2013 Note is convertible at any time prior to the maturity date, at Mr. Pell’s option, into shares of Vision common stock at a price of $0.89, the closing bid price of Vision common stock on the Effective Date. At March 31, 2014, Vision had outstanding principal borrowings of $3.5 million, gross of the amount recognized as a beneficial conversion feature, under the 2013 Note, which is reflected as convertible debt – related party on Vision’s consolidated balance sheet.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

During each draw upon the 2013 Note, a beneficial conversion feature was recorded as a result of the market price of Vision common stock increasing after the Effective Date. The following table summarizes the beneficial conversion feature amounts recorded as of March 31, 2014:

Date	Borrowing Amount	Convertible Shares	Share Price on Borrowing Date	Gross Beneficial Conversion Feature
October 7, 2013	$1,000	1,123,595	$0.95	$67
November 26, 2013	1,000	1,123,595	1.01	135
January 21, 2014	1,000	1,123,595	1.39	562
March 13, 2014	500	561,799	1.54	365
	$3,500	3,932,584		$1,129

The beneficial conversion feature amounts were recorded as a convertible debt discount with a corresponding increase to additional paid-in capital. The amounts are being amortized using the effective interest rate method over a five-year period from the borrowing date to the Maturity Date. At March 31, 2014, the unamortized convertible debt discount balance was $1.1 million and is expected to be recognized over a period of approximately 4.5 years.

On September 19, 2012, Vision entered into a $20.0 million revolving convertible promissory note (the “Replacement Note”) with Mr. Pell. The Replacement Note (i) consolidated and restructured the $15.0 million in aggregate borrowings collectively outstanding under an Amended and Restated Loan Agreement, dated September 30, 2011, between Vision and Mr. Pell (the “Original Agreement”) and a separate promissory note, dated July 25, 2012, between Vision and Mr. Pell, and (ii) provided for up to $5.0 million in additional borrowings.

The Replacement Note accrues annual interest, payable annually, at the rate of 0.84%. The Replacement Note must be repaid in full on or before the fifth anniversary of the Replacement Note effective date, but may be prepaid by Vision at any time without penalty. Vision will be required to repay all amounts outstanding under the Replacement Note upon an event of default, as defined in the Replacement Note.

The outstanding principal amount of the Replacement Note is convertible at any time prior to the Replacement Note Maturity Date, at Mr. Pell’s option, into shares of Vision common stock at a conversion price of $1.20 per share, which was the closing bid price of Vision common stock on the Replacement Note Effective Date. At March 31, 2014, Vision had $20.0 million in outstanding principal borrowings under the Replacement Note, which is reflected as convertible debt – related party on Vision’s consolidated balance sheet.

Pursuant to the Original Agreement, Mr. Pell received warrants to purchase an aggregate of 1,880,620 shares of Vision common stock at a weighted average exercise price of $1.86 per share. All of the warrants are vested and expire on the later of September 30, 2016 or one year after the termination of the Original Agreement and repayment of all amounts due and payable under the Original Agreement.

In connection with the issuance of the Replacement Note and the termination of the Original Agreement, Vision determined that the transaction should be classified as an extinguishment of debt. Accordingly, Vision wrote-off the remaining deferred debt cost balance of $1.2 million at September 19, 2012.

Vision estimated the fair value of all of the stock warrants issued on the date of vesting using a Black-Scholes valuation model that used the weighted average assumptions for the risk-free interest rate, expected life (in years), and expected volatility. Vision recorded the transaction as a deferred debt cost and amortized to expense over the term of the loan.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Debt cost expense related to the amortization of the convertible debt discount and interest expense related to the accrued interest on outstanding borrowings for fiscal years 2014 and 2013 were recorded in Vision’s consolidated statement of operations as follows:

	Fiscal Year Ended March 31,
	2014	2013
Debt cost expense	$43	$272
Interest expense	183	488

At March 31, 2014, Vision had an aggregate amount of $253 thousand in accrued interest under the Replacement Note and the 2013 Note, which is included in accrued expenses on Vision’s consolidated balance sheet.

Letter Agreement

Pursuant to the Letter Agreement, Mr. Pell has agreed to provide financial assistance to Vision in the amount of up to $5.0 million, if necessary to support Vision’s operations, for a period ending on the earlier of (i) July 1, 2015 or (ii) Vision raising debt or equity capital in the amount of $5.0 million or more. This financial assistance, if drawn by Vision, would be in the form of an additional loan, share purchase, or financing transaction, on such terms as Vision and Mr. Pell may determine. Vision has not utilized the financial assistance agreement.

Note 7. Commitments and Contingencies

Leases

Vision rents its facilities in Orangeburg, NY (“Orangeburg”) and Natick, MA (“Natick”) from non-related parties. Vision occupies 20,500 square feet in its facility in Orangeburg under a lease, amended in April 2009, which expires in August 2015. Vision’s Natick facility occupies 9,835 square feet under a lease, amended in January 2014, which expires in August 2015. Vision also leases some office and production equipment under leases that expire in August 2014.

The following table summarizes the future minimum lease commitments under all operating and capital leases as of March 31, 2014:

Fiscal Year Ending March 31,	Office Lease Commitments	Capital Lease Obligations
2015	$471	$22
2016	196	—
Total future minimum lease payments	$667	22
Less—amount representing interest		—
Present value of future payments		$22

Total rent expense was approximately $488 thousand and $496 thousand in fiscal years 2014 and 2013, respectively. Certain of Vision’s leases contain purchase and/or renewal options.

Litigation

As of March 31, 2014, Vision had no material legal proceedings to which Vision, or any of its subsidiaries, are a party or to which any of its properties are subject.

Note 8. Common Stock

On April 27, 2012, Vision entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which Vision has the right to sell to LPC up to $15.0 million in shares of Vision common stock from time-to-time over a period of up to three years, subject to certain limitations and

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

conditions set forth in the Purchase Agreement. This total maximum amount of $15.0 million would increase to $21.0 million if the aggregate market value of shares of Vision common stock held by non-affiliates reached at least $75.0 million during the three-year term of the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and agreements between Vision and LPC, limitations (market price of Vision common stock and LPC’s ownership limit) and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. In connection with the initial purchase under the Purchase Agreement, and any future sales under the Purchase Agreement, Mr. Pell waived the repayment requirement under the Loan Agreement. On July 26, 2012, Vision amended the Purchase Agreement with LPC to, among other things, create a threshold price of $3.00 for the sale of Vision common stock to LPC, as calculated pursuant to the formula provided in the Purchase Agreement.

As consideration for entering into the Purchase Agreement and for their initial purchase of $1.0 million of Vision common stock in April 2012, Vision issued to LPC 175,333 shares of Vision common stock. As consideration for any remaining future purchases under the Purchase Agreement, Vision also will issue to LPC, on a pro rata basis in connection with each purchase of shares by LPC, up to a total of approximately 215,000 additional shares of Vision common stock. Vision did not receive any cash proceeds from the issuance of 175,333 shares and will not receive any proceeds upon the issuance of any of the remaining 215,000 shares.

The following table summarizes the common stock issued and cash received in connection with the Purchase Agreement:

Month	Description	Number of Shares of Common Stock Issued	Share Price	Gross Proceeds
April 2012	Initial purchase shares	599,880	$1.667	$1,000
April 2012	Initial commitment shares	160,000	—	—
April 2012	Initial additional commitment shares(1)	15,333	—	—
		775,213		$1,000

(1)	Calculated as follows: ($1.0 million stock purchase divided by $15.0 million total maximum amount) multiplied by 230,000 additional commitment shares.

In connection with the Purchase Agreement, Vision incurred $122 thousand of costs associated with investment banking fees, legal fees, and expense reimbursement to LPC. Vision’s net proceeds from the sale of the initial purchase shares were $878 thousand in fiscal 2013. No amounts have been received under the Purchase Agreement in fiscal 2014.

Note 9. Stock-Based Awards

Vision maintains the following stockholder-approved equity incentive plans:

•	The 2000 Stock Incentive Plan (the “2000 Plan”) authorized the issuance of up to 4,500,000 shares of common stock covering several different types of awards, including stock options, restricted shares, stock appreciation rights, and performance shares.
•	The 2007 Stock Incentive Plan (the “2007 Plan”) authorized the issuance of up to 5,000,000 shares of common stock covering several different types of awards, including stock options, restricted shares, stock appreciation rights, and other stock-based awards. On July 26, 2012, Vision’s stockholders approved an amendment to the 2007 Plan further increasing the number of authorized shares issuable under the plan to 7,000,000 shares of common stock.
•	The 2003 Director Option Plan (the “2003 Plan”) authorized the issuance of up to 450,000 shares of common stock covering the annual automatic grant, unless waived, of 10,000 stock options per outside director per year. The 2003 Plan also provides for granting newly elected or appointed outside directors a one-time grant of 10,000 stock options.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

The stock option plans provide that options may be granted at an exercise price of 100% of fair market value of Vision common stock on the date of grant, may be exercised in full or in installments, at the discretion of Vision’s board of directors or its compensation committee, and must be exercised within ten years from date of grant. Vision recognizes stock-based compensation expense on a straight-line basis over the requisite service period based on fair values, generally four years. Vision uses historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of stock-based compensation expense as of the grant date.

Stock Options

The following table summarizes stock option activity for fiscal years 2014 and 2013:

	Fiscal Year Ended March 31,
	2014		2013
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at April 1	5,780,608	$2.09	6,007,661	$2.23
Granted	1,096,500	1.04	1,019,750	1.25
Exercised	—	—	(87,881)	1.13
Cancelled (1)	(2,499,234)	2.19	(1,158,922)	2.18
Outstanding at March 31	4,377,874	$1.78	5,780,608	$2.09
Vested and expected to vest at March 31	4,302,138	$1.79	5,622,126	$2.10
Exercisable at March 31	3,531,403	$1.90	3,580,173	$2.34

(1)	Includes cancellation of unvested stock options granted to Vision’s former President and Chief Executive Officer, Cynthia F. Ansari (1,125,000 stock options), and Vision’s former EVP, Corporate Development and Chief Financial Officer, Katherine L. Wolf (612,458 stock options).

At March 31, 2014, there were 1,415,603 shares of Vision common stock reserved for stock options. Vision generally issues shares for the exercise of stock options from unissued reserved shares.

The weighted average remaining contractual term was approximately 6.0 years for stock options outstanding, approximately 5.3 years for stock options exercisable, and 5.9 years for stock options vested and expected to vest as of March 31, 2014. The weighted average fair value of options granted was $0.68 and $0.90 in fiscal years 2014 and 2013, respectively.

The total intrinsic value (the excess of the market price over the exercise price) was approximately $319 thousand for stock options outstanding, $202 thousand for stock options exercisable, and $308 thousand for stock options vested and expected to vest as of March 31, 2014. The total intrinsic value for stock options exercised was approximately $25 thousand in fiscal 2013. There were no stock options exercised during fiscal 2014.

Vision does not expect to realize any tax benefits from future disqualifying dispositions, if any, because Vision currently have a full valuation allowance against its deferred tax assets.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

The following table summarizes information concerning outstanding and exercisable stock options at March 31, 2014:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Exercise Average Price	Number of Shares	Weighted Average Exercise Price
$0.79 - $1.16	1,591,250	8.07	$1.00	994,500	$1.00
$1.17 - $2.32	1,868,399	4.88	$1.64	1,710,586	$1.62
$2.33 - $3.48	464,350	6.63	$2.63	372,442	$2.65
$3.49 - $4.65	293,375	1.23	$3.93	293,375	$3.93
$4.66 - $5.81	160,500	4.16	$4.88	160,500	$4.88
	4,377,874	5.96	$1.78	3,531,403	$1.90

Restricted Stock

Vision determines stock-based compensation expense for performance based restricted stock based upon the fair value of Vision common stock at the date of grant and recognize expense based upon the most probable outcome as to whether the performance targets will be achieved and the stock-based compensation being earned.

The following table summarizes restricted stock activity for fiscal years 2014 and 2013:

	Fiscal Year Ended March 31,
	2014		2013
	Number of Shares	Weighted Average Grant Price	Number of Share	Weighted Average Grant Price
Nonvested at April 1	122,044	$2.37	306,606	$2.50
Granted	1,365,000	1.00	40,000	1.40
Vested	(161,642)	1.54	(174,284)	2.30
Forfeited	—	—	(50,278)	2.66
Nonvested at March 31	1,325,402	$1.06	122,044	$2.37

Vision grants restricted stock awards (“RSA’s”) to its executive officers and management employees (collectively “management”) and members of its board of directors from time-to-time. There is no direct cost to the recipients of the RSA’s, except for any applicable taxes upon lapsing of the restrictions. In fiscal 2011, Vision’s compensation committee adopted a performance incentive plan (“PIP”) that provides for the payment of bonuses to management based on the attainment of specified Company performance and individual objectives. Any payments that may be due under the PIP will be paid in shares of restricted stock awarded under Vision’s 2007 Plan. Vision’s compensation committee did not approve a PIP for fiscal 2014 or 2013.

On November 26, 2013, at the time of his appointment as Vision’s President and Chief Executive Officer, Howard Zauberman was granted 1,200,000 shares of restricted stock. The restrictions on Mr. Zauberman’s restricted stock will lapse over four years (subject to further vesting as described below) commencing on his appointment date as follows: up to 300,000 shares become unrestricted each year, upon Mr. Zauberman’s achievement of predetermined Company milestones and individual performance objectives based on a plan developed by Mr. Zauberman and approved by Vision’s board of directors on April 23, 2014. If a milestone is not achieved, the shares of restricted stock tied to that milestone are cancelled. Those restricted shares for which restrictions have been removed as a result of Mr. Zauberman’s achieving milestones as described above will then vest in four equal annual installments.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Stock-Based Compensation Expense

Vision estimated the fair value of the stock options granted on the date of grant using a Black-Scholes valuation model that used the weighted average assumptions noted in the following table. The risk-free interest rate assumption Vision used is based upon United States Treasury interest rates appropriate for the expected life of the awards. The expected life (estimated period of time that Vision expects employees, consultants and directors to hold their stock options) was estimated based on historical rates for two group classifications, (i) employees and consultants and (ii) outside directors. Expected volatility was based on historical volatility of Vision stock price for a period equal to the stock option’s expected life and calculated on a daily basis. The expected dividend rate is zero since Vision does not currently pay cash dividends on its common stock and do not anticipate doing so in the foreseeable future.

	Fiscal Year Ended March 31,
	2014	2013
Risk-free interest rate	1.27%	1.05%
Expected life (in years)	5.47	6.43
Expected volatility	79%	84%
Expected dividend yield	—	—

The following table summarizes stock-based compensation recorded in Vision’s consolidated statements of operations in fiscal years 2014 and 2013:

	Fiscal Year Ended March 31,
	2014	2013
Cost of sales	$54	$89
Selling, general, and administrative expenses (1)	577	1,329
Research and development expenses	63	51
Total stock-based compensation	$694	$1,469

(1)	Reflects reversal of stock-based compensation expense of $289 thousand in fiscal 2014 for the cancellation of unvested stock options granted to Vision’s former President and Chief Executive Officer, Cynthia F. Ansari.

At March 31, 2014, unrecognized stock-based compensation expense related to stock options was approximately $0.5 million and is expected to be recognized over a weighted average period of approximately 2.5 years. At March 31, 2014, unrecognized stock-based compensation expense related to nonvested (restricted stock) awards was approximately $0.1 million, which is expected to be recognized over a weighted average period of approximately 0.6 years.

Note 10. Treasury Stock

The following table summarizes treasury stock activity for fiscal years 2014 and 2013:

Fiscal Year Ended	Number of Shares Repurchased	Cost	Weighted Average Purchase Price
March 31, 2014	25,525	$28	$1.11
March 31, 2013	27,329	$36	$1.32

The shares were purchased from management employees to cover income tax withholdings upon the lapse of restrictions on their restricted stock awards. Although not required to under its equity incentive plans, Vision anticipates repurchasing shares in a similar arrangement during fiscal 2015.

VISION-SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Note 11. Employee Savings Plan

Vision has a savings plan in the U.S. that qualifies under Section 401(k) of the Internal Revenue Code (“IRC”). Participating U.S. employees may contribute up to 70% of their salary, but not more than statutory limits. Vision may, but are not obligated to, make a matching contribution up to a certain percentage of each employee’s contribution. Matching contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan. Vision did not make any matching contributions in fiscal years 2014 and 2013.

Note 12. Quarterly Financial Data (Unaudited)

	Fiscal Year Ended March 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$3,652	$3,968	$4,507	$4,981	$17,108
Gross profit	$1,080	$1,195	$1,378	$845	$4,498
Net loss	$(2,434)	$(1,323)	$(1,562)	$(2,395)	$(7,714)
Net loss per common share - basic and diluted	$(0.05)	$(0.03)	$(0.03)	$(0.05)	$(0.17)
	Fiscal Year Ended March 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$3,396	$3,739	$3,952	$4,200	$15,287
Gross profit	$913	$1,070	$1,132	$1,227	$4,342
Net loss	$(2,647)	$(4,264)	$(1,577)	$(2,069)	$(10,557)
Net loss per common share - basic and diluted	$(0.06)	$(0.09)	$(0.03)	$(0.04)	$(0.23)

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

VISION-SCIENCES, INC.,

VISOR MERGER SUB LLC,

And

UROPLASTY, INC.

Dated December 21, 2014

Certain schedules to this Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the SEC upon request.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated December 21, 2014, by and among Vision-Sciences, Inc., a Delaware corporation (“Visor”), Visor Merger Sub LLC, a Delaware limited liability company of which Visor is the sole member (“Merger Sub”), and Uroplasty, Inc., a Minnesota corporation (“Union”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Visor Board and Union Board have determined that a business combination between Visor and Union presents an opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement;

WHEREAS, the Visor Board and the Union Board propose to effect such business combination pursuant to which Union will merge with and into Merger Sub, with Merger Sub surviving with Visor as its sole member, and pursuant to which each Union Share outstanding at the Effective Time will be converted into the right to receive Visor Shares as more fully provided in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. For federal income tax purposes, Merger Sub will be treated as a disregarded entity for all purposes of the Code, and the Merger will be treated for federal income tax purposes as a merger by and between Visor and Union;

WHEREAS, the Union Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Union Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that Union Shareholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, pursuant to Section 302A.613 of the MBCA (the “Union Recommendation”);

WHEREAS, the Visor Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Visor Shareholders would have a continuing equity interest in the combined businesses through the continued ownership of Visor Shares, are in the best interests of Visor and the Visor Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and the proposal to amend and restate Visor’s certificate of incorporation, effective as of the Effective Time, and resolved to recommend that the Visor Shareholders: (i) approve the issue of Visor Shares in connection with the Merger; (ii) increase the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans, pursuant to one or more plans to be newly created, by 12,300,000 Visor Shares; (iii) adopt the proposal of the Visor Board to amend and restate Visor’s certificate of incorporation, including increasing the number of authorized shares and the name change contemplated thereby; (iv) appoint the nominees for the Visor Board as set forth in Schedule 2.15; (v) approve this Agreement and the transactions contemplated hereby; (vi) if required by NASDAQ rules, approve the Visor Convertible Debt and Warrant Amendments; and (vii) adopt any other resolution necessary to effect the transactions contemplated by this Agreement (collectively, the “Visor Recommendation”);

WHEREAS, the Merger Sub Board, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, the Visor Shareholders and the Union Shareholders set forth on Schedule 1 have executed and delivered Voting Agreements; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Union’s willingness to enter into this Agreement, Visor and Mr. Lewis C. Pell shall have entered into the Visor Convertible Debt and Warrant Amendments.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04.

“Acquisition Proposal” shall mean any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Activities” has the meaning set forth in Section 6.01(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in the United States.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Incorporation” means the certificate of incorporation of Visor as amended and restated so as to read as set forth in Exhibit A.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain mutual nondisclosure agreement between the parties dated as of September 9, 2014, and as amended and supplemented on November 17, 2014.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“D&O Insurance” has the meaning set forth in Section 6.07(c).

“Defaulting Party” has the meaning set forth in Section 8.03(f).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 6.06(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon Union or Visor, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with Union or Visor, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Expenses” has the meaning set forth in Section 8.03(e).

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with Union’s or Visor’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Visor’s business or Union’s business, as applicable, as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of medical device products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of: (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) trade secrets; and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Union Board or the Visor Board after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by Union or any of its Representatives or Visor or any of its Representatives, as applicable, nor reasonably foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of Union Shares or Visor Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.

“Joint Proxy Statement” has the meaning set forth in Section 6.02.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts or development that has a materially adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from: (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; and (vii) the announcement of this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE 8.

“MBCA” means the Minnesota Business Corporation Act.

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“NASDAQ” means The NASDAQ Capital Market.

“New Plans” has the meaning set forth in Section 6.06(b).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Organizational Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Union Real Property or leased Visor Real Property, as appropriate, which are not violated by the current use and operation of the leased Union Real Property or leased Visor Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Union Real Property or leased Visor Real Property, as appropriate, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with Union’s business or Visor’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and liens securing rental payments under Capital Leases, and (vii) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means any product that Union or Visor, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Union or Visor, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.17(b).

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal with respect to such party made by a third party (provided that, for purposes of this definition, references to twenty percent (20%) in the definition of “Acquisition Proposal” are deemed to be references to fifty percent (50%)) on terms which a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such

Acquisition Proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04.

“Surviving Company” has the meaning set forth in Section 2.02.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Termination Fee” has the meaning set forth in Section 8.03(e).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Union” has the meaning set forth in the Preamble.

“Union Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Union Balance Sheet” means that audited consolidated balance sheet of Union and its consolidated Subsidiaries as of March 31, 2014, set forth in Union’s Annual Report on Form 10-K filed with the SEC on June 9, 2014.

“Union Balance Sheet Date” means March 31, 2014.

“Union Board” means the board of directors of Union.

“Union Disclosure Letter” has the meaning set forth in ARTICLE 3.

“Union Dissenting Shares” has the meaning set forth in Section 2.08(f).

“Union Equity Plan” means either Union’s 2006 Amended Stock and Incentive Plan or Union’s 2002 Employee Stock Option Plan.

“Union Intellectual Property” has the meaning set forth in Section 3.13(a).

“Union’s Knowledge” means the actual or constructive knowledge of Robert C. Kill or Brett A. Reynolds, after reasonable inquiry.

“Union Licenses” has the meaning set forth in Section 3.20(b).

“Union Material Contract” has the meaning set forth in Section 3.12(c).

“Union Notice of Change” has the meaning set forth in Section 6.04(c).

“Union Option” means each option to acquire Union Shares granted under a Union Equity Plan or pursuant to a stand-alone stock option agreement.

“Union Performance Award” means each performance award granted under a Union Equity Plan.

“Union Plan” means each Plan that Union or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Union or with respect to which Union or any of its Subsidiaries has or may have any Liability; provided, however, that Union Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Union Real Property” has the meaning set forth in Section 3.10(b).

“Union Recommendation” has the meaning set forth in the Recitals.

“Union Restricted Share” means each restricted Union Share issued under a Union Equity Plan.

“Union SEC Documents” has the meaning set forth in Section 3.07(a).

“Union Share” means a share of common stock of Union, $0.01 par value per share.

“Union Share Certificate” has the meaning set forth in Section 2.09.

“Union Shareholder Approval” means the approval of the required percentage of Union Shares to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“Union Shareholders” means all holders of Union Shares.

“Union Shareholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Visor” has the meaning set forth in the Preamble.

“Visor Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Visor Balance Sheet” means that audited consolidated balance sheet of Visor and its consolidated Subsidiaries as of March 31, 2014, set forth in Visor’s Annual Report on Form 10-K filed with the SEC on May 30, 2014.

“Visor Balance Sheet Date” means March 31, 2014.

“Visor Board” means the board of directors of Visor.

“Visor Convertible Debt” means Visor’s $5 million revolving convertible promissory note, dated June 16, 2014, with Mr. Lewis C. Pell, Visor’s $3.5 million revolving convertible promissory note, dated September 25, 2013, with Mr. Pell, and Visor’s $20 million revolving convertible promissory note, dated September 19, 2012, with Mr. Pell.

“Visor Convertible Debt and Warrant Amendments” means the amended Visor Convertible Debt and Visor Warrants as set forth in Exhibit C.

“Visor Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Visor Employees” has the meaning set forth in Section 6.06(a).

“Visor Equity Plan” means Visor’s 2003 Director Option Plan, Visor’s 2000 Stock Incentive Plan or Visor’s 2007 Stock Incentive Plan.

“Visor Intellectual Property” has the meaning set forth in Section 4.13(a).

“Visor’s Knowledge” means the actual or constructive knowledge of Lewis C. Pell, Howard I. Zauberman or Gary Siegel, after reasonable inquiry.

“Visor Licenses” has the meaning set forth in Section 4.20(b).

“Visor Material Contract” has the meaning set forth in Section 4.12(c).

“Visor Notice of Change” has the meaning set forth in Section 6.04(f).

“Visor Option” means each option to acquire Visor Shares granted under a Visor Equity Plan or pursuant to a stand-alone stock option agreement.

“Visor Plan” means each Plan that Visor or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Visor or with respect to which Visor or any of its Subsidiaries has or may have any Liability; provided, however, that Visor Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Visor Real Property” has the meaning set forth in Section 4.10(b).

“Visor Recommendation” has the meaning set forth in the Recitals.

“Visor Restricted Share” means each restricted Visor Share issued under a Visor Equity Plan.

“Visor SEC Documents” has the meaning set forth in Section 4.07(a).

“Visor Shareholder” means a holder of Visor Shares.

“Visor Shareholder Approval” means the approval of the required percentage of Visor Shares to approve: (i) issue Visor Shares in connection with the Merger; (ii) increase the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans, pursuant to one or more plans to be newly created, by 12,300,000 Visor Shares; (iii) adopt the proposal of the Visor Board to amend Visor’s certificate of incorporation, including the increase in the number of authorized shares of common stock and the name change contemplated thereby; (iv) appoint the nominees for the Visor Board as set forth in Schedule 2.15; (v) approve this Agreement and the transactions contemplated hereby; (vi) if required by NASDAQ rules, approve the Visor Convertible Debt and Warrant Amendments; and (vii) adopt any other resolution necessary to effect the transaction contemplated by this Agreement.

“Visor Shareholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Visor Shares” means the common stock of Visor, $0.01 par value per share.

“Visor Warrants” means the common stock purchase warrants dated November 9, 2009 and September 30, 2011 to Mr. Pell.

“Voting Agreement” means the Voting Agreement in the form of Exhibit B-1 and Exhibit B-2, dated as of the date hereof, by and among, (i) Union and certain Visor Shareholders as set forth on Schedule 1, and (ii) Visor and the Union Shareholders as set forth on Schedule 1.

“U.S.” means the United States of America.

“WARN” has the meaning set forth in Section 3.19.

1.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article,

Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01 Shares of Merger Sub. Merger Sub is a limited liability company incorporated under the laws of Delaware and is a constituent company in the Merger. Visor is the sole member of Merger Sub. For federal income tax purposes and for all related purposes of the Code, Merger Sub will be treated as a disregarded entity.

2.02 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL and MBCA, at the Effective Time Union shall be merged with and into Merger Sub (the “Merger”). At the Effective Time, and except as described in Section 2.02(b), the separate corporate existence of Union shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Company”). The Surviving Company shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. After the Merger, Visor shall continue to be the sole member of the Surviving Company, and for federal income tax purposes the Surviving Company will be disregarded as a separate entity from its single member.

(b) For certain purposes of the Code and for certain GAAP accounting purposes, the Merger will constitute a “reverse acquisition” as described in Treas. Reg. 1.1502-75(d)(3). As required under these regulations, for certain consolidated tax return compliance and accounting purposes following the Effective Date Visor will calculate and file consolidated tax returns and certain financial statements as though Union was the surviving entity in the Merger and as though Union were the parent to the new consolidated group. For all other purposes, Visor will be the surviving parent to the new consolidated group.

2.03 Closing. The closing of the Merger shall take place at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), at Oppenheimer Wolff & Donnelly LLP, Campbell Mithun Tower, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota, unless another date or place is mutually agreed upon in writing by the parties hereto.

2.04 Effective Time. Subject to the provisions of this Agreement, at the closing, the parties shall cause certificate of merger and articles of merger (collectively, the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and the State of Minnesota in accordance with the relevant provisions of the DGCL and the MBCA and shall make all other filings and recordings required under the DGCL and the MBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Visor and Union in writing and specified in the Articles of Merger in accordance with the DGCL and the MBCA (the effective time of the Merger being referred to as the “Effective Time”).

2.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and MBCA.

2.06 Certificate of Formation and Limited Liability Company Agreement. The certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I of the certificate of formation shall read as follows: “The name of the Company is Union, LLC” .

2.07 Directors and Officers of Surviving Company. From and after the Effective Time, the persons listed on Schedule 2.07 shall be the initial directors and executive officers of the Surviving Company, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

2.08 Treatment of Union Shares and Union Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Visor, Merger Sub, Union or any holder of shares thereof:

(i) each Union Share held as of the Effective Time by Visor, Merger Sub, any direct or indirect wholly-owned Subsidiary of Union or Visor or by Union as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.08(b), Section 2.08(d) and Section 2.13, each Union Share outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) below (other than the Excluded Shares and Union Dissenting Shares, as defined below) shall be canceled and converted into the right to receive 3.6331 fully paid and nonassessable Visor Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio”).

The aggregate number of Visor Shares issuable pursuant to Section 2.08(a)(ii) is referred to as the “Merger Consideration.”

(b) As of immediately prior to the Effective Time and subject to Section 2.13:

(i) each Union Restricted Share award that is then outstanding shall be exchanged and converted on the same terms and conditions as were applicable to such Union Restricted Share award prior to the Merger, and, at the Effective Time, shall, without any action on the part of Union, Visor or the holder of the Union Restricted Share, be converted into the right to receive that number of restricted Visor Shares that is equal to the product of (A) the total number of Union Shares underlying the award of Union Restricted Shares award immediately prior to the Effective Time and (B) the Exchange Ratio. Such Union Restricted Shares shall be treated as Union Shares for purposes of, and such Visor Shares received in conversion therefor shall be delivered in accordance with, Section 2.10;

(ii) each Union Option that is then outstanding shall, without any action on the part of Union, Visor or the holder of the Union Option, be adjusted such that the Union Option becomes an option to acquire, on the same terms and conditions as were applicable to such Union Option prior to the Merger, that number of Visor Shares that is equal to the product of (A) the number of Union Shares subject to the Union Option and (B) the Exchange Ratio, rounded down to the nearest whole number of Visor Shares, at an exercise price per share of Visor Shares equal to the quotient obtained by dividing (x) the per share exercise price of the Union Option by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such Union Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(b)(ii) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable;

(iii) each Union Performance Award that is then outstanding shall, without any action on the part of Union, Visor or the holder of the Union Performance Award, be adjusted such that (A) the Union Performance Award becomes payable, on the same terms and conditions as were applicable to such Union Performance Award prior to the Merger, in cash or Visor Shares, and (B) each Stock Price Target (as such term is defined in the Union Performance Award) shall be equal to the quotient obtained by dividing (x) the Stock Price Target of the Union Performance Award by (y) the Exchange Ratio, rounded up to the nearest whole cent; and

(iv) the parties shall take all actions that Union determines are necessary or desirable to effectuate the provisions of this Section 2.08(b), including obtaining board or committee consents or adopting or assuming a Union Equity Plan by Visor. Visor shall provide Union, and Union shall provide Visor, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements, performance award agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b).

(c) No fractional Visor Shares shall be issued in connection with the Merger, no dividends or distributions of Visor shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Visor Shareholder. Any Union Shareholder who would otherwise be entitled to receive a fraction of a Visor Share pursuant to the Merger (after taking into account all Union Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Union Share Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.10(d). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Visor Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Visor that would otherwise be caused by the issuance of fractional Visor Shares.

(d) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Visor Shareholders in connection with the Merger.

(f) Notwithstanding anything in this Agreement to the contrary, Union Shares outstanding immediately prior to the Effective Time, and held by Union Shareholders who have not approved the Merger and who have properly exercised dissenters’ rights in the time and manner provided in Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA (the “Union Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 302A.473 of the MBCA; provided, that (i) if any such holder shall have failed to properly exercise dissenters’ rights with respect to the holder’s Union Shares, or after making a demand for dissenters’ rights subsequently delivers an effective withdrawal of such demand, or fails to establish the holder’s entitlement to dissenters’ rights as provided in Sections 302A.471 and 302A.473 of the MBCA, if so required or (ii) if a court shall determine that such holder is not entitled to receive payment for the holder’s Union Dissenting Shares or such holder shall otherwise lose his, her or its dissenters’ rights, then such holder’s Union Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, and such Union Shares shall not be deemed to be Union Dissenting Shares. Union shall give Visor prompt notice of any written demands received by Union for dissenters’ rights with respect to any Union Shares and any withdrawals of such demands, and Visor shall have the right to participate in all negotiations and proceedings with respect to such demands. Union shall not, without the prior written consent of Visor or as required by applicable Law, make any payment with respect to, or settle or offer to settle, any such demands.

2.09 Closing of Union Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any Union Share (other than an Excluded Share) (“Union Share Certificate”) and (B) each uncertificated Union Share formerly representing any Union Share (other than an Excluded Share) (“Book-Entry Share”) shall cease to be outstanding and (other than any Excluded Shares and Union Dissenting Shares) shall represent only the right to receive Visor Shares (and cash in lieu of any fractional Visor Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.13 and all holders of Union Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of Union; and (ii) the stock transfer books of Union shall be closed with respect to all Union Shares outstanding immediately prior to the Effective Time. No further transfer of any such Union Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Union Shares is presented to the Exchange Agent, to the Surviving Company or to Visor, such Union Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Visor and Union shall mutually select a bank or trust company, which may be the transfer agent for the Visor Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Visor shall enter into an agreement with the Exchange Agent, which agreement shall be reasonably acceptable to Union (the “Exchange Agent Agreement”), and shall provide that, at the Effective Time, Visor shall deposit, for the benefit of the holders of the Union Shares, with the Exchange Agent Visor Shares representing the Merger Consideration and an amount of cash in lieu of fractional Visor Shares to be paid in accordance with Section 2.10(d). The Visor Shares and cash in lieu of fractional Visor Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b) At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Exchange Agent and Visor shall cause the Exchange Agent to (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Visor Shares that the holder is entitled to receive pursuant to this ARTICLE 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder of Book-Entry Shares pursuant to Section 2.10(d).

(c) As soon as practicable after the Effective Time, and in any event within two Business Days, Visor shall cause the Exchange Agent to mail to the record holders of Union Share Certificates (i) a letter of transmittal in customary form and containing such provisions as Visor and Union may reasonably specify (including a provision confirming that delivery of Union Share Certificates shall be effected, and risk of loss and title to the Union Shares shall pass, only upon delivery of such Union Share Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Union Share Certificates in exchange for the Visor Shares, as provided in Section 2.08(a). Upon surrender of a Union Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Visor, (A) the holder of such Union Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Visor Shares that such holder has the right to receive pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Visor Shares pursuant to Section 2.10(d)) and (B) the Union Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(c), each Union Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Visor Shares (and cash in lieu of any fractional Visor Shares pursuant to Section 2.10(d)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Visor Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of Union Shares that is not registered in the transfer records of Union, a certificate or evidence of shares in book-entry form representing the proper number of Visor Shares may be issued to a Person other than the Person in whose name the Union Share Certificate so surrendered is registered if such Union Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Visor Shares to a person other than the registered holder of such Union Shares or establish to the satisfaction of Visor that such Taxes have been paid or are not applicable. If any Union Share Certificate shall have been lost, stolen or destroyed, Visor may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Visor Shares, require the owner of such lost, stolen or destroyed Union Share Certificate to provide an appropriate affidavit.

(d) Any holder of Union Share Certificates and Book-Entry Shares formerly representing Union Shares who otherwise would be entitled to receive a fractional Visor Share (after aggregating all fractional Visor Shares issuable to such holder) will, in lieu of such fractional Visor Share and upon surrender of such holder’s Union Share Certificate or Book-Entry Shares representing such fractional Visor Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Visor Shares on the NASDAQ on the date immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Union Share Certificates and Book-Entry Shares formerly representing Union Shares with respect to any fractional share interest, the Exchange Agent shall make available such amounts to such holders of Union Share Certificates and Book-Entry Shares, subject to and in accordance with the terms of this Section 2.10.

(e) All Visor Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Visor in respect of Visor Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Visor Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Visor Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Union Share Certificate with respect to the Visor Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Union Share Certificate in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Visor to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Union Share Certificate in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Union Share Certificate there shall be paid to the recordholder thereof, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Visor Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Visor Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(f) Any portion of the Exchange Fund that remains undistributed to holders of Union Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Visor upon demand, and any holders of Union Share Certificates who have not theretofore surrendered their Union Share Certificates to the Exchange Agent in accordance with this Section 2.10(f), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.10(d), shall thereafter look only to Visor for satisfaction of their claims for Visor Shares, cash in lieu of fractional Visor Shares and any dividends or distributions with respect to Visor Shares, subject to applicable abandoned property law, escheat law or similar Law.

(g) Neither Visor nor the Surviving Company shall be liable to any current or former Union Shareholder or to any other Person with respect to any Visor Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Union Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Visor Shares or any dividends or other distributions payable to the holder of such Union Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Visor Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Union Share Certificate shall, to the extent permitted by applicable Law, become the property of Visor, free and clear of all claims or interest of any Person previously entitled thereto.

2.11 Withholding. Each of Union, Visor, Merger Sub and the Surviving Company (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Visor Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12 Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Visor, Merger Sub nor the Surviving Company shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Union changes the number of Union Shares issued and outstanding prior to the Effective Time or Visor changes the number of Visor Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14 Further Action. If, at any time after the Effective Time, any further action is determined by Visor or Union to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to rights and property of Merger Sub and Union, the officers and directors of Visor shall be further authorized to take such action. Visor and the Surviving Company also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to Union Shareholders and issues certificates or evidence of shares in book-entry form representing Visor Shares to such shareholders in accordance with Section 2.10.

2.15 Post-Merger Operations. The Visor Board shall take all necessary corporate action, to the extent within its power and authority, to cause the following to occur as of the Effective Time: (i) the directors constituting the Visor Board shall be as set forth in Schedule 2.15 and duly nominated by the Visor Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve, and (ii) the chairman of the Visor Board shall be designated in accordance with the provisions of Schedule 2.15 hereto, subject to such individual’s ability and willingness to serve. In the event any designee identified on Schedule 2.15 becomes unable or unwilling to serve as of the Effective Time as a director on the Visor Board or as chairman thereof, a replacement for such designee shall be determined in accordance with the provisions of Schedule 2.15 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UNION

Except as disclosed in (a) the Union SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Union to Visor prior to the execution and delivery of this Agreement (the “Union Disclosure Letter”), Union represents and warrants to Visor as follows:

3.01 Organization and Corporate Power. Union is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Union is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Union and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Union Material Adverse Effect. Each of Union and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Union Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Union, as in effect as of the date hereof, have been heretofore made available to Visor.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by Union and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Union, and, subject to obtaining the Union Shareholder Approval, no other proceedings on Union’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Visor and Merger Sub, this Agreement constitutes a valid and binding obligation of Union, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Capital Stock.

(a) The authorized capital stock of Union consists of 40,000,000 Union Shares, of which, as of December 1, 2014 (the “Measurement Date”), 22,145,993 Union Shares were issued and outstanding.

(b) Section 3.03(b) of the Union Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Union Shares, Union Options, Union Performance Awards and Union Restricted Shares, including, with respect to each Union Option, the number of Union Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Union has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Union Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Union Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Union does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Union. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Union, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Union, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Union to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Union, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Union or (v) bonds, debentures, notes or other indebtedness of Union having the right to vote on any matters on which shareholders of Union may vote.

(d) All of the outstanding Union Options, Union Performance Awards and Union Restricted Shares have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Union’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Union free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Union Material Adverse Effect, the execution, delivery and performance of this Agreement by Union and the consummation of the transactions contemplated hereby do not (i) conflict with or violate Union’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Union, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Union, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Union Material Contract.

3.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings and/or approvals required by NASDAQ, (vi) the filing of the Articles of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Union or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, Union is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above and except for the Union Shareholder Approval, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Union in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect.

3.07 SEC Reports; Disclosure Controls and Procedures.

(a) Union has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Union since March 31, 2013 (the “Union SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Union SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Union SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Union SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Union and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Union and its consolidated Subsidiaries for the periods covered thereby.

(c) Union has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Union (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Union in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Union’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Union’s auditors and the audit committee of the Union Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Union’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Union’s internal control over financial reporting. Since March 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Union SEC Document has been so disclosed.

(d) Since the Union Balance Sheet Date, (i) neither Union nor any of its Subsidiaries nor, to Union’s Knowledge, any director, officer, employee, auditor, accountant or representative of Union or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Union or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Union or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to Union’s Knowledge, no attorney representing Union or any of its Subsidiaries, whether or not employed by Union or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Union or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Union.

(e) Union is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Union as of September 30, 2014, included in the Union SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Union Disclosure Letter, Union, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Union and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Union Material Adverse Effect.

3.09 Absence of Certain Developments. Since the Union Balance Sheet Date, there has not been any Union Material Adverse Effect. Except as expressly contemplated hereby, since the Union Balance Sheet Date, Union has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Union has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Union;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Union Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Union Plans;

(h) hired or terminated any officers or employees of Union with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Union in connection with any product of Union or the operation of its business;

(q) been subject to any claim or threat of infringement, misappropriation or other violation by or against Union of Intellectual Property rights of Union or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

3.10 Title to Properties.

(a) Union and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Union and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Union Material Adverse Effect. To Union’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 3.10(b) to the Union Disclosure Letter (the “Union Real Property”) constitutes all of the real property used, occupied or leased by Union or its Subsidiaries. The Union Real Property leases are in full force and effect, and Union holds a valid and existing leasehold interest in the Union Real Property under each such applicable lease. Neither Union nor, to Union’s Knowledge, any other party to the applicable Union Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Union in any material respect under the Union Real Property leases, and, to Union’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Union in any material respect under the Union Real Property leases.

3.11 Tax Matters.

(a) (i) Union and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Union and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Union Balance Sheet Date, any liability of Union or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Union in accordance with applicable accounting practices and procedures. Since the date of the Union Balance Sheet, neither Union nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Union or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Union or any of its Subsidiaries. Union and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Union nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Union or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Union or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Union or any of its Subsidiaries that is currently in force.

(e) No officer (or other employee responsible for Tax matters) of Union or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending with respect to Union or any of its Subsidiaries. Neither Union nor any of its Subsidiaries has received (i) any written notice indicating an intent to open an audit or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserts, or assessed by any taxing authority against Union or any of its Subsidiaries.

(f) Neither Union nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Union nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Union) or (B) has liability for the Taxes of any Person (other than Union or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g) Union and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(h) Neither Union nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(i) Neither Union nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(j) Union operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation section 1.368-1(d).

(k) Prior to the Merger, Union’s shareholders did not dispose of any equity of Union or receive any distribution from Union in a manner that would cause the Merger to violate the continuity of shareholder interest requirement under Treasury Regulation section 1.368-1(e).

(l) Neither Union nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12 Contracts and Commitments.

(a) As of the date hereof, Union is not a party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Union or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Union’s Annual Report on Form 10-K for the year ended March 31, 2014, or any Union SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Union or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Union or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Union’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Union to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Union to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Union on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Union has granted a Person an exclusive geographical area or under which Union paid commissions less than $100,000 to such Person in the fiscal year ended March 31, 2014 or from whom Union received less than $100,000 from the sale of product to said Person in the fiscal year ended March 31, 2014;

(vi) Contract pursuant to which Union or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Union or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Union or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period, or (ii) licenses Union Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Union or any of its Subsidiaries of third-party obligations (under which Union or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Union or any of its Subsidiaries’ obligations;

(ix) Contract between Union, on the one hand, and any Affiliate of Union (other than a Subsidiary of Union), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Union or its Subsidiaries;

(xi) Contract under which Union and Union’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Visor has been given access to a true and correct copy of all written Union Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Union Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect, (i) Union is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Union Disclosure Letter (each, a “Union Material Contract” and, collectively, the “Union Material Contracts”) and (ii) to Union’s Knowledge, as of the date hereof, the other party to each of the Union Material Contracts is not in default thereunder. Each Union Material Contract is legal and in full force and effect and is valid, binding and enforceable against Union and, to Union’s Knowledge, each other party thereto. As of the date hereof, no party to any Union Material Contract has given any written notice, or to Union’s Knowledge, any notice (whether or not written) of termination or cancellation of any Union Material Contract or that it intends to seek to terminate or cancel any Union Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Union or any of its Subsidiaries (collectively, “Union Intellectual Property”) are set forth in Section 3.13 of the Union Disclosure Letter. (i) One or more of Union and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Union Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to Union’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Union Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to Union’s Knowledge, threatened a claim or action, challenging the ownership, validity or scope of any Union Intellectual Property, and no item of Union Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Union has received written notice.

(b) To Union’s Knowledge, Union and its Subsidiaries, their Products and the business of Union and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Union and its Subsidiaries have not, within the past four (4) years, received any written charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Union or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c) Union and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of Union and such

Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d) Union and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Union Intellectual Property. To Union’s Knowledge, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Union or a Subsidiary as currently conducted have assigned to one or more of Union or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Union or one of its Subsidiaries by operation of Law.

3.14 Litigation. There are (a) no Actions pending or, (b) to Union’s Knowledge, no Actions threatened against Union or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Union and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Union Material Adverse Effect. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15 Insurance. Section 3.15 of the Union Disclosure Letter lists each material insurance policy maintained by Union or, to Union’s Knowledge, under which Union is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Union’s business for the industry in which it operates. Union is not in default with respect to its obligations under any such insurance policies and, to Union’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Union’s annual renewal process.

3.16 Employee Benefit Plans.

(a) Section 3.16 of the Union Disclosure Letter lists all current Union Plans (other than immaterial Non-U.S. Plans that are otherwise Union Plans). Each Union Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Union Plan is so qualified, and Union is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Union Plan. The Union Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Union has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Union Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Union Plan.

(b) With respect to each current material Union Plan, Union has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Union Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, with respect to the Union Plans, (i) all required contributions to, and premiums payable in respect of, such Union Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Union’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Union’s Knowledge, threatened, other than routine claims for benefits.

(d) Neither Union nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Union Plan (including any

“multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Union Plans obligates Union or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Union or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Union Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Union Plan, (iv) require Union or its Subsidiaries to set aside any assets to fund any benefits under a Union Plan or result in the forgiveness in whole or in part of any outstanding loans made by Union to any Person, (v) limit the ability to amend or terminate any Union Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Union has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) With respect to each Union Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations.

3.17 Compliance with Law; Permits.

(a) Union and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Union Material Adverse Effect, and no proceeding is pending or, to Union’s Knowledge, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Union nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Union or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.17(c), Section 3.19 and Section 3.20, respectively.

(b) None of Union, any of Union’s Subsidiaries, any of their respective officers or employees or, to Union’s Knowledge, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Union or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

(c) Union is its own “ultimate parent entity” as such term is defined in the HSR Act.

3.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Union Material Adverse Effect,

(a) Union is and has been in compliance with all Environmental Laws;

(b) Union holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Union Real Property as presently conducted;

(c) Union has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Union or on, under or about any of the real property occupied or used by Union. Union has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Union Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) to Union’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Union for which Union has, or may have, Liability.

3.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, (a) Union is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Union in existence or in negotiation; (b) no employees of Union are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Union has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; (d) Union will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Union’s Knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Union and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Union concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Union or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Union, and Union has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Union is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Union within the six (6) months prior to the Closing Date. As of the date hereof, to Union’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Union or any of its Subsidiaries to terminate employment with Union or any of its Subsidiaries within the next twelve (12) months.

3.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, Union is, and since March 31, 2012, has been, in compliance with all Healthcare Laws applicable to Union and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Union is being, and has been since March 31, 2012, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Union and, to Union’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since March 31, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Union, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Union Material Adverse Effect. Union has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Union under any Healthcare Law.

(b) Union holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Union Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Union Material Adverse Effect. Union has fulfilled and performed all of its obligations with respect to each Union License and is in material compliance with all terms and conditions of each Union License, and, to Union’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Union License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Union Material Adverse Effect. Union has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Union License from the FDA or other Governmental Body relating to Union or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Union has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Union-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Union nor, to Union’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Union-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since March 31, 2012, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Union Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Union’s Knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Union recall any of its Products. There are no recalls of any of Union’s Products contemplated by Union or pending. Since March 31, 2012, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Union’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth on Schedule 3.20(f) of the Union Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Union.

(g) Union is not the subject of any pending or, to Union’s Knowledge, threatened investigation regarding Union or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Union nor, to Union’s Knowledge, any officer, employee, agent or distributor of Union has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Union nor, to Union’s Knowledge, any officer, employee, agent or distributor of Union has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to Union’s Knowledge, threatened, against Union or, to Union’s Knowledge, any of its directors, officers, employees or agents.

3.21 Brokerage. Other than Piper Jaffray & Co., no Person shall be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Union. Visor has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Union, together with all amendments, waivers or other changes thereto.

3.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Union for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Union Shareholders, or at the time of the Union Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Union Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Union makes no representation or warranty with respect to any information supplied by or to be supplied by Visor that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Union in writing by Visor specifically for use therein.

3.23 Board Approval; Vote Required.

(a) The Union Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Union and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the shareholders of Union approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Union Shareholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24 Opinion. Prior to the execution of this Agreement, the Union Board has received the written opinion of Piper Jaffray & Co. (and has provided a copy of such opinion to Visor), as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Union Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.25 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE UNION DISCLOSURE LETTER), UNION MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND UNION HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH VISOR’S INVESTIGATION OF UNION, VISOR HAS RECEIVED FROM OR ON BEHALF OF UNION CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF UNION AND CERTAIN BUSINESS PLAN INFORMATION OF UNION. UNION MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VISOR AND MERGER SUB

Except as disclosed in (a) the Visor SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Visor to Union prior to the execution and delivery of this Agreement (the “Visor Disclosure Letter”), Visor and Merger Sub represent and warrant to Union as follows:

4.01 Organization and Corporate Power. Visor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Visor is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Visor and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Visor Material Adverse Effect. Each of Visor and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Visor Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Visor, as in effect as of the date hereof, have been heretofore made available to Union.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Visor and Merger Sub and, subject to obtaining the Visor Shareholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Visor and Merger Sub, and, subject to obtaining the Visor Shareholder Approval, the resolution to issue new Visor Shares to former Union Shareholders and the implementation of the Certificate of Incorporation, no other proceedings on Visor’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Union, this Agreement constitutes a valid and binding obligation of Visor and

Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Capital Stock.

(a) The authorized capital stock of Visor consists of 75,000,000 Visor Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the Measurement Date, 48,274,519 Visor Shares and 0 shares of preferred stock were issued and outstanding.

(b) Section 4.03(b) of the Visor Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Visor Shares, Visor Options, Visor Restricted Shares, and Visor Warrants, including, with respect to each Visor Option, Visor Restricted Shares, and Visor Warrants, the number of Visor Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Visor has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Visor Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Visor Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Visor does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Visor. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Visor; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Visor; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Visor to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Visor; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Visor or (v) bonds, debentures, notes or other indebtedness of Visor having the right to vote on any matters on which shareholders of Visor may vote.

(d) All of the outstanding Visor Options and Visor Restricted Shares have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e) All of the outstanding Visor Convertible Notes and Visor Warrants have been duly authorized by all necessary corporate action and were issued in accordance with the terms of applicable Laws.

(f) All of the Visor Shares issuable upon conversion of Visor Convertible Notes and exercise of the Visor Warrants have been duly authorized by all necessary corporate action and were issued in accordance with the terms of applicable Laws.

4.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Visor’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Visor free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Visor Material Adverse Effect, the execution, delivery and performance of this Agreement by Visor and, subject to obtaining the Visor Shareholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Visor’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Visor, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Visor or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Visor Material Contract.

4.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings and/or approvals required by NASDAQ, (vi) the filing of the Articles of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Visor or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Visor is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above and except for the Visor Shareholder Approval, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Visor in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect.

4.07 SEC Reports; Disclosure Controls and Procedures.

(a) Visor has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Visor since March 31, 2013 (the “Visor SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Visor SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Visor SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Visor SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Visor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Visor and its consolidated Subsidiaries for the periods covered thereby.

(c) Visor has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Visor (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Visor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Visor’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Visor’s auditors and the audit committee of the Visor Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Visor’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Visor’s internal control over financial reporting. Since March 31, 2013, any material change in internal control over financial reporting required to be disclosed in any Visor SEC Document has been so disclosed.

(d) Since the Visor Balance Sheet Date, (i) neither Visor nor any of its Subsidiaries nor, to Visor’s Knowledge, any director, officer, employee, auditor, accountant or representative of Visor or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Visor or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Visor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to Visor’s Knowledge, no attorney representing Visor or any of its Subsidiaries, whether or not employed by Visor or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Visor or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Visor.

(e) Visor is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Visor as of September 30, 2014, included in the Visor SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Visor Disclosure Letter, Visor, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Visor and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Visor Material Adverse Effect.

4.09 Absence of Certain Developments. Since the Visor Balance Sheet Date, there has not been any Visor Material Adverse Effect. Except as expressly contemplated hereby, since the Visor Balance Sheet Date, Visor has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Visor has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Visor;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Visor Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Visor Plans;

(h) hired or terminated any officers or employees of Visor with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Visor in connection with any product of Visor or the operation of its business;

(q) been subject to any claim or threat of infringement, misappropriation or other violation by or against Visor of Intellectual Property rights of Visor or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

4.10 Title to Properties.

(a) Visor and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Visor and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Visor Material Adverse Effect. To Visor’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 4.10(b) to the Visor Disclosure Letter (the “Visor Real Property”) constitutes all of the real property used, occupied or leased by Visor or its Subsidiaries. The Visor Real Property leases are in full force and effect, and Visor holds a valid and existing leasehold interest in the Visor Real Property under each such applicable lease. Neither Visor nor, to Visor’s Knowledge, any other party to the applicable Visor Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Visor in any material respect under the Visor Real Property leases, and, to Visor’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Visor in any material respect under the Visor Real Property leases.

4.11 Tax Matters.

(a) (i) Visor and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Visor and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Visor Balance Sheet Date, any liability of Visor or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Visor in accordance with applicable accounting practices and procedures. Since the date of the Visor Balance Sheet, neither Visor nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Visor or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Visor or any of its Subsidiaries. Visor and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Visor nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Visor or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Visor or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Visor or any of its Subsidiaries that is currently in force.

(e) No officer (or other employee responsible for Tax matters) of Visor or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending with respect to Visor or any of its Subsidiaries. Neither Visor nor any of its Subsidiaries has received (i) any written notice indicating an intent to open an audit or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserts, or assessed by any taxing authority against Visor or any of its Subsidiaries.

(f) Neither Visor nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Visor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Visor) or (B) has liability for the Taxes of any Person (other than Visor or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g) Visor and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(h) Neither Visor nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(i) Neither Visor nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(j) Visor operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation section 1.368-1(d).

(k) Prior to the Merger, Visor’s shareholders did not dispose of any equity of Union or receive any distribution from Union in a manner that would cause the Merger to violate the continuity of shareholder interest requirement under Treasury Regulation section 1.368-1(e).

(l) Neither Visor nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.12 Contracts and Commitments.

(a) As of the date hereof, Visor is not party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Visor or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Visor’s Annual Report on Form 10-K for the year ended March 31, 2014, or any Visor SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Visor or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Visor or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Visor’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Visor to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Visor to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Visor on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Visor has granted a Person an exclusive geographical area or under which Visor paid commissions less than $100,000 to such Person in the fiscal year ended March 31, 2014, or from whom Visor received less than $100,000 from the sale of product to said Person in the fiscal year ended March 31, 2014;

(vi) Contract pursuant to which Visor or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Visor or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Visor or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Visor Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Visor or any of its Subsidiaries of third-party obligations (under which Visor or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Visor or any of its Subsidiaries’ obligations;

(ix) Contract between Visor, on the one hand, and any Affiliate of Visor (other than a Subsidiary of Visor), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Visor or its Subsidiaries;

(xi) Contract under which Visor and Visor’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Union has been given access to a true and correct copy of all written Visor Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Visor Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect, (i) Visor is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Visor Disclosure Letter (each, a “Visor Material Contract” and, collectively, the “Visor Material Contracts”), and, (ii) to Visor’s Knowledge, as of the date hereof, the other party to each of the Visor Material Contracts is not in default thereunder. Each Visor Material Contract is legal and in full force and effect and is valid, binding and enforceable against Visor and, to Visor’s Knowledge, each other party thereto. As of the date hereof, no party to any Visor Material Contract has given any written notice, or to Visor’s Knowledge, any notice (whether or not written) of termination or cancellation of any Visor Material Contract or that it intends to seek to terminate or cancel any Visor Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Visor or any of its Subsidiaries (collectively, “Visor Intellectual Property”) are set forth in Section 4.13 of the Visor Disclosure Letter. (i) One or more of Visor and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Visor Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to Visor’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Visor Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to Visor’s Knowledge, threatened a claim or action, challenging the ownership, validity or scope of any Visor Intellectual Property, and no item of Visor Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Visor has received written notice.

(b) To Visor’s Knowledge, Visor and its Subsidiaries, their Products and the business of Visor and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Visor and its Subsidiaries have not, within the past four (4) years, received any written charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Visor or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c) Visor and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Visor and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d) Visor and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Visor Intellectual Property. To Visor’s Knowledge, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Visor or a Subsidiary as currently conducted have assigned to one or more of Visor or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Visor or one of its Subsidiaries by operation of Law.

4.14 Litigation. There are (a) no Actions pending or, (b) to Visor’s Knowledge, no Actions threatened against Visor or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Visor and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Visor Material Adverse Effect. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15 Insurance. Section 4.15 of the Visor Disclosure Letter lists each material insurance policy maintained by Visor or, to Visor’s Knowledge, under which Visor is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Visor’s business for the industry in which it operates. Visor is not in default with respect to its obligations under any such insurance policies and, to Visor’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Visor’s annual renewal process.

4.16 Employee Benefit Plans.

(a) Section 4.16 of the Visor Disclosure Letter lists all current Visor Plans (other than immaterial Non-U.S. Plans that are otherwise Visor Plans). Each Visor Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Visor Plan is so qualified, and Visor is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Visor Plan. The Visor Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Visor has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Visor Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Visor Plan.

(b) With respect to each current material Visor Plan, Visor has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Visor Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, with respect to the Visor Plans, (i) all required contributions to, and premiums payable in respect of, such Visor Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Visor’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Visor’s Knowledge, threatened, other than routine claims for benefits.

(d) Neither Visor nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Visor Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Visor Plans obligates Visor or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Visor or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Visor Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Visor Plan, (iv) require Visor or its Subsidiaries to set aside any assets to fund any benefits under a Visor Plan or result in the forgiveness in whole or in part of any outstanding loans made by Visor to any Person, (v) limit the ability to amend or terminate any Visor Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Visor has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) No Visor Plan is a Non-U.S. Plan.

4.17 Compliance with Law; Permits.

(a) Visor and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as it is being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Visor Material Adverse Effect, and no proceeding is pending or, to Visor’s Knowledge, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Visor nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Visor or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b) None of Visor, any of Visor’s Subsidiaries, any of their respective officers or employees or, to Visor’s Knowledge, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Visor or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

(c) Visor is its own “ultimate parent entity” as such term is defined in the HSR Act.

4.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Visor Material Adverse Effect:

(a) Visor is and has been in compliance with all Environmental Laws;

(b) Visor holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Visor Real Property as presently conducted;

(c) Visor has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) No Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Visor or on, under or about any of the real property occupied or used by Visor. Visor has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Visor Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) To Visor’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Visor for which Visor has, or may have, Liability.

4.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, (a) Visor is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Visor in existence or in negotiation; (b) no employees of Visor are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Visor has not experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; (d) Visor will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Visor’s Knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Visor and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Visor concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Visor or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Visor, and Visor has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Visor is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing”

(as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Visor within the six (6) months prior to the Closing Date. As of the date hereof, to Visor’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Visor or any of its Subsidiaries to terminate employment with Visor or any of its Subsidiaries within the next twelve (12) months.

4.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, Visor is, and since March 31, 2012, has been, in compliance with all Healthcare Laws applicable to Visor and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Visor is being, and has been since March 31, 2012, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Visor and, to Visor’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since March 31, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Visor, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Visor Material Adverse Effect. Visor has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Visor under any Healthcare Law.

(b) Visor holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Visor Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Visor Material Adverse Effect. Visor has fulfilled and performed all of its obligations with respect to each Visor License and is in material compliance with all terms and conditions of each Visor License, and, to Visor’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Visor License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Visor Material Adverse Effect. Visor has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Visor License from the FDA or other Governmental Body relating to Visor or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other

Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Visor has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Visor-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Visor nor, to Visor’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Visor-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since March 31, 2012, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Visor Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Visor’s Knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Visor recall any of its Products. There are no recalls of any of Visor’s Products contemplated by Visor or pending. Since March 31, 2012, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Visor’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth on Section 4.20(f) of the Visor Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Visor.

(g) Visor is not the subject of any pending or, to Visor’s Knowledge, threatened investigation regarding Visor or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Visor nor to Visor’s Knowledge, any officer, employee, agent or distributor of Visor has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Visor nor, to Visor’s Knowledge, any officer, employee, agent or distributor of Visor, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to Visor’s Knowledge, threatened, against Visor or, to Visor’s Knowledge, any of its directors, officers, employees or agents.

4.21 Brokerage. Other than Leerink Partners LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Visor. Union has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Visor, together with all amendments, waivers or other changes thereto.

4.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Visor for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Visor Shareholders, or at the time of the Visor Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Visor Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Visor makes no representation or warranty with respect to any information supplied by or to be supplied by Union that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Visor in writing by Union specifically for use therein.

4.23 Board Approval; Vote Required.

(a) The Visor Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Visor and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declare this Agreement advisable and (iii) recommended that the shareholders of Visor approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Visor Shareholder Approval, the resolution to issue new Visor Shares to former Union Shareholders and the implementation of the Certificate of Incorporation, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24 Opinion. Prior to the execution of this Agreement, the Visor Board has received the written opinion from Leerink Partners LLC (and has provided a copy of such opinion to Union), as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Visor Shares and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.25 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE VISOR DISCLOSURE LETTER), VISOR MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND VISOR HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH UNION’S INVESTIGATION OF VISOR, UNION HAS RECEIVED FROM OR ON BEHALF OF VISOR CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF VISOR AND CERTAIN BUSINESS PLAN INFORMATION OF VISOR. VISOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Covenants of Union.

(a) Except (i) as set forth in Section 5.01(a) of the Union Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Visor (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), Union and its Subsidiaries shall conduct the business and operations of Union and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Union shall promptly notify Visor (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Union that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Union Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Union of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b) Except as contemplated hereby or as set forth on Section 5.01(b) of the Union Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Union shall not and shall not permit any of its Subsidiaries, without the prior written consent of Visor (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Union Options or Union Restricted Shares with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Union solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital, or

(C) in connection with Union’s payment of an individual’s taxes related to the exercise of a Union Option or vesting of a Union Restricted Share award;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Union or any of its Subsidiaries; (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Union Shares in respect of any exercise of Union Options outstanding on the date hereof; (B) for transactions solely between or among Union and its wholly-owned Subsidiaries; or (C) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Union Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Union’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Union or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Union Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Union;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Union or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Union’s capital expenditure plan included in Section 5.01(b)(vii) of the Union Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $100,000 in any single instance or $500,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Union’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements; or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Visor and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $100,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $100,000 in any single instance or $500,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Union or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Union or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Union or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Union or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Union or any of its Subsidiaries;

(xv) other than in the ordinary course of business, enter into any Contract or waive, release, or assign any rights or claims under, or renew, modify or terminate, any Union Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Union or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Union and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.01(b).

5.02 Covenants of Visor.

(a) Except (i) as set forth in Section 5.02(a) of the Visor Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Union (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Visor and its Subsidiaries shall conduct the business and operations of Visor and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Visor shall promptly notify Union (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Visor that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Visor Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Visor of the conditions contained in Section 7.03(a) or Section 7.03(b).

(b) Except as contemplated hereby or as set forth on Section 5.02(b) of the Visor Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Visor shall not and shall not permit any of its Subsidiaries, without the prior written consent of Union (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Visor Options, Visor Restricted Shares or Visor Warrants with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Visor solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital, or

(C) in connection with Visor’s payment of an individual’s taxes related to the exercise of a Visor Option or vesting of a Visor Restricted Share award;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Visor or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Visor Shares in respect of any exercise of Visor Options outstanding on the date hereof, (B) for transactions solely between or among Visor and its wholly-owned Subsidiaries or (C) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Visor Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Visor’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Visor or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Visor Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Visor, except as permitted pursuant to subsection (v) below;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as necessary to maintain its continued listing on NASDAQ (and if necessary for such purpose, such action shall not be deemed to violate any other provision of this Agreement);

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Visor or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Visor’s capital expenditure plan included in Section 5.02(b)(vii) of the Visor Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $100,000 in any single instance or $500,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Visor’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Visor and its Subsidiaries (including the Surviving Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $100,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $100,000 in any single instance or $500,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Visor or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Visor or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Visor or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Visor or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Visor or any of its Subsidiaries;

(xv) other than in the ordinary course of business, enter into any Contract or waive, release or assign any rights or claims under, or renew, modify or terminate, any Visor Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Visor or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Visor and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01 Investigation.

(a) Each of Union and Visor shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding Union and its Subsidiaries, as Visor may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Visor and its Subsidiaries, as Union may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither Union nor Visor nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Visor or Union, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02 Registration Statement and Proxy Statement for Shareholder Approval. As soon as practicable, and in any event within forty (40) Business Days following the execution of this Agreement, (A) Visor and Union shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Visor Recommendation and Union Recommendation (unless, in either case, a Visor Adverse Recommendation Change or a Union Adverse Recommendation Change, as applicable, has occurred), and (B) Visor shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Visor Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Visor shall use its commercially reasonable efforts, and Union shall reasonably cooperate with Visor in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Visor and Union shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Visor shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Visor Shares pursuant to this Agreement, and each party shall furnish all information concerning Union, Visor and the holders of capital stock of Union and Visor, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Visor, or with respect to the Joint Proxy Statement shall be made by Union, Visor or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Visor shall advise Union, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Visor Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Visor and Union shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Union or Visor, or any of their respective affiliates, officers or directors, is discovered by Union or Visor which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Visor Shareholders or Union Shareholders, as applicable.

6.03 Shareholders’ Meetings.

(a) Union shall take all action necessary in accordance with applicable Law and Union Organizational Documents to duly give notice of, convene and hold a meeting of Union Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Union Shareholders’ Meeting”). Subject to Section 6.04(b) and 6.04(c), Union will, through the Union Board, recommend that Union Shareholders adopt this Agreement and will use commercially reasonable efforts to solicit from Union Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of Union Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(b) Visor shall take all action necessary in accordance with applicable Law and Visor Organizational Documents to duly give notice of, convene and hold a meeting of the Visor Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Visor Shareholder Approval (the “Visor Shareholders’ Meeting”). Subject to Section 6.04(e) and 6.04(f), Visor will, through the Visor Board, recommend that the Visor Shareholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions and will use commercially reasonable efforts to solicit from the Visor Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Visor Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(c) Union and Visor shall use their commercially reasonable efforts to hold the Union Shareholders’ Meeting and the Visor Shareholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

6.04 Non-Solicitation.

(a) Union agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Union shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Union; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Union or any of its Subsidiaries or afford access to the properties, books or records of Union or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Union or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Union (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Union shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Visor and its Affiliates) conducted heretofore by Union or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Union will promptly discontinue access by any Person (other than Visor and its Affiliates) to any data room (virtual or otherwise) established by Union or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Union shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Union or any Subsidiary thereof since December 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Union Shareholder Approval, Union and the Union Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) Union receives a written Acquisition Proposal with respect to Union from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Union Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Union; provided, that Union may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to Union with respect to confidentiality than the terms of the Confidentiality Agreement (including with any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and sends a copy of such Agreement to Visor promptly following its execution. Nothing contained in this Section 6.04 shall prohibit Union or the Union Board from taking and disclosing to Union Shareholders a position with respect to an Acquisition Proposal with respect to Union pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Union Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the Union Shareholders; provided, that this sentence shall not permit the Union Board to make a Union Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).

(b) Neither the Union Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Visor or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Visor or Merger Sub), the approval, recommendation or declaration of advisability by the Union Board or any such committee of the transactions contemplated by this Agreement; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Union or (iii) fail to reaffirm or re-publish the Union Recommendation within five (5) Business Days of being requested by Visor to do so (any action described in this sentence being referred to as a “Union Adverse Recommendation Change”). For the avoidance of doubt, a change of Union Recommendation to “neutral” is a Union Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining Union Shareholder Approval, and subject to Union’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Union that has not been withdrawn and did not result from a breach of Section 6.04(a), the Union Board may make a Union Adverse Recommendation Change; provided, however, that unless the Union Shareholders’ Meeting is scheduled to occur within the next ten (10) Business Days, Union shall not be entitled to exercise its right to make a Union Adverse Recommendation Change in response to a Superior Proposal with respect to Union (x) until five (5) Business Days after Union provides written notice to Visor advising Visor that the Union Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Visor irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Union Board determines in good faith, after good faith negotiations between Union and Visor (if such negotiations are requested by Visor) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Union and its shareholders as the Superior Proposal and (z) unless the Union Board determines that the failure to make a Union Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c) Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining Union Shareholder Approval, in connection with any Intervening Event, the Union Board may make a Union Adverse

Recommendation Change, after the Union Board (i) determines in good faith that the failure to make such Union Adverse Recommendation Change would be a breach of its fiduciary duties to the shareholders of Union, (ii) determines in good faith that the reasons for making such Union Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Union and (iii) provides written notice to Visor (a “Union Notice of Change”) advising Visor that the Union Board is contemplating making a Union Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Union Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Union Board may not make such a Union Adverse Recommendation Change until the fifth Business Day after receipt by Visor of a Union Notice of Change and (y) during such five (5) Business Day period, at the request of Visor, Union shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Union Board not to make such Union Adverse Recommendation Change, consistent with its fiduciary duties.

(d) Visor agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Visor shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Visor; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Visor or any of its Subsidiaries or afford access to the properties, books or records of Visor or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Visor or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to an Acquisition Proposal with respect to Visor (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Visor shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Union and its Affiliates) conducted heretofore by Visor or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Visor shall promptly discontinue access by any Person (other than Union and its Affiliates) to any data room (virtual or otherwise) established by Visor or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Visor shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Visor or any Subsidiary thereof since December 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Visor Shareholder Approval, Visor and the Visor Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Visor receives a written Acquisition Proposal with respect to Visor from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Visor Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Visor; provided, that Visor may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Visor rather than Union). Nothing contained in this Section 6.04 shall prohibit Visor or the Visor Board from taking and disclosing to the Visor Shareholders a position with respect to an Acquisition Proposal with respect to Visor pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Visor Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided, that this sentence shall not permit the Visor Board to make a Visor Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).

(e) Neither the Visor Board nor any committee thereof shall directly or indirectly (1) withhold, withdraw (or amend, qualify or modify in a manner adverse to Union) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Union), the approval, recommendation or declaration of advisability by the Visor Board or any such committee of the transactions contemplated by this Agreement including the issuance of Visor Shares in the Merger; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Visor or (iii) fail to reaffirm or re-publish the Visor Recommendation within five (5) Business Days of being requested by Union to do so (any action described in this sentence being referred to as a “Visor

Adverse Recommendation Change”). For the avoidance of doubt, a change of Visor Recommendation to “neutral” is a Visor Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Visor Shareholder Approval, and subject to Visor’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Visor that has not been withdrawn and did not result from a breach of Section 6.04(d), the Visor Board may make a Visor Adverse Recommendation Change; provided, however, that unless the Visor Shareholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Visor shall not be entitled to exercise its right to make a Visor Adverse Recommendation Change in response to a Superior Proposal with respect to Visor (x) until five (5) Business Days after Visor provides written notice to Union advising Union that the Visor Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Union irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Visor Board determines in good faith, after good faith negotiations between Visor and Union (if such negotiations are requested by Union) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Visor and its shareholders as the Superior Proposal and (z) unless the Visor Board determines that the failure to make a Visor Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f) Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Visor Shareholder Approval, in connection with any Intervening Event, the Visor Board may make a Visor Adverse Recommendation Change after the Visor Board (i) determines in good faith that the failure to make such Visor Adverse Recommendation Change would be a breach of its fiduciary duties, (ii) determines in good faith that the reasons for making such Visor Adverse Recommendation Change are independent and unrelated to any pending Acquisition Proposal with respect to Union and (iii) provides written notice to Union (a “Visor Notice of Change”) advising Union that the Visor Board is contemplating making a Visor Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Visor Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Visor Board may not make such a Visor Adverse Recommendation Change until the fifth Business Day after receipt by Union of the Visor Notice of Change and (y) during such five (5) Business Day period, at the request of Union, Visor shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Visor Board not to make such Visor Adverse Recommendation Change, consistent with its fiduciary duties.

(g) The parties agree that in addition to the obligations of Union and Visor set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, Union or Visor, as applicable, shall advise Visor or Union, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Union or Visor, as applicable, shall promptly provide to Visor or Union, respectively, copies of any written materials received by Union or Visor, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Union and Visor agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. Union and Visor shall keep Visor and Union, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Union and Visor agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.

6.05 Regulatory Approvals; Additional Agreements.

(a) In the event that the transactions contemplated by this Agreement require a filing to be made under the HSR Act in order to comply with such act, then within twenty (20) Business Days of the date that the parties mutually determine in good faith that such a filing is required Union and Visor each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date (if any) that Union and Visor mutually determined in good faith that any documents are required to be filed with any Governmental Body pursuant to the merger notification or control Laws of applicable foreign jurisdictions with respect to the transactions contemplated by this Agreement, then each party shall use commercially reasonable efforts to file all such other documents.

(b) Visor and Union each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Visor nor Union shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give (to the extent feasible and appropriate) the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the transactions contemplated by this Agreement.

(c) Each of Union and Visor shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Visor and Union shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Union or Visor or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

6.06 Employee and Labor Matters.

(a) With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of Union or its Subsidiaries as of the Effective Time (the “Union Employees”) and to individuals who are employees of Visor or its Subsidiaries as of the Effective Time (the “Visor Employees” and, together with Union Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, Union and Visor have agreed that, consistent with the current practices of Union and Visor, the Surviving Company and Visor shall seek, after the Effective Time, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective.

(b) For all purposes under the employee benefit plans of Visor and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each Union Employee shall be credited with his or her years of service with Union and its Subsidiaries before the Effective Time for purposes of vesting, benefits eligibility and level of benefits, and each Visor Employee shall be credited with his or her years of service with Visor and its Subsidiaries before the Effective Time for such purposes, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Union Plan or Visor Plan, as applicable; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits or (ii) to the extent Union Employees and Visor Employees are equally affected without regard to whether employment before the Effective Time was with Union and its Subsidiaries or Visor and its Subsidiaries (for example, in the event a New Plan is adopted for Employees under which no participants receive credit for service before the effective date of the New Plan).

(c) Visor and Union shall take all actions necessary or desirable to cause (i) each Visor Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable at the Effective Time and to remain exercisable for the remainder of its term and (ii) each Visor Restricted Share that is outstanding immediately prior to the Effective Time to become fully vested and free of any forfeiture restrictions at the Effective Time. Visor shall provide Union with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 6.06(c).

(d) No person, including any Union Employee or Visor Employee (or dependent thereof), is a third party beneficiary of any term of this Section 6.06. Nothing herein expressed or implied shall confer upon any Union Employee or Visor Employee or any other employee, former employee, leased employee, independent contractor or consultant of Union or Visor or their respective Subsidiaries any right s or remedies, including the right to employment or continued employment with Visor or the Surviving Company for any specified period, under or by reason of this Agreement. The provisions of this Section 6.06 shall not be construed to prevent the amendment or termination of any particular Union Plan, Visor Plan or New Plan. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Union Plan, Visor Plan or New Plan, and no person participating in any such plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

6.07 Indemnification of Officers and Directors.

(a) From and after the Effective Time, each of Visor and the Surviving Company agrees that it shall, as applicable, indemnify, defend and hold harmless, in such scope and amount as was provided by Union immediately prior to the Effective Time, each present and former director, officer and employee of Union, each present and former director, member of the board of directors, officer and employee of any of Union’s Subsidiaries and any fiduciary under any Union Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of Union or a member of the board of directors, officer, employee or fiduciary of any of its Subsidiaries or a fiduciary under any Union Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the extent and in accordance with the procedures that Union would have under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person, and Visor or the Surviving Company shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the extent and in accordance with the procedures that Union or its applicable Subsidiary would have under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable organizational documents of a Subsidiary or Union Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Visor nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Company shall cooperate in the defense of such matter. The parties agree that this Section 6.08(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, or Union Plan in effect on the date of this Agreement and disclosed to either party prior to the execution hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

(b) From and after the Effective Time, Visor shall, and shall cause the Surviving Company to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Union or its Subsidiaries as provided in their respective Organizational Documents or in any agreement to which Union or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Company or any Subsidiary of Union shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under a Union Plan who become directors, officers, employees or fiduciaries under a Visor Plan shall be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Visor Plan. From and after the Effective Time, Visor shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08.

(c) The Surviving Company shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time for the Persons who, as of the date of this Agreement, are covered by Union’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Union’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Company (or its successor) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Union’s existing policies as of the date of this Agreement; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by Union’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Union’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to Union’s D&O Insurance.

(d) If Visor or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Visor or the Surviving Company shall assume all of the obligations set forth in this Section 6.07.

(e) The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Union or the comparable documents of any of Union’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Visor prior to the execution hereof, and Visor shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by Union or any of its Subsidiaries in effect on the date of this Agreement and disclosed to Visor prior to the execution hereof.

6.08 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Visor and Union shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Union Adverse Recommendation Change or a Visor Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04 of this Agreement. No provision of this Agreement shall prohibit either Union or Visor from issuing any press release or public statement in the event of a Union Adverse Recommendation Change or a Visor Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04 of this Agreement.

6.09 NASDAQ Listing of Additional Shares. Visor shall, in accordance with the requirements of the NASDAQ Stock Market LLC, file with the NASDAQ Stock Market LLC a Listing of Additional Shares Notice covering the Visor Shares to be issued to Union Shareholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.10 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Visor and Union and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.11 Section 16. Visor shall, prior to the Effective Time, cause the Visor Board to approve the issuance of Visor Shares in connection with the Merger with respect to any employees of Union who, as a result of their relationship with Visor as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Union Board shall approve the disposition of Union equity securities (including derivative securities) in connection with the Merger by those directors and officers of Union subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.12 Ticker Symbol. Visor shall seek the approval of the NASDAQ Stock Market LLC to change the ticker symbol for its shares listed on the NASDAQ Capital Market to “CGNT” upon the Effective Time.

6.13 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Visor shall be amended and restated so as to read in their entirety as set forth on Exhibit A, including that Visor’s name shall be changed to “Cogentix Medical, Inc.,” and, as amended, shall be the certificate of incorporation of Visor until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

6.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Union, directly or indirectly, the right to control or direct Visor’s operations or give Visor, directly or indirectly, the right to control or direct Union’s operations prior to the Effective Time. Prior to the Effective Time, each of Union and Visor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The obligations of Visor and Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Visor and Union of the following conditions:

(a) The approvals required by clauses (i), (ii), (iii), (v), (vi) and (vii) of the definition of Visor Shareholder Approval shall have been attained;

(b) The Union Shareholder Approval shall have been attained;

(c) No provision of any applicable Law and no decree, injunction or order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby;

(d) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking a stop order been initiated or, to Visor’s Knowledge or Union’s Knowledge, as the case may be, be threatened by the SEC or any securities administrator of any state or country;

(e) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any mandatory waiting period or required consent under any other applicable competition or antitrust Law or regulation shall have expired or been obtained, except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to Union and Visor, taken as a whole; and

(f) There shall be no Action pending against Visor, Merger Sub or Union or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; or (iii) seeking to impose any criminal sanctions or liability on Visor, Merger Sub or Union in connection with the Merger.

7.02 Conditions to Visor’s and Merger Sub’s Obligations. The obligation of Visor and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (i) Each of the representations and warranties of Union contained in ARTICLE 3 (other than the representations and warranties contained in Section 3.02 and Section 3.03) that is (1) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (2) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (2) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties contained in Section 3.02 and Section 3.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 3.03 de minimis in accuracies);

(b) Union shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Union shall have delivered to Visor each of the following:

(i) a certificate of Union executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Union Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the articles of incorporation of Union and (B) a certificate of good standing from the Secretary of State of the State of Minnesota dated within five (5) Business Days of the Closing Date; and

(e) The Voting Agreement with the Union Shareholders set forth on Schedule 1 remains in effect and has not been terminated, amended, modified or repudiated.

7.03 Conditions to Union’s Obligations. The obligations of Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (i) Each of the representations and warranties of Visor and Merger Sub contained in ARTICLE 4 (other than the representations and warranties contained in Section 4.02 and Section 4.03) that is (1) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (2) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (2) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties contained in Section 4.02 and Section 4.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 4.03 de minimis in accuracies);

(b) Each of Visor and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Visor shall have delivered to Union each of the following:

(i) a certificate of Visor executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by each of the Visor Board and Merger Sub Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the Visor Organizational Documents (including the certificate of incorporation as amended and restated pursuant to this Agreement); (B) a certified copy of the Merger Sub Organizational Documents and (C) certificates of good standing in their respective jurisdictions of organization, or their equivalents, dated within five (5) Business Days of the Closing Date;

(e) The Voting Agreement with the Visor Shareholders set forth on Schedule 1 remains in effect and has not been terminated, amended, modified or repudiated;

(f) All required action shall have been taken so that as of the Effective Time, the certificate of incorporation of Visor shall be amended as set forth on Exhibit A;

(g) Visor shall have filed with the NASDAQ the Listing of Additional Shares Notice with respect to the Visor Shares issued or issuable pursuant to this Agreement, and such Visor Shares shall have been approved and authorized for listing on the NASDAQ;

(h) The approvals required by clause (iv) of the definition of Visor Shareholder Approval shall have been attained;

(i) Visor shall have increased the number of Visor Shares available for issuance pursuant to equity-based awards under the Visor Plans if requested by Union as contemplated in clause (ii) of the fifth recital; and

(j) The Visor Convertible Debt and Warrant Amendments have not been terminated, amended, modified or repudiated, and will automatically become effective without any further action by Visor or Mr. Pell at the Effective Time.

7.04 Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Visor and Union;

(b) by Visor, if:

(i) at any time prior to the Effective Time, if any of Union’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Union’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 would not be satisfied, and such breach is (A) is incapable of being cured by Union or (B) shall not have been cured within forty-five (45) days of receipt by Union of written notice of such breach describing in reasonable detail such breach;

(ii) If the Union Board or any committee thereof (A) shall make a Union Adverse Recommendation Change, (B) shall not include the Union Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Union to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii);

(iii) if Union materially breaches Section 6.04 or

(iv) at any time prior to obtaining Visor Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Visor has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Visor pays to Union in immediately available funds the Termination Fee required to be paid by Section 8.03(b);

(c) by Union, if:

(i) at any time prior to the Effective Time, any of Visor’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Visor’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Visor or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Visor of written notice of such breach describing in reasonable detail such breach;

(ii) if the Visor Board or any committee thereof (A) shall make a Visor Adverse Recommendation Change, (B) shall not include the Visor Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Visor to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(c)(ii);

(iii) if Visor materially breaches Section 6.04 or the Visor Convertible Debt and Warrant Amendments have been terminated, amended, modified or repudiated; or

(iv) at any time prior to obtaining Union Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Union has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Union pays to Visor in immediately available funds the Termination Fee and Expenses required to be paid by Section 8.03(b);

(d) by either Visor or Union if:

(i) the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with Section 6.04, Section 6.03 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(ii) the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on September 30, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to Visor or Union if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii) the required approval of Union Shareholders contemplated hereby at the Union Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to Union where the failure to obtain the required approval of Union Shareholders shall have been caused by the action or failure to act of Union and such action or failure to act constitutes a material breach by Union of this Agreement;

(iv) the required approval of the Visor Shareholders contemplated hereby at the Visor Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Visor where the failure to obtain the required approval of the Visor Shareholders shall have been caused by the actions or failure to act of Visor and such action or failure to act constitutes a material breach by Visor of this Agreement or

(v) more than 10% of the issued and outstanding Union Shares shall be Union Dissenting Shares.

8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03 and ARTICLE 9 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or fraud.

8.03 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Union pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or (ii) this Agreement is terminated by Visor pursuant to Section 8.01(b)(iv), then Visor shall pay to Union (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Union’s right to receive the one-time payment of the Termination Fee and the Expenses from Visor as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Union against Visor or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Union pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or by Visor pursuant to Section 8.01(b)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Visor’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Visor be required to pay the Termination Fee or the Expenses on more than one occasion.

(b) In the event that (i) this Agreement is terminated by Visor pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or (ii) this Agreement is terminated by Union pursuant to Section 8.01(c)(iv), then Union shall pay to Visor (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Visor’s right to receive the one-time payment of the Termination Fee and the Expenses from Union as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Visor against Union or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or by Union pursuant to Section 8.01(c)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Union be required to pay the Termination Fee or the Expenses on more than one occasion.

(c) In the event that, prior to the Union Shareholders’ Meeting, an Acquisition Proposal with respect to Union is publicly proposed or publicly disclosed and this Agreement is terminated by Visor or Union pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii), then Union shall pay to Visor the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. Visor’s right to receive the one-time payment of the Expenses from Union as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to Visor against Union or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor or Union pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) In the event that, prior to the Visor Shareholders’ Meeting, an Acquisition Proposal with respect to Visor is publicly proposed or publicly disclosed and this Agreement is terminated by Visor or Union pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv), then Visor shall pay to Union the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. Union’s right to receive the one-time payment of the Expenses from Visor as provided in this Section 8.03(d) shall be the sole and exclusive remedy available to Union against Visor or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Visor or Union pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Expenses, none of Union’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) As used in this Agreement, “Termination Fee” shall mean $1,500,000. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $2,000,000.

(f) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Union nor Visor would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for the payment set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the Non-Defaulting Party under this Section 8.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01 Expenses. Except as otherwise expressly provided herein, Visor and Merger Sub, on the one hand, and Union, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses)

in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Union Shareholders or Visor Shareholders) if, and only if, such amendment or waiver is in writing and signed by Visor, Union and Merger Sub; provided, however, that after the receipt of Union Shareholder Approval or Visor Shareholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of Union Shareholders or Visor Shareholders without the further approval of such shareholders.

9.03 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05 Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Union Disclosure Letter and the Visor Disclosure Letter) and the Voting Agreements constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement for two (2) years. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06 Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09 No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Visor, Union and Merger Sub agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Visor and Merger Sub prior to the Closing Date:

40 Ramland Road
Orangeburg, New York 19062
Facsimile: (845) 365-0620
Attention:	Howard Zauberman, President & CEO
Email:	howard.zauberman@visionsciences.com

with copies (which shall not constitute notice) to:

Royer Cooper Cohen Braunfeld LLC
101 West Elm Street, Suite 220
Conshohocken, PA 19428
Facsimile:	(484) 362-2630
Attention:	Neil A. Cooper, Esq.
Email:	ncooper@rccblaw.com

and

Prior to the Closing Date

40 Ramland Road
Orangeburg, New York 19062
Facsimile:	(845) 818-3956
Attention:	Aaron J. Polak, General Counsel and Corporate Secretary
Email:	Ajp@aaronpolaklaw.com

From and after the Closing Date

Aaron J. Polak, Esq. P.C.
525 South Sydbury Lane
Wynnewood PA 19096
Facsimile:	(845) 818-3956
Attention:	Aaron J. Polak
Email:	Ajp@aaronpolaklaw.com

Notices to Union:

5420 Feltl Road
Minnetonka, MN 55343
Facsimile:	(952) 426-6152
Attention:	Brett Reynolds
Email:	Brett.Reynolds@uroplasty.com

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	William E. McDonald, Esq.
Brett R. Hanson, Esq.
Email:	wmcdonald@oppenheimer.com
bhanson@oppenheimer.com

9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Union, Visor or Merger Sub in accordance with their specific terms or were otherwise breached by Union, Visor or Merger Sub. It is accordingly agreed that (i) Union shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Visor or Merger Sub and to enforce specifically the terms and provisions hereof against Visor or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which Union are entitled at law or in equity, without posting any bond or other undertaking and (ii) Visor and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Union and to enforce specifically the terms and provisions hereof against Union in any court having jurisdiction, this being in addition to any other remedy to which Visor or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Union nor Visor would enter into this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Union:

UROPLASTY, INC.

By:	/s/ Robert Kill
	Name:	Robert Kill
	Title:	President, Chief Executive Officer and Chairman of the Board

Visor:

VISION-SCIENCES, INC.

By:	/s/ Howard Zauberman
	Name:	Howard Zauberman
	Title:	President and Chief Executive Officer

Merger Sub:

VISOR MERGER SUB LLC

By:	/s/ Howard Zauberman
	Name:	Howard Zauberman
	Title:	President

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is made and entered into as of December 21, 2014, by and between Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”), and the undersigned shareholders (each a “Shareholder” and, collectively, the “Shareholders”) of Uroplasty, Inc., a Minnesota corporation (“Uroplasty”) as identified on Schedule A hereto.

A. Concurrently with the execution and delivery of this Agreement, Uroplasty, Vision-Sciences, and Visor Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Vision-Sciences (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, which provides for, among other things, upon the terms and subject to the conditions set forth therein, a business combination between Uroplasty and Vision-Sciences, by means of a merger of Uroplasty with and into Merger Sub (the “Merger”);

B. As of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of Common Stock, par value $0.01 per share (the “Uroplasty Shares”) of Uroplasty set forth opposite such Shareholder’s name on Schedule A hereto; and

C. In connection with the Merger and concurrently with the entry by Uroplasty, Vision-Sciences and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of Vision-Sciences to enter into the Merger Agreement and incur the obligations set forth therein, each of the Shareholders has agreed to grant Vision-Sciences an irrevocable proxy to vote the Shareholder’s Uroplasty Shares in favor of the adoption of the Merger Agreement and the approval of the terms thereof and other transactions contemplated by the Merger Agreement.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
Definitions

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified person, a person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this Agreement, with respect to a Shareholder, “Affiliate” does not include Uroplasty or the persons that directly, or indirectly through one or more intermediaries, are controlled by Uroplasty. For the avoidance of doubt, no officer or director of Uroplasty will be deemed an Affiliate of another officer or director of Uroplasty by virtue of his or her status as an officer or director of Uroplasty.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a person include securities Beneficially Owned by (i) all Affiliates of such person, and (ii) all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a person that has Beneficial Ownership of such securities.

“Person or person” has the meaning ascribed thereto in the Merger Agreement.

“Subject Shares” means, with respect to a Shareholder, without duplication, (i) the Uroplasty Shares owned by such Shareholder on the date hereof as described on Schedule A, and (ii) any additional Uroplasty Shares acquired by such Shareholder or over which such Shareholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants, convertible notes, any other security exercisable for or convertible into Uroplasty Shares or otherwise. Without limiting the other provisions of this Agreement, in the event that Uroplasty changes the number of Uroplasty Shares issued and outstanding prior to the Expiration Date, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

ARTICLE II.
Covenants of Shareholder

2.1 Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to Vision-Sciences a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable during the period prior to the Effective Time to the extent provided in Minnesota Business Corporation Act, with respect to the Subject Shares referred to therein.

2.2 Agreement to Vote.

(a) At any meeting of the shareholders of Uroplasty held prior to the Expiration Date, however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the shareholders of Uroplasty given or solicited prior to the Expiration Date, each Shareholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of the adoption of the Merger Agreement, and any actions required in furtherance thereof, and (ii) against any Acquisition Proposal (other than the Merger), including any Superior Proposal, against any amendment of Uroplasty’s articles of incorporation or bylaws or any other proposal or transaction involving Uroplasty, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any capital stock of Uroplasty, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Uroplasty under the Merger Agreement.

(b) Each Shareholder will not enter into any agreement with any person (other than Vision-Sciences) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by such Shareholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.

2.3 Revocation of Proxies; Cooperation. Each Shareholder agrees as follows:

(a) Each Shareholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and each Shareholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, each Shareholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Uroplasty), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b) Each Shareholder will (i) use all reasonable efforts to cooperate with Uroplasty and Vision-Sciences in connection with the transactions contemplated by the Merger Agreement, and (ii) provide any information reasonably requested by Uroplasty or Vision-Sciences for any regulatory application or filing sought for such transactions.

2.4 No Solicitation. Each Shareholder acknowledges that Uroplasty is subject to the non-solicitation prohibitions set forth in Section 6.04 of the Merger Agreement and that the Shareholder has read and understands the terms thereof. Between the date hereof and the Expiration Date, each Shareholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee affiliate, advisor, attorney, accountant or associate of the Shareholder or those of its subsidiaries to, directly or indirectly, take any action, in its or their capacity as a shareholder of Uroplasty, that Uroplasty is prohibited from taking pursuant to Section 6.04 of the Merger Agreement.

2.5 No Transfer of Subject Shares; Publicity. Each Shareholder agrees that:

(a) Each Shareholder (i) will not Transfer or agree to Transfer (other than Transfer to Uroplasty) any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares, (ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling the Shareholder from performing any of its material obligations hereunder. Notwithstanding the foregoing, each Shareholder may Transfer and agree to Transfer any of the Subject Shares; provided that each person to which any such Subject Shares are Transferred has (x) executed a counterpart of this Agreement and a Proxy in the form attached hereto as Exhibit A (with such modifications as Vision-Sciences may reasonably request), and (y) agreed in writing to hold such Subject Shares subject to all of the terms and conditions set forth in this Agreement.

(b) Unless required by applicable Law or permitted by the Merger Agreement, each Shareholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Vision-Sciences in each instance.

2.6 Waiver of Appraisal and Dissenters’ Rights. Each Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger by virtue of ownership of the Uroplasty Shares.

ARTICLE III.
Representations, Warranties and Additional Covenants of Shareholder

Each Shareholder represents, warrants and covenants to Vision-Sciences that:

3.1 Ownership. Each Shareholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of Vision-Sciences Beneficially Owned by such Shareholder. Each Shareholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

3.2 Authority and Non-Contravention.

(a) Each Shareholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity. Each Shareholder has all necessary legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Assuming due authorization, execution and delivery of this Agreement by Vision-Sciences, this Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Each Shareholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Body for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder. No consent of each Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

(d) Neither the execution and delivery of this Agreement by each Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which it or any of the Subject Shares are bound, or violate any permit of any Governmental Body, or any applicable Law or order to which such Shareholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by the Shareholder of its obligations hereunder.

(e) Each Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.

3.3 Total Shares. Except as set forth on Schedule A, each Shareholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Uroplasty Shares or any securities convertible into or exchangeable or exercisable for Uroplasty Shares.

3.4 Reliance. Each Shareholder understands and acknowledges that Vision-Sciences is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE IV.
Representations, Warranties and Covenants of Vision-Sciences

Vision-Sciences represents, warrants and covenants to each Shareholder that, assuming due authorization, execution and delivery of this Agreement by such Shareholder, this Agreement constitutes the legal, valid and binding obligation of Vision-Sciences, enforceable against Vision-Sciences in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Vision-Sciences has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Vision-Sciences of this Agreement and the consummation by Vision-Sciences of the transactions contemplated hereby have been duly and validly authorized by Vision-Sciences and no other corporate proceedings on the part of Vision-Sciences are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vision-Sciences.

ARTICLE V.
Term and Termination

This Agreement will become effective upon its execution by the Shareholders and Vision-Sciences. This Agreement and each Proxy will terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Article 8 thereof, or (c) written notice by Vision-Sciences to the Shareholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Expiration Date”). The termination of this Agreement will relieve each Shareholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, Article VI of this Agreement shall survive any termination hereof.

ARTICLE VI.
General Provisions

6.1 Action in Shareholder Capacity Only. Each Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Shareholder’s capacity as a director or officer of Uroplasty. Nothing herein will limit or affect each Shareholder’s ability to act as an officer or director of Uroplasty.

6.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Vision-Sciences or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares.

All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to each Shareholder, and neither Vision-Sciences nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Uroplasty or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

6.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:If to Vision-Sciences, to:

30 Ramland Road
Orangeburg, New York 19062
Facsimile:	(845) 365-0620
Attention:	Howard Zauberman, President & CEO
Email:	howard.zauberman@visionsciences.co; and

Attention:	Aaron J. Polak, Esq.
General Counsel and Corporate Secretary
Facsimile	845-818-3956
Email:	ajp@aaronpolaklaw.com

with copies (which shall not constitute notice) to:

Royer Cooper Cohen Braunfeld LLC
101 West Elm Street, Suite 220
Conshohocken, PA 19428
Facsimile:	(484) 362-2630
Attention:	Neil A. Cooper, Esq.
Email:	ncooper@rccblaw.com

If to a Shareholder, to such Shareholder’s address set forth on Schedule A,

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, consent, waiver or communication shall be confirmed by the same being sent by certified or registered mail.

6.4 Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Shareholder hereby agrees that Uroplasty and Vision-Sciences may publish and disclose in the Registration Statement and Joint Proxy Statement (including all documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Uroplasty and/or Vision-Sciences with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Shareholder agrees to notify Vision-Sciences promptly of any additional shares of capital stock of Uroplasty of which such Shareholder becomes the record or beneficial owner after the date of this Agreement.

6.5 Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This

Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

6.6 Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.8 No Third-Party Rights. Each Shareholder may not assign any of his or her rights or delegate any of its obligations under this Agreement without the prior written consent of Vision-Sciences, except as permitted pursuant to Section 2.5(a) hereof. Vision-Sciences may not assign any of its rights or delegate any of its obligations under this Agreement with respect to each Shareholder without the prior written consent of such Shareholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of each Shareholder and the successors and permitted assigns of Vision-Sciences. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

6.9 Enforcement of Agreement. Each Shareholder acknowledges and agrees that Vision-Sciences could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Shareholder could not be adequately compensated by monetary damages. Accordingly, each Shareholder agrees that, (a) he or she will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Vision-Sciences may be entitled, at law or in equity, Vision-Sciences will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

6.11 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

6.12 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 6.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

6.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

6.15 Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

Vision-Sciences:	Vision-Sciences, Inc.

	By:	/s/ Howard Zauberman
Name: Howard Zauberman
Title: President and Chief Executive Officer
SHAREHOLDERS:

/s/ Robert Kill
	Name:	Robert Kill

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)
By:	/s/ Brett Reynolds
Name:	Brett Reynolds

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)
/s/ Darin Hammers
Name:	Darin Hammers

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)

SHAREHOLDERS:

/s/ Kenneth Paulus
	Name:	Kenneth Paulus

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)
/s/ Kevin Roche
Name:	Kevin Roche

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)
/s/ James Stauner
Name:	James Stauner

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)
/s/ Sven Wehrwein
Name:	Sven Wehrwein

Additional Signature (if held jointly):

(If held jointly)

(Printed full name)

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is made and entered into as of December 21, 2014, by and between Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), and the undersigned stockholders (each a “Stockholder” and, collectively, the “Stockholders”) of Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”) as identified on Schedule A hereto.

A. Concurrently with the execution and delivery of this Agreement, Uroplasty, Vision-Sciences, and Visor Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Vision-Sciences (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, which provides for, among other things, upon the terms and subject to the conditions set forth therein, a business combination between Uroplasty and Vision-Sciences, by means of a merger of Uroplasty with and into Merger Sub (the “Merger”);

B. As of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of Common Stock, par value $0.01 per share (the “Vision-Sciences Shares”) of Vision-Sciences set forth opposite such Stockholder’s name on Schedule A hereto; and

C. In connection with the Merger and concurrently with the entry by Uroplasty, Vision-Sciences and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of Uroplasty to enter into the Merger Agreement and incur the obligations set forth therein, each of the Stockholders has agreed to grant Uroplasty an irrevocable proxy to vote the Stockholder’s Vision-Sciences Shares in favor of the adoption of the Merger Agreement and the approval of the terms thereof and other transactions contemplated by the Merger Agreement.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
Definitions

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified person, a person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this Agreement, with respect to a Stockholder, “Affiliate” does not include Vision-Sciences or the persons that directly, or indirectly through one or more intermediaries, are controlled by Vision-Sciences. For the avoidance of doubt, no officer or director of Vision-Sciences will be deemed an Affiliate of another officer or director of Vision-Sciences by virtue of his or her status as an officer or director of Vision-Sciences.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a person include securities Beneficially Owned by (i) all Affiliates of such person, and (ii) all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a person that has Beneficial Ownership of such securities.

“Person or person” has the meaning ascribed thereto in the Merger Agreement.

“Subject Shares” means, with respect to a Stockholder, without duplication, (i) the Vision-Sciences Shares owned by such Stockholder on the date hereof as described on Schedule A, and (ii) any additional Vision-Sciences Shares acquired by such Stockholder or over which such Stockholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants, convertible notes, any other security exercisable for or convertible into Vision-Sciences Shares or otherwise. Without limiting the other provisions of this Agreement, in the event that Vision-Sciences changes the number of Vision-Sciences Shares issued and outstanding prior to the Expiration Date as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

ARTICLE II.
Covenants of Stockholder

2.1 Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Uroplasty a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable during the period prior to the Effective Time to the extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”), with respect to the Subject Shares referred to therein.

2.2 Agreement to Vote.

(a) At any meeting of the stockholders of Vision-Sciences held prior to the Expiration Date, however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of Vision-Sciences given or solicited prior to the Expiration Date, each Stockholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) to approve the issuance of Vision-Sciences Shares in connection with the Merger pursuant to the existing designation of the Vision-Sciences Board to issue Vision-Sciences Shares; (ii) if and to the extent specified in the Merger Agreement, to increase the number of Vision-Sciences Shares available for issuance pursuant to equity-based awards under the Vision-Sciences Plans; (iii) to adopt the proposal of the Vision-Sciences Board to amend and restate Vision-Sciences’ certificate of incorporation, including increasing the number of authorized shares and any name change contemplated thereby; (iv) in favor of the adoption of the Merger Agreement, and any actions required in furtherance thereof; (v) to appoint the nominees for the Vision-Sciences Board as set forth in Schedule 2.15 of the Merger Agreement; and (vi) against any Acquisition Proposal (other than the Merger), including any Superior Proposal, against any amendment of Vision-Sciences’ certificate of incorporation or bylaws or any other proposal or transaction involving Vision-Sciences, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any capital stock of Vision-Sciences, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Vision-Sciences under the Merger Agreement.

(b) Each Stockholder will not enter into any agreement with any person (other than Uroplasty) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by such Stockholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.

2.3 Revocation of Proxies; Cooperation. Each Stockholder agrees as follows:

(a) Each Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and each Stockholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, each Stockholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Uroplasty), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b) Each Stockholder will (i) use all reasonable efforts to cooperate with Uroplasty and Vision-Sciences in connection with the transactions contemplated by the Merger Agreement, and (ii) provide any information reasonably requested by Uroplasty or Vision-Sciences for any regulatory application or filing sought for such transactions.

2.4 No Solicitation. Each Stockholder acknowledges that Vision-Sciences is subject to the non-solicitation prohibitions set forth in Section 6.04 of the Merger Agreement and that the Stockholder has read and understands the terms thereof. Between the date hereof and the Expiration Date, each Shareholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee affiliate, advisor, attorney, accountant or associate of the Shareholder or those of its subsidiaries to, directly or indirectly, take any action, in its or their capacity as a shareholder of Vision-Sciences, that Vision-Sciences is prohibited from taking pursuant to Section 6.04 of the Merger Agreement.

2.5 No Transfer of Subject Shares; Publicity. Each Stockholder agrees that:

(a) Each Stockholder (i) will not Transfer or agree to Transfer (other than Transfer to Vision-Sciences) any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares, (ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling the Stockholder from performing any of its material obligations hereunder. Notwithstanding the foregoing, each Stockholder may Transfer and agree to Transfer any of the Subject Shares; provided that each person to which any such Subject Shares are Transferred has (x) executed a counterpart of this Agreement and a Proxy in the form attached hereto as Exhibit A (with such modifications as Uroplasty may reasonably request), and (y) agreed in writing to hold such Subject Shares subject to all of the terms and conditions set forth in this Agreement.

(b) Unless required by applicable Law or permitted by the Merger Agreement, each Stockholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Uroplasty in each instance.

2.6 Waiver of Appraisal and Dissenters’ Rights. Each Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger by virtue of ownership of the Vision-Sciences Shares.

ARTICLE III.
Representations, Warranties and Additional Covenants of Stockholder

Each Stockholder represents, warrants and covenants to Uroplasty that:

3.1 Ownership. Each Stockholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of Vision-Sciences Beneficially Owned by such Stockholder. Each Stockholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

3.2 Authority and Non-Contravention.

(a) Each Stockholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity. Each Stockholder has all necessary legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Assuming due authorization, execution and delivery of this Agreement by Uroplasty, this Agreement has been duly and validly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Each Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Body for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder. No consent of each Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

(d) Neither the execution and delivery of this Agreement by each Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder is a party or by which it or any of the Subject Shares are bound, or violate any permit of any Governmental Body, or any applicable Law or order to which such Stockholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by the Stockholder of its obligations hereunder.

(e) Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.

3.3 Total Shares. Except as set forth on Schedule A, each Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Vision-Sciences Shares or any securities convertible into or exchangeable or exercisable for Vision-Sciences Shares.

3.4 Reliance. Each Stockholder understands and acknowledges that Uroplasty is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV.
Representations, Warranties and Covenants of Uroplasty

Uroplasty represents, warrants and covenants to each Stockholder that, assuming due authorization, execution and delivery of this Agreement by such Stockholder, this Agreement constitutes the legal, valid and binding obligation of Uroplasty, enforceable against Uroplasty in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Uroplasty has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Uroplasty of this Agreement and the consummation by Uroplasty of the transactions contemplated hereby have been duly and validly authorized by Uroplasty and no other corporate proceedings on the part of Uroplasty are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Uroplasty.

ARTICLE V.
Term and Termination

This Agreement will become effective upon its execution by the Stockholders and Uroplasty. This Agreement and each Proxy will terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Article 8 thereof, or (c) written notice by Uroplasty to the Stockholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Expiration Date”). The termination of this Agreement will relieve each Stockholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, Article VI of this Agreement shall survive any termination hereof.

ARTICLE VI.
General Provisions

6.1 Action in Stockholder Capacity Only. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Stockholder’s capacity as a director or officer of Vision-Sciences. Nothing herein will limit or affect each Stockholder’s ability to act as an officer or director of Vision-Sciences.

6.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Uroplasty or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to each Stockholder, and neither Uroplasty nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Vision-Sciences or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

6.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:

If to Uroplasty, to:

5420 Feltl Road
Minnetonka, MN 55343
Facsimile:	(952) 426-6152
Attention:	Brett Reynolds
Email:	Brett.Reynolds@uroplasty.com

with copies (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	William E. McDonald, Esq.
Brett R. Hanson, Esq.
Email:	wmcdonald@oppenheimer.com
bhanson@oppenheimer.com

If to a Stockholder, to such Stockholder’s address set forth on Schedule A,

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, consent, waiver or communication shall be confirmed by the same being sent by certified or registered mail.

6.4 Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Stockholder hereby agrees that Uroplasty and Vision-Sciences may publish and disclose in the Registration Statement and Joint Proxy Statement (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the

Registration Statement or in any other filing made by Uroplasty and/or Vision-Sciences with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Stockholder agrees to notify Uroplasty promptly of any additional shares of capital stock of Vision-Sciences of which such Stockholder becomes the record or beneficial owner after the date of this Agreement.

6.5 Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

6.6 Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.8 No Third-Party Rights. Each Stockholder may not assign any of his or her rights or delegate any of its obligations under this Agreement without the prior written consent of Uroplasty, except as permitted pursuant to Section 2.5(a) hereof. Uroplasty may not assign any of its rights or delegate any of its obligations under this Agreement with respect to each Stockholder without the prior written consent of such Stockholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of each Stockholder and the successors and permitted assigns of Uroplasty. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

6.9 Enforcement of Agreement. Each Stockholder acknowledges and agrees that Uroplasty could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Stockholder could not be adequately compensated by monetary damages. Accordingly, each Stockholder agrees that, (a) he or she will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Uroplasty may be entitled, at law or in equity, Uroplasty will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

6.11 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

6.12 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 6.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

6.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

6.15 Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

UROPLASTY:		UROPLASTY, INC.

	By:	/s/ Robert Kill
Name: Robert Kill
Title: President, Chief Executive Officer and
Chairman of the Board

STOCKHOLDERS:

/s/ David W. Anderson
Name: David W. Anderson

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ Mark Landman
Name: Mark Landman

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ Katsumi Oneda
Name: Katsumi Oneda

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

STOCKHOLDERS:

/s/ Jitendra Patel
Name: Jitendra Patel

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ Cheryl Pegus
Name: Cheryl Pegus

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ Lewis C. Pell
Name: Lewis C. Pell

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ John Rydzewski
Name: John Rydzewski

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

STOCKHOLDERS:

/s/ Gary Siegel
Name: Gary Siegel

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

/s/ Howard Zauberman
Name: Howard Zauberman

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

Annex D

December 19, 2014

Board of Directors
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, MN 55343

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Uroplasty, Inc., a Minnesota corporation (the “Company”), of the Exchange Ratio (as defined below), pursuant to a draft of the Agreement and Plan of Merger, dated as of December 19, 2014 (the “Agreement”), to be entered into among the Company, Vision-Sciences, Inc., a Delaware corporation (the “Acquiror”), and Visor Merger Sub LLC (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Merger Sub, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, Merger Sub or any direct or indirect wholly-owned subsidiary of Acquirer or the Company, or shares of Common Stock held by shareholders who properly exercise dissenters’ rights, will be converted into the right to receive 3.6331 shares of common stock, par value $0.01 per share, of the Acquiror (the shares of common stock of the Aquiror being “Acquiror Common Stock” and the Acquiror Common Stock issuable at the ratio specified above being the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated December 19, 2014; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company; (iv) reviewed and analyzed certain forecasted pro forma financial information relating to the consolidated business, earnings, cash flow, assets and liabilities of the Acquiror following completion of the Merger (the “Combined Company”) that were furnished to us by the Company; (v) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) through (iv) above, as well as the Acquiror’s business and prospects before and after giving effect to the Merger; (vi) reviewed the current and historical reported prices and trading activity of Company Common Stock, the Acquiror Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vii) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; (viii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (ix) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company, the Acquiror and the Combined Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will have the tax consequences described in the recitals to the Agreement. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company, the Acquiror or the Combined Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or the Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion and will be credited against the fee for financial advisory services. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided investment banking services to companies in which one or more of the significant shareholders of the Company have an affiliate relationship. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company or any other terms contemplated by the Agreement. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex E

December 19, 2014

The Board of Directors
Vision-Sciences, Inc. 40
Ramland Road
Orangeburg, NY 10962

Members of the Board of Directors:

We understand that Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences” or the “Company”), Visor Merger Sub, Inc., a Delaware limited liability company and a wholly-owned Subsidiary of Vision-Sciences (“Merger Sub”), and Uroplasty, Inc., a Minnesota corporation (“Uroplasty” or the “Target”) are proposing to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”), pursuant to which Uroplasty will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of common stock, $0.01 par value per share, of Uroplasty (“Uroplasty Common Stock”) outstanding immediately prior to the time as of which the Merger becomes effective shall be converted solely into the right to receive 3.6331 shares (the “Exchange Ratio”) of common stock, $.01 par value per share, of Vision-Sciences (“Vision Common Stock”), plus nominal consideration in lieu of fractional shares. The terms and conditions of the proposed Merger are set out more fully in the Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

You have requested our opinion (our “Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio to the Company. This letter and our Opinion have been authorized by our Fairness Opinion Review Committee.

We have been engaged by the Company to act as financial advisor to the Company in connection with the proposed Merger and we will receive a fee from the Company for providing such services, a substantial portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We are a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, we and our affiliates may, in the future, provide commercial and investment banking services to the Company, the Target or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Company, the Target or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Leerink Partners has adopted policies and procedures to establish and maintain the independence of Leerink Partners' research departments and personnel. As a result, Leerink Partners' research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and the proposed Merger and other participants in the Merger that differ from the views of Leerink Partners' investment banking personnel.

In connection with our Opinion, we have reviewed and considered such financial and other information as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement, dated December 12, 2014;
(ii)	certain financial and other business information of the Company and the Target furnished to us by the managements of the Company and the Target, respectively;
(iii)	certain periodic reports and other publicly available information regarding the Company and the Target;

(iv)	comparisons of certain publicly available financial and stock market data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Uroplasty; and
(v)	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this letter and our Opinion.

In addition, we held discussions with members of senior management and representatives of the Company and Uroplasty concerning the matters described in clauses (ii), (iii) and (v) above, as well as the businesses and prospects of the Company and Uroplasty.

In conducting our review and analysis and in arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us, or publicly available. We have not undertaken any responsibility for independently verifying, and did not independently verify, the accuracy, completeness or reasonableness of any such information. With respect to financial forecasts and other information for the Company and Uroplasty that were provided to us and that we have reviewed, we have been advised, and we have assumed, with your consent, that such forecasts and other information have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of the Company and Uroplasty as to the future financial condition and performance of the Company and Uroplasty and the other matters covered thereby. We express no opinion with respect to such forecasts and other information or the estimates or assumptions upon which they are based.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company or Uroplasty, nor have we been furnished with such materials. We have made no independent investigation of any legal, accounting or tax matters relating to the Company or Uroplasty, and have assumed the correctness of all legal, accounting and tax advice given to the Company and Uroplasty.

For purposes of rendering our Opinion, we have assumed in all respects material to our analysis, that the Exchange Ratio was determined through arm's-length negotiations between the Company and Uroplasty, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without material alteration or waiver thereof, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis and that all conditions to the consummation of the proposed Merger will be satisfied without waiver thereof or material alteration to the terms of the proposed Merger. We have also assumed, with your consent, that the final form of the Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed, with your consent, that any historical financial statements of the Company and Uroplasty reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have further assumed, with your consent, that as of the date hereof, there has been no material adverse change in the Company's or the Target's assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to us which change has not been disclosed to us prior to the date hereof.

We do not express any opinion as to (i) the value of any employment agreement or other arrangement entered into in connection with the proposed Merger, (ii) any tax or other consequences that might result from the proposed Merger, (iii) the fairness of the consideration to be received by the shareholders of Uroplasty in the Merger, or (iv) the fairness to the Company of any related party transactions occurring in connection with, or contemporaneous with, the Merger. . Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Exchange Ratio or with respect to the fairness of any such compensation.

Our Opinion relates solely to the fairness of the Exchange Ratio to the Company, and our Opinion does not address the Company's underlying business decision to proceed with or effect the Merger or any other term, aspect or implication of the proposed Merger or any other agreement or arrangement entered into in connection with the proposed Merger. We have not been requested to opine as to, and this letter and our Opinion do not in any manner address, the fairness of the Merger or the Exchange Ratio to the holders of Vision-Sciences Common Stock or of any other securities or creditors or any other constituency of the Company. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Uroplasty or the ability of the Company or Uroplasty to pay its obligations when they come due. In addition, this letter and our Opinion do not address any legal or accounting matters, as to which we understand that the Company has obtained such advice as it has deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of Vision-Sciences Common Stock actually will be when issued pursuant to the Merger or the prices at which shares of Vision-Sciences Common Stock or Uroplasty Common Stock may trade at any time.

Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

It is understood that this letter and our Opinion are intended for the benefit and use of the Board of Directors of the Company in its consideration of the proposed Merger. This letter and our Opinion do not constitute a recommendation of the Merger to the Board of Directors of the Company nor do they constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise. A copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Leerink Partners LLC

LEERINK PARTNERS LLC

Annex F

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VISION-SCIENCES, INC.

VISION-SCIENCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That, in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and directing that said amendment be considered for approval by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation.

SECOND: That, in accordance with Section 242 of the DGCL, the stockholders of the Corporation duly approved the proposed amendment at a special meeting of the stockholders of the Corporation by a majority of the outstanding stock entitled to vote thereon.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the FIRST Article of the Corporation’s Amended and Restated Certificate of Incorporation be amended and restated to read in full as follows:

FIRST. The name of the Corporation is:

Cogentix Medical, Inc.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The effective date of said amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be the date it is filed with the Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this __ day of ____________, 2015.

Vision-Sciences, Inc.

By:
Howard I. Zauberman President and Chief Executive Officer
ATTEST:

Aaron J. Polak, Esq. General Counsel and Corporate Secretary

F-1

Annex G

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VISION-SCIENCES, INC.

VISION-SCIENCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That, in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and directing that said amendment be considered for approval by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation.

SECOND: That, in accordance with Section 242 of the DGCL, the stockholders of the Corporation duly approved the proposed amendment at a special meeting of the stockholders of the Corporation by a majority of the outstanding stock entitled to vote thereon.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of the FOURTH Article of the Corporation’s Amended and Restated Certificate of Incorporation be amended by inserting a new paragraph 5 at the end thereof to read in full as follows:

5.    REVERSE SPLIT. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[*] reverse stock split of the Common Stock shall become effective, pursuant to which each [*] shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 par value per share. The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder otherwise would be entitled as a result of the Reverse Stock Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of Common Stock as of the Effective Time which shall be equal to a proportional interest of the value of a whole share based on the closing sale price of the Common Stock on The NASDAQ Capital Market on the day of the Effective Time.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The effective date of said amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be the date it is filed with the Secretary of State.

*	A whole number between four (4) and six (6) as determined by Vision’s board of directors in its sole discretion.

G-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this __ day of ____________, 2015.

Vision-Sciences, Inc.

By:
Howard I. Zauberman President and Chief Executive Officer
ATTEST:

Aaron J. Polak, Esq. General Counsel and Corporate Secretary

G-2

Annex H

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VISION-SCIENCES, INC.

VISION-SCIENCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That, in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and directing that said amendment be considered for approval by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation.

SECOND: That, in accordance with Section 242 of the DGCL, the stockholders of the Corporation duly approved the proposed amendment at a special meeting of the stockholders of the Corporation by a majority of the outstanding stock entitled to vote thereon.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the FOURTH Article of the Corporation's Amended and Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) two hundred seventy-five million (275,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) five-million (5,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions of the Board of Directors providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

H-1

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The effective date of said amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be the date it is filed with the Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this __ day of ____________, 2015.

Vision-Sciences, Inc.

By:
Howard I. Zauberman President and Chief Executive Officer
ATTEST:

Aaron J. Polak, Esq. General Counsel and Corporate Secretary

H-2

Annex I

COGENTIX MEDICAL, INC.
2015 OMNIBUS INCENTIVE PLAN

COGENTIX MEDICAL, INC.
2015 OMNIBUS INCENTIVE PLAN

1.    Purpose of Plan.

The purpose of this Plan is to advance the interests of the Company and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company.

2.    Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1    “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2    “Annual Award Limit” or “Annual Awards Limits” have the meaning set forth in Section 4.4.

2.3    “Annual Performance Cash Awards” has the meaning set forth in Section 10.1 of this Plan.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or their nominee.

2.6    “Cause” means (a) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (b) any unlawful or criminal activity of a serious nature, (c) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (d) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary.

2.7    “Cash-Based Award” means an Incentive Award made pursuant to this Plan that is denominated and paid in cash.

2.8    “Change in Control” means an event described in Section 17.1 of this Plan.

2.9    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.10    “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (b) “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted) and (c) “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in this Plan.

2.11    “Common Stock” means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.5 of this Plan.

2.12    “Company” means Cogentix Medical, Inc., a Delaware corporation, and any successor thereto as provided in Section 23.6 of this Plan.

2.13    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.15    “Director” means a member of the Board.

2.16    “Director Fees” means any compensation payable by the Company in the form of cash to a Non-Employee Director for service as a Non-Employee Director on the Board or any committee of the Board as may be approved from time to time by the Board, excluding expense allowances, reimbursements and insurance premiums paid to or on behalf of such Non-Employee Directors.

2.17    “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.18    “Effective Date” means [______], 2015 or such later date as this Plan is initially approved by the Company’s stockholders.

2.19    “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.20    “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.22    “Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.23    “Full Value Award” means an Incentive Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Common Stock.

2.24    “Good Reason” has the meaning set forth in Section 17.2 of this Plan.

2.25    “Grant Date” means the date an Incentive Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.26    “Incentive Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, Annual Performance Cash Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.27    “Incentive Award Agreement” means either: (a) a written or electronic (as provided in Section 23.8) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Incentive Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 23.8) statement issued by the Company to a Participant describing the terms and provisions of such an Incentive Award, including any amendment or modification thereof.

2.28    “Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.29    “Individual Performance Goals” has the meaning set forth in Section 10.4 of this Plan.

2.30    “Individual Performance Participants” has the meaning set forth in Section 10.4 of this Plan.

2.31    “Maximum Payout” has the meaning set forth in Section 10.3 of this Plan.

2.32    “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.33    “Non-Employee Director” means a Director who is not an Employee.

2.34    “Non-Employee Director Award” means any Non-Statutory Stock Option, Stock Appreciation Right or Full Value Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.35    “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 11.1 of this Plan.

2.36    “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.37    “Other Cash-Based Award” means an Incentive Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

2.38    “Other Stock-Based Award” means an equity-based or equity-related Incentive Award not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

2.39    “Participant” means an Eligible Recipient who receives one or more Incentive Awards under this Plan.

2.40    “Participation Factor” has the meaning set forth in Section 10.2 of this Plan.

2.41    “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

2.42    “Performance-Based Compensation” means compensation under an Incentive Award that is intended to satisfy the requirements of Section 162(m) of the Code for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan will be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.43    “Performance Goals” mean with respect to any applicable Incentive Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Incentive Award Agreement.

2.44    “Performance Measure Element” has the meaning set forth in Section 13.1 of this Plan.

2.45    “Performance Measures” mean: (a) with respect to any Incentive Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Section 13.1 of this Plan on which the Performance Goals are based and which measures are approved by the Company’s stockholders pursuant to this Plan in order to qualify Incentive Awards as Performance-Based Compensation; and (b) with respect to any other Incentive Award, any performance measures as determined by the Committee in its sole discretion and set forth in the applicable Incentive Award Agreement for purposes of determining the applicable Performance Goal.

2.46    “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Incentive Award.

2.47    “Plan” means the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan, as may be amended from time to time.

2.48    “Plan Year” means the Company’s fiscal year.

2.49    “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Incentive Award.

2.50    “Prior Plans” mean the Uroplasty, Inc. 2002 Employee Stock Option Plan, the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, the Vision-Sciences, Inc. 2000 Stock Incentive Plan, the Vision-Sciences, Inc. 2003 Director Option Plan and the Vision-Sciences, Inc. 2007 Stock Incentive Plan (in each case, as they may have been amended).

2.51    “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.52    “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.53    “Retirement,” unless otherwise defined in the Incentive Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Subsidiary, means “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age fifty-five (55) with the present intention to leave the Company’s industry or to leave the general workforce.

2.54    “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.55    “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the grant price of such shares under the terms of such Stock Appreciation Right.

2.56    “Stock-Based Award” means any equity-based or equity-related Incentive Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards denominated or payable in shares of Common Stock and Other Stock-Based Awards.

2.57    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.58    “Target Payout” has the meaning set forth in Section 10.2 of this Plan.

2.59    “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.    Plan Administration.

3.1    The Committee.    The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Incentive Award granted under this Plan.

3.2    Authority of the Committee.    In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a)    To designate the Eligible Recipients to be selected as Participants;

(b)    To determine the nature and extent of the Incentive Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards, and the form of Incentive Award Agreement, if any, evidencing such Incentive Award;

(c)    To determine the time or times when Incentive Awards will be granted;

(d)    To determine the duration of each Incentive Award;

(e)    To determine the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject;

(f)    To construe and interpret this Plan and Incentive Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Incentive Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(g)    To determine Fair Market Value in accordance with Section 2.22 of this Plan;

(h)    To amend this Plan or any Incentive Award Agreement, as provided in this Plan;

(i)    To adopt subplans or special provisions applicable to Incentive Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which subplans or special provisions may take precedence over other provisions of this Plan;

(j)    To authorize any person to execute on behalf of the Company any Incentive Award Agreement or any other instrument required to effect the grant of an Incentive Award previously granted by the Committee;

(k)    To determine whether Incentive Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l)    Subject to Section 14, to determine whether Incentive Awards will be adjusted for “dividend equivalents,” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Incentive Award held by such Participant; and

(m)    To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3    Delegation.    The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Incentive Awards pursuant to this Plan; and (b) determine the size of any such Incentive Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Incentive Awards granted to an Eligible Recipient who is considered a Covered Employee or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act; (y) the resolution providing such authorization will set forth the type of Incentive Awards and total number of each type of Incentive Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Incentive Awards granted pursuant to the authority delegated.

3.4    No Re-pricing.    Notwithstanding any other provision of this Plan other than Section 4.5, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right in exchange for (A) cash; (B) replacement Options or Stock Appreciation Rights having a lower exercise price; or (C) other Incentive Awards; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.

3.5    Participants Based Outside of the United States.    In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5: (i) to reserve shares of Common Stock or grant Incentive Awards in excess of the limitations provided in Section 4.1; (ii) to effect any re-pricing in violation of Section 3.4; (iii) to grant Options or Stock Appreciation Rights having an exercise price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or the rules of any stock exchange on which shares of Common Stock may be listed for trading.

3.6    Incentive Award Grants to Non-Employee Directors.    Notwithstanding any other provision of this Plan, all grants of Non-Employee Director Awards will only be granted and administered by a Committee comprised solely of members of the Board who are “independent directors” within the meaning of the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted).

4.    Shares Available for Issuance.

4.1    Maximum Number of Shares Available.    Subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be the sum of:

(a)    12,500,000 shares, which include the number of shares that may become issuable in connection with the settlement of performance awards granted effective as of October 1, 2014 under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, which awards were assumed by the Company in connection with the merger of Uroplasty, Inc. with and into a Subsidiary of the Company; and

(b)    the number of shares of Common Stock subject to Incentive Awards outstanding under the Prior Plans as of the Effective Date but only to the extent that such outstanding Incentive Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock.

4.2    Restrictions on Full Value Awards and Incentive Stock Options.    Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan pursuant to Incentive Stock Options will be 12,500,000 shares.

4.3    Accounting for Incentive Awards.    Shares of Common Stock that are issued under this Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that (a) the full number of shares of Common Stock subject to a Stock Appreciation Right granted that are settled by the issuance of shares of Common Stock will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right and (b) the total number of shares of Common Stock remaining available for issuance under this Plan will be reduced by 1.25 shares for each share issued pursuant to a Full Value Award or potentially issuable pursuant to a Full Value Award. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Incentive Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price of Incentive Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.7 will be counted against the shares of Common Stock authorized for issuance under this Plan and will not be available again for grant under this Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Incentive Award will not increase the number of shares available for future grant of Incentive Awards. Any shares of Common Stock related to Incentive Awards granted under this Plan or under any Prior Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, or are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Incentive Awards not involving shares of Common Stock, will be available again for grant under this Plan and correspondingly increase the total number of shares of Common Stock available for issuance under this Plan under Section 4.1 (with such increase in connection with Full Value Awards based on the same ratio specified in clause (a) of the proviso to the first sentence of this Section 4.3).

4.4    Annual Awards Limits.    The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.5, will apply to grants of Incentive Awards unless the Committee specifically determines at the time of grant that an Incentive Award is not intended to qualify as Performance-Based Compensation under this Plan:

(a)    The maximum aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted to any one Participant in any one Plan Year will be 1,000,000 shares.

(b)    The maximum aggregate number of shares of Common Stock subject to Restricted Stock Awards and Restricted Stock Units granted to any one Participant in any one Plan Year will be 1,000,000 shares.

(c)    The maximum aggregate dollar amount or number of shares of Common Stock granted with respect to Performance Awards to any one Participant in any one Plan Year may not exceed $5,000,000 or 1,000,000 shares, determined as of the date of payout.

(d)    The maximum aggregate dollar amount granted with respect to Annual Performance Cash Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

(e)    The maximum aggregate dollar amount granted with respect to Other Cash-Based Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

(f)    The maximum aggregate amount of shares of Common Stock granted with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 1,000,000 shares, determined as of the date of payout.

4.5    Adjustments to Shares and Incentive Awards.

(a)    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2(a) and (b) and the Annual Award Limits set forth in Section 4.4, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Incentive Awards and the exercise price of outstanding Incentive Awards. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan.

(b)    Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2(a) and (b) and the Annual Award Limits in Section 4.4, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

4.6    Restrictions on Vesting.    Notwithstanding anything else herein to the contrary, no shares of Common Stock may be granted under this Plan subject to (a) Stock Appreciation Rights, Restricted Stock Awards or Restricted Stock Units granted to Employees under this Plan solely based on continued service of the Employees that become exercisable more rapidly than ratably over a three (3) year period after the Grant Date, except in connection with the death, Disability or Retirement of an Employee or a Change in Control; or (b) Performance Awards granted to Employees under this Plan with a Performance Period of less than one year, except in connection with the death or Disability of an Employee or a Change in Control.

5.    Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Incentive Award Agreement with the Participant.

6.    Options.

6.1    Grant.    An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

6.2    Incentive Award Agreement.    Each Option grant will be evidenced by an Incentive Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Incentive Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

6.3    Exercise Price.    The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4    Exercisability and Duration.    An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (i) the achievement of one or more of the Performance Goals; or that (ii) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 19, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5    Payment of Exercise Price.

(a)    The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion.

(b)    In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 16 of this Plan.

(c)    For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.6    Manner of Exercise.    An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Incentive Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7.    Stock Appreciation Rights.

7.1    Grant.    An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

7.2    Incentive Award Agreement.    Each Stock Appreciation Right will be evidenced by an Incentive Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3    Grant Price.    The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4    Exercisability and Duration.    A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of an SAR that is exercisable in accordance with its terms is prevented by the provisions of Section 19, the SAR will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such SAR.

7.5    Manner of Exercise.    A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6    Settlement.    Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b)    The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7    Form of Payment.    Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 will be made in accordance with the terms of the applicable Incentive Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

8.    Restricted Stock Awards and Restricted Stock Units.

8.1    Grant.    An Eligible Recipient may be granted one or more Restricted Stock Awards or Restricted Stock Units under this Plan, and such awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Incentive Award Agreement.

8.2    Incentive Award Agreement.    Each Restricted Stock Award or Restricted Stock Unit grant will be evidenced by an Incentive Award Agreement that will specify the type of Incentive Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3    Conditions and Restrictions.    The Committee will impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Restricted Stock Awards or Restricted Stock Units as it deems appropriate, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

8.4    Rights as a Stockholder.    Except as provided in Sections 8.1, 8.5, 8.6 and 18.3 of this Plan, upon a Participant becoming the holder of record of shares of Common Stock issued under a Restricted Stock Award pursuant to this Section 8, the Participant will have all voting, dividend, liquidation and other rights with respect to such shares (other than the right to sell or transfer such shares) as if such Participant were a holder of record of shares of unrestricted Common Stock. A Participant will have no voting, dividend, liquidation and other rights with respect to any Restricted Stock Units granted hereunder.

8.5    Dividends and Distributions.

(a)    Unless the Committee determines otherwise in its sole discretion (either in the Incentive Award Agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or other distributions paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

(b)    Unless the Committee determines otherwise in its sole discretion (either in the Incentive Award Agreement evidencing the Restricted Stock Unit at the time of grant or at any time after the grant of the Restricted Stock Unit), any Restricted Stock Unit shall carry with it a right to “dividend equivalents.” Such right entitles the Participant to be credited with an amount equal to all dividends or other distributions paid on one share of Common Stock while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units and in all cases will be subject to the same conditions and restrictions as the Restricted Stock Units to which they relate.

8.6    Enforcement of Restrictions.    To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7    Lapse of Restrictions; Settlement.    Except as otherwise provided in this Section 8, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Incentive Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Incentive Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8    Section 83(b) Election for Restricted Stock Award.    If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Incentive Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

9    Performance Awards.

9.1    Grant.    An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2    Incentive Award Agreement.    Each Performance Award will be evidenced by an Incentive Award Agreement that will specify the amount of cash, shares of Common Stock or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3    Vesting.    The Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals.

9.4    Form and Timing of Performance Award Payment.    Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Incentive Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth day of the third month immediately following the later of the end of the Company’s fiscal year in which the performance period ends or the end of the calendar year in which the performance period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form of payment of Performance Awards will be set forth in the Incentive Award Agreement pertaining to the grant of the award. Any shares of Common Stock issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

10.    Annual Performance Cash Awards.

10.1    Grant.    Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant to Participants Incentive Awards denominated in cash in such amounts and upon such terms as the Committee may determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (the “Annual Performance Cash Awards”).

10.2    Target Payout.    The target amount that may be paid with respect to an Annual Performance Cash Award (the “Target Payout”) will be determined by the Committee pursuant to Section 13.2 and will be based on a percentage of a Participant’s actual annual base compensation at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the second to last sentence of this paragraph. The Participation Factors, which are intended to reflect a Participant’s level of responsibility, may be up to 150% for any Participant. The Chief Executive Officer may approve modifications to the Participation Factor for any Participant who is not a Covered Employee, if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at less or greater than the Target Payout.

10.3    Maximum Payout.    The Committee also may establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Cash Award of up to 300% of the Target Payout in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

10.4    Individual Performance Goals.    At the time an Annual Performance Cash Award is made, the Committee may provide for an increase in the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3) for selected Participants (“Individual Performance Participants”) to reflect the achievement of individual performance goals (“Individual Performance Goals”) established at that time by the

Committee. The Committee will have the discretion to reduce by an amount up to 100% the amount that would otherwise be paid under the payout formula to an Individual Performance Participant based on the Committee’s evaluation of the individual’s achievement of the Individual Performance Goals.

10.5    Payment.    Payment of any earned Annual Performance Cash Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals and Individual Performance Goals have been achieved and not later than the fifteenth day of the third month immediately following the later of the end of the Company’s fiscal year in which the performance period ends or the end of the calendar year in which the performance period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Annual Performance Cash Award under a Company deferred compensation plan or arrangement.

11.    Non-Employee Director Awards.

11.1    Automatic and Non-Discretionary Awards to Non-Employee Directors.    The Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement.

11.2    Shares in Lieu of Director Fees.    A Non-Employee Director may elect to receive shares of Common Stock in lieu of Director Fees by giving written notice of such election to the Company in a form approved by the Committee. Such an election shall be effective with respect to any such Director Fees payable commencing with the next calendar quarter following the date of the election. An election to receive payment of Director Fees in the form of shares of Common Stock may be revoked only by a subsequent election to receive payment of Director Fees in cash or to defer such Director Fees pursuant to Section 11.3. Such an election shall be effective with respect to Director Fees payable commencing with the next calendar quarter following the date of the election. The number of shares of Common Stock to be paid to a Non-Employee Director pursuant to this Section 11.2 shall be determined by dividing the amount of Director Fees payable by the Fair Market Value of the Common Stock on the date such Director Fees would have been paid in cash but for the Participant’s election to receive payment of such Director Fees in the form of Common Stock. The amount of any fractional share shall be paid in cash.

11.3    Deferral of Incentive Award Payment.    The Committee may permit a Non-Employee Director the opportunity to defer the grant or payment of an Incentive Award pursuant to such terms and conditions as the Committee may prescribe from time to time.

11.4    Composition of Committee.    For purposes of this Section 11, all references to “Committee” in this Section 11 will mean a Committee that consists solely of directors who are “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted).

12.    Other Cash-Based Awards and Other Stock-Based Awards.

12.1    Other Cash-Based Awards.    Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

12.2    Other Stock-Based Awards.    Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Incentive Awards may involve the transfer of actual shares of Common Stock to Participants or payment in cash or otherwise of amounts based on the value of shares, and may include Incentive Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

12.3    Value of Other Cash-Based Awards and Other Stock-Based Awards.    Each Other Cash-Based Award will specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the

Committee. The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Incentive Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

12.4    Payment of Other Cash-Based Awards and Other Stock-Based Awards.    Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Incentive Award, in cash for any Other Cash-Based Award and in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

13.    Performance Measures.

13.1    Performance Measures.    The Performance Goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be limited to one or more specified objective Performance Measures that are based on the following Performance Measure elements (each, a “Performance Measure Element”):

(a)    Sales and Revenue Measure Elements:

(i)	Gross Revenue or Sales
(ii)	Sales Allowances
(iii)	Net Revenue or Net Sales
(iv)	Invoiced Revenue or Sales
(v)	Collected Revenue or Sales
(vi)	Revenues from New Products
(vii)	Bad Debts

(b)    Expense Measure Elements:

(i)	Direct Material Costs
(ii)	Direct Labor Costs
(iii)	Indirect Labor Costs
(iv)	Direct Manufacturing Costs
(v)	Indirect Manufacturing Costs
(vi)	Cost of Goods Sold
(vii)	Sales, General and Administrative Expenses
(viii)	Operating Expenses
(ix)	Non-cash Expenses
(x)	Tax Expense
(xi)	Non-operating Expenses
(xii)	Total Expenses

(c)    Profitability and Productivity Measure Elements:

(i)	Gross Margin
(ii)	Net Operating Income
(iii)	EBITDA (earnings before interest, taxes, depreciation and amortization)
(iv)	EBIT (earnings before interest and taxes)

(v)	Net Operating Income After Taxes (NOPAT)
(vi)	Net Income
(vii)	Net Cash Flow
(viii)	Net Cash Flow from Operations

(d)    Asset Utilization and Effectiveness Measure Elements:

(i)	Cash
(ii)	Excess Cash
(iii)	Accounts Receivable
(iv)	Inventory (WIP or Finished Goods)
(v)	Current Assets
(vi)	Working Capital
(vii)	Total Capital
(viii)	Fixed Assets
(ix)	Total Assets
(x)	Standard Hours
(xi)	Plant Utilization
(xii)	Purchase Price Variance
(xiii)	Manufacturing Overhead Variance

(e)    Debt and Equity Measure Elements:

(i)	Accounts Payable
(ii)	Current Accrued Liabilities
(iii)	Total Current Liabilities
(iv)	Total Debt
(v)	Debt Principal Payments
(vi)	Net Current Borrowings
(vii)	Total Long-term Debt
(viii)	Credit Rating
(ix)	Retained Earnings
(x)	Total Preferred Equity
(xi)	Total Common Equity
(xii)	Total Equity

(f)    Stockholder and Return Measure Elements:

(i)	Earnings per Share (diluted and fully diluted)
(ii)	Stock Price
(iii)	Dividends
(iv)	Shares Repurchased
(v)	Total Return to Stockholders

(vi)	Debt Coverage Ratios
(vii)	Return on Assets
(viii)	Return on Equity
(ix)	Return on Invested Capital
(x)	Economic Profit (for example, economic value added)

(g)    Customer and Market Measure Elements:

(i)	Dealer/Channel Size/Scope
(ii)	Dealer/Channel Performance/Effectiveness
(iii)	Order Fill Rate
(iv)	Customer Satisfaction
(v)	Customer Service/Care
(vi)	Brand Awareness and Perception
(vii)	Market Share
(viii)	Warranty Rates
(ix)	Product Quality
(x)	Channel Inventory

(h)    Organizational and Employee Measure Elements:

(i)	Headcount
(ii)	Employee Performance
(iii)	Employee Productivity
(iv)	Standard Hours
(v)	Employee Engagement/Satisfaction
(vi)	Employee Turnover
(vii)	Employee Diversity

Any Performance Measure Element can be a Performance Measure. In addition, any of the Performance Measure Element(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations) based on the Performance Measure Elements to create a Performance Measure. Any Performance Measure(s) may be used to measure the performance of the Company or Subsidiary as a whole or any division or business unit of the Company, product or product group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate. Any Performance Measure(s) can be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Section 13.1.

13.2    Establishment of Performance Goals.    Any Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be granted, and Performance Goals for such an Incentive Award will be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after twenty-five percent (25%) of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

13.3    Certification of Payment.    Before any payment is made in connection with any Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Incentive Award have been achieved.

13.4    Evaluation of Performance.    The Committee may provide in any such Incentive Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they will be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

13.5    Adjustment of Performance Goals, Performance Periods or other Vesting Criteria.    Subject to Section 13.6, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 3.6 or 4.5(a) hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on Participants under this Plan.

13.6    Adjustment of Performance-Based Compensation.    Incentive Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee will retain the discretion to adjust such Incentive Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

13.7    Committee Discretion.    In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that will not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 13.1.

14.    Dividend Equivalents.

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Incentive Award, to be credited as of dividend payment dates, during the period between the date the Incentive Award is granted and the date the Incentive Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right and further, no dividend or dividend equivalents will be paid out with respect to any unvested Incentive Awards, the vesting of which is based on the achievement of Performance Goals.

15.    Effect of Termination of Employment or Other Service.

15.1    Termination Due to Death or Disability.    Unless otherwise expressly provided by the Committee in its sole discretion in an Incentive Award Agreement, and subject to Sections 15.4 and 15.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability:

(a)    All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will become immediately exercisable and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right);

(b)    All outstanding Restricted Stock Awards held by the Participant as of the effective date of such termination will become fully vested;

(c)    All outstanding but unvested Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Incentive Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Incentive Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Incentive Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee will consider the provisions of Section 15.6 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed; and

(d)    If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be terminated and forfeited; and, if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be paid to the Participant in accordance with the payment terms of such Award.

15.2    Termination Due to Retirement.    Unless otherwise expressly provided by the Committee in its sole discretion in an Incentive Award Agreement, and subject to Sections 15.4 and 15.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement (other than with respect to a Non-Employee Director):

(a)    All outstanding Options (excluding Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such Retirement will, to the extent exercisable as of the date of such Retirement, remain exercisable for a period of one year after the date of such Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such Retirement will be terminated and forfeited;

(b)    All outstanding Restricted Stock Awards held by the Participant as of the effective date of such Retirement that have not vested as of the date of such Retirement will be terminated and forfeited;

(c)    All outstanding but unvested Restricted Stock Units, Performance Awards Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such Retirement will be terminated and forfeited; provided, however, that with respect to any such Incentive Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by reason of Retirement prior to the end of the Performance Period of such Incentive Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Incentive Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee will consider the provisions of Section 15.6 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed; and

(d)    If the effective date of such Retirement is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be terminated and forfeited; and if the effective date of such Retirement is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be paid to the Participant in accordance with the payment terms of such Award.

15.3    Termination for Reasons Other than Death, Disability or Retirement.    Unless otherwise expressly provided by the Committee in its sole discretion in an Incentive Award Agreement, and subject to Sections 15.4 and 15.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement:

(a)    All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited.

(b)    All Restricted Stock Awards held by the Participant as of the effective date of such termination that have not vested as of such termination will be terminated and forfeited;

(c)    All outstanding unvested Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(d)    All outstanding Annual Performance Cash Awards held by a Participant as of the effective date of such termination will be terminated and forfeited.

15.4    Modification of Rights upon Termination.    Notwithstanding the other provisions of this Section 15, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Performance Awards, Annual Performance Cash Awards, Non-Employee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; (b) the Committee may not take any action not permitted pursuant to Section 13.6; (c) the Committee taking any such action relating to Non-Employee Director Awards will consist solely of “independent directors” as defined in the Listing Rules of the NASDAQ Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted); and (d) any such action by the Committee adversely affecting any outstanding Incentive Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.5, 15.6, 17 or 21).

15.5    Determination of Termination of Employment or Other Service.

(a)    The change in a Participant’s status from that of an Employee to that of a Consultant will, for purposes of this Plan, be deemed to result in a termination of such Participant’s employment with the Company and its Subsidiaries, unless the Committee otherwise determines in its sole discretion.

(b)    The change in a Participant’s status from that of a Consultant to that of an Employee will not, for purposes of this Plan, be deemed to result in a termination of such Participant’s service as a Consultant, and such

Participant will thereafter be deemed to be an Employee until such Participant’s employment is terminated, in which event such Participant will be governed by the provisions of this Plan relating to termination of employment or service (subject to paragraph (a) above).

(c)    Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.

(d)    Notwithstanding the foregoing, if payment of an Incentive Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of employment or service, as the case may be.

15.6    Additional Forfeiture Events.

(a)    Effect of Actions Constituting Cause or Adverse Action.    Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 15.6, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Incentive Award Agreements evidencing an Incentive Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Incentive Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to any Incentive Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates upon the vesting of any Incentive Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Incentive Award Agreement, this Section 15.6(a) will not apply to any Participant following a Change in Control.

(b)    Forfeiture of Incentive Awards.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any Incentive Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, all Awards under this Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the Company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award agreement.

16.    Payment of Withholding Taxes.

16.1    General Rules.    The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Incentive Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.

16.2    Special Rules.    The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 16.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

17.    Change in Control.

17.1    Change in Control.    For purposes of this Section 17, a “Change in Control” of the Company will mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (c) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the Effective Date of this Plan, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control will be deemed to have occurred at such time as (x) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors or (y) individuals who constitute the Board on the Effective Date of this Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Board on the Effective Date of this Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be, for purposes of this clause (y), considered as though such person were a member of the Board on the Effective Date of this Plan.

17.2    Good Reason.    For purposes of this Section 17, with respect to any Participant, “Good Reason” will be defined as set forth in any individual agreement applicable to such Participant or, in the case of a Participant who does not have an individual agreement that defines Good Reason, then Good Reason will mean any refusal to accept:

(a)    a material diminution in the Participant’s base compensation, which for purposes of this Plan will mean a reduction of 10% or more in the Participant’s salary plus target bonus;

(b)    discontinuation of eligibility to participate in a material long-term cash or equity award or equity-based grant program (or in a comparable substitute program) in which other Participants at a comparable level are generally eligible to participate;

(c)    any material diminution of authority, duties or responsibilities, including any change in the authority, duties or responsibilities of the Participant that is inconsistent in any material and adverse respect with the Participant’s then-current position(s), authority, duties and responsibilities with the Company or any Subsidiary; provided, however, that “Good Reason” will not be deemed to exist pursuant to this clause (c) solely on account of the Company no longer being a publicly traded entity or solely on account of a change in the reporting relationship of the Participant; or

(d)    a material adverse change in the geographic location at which the Company requires the Participant to be based as compared to the location where the Participant was based immediately prior to the change, which for purposes of this Plan will mean:

(i)	a relocation that results in an increase in the commuting distance from the Participant’s principal residence to his or her new job location of more than 50 miles, or
(ii)	a relocation that requires the Participant to relocate his or her principal residence;

provided, however, that no Incentive Award will be cashed out upon a Participant’s termination of employment or service on account of the occurrence of a Good Reason event or circumstance as defined under the terms of any individual agreement applicable to such Participant or as defined in this Section 17.2 if such termination must be an “involuntary separation from service”, unless the event or circumstances constituting Good Reason also constitute “good reason” as determined under Section 409A of the Code. The payment of any other Incentive Awards in the event of a Participant’s termination of employment or service for Good Reason will be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Notwithstanding the foregoing, however, “Good Reason” will not be deemed to exist as a result of any of the actions stated in clauses (a) or (b) above to the extent that such actions are in connection with an across-the-board change or termination that equally affects at least ninety-five percent (95%) of all Participants. An act or omission will not constitute a “Good Reason” unless the Participant gives written notice to the Company of the existence of such act or omission within ninety (90) days of its initial existence, the Company fails to cure the act or omission within thirty (30) days after the notification, and actual termination of employment or services occurs within two (2) years of the initial existence of the act or omission.

17.3    Acceleration of Vesting.    Without limiting the authority of the Committee under Sections 3.2 and 4.5 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Incentive Award Agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award the following provisions will apply:

(a)    If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such acquiring corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Incentive Awards or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Incentive Awards, then (a) all outstanding Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Subsidiary; (b) all restrictions and vesting requirements applicable to any Incentive Award based solely on the continued service of the Participant will terminate; and (c) all Incentive Awards the vesting or payment of which are based on Performance Goals will vest as though such Performance Goals were fully achieved at target and will become immediately payable; provided, however, that no Incentive Award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Incentive Awards in the event of a Change in Control will be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b)    If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Incentive Awards or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Incentive Awards, then all such Incentive Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan or its successor.

(c)    If (i) a Participant’s employment or other service with the Company and all Subsidiaries is terminated (A) without Cause or Adverse Action or (B) by the Participant for Good Reason, in either case within two (2) years following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control or the Acquiror assumes the outstanding Incentive Awards or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Incentive Awards, then (x) all outstanding Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; (y) all restrictions and vesting requirements applicable to any Incentive Award based solely on the continued service of the Participant will terminate; and (z) all Incentive Awards the vesting or payment of which are based on Performance Goals will vest as though such Performance Goals were fully achieved at target and will become immediately payable; provided, however, that no Incentive Award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the termination of the Participant’s employment or service with the Company and all Subsidiaries following a Change in Control unless such termination also constitutes a “separation from service” and unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Incentive Awards in the event of a Participant’s termination of employment or service with the Company and all Subsidiaries following a Change in Control will be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(d)    If (i) a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause or Adverse Action within two (2) years following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Incentive Awards or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Incentive Awards, then all rights of the Participant under this Plan and any Incentive Award Agreements evidencing an Incentive Award then held by the Participant will terminate and be forfeited without notice of any kind.

17.4    Alternative Treatment of Stock-Based Awards.    In connection with a Change in Control, the Committee in its sole discretion, either in an Incentive Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Incentive Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award will receive for each share of Common Stock subject to such Incentive Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such Change in Control and the purchase price per share, if any, under the Incentive Award, multiplied by the number of shares of Common Stock subject to such Incentive Award (or in which such Incentive Award is denominated); provided that if such product is zero ($0) or less or to the extent that the Incentive Award is not then exercisable, the Incentive Award may be canceled and terminated without payment therefor; provided, however, that no Stock-Based Award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Stock-Based Awards in the event of a Change in Control will be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Common Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Common Stock issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Incentive Award Agreement (other than pursuant to the securities laws) will be deemed to be outstanding shares of Common Stock and receive the same consideration as other outstanding shares of Common Stock in connection with the Change in Control.

17.5    Limitation on Change in Control Payments.    Notwithstanding anything in Section 17.3 or 17.4 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Incentive Award as provided in Section 17.3 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 17.4 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 17.3 or 17.4 will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided further that such payments will be reduced (or acceleration of vesting eliminated) in the following order: (i) options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (ii) pro rata among Incentive Awards that constitute deferred compensation under Section 409A of the Code, and (iii) finally, among the Incentive Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 17.5 will not apply and any “payments” to a Participant pursuant to Section 17.3 or 17.4 will be treated as “payments” arising under such separate agreement; provided such separate agreement may not modify the time or form of payment under any Incentive Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Incentive Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

18.    Rights of Eligible Recipients and Participants; Transferability.

18.1    Employment.    Nothing in this Plan or an Incentive Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

18.2    No Rights to Awards.    No Participant or Eligible Individual will have any claim to be granted any Incentive Award under this Plan.

18.3    Rights as a Stockholder.    Except as otherwise provided herein, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares.

18.4    Restrictions on Transfer.

(a)    Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)    A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c)    Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

18.5    Non-Exclusivity of this Plan.    Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

19.    Securities Law and Other Restrictions.

Notwithstanding any other provision of this Plan or any Incentive Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

20.    Deferred Compensation; Compliance with Section 409A.

(a)    It is intended that all Incentive Awards issued under the Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Incentive Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code.

(b)    Notwithstanding anything in this Section 20 to the contrary, with respect to any Incentive Award subject to Section 409A of the Code, (i) no amendment to or payment under such Incentive Award will be made except and only to the extent permitted under Section 409A of the Code; (ii) if any amount is payable under such Incentive Award upon a termination of employment or service, a termination of employment or service will be treated as having occurred only at such time the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A of the Code; (iii) if any amount is payable under such Incentive Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Section 409A of the Code; (iv) if any amount is payable under such Incentive Award on account of the occurrence of a Change of Control, a Change of Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Section 409A of the Code, and (v) if any amount becomes payable under such Award on account of a Participant’s separation from service at such time as the Participant is a “specified employee” within the meaning of Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the first business day after the earlier of (y) the date that is six months after the date of the Participant’s separation from service or (z) the Participant’s death.

21.    Amendment, Modification and Termination.

21.1    Generally.    Subject to other subsections of this Section 21 and Sections 3.4 and 21.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Incentive Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Incentive Award. The Committee’s power and authority to amend or modify the terms of an outstanding Incentive Award includes the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. The Committee will not have the authority to waive, lapse or accelerate the exercisability or vesting of any Incentive Award held by any Participant who is an Employee, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control, (b) as provided in Section 13.1, or (c) to the extent that the number of Shares covered by such waived, lapsed or accelerated Award (together with the number of Shares covered by all other Incentive Awards, the exercisability or vesting of which previously have been waived, lapsed or accelerated by the Committee under this Plan) do not exceed five percent (5%) of the total number of Shares authorized for Incentive Awards under this Plan.

21.2    Stockholder Approval.    No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Incentive Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Common Stock which may be issued or the aggregate value of Incentive Awards which may be made, in respect of any type of Incentive Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price as set forth in Sections 6.3 and 7.3.

21.3    Incentive Awards Previously Granted.    Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.4, 4.5, 13.5, 15, 17, 20 or 21.4 of this Plan.

21.4    Amendments to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Incentive Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Incentive Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Incentive Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to any Incentive Award granted under this Plan without further consideration or action.

21.5    Non-Employee Director Awards.    Notwithstanding any other provision of this Plan to the contrary, no action may be taken with respect to any outstanding Non-Employee Director Award other than by the Committee, which for such actions will consist solely of “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted).

22.    Effective Date and Duration of this Plan.

The Plan is effective as of the Effective Date. The Plan will terminate at midnight on [______], 2025, and may be terminated prior to such time by Board action. No Incentive Award will be granted after termination of this Plan, but Incentive Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

23.    Miscellaneous.

23.1    Usage.    In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.2    Unfunded Plan.    Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

23.3    Relationship to Other Benefits.    No payment under this Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

23.4    Fractional Shares.    No fractional shares of Common Stock will be issued or delivered under this Plan or any Incentive Award. The Committee will determine whether cash, other Incentive Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

23.5    Governing Law.    Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Incentive Award Agreement, recipients of an Incentive Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Incentive Award Agreement.

23.6    Successors.    All obligations of the Company under this Plan with respect to Incentive Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.7    Construction.    Wherever possible, each provision of this Plan and any Incentive Award Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Incentive Award Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Incentive Award Agreement also will continue to be valid, and the entire Plan and Incentive Award Agreement will continue to be valid in other jurisdictions.

23.8    Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Incentive Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Incentive Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

Annex J

MINNESOTA STATUTES
CORPORATIONS (CH. 300-319B)
CHAPTER 302A. BUSINESS CORPORATIONS
SHARES; SHAREHOLDERS

Current with laws of the 2014 Regular Session

302A.471 Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation;

(f) an amendment of the articles in connection with a combination of a class or series under section302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters’ rights

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Annex K

AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain Convertible Promissory Note dated September 19, 2012 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A. In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B. Pursuant to Section 10.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C. In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2. Extension of Maturity Date. Section 2.3 of the Note is hereby amended and restated to read as follows:

“2.3 “Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3. Interest. Section 3 of the Note is hereby amended in its entirety to provide as follows:

“3. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4. Limitation on Conversion. Section 6.1 of the Note is hereby amended and restated to read as follows:

“6.1A Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 8(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $1.20 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

6.1B Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5. Prepayment. Section 8 of the Note is hereby amended in its entirety to provide as follows:

“8. Prepayment.

(a) The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b) In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c) As used herein:

(i) “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii) “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d) At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 8(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e) Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 8 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6. Subordination. A new Section 9 is added to the Note to provide as follows, and the current Sections 9, 10, 11 and 12 of the Note are renumbered 10, 11, 12 and 13, respectively.

“9. Subordination.

(a) The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b) Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c) If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d) Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7. Effect. This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8. Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:	/s/ Howard Zauberman
Name:	Howard Zauberman
Title:	President and CEO

[Signature Page to Amendment to Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

/s/ Lewis C. Pell
Name: Lewis C. Pell

[Signature Page to Amendment to Convertible Promissory Note]

AMENDMENT TO
ADDITIONAL CONVERTIBLE PROMISSORY NOTE

This Amendment to Additional Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain Additional Convertible Promissory Note dated September 25, 2013 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A. In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B. Pursuant to Section 9.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C. In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2. Extension of Maturity Date. Section 1.3 of the Note is hereby amended and restated to read as follows:

“1.3“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3. Interest. Section 2 of the Note is hereby amended in its entirety to provide as follows:

“2. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4. Limitation on Conversion. Section 5.1 of the Note is hereby amended and restated to read as follows:

“5.1 A Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 7(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $.89 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

5.1B Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5. Prepayment. Section 7 of the Note is hereby amended in its entirety to provide as follows:

“7. Prepayment.

(a) The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b) In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c) As used herein:

(i) “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii) “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d) At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 7(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e) Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 7 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6. Subordination. A new Section 8 is added to the Note to provide as follows, and the current Sections 8, 9, 10 and 11 of the Note are renumbered 9, 10, 11 and 12, respectively.

“8. Subordination.

(a) The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b) Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c) If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d) Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7. Effect. This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8. Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:	/s/ Howard Zauberman
Name:	Howard Zauberman
Title:	President and CEO

[Signature Page to Amendment to Additional Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

/s/ Lewis C. Pell
Name: Lewis C. Pell

[Signature Page to Amendment to Additional Convertible Promissory Note]

AMENDMENT TO
2014 CONVERTIBLE PROMISSORY NOTE

This Amendment to 2014 Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain 2014 Convertible Promissory Note dated June 16, 2014 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A. In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B. Pursuant to Section 9.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C. In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Preamble. The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2. Extension of Maturity Date. Section 1.3 of the Note is hereby amended and restated to read as follows:

“1.3“	Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3. Interest. Section 2 of the Note is hereby amended in its entirety to provide as follows:

“2. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4. Limitation on Conversion. Section 5.1 of the Note is hereby amended and restated to read as follows:

“5.1 A Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 7(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $1.11 per share of Common Stock (as such price shall be adjusted from time to time to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

5.1B Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5. Prepayment. Section 7 of the Note is hereby amended in its entirety to provide as follows:

“7. Prepayment.

(a) The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b) In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c) As used herein:

(i) “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii) “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d) At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 7(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e) Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 7 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6. Subordination. A new Section 8 is added to the Note to provide as follows, and the current Sections 8, 9, 10 and 11 of the Note are renumbered 9, 10, 11 and 12, respectively.

“8. Subordination.

(a) The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b) Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c) If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d) Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7. Effect. This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8. Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:	/s/ Howard Zauberman
Name:	Howard Zauberman
Title:	President and CEO

[Signature Page to Amendment to 2014 Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

/s/ Lewis C. Pell
Name: Lewis C. Pell

[Signature Page to Amendment to 2014 Convertible Promissory Note]

VISION-SCIENCES, INC.

December 21, 2014

Via FedEx

Lewis C. Pell
40 Ramland Road South
Orangeburg, NY 10962

Re:	Extension of Warrants

Dear Mr. Pell,

Reference is made to (a) that certain Common Stock Purchase Warrant, dated November 9, 2009, issued by Vision-Sciences, Inc. (the “Company”) to you for the purchase of 272,727 shares of common stock of the Company (“Common Stock”), (b) that certain Common Stock Purchase Warrant, dated November 9, 2009, issued by the Company to you for the purchase of 378,788 shares of Common Stock, (c) that that certain Common Stock Purchase Warrant, dated September 30, 2011, issued by the Company to you for the purchase of 1,229,105 shares of Common Stock (collectively with the warrants referenced in clause (a) and clause (b), the “Warrants”) and (d) those three (3) certain Amendments to Convertible Promissory Note (collectively the “Loan Amendments”), between you and the Company each dated as of the date hereof.

In consideration for your entry into the Loan Amendments and the amendments to the Warrants hereinafter provided, the Company and you agree that the period during which the Warrants may be exercised is hereby amended to commence on the Holder Conversion Date (as defined in the Loan Amendments) and to end on the later of (i) the Maturity Date (as defined in the Loan Amendments) or (ii) the date that the Loans (as defined in Convertible Promissory Notes amended by the Loan Amendments) are paid in full or converted into shares of Common Stock in accordance with the Loan Amendments. In addition, the Warrants may also be exercised effective immediately prior to the closing of an event constituting a Change of Control (as defined in the Loan Amendments).

Except as otherwise set forth herein, the Warrants remain unmodified and in full force and effect. This letter supersedes and replaces the letter dated September 30, 2011 extending the Warrants referenced in clauses (a) and (b) above.

Please indicate your agreement to the terms of this letter by signing the enclosed copy of this letter where indicated below and returning it to Howard Zauberman at 40 Ramland Road South, Orangeburg, NY 10962.

Yours very truly,

VISION-SCIENCES, INC.

By:	/s/Howard Zauberman
Name:	Howard Zauberman
Title:	President and Chief Executive Officer

Accepted and agreed to as of December 21, 2014

/s/ Lewis C. Pell
Lewis C. Pell

PART II
INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Vision is governed by the DGCL, and section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving or who served at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to the indemnification. These indemnification provisions of the DGCL are not exhaustive.

Article EIGHTH of Vision’s Amended and Restated Certificate of Incorporation, as amended, provides that a director or officer of Vision (a) shall be indemnified by Vision against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Vision) brought against him by virtue of his position as a director or officer of Vision if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of Vision, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Vision against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any action by or in the right of Vision brought against him by virtue of his position as a director or officer of Vision if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Vision, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Vision, unless a court determines that, despite such adjudication but in view of all of the circumstances, such person is fairly and reasonably entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Vision against all expenses (including attorneys’ fees) incurred in connection therewith. In the event Vision does not assume the defense, any expenses shall be advanced by Vision to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made promptly unless Vision determines that the applicable standard of conduct required for indemnification has not been met. If Vision denies a request for indemnification, or if Vision fails to dispose of a request for indemnification within 60 days after such payment is claimed by the indemnitee, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Vision notice of the action for which indemnity is sought and Vision has the right to participate in such action or assume the defense thereof.

Article EIGHTH of Vision’s Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification and advancement of expenses provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, Vision must indemnify those persons to the fullest extent permitted by such law as so amended.

Vision currently maintains liability insurance for its directors and officers. This insurance would be available to Vision’s directors and officers in accordance with the policy terms, conditions, exclusions and limits. The policy covers “Loss” resulting from “Claims” made against the directors and officers during the “Policy Period” for their “Wrongful Acts” (as those terms are defined in the policy). Among other things, the policy covers individual directors and officers in situations where they are not being indemnified by Vision. Typical exclusions apply, including for example where a director or officer has committed illegal adjudicated fraud and the gaining of illegal personal profit.

The merger agreement provides that Vision and the combined company will continue to indemnify, defend and hold harmless each present and former director and officer of Uroplasty and any of Uroplasty’s subsidiaries (collectively, Indemnified Parties), against any costs or expenses, including attorneys’ fees and disbursements, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Uroplasty or any of Uroplasty’s subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Uroplasty would have been permitted under applicable law and its charter documents and bylaws (and, to the extent not contrary to applicable law or its certificate of incorporation, bylaws, and any indemnification agreement) in effect on the date of the merger agreement to indemnify such person. The merger agreement also provides that Vision and the combined company will honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the Indemnified Parties as provided in the charter documents or bylaws of Uroplasty or any of its subsidiaries or in any agreement to which Uroplasty or any of its subsidiaries is a party, which rights will survive the merger and will continue in full force and effect to the extent permitted by law. Pursuant to the merger agreement, the combined company will, in its sole discretion, either (i) continue to maintain in effect for a period of at least six years from and after the effective time of the merger for the persons who, as of the date of the merger agreement, are covered by Uroplasty’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, D&O Insurance), or, if such insurance is unavailable, will purchase, the best available D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Uroplasty’s existing policies; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger with recognized insurance companies for the persons who, as of the date of the merger agreement, are covered by Uroplasty’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Uroplasty’s existing D&O Insurance with respect to matters existing or occurring at or prior to the effective time with respect to Uroplasty’s D & O Insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Vision’s directors, officers pursuant to the foregoing provisions, Vision has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)	Exhibits Index.

See the accompanying Exhibit Index beginning on page II-6 which is incorporated herein by reference.

(b)	Financial Statement Schedules.

The financial statements filed with this registration statement on Form S-4 are set forth in the Index to Uroplasty’s Financial Statements and the Index to Vision’s Financial Statements and are incorporated herein by reference.

Item 22.    Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(c)	The undersigned registrant undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)	The undersigned registrant undertakes as follows:
(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(g)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(h)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orangeburg, State of New York on February 17, 2015.

VISION-SCIENCES, INC.

By	/s/ Howard I. Zauberman
Howard I. Zauberman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Name and Signature	Title	Date

/s/ Howard I. Zauberman	President and Chief Executive Officer	February 17, 2015
Howard I. Zauberman	(principal executive officer)

/s/ Gary Siegel	Vice President, Finance	February 17, 2015
Gary Siegel	(principal financial and accounting officer)

*	Chairman of the Board of Directors	February 17, 2015
Lewis C. Pell

*	Director	February 17, 2015
David Anderson

*	Director	February 17, 2015
Katsumi Oneda

*	Director	February 17, 2015
Dr. Cheryl Pegus

*	Director	February 17, 2015
John J. Rydzewski

*By:	/s/ Howard I. Zauberman
Howard I. Zauberman
Attorney-in-fact

VISION-SCIENCES, INC.
EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-4
EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing
*2.1	Agreement and Plan of Merger dated as of December 21, 2014 by and among Vision-Sciences, Inc., Visor Merger Sub LLC, and Uroplasty, Inc.	Incorporated by reference to Exhibit 2.1 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
3.1	(a) Amended and Restated Certificate of Incorporation of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 3.1 to Vision’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 000-20970)
	(b) Certificate of Amendment to Certificate of Incorporation of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 3.1 to Vision’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 000-20970)
	(c) Certificate of Amendment to Certificate of Incorporation of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 99.2 to Vision’s Current Report on Form 8-K as filed with the SEC on December 15, 2010 (File No. 000-20970)
	(d) Certificate of Amendment to Certificate of Incorporation of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 99.1 to Vision’s Current Report on Form 8-K as filed with the SEC on August 1, 2014 (File No. 000-20970)
3.2	Amended and Restated Bylaws of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 99.2 to Vision’s Current Report on Form 8-K as filed with the SEC on July15, 2009 (File No. 000-20970)
5.1	Opinion of Aaron J. Polak, Esq. regarding validity of the shares of common stock of Vision-Sciences, Inc. registered hereunder	Previously filed
8.1	Opinion of Royer Cooper Cohen Braunfeld LLC regarding certain federal income tax matters	Previously filed
8.2	Opinion of Oppenheimer Wolff & Donnelly LLP regarding certain federal income tax matters	Previously filed
10.1	Common Stock Warrants of Vision-Sciences, Inc. issued to Lewis C. Pell dated November 9, 2009	Incorporated by reference to Exhibit 10.46 to Vision’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 12, 2009 (File No. 000-20970)
10.2	Common Stock Warrants of Vision-Sciences, Inc. issued to Lewis C. Pell dated September 30, 2011	Incorporated by reference to Exhibit 99.2 to Vision’s Current Report on Form 8-K filed on October 4, 2011 (File No. 000-20970)

Exhibit No.	Exhibit	Method of Filing
10.3	Convertible Promissory Note issued by Vision-Sciences, Inc. issued to Lewis C. Pell dated as of September 19, 2012	Incorporated by reference to Exhibit 10.1 to Vision’s Current Report on Form 8-K filed with the SEC on September 20, 2012 (File No. 000-20970)
10.4	Convertible Promissory Note issued by Vision-Sciences, Inc. to Lewis C. Pell dated September 25, 2013	Incorporated by reference to Exhibit 10.1 to Vision’s Current Report on Form 8-K filed with the SEC on September 30, 2013 (File No. 000-20970)
10.5	Restricted Stock Agreement dated November 26, 2013 between Vision-Sciences, Inc. and Howard I. Zauberman	Incorporated by reference to Exhibit 10.2 to Vision’s Current Report on Form 8-K filed with the SEC on November 27, 2013 (File No. 000-20970)
10.6	Convertible Promissory Note issued by Vision-Sciences, Inc. to Lewis C. Pell dated June 16, 2014	Incorporated by reference to Exhibit 99.1 to Vision’s Current Report on Form 8-K filed with the SEC of June 17, 2014 (File No. 000-20970)
10.7	Amendment to Convertible Promissory Note dated December 21, 2014 by and between Vision-Sciences, Inc. and Lewis C. Pell	Incorporated by reference to Exhibit 4.1 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
10.8	Amendment to Additional Convertible Promissory Note dated December 21, 2014 by and between Vision-Sciences, Inc. and Lewis C. Pell	Incorporated by reference to Exhibit 4.2 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
10.9	Amendment to 2014 Convertible Promissory Note dated December 21, 2014 by and between Vision-Sciences, Inc. and Lewis C. Pell	Incorporated by reference to Exhibit 4.3 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
10.10	Letter Agreement dated December 21, 2014 by and between Vision-Sciences, Inc. and Lewis C. Pell regarding extension of warrants	Incorporated by reference to Exhibit 4.4 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
10.11	Lease Agreement between Vision-Sciences, Inc. and 30 Ramland Road LLC dated as of March 23, 2000	Incorporated by reference to Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the SEC on June 29, 2000 (File No. 333-72547)
10.12	Third Amendment to Lease between Vision-Sciences, Inc. and 30 Ramland Road, LLC dated as December 26, 2006	Incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC on July 3, 2008 (File No. 000-20970)

Exhibit No.	Exhibit	Method of Filing
10.13	Fourth Amendment to Lease between Vision-Sciences, Inc. and 30 Ramland Road, LLC dated as April 12, 2009	Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC on June 29, 2009 (File No. 000-20970)
**10.14	Supply Agreement between Vision-Sciences, Inc. and Stryker Corporation dated September 22, 2010	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 28, 2010 (File No. 000-20970)
10.15	Form of Common Stock Purchase Agreement dated January 18, 2011	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 19, 2011 (File No. 000-20970)
10.16	Amended and Restated Revolving Loan Agreement between Vision-Sciences, Inc. and Lewis C. Pell dated September 30, 2011	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2011 (File No. 000-20970)
10.17	Purchase Agreement between Vision-Sciences, Inc. and Lincoln Park Capital Fund, LLC dated April 27, 2012	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 27, 2012 (File No. 000-20970)
10.18	Modification Agreement between Vision-Sciences, Inc. and Lincoln Park Capital Fund, LLC dated July 26, 2012	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report of Form 8-K filed with the SEC on July 26, 2012 (File No. 000-20970)
10.19	Letter Agreement between Vision-Sciences, Inc. and Lewis C. Pell dated August 14, 2012	Incorporated by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 14, 2012 (File No. 000-20970)
10.20	Waiver from Lewis C. Pell under the Revolving Loan Agreement dated April 27, 2012	Incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 14, 2012 (File No. 000-20970)
10.21	Letter Agreement dated June 21, 2013 between the Company and Lewis C. Pell	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the SEC on June 25, 2013 (File No. 000-20970)

Exhibit No.	Exhibit	Method of Filing
10.22	Employment Letter dated November 26, 2013 between Vision-Sciences, Inc. and Howard I. Zauberman	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 27, 2013 (File No. 000-20970)
10.23	Letter Agreement dated May 29, 2014 between Vision-Sciences, Inc. and Lewis C. Pell	Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed with the SEC on May 30, 2014 (File No. 000-20970)
10.24	Employment Agreement dated June 26, 2014 between Vision-Sciences, Inc. and Gary Siegel	Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 14, 2014 (File No. 000-20970)
10.25	Letter Agreement dated October 28, 2014 between Vision-Sciences, Inc. and Lewis C. Pell	Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 13, 2014 (File No. 000-20970)
10.26	Letter Agreement dated December 21, 2014 between Vision-Sciences, Inc. and Lewis C. Pell regarding termination of maintenance of liquidity obligation	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report of Form 8-K filed with the SEC of December 22, 2014 (File No. 000-20970)
10.27	Settlement Agreement and Release dated November 30, 1993 by and between Bioplasty, Inc., Bio-Manufacturing, Inc., Uroplasty, Inc., Arthur A. Beisang, Arthur A. Beisang III, MD and Robert A. Ersek, MD	Incorporated by reference to Exhibit 6.1 to Uroplasty’s Registration Statement on Form 10SB as filed with the SEC on July 10, 1996 (File No. 000-20989)
10.28	Agreement, dated October 14, 1998, by and between Uroplasty, Inc. and Samir M. Henalla (pertaining to Macroplastique Implantation System).	Incorporated by reference to Exhibit 10.15 to Uroplasty’s Form 10-KSB/A for the year ended March 31, 2001 (File No. 000-20989)
10.29	Lease Agreement between Uroplasty, Inc. and Liberty Property Limited Partnership dated January 20, 2006	Incorporated by reference to Exhibit 10.25 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on January 24, 2006 (File No. 001-32632)
10.30	Form of Purchase Agreement, dated as of March 15, 2007, by and between Uroplasty, Inc. and CystoMedix, Inc.	Incorporated by reference to Exhibit 10.36 to Uroplasty' Current Report on Form 8-K as filed with the SEC on March 20, 2007 (File No. 001-32632)

Exhibit No.	Exhibit	Method of Filing
10.31	Employment Agreement between Uroplasty, Inc. and Darin Hammers dated February 11, 2013	Incorporated by reference to Exhibit 10.14 to Uroplasty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 001-32632)
10.32	Employment Agreement between Uroplasty, Inc. and Robert C. Kill dated July 19, 2013	Incorporated by reference to Exhibit 10.15 to Uroplasty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 001-32632)
10.33	Separation Agreement dated April 5, 2013, as amended by Addendum to Settlement Agreement dated July 22, 2013, between Uroplasty, Inc. and David B. Kaysen	Incorporated by reference to Exhibit 10.16 to Uroplasty’s Annual Report on Form 10-K filed for the fiscal year ended March 31, 2013 (File No. 001-32632)
10.34	Separation Agreement dated July 19, 2013 between Uroplasty, Inc. and Mahedi Jiwani	Incorporated by reference to Exhibit 10.17 to Uroplasty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 001-32632)
10.35	Employment Agreement between Uroplasty, Inc. and Brett Reynolds dated July 25, 2013	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on August 12, 2013 (File No. 001-32632)
10.36	Separation Agreement and Release of Claims dated April 28, 2014, between Uroplasty, Inc. and Nancy Kolb	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on May 21, 2014 (File No. 001-32632)
10.37	First Amendment to the Employment Agreement between Uroplasty, Inc. and Robert C. Kill dated May 29, 2014	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on June 3, 2014 (File No. 001-32632)
10.38	First Amendment to Lease by and between Liberty Property Limited Partnership and Uroplasty, Inc. dated January 24, 2014	Incorporated by reference to Exhibit 10.21 to Uroplasty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (File No. 001-32632)
10.39	Amendment to the Employment Agreement between Uroplasty, Inc. and Darin Hammers dated October 1, 2014	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on October 3, 2014 (File No. 001-32632)

Exhibit No.	Exhibit	Method of Filing
10.40	Confidential Separation and Release Agreement dated October 22, 2014, between Uroplasty, Inc. and Susan H. Holman	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on October 24, 2014 (File No. 001-32632)
10.41	Uroplasty, Inc. 2002 Employee Stock Option Plan	Incorporated by reference to the copy filed as Appendix B to Uroplasty’s Definitive Proxy Statement as filed with the SEC on August 1, 2002 (File No. 000-20989)
10.42	Uroplasty, Inc. 2006 Amended Stock and Incentive Plan	Incorporated by reference to the copy attached as Appendix A to Uroplasty’s Definitive Proxy Statement as filed with the SEC on July 25, 2008 (File No. 001-32632)
10.43	Vision-Sciences, Inc. 2000 Stock Incentive Plan	Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the SEC on June 29, 2000 (File No. 333-72547)
10.44	Vision-Sciences, Inc. Director Option Plan, as amended	Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on October 10, 2008 (File No. 333-154150)
10.45	Vision-Sciences, Inc. 2007 Stock Incentive Plan, as amended	Incorporated by reference to the Registrant’s Proxy Statement filed with the SEC on July 27, 2007 on Schedule 14A (File No. 000-20970)
10.46	Form of Voting Agreement dated December 21, 2014 by and between Vision-Sciences, Inc. and certain shareholders of Uroplasty, Inc.	Incorporated by reference to Exhibit 10.1 to Vision’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 000-20970)
10.47	Form of Voting Agreement dated December 21, 2014 by and between Uroplasty, Inc. and certain shareholders of Vision-Sciences, Inc.	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Current Report on Form 8-K as filed with the SEC on December 22, 2014 (File No. 001-32632)
10.48	Form of Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)

Exhibit No.	Exhibit	Method of Filing
10.49	Form of Non-employee Director Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan	Incorporated by reference to Exhibit 10.2 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)
10.50	Form of Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan	Incorporated by reference to Exhibit 10.3 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)
10.51	Form of Non-employee Director Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan	Incorporated by reference to Exhibit 10.4 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)
10.52	Employment Agreement between Uroplasty, Inc. and Mr. Marc Herregraven dated November 15, 2002.	Incorporated by reference to Exhibit 10.15 to Uroplasty’s Form 10-KSB for the year ended March 31, 2003, filed May 20, 2003 (File No. 000-20989)
10.53	Uroplasty, Inc. Performance Award Grant Notice 2006 Equity and Incentive Plan	Incorporated by reference to Exhibit 10.2 to Uroplasty’s Current Report on Form 8-K filed October 3, 2014 (File No. 001-32632)
21.1	Subsidiaries of Vision-Sciences, Inc.	Previously filed
23.1	Consent of EisnerAmper LLP, independent registered public accounting firm with respect to Vision-Sciences, Inc.	Previously filed
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm with respect to Uroplasty, Inc.	Previously filed
23.3	Consent of Aaron J. Polak, Esq.	Included in Exhibit 5.1
23.4	Consent of Royer Cooper Cohen Braunfeld LLC	Included in Exhibit 8.1
23.5	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 8.2
24.1	Power of Attorney	Previously filed
99.1	Consent of Piper Jaffray & Co	Previously filed
99.2	Consent of Leerink Partners LLC	Previously filed
99.3	Consent of Kevin H. Roche	Previously filed
99.4	Consent of Kenneth H. Paulus	Previously filed
99.5	Consent of James P. Stauner	Previously filed
99.6	Consent of Robert C. Kill	Previously filed
99.7	Consent of Sven A. Wehrwein	Previously filed

Exhibit No.	Exhibit	Method of Filing
99.8	Form of Proxy Card for the Uroplasty, Inc. Special Meeting of Shareholders	Previously filed
99.9	Form of Proxy Card for the Vision-Sciences, Inc. Special Meeting of Stockholders	Previously filed
101.INS	XBRL Instance	Furnished herewith
101.SCH	XBRL Taxonomy Extension Schema	Furnished herewith
101.CAL	XBRL Taxonomy Extension Calculation	Furnished herewith
101.DEF	XBRL Taxonomy Extension Definition	Furnished herewith
101.LAB	XBRL Taxonomy Extension Labels	Furnished herewith
101.PRE	XBRL Taxonomy Extension Presentation	Furnished herewith

*	Certain schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Vision will furnish copies of any such omitted schedules to the SEC upon request.
**	Confidential treatment granted as to certain portions, which portions have been deleted and filed separately with the SEC.